Form 10KSB40, Exhibit 13
period 1997-12-31
FIRST BANCSHARES INC /MS/
filed 1998-03-30
CIK 947559

                                                                      EXHIBIT 13



                       MANAGEMENT'S DISCUSSION & ANALYSIS

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is intended to further explain financial information outlined in the accompanying two year listing of selected financial data. Information contained in this data summary depicts selected totals from the Company's balance sheet and income statement for the past two years. Your attention is also directed to management's letter to shareholders at the beginning of this Annual Report. This letter further explains significant changes that occurred in the Company's operation during the past year.


FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The First Bancshares, Inc. ("The Company") was organized June 23, 1995 (the "Inception Date"). From the Inception Date through August 2, 1996, the Company's principal activities related to its organization, the conducting of its initial stock offering, and pursuit of approval from the Office of the Comptroller of the Currency ("OCC") for its application to charter its subsidiary bank, The First National Bank of South Mississippi ("THE FIRST"). THE FIRST received it's charter and commenced operations on August 5, 1996. The Company's initial stock offering was closed on August 27, 1996 after 721,848 shares were sold at $10.00 per share generating capital of $7,218,480.

At the close of business, December 31, 1997, THE FIRST concluded it first full calendar year of operations. As of year end 1997, the Company's assets totaled $27,532,060. Of this total, $990,261 was Cash and Due From Banks; $1,850,000 was Fed Funds Sold; $4,303,586 Securities comprised primarily of U.S. Gov't Agency and Mortgage Backed; $17,487,426 Loans Net of the Reserve for Loan Losses ($193,565); $2,090,225 Premises and Equipment; $841,861 Interest Receivable; and $162,266 Other Assets.

Deposits as of year end 1997 totaled $22,539,143. Of this total, $2,479,084 were non-interest bearing; $4,445,832 were Time Deposits of $100,000 or more; and $15,614,227 were Other Interest Bearing deposits. Interest payable and Other Liabilities of $107,973 comprised the remaining liabilities as of yearend.

Shareholder's equity totaled $6,367,704 as of December 31, 1997. Of this amount, $721,848 was Common Stock at $1 par value; $6,451,456 was representative of Additional paid-in capital from the initial stock offering; ($817,650) was representative of accumulated losses from operations to date, of which ($261,992) resulted from 1997 operating losses; and $12,051 was representative of the unrealized gain on "Available for Sale" securities at year end. The net loss per common share through year end 1997 was equal to ($.36).

Net interest income, the primary source of earnings for the Company, represents earnings generated from earning assets less the interest expense of funding those assets. During 1997, earning assets grew $12,823,327. Changes in net interest income can be divided into components, the change in average earning assets (volume component) and the change in the net interest margin (rate component). Net Interest Margin (NIM) represents the difference between yields on earning assets and rates paid on interest bearing liabilities. The NIM (tax adjusted) for 1997 was 4.04%.

The Company's Provision for Loan and Lease Losses is utilized to replenish its Reserve for Loan and Lease Losses on its balance sheet. The reserve is maintained at a level deemed adequate by the Board of Directors after evaluation of credit risk and loan performance trends in the loan portfolio. The reserve amount currently maintained (1.10% of loans net of unearned)is deemed adequate to cover existing exposure within the company's loan portfolio.

Non-interest income and non-interest expense reflect the impact of costs associated with beginning operations and growing the deposit base. Non-interest income includes various service charges, fees, and commissions collected by the Company; non-interest expense represents ordinary overhead expenses to include salaries, bonuses, and benefits.

LIQUIDITY, ASSET/LIABILITY MANAGEMENT

Liquidity may be defined as the ability of the Company to meet cash flow requirements created by decreases in deposits and/or other sources of funds or increases in loan demand. The Company has maintained an asset/liability management policy which focuses upon interest rate risk and rate sensitivity. The primary objective of rate sensitivity management is to maintain interest income growth while reducing exposure to adverse fluctuations in interest rates. The Company utilizes an Asset/Liability Management Committee which evaluates and analyzes the Company's pricing, maturities, growth, and balance sheet mix strategies in an effort to make informed decisions that will increase income and limit interest rate risk. The committee utilizes GAP Analysis generated using Asset Liability Management Software. Utilizing GAP Analysis, the bank desires to maintain a rate sensitivity position which is essentially neutral, with rate sensitive assets being equal to rate sensitive liabilities with repricing opportunities of one year or less. The Company has experienced no problem with liquidity since commencing operations and anticipates that all liquidity requirements will be met comfortably in the foreseeable future. The Company's traditional sources of funds from deposit increases, maturing loans and investments have allowed it to generate sufficient funds for liquidity needs. It is pointed out that the Company's Loan to Deposit ratio is 77.58% with a goal of 70% and a maximum of 80%.

CAPITAL

Current regulatory requirements call for a basic leverage ratio of 5% for a bank to be considered "well capitalized". At December 31, 1997, the Company maintained a 30.3% leverage ratio which allowed it to significantly exceed the ratio required for a "well capitalized" institution. The regulatory authorities have become increasingly interested in evaluating a financial institutions capital against its assets which have been risk weighted (high risk assets would require a higher capital allotment, lower risk assets a lower capital allotment). In this context, a "well capitalized" bank is required to have a Tier I risk based capital ratio (excludes reserve for loan losses) of 6% and a total risk based capital ratio (includes reserve for loan losses) of 10%. At the end of 1997, the Company had a Tier I ratio of 30.7% and total risk based consolidated capital of 31.7%, once again placing the company well above the consolidated level required for a "well capitalized" institution. The Company's capital position exceeds regulatory requirements, even for "well capitalized" institutions. Management considers current capital levels to be entirely sufficient to support the needs of the Company and anticipates no events or conditions that would significantly affect the capital position.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements, and notes thereto, presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                      SUPPLEMENTAL STATISTICAL INFORMATION

I. DISTRIBUTION OF ASSETS, LIABILITIES, AND STOCKHOLDERS' EQUITY; INTEREST AND INTEREST DIFFERENTIAL

A.  AVERAGE BALANCE SHEETS  ( IN THOUSANDS ):


                                 ASSETS                                  1996                   1997
                                                                      CONSOLIDATED          CONSOLIDATED

CASH AND DUE FROM BANKS                                                 $3,313                 $   753
FED FUNDS SOLD AND SECURITIES                                           $3,339                 $ 6,373
PURCHASED UNDER AGREEMENTS TO RESELL
LOANS, NET OF UNEARNED and RESERVE FOR LOAN LOSSES                      $1,432                 $12,556
DEPOSITS ON LAND                                                        $   52                 $   221
FIXED ASSETS                                                            $  796                 $ 1,956
ACCRUED INCOME                                                          $   16                 $   552
OTHER ASSETS                                                            $  188                 $   179
TOTAL ASSETS                                                            $9,111                 $22,531


                  LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS:


     NON-INTEREST BEARING                                               $1,152                 $ 2,030
     INTEREST BEARING                                                   $2,402                 $13,987
     TOTAL DEPOSITS                                                     $3,554                 $16,017
FED FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE   $    0                 $     0
BORROWED FUNDS                                                          $    0                 $     0
OTHER LIABILITIES                                                       $   25                 $   110
TOTAL LIABILITIES                                                       $2,740                 $16,128
STOCKHOLDERS' EQUITY                                                    $6,371                 $ 6,403
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $9,111                 $22,531

B.  ANALYSIS OF NET INTEREST EARNINGS

The table below shows, for the periods indicated, an analysis of net interest earnings, including the average amount of interest-earning assets and interest-bearing liabilities outstanding during the period, the interest earned or paid on such accounts, the average yields/rates paid and the net yield on interest-earning assets:

                    ($ IN THOUSANDS) USING AVERAGE BALANCES


                                                       YIELDS                             YIELDS
                                                       EARNED                             EARNED
                                                        AND                                AND
                                                       RATES                              RATES
        EARNING ASSETS              CONSOLIDATED        PAID             CONSOLIDATED     PAID %
                                        1996                                 1997
NET LOANS                             $ 1,432         9.486%               $12,692        9.01%

INVESTMENTS FED
FUNDS SOLD AND
SECURITIES PURCHASED
AGREEMENTS TO RESELL                  $ 3,339         5.597%               $ 6,373        5.97%

TOTALS                                $ 4,771          6.46%               $19,065        7.99%

 INTEREST-BEARING
    LIABILITIES

INTEREST-BEARING
DEPOSITS                              $ 2,402         5.469%               $13,987        5.11%

BORROWED FUNDS
AND FED FUNDS
PURCHASED AND
SECURITIES SOLD
UNDER
AGREEMENT T0
REPURCHASE                            $     0             0%               $     0           0%



TOTALS                                $ 2,402         5.469%               $13,987        5.11%



NET AMOUNTS                           $ 2,369          .991%               $ 5,078        2.88%




Net yield on earning assets:

(1) Interest and yields on tax-exempt obligations are not on a fully taxable equivalent basis.

(2) For the purpose of these computations, non-accruing loans are included in the average loan balances outstanding.

C.  INCREASE (DECREASE) IN INTEREST INCOME AND INTEREST EXPENSE
Since The First National Bank of South Mississippi commenced operations on August 5, 1996, comparison of the prior year to 1997 information regarding changes in Interest Income and Interest Expense is a comparison of the five months of operation in 1996 to twelve full months of operation in 1997 and should be viewed accordingly.


                                                   ($ to the nearest Thousand)
  INTEREST INCOME                            1996                    1997            DIFFERENCE
     INTEREST ON BALANCES DUE FROM                     $50                     $73          $23
                             BANKS
     INTEREST INCOME ON U.S. TREAS                    $223                    $280          $57
                   AND AGENCY SEC.
        INTEREST ON OBLIGATIONS OF                      $0                      $0           $0
              STATES AND POLITICAL
                      SUBDIVISIONS
      INTEREST ON OTHER SECURITIES                      $6                     $10           $4
        INTEREST ON FED FUNDS SOLD                     $69                     $91          $22
     INTEREST SECURITIES PURCHASED
                  UNDER AGREEMENTS
                        TO RESELL

        INTEREST AND FEES ON LOANS                    $707                  $1,144         $437
             TOTAL INTEREST INCOME                  $1,055                  $1,599         $544

  INTEREST EXPENSE:

       INTEREST ON CERTIFICATES OF                     $44                     $86          $42
       DEPOSIT OF $100,000 OR MORE
        INTEREST ON OTHER DEPOSITS                    $425                    $628         $203
   INTEREST ON FED FUNDS PURCHASED                      $0                      $0           $0
         AND SECURITIES SOLD UNDER
                       REPURCHASE
                        AGREEMENTS
   INTEREST ON DEMAND NOTES ISSUED                      $0                      $0           $0
       TO THE U.S. TREASURY AND ON
              OTHER BORROWED MONEY
            TOTAL INTEREST EXPENSE                    $470                    $714         $244



II.  INVESTMENT PORTFOLIO

A. The following tables present the book values of securities as of December 31, 1997. All amounts are stated in Thousands.

                        SECURITY DESCRIPTION                                  CONSOLIDATED               CONSOLIDATED
                                                                                   D                         1997
                                                                                  1996
 U.S. TREASURY                                                                          $0                     $504
 U.S. GOV'T AGENCIES AND MORTGAGE BACKED SECURITIES                                 $4,058                   $2,635
 STATES AND POLITICAL SUBDIVISIONS                                                      $0                       $0
 OTHER                                                                                  $0                     $658
 TOTAL BOOK VALUE                                                                   $4,216                   $3,797




       B. The following table sets forth maturities of investment and mortgage-backed securities (carrying values) at December 31, 1997, and the weighted average yield of such securities. All dollar values are stated in Thousands.


         1997               0 - 1         YIELD         1 - 5         YIELD         5 - 10       YIELD
      SECURITIES            YEAR           (%)          YEARS          (%)          YEARS         (%)
 U.S. TREASURY          $0             0%            $500          6.252%        $0            0%

 U.S. GOV'T AGENCIES    $0             0%            $500          6.063%        $0            0%
 MORTGAGE BACKED        $235           5.965%        $0            0%            $714          6.38
 SECURITIES
 STATES AND  POLITICAL  $0             0%            $0            0%            $0            0%
 SUBDIVISIONS
 OTHER                  $0             0%            $0            0%            $0            0%

 TOTAL                  $235           5.965%        $1,000        6.157%        $714          6.38%

                        GREATER THAN      YIELD
                        10 YRS             (%)
 MORTGAGE BACKED        $2,495            6.681
 SECURITIES
 EQUITY SECURITIES      $158              6.00%
 TOTAL                  $2,653         6.76%



       NOTE: Interest and yields on tax-exempt obligations are not on a taxable equivalent basis. Average yield on floating rate securities was determined using the current yield.

       C. Investment securities in excess of 10% of stockholders' equity.
            At December 31, 1997, there were no securities from any issues in excess of 10% of stockholders' equity.

III. LOAN PORTFOLIO
       A.  TYPE OF LOANS
       The amount of loans outstanding by type at the indicated dates are shown in the following table. All dollar amounts are expressed in Thousands.

                  LOAN TYPE                      DECEMBER 31,        DECEMBER 31, 1997
                                                     1996
 COMMERCIAL, FINANCIAL AND AGRICULTURE                   $2,740                    $4,341
 REAL ESTATE - CONSTRUCTION                                 $36                    $7,604
 REAL ESTATE - MORTGAGE                                  $1,079                    $3,314
 INSTALLMENT LOANS TO INDIVIDUALS                          $470                    $2,228
 OTHER                                                       $2                        $0
 TOTAL LOANS                                             $4,327                   $17,487
 LESS:  UNEARNED INTEREST                                    $0                        $0
 TOTAL LOANS NET OF UNEARNED INT.                        $4,327                   $17,487



       B. MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES. All dollar values are expressed in Thousands as of December 31, 1997.

            LOAN TYPE                WITHIN 1      1 - 5 YEARS      5-10         10-15          OVER
      MATURING OR REPRICING            YEAR                         YEARS        YEARS           15
                                                                                               YEARS
 COMMERCIAL, FINANCIAL AND                 $3,702           $639          $0           $0               $0
 AGRICULTURAL
 REAL ESTATE - CONSTRUCTION                $5,481          2,123          $0           $0               $0
 REAL ESTATE - MORTGAGE                    $1,744         $1,556         $14           $0               $0

 INSTALLMENT LOANS TO                      $1,280           $940          $8           $0               $0
 INDIVIDUALS
 TOTAL LOANS BY MATURITY OR               $12,207         $5,258         $22           $0               $0
 EARLIEST REPRICING DATE

 LOANS INCLUDED  IN TOTALS ABOVE
 WITH:
 PREDETERMINED INTEREST RATES                  $0             $0          $0           $0               $0

 FLOATING INTEREST RATES                   $8,973             $0          $0           $0               $0



       C. NON-PERFORMING LOANS

            1. As of December 31, 1997 there were no loans classified as non-performing in nature.

            2.  There were no loan concentrations in excess of 10% of total loans at December 31, 1997.

            3.  There were no outstanding foreign loans at December 31, 1997.

            4. Loans classified for regulatory purposes or for internal credit review purposes that have not been disclosed in the above table do not represent or result from trends or uncertainties that management expects will materially impact the financial condition of the company or its subsidiary banks, or their future operating results, liquidity, or capital resources.

            5. As of December 31, 1997, no loans were in non-accruing status and therefore interest income has not been impacted by such activity.

            6. Management stringently monitors loans that are classified as non-performing. Non-performing loans include non-accrual loans, loans past due 90 days or more, and loans renegotiated or restructured because of a debtor's financial difficulties. Loans are generally placed on non-accrual status if any of the following events occur: (1) the classification of a loan as non-accrual internally or by regulatory examiners; (2) delinquency on principal for 90 days or more unless management is in the process of collection; (3) a balance remains after repossession of collateral; (4) notification of bankruptcy; or (5) management's judgment that non-accrual is appropriate.

       D.  OTHER INTEREST-BEARING ASSETS

              There were no other interest-bearing non-performing assets at December 31, 1997.

IV.  SUMMARY OF LOAN LOSS EXPERIENCE

         A. An analysis of the loan loss experience for the period ending December 31, 1997 is provided in the following table. All balances are provided in Thousands of dollars.

            BEGINNING BALANCE                  DECEMBER 31, 1996           DECEMBER 31, 1997
 CHARGE-OFFS:
 COMMERCIAL, FINANCIAL AND AGRICULTURAL                            $0                         $0
 REAL ESTATE                                                       $0                         $0
 INSTALLMENT LOANS AND OTHER                                       $0                         $0
 TOTAL CHARGE-OFFS                                                 $0                         $0

 RECOVERIES:
 COMMERCIAL, FINANCIAL AND AGRICULTURAL                            $0                         $0

 REAL ESTATE                                                       $0                         $0
 INSTALLMENT LOANS AND OTHER                                       $0                         $0
 TOTAL RECOVERIES                                                  $0                         $0
 NET CHARGE-OFFS                                                   $0                         $0
 PROVISION FOR LOAN LOSSES BEGINNING                               $0                        $37
 BALANCE
 PROVISION CHARGED TO OPERATIONS                                  $37                       $156

 ENDING BALANCE                                                   $37                       $193
 RATIO OF NET CHARGE-OFFS TO AVERAGE                               $0                         0%
 LOANS OUTSTANDING
 RATIO OF RESERVE FOR LOAN LOSSES TO                             .86%                      1.10%
 LOANS OUTSTANDING AT YEAR END

       B.  DETERMINATION OF RESERVE FOR LOAN LOSSES
              The loan loss reserve is currently based upon the formula established in the bank charter application with the Office of the Comptroller of the Currency. The reserve is based upon 1.10% of net loans for the first year of operation. The bank will build this loan loss reserve based upon this schedule with additional reserves as individual loans are classified internally or by examiners (OLEM 5%, Substandard 10%, Doubtful 15% plus specific reserve for recognized exposure, and Loss 100%) for credit, collateral or repayment weaknesses.

       C.  LOANS AND RISK DESCRIPTIONS
              REAL ESTATE LOANS
              Approximately $10.9 million or 62% of the loan portfolio consisted of Real Estate loans at 12/31/97. These loans were extended after a thorough review of all supporting financial and collateral information with a loan to value margin of up to 80%. The Bank believes that these loans represent an acceptable risk. At 12/31/97 the Bank had $4.3 million or approximately 25% of the loan portfolio in Commercial/Financial/Industrial loans. These loans to both businesses and individuals were booked after a thorough credit analysis of the borrower's repayment ability. The credit analysis included the review of financial statements, tax returns, credit bureaus, and supporting collateral. These type loans represent the core of the bank's loan portfolio and represent a conservative vehicle for interest income.

       D.  CONSUMER AND OTHER LOANS
              At 12/31/97 approximately 12.7% or $2.2 million of the Bank's portfolio consisted of consumer loans. These loans represent an opportunity for the bank to meet the varied needs of its customers. These loans allow the Bank to earn a stable rate of interest income and are reserved for borrower's that meet the bank's credit quality standards.

V.  DEPOSITS

       A.  AVERAGE DEPOSITS                ( ALL $ TO THE NEAREST THOUSAND )

                                    1996             1996               1997              1997
                                     $               RATE                $                RATE
 NON-INTEREST BEARING               $250              0%               $2,030              0%
 DEPOSITS
 INTEREST BEARING                  $1,565           4.75%              $6,754             4.60%
 DEPOSITS (1)
 SAVINGS DEPOSITS                   $25             2.417%              $145              2.07%
 TIME DEPOSITS                      $402            5.661%             $6,894             5.80%
 TOTAL DEPOSITS                    $2,248           4.351%            $15,459             4.63%


              (1)  INCLUDES MONEY MARKET ACCOUNTS

       B.  OTHER CATEGORIES
                 None

       C.  FOREIGN DEPOSITS
                 None

       D. TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE AND MATURITIES AT DECEMBER 31.

TIME CERTIFICATES OF                 1996               1997
DEPOSIT OF $100,000 OR
MORE
3 MONTHS OR LESS                     $100                $508

    3 - 6 MONTHS                       $0              $1,620
   6 - 12 MONTHS                     $400              $1,018
  OVER 12 MONTHS                     $200              $1,299



       E.  FOREIGN OFFICE TIME DEPOSITS OF $100,000 OR MORE
                 Not Applicable

VI. RETURN ON EQUITY AND ASSETS
       The following financial ratios are presented for analytical purposes:

           RATIO DESCRIPTION             DECEMBER 31, 1996   DECEMBER 31, 1997
 RETURN ON ASSETS (NET INCOME DIVIDED         (5.42%)              (1.16%)
 BY AVERAGE TOTAL ASSETS)
 RETURN ON EQUITY ( NET INCOME DIVIDED        (7.75%)              (4.09%)
 BY AVERAGE EQUITY)
 DIVIDEND PAYOUT RATIO (DIVIDENDS PER            0%                  0%
 SHARE DIVIDED BY NET INCOME PER
 SHARE)
 EQUITY TO ASSET RATIO (AVERAGE EQUITY         69.93%              28.42%
 DIVIDED BY AVERAGE TOTAL ASSETS)

VII.  SHORT TERM BORROWINGS

     As of December 31, 1997 there were no short term borrowings. During 1997 the Company and its subsidiaries had no short term borrowings in excess of 30% of stockholders' equity.

VIII.  CAPITAL ADEQUACY DATA

     Total capital of the Company as a percentage of total adjusted assets was as follows:

                                                        ($ THOUSANDS)             ($ THOUSANDS)
                                                      DECEMBER 31, 1996         DECEMBER 31, 1997
 TOTAL ASSETS                                                       $14,177                  $27,534
 ALLOWANCE FOR LOAN LOSSES                                            ($37)                   ($193)
 TOTAL ADJUSTED ASSETS                                              $14,214                  $27,727


 TOTAL STOCKHOLDERS' EQUITY (EXCLUDING                               $6,618                   $6,363
 UNREALIZED GAIN/LOSS)
 ALLOWANCE FOR LOAN LOSSES                                              $37                     $193
 OTHER COMPONENTS OF CAPITAL                                             $0                       $0
 TOTAL PRIMARY CAPITAL                                               $6,655                   $6,556
 TOTAL SECONDARY CAPITAL                                                 $0                       $0
 TOTAL CAPITAL                                                       $6,655                   $6,556
 RATIO OF TOTAL CAPITAL TO TOTAL ADJUSTED                            46.80%                   23.65%
 ASSETS

     Tier I and total Capital as a percentage of "risk-weighted" assets at December 31, 1997 were as follows:

                                              DECEMBER 31, 1996              DECEMBER 31, 1997
 TIER I CAPITAL PERCENTAGE                          91.3%                          30.7%
 TOTAL CAPITAL PERCENTAGE                           91.8%                          31.7%

     The Company's capital ratios exceed the minimum capital requirements at December 31, 1997 and management expects this to continue.

IX. INTEREST RATE SENSITIVITY ANALYSIS

     The following table reflects the year-end position of the Company's interest-earning assets and interest-bearing liabilities which can either reprice or mature within the designated time period. The interest rate sensitivity gaps can vary from day-to-day and are not necessarily a reflection of the future. In addition, certain assets and liabilities within the same designated time period may none the less reprice at different times and at different levels.

                                                           ($ IN THOUSANDS)
                                                           DECEMBER 31, 1997
                                                 INTEREST SENSITIVE WITHIN (CUMULATIVE)
                              WITHIN            WITHIN           WITHIN       5 YEARS      TOTAL INTEREST
                             3 MONTHS          12 MONTHS         5 YEARS      OR MORE      EARNING ASSETS
 INTEREST EARNING
 ASSETS:
 LOANS                        $ 9,471            $2,736           $5,258        $   22         $17,487
 INVESTMENTS AND              $     0            $1,217           $1,000        $3,209         $ 5,426
 MORTGAGE BACKED
 SECURITIES
 FED FUNDS SOLD AND           $ 1,850            $    0           $    0        $    0         $ 1,850
 OTHER
 TOTALS                       $11,321            $3,953           $6,258        $3,231         $21,033

 INTEREST BEARING
 LIABILITIES:
 DEPOSITS AND BORROWED        $ 5,287            $9,807           $4,742        $  178         $20,015
 FUNDS


 SENSITIVITY GAP:
 DOLLAR AMOUNT                $ 6,034            $  180           $1,696        $4,749
 PERCENT OF TOTAL               28.68%              .86%            8.06%        22.58%
 INTEREST EARNING ASSETS

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring rate sensitivity differences ("GAP") between assets and liabilities. An asset or liability is considered to be rate sensitive within a specific time period if it will mature or be subject to repricing within that period of time. The interest rate sensitivity gap is the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within that time period. a gap is considered to be positive when the amount of rate sensitive assets maturing or repricing within a period of time exceeds the amount of rate sensitive liabilities maturing within that same time frame. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. In an environment of rising interest rates, an institution with a positive gap would generally be expected, absent the effects of other factors, to experience a greater increase in the yield of its assets relative to the costs of its liabilities and thus an increase in the institution's net interest income would result whereas an institution with a negative gap could experience the opposite results.

     At December 31, 1997, total interest-earning assets maturing or repricing within one year was greater than interest bearing liabilities maturing or repricing within the same period of time by $180 thousand (cumulative), representing a positive cumulative gap of .86% of earning assets. The Company has a positive gap in all time frames, it is expected that this gap will move toward a more neutral position with the addition of deposits with fixed maturities of a longer duration than seen at the present time. This trend should be particularly noticeable in the 2 - 5 year time frame, since these will be the maturities in which most time deposits will be marketed and in which any change in interest rates will have the greatest impact on earnings.

                           THE FIRST BANCSHARES, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                                       AND

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT

                           DECEMBER 31, 1997 AND 1996

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
The First Bancshares, Inc.
Hattiesburg, Mississippi

We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc., and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of The First Bancshares, Inc., and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                    T.E. Lott & Company

Columbus, Mississippi
February 11, 1998

                           THE FIRST BANCSHARES, INC.

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996



          ASSETS                                                1997              1996
                                                             -----------       -----------

Cash and due from banks                                      $    970,262      $  1,458,586
Federal funds sold                                              1,870,000         2,311,386
Securities (Note C)                                             4,303,587         4,216,027
Loans, net of reserve for loan losses of $193,566
    in 1997 and $37,148 in 1996 (Note D)                       17,293,861         4,290,272
Premises and equipment (Note E)                                 2,092,225         1,691,760
Interest receivable                                               188,365            35,576
Other assets                                                      808,338           173,153
                                                             ------------      ------------

                                                             $ 27,526,638      $ 14,176,760
                                                             ============      ============

          LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Noninterest-bearing                                      $  2,479,084      $  1,566,076
    Time, $100,000 or more                                      2,631,198           400,000
    Other interest-bearing                                     15,948,103         5,540,573
                                                             ------------      ------------
       Total deposits                                          21,058,385         7,506,649
Interest payable                                                   94,649            26,646
Other liabilities                                                   5,900            22,936
                                                             ------------      ------------
    Total liabilities                                          21,158,934         7,556,231
                                                             ------------      ------------


Commitments and contingent liabilities (Note J)

Stockholders' Equity (Note F):
    Common stock, par value $1 per share; 10,000,000
       shares authorized; issued and outstanding 721,848
       at December 31, 1997 and 1996                              721,848           721,848
Preferred stock, par value $1 per share, 10,000,000
       shares authorized; no shares issued and outstanding             --                --
Additional paid-in capital                                      6,451,456         6,451,456
Accumulated deficit                                              (817,651)         (555,658)
Unrealized gain on available-for-sale securities                   12,051             2,883
                                                             ------------      ------------
   Total stockholders' equity                                   6,367,704         6,620,529
                                                             ------------      ------------

                                                             $ 27,526,638      $ 14,176,760
                                                             ============      ============


        The accompanying notes are an integral part of these statements.

                           THE FIRST BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                                  1997          1996
INTEREST INCOME                                                ----------    ---------
    Interest and fees on loans                                 $ 1,141,101   $  80,035
    Interest and dividends on investment securities - taxable      290,247      60,738
    Interest on federal funds sold                                  91,354     119,003
    Interest on deposits in banks                                       --       6,516
    Other, preopening                                                   --     183,083
                                                               -----------   ---------
                                                                 1,522,702     449,375
INTEREST EXPENSE
    Interest on time deposits of $100,000 or more                   68,385       7,433
    Interest on other deposits                                     572,762      66,052
    Interest on borrowed funds                                          --       5,909
                                                               -----------   ---------
                                                                   641,147      79,394
                                                               -----------   ---------
    Net interest income                                            881,555     369,981
    Provision for loan losses                                      156,418      37,148
                                                               -----------   ---------
       Net interest income after provision for loan losses         725,137     332,833
OTHER INCOME

    Service charges on deposit accounts                             67,543       2,136
Other service charges and fees                                      24,723       2,190
    Other (Note E)                                                 123,858          --
                                                               -----------   ---------
                                                                   216,124       4,326
OTHER EXPENSES
    Salaries                                                       531,754     172,051
    Employee benefits                                              100,538      34,328
    Occupancy expense                                               77,401      13,166
    Furniture and equipment expense                                122,739      51,942
    Marketing and public relations                                  43,245      21,182
    Other                                                          327,577     176,253
    Preopening expenses (Note K)                                        --     223,985
                                                               -----------   ---------
                                                                 1,203,254     692,907
                                                               -----------   ---------

Net loss                                                       $  (261,993)  $(355,748)
                                                               ===========   =========

Net loss per common share (Note B-12)                          $      (.36)       (.58)
                                                               ===========   =========

Net loss per common share - assuming dilution (Note B-12)      $      (.36)  $    (.58)
                                                               ===========   =========


        The accompanying notes are an integral part of these statements.

                           THE FIRST BANCSHARES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                             Unrealized
                                                                                Gain
                                                                                 On
                                                     Additional               Available-
                                           Common     Paid-in    Accumulated   For-Sale
                                            Stock     Capital      Deficit    Securities      Total
                                        ---------   -----------  -----------  ----------  -----------
Balance, January 1, 1996                $      10   $        90   $(199,910)  $       --  $  (199,810)

Issuance of common stock,
    net of issuance costs                 721,848     6,451,456          --           --    7,173,304

Net loss for 1996                              --            --    (355,748)          --     (355,748)

Unrealized gain on available-
    for-sale securities                        --            --          --        2,883        2,883

Redemption of organization
    stock                                     (10)          (90)         --           --         (100)
                                        ---------   -----------   ---------   ----------  -----------

Balance, December 31, 1996                721,848     6,451,456    (555,658)       2,883    6,620,529

Net loss for 1997                              --            --    (261,993)          --     (261,993)

Net change in unrealized gain
    on available-for-sale
    securities, net of tax                     --            --          --        9,168        9,168
                                        ---------   -----------   ---------   ----------  -----------

Balance, December 31, 1997              $ 721,848   $ 6,451,456   $(817,651)  $   12,051  $ 6,367,704
                                        =========   ===========   =========   ==========  ===========



        The accompanying notes are an integral part of these statements.

                           THE FIRST BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                    PERIODS ENDED DECEMBER 31, 1997 AND 1996



                                                                  1997           1996
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                  $   (261,993)  $   (355,748)
    Adjustments to reconcile net income to net cash:
       Depreciation and amortization                               157,333         42,210
       Provision for loan losses                                   156,418         37,148
       Amortization and accretion                                 (101,992)       (13,285)
       Increase in interest receivable                            (152,789)       (35,576)
       Increase in other assets                                   (672,157)       (69,791)
       Increase in interest payable                                 68,003         26,646
       (Decrease) increase in other liabilities                    (17,036)        12,808
                                                              ------------   ------------

    Net cash used in operating activities                         (824,213)      (355,588)
                                                              ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of available-for-sale securities                  (6,252,319)    (4,949,859)
    Proceeds from maturities and calls of available-for-sale
       securities                                                6,782,920        750,000
    Purchase of securities to be held-to-maturity                 (507,001)            --
    Increase in loans                                          (13,160,007)    (4,327,420)
    Additions to premises and equipment                           (520,826)    (1,585,625)
                                                              ------------   ------------

    Net cash used in investing activities                      (13,657,233)   (10,112,904)
                                                              ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Increase in deposits                                        13,551,736      7,506,649
    Decrease in borrowed funds                                          --       (441,950)
    Proceeds from issuance of stock, net                                --      7,173,204
                                                              ------------   ------------

    Net cash provided by financing activities                   13,551,736     14,237,903
                                                              ------------   ------------

Net increase (decrease) in cash and cash equivalents              (929,710)     3,769,411

Cash and cash equivalents at beginning of year                   3,769,972            561
                                                              ------------   ------------

Cash and cash equivalents at end of year                      $  2,840,262   $  3,769,972
                                                              ============   ============
CASH PAID DURING THE YEAR FOR:
    Interest                                                  $    573,144   $     52,748
    Income taxes                                                        --             --



         The accompanying notes are an integral part of these statements.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

NOTE A - ORGANIZATION

  The First Bancshares, Inc. (the Company) was incorporated under the laws of Mississippi on June 23, 1995 (the "Inception Date"), for the purpose of becoming a one-bank holding company. From the Inception Date through August 5, 1996, the Company was a development-stage company and its activities during the period consisted of its organization, the conducting of its initial public stock offering, pursuit of the approval of the Office of the Comptroller of the Currency ("OCC") for its application to charter its subsidiary bank, the First National Bank of South Mississippi (the "Bank"), and the establishing of systems, hiring and training of personnel, and other matters related to the opening of the Bank. The Bank began its operations on August 5, 1996.

NOTE B - SUMMARY OF ACCOUNTING POLICIES

  1. PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated.

  2. NATURE OF OPERATIONS

  The Company as a bank holding company is regulated by the Federal Reserve
  Bank.

  The Bank operates under a national bank charter and provides full banking services. It is subject to the regulation of the OCC. The Bank provides services primarily to Forrest and Lamar Counties of Mississippi.

  3. ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  ( Continued )

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

NOTE B - SUMMARY OF ACCOUNTING POLICIES  (Continued)

  4. SECURITIES

  Investments in securities are classified into three categories and are accounted for as follows:

  Available-for-Sale Securities

  Securities classified as available-for-sale are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported in stockholders' equity, net of tax, when applicable, until realized.

  Gains and losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific security sold.

  Premiums and discounts are recognized in interest income using the interest method.

  Securities to be Held-to-Maturity

  Securities classified as held-to-maturity are those securities for which there is a positive intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts, computed by the interest method.

  Trading Account Securities

  Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 1997 and 1996.

  5. LOANS

  Loans are carried at the principal amount outstanding, net of the reserve for loan losses. Interest income on loans is recognized based on the principal balance outstanding and the stated rate of the loan.

                                  ( Continued )

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

NOTE B - SUMMARY OF ACCOUNTING POLICIES  (Continued)

  6. RESERVE FOR LOAN LOSSES

  For financial reporting purposes, the provision for loan losses charged to operations is based upon management's estimations of the amount necessary to maintain the reserve at an adequate level, considering losses charged to the loan portfolio, current economic conditions, credit reviews of the loan portfolio, and other factors warranting consideration. Reserves for any impaired loans are generally determined based on collateral values. Loans are charged against the reserve for loan losses when management believes the collectibility of the principal is unlikely. The reserve is maintained at a level believed adequate by management to absorb potential loan losses.

  7. PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost, less accumulated depreciation. The depreciation policy is to provide for depreciation over the estimated useful lives of the assets using the straight-line method. Repairs and maintenance expenditures are charged to operating expenses; major expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives.

  8. ORGANIZATION COSTS

  Organization costs consisting of incorporation expenses are included in other assets and are being amortized to expense over a sixty-month period.

  9. INCOME TAXES

  A deferred tax asset or liability is recognized for the future income tax effects attributable to the differences in the tax bases of assets or liabilities and their reported amounts in the financial statements, as well as operating loss and tax credit carryforwards. The deferred tax asset or liability is measured using the enacted tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be realized.

  10. STATEMENT OF CASH FLOWS

  For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for a one-day period.

                                  ( Continued )

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

NOTE B - SUMMARY OF ACCOUNTING POLICIES  (Continued)

  11. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

  In the ordinary course of business, the Bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines and standby letters of credit. Such financial instruments are recorded in the financial statements when they are exercised.

  12. NET LOSS PER SHARE

  In February, 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128, "Earnings Per Share," which is effective for years ending after December 15, 1997. Under Statement No. 128, two per share amounts are to be considered and presented, if applicable. Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reporting period. Diluted per share data includes any dilution from potential common stock outstanding, such as exercise of stock options.

  The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations:

                                              For the Year Ended                               For the Year Ended
                                               December 31, 1997                                December 31, 1996
                               ----------------------------------------------   -------------------------------------------
                                 Net Loss          Shares         Per Share       Net Loss          Shares        Per Share
                               (Numerator)     (Denominator)        Amount       (Numerator)     (Denominator)       Data
                               -----------     -------------      ---------      -----------     -------------    ---------

Basic per share                 $(261,993)        721,848          $  (.36)       $(355,748)         612,435        $  (.58)
                                                                   =======                                          =======

Effect of dilutive
  shares:
    Stock options                      --           8,865                                --               --
                                ---------         -------                         ---------          -------

Diluted per share               $(261,993)        730,713          $  (.36)       $(355,748)         612,435        $  (.58)
                                =========         =======          =======        =========          =======        =======

The diluted per share amounts were computed by applying the treasury stock method.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

NOTE C - SECURITIES

  Securities at December 31, 1997 and 1996, consisted of available-for-sale securities with a carrying amount of $3,796,862 and $4,216,027, respectively, and securities held-to-maturity with a carrying amount of $506,725 and $-0-, respectively. The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of these securities at December 31, 1997 and 1996, are as follows:

                                                                  1997
                                        ------------------------------------------------------
                                                         Gross          Gross       Estimated
                                         Amortized     Unrealized     Unrealized       Fair
                                           Cost           Gains         Losses        Value
                                        ----------     ----------     ----------    ----------
Available-for-sale securities:
U. S. Treasury securities               $  499,928      $ 3,822        $   --       $  503,750
  Obligations of U. S
    Government agencies                    500,000           --           310          499,690
  Mortgage-backed securities             2,126,525        9,721         1,181        2,135,065
  Equity securities                        167,950           --            --          167,950
  Other securities                         490,407           --            --          490,407
                                        ----------      -------        ------       ----------

                                        $3,784,810      $13,543        $1,491       $3,796,862
                                        ==========      =======        ======       ==========

Held-to-maturity securities:
  Mortgage-backed securities            $  506,725      $   877        $   --       $  507,602
                                        ==========      =======        ======       ==========



                                                                  1997
                                        -------------------------------------------------------
                                                         Gross          Gross        Estimated
                                         Amortized     Unrealized     Unrealized        Fair
                                           Cost           Gains         Losses         Value
                                        ----------     ----------     ----------     ----------
  Available-for-sale securities:
    Obligations of U. S.
      Government agencies               $3,458,269      $ 3,486         $4,448       $3,457,307
    Mortgage-backed securities             596,475        3,845             --          600,320
    Equity securities                      158,400           --             --          158,400
                                        ----------      -------         ------       ----------

                                        $4,213,144      $ 7,331         $4,448       $4,216,027
                                        ==========      =======         ======       ==========

                                 ( Continued )

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

NOTE C - SECURITIES  (Continued)

  The scheduled maturities of securities at December 31, 1997, are as follows:

                                                                            Estimated
                                                                            Amortized
      Fair
                                                               Cost           Value
                                                            ----------      ---------
Due in one year or less                                     $  490,407        490,407
      Due after one year through five years                    999,928      1,003,440
      Mortgage-backed securities and equity securities       2,801,200      2,810,617
                                                            ----------     ----------
                                                            $4,291,535     $4,304,464
                                                            ==========     ==========

  Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

  Equity securities consist of stock in the Federal Reserve Bank, the transferability of which is restricted.

  No gains and losses were realized on available-for-sale securities in 1997 and 1996.

  Securities with a carrying value of $499,310 and $-0- at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

NOTE D - LOANS

  Loans outstanding include the following types at December 31, 1997 and 1996:

                                                     (In Thousands)
                                                                 1997           1996
                                            ---------------------------      -------
Commercial, financial, and agricultural                        $  5,187      $ 1,106
  Real estate - construction                                      2,031           36
  Real estate - mortgage:
    Commercial                                                    4,166        1,508
    Residential                                                   3,698        1,205
  Consumer                                                        2,392          470
  Other                                                              13            2
                                                               --------      -------
                                                                 17,487        4,327
  Reserve for loan losses                                          (193)         (37)
                                                               --------      -------
                                                               $ 17,294      $ 4,290
                                                               ========      =======

Activity in the reserve for loan losses included a provision for loan losses charged to operations of $156,418 and $37,148 for the years ended December 31, 1997 and 1996. For the period ended December 31, 1997 and 1996, the Bank had no loans classified as impaired.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

NOTE E - PREMISES AND EQUIPMENT

    The detail of premises and equipment at December 31, 1997 and 1996, is as follows:

                                                1997                   1996
                                             -----------           -----------
   Premises:
      Land                                   $   453,366           $   452,121
      Buildings and improvements               1,380,205                60,863
   Equipment                                     421,225               342,443
   Construction in process                            --               878,543
                                             -----------           -----------
                                               2,254,796             1,733,970
   Less accumulated depreciation                (162,571)              (42,210)
                                             -----------           -----------

                                             $ 2,092,225           $ 1,691,760
                                             ===========           ===========

    The amounts charged to operating expense for depreciation were $120,361 and $42,210 in 1997 and 1996, respectively.

    Included in other income for the year ended December 31, 1997, is a gain of $112,177 from the sale of nonbanking real estate.

NOTE F - REGULATORY MATTERS

    The Company and its subsidiary bank are subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

    To ensure capital adequacy, quantitative measures have been established by regulators and these require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage). Management believes, as of December 31, 1997, that the Company and the Bank exceed all capital adequacy requirements.

                                   (Continued)

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

NOTE F - REGULATORY MATTERS  (Continued)

    At December 31, 1997, the Bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has total risk-based capital of 10% or more, has Tier I risk-based ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization.

    The actual capital amounts and ratios at December 31, 1997 and 1996, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

                                                        ($ In Thousands )
                                              Company
                                          (Consolidated)               Bank
                                       -------------------      --------------------
                                       Amount        Ratio      Amount        Ratio
                                       ------        -----      ------        ------
      DECEMBER 31, 1997
          Total risk-based             $6,496        31.7%      $5,023         24.5%
          Tier I risk-based             6,303        30.7%       4,829         23.6%
          Tier I leverage               6,303        30.3%       4,829         23.2%

      DECEMBER 31, 1996
          Total risk-based             $6,655        91.8%      $4,842         69.8%
          Tier I risk-based             6,618        91.3%       4,805         69.1%
          Tier I leverage               6,618        46.6%       4,805         34.5%


        The minimum amounts of capital and ratios as established by banking regulators at December 31, 1997 and 1996, are as follows:

                                                        ($ In Thousands )
                                              Company
                                          (Consolidated)               Bank
                                       -------------------      --------------------
                                       Amount        Ratio       Amount        Ratio
                                       ------        -----       ------        -----
      DECEMBER 31, 1997
          Total risk-based             $1,640         8.0%      $1,638          8.0%
          Tier I risk-based               820         4.0%         819          4.0%
          Tier I leverage                 839         4.0%         832          4.0%

      DECEMBER 31, 1996
          Total risk-based             $  580         8.0%      $  556          8.0%
          Tier I risk-based               290         4.0%         278          4.0%
          Tier I leverage                 569         4.0%         557          4.0%

                                  ( Continued )

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996


NOTE F - REGULATORY MATTERS  (CONTINUED)

The Company's dividends, if any, will be made from dividends received from the Bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years. At December 31, 1997, the Bank had no retained net profits free of the restrictions.


NOTE G - INCOME TAXES

The Company's accounting and reporting of income taxes is in accordance with FASB Statement No. 109, "Accounting for Income Taxes." At December 31, 1997 and 1996, the Company had a net operating loss carryforward of approximately $817,000 and $555,000, respectively, for financial reporting purposes. The realization of any deferred tax asset by the Company depends upon having sufficient taxable income in the carryforward periods. Under Statement No. 109, deferred tax assets are recognized for future deductible amounts resulting from differences in the financial statements and tax bases of assets, liabilities and operating loss carryforwards. A valuation allowance is then established to reduce the deferred tax asset to an amount that it is "more likely than not" to be realized in the future. The net operating losses during the years ended December 31, 1997 and 1996, generated deferred tax assets of approximately $306,000 and $208,000, respectively, each of which have been fully offset by a valuation allowance of the same amount.

    For income tax accounting purposes, the Company had a consolidated net operating loss of approximately $360,000 at December 31, 1997. The difference in the loss carryforward for financial and tax reporting purposes is primarily due to the deferral and amortization of pre-opening expenses over a sixty-month period for tax reporting. Carryforwards of net operating losses will expire in the year 2012 if not utilized.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996



NOTE H - EMPLOYEE BENEFITS

    The Company and the Bank have an employment agreement with its President and Chief Executive Officer. The initial term of the agreement is for three years with an extension provision for an additional three year term. It provides for a minimum salary to be reviewed by the Board of Directors annually and increased at its discretion and allows for participation in any management incentive programs, long-term equity incentives, and eligibility for grants of any stock options, restricted stock, and other similar awards. In the first two years of operations of the Bank, bonuses were determined by the Board of Directors. Thereafter, the bonuses will be based upon a percentage of net profits after taxes of the Bank. Initially, the agreement granted an option to purchase up to 3% of the number of shares sold in the stock offering at a price per share equal to the initial offering price. The options vested one-third per year for the first three years of operations of the Bank and were subject to certain performance criteria as established by the Board of Directors. The option to purchase had a term of ten years. The stock option provisions of the agreement were superseded by the stock option plan adopted in 1997. In addition, the agreement provides for additional benefits in the event of termination after a change in control.

In 1997, the Company adopted the 1997 Stock Option Plan (the "Plan"). The plan provides for the granting of options to purchase up to 72,185 shares of Company common stock by directors and key employees of the Company and its subsidiary. As of December 31, 1997, all shares had been granted. The options may be exercised at an option price equal to the fair market value of the stock at the grant date. The options may be exercised over ten years.

    The Company accounts for stock options in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees". In accordance with APB 25, no expense has been recorded in the accompanying consolidated financial statements. If FASB No. 123, "Accounting for Stock-Based Compensation" had been applied, the net loss from operations for the years ended December 31, 1997 and 1996, would have been $300,468 and $367,290, respectively, and the basic net loss per common share would have been $.42 and $.60, respectively.

    The Bank provides a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of three percent or less, the Bank provides a matching contribution. Contributions by the Bank totaled $8,646 in 1997 and $2,017 in 1996.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996



NOTE I - RELATED PARTY TRANSACTIONS

    In the normal course of business, the Bank makes loans to its directors and officers and to companies in which they have a significant ownership interest. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans amounted to approximately $1,565,000 and $655,000 at December 31, 1997 and 1996,
    respectively. In the opinion of management, such loans are consistent with sound banking policies and are within applicable regulatory and lending limitations.

    The Bank contracted with a company in which a director is a principal to construct a new bank building. Approximately $310,000 in 1997 and $580,000 in 1996 were paid to the company for construction costs. Management of the Company and of the Bank are of the opinion such transactions are consistent with sound business practices.


NOTE J - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The Bank had outstanding letters of credit of $82,500 and $50,000 at December 31, 1997 and 1996, and had made loan commitments of approximately $1,882,000 and $785,000 at December 31, 1997 and 1996. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instrument. The Bank uses the same credit policies in making commitments and conditional obligations as it does for its lending activities. No significant losses are anticipated as a result of these transactions.

    The primary market area served by the Bank is Forrest and Lamar Counties within South Mississippi. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 1997, management does not consider there to be any significant credit concentration within the loan portfolio. Although the Bank's loan portfolio, as well as existing commitments, reflect the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

    The Bank has Sixteenth Section land leases and contracts for bank premises. The leases have 40 year terms with annual rentals of $20,240 subject to reappraisals every 10 years.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996



NOTE K - PREOPENING EXPENSES

    A summary of the components of pre-opening expenses for the year ended December 31, 1996, is as follows:

      Salaries and employee benefits                             $153,736
      Professional fees                                            19,557
      Marketing and public relations                                9,910
      Occupancy costs                                              22,526
      Supplies and postage                                          7,607
      Other                                                        10,649
                                                                 --------

                                                                 $223,985
                                                                 ========

NOTE L - FAIR VALUE OF FINANCIAL INSTRUMENTS

    FASB No. 107, "Disclosure about Fair Value of Financial Instruments," requires the Company to disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below. The following information does not purport to represent the aggregate consolidated fair value of the Company.

    Cash and Cash Equivalents - The carrying amount of these financial instruments (cash and due from banks and federal funds sold) approximate fair value.

    Investment Securities - Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

    Loans - For certain categories of loans, such as variable rate loans and other lines of credit, the carrying amount, adjusted for credit risk, is a reasonable estimate of fair value as the Company has the ability to reprice the loan as interest rate changes occur. The fair value of other loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                                  ( Continued )

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996



NOTE L - FAIR VALUE OF FINANCIAL INSTRUMENTS  (Continued)

    Deposits - The fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using rates currently offered for deposits of similar remaining maturities.

    Commitments to Extend Credit - Management is of the opinion the estimated fair value is not significantly different than the contractual or notational amounts.

    The carrying amount and estimated fair value of the Company's consolidated financial instruments are as follows:


                                 (In Thousands)

                                         December 31, 1997        December 31, 1996
                                       ---------------------    ---------------------
                                       Carrying       Fair      Carrying       Fair
                                        Amount       Value       Amount       Value
                                       --------     --------    --------     --------
Financial Assets:
      Cash and cash equivalents        $  2,840     $  2,840    $  3,770     $  3,770
                                       ========     ========    ========     ========
    Investment securities              $  4,304     $  4,304    $  4,216     $  4,216
                                       ========     ========    ========     ========

    Loans                              $ 17,487     $ 17,466    $  4,327     $  4,320
      Reserve for loan losses              (193)          --         (37)          --
                                       --------     --------    --------     --------

      Net Loans                        $ 17,294     $ 17,466    $  4,290     $  4,320
                                       ========     ========    ========     ========

    Financial Liabilities:
      Deposits:
         Noninterest-bearing demand    $  2,479     $  2,479    $  1,566     $  1,566
         Interest-bearing demand          6,666        6,666       3,912        3,912
         Savings                            200          200          71           71
         Certificates of deposit         11,713       11,719       1,958        1,960
                                       --------     --------    --------     --------

          Total Deposits               $ 21,058     $ 21,064    $  7,507     $  7,509
                                       ========     ========    ========     ========

Statement No. 107 prohibits adjustments for any value derived from the expected retention of deposits for a future time period. That value, often referred to as a core deposit intangible, is neither included in the fair value amounts nor recorded as an intangible asset in the consolidated balance sheets.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

NOTE M - PARENT COMPANY FINANCIAL INFORMATION

    The balance sheets, statements of operations, and cash flows for The First Bancshares, Inc. (parent only) follow:

                            CONDENSED BALANCE SHEETS

                                                                 December 31,
                                                           ------------------------
                                                              1997          1996
                                                           ----------    ----------
Assets:
    Cash                                                   $       --    $      461
    Interest-bearing deposit with subsidiary bank           1,480,758     1,515,077
    Investment in subsidiary bank                           4,861,510     4,807,805
    Fixed assets                                                   --       332,077
    Other                                                      32,861        43,518
                                                           ----------    ----------

                                                           $6,375,129    $6,698,938
                                                           ==========    ==========
Liabilities:
    Other                                                  $    7,425    $   78,410

  Stockholders' equity                                      6,367,704     6,620,528
                                                           ----------    ----------

                                                           $6,375,129    $6,698,938
                                                           ==========    ==========


                       CONDENSED STATEMENTS OF OPERATIONS

                                                                 Years Ended
                                                                December 31,
                                                           ------------------------
                                                              1997           1996
                                                           ----------    ----------
      Income:
        Interest                                           $   73,435    $  242,583
        Other                                                   8,134            --
                                                           ----------    ----------
                                                               81,569       242,583
      Expenses:
        Other                                                  44,034        28,884
                                                           ----------    ----------
      Income before income taxes and equity in
        undistributed loss of subsidiary                       37,535       213,699
      Income taxes                                              7,188        75,410
                                                           ----------    ----------
      Income before equity in undistributed loss
        of subsidiary                                          30,347       138,289
      Equity in undistributed loss of subsidiary             (292,340)     (494,037)
                                                           ----------    ----------

      Net loss                                             $ (261,993)   $ (355,748)
                                                           ==========    ==========

                                  ( Continued )

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

NOTE N - PARENT COMPANY FINANCIAL INFORMATION  (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                  Years Ended
                                                                  December 31,
                                                           ------------------------
                                                              1997          1996
                                                           ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                               $ (261,993)   $ (355,748)
    Adjustments to reconcile net loss to net cash
      and cash equivalents:
    Equity in undistributed loss of subsidiary                292,340       494,037

    Other, net                                                (60,327)      128,126
                                                           ----------    ----------

    Net cash provided by (used in) operating activities       (29,980)      266,415
                                                           ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Investment in subsidiary                                       --    (5,298,960)
    Acquisition of fixed assets                                (4,800)     (183,732)
                                                           ----------    ----------

    Net cash used in investing activities                      (4,800)   (5,482,692)
                                                           ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of stock, net                           --     7,173,204
    Payment of note payable                                        --      (441,950)
                                                           ----------    ----------

    Net cash provided by financing activities                      --     6,731,254
                                                           ----------    ----------

Net increase (decrease) in cash and cash equivalents          (34,780)    1,514,977

Cash and cash equivalents at beginning of period            1,515,538           561
                                                           ----------    ----------

Cash and cash equivalents at end of period                 $1,480,758    $1,515,538
                                                           ==========    ==========

                             SHAREHOLDER INFORMATION
----------------------------------------------------

ANNUAL MEETING

         The Annual Meeting of Shareholders will be held at 5:00 p.m., Tuesday, April 28, 1998:

                  The First National Bank of South Mississippi
                  6480 U. S. Highway 98 West
                  Hattiesburg, Mississippi 39402

         All shareholders are invited.


FORM 10K/FINANCIAL INFORMATION

         Copies of The First Bancshares, Inc. Annual Report to the Securities & Exchange Commission, Form 10K, and other information may be obtained from:

         Charles T. Ruffin
         The First National Bank of South Mississippi
         P. O. Box 15549
         Hattiesburg, MS 39404-5549


TRANSFER AGENT

         Registrar and Transfer Company
         10 Commerce Drive
         Cranford, N. J. 07016
         1-800-368-5948


INDEPENDENT AUDITOR

         T. E. Lott & Company
         A Professional Association
         Certified Public Accountants
         Columbus, Mississippi


                                   STOCK INFORMATION
----------------------------------------------------

The First Bancshares, Inc. common stock is not currently listed or traded on any exchange. There is no established public trading market in the common stock and one is not expected to develop in the near future. Transactions in the common stock are negotiated privately and management does not have knowledge of any transactions involving the Company's stock.

The Company's articles of incorporation authorize it to issue up to 10,000,000 shares of common stock, par value $1.00 per share (the "Common Stock"), of which 721,848 were sold in the Company's initial public offering and are outstanding as of March 9, 1998. As of December 31, 1997, the Company had 719 shareholders of record.

                                           DIRECTORS
----------------------------------------------------

David E. Johnson
President and CEO
The First Bancshares, Inc.
The First National Bank of South Mississippi

David Waldron Bomboy
Orthopedic Surgeon

E. Ricky Gibson
President and Owner, N & H Electronics

John T. Hudson
Past President and Owner, R & R Trucking

Fred A. McMurry
Vice President and General Manager
Havard Pest Control, Inc.

Dawn T. Parker
H P Cattle Company
Chairman of the Board
    The First Bancshares, Inc.
    The First National Bank of South MS

         Perry E. Parker
Currency Options Trader, Deutsche Bank, London

Ted E. Parker
Cattle Farmer

Dennis L. Pierce
Real Estate Developer

         A. L. "Pud" Smith
Owner, A. L. Smith Oil Co., Inc.

         Andrew D. Stetelman
London and Stetelman Realtors

Charles T. Ruffin
         Executive Vice President and Chief Operating Officer,
         The First Bancshares, Inc.
The First National Bank of South Mississippi

                                            OFFICERS
----------------------------------------------------

THE FIRST BANCSHARES, INC.
Dawn T. Parker

Chairman of the Board

David E. Johnson
President and
Chief Executive Officer

Chandra B. Kidd
Corporate Secretary


THE FIRST NATIONAL BANK OF SOUTH MS
         Dawn T. Parker

Chairman of the Board

         David E. Johnson
President and
Chief Executive Officer

Charles T. Ruffin
Executive Vice President
Chief Operating Officer

Irvinder "Bandy" Singh
Senior Vice President and
Senior Lender

Jessie M. Laird
Assistant Vice President
Branch Manager, Purvis, MS Branch

Canda R. Smith
Assistant Vice President and Mtg Loan Originator

         John M. Rogers, II
Assistant Vice President
Operations

Chandra B. Kidd
Assistant Vice President &
Corporate Secretary