Form 10KSB40, Exhibit 13
period 1998-12-31
FIRST BANCSHARES INC /MS/
filed 1999-03-31
CIK 947559

                                                                     EXHIBIT 13




                           THE FIRST BANCSHARES, INC.






                               1998 ANNUAL REPORT

                               CORPORATE PURPOSE

CUSTOMERS

The First Bancshares, Inc. customers are our reason for being. They are the constant in every decision that we make. We promise to be responsive to our customers' needs by providing superior financial products and services, which will be offered in combination with the high level of personal attention our customers deserve.

SHAREHOLDERS

The First Bancshares, Inc. will strive to maximize the value of our shareholders' investment and will conduct its business in a manner that will instill a sense of pride in our company.

EMPLOYEES

The First Bancshares, Inc. will foster a dynamic team environment for our employees that creates opportunities for personal and professional growth. We will respect their opinions, believe in their abilities, support them and recognize their contributions to the success of the company.

COMMUNITY

The First Bancshares, Inc., as locally-owned or managed financial institutions, will be in touch with the communities that we serve, listening and responding to their credit and financial service needs.

We will direct the energy and excitement of our team toward being a good friend and neighbor and toward enhancing the quality of life in our communities.

                               TABLE OF CONTENTS


Letter to Shareholders.................................................................3

Management's Discussion and Analysis................................................4-23

Report of Independent Auditor.........................................................24

Consolidated Financial Statements..................................................25-28

Notes to Consolidated Financial Statements.........................................29-48

Directors and Officers................................................................49

Shareholder and Stock Information.....................................................50

                        TO OUR SHAREHOLDERS AND FRIENDS



Dear Fellow Shareholder:


         We are happy to report that your company reported a net profit of $67,000 in 1998. This was an improvement of $329,000 from the loss of $262,000 in 1997.

         Although 1998 was only our second full year of operation, it was an eventful year for the Company. We opened our Lincoln Road-Hattiesburg branch in late 1998. We also introduced internet banking in the fall of 1998. Our most exciting accomplishment was entering into a bank development agreement with a group of organizers in Laurel, Mississippi, with the end result being a separately chartered bank being opened in Laurel in January of 1999. We are happy to have 490 new shareholders, having raised an additional $6,432,645 in capital at $15.00 per share.

         During 1998 total assets increased from $27.5 million to $49.9 million. Loans grew by 85% and deposits by 69%.

         Our plans for 1999 are to grow our existing offices in order to reach a higher degree of profitability in the Hattiesburg bank while trying to minimize our loss in the first year of operation of the Laurel bank. We do expect the company to show a consolidated loss in 1999 due to the initial expenses of the Laurel bank.

         We continue to appeal to you, our shareholders, to support your bank by taking advantage of our banking services.




                                             David E. Johnson
                                             Chairman of the Board
                                             And Chief Executive Officer

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         The Company was incorporated on June 23, 1995 to serve as a holding company for The First National Bank of South Mississippi (our Hattiesburg bank). The Hattiesburg bank began operations on August 5, 1996 from its main office in the Oak Grove community, which is on the outskirts of Hattiesburg, Mississippi, and in November 1996 opened a branch office in Purvis, Mississippi. The Hattiesburg bank opened an additional branch office on Lincoln Road in Hattiesburg in the fourth quarter of 1998. In June 1998, the Company entered into a bank development agreement with the organizers of The First National Bank of the Pine Belt, a proposed de novo community bank in Laurel, Mississippi (our Laurel bank). In connection with the opening of the Laurel bank, the Company raised approximately $6.4 million in a public offering which commenced in September 1998 and closed on December 31, 1998. The Company used $5.0 million of the proceeds of the offering to capitalize the Laurel bank. The Laurel bank began operations on January 19, 1999. The Company engages in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small- to medium-sized businesses, professional concerns, and individuals.

         The Company's primary source of revenue is interest income and fees, which it earns by lending and investing the funds which are held on deposit. Because loans generally earn higher rates of interest than investments, the Company seeks to employ as much of its deposit funds as possible in the form of loans to individuals, businesses, and other organizations. To ensure sufficient liquidity, the Company also maintains a portion of the banks' deposits in cash, government securities, deposits with other financial institutions, and overnight loans of excess reserves (known as "Federal Funds sold") to correspondent banks. The revenue which the Company earns (prior to deducting its overhead expenses) is essentially a function of the amount of the Company's loans and deposits, as well as the profit margin ("interest spread") and fee income which can be generated on these amounts.

         The Company has grown from approximately $14.2 million in total assets, $4.3 million in loans, $7.5 million in deposits, and $6.6 million in shareholders' equity at December 31, 1996 to approximately $49.9 million in total assets, $32.1 million in loans, $35.7 million in deposits, and $6.4 million in shareholders' equity at December 31, 1998. In addition, as of December 31, 1998 the Company had another $6.4 million in subscription proceeds which it held in escrow pending issuance of stock certificates for the shares sold in connection with the formation of the Laurel bank. In January 1999 these funds were released from escrow and added to shareholders' equity. The Company enjoyed its first quarterly profit in the third quarter of 1997 and has reported a net profit for the year 1998. Comparisons of the Company's results for all of the periods presented should be made with an understanding of the Company's short history. The following discussion should be read in conjunction with the preceding "Selected Consolidated Financial Data" and the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere.

         The following table demonstrates the Company's growth during each calendar year from August 5, 1996 (when the Hattiesburg bank opened for business) through December 31, 1998.

                   SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     December 31,
                                          ---------------------------------
                                           1998         1997          1996
                                          -------      -------      -------
Earnings:
    Net interest income                   $ 1,617      $   881      $   370
    Provision for loan losses                 170          156           37
    Noninterest income                        215          216            4
    Noninterest expense                     1,595        1,203          693
    Net income (loss)                          67         (262)        (356)

Per Share Data:
    Basic net income per share               $.09      $  (.36)     $  (.58)
    Diluted net income per share              .09         (.36)        (.58)

Selected Year End Balances:
    Total assets                          $49,912      $27,527      $14,177
    Securities                              7,486        4,303        4,216
    Loans                                  32,059       17,294        4,290
    Deposits                               35,667       21,058        7,506
    Shareholders' equity                    6,422        6,368        6,621



                             RESULTS OF OPERATIONS

NET INCOME

The Company's net income was $67,000, or $.09 per share, for the year ended December 31, 1998, as compared to a loss of $262,000, or $.36 per share, for the year ended December 31, 1997, and a loss of $356,000 or $.58 per share, for the year ended December 31, 1996. The increase in net income from 1997 to 1998 results primarily from a $736,000 increase in net interest income. The increased net interest income resulted from continued increases in earning assets, principally loans, and to improvement in yields on the loan portfolio. Also, rates paid on the various interest-bearing liabilities reflected modest changes between the periods. These factors, along with a change in the mix of earning assets during the year 1998 as compared to the year 1997, resulted in improved net interest income. The increase in net interest income was partially offset by a $392,000 increase in noninterest expenses which was primarily the result of anticipated increases in staff during the year 1998 and operating costs related to the growth of the Hattiesburg bank and the formation of the Laurel bank.

NET INTEREST INCOME

         The largest component of net income for the Company is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on the Company's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

         Net interest income was $1,617,000 for the year ended December 31, 1998, as compared to $882,000 for the year ended December 31, 1997. This 83.3% increase reflected the substantial growth and improving yields of the loan portfolio between these periods. These factors resulted in improvements in the net interest spread and net interest margin. At December 31, 1998, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 4.10% as compared to 3.41% at December 31, 1997. The net interest margin (which is net interest income divided by average earning assets) increased to 4.89% at December 31, 1998, from 4.63% at December 31, 1997. Loans comprised 74.9% of the average earning assets for the year ended December 31, 1998, compared to 66.6% for the year ended December 31, 1997. Loans typically provide a higher yield than other types of earning assets, and this factor, along with the improved yields on loans in 1998 when compared to 1997, contributed to the increases in the net interest spread and margin.

         Average Balances, Income and Expenses, and Rates. The following tables depict, for the periods indicated, certain information related to the Company's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

               AVERAGE BALANCES, INCOME AND EXPENSES, AND RATES

                                                                     YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------------------
                                                                 1998                       1997
                                                      --------------------------  -------------------------
                                                      AVERAGE   INCOME/   YIELD/  AVERAGE   INCOME/  YIELD/
                                                      BALANCE   EXPENSE    RATE   BALANCE   EXPENSE    RATE
                                                      -------   -------   ------  -------   -------  ------
                                                                    (DOLLARS IN THOUSANDS)
ASSETS
Earning Assets
   Loans (1) (2) .................................     $24,359   $2,558   10.50%   $12,692   $1,142    9.00%
   Securities.....................................       6,873      400    5.81%     4,720      290    6.14%
   Federal funds sold.............................       1,765       75    4.25%     1,653       81    5.51%
   Other                                                    42        2    4.76%        --       --
                                                       -------   ------             ------   ------
     Total earning assets.........................      33,039    3,035    9.19%    19,065    1,523    7.99%
                                                       -------   ------             ------   ------

   Cash and due from banks........................         866                         753
   Premises and equipment.........................       2,625                       1,956
   Other assets...................................       1,140                         893
   Allowance for loan losses......................        (258)                       (136)
                                                       -------                      ------
     Total assets.................................     $37,412                     $22,531
                                                       =======                     =======

LIABILITIES
   Interest-bearing liabilities...................     $27,814   $1,418    5.09%   $13,987   $  641    4.58%
   Demand deposits (1)............................       3,006                       2,030
   Other liabilities..............................         204                         111
   Shareholders' equity...........................       6,388                       6,403
                                                       -------                     -------
     Total  liabilities and shareholders' equity..     $37,412                     $22,531
                                                       =======                     =======

   Net interest spread............................                         4.10%                       3.41%
   Net interest income/margin.....................               $1,617    4.89%             $  882    4.63%
                                                                 ======                      ======

--------------------
(1) All loans and deposits were made to borrowers in the United States. The Company had no nonaccrual loans during the periods presented.
(2)      Includes loan fees of $310 and $115, respectively.

         Analysis of Changes in Net Interest Income. The following table presents the dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

                   ANALYSIS OF CHANGES IN NET INTEREST INCOME


                                                     YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,
                                                   --------------------------  --------------------------
                                                        1998 VERSUS 1997           1997 VERSUS 1996
                                                   INCREASE (DECREASE) DUE TO  INCREASE (DECREASE) DUE TO
                                                   --------------------------  --------------------------
                                                      VOLUME   RATE   NET        VOLUME  RATE     NET
                                                   ---------   ----  ------      ------  ----   ------
                                                                  (DOLLARS IN THOUSANDS)

EARNING ASSETS
   Loans.....................................         $1,052   $365  $1,417      $1,067  $ (6)  $1,061
   Securities................................            132    (22)    110         219    10      229
   Federal funds sold and securities                                                        1
      purchased under agreements to resell...            (22)     6     (16)        (35)           (34)
   Other short-term investments..............              2     --       2         (92)  (90)    (182)
                                                      ------   ----  ------      ------  ----   ------
      Total interest income..................          1,164    349   1,513       1,159   (85)   1,074
                                                      ------   ----  ------      ------  ----   ------

INTEREST-BEARING LIABILITIES
   Interest-bearing transaction accounts.....             39    (62)    (23)         58     2       60
   Money market accounts.....................             38     20      58         123    --      123
   Savings deposits..........................              2      1       3           2    --        2
   Time deposits.............................            546    188     734         398   (21)     377
   Borrowed funds............................              6     --       6         --     --       --
                                                      ------   ----  ------      -----   ----   ------
      Total interest expense.................            631    147     778         581   (19)     562
                                                      ------   ----  ------      ------  ----   ------

   Net interest income.......................         $  533   $202  $  735      $  578  $(66)  $  512
                                                      ======   ====  ======      ======  ====   ======

         Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. A monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. The Company also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. The Company evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk.

         The following tables illustrate the Company's interest rate sensitivity and cumulative gap position at December 31, 1997 and December 31, 1998.


                                                                   DECEMBER 31, 1997
                                              --------------------------------------------------------------
                                                           AFTER THREE
                                                WITHIN       THROUGH      WITHIN    GREATER THAN
                                                THREE        TWELVE         ONE      ONE YEAR OR
                                                MONTHS       MONTHS        YEAR     NONSENSITIVE     TOTAL
                                              ---------    -----------   ---------  ------------   ---------
                                                                  (DOLLARS IN THOUSANDS)
ASSETS
   Earnings Assets
      Loans.................................  $   6,687     $   3,636    $  10,323    $   7,164    $  17,487
      Securities............................      1,007         1,776        2,783        1,521        4,304
      Funds sold............................      1,870            --        1,870           --        1,870
                                              ---------     ---------    ---------    ---------    ---------
        Total earning assets................      9,564         5,412       14,976        8,685       23,661
                                              ---------     ---------    ---------    ---------    ---------

LIABILITIES
   Interest-bearing liabilities
   Interest-bearing deposits
      NOW accounts (1)......................         --         2,370        2,370           --        2,370
      Money market accounts.................      4,296            --        4,296           --        4,296
      Savings deposits (1) .................         --           200          200           --          200
      Time deposits.........................      1,464         5,423        6,887        4,826       11,713
                                              ---------     ---------    ---------    ---------    ---------
         Total interest-bearing deposits....      5,760         7,993       13,753        4,826       18,579
                                              ---------     ---------    ---------    ---------    ---------

   Interest-sensitivity gap per period......  $   3,804     $  (2,581)   $   1,223    $   3,859    $   5,082
                                              =========     =========    =========    =========    =========

   Cumulative gap at December 31, 1997......  $   3,804     $   1,223    $   1,223    $   5,082    $   5,082
                                              =========     =========    =========    =========    =========
   Ratio of cumulative gap to total
      earning assets at December 31, 1997...      16.08%         5.17%        5.17%       21.47%

                                                                   DECEMBER 31, 1998
                                              --------------------------------------------------------------
                                                           AFTER THREE
                                                WITHIN       THROUGH      WITHIN    GREATER THAN
                                                THREE        TWELVE         ONE      ONE YEAR OR
                                                MONTHS       MONTHS        YEAR     NONSENSITIVE     TOTAL
                                              ---------    -----------   ---------  ------------   ---------
                                                                  (DOLLARS IN THOUSANDS)
ASSETS
   Earnings Assets
      Loans.................................  $   2,829     $   5,184    $   8,013    $  24,393    $  32,406
      Securities............................      3,930           505        4,435        3,051        7,486
      Funds sold............................      2,963            --        2,963           --        2,963
                                              ---------     ---------    ---------    ---------    ---------
        Total earning assets................      9,722         5,689       15,411       27,444       42,855
                                              ---------     ---------    ---------    ---------    ---------

LIABILITIES
   Interest-bearing liabilities
   Interest-bearing deposits
      NOW accounts (1)......................         --         3,302        3,302           --        3,302
      Money market accounts.................      6,932            --        6,932           --        6,932
      Savings deposits (1) .................         --           417          417           --          417
      Time deposits.........................      4,991         7,395       12,386        9,223       21,609
                                              ---------     ---------    ---------    ---------    ---------
         Total interest-bearing deposits....     11,923        11,114       23,037        9,223       32,260

   Borrowed funds...........................      1,200            --        1,200           --        1,200
                                              ---------     ---------    ---------    ---------    ---------

   Total interest-bearing liabilities            13,123        11,114       24,237        9,223       33,460
                                              ---------     ---------    ---------    ---------    ---------

   Interest-sensitivity gap per period......  $  (3,401)    $  (5,425)   $  (8,826)   $  18,221    $   9,395
                                              =========     =========    =========    =========    =========

   Cumulative gap at December 31, 1998......  $  (3,401)    $  (8,826)   $  (8,826)   $   9,395    $   9,395
                                              =========     =========    =========    =========    =========
   Ratio of cumulative gap to total
      earning assets at  December 31, 1998..      (7.94%)      (20.59%)     (20.59%)      21.92%

------------------
(1) NOW and savings accounts are subject to immediate withdrawal and repricing. These deposits do not tend to immediately react to changes in interest rates and the Company believes these deposits are a stable and predictable funding source. Therefore, these deposits are included in the repricing period that management believes most closely matches the periods in which they are likely to reprice rather than the period in which the funds can be withdrawn contractually.

         The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally from decreasing market rates of interest when it is liability sensitive. The Company currently is liability sensitive over the three month and one-year time frames. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability sensitive-position would not be as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income is also affected by other significant factors, including changes in the volume and mix of earning assets and interest-bearing liabilities.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

         The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem loans. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may not prove to be accurate, particularly given the Company's short operating history and rapid growth. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

         Additions to the allowance for loan losses, which are expended as the provision for loan losses on the Company's statement of operations, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Currently, the allowance for loan losses is evaluated on an overall portfolio basis. Management intends to begin allocating the allowance to loan categories once the loan portfolio becomes large and diversified enough to support such an allocation system. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

         At December 31, 1998 the allowance for loan losses amounted to $347,000, or 1.07% of outstanding loans. At December 31, 1997 and 1996, the allowance for loan losses amounted to $193,000 and $37,000, respectively. The allowance represented 1.10% and 0.86% of outstanding loans at December 31, 1997 and 1996, respectively. The Company's provision for loan losses was $169,000 for December 31, 1998, compared to $156,000 and $37,000 for the years ended December 31, 1997 and 1996, respectively. In each case, the provision was made based on management's assessment of general loan loss risk and asset quality.

         The Company discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that the collection of interest is doubtful. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. The Company had no nonaccrual, restructured, or other nonperforming loans at December 31, 1998 or at December 31, 1997 or 1996. At December 31, 1998 the Company had loans in the principal amount of $218,000 delinquent by more than 30 days, and loans of approximately $1,000 that were delinquent by more than 90 days. At December 31, 1997 and 1996, the Company did not have any loans that were delinquent by more than 30 days.

         A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming assets categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 1998 and December 31, 1997, the Company had $12,000 and $30,000, respectively, in potential problem loans.

                           ALLOWANCE FOR LOAN LOSSES



                                                                       YEARS ENDED DECEMBER 31,
                                                                   ---------------------------------
                                                                     1998        1997        1996
                                                                   --------    --------     --------
                                                                           (DOLLARS IN THOUSANDS)

Average loans outstanding....................................      $ 24,359    $ 12,692     $  1,432
                                                                   ========    ========     ========
Loans outstanding at period end..............................      $ 32,406    $ 17,487     $  4,327
                                                                   ========    ========     ========
Total nonperforming loans....................................            --          --           --
                                                                   ========    ========     ========
Beginning balance of allowance...............................           194          37           --
Loans charged-off............................................           (16)         --           --
                                                                   --------    --------     --------
Total loans charged-off......................................           (16)         --           --
                                                                   --------    --------     --------

Total recoveries.............................................            --          --           --
                                                                   --------    --------     --------

Net loans charged-off........................................           (16)         --           --
                                                                   --------    --------     --------
Provision for loan losses....................................           169         156           37
                                                                   --------    --------     --------
Balance at period end........................................      $    347    $    194     $     37
                                                                   ========    ========     ========

Net charge-offs to average loans.............................           .06%         --           --
Allowance as percent of total loans..........................          1.07%       1.10%        0.86%
Nonperforming loans as a percentage of total loans...........            --          --           --
Allowance as a percentage of nonperforming loans.............            --          --           --

NONINTEREST INCOME AND EXPENSE

         Noninterest Income. The Company's primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, and official check fees.

         Excluding a gain of $122,000 on nonbanking real estate in 1997, noninterest income increased by $121,000, or 128.6%, from $94,000 for the year ended December 31, 1997, to $215,000 for the year ended December 31, 1998. Reflecting increased activity fees related to deposits and to the growth of deposits, deposit service charges were $165,000 for 1998 compared to $68,000 for 1997. Other service charges and fees totaled $39,000 for the year ended December 31, 1998, compared to $25,000 for the year ended December 31, 1997.

         Noninterest expense increased from $1.2 million for the year ended December 31, 1997 to $1.6 million for the year ended December 31, 1998. The Company experienced increases in most expense categories, which reflects the continued growth of the Company during the year. The largest increase was in salary and employee benefits, which increased by $216,000 in 1998 as compared to 1997. This increase included normal merit increases in salaries as well as the employment of additional employees throughout 1998. Occupancy expense increased from $77,000 in 1997 to $96,000 in 1998. This increase resulted from costs related to the opening of a new branch facility in the fourth quarter of 1998. Equipment expense increased from $122,000 in 1997 to $152,000 in 1998. This increase is primarily due to an increase in maintenance expense of banking equipment and to depreciation of newly acquired equipment. Other expenses, including data processing and supplies, increased primarily as a result of the growth of the Company in 1998 as compared to 1997 and the resulting increased lending activities. In light of the intense competition in the financial services market in recent years, management emphasizes expense management and will continue to evaluate and monitor growth in discretionary expense categories in an attempt to control future increases.

         The following table sets forth the primary components of noninterest expense for the periods indicated:

NONINTEREST EXPENSE

                                                                              YEARS ENDED DECEMBER 31,
                                                                            ---------------------------
                                                                             1998       1997       1996
                                                                            ------     ------      ----
                                                                                 (IN THOUSANDS)

Salaries and employee benefits....................................          $  848     $  632      $206
Occupancy.........................................................              96         77        13
Equipment.........................................................             152        123        52
Marketing and public relations....................................              39         43        21
Data processing...................................................              44         33        22
Supplies..........................................................              64         40        29
Telephone.........................................................              27         20        16
Correspondent services............................................              23         13         1
Deposit and other insurance.......................................              41         34         9
Professional fees.................................................              30         36        19
Postage...........................................................              22         17         5
Other.............................................................             209        135        76
Pre-opening expense...............................................              --         --       224
                                                                            ------     ------      ----

     Total........................................................          $1,595     $1,203      $693
                                                                            ======     ======      ====

INCOME TAX EXPENSE

         The Company had a cumulative net operating loss carryforward as of December 31, 1998, 1997, and 1996. At December 31, 1998, the cumulative net operating loss carryforward available was approximately $265,000. The Company's ability to realize a deferred tax benefit as a result of net operating losses will depend upon whether the Company has sufficient taxable income of an appropriate character in the carryforward periods. The Company recognizes deferred tax assets for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities and operating loss carryforwards. The Company then establishes a valuation allowance to reduce the deferred tax asset to the level that it is "more likely than not" that the tax benefit will be realized. The Company has fully offset the deferred tax assets resulting primarily from the provision for loan losses, the deferred pre-opening costs, and the operating loss carryforwards by a valuation allowance in the same amount.

                        ANALYSIS OF FINANCIAL CONDITION

EARNING ASSETS

         Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 1998, loans accounted for 76% of earning assets, as compared to 74% and 40% of earning assets at December 31, 1997 and 1996, respectively. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $24.3 million during 1998, as compared to $12.7 million in 1997, reflecting the substantial growth of the Company during the period.

         The following table shows the composition of the Hattiesburg bank's loan portfolio by category:

                         COMPOSITION OF LOAN PORTFOLIO

                                                            DECEMBER 31,
                                 --------------------------------------------------------------------
                                        1998                     1997                     1996
                                 ------------------       ------------------       ------------------
                                            PERCENT                  PERCENT                  PERCENT
                                 AMOUNT    OF TOTAL       AMOUNT    OF TOTAL       AMOUNT    OF TOTAL
                                 ------    --------       ------    --------       ------    --------
                                                        (DOLLARS IN THOUSANDS)

Commercial,  financial
   and agricultural...........   $12,378     38.2%        $ 5,187     29.7%        $ 1,106      25.6%
Real estate:
   Mortgage-commercial........     5,816     17.9           4,166     23.8           1,508      34.9
   Mortgage-residential.......     7,119     22.0           3,698     21.1           1,205      27.8
   Construction...............     3,166      9.8           2,031     11.6              36       0.8
Consumer and other............     3,927     12.1           2,405     13.8             472      10.9
                                 -------   ------         -------    -----         -------     -----
     Total loans..............   $32,406    100.0%        $17,487    100.0%        $ 4,327     100.0%
                                            =====                    =====                     =====
Allowance for loan losses.....       347                      193                       37
                                 -------                  -------                  -------
     Total net loans..........   $32,059                  $17,294                  $ 4,290
                                 =======                  =======                  =======

         In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. The Company follows the common practice of financial institutions in the Company's market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, the Company limits its loan-to-value ratio to 80%. Due to the short term the loan portfolio has existed and the fact that in 1999 the Laurel bank will begin to develop its own loan portfolio, the current portfolio may not be indicative of the ongoing portfolio mix. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

         The repayment of loans in the loan portfolio as they mature is a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 1998 and 1997.

      LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES


                                                                           DECEMBER 31, 1998
                                                      ------------------------------------------------------------
                                                                     OVER ONE YEAR
                                                      ONE YEAR          THROUGH          OVER FIVE
                                                      OR LESS          FIVE YEARS          YEARS           TOTAL
                                                      -------       --------------       ---------       --------
                                                                        (DOLLARS IN THOUSANDS)

        Commercial, financial and agricultural..      $  2,877         $  9,501           $     --       $  12,378
        Real estate - construction..............         2,782              384                 --           3,166
        All other loans.........................         2,354           12,789              1,719          16,862
                                                      --------         --------           --------       ---------
                                                      $  8,013         $ 22,674           $  1,719       $  32,406
                                                      ========         ========           ========       =========

        Loans maturing after one year with:
        Fixed interest rates....................                                                         $   9,391
        Floating interest rates.................                                                            15,002
                                                                                                         ---------
                                                                                                         $  24,393
                                                                                                         =========

                                                                           DECEMBER 31, 1997
                                                      ------------------------------------------------------------
                                                                     OVER ONE YEAR
                                                      ONE YEAR          THROUGH          OVER FIVE
                                                      OR LESS          FIVE YEARS          YEARS           TOTAL
                                                      -------       --------------       ---------       --------
                                                                        (DOLLARS IN THOUSANDS)

        Commercial, financial and agricultural..      $  4,511         $    676           $     --       $   5,187
        Real estate - construction..............         1,524              507                 --           2,031
        All other loans.........................         4,288            5,889                 92          10,269
                                                      --------         --------           --------       ---------
                                                      $ 10,323         $  7,022           $     92       $  17,487
                                                      ========         ========           ========       =========

        Loans maturing after one year with:
        Fixed interest rates....................                                                         $   1,625
        Floating interest rates.................                                                             5,539
                                                                                                         ---------
                                                                                                         $   7,164
                                                                                                         =========

         The information presented in the above tables are based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

         Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities averaged $6.9 million in 1998, as compared to $4.7 million in 1996. This represents 21.1% and 24.8% of the average earning assets for the years ended December 31, 1998 and 1997, respectively. At December 31, 1998, investment securities were $7.5 million and represented 17.5% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short term U.S. Treasury or agency obligations. This objective is particularly important as the Company continues to grow its loan portfolio. The Company primarily invests in U.S. Treasury securities, securities of other U.S. Government agencies, and corporate obligations with maturities up to five years.

         The following table summarizes the book value of securities for the dates indicated.

                              SECURITIES PORTFOLIO


                                                                 DECEMBER 31,
                                                      -----------------------------------
                                                       1998          1997          1996
                                                       ----          ----          ----
                                                               (IN THOUSANDS)
Available-for-sale
    U.S. Treasury.............................        $   500      $   504        $    --
    U.S. Government agencies..................          3,286        2,635          4,058
    Corporate obligations.....................          3,343           --             --
    Other.....................................            235          658            158
                                                      -------      -------        -------
    Total available-for-sale..................          7,364        3,797          4,216
                                                      -------      -------        -------

Held-to-maturity
    U.S. Government agencies..................        $   122      $   507        $    --
                                                      -------      -------        -------

Total.........................................        $ 7,486      $ 4,304        $ 4,216
                                                      =======      =======        =======

         The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 1998.

           INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS (1)


                                                                 DECEMBER 31, 1998
                                             ----------------------------------------------------------
                                                                     AFTER ONE BUT
                                               WITHIN ONE YEAR      WITHIN FIVE YEARS   AFTER TEN YEARS
                                               ---------------      -----------------   ---------------
                                             AMOUNT        YIELD     AMOUNT    YIELD   AMOUNT     YIELD
                                             ------        -----     ------    -----   ------     -----
                                                             (DOLLARS IN THOUSANDS)

Held-to-maturity:
   U.S. Government agencies (2)  .......     $   --           --    $    --      --     $ --        --
                                                                                 --     ----      ----
Available-for-sale:
   U.S. Treasury .......................        500         6.23%        --      --       --        --
   U.S. Government agencies (3)  .......         --           --         --      --       --        --
   Corporate obligations ...............      3,343           --         --      --       --        --
   Other ...............................         --         5.57%        --      --     $235      6.34%
                                                                                 --     ----      ----
     Total  investment  securities
       available-for-sale ..............      3,843         5.39%        --      --      235      6.34%
                                                                                 --     ----      ----
     Total investment securities .......     $3,843         5.39%   $    --      --     $235      6.34%
                                             ======                 =======             ====


(1) Investments with a call feature are shown as of the contractual maturity date.
(2) Excludes mortgage-backed securities totaling $122,000 with a yield of 4.50%.
(3) Excludes mortgage-backed securities totaling $3.3 million with a yield of 5.99%.

         Short-Term Investments. Short-term investments, which consist of Federal Funds sold, averaged $1.8 million in 1998 as compared to $1.6 million in 1997. At December 31, 1998, and December 31, 1997, short-term investments totaled $3.0 million and $1.8 million, respectively. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis.

DEPOSITS

         Deposits. Average interest-bearing deposits increased $13.8 million, or 98.7%, to $27.8 million in 1998, from $14.0 million in 1997, and average total deposits increased $13.3 million, or 489.9%, to $16.0 million in 1997 from $2.7 million in 1996. At December 31, 1998, total deposits were $35.7 million, compared to $21.0 million a year earlier, an increase of 180.5%.

         The following table sets forth the deposits of the Company by category for the periods indicated.

                                    DEPOSITS


                                                             DECEMBER 31,
                                   -----------------------------------------------------------------
                                           1998                  1997                  1996
                                   ---------------------  --------------------  --------------------
                                              PERCENT OF           PERCENT OF             PERCENT OF
                                    AMOUNT     DEPOSITS    AMOUNT   DEPOSITS     AMOUNT    DEPOSITS
                                    -------   ----------  -------  ----------   -------   ----------
                                                        (DOLLARS IN THOUSANDS)

Demand deposit accounts............$  3,407       9.6%    $  2,479    11.8%     $  1,566     20.9%
NOW accounts.......................   3,302       9.2        2,370    11.3         1,257     16.7
Money market accounts..............   6,932      19.4        4,296    20.4         2,655     35.4
Savings accounts...................     417       1.2          200     0.9            71      0.9
Time deposits less than $100,000...  13,237      37.1        7,267    34.5         1,256     16.7
Time deposits of $100,000 or over..   8,372      23.5        4,446    21.1           702      9.4
                                   --------     -----     --------    ----      --------    -----
   Total deposits..................$ 35,667     100.0%    $ 21,058   100.0%     $  7,507    100.0%
                                   ========     =====     ========   =====      ========    =====


The Company's loan-to-deposit ratio was 90.9% at December 31, 1998, 83.0% at December 31, 1997, and 57.6% at December 31, 1996. The loan-to-deposit ratio averaged 79.0% during 1998. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $27.3 million at December 31, 1998 and $16.6 million at December 31, 1997. Management anticipates that a stable base of deposits will be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth and maintain a lower loan-to-deposit ratio. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company's deposits. Certificates of deposit included brokered deposits totaling less than $500,000 at December 31, 1998.

         The maturity distribution of the Company's certificates of deposits of $100,000 or more at December 31, 1998, and December 31, 1997, is shown in the following table. The Company did not have any other time deposits of $100,000 or more at either of these dates.

                     MATURITIES OF CERTIFICATES OF DEPOSIT
                              OF $100,000 OR MORE

                                                       AFTER THREE
                                       WITHIN THREE      THROUGH      AFTER TWELVE
                                          MONTHS      TWELVE MONTHS      MONTHS        TOTAL
                                       ------------   -------------  -------------    -------
                                                        (DOLLARS IN THOUSANDS)
December 31, 1997...................      $   508       $ 2,639         $ 1,299       $ 4,446
December 31, 1998...................      $ 2,899       $ 2,872         $ 2,601         8,372

         Borrowed funds. Borrowed funds consist primarily of advances from the Federal Home Loan Bank of Dallas. At December 31, 1998, advances totaled $1.2 million consisting of two advances of $600,000 each. These advances bear adjustable rates of interest (5.21% and 5.28%, respectively, at December 31, 1998) and mature January 1, 2014. The advances are collateralized by securities. The Company did not have any short-term borrowings in 1997. Although the Company may use borrowings as a secondary funding source from time to time, management expects that core deposits will continue to be the Company's primary funding source.

CAPITAL

         Total shareholders' equity as of December 31, 1998 was $6.4 million, an increase of $54,000, or approximately .8%, compared with shareholders' equity of $6.3 million as of December 31, 1997. This increase was primarily attributable to net income from operations for the year ended December 31, 1998 of $67,000. In addition, as of December 31, 1998 the Company had another $6.4 million in subscription proceeds which it held in escrow pending issuance of stock certificates for the shares sold in connection with the formation of the Laurel bank. In January 1999, these funds were released from escrow and added to shareholders' equity.

         The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100% (the Federal Reserve grants an exemption from these requirements for bank holding companies with less than $150 million in consolidated assets, and therefore the Company's capital is currently measured only at the bank level). Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses subject to certain limitations. An institution's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk based capital.

         Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and the Hattiesburg bank exceeded their minimum regulatory capital ratios as of December 31, 1998 and 1997.

                              ANALYSIS OF CAPITAL

                            REGULATORY MINIMUMS
                         -------------------------         THE COMPANY               THE HATTIESBURG
                          ADEQUATELY      WELL         ------------------          ------------------
CAPITAL RATIOS           CAPITALIZED   CAPITALIZED         DECEMBER 31,               DECEMBER 31,
--------------           -----------   -----------     ------------------          ------------------
                                                       1998          1997          1998          1997
                                                       ----          ----          ----          ----

Leverage..............      4.0%          5.0%        12.7%         30.3%         10.0%         23.2%
Risk-based capital
     Tier 1...........      4.0%          6.0%        15.8%         30.7%         12.5%         23.6%
     Total............      8.0%         10.0%        16.7%         31.7%         13.3%         24.5%


LIQUIDITY MANAGEMENT

         Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in the Company's market area.

         The Company sold 721,848 shares during its initial public offering in 1996, with net proceeds, after offering expenses, of $7.1 million. Approximately $5.3 million of the proceeds of the offering were used to capitalize the Hattiesburg bank. The remaining offering proceeds were used to provide working capital for the Company. The Company sold 428,843 shares of common stock in its 1998 offering in connection with the formation of the Laurel bank. At December 31, 1998, the Company held in escrow $6.4 million in subscription proceeds from this offering. The Company released these proceeds from escrow in January 1999 and used $5.0 million of the proceeds to capitalize the Laurel bank. The Company will use the remaining net offering proceeds as working capital. With the successful completion of these two offerings, the Company has maintained a high level of liquidity that has been adequate to meet planned capital expenditures, as well as providing the necessary cash requirements of the Company needed for operations. The Company's Federal Funds sold position, which is typically its primary source of liquidity, averaged $1.3 million during the year ended December 31, 1998 and was $3.0 million at December 31, 1998. Also, the

Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 1998, advances available totaled approximately $3.3 million (excluding $1.2 million drawn).

         Management regularly reviews the liquidity position of the Company and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

ACCOUNTING MATTERS

         In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS 130 established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position at the end of an accounting period. SFAS 130 is effective for fiscal years beginning after December 31, 1997, and the Company began following the statement in the first quarter of 1998. As required by the statement, reclassification of earlier periods has been reflected in the financial statements included elsewhere herein.

         In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in its financial statements and that those instruments be measured at fair value. Implementation is required for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company has not determined the impact the adoption of this statement may have on its consolidated financial statements.

IMPACT OF INFLATION

         Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

YEAR 2000 ISSUES

         Some computers, software, and other equipment include programming codes in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem."

ASSESSMENT

         The Year 2000 Problem could affect computers, software, and other equipment that the Company uses. Accordingly, the Company has developed a plan that provides for, among other things, the replacement or modification of existing information systems as necessary. Because the primary hardware and software systems are presently certified by their vendors as Year 2000 compliant, the Company has not incurred any significant costs to date relating to software modifications or new installations for the other systems. Most systems are made compliant through periodic software upgrades provided by the various vendors as part of the license agreements. However, while the Company does not expect the cost of these efforts to be material to its financial position or any year's operating results, there can be no assurance to this effect.

INTERNAL INFRASTRUCTURE

         The Company utilizes an in-house data processing system for most of its accounting functions. The Company's primary systems have been tested by proxy with the vendor, who has tested in environments with like software and hardware systems as the Company. Banking regulators have approved this type of testing as a valid means of testing. The Company has received and reviewed the vendor's Year 2000 test results. Based on this review, the Company does not believe that the data processing system has any material Year 2000 issues. The Company's agreement with this vendor includes warranties that their system is Year 2000 compliant in all respects, although the remedies available under such agreements are limited and specifically exclude special, incidental, indirect, and consequential damages. The Company believes that it has also identified substantially all of the major computers, software applications, and related equipment used in connection with its internal operations that must be modified, upgraded, or replaced to minimize the possibility of a material disruption of its business. Management has completed upgrading and is in the process of testing the systems that it has determined are not prepared for the year 2000. Management believes that the testing of its systems should be completed by June 30, 1999. Management estimates that expenditures associated with the Year 2000 issues have totaled $20,000. The Company does not believe that the cost related to these efforts will be material to its business.

SYSTEMS OTHER THAN INFORMATION TECHNOLOGY SYSTEMS

         In addition to computers and related systems, the operation of the Company's office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, and other devices, may be affected by the Year 2000 Problem. The Company has completed its assessment of the potential effect of, and the costs of remediating, the Year 2000 Problem on this equipment. The Company estimates that its total cost of completing any required modifications, upgrades, or replacements of these internal systems will not have a material effect on its business.

SUPPLIERS AND OTHER THIRD PARTIES

         The Company has been gathering information from and has initiated communications with its suppliers and other third parties to identify and, to the extent possible, resolve issues involving the Year 2000 Problem. The Company requires its vendors to provide warranties regarding Year 2000 compliance. The Company believes that the information systems and software it uses, and the network connections it maintains, are programmed to comply with Year 2000 requirements. However, there is a risk that they are not.

CUSTOMERS

         The Company believes that the largest Year 2000 Problem exposure to most banks is the preparedness of the customers of the banks. Management is addressing with its customers the possible consequences of not being prepared for Year 2000. Should large borrowers not sufficiently address this issue, the Company may experience an increase in loan defaults. The amount of potential loss from this issue is not quantifiable. Management is attempting to reduce this exposure by educating its customers.

         The Company has implemented and developed procedures to assess the level of Year 2000 risk among large loan customers. Loan officers perform a precredit analysis of all new large loans, and an assessment of the potential effects of the Year 2000 on the credit worthiness of borrowers is a part of the analysis. Loan officers are asking new commercial borrowers about compliance with minimum standards with regard to Year 2000 issues. Loan officers are to follow up with these borrowers to insure that progress on Year 2000 issues is being made. For existing large commercial loan customers, the Company is in the process of completing Year 2000 preparedness reviews.

MOST LIKELY CONSEQUENCES OF YEAR 2000 PROBLEMS

         The Company expects to identify and resolve all Year 2000 Problems that could materially adversely affect its business, financial condition, or operating results. However, the Company believes that it is not possible to determine with complete certainty that all Year 2000 Problems affecting it have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, the Company cannot accurately predict how many failures related to the Year 2000

Problem will occur with its suppliers, customers, or other third parties or the severity, duration, or financial consequences of such failures. As a result, the Company expects that it could possibly suffer the following consequences:

- A number of operational inconveniences and inefficiencies for the Company, its service providers, or its customers that may divert the Company's time and attention and financial and human resources from its ordinary business activities;

- System malfunctions that may require significant efforts by the Company or its service providers or customers to prevent or alleviate material business disruptions.

CONTINGENCY PLANS

         The Company is currently developing contingency plans to be implemented as part of its efforts to identify and correct Year 2000 Problems affecting its internal systems. The Company expects to complete its contingency plans by the end of the first quarter of 1999. Depending on the systems affected, these plans could include (a) accelerated replacement of any affected equipment or software; (b) short term use of backup equipment and software; (c) increased work hours for the Company's personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 Problems which arise; and
(d) other similar approaches. If the Company is required to implement any of these contingency plans, these plans could have a material adverse effect on its business, financial condition, or operating results.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
The First Bancshares, Inc.
Hattiesburg, Mississippi


We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc., and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of The First Bancshares, Inc., and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                             /s/ T. E. LOTT & COMPANY



Columbus, Mississippi
February 11, 1999

                           THE FIRST BANCSHARES, INC.

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

         ASSETS                                                              1998                  1997
         ------                                                          ------------          ------------

Cash and due from banks                                                  $  1,457,280          $    970,262
Interest-bearing deposits with banks                                           95,205                    --
Federal funds sold                                                          2,963,203             1,870,000
                                                                         ------------          ------------
   Total cash and cash equivalents                                          4,515,688             2,840,262
Securities (Note C)                                                         7,486,251             4,303,587
Loans, net of reserve for loan losses of $347,305 in
   1998 and $193,566 in 1997 (Note D)                                      32,058,567            17,293,861
Premises and equipment (Note E)                                             3,604,364             2,092,225
Interest receivable                                                           324,805               188,365
Other assets                                                                1,922,966               808,338
                                                                         ------------          ------------

                                                                         $ 49,912,641          $ 27,526,638
                                                                         ============          ============
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Deposits:
   Noninterest-bearing                                                   $  3,406,983          $  2,479,084
   Time, $100,000 or more                                                   8,372,200             2,631,198
   Other interest-bearing                                                  23,887,576            15,948,103
                                                                         ------------          ------------
      Total deposits                                                       35,666,759            21,058,385
Interest payable                                                              166,112                94,649
Stock subscriptions deposits (Note A)                                       6,432,645                    --
Borrowed funds (Note F)                                                     1,200,000                    --
Other liabilities                                                              24,893                 5,900
                                                                         ------------          ------------
   Total liabilities                                                       43,490,409            21,158,934
                                                                         ------------          ------------

Commitments and contingent liabilities (Note J)

Stockholders' Equity  (Note G):
   Common stock, par value $1 per share; 10,000,000
      shares authorized; issued and outstanding
      721,848 at December 31, 1998 and 1997                                   721,848               721,848
   Preferred stock, par value $1 per share, 10,000,000
      shares authorized; no shares issued and
      outstanding                                                                  --                    --
   Additional paid-in capital                                               6,451,456             6,451,456
   Accumulated deficit                                                       (750,879)             (817,651)
   Accumulated other comprehensive income                                        (193)               12,051
                                                                         ------------          ------------
      Total stockholders' equity                                            6,422,232             6,367,704
                                                                         ------------          ------------

                                                                         $ 49,912,641          $ 27,526,638
                                                                         ============          ============

        The accompanying notes are an integral part of these statements.

                           THE FIRST BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                         1998                1997
                                                                         ----                ----

INTEREST INCOME
   Interest and fees on loans                                        $ 2,557,943         $ 1,141,101
   Interest and dividends on investment securities - taxable             400,044             290,247
   Interest on federal funds sold                                         75,122              91,354
   Interest on deposits in banks                                           2,070                  --
                                                                     -----------         -----------
                                                                       3,035,179           1,522,702

INTEREST EXPENSE
   Interest on time deposits of $100,000 or more                         217,225              68,385
   Interest on other deposits                                          1,194,699             572,762
   Interest on borrowed funds                                              6,440                  --
                                                                     -----------         -----------
                                                                       1,418,364             641,147
                                                                     -----------         -----------

   Net interest income                                                 1,616,815             881,555
   Provision for loan losses                                             169,748             156,418
                                                                     -----------         -----------
      Net interest income after provision for loan losses              1,447,067             725,137

OTHER INCOME
Service charges on deposit accounts                                      165,455              67,543
Other service charges and fees                                            39,187              24,723
Securities gains (losses)                                                    597                  --
Other (Note E)                                                             9,675             123,858
                                                                     -----------         -----------
                                                                         214,914             216,124
OTHER EXPENSES
Salaries                                                                 724,098             531,754
Employee benefits                                                        123,468             100,538
Occupancy expense                                                         95,590              77,401
Furniture and equipment expense                                          152,111             122,739
Supplies and printing                                                     63,653              40,280
Marketing and public relations                                            39,199              43,245
Other                                                                    397,090             287,297
                                                                     -----------         -----------
                                                                       1,595,209           1,203,254
                                                                     -----------         -----------
Net income (loss)                                                    $    66,772         $  (261,993)
                                                                     ===========         ===========
Net income (loss) per common share:
Basic                                                                $       .09         $      (.36)
Diluted                                                                      .09                (.36)


        The accompanying notes are an integral part of these statements.

                           THE FIRST BANCSHARES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                             Accumulated
                                                                                                Other
                                Compre-                                                        Compre-
                                hensive         Common         Paid-in       Accumulated       hensive
                                Income           Stock         Capital         Deficit         Income           Total
                              -----------     -----------    -----------     -----------     -----------     -----------

Balance,
   January 1, 1997                            $   721,848    $ 6,451,456     $  (555,658)    $     2,883     $ 2,620,529

Comprehensive income:
   Net loss for 1997          $  (261,993)             --             --        (261,993)             --        (261,993)
   Net change in
    unrealized gain (loss)
    on available-for-sale
    securities, net of tax          9,168              --             --              --           9,168           9,168
                              -----------     -----------    -----------     -----------     -----------     -----------
Comprehensive income          $  (252,825)
                              ===========

Balance,
   December 31, 1997                              721,848      6,451,456        (817,651)         12,051       6,367,704

Comprehensive income:
   Net profit for 1998        $    66,772              --             --          66,772              --          66,772
   Net change in
    unrealized gain (loss)
    on available-for-sale
    securities, net of tax        (12,244)             --             --              --         (12,244)        (12,244)
                              -----------     -----------    -----------     -----------     -----------     -----------
Comprehensive income          $    54,528
                              ===========

Balance,
   December 31, 1998                          $   721,848    $ 6,451,456     $  (750,879)    $      (193)    $ 6,422,232
                                              ===========    ===========     ===========     ===========     ===========





        The accompanying notes are an integral part of these statements.

                           THE FIRST BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                    PERIODS ENDED DECEMBER 31, 1998 AND 1997

                                                                     1998                  1997
                                                                 ------------          ------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                $     66,772          $   (261,993)
Adjustments to reconcile net income to net cash:
     Depreciation and amortization                                    189,181               157,333
     Provision for loan losses                                        169,748               156,418
     Amortization and accretion                                      (103,499)             (101,992)
     Increase in interest receivable                                 (136,440)             (152,789)
     Increase in other assets                                      (1,159,793)             (672,157)
     Increase in interest payable                                      71,463                68,003
     Securities gains                                                    (597)                   --
     Increase (decrease) increase in other liabilities                 18,993               (17,036)
                                                                 ------------          ------------

Net cash used in operating activities                                (884,172)             (824,213)
                                                                 ------------          ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities                        (15,670,883)           (6,252,319)
Proceeds from maturities and calls of available-for-sale
     securities                                                    12,195,011             6,782,920
Purchase of securities to be held-to-maturity                         385,060              (507,001)
Increase in loans                                                 (14,934,454)          (13,160,007)
Additions to premises and equipment                                (1,656,155)             (520,826)
                                                                 ------------          ------------

Net cash used in investing activities                             (19,681,421)          (13,657,233)
                                                                 ------------          ------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Increase in deposits                                          14,608,374            13,551,736
     Increase in borrowed funds                                     1,200,000                    --
     Stock subscriptions                                            6,432,645                    --
                                                                 ------------          ------------

     Net cash provided by financing activities                     22,241,019            13,551,736
                                                                 ------------          ------------

Net increase (decrease) in cash and cash equivalents                1,675,426              (929,710)

Cash and cash equivalents at beginning of year                      2,840,262             3,769,972
                                                                 ------------          ------------

Cash and cash equivalents at end of year                         $  4,515,688          $  2,840,262
                                                                 ============          ============

CASH PAID DURING THE YEAR FOR:
     Interest                                                    $  1,346,901          $    573,144
     Income taxes                                                          --                    --



        The accompanying notes are an integral part of these statements.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE A - NATURE OF BUSINESS

     The First Bancshares, Inc. (the Company) is a bank holding company whose business is conducted by its wholly-owned subsidiary, The First National Bank of South Mississippi (the Bank). The Bank provides a full range of banking services in its primary market area of Lamar County, Mississippi, and the surrounding counties. The Company commenced its banking operations in August, 1996. The Company, as a bank holding company, is regulated by the Federal Reserve Bank. The Bank is subject to the regulation of the Office of the Comptroller of the Currency (OCC).

     In June, 1998, the Company entered into a development agreement with the organizers of The First National Bank of the Pine Belt, a proposed de novo community bank in Laurel, Mississippi (the Laurel Bank), for the purpose of the Laurel Bank becoming a wholly-owned subsidiary of the Company. In connection with the formation of the Laurel Bank, the Company made a public offering for the sale of a minimum of 340,000 shares and a maximum of 533,333 shares of its common stock at a price of $15 per share. The offering was closed on December 31, 1998. The net proceeds from the sale of common stock will be used as an initial capital injection into the Laurel Bank and for general corporate purposes. At December 31, 1998, the Company had received subscriptions to purchase 428,843 shares of its common stock for an aggregate purchase price of $6,432,645. Subscription proceeds remained in escrow as of December 31, 1998, pending issuance of shares and receipt of routine regulatory approvals. On January 19, 1999, the Laurel Bank received approval from its banking regulator to begin banking operations, and the Company used $5 million of the net proceeds to purchase all of the capital stock of the Laurel Bank.

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

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE B - SUMMARY OF ACCOUNTING POLICIES  (Continued)

     3. CASH AND DUE FROM BANKS

     Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve and other banks.

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

     Trading Account Securities

     Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 1998 and 1997.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE B - SUMMARY OF ACCOUNTING POLICIES  (Continued)

     5. LOANS

     Loans are carried at the principal amount outstanding, net of the reserve for loan losses. Interest income on loans is recognized based on the principal balance outstanding and the stated rate of the loan. Loan origination fees and certain direct organization costs are capitalized and recognized as an adjustment on the related loan.

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

     8. STOCK OPTIONS

     Financial Accounting Standards Board (FASB) Statement No. 123, "Accounting for Stock-Based Compensation," requires a fair value-based method of measuring employee stock options. Under this method, compensation cost is measured at the option grant date based on the value of the award and is recognized over the service period. In lieu of recording the value of such options, the Company has elected to continue to measure compensation cost using Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees," and to provide pro forma disclosures quantifying the difference between compensation cost included in reported net income and the related cost measured by such fair value-based method.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE B - SUMMARY OF ACCOUNTING POLICIES  (Continued)

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

     12. PER SHARE AMOUNTS

     In February, 1997, the FASB issued Statement No. 128, "Earnings Per Share," which is effective for years ending after December 15, 1997. Under Statement No. 128, two per share amounts are to be considered and presented, if applicable. Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reporting period. Diluted per share data includes any dilution from potential common stock outstanding, such as exercise of stock options.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE B - SUMMARY OF ACCOUNTING POLICIES  (Continued)

     12. PER SHARE AMOUNTS (Continued)

     The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations:

                                   For the Year Ended                         For the Year Ended
                                   December 31, 1998                          December 31, 1997
                        --------------------------------------     ---------------------------------------
                         Net Income                                 Net Income
                           (Loss)        Shares      Per Share        (Loss)        Shares       Per Share
                        (Numerator)  (Denominator)     Amount      (Numerator)   (Denominator)     Data
                        -----------  -------------   ---------     -----------   -------------   ---------

     Basic per
       share            $    66,712       721,848    $    . 09     $  (261,993)        721,848   $   (.36)
                                                     =========                                   ========

     Effect of
      dilutive
      shares:
       Stock
      options                    --        20,066                            --          8,865
                        -----------  ------------                  ------------  -------------

     Diluted per
        share           $    66,712  $    741,914    $      .09    $  (261,993)        730,713   $   (.36)
                        ===========  ============    ==========    ===========   =============   ========

     The diluted per share amounts were computed by applying the treasury stock method.

     13. RECLASSIFICATIONS

     Certain previously reported amounts have been reclassified to conform to the current year presentation. Such changes had no effect on previously reported net results of operations.

     14. ACCOUNTING PRONOUNCEMENTS

     In June, 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." Among other things, Statement No. 131 requires public companies to report (i) certain financial and descriptive information about their reportable operating segments (as defined), and (ii) certain enterprise-wide financial information about products and services, geographic areas and major customers. The required segment financial disclosures include a measure of profit or loss, certain specific revenue and expense items, and total assets in annual and interim financial statements. Management believes that the Company and its subsidiary operate under one segment, commercial banking, and additional disclosure is not required.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE B - SUMMARY OF ACCOUNTING POLICIES  (Continued)

     In June, 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and for Hedging Activities." Statement No. 133 requires all derivatives to be recorded on the balance sheet at fair value. Statement No. 133 is effective for fiscal periods beginning after June 15, 1999, and is not expected to have a material effect on the Corporation's consolidated financial statements.

NOTE C - SECURITIES

     Securities at December 31, 1998 and 1997, consisted of available-for-sale securities with a carrying amount of $7,363,737 and $3,796,862, respectively, and securities held-to-maturity with a carrying amount of $122,514 and $506,725, respectively. The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of these securities at December 31, 1998 and 1997, are as follows:

                                                                      1998
                                       -------------------------------------------------------------------
                                                            Gross              Gross             Estimated
                                       Amortized          Unrealized         Unrealized            Fair
                                          Cost              Gains              Losses              Value
                                       ----------         ----------         ----------         ----------

Available-for-sale securities:
    U. S. Treasury securities          $  499,973         $    3,307         $       --         $  503,280
    Mortgage-backed securities          3,285,761              7,540             11,040          3,282,261
    Corporate obligations               3,343,442                 --                 --          3,343,442
    Equity securities                     234,754                 --                 --            234,754
                                       ----------                            ----------

                                       $7,363,930         $   10,847         $   11,040         $7,363,737
                                       ==========         ==========         ==========         ==========
Held-to-maturity securities:
    Mortgage-backed securities         $  122,514         $    1,436         $       --         $  123,950
                                       ==========         ==========         ==========         ==========


                                                                      1997
                                       -------------------------------------------------------------------
                                                            Gross              Gross             Estimated
                                       Amortized          Unrealized         Unrealized            Fair
                                          Cost              Gains              Losses              Value
                                       ----------         ----------         ----------         ----------

Available-for-sale securities:
    U. S. Treasury securities          $  499,928         $    3,822         $       --         $  503,280
    Obligations of U.S.
       Government agencies                500,000         $       --                310            499,690
    Mortgage-backed securities          2,126,525              9,721              1,181          2,135,065
    Equity securities                     167,950                 --                 --            167,950
    Other securities                      490,407                 --                 --            490,407
                                       ----------         ----------         ----------         ----------

                                       $3,784,810         $   13,543         $    1,491         $3,796,862
                                       ===================================================================
Held-to-maturity securities:
    Mortgage-backed securities         $  506,725         $      877         $       --         $  507,602
                                       ==========         ==========         ==========         ==========

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE C - SECURITIES (Continued)

     The scheduled maturities of securities at December 31, 1998, are as follows:

                                                               Amortized          Estimated
                                                                  Cost            Fair Value
                                                               ----------         ----------

      Due in one year or less                                  $3,843,415         $3,846,722
      Mortgage-backed securities and equity securities          3,643,029          3,640,965
                                                               ----------         ----------

                                                               $7,486,444         $7,487,687
                                                               ==========         ==========

     Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

     Equity securities consist of stock in the Federal Reserve Bank and Federal Home Loan Bank (FHLB), the transferability of which is restricted.

     Gross gains of $614 and $-0- and gross losses of $17 and $-0- were realized on available-for-sale securities in 1998 and 1997, respectively.

     Securities with a carrying value of $1,541,000 and $499,310 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law. Securities with a carrying value of approximately $1,200,000 were pledged as collateral for FHLB advances at December 31, 1998.

NOTE D - LOANS

     Loans outstanding include the following types at December 31, 1998 and 1997:

                                                            (In Thousands)
                                                        1998              1997
                                                      --------          --------

      Commercial, financial, and agricultural         $ 12,378          $  5,187
      Real estate - construction                         3,166             2,031
      Real estate - mortgage                            12,935             7,864
      Installment loans to individuals                   3,718             2,392
      Other                                                209                13
                                                        32,406            17,487
      Reserve for loan losses                             (347)             (193)
                                                      --------          --------

                                                      $ 32,059          $ 17,294
                                                      ========          ========

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE D - LOANS  (Continued)

     Transactions in the allowance for loan losses were as follows:

                                                                     1998             1997
                                                                   --------         --------

      Balance at beginning of year                                 $193,566         $ 37,148

      Additions:
           Provision for loan losses charged to operations          169,748          156,418
           Recoveries                                                    --               --
                                                                   --------         --------
                                                                    363,314          193,566
      Deductions:
           Loans charged off                                         16,009               --
                                                                   --------         --------

      Balance at end of year                                       $347,305         $193,566
                                                                   ========         ========

     For the period ended December 31, 1998 and 1997, the Bank had no loans classified as impaired.

NOTE E - PREMISES AND EQUIPMENT

     The detail of premises and equipment at December 31, 1998 and 1997, is as follows:

                                                  1998                1997
                                              -----------          -----------

      Premises:
           Land                               $   453,366          $   453,366
           Buildings and improvements           1,921,153            1,380,205
      Equipment                                   726,902              421,225
                                              -----------          -----------
                                                3,101,421            2,254,796
      Less accumulated depreciation              (308,305)            (162,571)
                                              -----------          -----------

                                              $ 2,793,116          $ 2,092,225
                                              ===========          ===========

     The amounts charged to operating expense for depreciation were $144,016 and $120,361 in 1998 and 1997, respectively.

     Included in other income for the year ended December 31, 1997, is a gain of $112,177 from the sale of nonbanking real estate.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE F - BORROWED FUNDS

     Borrowed funds consisted of the following:

                                                       December 31,
                                              -----------------------------
                                                 1998               1997
                                              ----------         ----------

      Advances from FHLB-Dallas:
           5.21%, due January 1, 2014         $  600,000         $       --
           5.28%, due January 1, 2014            600,000                 --
                                              ----------         ----------

                                              $1,200,000         $       --
                                              ==========         ==========

     The advances are collateralized by securities, first mortgage loans, FHLB stock and amounts on deposit with the FHLB.

NOTE G - REGULATORY MATTERS

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

     To ensure capital adequacy, quantitative measures have been established by regulators and these require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage). Management believes, as of December 31, 1998, that the Company and the Bank exceed all capital adequacy requirements.

     At December 31, 1998, the Bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has total risk-based capital of 10% or more, has Tier I risk-based

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE G - REGULATORY MATTERS  (Continued)

     ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization.

     The actual capital amounts and ratios at December 31, 1998 and 1997, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

                                                                                    ($ In Thousands)
                                                                   ---------------------------------------------------
                                                                          Company
                                                                       (Consolidated)                    Bank
                                                                   ----------------------       ----------------------
                                                                   Amount           Ratio       Amount           Ratio
                                                                   ------           -----       ------           -----

     DECEMBER 31, 1998
              Total risk-based                                     $6,691           16.7%       $5,229           13.3%
              Tier I risk-based                                     6,343           15.8%        4,882           12.5%
              Tier I leverage                                       6,343           12.7%        4,882           10.0%

     DECEMBER 31, 1997
              Total risk-based                                     $6,496           31.7%       $5,023           24.5%
              Tier I risk-based                                     6,303           30.7%        4,829           23.6%
              Tier I leverage                                       6,303           30.3%        4,829           23.2%

     The minimum amounts of capital and ratios as established by banking regulators at December 31, 1998 and 1997, are as follows:

                                                                                    ($ In Thousands)
                                                                   -------------------------------------------------
                                                                          Company
                                                                      (Consolidated)                    Bank
                                                                   ---------------------       ---------------------
                                                                   Amount          Ratio       Amount          Ratio
                                                                   ------          -----       ------          -----

     DECEMBER 31, 1998
              Total risk-based                                     $3,203           8.0%       $3,137           8.0%
              Tier I risk-based                                     1,602           4.0%        1,568           4.0%
              Tier I leverage                                       1,995           4.0%        1,958           4.0%

     DECEMBER 31, 1997
              Total risk-based                                     $1,640           8.0%       $1,638           8.0%
              Tier I risk-based                                       820           4.0%          819           4.0%
              Tier I leverage                                         839           4.0%          832           4.0%

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE G - REGULATORY MATTERS  (Continued)

     The Company's dividends, if any, will be made from dividends received from the Bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years. At December 31, 1998, the Bank had no retained net profits free of the restrictions.

NOTE H - COMPREHENSIVE INCOME

     As of January 1, 1998, the Company and the Bank adopted FASB Statement No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Unrealized gains and losses on securities available-for-sale, which prior to adoption were reported separately in stockholders' equity, are required to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement No. 130. The adoption of this statement had no impact on net income or stockholders' equity.

     In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting amounts that are displayed as part of net income for a period that also had been displayed as part of other comprehensive income. The disclosure of the reclassification amounts are as follows:

                                                                         Year Ended December 31,
                                                                       --------------------------
                                                                         1998              1997
                                                                       --------          --------

      Unrealized gains (losses) on securities
           available-for-sale, net of tax, arising during year         $(11,829)         $  2,883
      Less reclassification adjustment for (gains) losses
           included in net income, net of tax                              (395)            9,168
                                                                       --------          --------
      Net change in unrealized gains (losses) on securities
           available-for-sale, net of tax                              $(12,224)         $ 12,051
                                                                       ========          ========

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE I - INCOME TAXES

     The components of income tax expense (benefit) are as follows:

                                                             December 31,
                                                       -----------------------
                                                         1998           1997
                                                       --------       --------

      Current                                          $     --       $     --
      Deferred                                           19,685        (86,681)
      Change in valuation allowance                     (19,685)        86,681
                                                       --------       --------

                                                             --             --
                                                       ========       ========


     The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income (loss) before income taxes. A reconciliation of the differences is as follows:

                                                           Years Ended December 31,
                                          ---------------------------------------------------------
                                                    1998                             1997
                                          ------------------------         ------------------------
                                           Amount            %              Amount            %
                                          --------        --------         --------        --------

     Income taxes at statutory rate       $ 22,702              34%        $(89,077)            (34%)
     Other items                            (3,017)             (6%)          2,396               1%
     Change in valuation allowance         (19,685)            (28%)         86,681              33%
                                          --------        --------         --------        --------

                                                --              --               --              --
                                          ========        ========         ========        ========

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE I - INCOME TAXES (Continued)

     The components of deferred income taxes are as follows:

                                                    December 31,
                                             --------------------------
                                               1998             1997
                                             ---------        ---------

     Deferred tax assets:
          Reserve for loan losses            $  90,690        $  50,975
          Preopening expenses                   79,720          108,872
          Bank premises and equipment           43,160           33,240
          Net operating loss carryover          99,240          137,470
                                             ---------        ---------
                                               312,810          330,557
     Valuation allowance                      (307,427)        (327,112)
                                             ---------        ---------
                                                 5,383            3,445
     Deferred tax liabilities:
          Securities                            (5,383)          (3,445)
                                             ---------        ---------

                                                    --               --
                                             =========        =========

     The Company has a net operating loss for income tax purposes at December 31, 1998 of approximately $265,000. Net operating losses will expire in the year 2011, if not previously utilized.

NOTE J - EMPLOYEE BENEFITS

     The Company and the Bank have an employment agreement with its President and Chief Executive Officer. The initial term of the agreement is for three years with an extension provision for an additional three year term. In July, 1998, the Company renewed the agreement for an additional three years. It provides for a minimum salary to be reviewed by the Board of Directors annually and increased at its discretion and allows for participation in any management incentive programs, long-term equity incentives, and eligibility for grants of any stock options, restricted stock, and other similar awards. In the first two years of operations of the Bank, bonuses were determined by the Board of Directors. Thereafter, the bonuses are based upon a percentage of net profits after taxes of the Bank. The agreement also provides for additional benefits in the event of termination after a change in control.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE J - EMPLOYEE BENEFITS (Continued)

     The Company has an employment agreement with the President of the Laurel Bank for a term of three years beginning June, 1998, to be extended for an additional three years unless either party serves written notice of its intent not to renew. The agreement provides for a minimum salary and allows for participation in management incentive or long-term incentive programs and to receive annual bonuses based upon criteria established by the Company's Board of Directors and subject to the discretion of the Company's Board of Directors. The agreement also provides for additional benefits in the event of termination after a change in control.

     In connection with the three year extension of the employment agreement with the President and Chief Executive Officer of the Company, the Company is obligated to issue additional stock options for 28,874 shares. The President of the Laurel Bank has been granted a stock option, with a term of seven years, to purchase at $15 per share a number of shares equivalent to 2.5% of the shares sold in the stock offering associated with the formation of the Laurel Bank. The options vest one-third per year for each of the first three years of operations of the Laurel Bank.

     The Bank provides a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of three percent or less, the Bank provides a matching contribution. Contributions by the Bank totaled $10,788 in 1998 and $8,646 in 1997.

NOTE K - STOCK PLANS

     In 1997, the Company adopted the 1997 Stock Option Plan (the Plan) which provides for the granting of options to purchase up to 72,185 shares of Company common stock by directors and key employees of the Company and its subsidiaries. The Plan is accounted for in accordance with APB Opinion 25 and related interpretations. Options currently outstanding become exerciseable in equal amounts in three years from the grant date and expire ten years after the grant date. The options are exercisable at not less than the market value of the Company's stock at the grant date. Accordingly, no compensation cost has been recognized for the Plan.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE K - STOCK PLANS (Continued)

     A summary of the status of the Plan as of December 31, 1998 and 1997 and changes during the years ending on those date is presented below:

                                                                December 31,
                                               ---------------------------------------------
                                                       1998                      1997
                                               -------------------       -------------------
                                                          Exercise                  Exercise
                                               Shares       Price        Shares       Price
                                               ------       ------       ------       ------

     Outstanding at beginning of year          72,185       $   10           --       $   --
     Options granted                               --           --       72,185           10
     Options exercised                             --           --           --           --
     Options forfeited                             --           --           --           --
                                               ------       ------       ------       ------

     Outstanding at end of year                72,185       $   10       72,185       $   10
                                               ======       ======       ======       ======

     Options exerciseable at end of year       47,029       $   10       24,061       $   10
                                               ======       ======       ======       ======

     Had compensation cost for the Plan been determined based on the fair values of the options at the grant dates consistent with the method of FASB Statement No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                                  1998             1997
                                                                              ------------     ------------

     Net income, pro forma                                                    $     28,297     $   (300,468)
     Basic net income (loss) per share, pro forma                                      .04             (.42)
     Diluted net income (loss) per share, pro forma                                    .04             (.42)

     The assumptions used in estimating compensation cost on a pro forma basis were: dividend yield of 0%, expected life of ten years, volatility of near 0%, and risk-free interest rate of 6.5%.

NOTE L - RELATED PARTY TRANSACTIONS

     In the normal course of business, the Bank makes loans to its directors and officers and to companies in which they have a significant ownership interest. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans amounted to

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE L - RELATED PARTY TRANSACTIONS (Continued)

     approximately $2,696,000 and $1,565,000 at December 31, 1998 and 1997,
     respectively. In the opinion of management, such loans are consistent with sound banking policies and are within applicable regulatory and lending limitations.

     The Bank contracted with a company in which a director is a principal to construct new bank buildings. Approximately $435,000 in 1998 and $310,000 in 1997 were paid to the company for construction costs. Management of the Company and of the Bank are of the opinion such transactions are consistent with sound business practices.

NOTE M - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

     In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The Bank had outstanding letters of credit of $471,000 and $82,500 at December 31, 1998 and 1997, respectively, and had made loan commitments of approximately $4,819,000 and $1,882,000, at December 31, 1998 and 1997, respectively. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instrument. The Bank uses the same credit policies in making commitments and conditional obligations as it does for its lending activities. No significant losses are anticipated as a result of these transactions.

     The primary market area served by the Bank is Forrest and Lamar Counties within South Mississippi. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 1998, management does not consider there to be any significant credit concentration within the loan portfolio. Although the Bank's loan portfolio, as well as existing commitments, reflect the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

     The Bank has Sixteenth Section land leases and contracts for bank premises. The leases have 40 year terms with annual rentals of $20,240 subject to reappraisals every 10 years.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE N- FAIR VALUE OF FINANCIAL INSTRUMENTS

     FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments," requires the Company to disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below. The following information does not purport to represent the aggregate consolidated fair value of the Company.

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

     FHLB Borrowed Funds - The fair value of the fixed rate borrowings are estimated using discounted cash flows, based upon current incremental borrowing rates for similar types of borrowing arrangements.

     Commitments to Extend Credit - Management is of the opinion the estimated fair value is not significantly different than the contractual or notational amounts.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS  (Continued)

     The carrying amount and estimated fair value of the Company's consolidated financial instruments are as follows:

                                                                    (In Thousands)
                                               -------------------------------------------------------
                                                  December 31, 1998              December 31, 1997
                                               ------------------------       ------------------------
                                               Carrying          Fair         Carrying          Fair
                                                Amount           Value         Amount           Value
                                               --------        --------       --------        --------

     Financial Assets:
          Cash and cash equivalents            $  4,517        $  4,517       $  2,840        $  2,840
                                               ========        ========       ========        ========
          Investment securities                $  7,486        $  7,488       $  4,304        $  4,304
                                               ========        ========       ========        ========

          Loans                                $ 32,406        $ 32,305       $ 17,487        $ 17,466
              Reserve for loan losses              (347)             --           (193)             --
                                               --------        --------       --------        --------

              Net Loans                        $ 32,059        $ 32,305       $ 17,294        $ 17,466
                                               ========        ========       ========        ========

     Financial Liabilities:
          Deposits:
              Noninterest-bearing demand       $  3,407        $  3,407       $  2,479        $  2,479
              Interest-bearing demand            10,190          10,190          6,666           6,666
              Savings                               415             415            200             200
              Certificates of deposit            21,655          21,706         11,713          11,719
                                               --------        --------       --------        --------

              Total Deposits                   $ 35,667        $ 35,718       $ 21,058        $ 21,064
                                               ========        ========       ========        ========

              Borrowed funds                   $  1,200        $  1,200       $     --        $     --
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

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE O - PARENT COMPANY FINANCIAL INFORMATION

     The balance sheets, statements of operations, and cash flows for The First Bancshares, Inc. (parent only) follow:

                                CONDENSED BALANCE SHEETS
                                                                        December 31,
                                                              -----------------------------
                                                                  1998              1997
                                                              -----------       -----------

       Assets:
          Interest-bearing deposit with subsidiary bank       $ 7,055,283       $ 1,480,758
          Investment in subsidiary bank                         4,895,907         4,861,510
          Land                                                    811,248                --
          Other                                                    96,226            32,861
                                                              -----------       -----------

                                                              $12,858,664       $ 6,375,129
                                                              ===========       ===========

       Liabilities:
          Stock subscriptions deposits                        $ 6,432,645       $        --
          Other                                                     3,787             7,425
          Stockholders' equity                                  6,422,232         6,367,704
                                                              -----------       -----------

                                                              $12,858,664       $ 6,375,129
                                                              ===========       ===========

                          CONDENSED STATEMENTS OF OPERATIONS
                                                                      December 31,
                                                                -------------------------
                                                                  1998            1997
                                                                ---------       ---------

     Income:
          Interest                                              $  97,944       $  73,435
          Other                                                        --           8,134
                                                                ---------       ---------
                                                                   97,944          81,569
     Expenses:
          Other                                                    77,813          44,034
                                                                ---------       ---------

     Income before income taxes and equity in
          undistributed  loss of subsidiary                        20,131          37,535
     Income taxes                                                      --           7,188
                                                                ---------       ---------
     Income before equity in undistributed loss of
          subsidiary                                               20,131          30,347
     Equity in undistributed earnings (loss) of
          subsidiary                                               46,641        (292,340)
                                                                ---------       ---------

     Net income (loss)                                          $  66,772       $(261,993)
                                                                =========       =========

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE O - PARENT COMPANY FINANCIAL INFORMATION  (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                 December 31,
                                                                        ------------------------------
                                                                           1998                1997
                                                                        -----------        -----------

     CASH FLOWS FROM OPERATING ACTIVITIES:
          Net income (loss)                                             $    66,772        $  (261,993)
     Adjustments to reconcile net loss to net cash
          and cash equivalents:
              Equity in undistributed earnings (loss) of
                  subsidiary                                                (46,641)           292,340
              Other, net                                                    (67,003)           (60,327)
                                                                        -----------        -----------
              Net cash used in operating activities                         (46,872)           (29,980)
                                                                        -----------        -----------

     CASH FLOWS FROM INVESTING ACTIVITIES:
          Investment in subsidiary                                               --                 --
           Acquisition of fixed assets                                     (811,248)            (4,800)
                                                                        -----------        -----------
              Net cash used in investing activities                        (811,248)            (4,800)
                                                                        -----------        -----------

     CASH FLOWS FROM FINANCING ACTIVITIES:
          Stock subscriptions                                             6,432,645                 --
                                                                        -----------        -----------
              Net cash provided by financing activities                   6,432,645                 --
                                                                        -----------        -----------

          Net increase (decrease) in cash and cash
              equivalents                                                 5,574,525            (34,780)

          Cash and cash equivalents at beginning of
              period                                                      1,480,758          1,515,538
                                                                        -----------        -----------

          Cash and cash equivalents at end of period                    $ 7,055,283        $ 1,480,758
                                                                        ===========        ===========

                                    DIRECTORS

    NAME                                      PRINCIPAL OCCUPATION
------------                              ----------------------------

David E. Johnson                          Chairman of the Board and CEO
David Waldron Bomboy                      Orthopedic Surgeon
M. Ray (Hoppy) Cole, Jr.                  Sec/Tres & CFO The Headrick Companies, Inc.
E. Ricky Gibson                           President and Owner, N & H Electronics
Fred A. McMurry                           Vice President and General Manager, Havard Pest Control
Dawn T. Parker                            HP Cattle Company
Perry E. Parker                           Currency Options Trader, Deutche Bank-NY
Ted E. Parker                             Cattle Farmer
Dennis L. Pierce                          Real Estate Developer
David L. Rice, III, DMD                   Dentist
Charles T. Ruffin                         President and COO
J. Douglas Seidenburg                     Owner & President Mulloy-Seidenburg & Co, Ltd. CPA's
Ralph T. Simmons                          Retired VP Sunbeam-Oster Corp.
A. L. Smith                               Owner, A. L. Smith Oil Co., Inc.
Andrew D. Stelelman                       London and Stelelman Realtors


                                                       OFFICERS

THE FIRST BANCSHARES, INC.                      THE FIRST NATIONAL BANK OF SOUTH MISSISSIPPI
David E. Johnson                                David E. Johnson
Chairman of the Board & CEO                     Chairman of the Board & CEO

Charles T. Ruffin                               Charles T. Ruffin
Chief Financial Officer                         President and COO

William M. Renovich                             Irvinder "Bandy" Singh
Vice President                                  Sr. Vice President and Senior Lender

Chandra B. Kidd                                 Jessie M. Laird
Corporate Secretary                             Vice President, Branch Manager, Lincoln Rd. Branch

                                                Canda R. Smith Olmi
                                                Vice President & Mgt. Loan Originator

                                                David O. Thoms, Jr., Vice President, Operations

                                                Chandra B. Kidd, Vice President & Corporate Secretary

                                                Amy J. Davis, Asst. Vice President, Data Processing

                                                Christopher M. Hester, Asst. Vice President

                             SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 5:00 p.m., Thursday, May 27, 1999, at the principal offices of The First National Bank of South Mississippi, 6480 U.S. Highway 98 West Hattiesburg, Mississippi 39402. All shareholders are invited.

CORPORATE OFFICE                            GENERAL COUNSEL

6480 U.S. Highway 98 West                   Nelson Mullins Riley & Scarborough, L.L.P.
Hattiesburg, Mississippi  39402             First Union Plaza, Suite 1400
(601) 268-8998                              999 Peachtree Street, N.E.
(601) 268-8904 (fax)                        Atlanta, Georgia  30309


STOCK TRANSFER AGENT                        INDEPENDENT AUDITOR

Registrar and Transfer Company              T.E. Lott & Company
10 Commerce Drive                           A Professional Association
Cranford, NJ  07016                         Certified Public Accountants
1-800-368-5948                              Columbus, Mississippi

FORM 10-K

Copies of The First Bancshares, Inc. Annual Report to the Securities and Exchange Commission, Form 10K, and other information may be obtained from:
Charles T. Ruffin, The First National Bank of South Mississippi, Post Office Box 15549, Hattiesburg, Mississippi 39404-5549.

                                STOCK INFORMATION

         There is currently no established public trading market in the Common Stock, and trading and quotations of the Common Stock have been limited and sporadic. The Company issued an additional 428,843 shares of its common stock at $15.00 per share in its public offering in connection with the formation of the Laurel bank, which closed on December 31, 1998. Based on information available to the Company from a limited number of sellers and purchasers of Common Stock, the Company is aware of several transactions between August 27, 1996 and December 31, 1996, all of which were at $10.00 per share, and the Company believes transactions in the Common Stock ranged from $10.00 to $12.00 during 1997 and from $12.00 to $17.50 during 1998.

         All outstanding shares of Common Stock of the Company are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors. The Company does not plan to declare any dividends in the immediate future. As of December 31, 1999 the Company had 1,200 shareholders of record.