Form 10KSB, Exhibit 13
period 2001-12-31
FIRST BANCSHARES INC /MS/
filed 2002-04-01
CIK 947559

EXHIBIT 13

                                         THE FIRST BANCSHARES, INC.
                                             2001 ANNUAL REPORT

SHAREHOLDER INFORMATION

ANNUAL MEETING

         The Annual Meeting of Shareholders will be held at 5:00 p.m., Tuesday, April 23, 2002, at the principal offices of The First National Bank of South Ms, 6480 U.S. Highway 98 West, Hattiesburg, MS 39402. All shareholders are invited.

STOCK TRANSFER AGENT                              INDEPENDENT AUDITOR

Registrar and Transfer Company                    T.E. Lott & Company
10 Commerce Blvd.                                 A Professional Association
Cranford, NJ  07016                               Certified Public Accountants
1-800-368-5948                                    Columbus, Mississippi

FORM 10-KSB

         Copies of the Form 10-KSB Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, are available without charge upon request to:

                         The First Bancshares, Inc.
                         6480 U.S. Highway 98 West (39402)
                         Post Office Box 15549
                         Hattiesburg, Mississippi  39404-5549

         The Form 10-KSB Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, serves as the alternative annual disclosure statement pursuant to 12 CFRss.350.5.

STOCK INFORMATION

         The Company's articles of incorporation authorize it to issue up to 10,000,000 shares of Common Stock. As of March 4, 2002, the Company had 1,165,165 shares outstanding, held by shareholders of record.

         The Common Stock of the Company is not traded on any exchange and there is no public trading market for its common stock. Trading of the Common Stock has been limited and sporadic. The Company issued 721,848 shares of its currently issued and outstanding Common Stock in its initial public offering, which closed on August 27, 1996. The price per share in the initial public offering was $10.00.

The Company issued an additional 428,843 shares of its common stock in its public offering in connection with the formation of the Laurel Bank, which closed on December 31, 1998. The price per share in this offering was $15.00.

         The Company is not aware of all prices at which the Common Stock has been traded since the initial offering. Based on information available to the Company from a limited number of sellers and purchasers of Common Stock, the Company is aware of several transactions between August 27, 1996 and December 31, 1996, all of which were at $10.00 per share, and the Company believes transactions in the Common Stock ranged from $10.00 to $12.00 during 1997, from $12.00 to $17.50 during 1998, from $15.00 to $17.50 during 1999, from $15.00 to $18.00 during 2000, and from $16.00 to $17.25 during 2001.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         The Company was incorporated on June 23, 1995 and serves as a financial holding company for The First National Bank of South Mississippi ("The First"), located in Hattiesburg, Mississippi and the First National Bank of the Pine Belt (Pine Belt), located in Laurel, Mississippi. The First began operations on August 5, 1996 from its main office in the Oak Grove community, which is on the outskirts of Hattiesburg. The First also operates two branches in Hattiesburg and one in Purvis, Mississippi. Pine Belt began banking operations on January 19, 1999. Pine Belt has one office located in Laurel, Mississippi. The Company and its subsidiary banks engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small - to medium-sized businesses, professional concerns, and individuals. The First and Pine Belt are wholly-owned subsidiary banks of the Company.

         The Company's primary source of revenue is interest income and fees, which it earns by lending and investing the funds which are held on deposit. Because loans generally earn higher rates of interest than investments, the Company seeks to employ as much of its deposit funds as possible in the form of loans to individuals, businesses, and other organizations. To ensure sufficient liquidity, the Company also maintains a portion of its deposits in cash, government securities, deposits with other financial institutions, and overnight loans of excess reserves (known as "Federal Funds sold") to correspondent banks. The revenue which the Company earns (prior to deducting its overhead expenses) is essentially a function of the amount of the Company's loans and deposits, as well as the profit margin ("interest spread") and fee income which can be generated on these amounts.

         The Company grew from approximately $117.6 million in total assets, $83.6 million in loans, $96.8 million in deposits, and $13.2 million in shareholders' equity at December 31, 2000 to approximately $135.6 million in total assets, $94.3 million in loans, $113.2 million in deposits, and $14.0 million in shareholders' equity at December 31, 2001. The Company enjoyed its first quarterly profit in the third quarter of 1997 and reported a net profit for the year 1998. For the year ended 1999, the Company reported a net loss of $173,000. Included in this loss was a loss of $513,000 reported by Pine Belt for the period beginning January 19, 1999 (opening date) and ended December 31, 1999. The First reported net income of $609,000 and $403,000 for the years ended December 31, 2001, and 2000, respectively. For the years ended December 31, 2001, and 2000, the Company reported consolidated net income of $672,000 and $565,000, respectively. Pine Belt reported net income of $92,000, and $168,000 for the years ended December 31, 2001, and 2000, respectively. Comparisons of the Company’s results for all of the periods presented should be made with an understanding of the Company’s short history. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company’s Financial Statements and the Notes thereto and the other financial data included elsewhere.

         The following table demonstrates the Company's growth during each calendar year.

                                            SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
                                           (Dollars In Thousands, Except Per Share Data)

                                                              December 31,
                               --------------------------------------------------------------------------
                                   2001           2000           1999(1)          1998            1997
                               ------------   ------------   -------------    -----------     -----------
Earnings:
    Net interest income      $      4,967   $      4,083   $       2,929    $     1,617     $       881
    Provision for loan
       losses                         342            325             408            170             156
    Noninterest income              1,074            675             396            215             216
    Noninterest expense             4,781          3,874           3,212          1,595           1,203
    Net income (loss)                 672            565            (173)            67            (262)

Per Share Data:
    Basic net income
       per share                     $.58            $.49         $(.15)            $.09          $(.36)
    Diluted net income
       per share                      .57             .48          (.15)             .09           (.36)

Selected Year End
    Balances:
       Total assets          $    135,621   $    117,582   $      91,356    $    49,912     $    27,527
       Securities                  22,946         19,390          14,481          7,486           4,303
       Loans,
        net of allowance           93,231         82,583          60,887         32,059          17,294
       Deposits                   113,237         96,845          73,514         35,667          21,058
       Stockholders'
          equity                   13,990         13,181          12,473          6,422           6,368

(1) Includes the first period of operations of Pine Belt.

Results of Operations

         The following is a summary of the results of operations by the subsidiary banks for the years ended December 31, 2001 and 2000.

         Results of operations by subsidiary bank:
                                                                   (In thousands)

                                                     The First                       Pine Belt
                                            ----------------------------    ---------------------------
                                                 2001           2000            2001            2000
                                            ------------   -------------    -----------     -----------

    Interest income                         $      6,560   $       5,882    $     3,179     $    2,792
    Interest expense                               3,042           3,115          1,782           1,582
                                            ------------   -------------    -----------     -----------
       Net interest income                         3,518           2,767          1,397           1,210
    Provision for loan losses                        173             169            169             156
                                            ------------   -------------    -----------     -----------
       Net interest income after
         provision for loan losses                 3,345           2,598          1,228           1,054
                                            ------------   -------------    -----------     -----------

    Other income                                     886             597            295             143
    Other expense                                  3,299           2,706          1,491           1,117
    Income tax expense (benefit)                     323              86            (60)            (88)
                                            ------------   -------------    -----------     -----------

       Net income                           $        609   $         403    $        92     $       168
                                            ============   =============    ===========     ===========

The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2001 and 2000:

                                                                                2001            2000
                                                                            -----------     -----------
    Net interest income:
       Combined net interest income of subsidiary banks                     $     4,915     $     3,977
       Intercompany eliminations                                                     52             106
                                                                            -----------     -----------

                                                                            $     4,967     $     4,083
                                                                            ===========     ===========
    Net income:
       Combined net income (loss) of subsidiary banks                               701     $       571
       Net income (loss) of the Company, excluding
          intercompany accounts                                                     (29)             (6)
                                                                            -----------     -----------

                                                                            $       672     $       565
                                                                            ===========     ===========

Consolidated Net Income

         The Company reported consolidated net income of $672,000 for the year ended December 31, 2001, compared to a consolidated net income of $565,000 for the year ended December 31 2000. This was the result of an increase in interest income due to the continued growth of earning assets and an increase in other income as service charges on deposit accounts increased due to growth in deposits. The increases in income were partially offset by an increase in noninterest expense of $907,000 which was the result of anticipated staff additions and other operating costs related to the growth of the subsidiary banks.

Consolidated Net Interest Income

         The largest component of net income for the Company is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on the Company's interest- earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

         Consolidated net interest income was $4,967,000 for the year ended December 31, 2001, as compared to $4,083,000 for the year ended December 31, 2000. This increase was the direct result of an increase in average earnings assets for the year 2001 to $118,003,000 compared to $96,471,000 for the year 2000. This increase in earning assets was funded by an increase in deposits. Deposits at December 31, 2001, totaled $113,238,000 compared to $96,845,000 at December 31, 2000. Average interest- bearing liabilities for the year 2001 was $104,449,000 compared to $84,015,000 for the year 2000. At December 31, 2001, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.67% compared to 3.64% at December 31, 2000. The net interest margin (which is net interest income divided by average earning assets) was 4.27% for the year 2001, compared to 4.28% for the year 2000. Rates paid on average interest-bearing liabilities decreased from 5.46% for the year 2000 to 4.75% for the year 2001. Interest earned on assets and interest accrued on liabilities are significantly influenced by market factors, specifically interest rates as set by Federal agencies. Interest rates, as set by the Federal Reserve Bank, reflected decreases throughout the year 2001. Average loans comprised 76.1% of average earning assets for the year 2001 compared to 79.8% for the year 2000.

         Average Balances, Income and Expenses, and Rates. The following tables depict, for the periods indicated, certain information related to the average balance sheet and average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

                                   Average Balances, Income and Expenses, and Rates

                                                                      Years Ended December 31,
                                            2001                             2000                         1999
                                -----------------------------     ---------------------------  -----------------------------
                                Average     Income/    Yield/     Average    Income/   Yield/  Average     Income/    Yield/
                                Balance     Expense     Rate      Balance    Expense    Rate   Balance     Expenses     Rate
                                -------     -------    ------     -------    -------    ----   --------    --------     ----
                                                                       (Dollars in thousands)

Assets
Earning Assets
   Loans (1) (2) .............$ 89,762      $8,535      9.51%    $76,964     $7,491     9.73%   $ 47,808    $4,531    9.48%
   Securities.................. 21,071       1,104      5.24%     15,366        965     6.28%     11,801       683    5.79%
 Federal funds sold              6,231         258      4.14%      3,765        197     5.23%      3,531       179    5.07%
 Other                             939          40      4.25%        376         22     5.85%       706         37    5.24%
                              --------      ------      -----     ------     ------    ------    -------    ------   ------
      Total earning assets.....118,003       9,937      8.42%     96,471      8,675     8.99%     63,846     5,430    8.50%
                              --------      ------      -----     ------     ------    ------    -------    ------   ------

   Cash and due from banks...    3,503                             3,760                           2,927
   Premises and equipment....    7,224                             5,688                           3,527
   Other assets..............    1,999                             1,249                           1,594
   Allowance for loan losses.    (991)                             (884)                           (398)
                              --------                         ---------                        --------
   Total assets.............  $129,738                          $106,284                        $ 71,496
                              ========                         =========                        ========

Liabilities
  Interest-bearing
     liabilities........      $104,449       4,970     4.75%     $84,015      4,592     5.46%   $ 54,421     2,501    4.60%
                                             -----                           ------                         ------
   Demand deposits (1)......    11,348                             9,181                           5,898
   Other liabilities........       398                               478                             262
   Shareholders' equity.....    13,543                            12,610                          10,915
                             ---------                          --------                        --------
     Total liabilities
     and shareholders'
     equity                   $129,738                          $106,284                        $ 71,496
                             =========                          ========                        ========

   Net interest spread.......                          3.67%                            3.64%                         3.90%
   Net interest income/
     margin................                 $4,967     4.27%                 $4,083     4.28%               $2,929    4.59%
                                            ======                           ======                         ======

--------------------
(1)   All loans and deposits were made to borrowers in the United States.  The Company had no significant nonaccrual loans during the periods presented.  Loans include held for sale loans.
(2)  Includes loan fees of $883, $557, and $443, respectively.
(3)  Amounts for the year 2000 and 1999 were reclassified to conform with 2001.
Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.
                           Analysis of Changes in Consolidated Net Interest Income

                                                           Year Ended December 31,                  Year Ended December 31,
                                                               2001 versus 2000                         2000 versus 1999
                                                          Increase (decrease) due to               Increase (decrease) due to
                                                          --------------------------               --------------------------
                                                          Volume     Rate        Net               Volume      Rate       Net
                                                          ------     ----        ---               ------      ----       ---
                                                                                (Dollars in thousands)

Earning Assets
Loans   ............................................     $1,245      (201)    $1,044                $1,736  $ 1,224       $2,960
Securities...................................               358      (219)       139                    85      197          282
Federal funds sold and securities purchased under           102       (41)        61                     1       17           18
agreements to resell.........................
Other short-term investments.................                33       (15)        18                   (7)      (8)         (15)
                                                         ------     ------    ------                ------   ------       -------
.........................Total interest income             1,738      (476)     1,262                 1,815    1,430        3,245
                                                         ------     ------    ------                ------   ------       -------

Interest-Bearing Liabilities
Interest-bearing transaction accounts...............        287      (260)        27                   152       49          201
Money market accounts........................                32      (159)     (127)                  (33)      285          252
Savings deposits.............................                13       (14)       (1)                     3        5            8
Time deposits................................               698      (202)       496                   543      824        1,367
Borrowed funds...............................                21       (38)      (17)                    93      170          263
                                                         ------     ------    ------                ------   ------       -------
........................Total interest expense             1,051      (673)       378                   758     1,33         2,091
                                                         ------     ------    ------                ------   ------       -------

Net interest income..........................            $  687    $  197      $ 884               $ 1,057  $    97        $1,154
                                                         ------     ------    ------                ------   ------       -------
                                                         ------     ------    ------                ------   ------       -------

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

         The following tables illustrate the Company's consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 1999, 2000, and 2001.

                                                                            December 31, 1999
                                                ------------------------------------------------------------------------------
                                                                   After Three
                                                      Within         Through        Within      Greater Than
                                                       Three         Twelve          One        One Year or
                                                      Months         Months          Year       Nonsensitive       Total
                                                      ------         ------          ----       ------------       -----
                                                                             (Dollars in thousands)

Assets
    Earnings Assets:
       Loans....................................    $  16,050         $10,503     $   26,553     $   35,073     $   61,626
       Securities (2)...........................        2,402           1,014          3,416         11,065         14,481
       Funds sold and other.....................        6,674               -          6,674              -          6,674
                                                    ---------         -------     ----------     ----------     ----------
           Total earning assets.................       25,126          11,517         36,643         46,138         82,781
                                                    ---------         -------     ----------     ----------     ----------

Liabilities
    Interest-bearing liabilities:
    Interest-bearing deposits:
      NOW accounts (1).........................     $     -        $    7,743     $    7,743     $      -       $    7,743
      Money market accounts....................        14,370             -           14,370            -           14,370
      Savings deposits (1) ....................           -               668            668            -              668
      Time deposits............................        10,918          20,777         31,695         10,952         42,647
                                                    ---------         -------     ----------     ----------     ----------
          Total interest-bearing deposits......        25,288          29,188         54,476         10,952         65,428
   Borrowed funds..............................         1,000             404          1,404          3,586          4,990
                                                    ---------         -------     ----------     ----------     ----------
   Total interest-bearing liabilities..........        26,288          29,592         55,880         14,538         70,418
                                                    ---------         -------     ----------     ----------     ----------
   Interest-sensitivity gap per period.........     $  (1,162)     $  (18,075)    $  (19,237)    $   31,600     $   12,363
                                                    ---------         -------     ----------     ----------     ----------
                                                    ---------         -------     ----------     ----------     ----------
   Cumulative gap at December 31, 1999.........     $  (1,162)     $  (19,237)    $  (19,237)    $   12,363     $   12,363
                                                    ---------         -------     ----------     ----------     ----------
                                                    ---------         -------     ----------     ----------     ----------
   Ratio of cumulative gap to total                    (1.40%)        (23.24%)       (23.24%)       14.93%
      earning assets at  December 31, 1999.....

                                                                            December 31, 1999
                                                ------------------------------------------------------------------------------
                                                                   After Three
                                                      Within         Through        Within      Greater Than
                                                       Three         Twelve          One        One Year or
                                                      Months         Months          Year       Nonsensitive       Total
                                                      ------         ------          ----       ------------       -----
                                                                             (Dollars in thousands)

Assets
    Earnings Assets:
       Loans..................................      $  18,454        16,379     $   34,833     $   48,728     $   83,561
       Securities (2).........................          9,080         1,675         10,755          8,636         19,391
       Funds sold and other...................          4,086            -           4,086             -           4,086
                                                        -----            -           -----             -           -----
           Total earning assets...............         31,620        18,054         49,674         57,364        107,038
                                                       ------        ------         ------         ------        -------

Liabilities
    Interest-bearing liabilities:
    Interest-bearing deposits:
       NOW accounts (1).......................      $      -     $   13,904     $   13,904     $      -       $   13,904
       Money market accounts..................         12,396           -           12,396            -           12,396
       Savings deposits (1) ..................            -             902            902            -              902
       Time deposits..........................         12,778        31,152         43,930         15,581         59,511
                                                       ------        ------         ------         ------         ------
          Total interest-bearing deposits.....         25,174        45,958         71,132         15,581         86,713
    Borrowed funds............................             -          4,092          4,092          2,768          6,860
                                                           -         ------          -----          -----          -----
    Total interest-bearing liabilities........         25,174        50,050         75,224         18,349         93,573
                                                       ------        ------         ------         ------         ------
    Interest-sensitivity gap per period.......      $   6,446       (31,996)    $  (25,550)    $   39,015     $   13,465
                                                    =========       =======         =======        =======        ======
    Cumulative gap at December 31, 2000.......      $   6,446       (25,550)    $  (25,550)    $   13,465     $   13,465
                                                    =========       =======         =======        =======        ======
                                                        6.02%       (23.87%)       (23.87%)         12.57%
    Ratio of cumulative gap to total earning
       assets at December 31, 2000 ...........

                                                                            December 31, 1999
                                                ------------------------------------------------------------------------------
                                                                   After Three
                                                      Within         Through        Within      Greater Than
                                                       Three         Twelve          One        One Year or
                                                      Months         Months          Year       Nonsensitive       Total
                                                      ------         ------          ----       ------------       -----
                                                                             (Dollars in thousands)

Assets
    Earnings Assets:
       Loans................................       $  41,454        19,169      $   60,223     $   34,068     $   94,291
       Securities (2).......................           8,504           432           8,936         14,010         22,946
       Funds sold...........................           3,896            -            3,896             -           3,896
                                                       -----            -            -----             -           -----
           Total earning assets.............          53,454        19,601          73,055         48,078        121,133
                                                      ------        ------          ------         ------        -------

Liabilities
    Interest-bearing liabilities:
    Interest-bearing deposits:
       NOW accounts (1).....................       $      -     $   15,653      $   15,653     $      -       $   15,653
       Money market accounts................          17,918           -            17,918            -           17,918
       Savings deposits (1) ................              -          1,782           1,782            -            1,782
       Time deposits........................          18,324        28,823          47,147         15,484         62,631
                                                      ------        ------          ------         ------         ------
          Total interest-bearing deposits...          36,242        46,258          82,500         15,484         97,984
    Borrowed funds..........................           1,143           528           1,671          6,161          7,832
                                                      ------        ------          ------         ------         ------
    Total interest-bearing liabilities......          37,385        46,786          84,171         21,645        105,816
                                                      ------        ------          ------         ------         ------
    Interest-sensitivity gap per period.....       $  16,469       (27,185)     $  (11,116)    $   26,433     $   15,317
                                                      ======        ======         =======         ======         ======
    Cumulative gap at December 31, 2001.....       $  16,469       (11,116)     $  (11,116)    $   15,317     $   15,317
                                                      ======        ======         =======         ======         ======
    Ratio of cumulative gap to total                  13.27%        (9.18%)         (9.18%)         12.64%
       earning assets at December 31, 2001..
--------------

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
(2) Securities include mortgage backed and other installment paying obligations based upon stated
      maturity dates.

         The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally from decreasing market rates of interest when it is liability sensitive. The Company currently is liability sensitive within the one-year time frame. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability sensitive-position within one year would not be as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income is also affected by other significant factors, including changes in the volume and mix of earning assets and interest-bearing liabilities.

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

         Additions to the allowance for loan losses, which are reported as the provision for loan losses on the Company's consolidated statement of operations, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. The allowance consists of two components: allocated and unallocated. The allocated portion of the allowance is based upon specific allocations to specific loans, including impaired loans, and upon historical loan loss experience based upon peer group ratios. Because the subsidiary banks were recently formed and have not yet established a reliable loss experience, management has elected to use the loss experience of the banks' peer groups in determining an appropriate allowance based upon internal loan grades.

         The unallocated component reflects management's estimate of the probable inherent but undetected losses within the portfolio due to uncertainties about economic conditions, changes in collateral values and borrower financial condition, as well as other risk factors that have not yet manifested themselves. The unallocated component is based upon the level of the allowance of the banks' peer groups.

         The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the allowance during a given period, and current and anticipated economic conditions.

         At December 31, 2001 the consolidated allowance for loan losses amounted to $1,060,000, or 1.12% of outstanding loans. At December 31, 2000 and 1999, the allowance for loan losses amounted to $978,000 and $740,000, respectively which was 1.18% and 1.20% of outstanding loans at December 31, 2000 and 1999. The Company's provision for loan losses was $342,000 for the year ended December 31, 2001, compared to $325,000 and $408,000 for the years ended December 31, 2000 and 1999, respectively. However, 1999 included $274,000 for Pine Belt which reflected management's efforts to maintain an adequate allowance on an unseasoned loan portfolio. In each case, the provision was made based on management's assessment of general loan loss risk and asset quality.

         A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis generally using the fair value of the collateral if the loan is collateral dependent. At December 31, 2001, and 2000, loans considered impaired were the same as nonaccrual loans as described in the following paragraph.

         The Company discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that the collection of interest is doubtful. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. The Company had nonaccrual loans of $175,000 and $58,000 and no restructured or other nonperforming loans at December 31, 2001, and 2000, respectively. At December 31, 2001 the Company had loans in the principal amount of $948,000 delinquent 30 to 89 days, and loans of approximately $288,000 that were delinquent 90 days or more. At December 31, 2000 the Company had loans in the principal amount of $644,000 delinquent by 30 to 89 days, and loans of approximately $90,000 that were delinquent by 90 days.

         A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming assets categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2001 and December 31, 2000, the subsidiary banks had potential problem loans of:

                                                                                  2001             2000
                                                                                  ----             ----

   The First                                                                  $  570,390        $ 242,362
   Pine Belt                                                                     399,073          739,608

                                   Consolidated Allowance For Loan Losses

                                                                              Years Ended December 31,
                                                         --------------------------------------------------------------------------

                                                             2001            2000            1999           1998         1997
                                                             ----            ----            ----           ----         ----
                                                                                  (Dollars in thousands)

Average loans outstanding                               $     89,762   $   76,964      $   47,808      $   24,359        $12,692
                                                              ======       ======          ======         =======        =======
Loans outstanding at period end.....................    $     94,291   $   83,561      $   61,626      $   32,406        $17,487
                                                              ======       ======          ======          ======        =======
Total nonperforming loans...........................             175           58              19              --             --
                                                              ======       ======      ==========          ======      =========
Beginning balance of allowance......................             978          740             347             194             37
Loans charged-off...................................           (277)         (161)            (25)           (16)            --
                                                              ------       ------      ----------          ------      ---------
Total loans charged-off.............................           (277)         (161)            (25)           (16)            --
                                                              ------       ------      ----------          ------      ---------
Total recoveries....................................              17           75              10              --            --
                                                              ------       ------      ----------          ------      ---------

Net loans charged-off...............................           (260)          (86)            (15)           (16)             --
Provision for loan losses...........................             342          324             408             169             157
                                                              ------       ------      ----------          ------       ---------
Balance at period end...............................    $      1,060   $      978      $      740      $      347       $     194
                                                              ======       ======      ==========          ======       =========

Net charge-offs to average loans....................            .30%         .11%            .03%            .06%             --
Allowance as percent of total loans.................           1.12%        1.18%           1.20%           1.07%           1.10%
Nonperforming loans as a percentage of total loans..            .19%         .07%            .03%              --             --
Allowance as a multiple of nonperforming loans......            6.1X        16.9X           38.9X              --             --

At December 31, 2001, the components of the allowance for loan losses consisted of the following:

                                                                       The            Pine
                                                                       First          Belt         Combined
                                                                       -----          ----         --------

Allocated:
    Impaired loans                                                  $   10         $     9         $    19
    Graded loans                                                        74              95             169

Unallocated                                                            602             270             872
                                                                       ---             ---             ---

                                                                    $  686         $   374         $ 1,060
                                                                       ===             ===           =====

Noninterest Income and Expense

         Noninterest Income. The Company's primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, and official check fees.

         Noninterest income increased by $399,000 or 60% from $675,000 for the year ended December 31, 2000, to $1,074,000 for the year ended December 31, 2001. Included in this increase was an increase in activity fees related to deposits which was due to the growth of deposits. These activity fees were $808,000 for 2001 compared to $487,000 for 2000. Other service charges and fees totaled $233,000 for the year ended December 31, 2001, compared to $167,000 for the year ended December 31, 2000. This increase was also attributable to the growth in deposits and activities of the two banks.

         Noninterest expense increased from $3.9 million for the year ended December 31, 2000 to $4.8 million for the year ended December 31, 2001. The Company experienced increases in most expense categories, which reflects the continued growth of the Company. The largest increase was in salary and employee benefits, which increased by $474,000 in 2001 as compared to 2000. This increase included normal merit increases in salaries as well as the employment of additional employees throughout 2000. Occupancy and equipment expense increased from $690,000 in 2000 to $885,000 in 2001. This increase resulted primarily from costs related to the construction of and opening of Pine Belt's new main office building in September, 2000, and to the leasing of an operations center in Hattiesburg, and to additional equipment acquisitions and expenses due to the continued growth incurred. In 1999, the Company had $215,000 in organization and preopening costs associated with the formation and opening of Pine Belt.

         Other expenses, including data processing and supplies, increased primarily as a result of the continued growth of the Company and the resulting increased lending and deposit activities. In light of the intense competition in the financial services market in recent years, management emphasizes expense management and will continue to evaluate and monitor growth in discretionary expense categories in an attempt to control future increases.

         The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense

                                                                                           Years ended December 31,
                                                                                      --------------------------------------
                                                                                         2001          2000            1999
                                                                                         ----          ----            ----
                                                                                                (In thousands)

Salaries and employee benefits..................................................        $2,522        $2,048           $1,653
Occupancy.......................................................................           388           314              224
Equipment.......................................................................           468           376              297
Marketing and public relations..................................................           152           119               81
Data processing.................................................................           121            90               53
Supplies and printing...........................................................           147           115              136
Telephone.......................................................................           102            82               71
Correspondent services..........................................................            62            45               43
Deposit and other insurance.....................................................            93            83               79
Professional and consulting fees................................................           139            97               58
Postage.........................................................................            70            49               38
ATM fees........................................................................            53            53               37
Other...........................................................................           464           403              227
Organization and pre-opening expense............................................            --           --               215
                                                                                         -----        ------           ------
Total...........................................................................        $4,781        $3,874           $3,212
                                                                                        ======        ======           ======

Income Tax Expense

         The Company recognizes deferred tax assets for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities and operating loss carryforwards. The Company then establishes a valuation allowance to reduce the deferred tax asset to the level that it is "more likely than not" that the tax benefit will be realized. Prior to 1999, the Company fully offset the deferred tax assets resulting primarily from the provision for loan losses, the deferred pre- opening costs, and the operating loss carryforwards by a valuation allowance in the same amount. In 2001 and 2000, management reevaluated the valuation allowance and because of profitability trends and projections redetermined the likelihood of realization of the assets and adjusted the valuation allowance accordingly. The adjustment to the valuation allowance resulted in income tax benefits for each year.

Analysis of Financial Condition

Earning Assets

         Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2001, loans accounted for 77% of earning assets, as compared to 77% and 74% of earning assets at December 31, 2000 and 1999, respectively. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $89.8 million during 2001, as compared to $77.0 million in 2000 and $47.8 million in 1999, reflecting the substantial growth of the Company during the period.

         The following table shows the composition of the loan portfolio excluding loans held for sale, by category:

                                        Composition of Loan Portfolio

                                                                              December 31,
                                            ------------------------------------------------------------------------------
                                                      2001                       2000                      1999
                                            -------------------------  ------------------------  -------------------------
                                                            Percent                     Percent                  Percent
                                               Amount      of Total        Amount      of Total      Amount      of Total
                                               ------      --------        ------      --------      ------      --------
                                                                        (Dollars in thousands)

Commercial, financial and agricultural       $ 31,027       34.0%        $ 27,644        33.9%     $ 22,322        36.2%
Real Estate:
   Mortgage-commercial ...............         12,578       13.8%           9,959        12.2%        9,139        14.8%
   Mortgage-residential ..............         29,446       32.3%          26,258        32.2%       16,442        26.8%
   Construction ......................          6,334        6.9%           6,864         8.4%        4,821         7.8%
Consumer and other ...................         11,793       13.0%          10,909        13.3%        8,903        14.4%
                                             --------      ------       ---------      -------     --------      -------
Total loans ..........................         91,178      100.0%          81,634       100.0%       61,627       100.0%
                                                           ======                      =======                   =======
Allowance for loan losses ............        (1,060)                       (978)                     (740)
                                             --------                   ----------                 --------
Net loans ............................       $ 90,118                    $ 80,656                  $ 60,887
                                             ========                   ==========                 ========

         In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. The Company follows the common practice of financial institutions in the Company's market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, the Company limits its loan-to-value ratio to 80%. Due to the short term the loan portfolio has existed, the current portfolio may not be indicative of the ongoing portfolio mix. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

         The following table sets forth the Company's commercial and construction real estate loans maturing within specified intervals at December 31, 2001.

                  Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                              December 31, 2001
                                                    ---------------------------------------------------------------------
                                                                       Over One Year
                                                    One Year             Through             Over Five
                 Type                                or Less            Five Years             Years             Total
-------------------------------------------------   ---------          -----------          -----------       ----------
                                                                            (Dollars in thousands)

Commercial, financial and agricultural..............$  22,494           $   8,533            $       -         $   31,027
Real estate - construction.....................         6,334                   -                    -              6,334
                                                    ---------           ---------            ----------        ----------
                                                    $  28,828           $   8,533            $       -         $   37,361
                                                    =========           =========            ==========        ==========

Loans maturing after one year with:

Fixed interest rates...................................................................                        $   19,297
Floating interest rates................................................................                            18,064
                                                                                                               ----------

                                                                                                               $   37,361
                                                                                                               ==========

         The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

         Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities averaged $21.1 million in 2001, as compared to $15.4 million in 2000 and $11.8 million in 1999. This represents 17.9%, 16.1%, and 18.5% of the average earning assets for the years ended December 31, 2001, 2000, and 1999, respectively. At December 31, 2001, investment securities were $22.9 million and represented 19.4% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short term U.S. Treasury or agency obligations. This objective is particularly important as the Company continues to grow its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, and corporate obligations with maturities up to five years.

         The following table summarizes the book value of securities for the dates indicated.

                                          Securities Portfolio

                                                                            December 31,
                                                           ----------------------------------------------------
                                                                  2001         2000               1999
                                                                  ----         ----               ----
                                                                         (In thousands)

Available-for-sale
    U.S. Treasury.......................................    $       --       $   --             $      --
    U.S. Government agencies............................          12,541       16,463               12,608
    States and municipal subdivisions...................           2,187        1,242                  413
    Corporate obligations...............................           5,864          900                  800
    Mutual finds ...................................               1,519           --                   --
    Other...............................................             804          727                  555
                                                            ------------     --------             --------
    Total available-for-sale............................          22,915       19,332               14,376
                                                            ------------     --------             --------

Held-to-maturity
    U.S. Government agencies............................    $         32     $     59            $     105
                                                            ------------     --------            ---------

Total...............................................        $     22,947     $ 19,391            $  14,481
                                                            ============     ========            =========

        The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2001.

                            Investment Securities Maturity Distribution and Yields (1)

                                                                             December 31, 2001
                                       ----------------------------------------------------------------------------------------------

                                                                          After One But         After Five But
                                               Within One Year           Within Five Years     Within Ten Years  After Ten Years
                                               --------------------      -----------------     ----------------  ---------------
                                               Amount         Yield      Amount      Yield     Amount     Yield   Amount   Yield
                                               ------         -----      ------      -----     ------     -----   ------   -----
                                                                      (Dollars in thousands)

Held-to-maturity: .........................   $  --             --      $   --        --      $   --        --     $ --
    U.S. Government agencies (2)
Available-for-sale:
  U.S. Government agencies (3).............    3,613           5.0%      4,136       3.5%         --        --       --       --

   States and municipal subdivisions ......      932           5.3%      1,128       6.0%         127      6.2%      --       --

   Corporate obligations ..................    3,100           2.4%      2,764       5.4%         --        --       --       --
   Other (including equity
     securities) ..........................     --              --          --          --        --        --       804      4.4%
                                              ------                    -------               -------              -------
      Total investment securities
         available-for-sale ...............   $7,645                    $7,645                $  127               $ 804
                                              ======                    =======               =======              =======

--------------------
(1)  Investments with a call feature are shown as of the contractual maturity date.
(2)  Excludes mortgage-backed securities totaling $31,667 with a yield of 6.5%.
(3)  Excludes mortgage-backed securities totaling $4.8 million with a yield of 4.4%.

         Short-Term Investments. Short-term investments, consisting of Federal Funds sold, averaged $6.2 million in 2001, $3.8 million in 2000, and $3.5 million in 1999. At December 31, 2001, and December 31, 2000, short-term investments totaled $3.9 million and $3.7 million, respectively. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

         Deposits. Average interest-bearing deposits increased $20.4 million, or 26.2%, to $98.1 million in 2001, from $77.7 million in 2000. Average total deposits increased $22.6 million, or 24.3%, in 2001. At December 31, 2001, total deposits were $113.2 million, compared to $96.8 million a year earlier, an increase of 16.9%.

         The following table sets forth the deposits of the Company by category for the periods indicated.

                                                Deposits

                                                                             December 31,
                                          ---------------------------------------------------------------------------------------
                                                    2001                        2000                         1999
                                          ------------------------   ---------------------------   ------------------------------
                                                        Percent of                    Percent of                     Percent of
                                           Amount        Deposits      Amount          Deposits     Amount            Deposits
                                          --------        ------     --------           ------     --------          -----------
                                                                         (Dollars in thousands)

Demand deposit accounts..............   $   15,254          13.5%   $   10,132            10.5%   $    8,146              11.1%
NOW accounts.........................       15,653           13.8       13,904             14.4        7,909               10.8
Money market accounts................       17,955           15.8       12,396             12.8       14,142               19.2
Savings accounts.....................        1,782            1.6          902               .9          670                 .9
Time deposits less than $100,000.....       33,817           33.3       35,337             36.5       26,205               35.6
Time deposits of $100,000 or over....       28,776           22.0       24,174             24.9       16,442               22.4
                                        ----------         ------   ----------        ---------   ----------          ---------
    Total deposits...................   $  113,237         100.0%   $   96,845           100.0%   $   73,514             100.0%
                                        ==========        =======   ==========          =======   ==========          =========

         The Company's loan-to-deposit ratio was 83.3% at December 31, 2001, 86.3% at December 31, 2000, and 83.8% at December 31, 1999. The loan-to-deposit ratio averaged 77.0% during 2001. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $84.5 million at December 31, 2001, $73.0 million at December 31, 2000, and $57.0 million at December 31, 1999. Management anticipates that a stable base of deposits will be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth and maintain a loan-to-deposit ratio of approximately 80.0%. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company's deposits.

         The maturity distribution of the Company's certificates of deposit of $100,000 or more at December 31, 2001, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

                            Maturities of Certificates of Deposit
                                     of $100,000 or More

                                                                          After Three
                                                      Within Three         Through             After Twelve
                                                        Months           Twelve Months           Months              Total
                                                      ------------       -------------         ------------         --------
                                                                          (Dollars in thousands)

December 31, 2001                                     $     8,907       $      12,342           $    7,527         $   28,776

         Borrowed funds. Borrowed funds consist primarily of advances from the Federal Home Loan Bank of Dallas and federal funds purchased. At December 31, 2001, advances from the Federal Home Loan Bank totaled $7.6 million compared to $6.5 million at December 31, 2000. The advances are collateralized by first mortgage loans, Federal Home Loan Bank capital stock, and amounts on deposit with the Federal Home Loan Bank. Federal funds purchased was $232,000 million at December 31, 2001 and $322,000 at December 31, 2000.

Capital

         Total shareholders' equity as of December 31, 2001 was $14.0 million, an increase of $810,000 or approximately 6.1%, compared with shareholders' equity of $13.2 million as of December 31, 2000.

         The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses subject to certain limitations. An institution's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The risk based regulatory minimum requirements are 4% for Tier 1 and 8% for total risk based capital.

         Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and the subsidiary banks exceeded their minimum regulatory capital ratios as of December 31, 2001 and 2000.

                                                  Analysis of Capital

                                Regulatory Minimums          The Company                     The First                Pine Belt
                              ----------------------    ----------------------       ----------------------     -------------------
                              Adequately       Well          December 31,                   December 31,             December 31,
                              Capitalized  Capitalized   2001           2000           2001          2000         2001        2000
                              -----------  -----------  -----           -----         -----         -----         -----      ------
Leverage..................     4.0%            5.0%      10.2%          11.5%           7.8%          8.2%        10.1%       11.4%
Risk-based capital:
          Tier 1..........     4.0%            6.0%      14.7%          14.7%          11.9%          10.3%       13.2%       15.1%
          Total...........     8.0%           10.0%      15.8%          15.8%          13.1%          11.4%       14.2%       16.3%

Ratios
                                                                                2001        2000      1999
                                                                              --------   --------   --------

     Return on assets (net income (loss) divided by
        average total assets)                                                     .52%       .53%      (.2%)

     Return on equity (net income (loss) divided by
        average equity)                                                           5.0%       4.5%     (1.6%)

     Dividend payout ratio (dividends per share divided by
        net income per share)                                                      N/A        N/A        N/A

     Equity to asset ratio (average equity divided by average
        total assets)                                                            10.4%      11.9%      15.3%

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

         The Company sold 721,848 shares during its initial public offering in 1996, with net proceeds, after offering expenses, of $7.1 million. Approximately $5.3 million of the proceeds of the offering were used to capitalize The First. The remaining offering proceeds were used to provide working capital for the Company. With the successful completion of the initial public offering, the Company has maintained a high level of liquidity that has been adequate to meet planned capital expenditures, as well as providing the necessary cash requirements of the Company needed for operations. The Company sold 428,843 shares of its common stock for net proceeds, after offering expense of $6.3 million. Approximately $5 million was used to purchase the capital stock of Pine Belt. The Company's Federal Funds sold position, which is typically its primary source of liquidity, averaged $6.2 million during the year ended December 31, 2001 and totaled $3.9 million at December 31, 2001. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2001, advances available totaled approximately $42.0 million of which $6.2 million had been drawn.

         Management regularly reviews the liquidity position of the Company and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

Accounting Matters

         In June, 2001, the FASB issued Statements No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets."

         Statement No. 141 supersedes APB Opinion No. 16, "Business Combinations," and eliminates the pooling-of- interests method of accounting for business combinations, thus requiring that all business combinations be accounted for using the purchase method. In addition, in applying the purchase method, Statement No. 141 changes the criteria for recognizing intangible assets apart from goodwill and states the following criteria should be considered in determining the recognition of the intangible assets: (1) the intangible asset arises from the contractual or other legal rights, or (2) the intangible asset is separable or dividable from the acquired entity and capable of being sold, transferred, licensed, rented or exchanged. The requirements of the statement are effective for all business combinations completed after June 30, 2001.

         According to Statement No. 142, goodwill and those intangible assets that have indefinite lives are not amortized but are tested for impairment. Statement No. 142 is effective for year beginning after December 15, 2001. This statement is not expected to impact the consolidated financial position of the Company.

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

                                              THE FIRST BANCSHARES, INC.

                                           CONSOLIDATED FINANCIAL STATEMENTS

                                                          AND

                                             INDEPENDENT AUDITORS' REPORT

                                              DECEMBER 31, 2001 AND 2000

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders
The First Bancshares, Inc.
Hattiesburg, Mississippi

         We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc., and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of The First Bancshares, Inc., and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Columbus, Mississippi
January 28, 2002

                                              THE FIRST BANCSHARES, INC.

                                              CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31, 2001 AND 2000

    ASSETS                                                                              2001               2000
                                                                                 -----------------   ---------------

Cash and due from banks                                                          $       4,079,714   $     2,820,526
Interest-bearing deposits with banks                                                     1,358,033           372,950
Federal funds sold                                                                       3,895,937         3,712,662
                                                                                 -----------------   ---------------
    Total cash and cash equivalents                                                      9,333,684         6,906,138
Held-to-maturity securities (Note C) (fair value of
    $32,696 in 2001 and $60,326 in 2000)                                                    31,667            58,655
Available-for-sale securities (Note C) (at fair value)                                  22,914,809        19,331,611
Loans held for sale                                                                      3,113,281         1,926,690
Loans, net of allowance for loan losses of $1,059,528
    in 2001 and $978,462 in 2000 (Note D)                                               90,118,107        80,655,946
Interest receivable                                                                        962,325         1,060,029
Premises and equipment (Note E)                                                          7,615,248         7,141,518
Other assets                                                                             1,531,532           501,382
                                                                                 -----------------   ---------------

                                                                                 $     135,620,653   $   117,581,969
                                                                                 =================   ===============

          LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Noninterest-bearing                                                          $      15,253,645   $    10,132,496
    Time, $100,000 or more                                                              28,775,624        24,174,273
    Other interest-bearing                                                              69,208,357        62,538,519
                                                                                 -----------------   ---------------
       Total deposits                                                                  113,237,626        96,845,288
Interest payable                                                                           352,031           487,222
Borrowed funds (Note F)                                                                  7,832,259         6,859,853
Other liabilities                                                                          208,245           209,053
                                                                                 -----------------   ---------------
    Total liabilities                                                                  121,630,161       104,401,416
                                                                                 -----------------   ---------------

Commitments and contingent liabilities (Note M )

Stockholders' Equity  (Note G):
    Common stock, par value $1 per share; 10,000,000 shares
       authorized; 1,155,412 and 1,152,878 shares issued and
       outstanding in 2001 and 2000, respectively                                        1,155,412         1,152,878
    Preferred stock, par value $1 per share, 10,000,000
       shares authorized; no shares issued and outstanding                                    -                 -
    Additional paid-in capital                                                          12,411,612        12,376,136
    Retained earnings (deficit)                                                            312,886          (359,027)
    Accumulated other comprehensive income                                                 110,582            10,566
                                                                                 -----------------   ---------------
          Total stockholders' equity                                                    13,990,492        13,180,553
                                                                                 -----------------   ---------------
                                                                                 $     135,620,653   $   117,581,969
                                                                                 =================   ===============

                           The accompanying notes are an integral part of these statements.

                                              THE FIRST BANCSHARES, INC.

                                           CONSOLIDATED STATEMENTS OF INCOME

                                        YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                           2001             2000
                                                                                     --------------    -------------
INTEREST INCOME
    Interest and fees on loans                                                       $    8,534,145    $   7,490,792
    Interest and dividends on securities:
       Taxable interest and dividends                                                     1,088,219          964,622
       Tax-exempt interest                                                                   16,810             -
    Interest on federal funds sold                                                          257,900          197,482
    Interest on deposits in banks                                                            39,980           21,638
                                                                                     --------------    -------------
                                                                                          9,937,054        8,674,574
                                                                                     --------------    -------------

INTEREST EXPENSE
    Interest on time deposits of $100,000 or more                                         1,267,111          928,301
    Interest on other deposits                                                            3,335,495        3,279,313
    Interest on borrowed funds                                                              367,122          383,892
                                                                                     --------------    -------------
                                                                                          4,969,728        4,591,506
                                                                                     --------------    -------------

    Net interest income                                                                   4,967,326        4,083,068
    Provision for loan losses                                                               342,214          324,545
                                                                                     --------------    -------------
       Net interest income after provision for loan losses                                4,625,112        3,758,523
                                                                                     --------------    -------------

OTHER INCOME
    Service charges on deposit accounts                                                     807,954          487,226
    Other service charges and fees                                                          232,549          167,056
    Other                                                                                    33,572           20,854
                                                                                     --------------    -------------
                                                                                          1,074,075          675,136
                                                                                     --------------    -------------
OTHER EXPENSE
    Salaries                                                                              2,084,594        1,697,960
    Employee benefits                                                                       437,276          350,723
    Occupancy expense                                                                       387,783          314,222
    Furniture and equipment expense                                                         467,715          375,959
    Supplies and printing                                                                   147,163          115,325
    Other                                                                                 1,256,878        1,020,027
                                                                                     --------------    -------------
                                                                                          4,781,409        3,874,216
                                                                                     --------------    -------------

Income before income taxes                                                                  917,778          559,443

Income taxes (benefit) (Note I)                                                             245,865           (5,300)
                                                                                     --------------    -------------

Net income                                                                           $      671,913    $     564,743
                                                                                     ==============    =============
Net income per common share:
    Basic                                                                                      $.58             $.49
    Diluted                                                                                     .57              .48

                           The accompanying notes are an integral part of these statements.

                                              THE FIRST BANCSHARES, INC.

                                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
                                                        EQUITY

                                        YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                               Accumulated
                                                                                               Other
                                                                                               Compre-
                                 Compre-                                       Retained        hensive
                                 hensive       Common         Paid-In          Earnings        Income
                                 Income         Stock         Capital          (Deficit)       (Loss)          Total
                                 ------         -----         -------          ---------       ------          -----

Balance,
  January 1, 2000                              $1,152,878   $12,376,136        $(923,770)      $(131,796)      $12,473,448

Comprehensive income:
  Net income for 2000           $  564,743            -             -             564,743             -            564,743
  Net change in
    unrealized gain
    (loss) on available-
    for-sale securities,
    net of tax                     142,362            -             -                  -         142,362           142,362
                                ----------     -----------   -----------        ----------     ----------      -----------
  Comprehensive income          $  707,105
                                ==========

Balance,
  December 31, 2000                             1,152,878    12,376,136         (359,027)          10,566       13,180,553

Comprehensive income:
  Net income for 2001          $   671,913            -             -             671,913             -            671,913
  Net change in
    unrealized gain
    (loss) on available-
    for-sale securities,
    net of tax                     100,016            -             -                  -          100,016          100,016
                                ----------     -----------   -----------        ----------     ----------      -----------
  Comprehensive income         $   771,929
                               ===========

Exercise of stock options                           2,534        35,476                -              -             38,010
                                ----------     -----------   -----------        ----------     ----------      -----------

Balance,
      December 31, 2001                        $1,155,412   $12,411,612          $312,886        $110,582      $13,990,492
                                               ===========  ============        ==========     ==========      ===========

                           The accompanying notes are an integral part of these statements.

                                              THE FIRST BANCSHARES, INC.

                                         CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                         2001               2000
                                                                                   --------------     --------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                     $      671,913     $      564,743
    Adjustments to reconcile net income to net cash:
       Depreciation and amortization                                                      458,048            373,821
       Stock dividends                                                                    (19,100)           (30,710)
       Provision for loan losses                                                          342,214            324,545
       Deferred income tax (benefit)                                                       39,225           (107,514)
       Amortization and accretion, net                                                      7,243            (72,247)
       Changes in:
          Interest receivable                                                              97,704           (398,374)
          Other assets                                                                 (1,084,043)           (31,942)
          Loans held for sale                                                          (1,186,591)        (1,285,858)
          Interest payable                                                               (135,191)           206,905
          Other liabilities                                                               (77,239)           110,770
                                                                                   --------------     --------------

    Net cash used in operating activities                                                (885,817)          (345,861)
                                                                                   --------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of available-for-sale securities                                        (31,081,063)       (14,898,612)
    Proceeds from maturities and calls of available-for-sale
       securities                                                                      27,580,019         10,216,921
  Proceeds from sales of securities available-for-sale                                     84,285               -
  Proceeds from maturities and calls of held-to-maturity
       securities                                                                          26,953             46,294
  Increase in loans                                                                    (9,804,375)       (20,093,876)
 Additions to premises and equipment                                                     (895,210)        (3,078,412)
                                                                                   --------------     --------------

    Net cash used in investing activities                                             (14,089,391)       (27,807,685)
                                                                                   --------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Increase in deposits                                                               16,392,338         23,331,621
    Proceeds from borrowed funds                                                        5,500,000          4,622,083
    Repayment of borrowed funds                                                        (4,527,594)        (2,752,600)
    Exercise of stock options                                                              38,010               -
                                                                                   --------------     --------------
    Net cash provided by financing activities                                          17,402,754         25,201,104
                                                                                   --------------     --------------

Net increase (decrease) in cash and cash equivalents                                    2,427,546         (2,952,442)

Cash and cash equivalents at beginning of year                                          6,906,138          9,858,580
                                                                                   --------------     --------------

Cash and cash equivalents at end of year                                           $    9,333,684     $    6,906,138
                                                                                   ==============     ==============

Cash paid during the year for:
    Interest                                                                       $    4,907,517     $    4,384,601
    Income taxes                                                                          211,255               -
                           The accompanying notes are an integral part of these statements.

stopped copying 1st time
                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31, 2001 AND 2000

NOTE A - NATURE OF BUSINESS

    The First Bancshares, Inc. (the Company) is a financial holding company whose business is conducted by its wholly-
    owned subsidiaries, The First National Bank of South Mississippi (The First) and The First National Bank of the Pine
    Belt (Pine Belt).  The subsidiary banks provide a full range of banking services in their primary market areas of
    Lamar, Forrest, and Jones Counties, Mississippi, and the surrounding counties.  The Company and the First commenced operations in August, 1996. Pine Belt commenced operations in January, 1999. The Company, as a financial holding company, is regulated by the Federal Reserve Bank. Its subsidiary banks are subject to the regulation of the Office of the Comptroller of the Currency (OCC).

NOTE B - SUMMARY OF ACCOUNTING POLICIES

    The Company and its subsidiary banks follow accounting principles generally accepted in the United State of
    America including, where applicable, general practices within the banking industry.

     1.      Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary banks.
    All significant intercompany accounts and transactions have been eliminated.

     2.   Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United
    States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.
    Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

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

                                              DECEMBER 31, 2001 AND 2000

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

    Trading Account Securities

    Trading account securities are those securities which are held for the purpose of selling them at a profit.  There were no trading account securities on hand at December 31, 2001 and 2000.

     5.   Loans held for sale

       Loans held for sale consist of mortgage loans originated for the purpose of being sold in the secondary market.  Held for sale loans are carried at the lower of cost or market.  Generally, these loans are not originated without there being a sale commitment and are normally held for no more than forty-five days.

     6.   Loans

    Loans are carried at the principal amount outstanding, net of the allowance for loan losses.  Interest income on loans is recognized based on the principal balance outstanding and the stated rate of the loan.  Loan origination fees and certain direct organization costs are deferred and recognized as an adjustment of the related loan yield using the interest method.

                                                     ( Continued )

                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31, 2001 AND 2000

NOTE B - SUMMARY OF ACCOUNTING POLICIES  (Continued)

     6.      Loans (Continued)

    A loan is considered impaired when, based upon current events and information, it is probable that the scheduled payments of principal or interest will not be collected in accordance with the contractual terms of the loan agreement.
    Factors considered by management in determining impairment include payment status, collateral values, and the probability of collecting scheduled payments of principal and interest when due.

    The accrual of interest on real estate and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in process of collection.

     7.      Allowance for Loan Losses

    For financial reporting purposes, the provision for loan losses charged to operations is based upon management's estimations of the amount necessary to maintain the allowance at an adequate level. Allowances for any impaired loans are generally determined based on collateral values.  Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

    Management evaluates the adequacy of the allowance for loan losses on a regular basis.  These evaluations are based upon a periodic review of the collectibility considering historical experience, the nature and value of the loan portfolio, underlying collateral values, internal and independent loan reviews, and prevailing economic conditions.
    In addition, the OCC, as a part of the regulatory examination process, reviews the loan portfolio and the allowance for loan losses and may require changes in the allowance based upon information available at the time of the examination.

    The allowance consists of two components; allocated and unallocated.  The components represent an estimation done pursuant to either Financial Accounting Standards Board (FASB) Statement No. 5, "Accounting for Contingencies,"
    or FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan."  The allocated component of the allowance reflects expected losses resulting from an analysis developed through specific credit allocations for individual loans, including any impaired loans, and historical loan loss history. As recently formed financial institutions, the Banks have not established an historical loan loss experience.  As such, the loan loss experience of peer group banks is used as a guide.  The analysis is performed quarterly and loss factors are updated regularly.

    The unallocated portion of the allowance reflects management's estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, changes in collateral values, unfavorable information about a borrower's financial condition, and other risk factors that have not yet manifested themselves.
    In addition, the unallocated allowance includes a component that explicitly accounts for the inherent imprecision in the loan loss analysis.

                                                   ( Continued )

                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                             DECEMBER 31, 2001 AND 2000

    NOTE B - SUMMARY OF ACCOUNTING POLICIES  (Continued)

     8.      Premises and Equipment

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

     9.      Stock Options

    FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires a fair value-based method of measuring employee stock options.  Under this method, compensation cost is measured at the option grant date based on the value of the award and is recognized over the service period.  In lieu of recording the value of such options, the Company has elected to continue to measure compensation cost using Accounting Principles Board (APB) No.
    25, "Accounting for Stock Issued to Employees," and to provide pro forma disclosures quantifying the difference between compensation cost included in reported net income and the related cost measured by such fair value-based method.

    10.   Income Taxes

    A deferred tax asset or liability is recognized for the future income tax effects attributable to the differences in the tax bases of assets or liabilities and their reported amounts in the financial statements, as well as operating loss and tax credit carryforwards.  The deferred tax asset or liability is measured using the enacted tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be realized.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

    11.   Statement of Cash Flows

    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.  Generally, federal funds are sold for a one-day period.

    12.   Off-Balance Sheet Financial Instruments

    In the ordinary course of business, the subsidiary banks enter into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines and standby letters of credit. Such financial instruments are recorded in the financial statements when they are exercised.

                                                     ( Continued )

                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31, 2001 AND 2000

NOTE B - SUMMARY OF ACCOUNTING POLICIES  (Continued)

    13.       Per Share Amounts

    Per share amounts are presented in accordance with FASB Statement No. 128, "Earnings Per Share." Under
    Statement No. 128, two per share amounts are considered and presented, if applicable. Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reporting period.
    Diluted per share data includes any dilution from potential common stock outstanding, such as exercise of stock options.

    The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations:

                                           For the Year Ended                            For the Year Ended
                                            December 31, 2001                             December 31, 2000
                             --------------------------------------------  -------------------------------------------
                                   Net                                          Net
                                 Income            Shares       Per Share      Income          Shares        Per Share
                               (Numerator)     (Denominator)     Amount      (Numerator)     (Denominator)      Data
                             -------------      ------------  -----------  -------------    -------------- -----------

       Basic per share       $    671,913         1,152,968   $       .58  $    564,744         1,152,878  $       .49
                                                              ===========                                  ===========

       Effect of dilutive
          shares:
            Stock options            -               28,417                          -             23,333          -
                             ------------   ---------------                -------------  ---------------

       Diluted per share     $    671,913         1,181,385   $       .57  $     564,744        1,176,211  $       .48
                             ============   ===============   ===========  =============  ===============  ===========

    The diluted per share amounts were computed by applying the treasury stock method.

    14.   Reclassifications

    Certain reclassification have been made to the 2000 financial statements to conform with the classifications used in
    2001.

    15.       Advertising Costs

    Advertising costs are expensed in the period in which they are incurred.  Advertising expense for the years ended
    December 31, 2001, and 2000, was approximately $95,700 and $77,200, respectively.

    16.       Accounting Pronouncements

    In June, 2001, the FASB issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill
    and Other Intangible Assets."
                                                     ( Continued )

                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31, 2001 AND 2000

NOTE B - SUMMARY OF ACCOUNTING POLICIES  (Continued)

    16.       Accounting Pronouncements (Continued)

    Statement No. 141 supersedes APB Opinion No. 16, "Business Combinations," and eliminates the pooling-of-
    interests method of accounting for business combinations, thus requiring that all business combinations be accounted for using the purchase method.  In addition, in applying the purchase method, Statement No. 141 changes the criteria for recognizing intangible assets apart from goodwill and states the following criteria should be considered in determining the recognition of the intangible assets:  (1) the intangible asset arises from the contractual or other legal rights, or (2) the intangible asset is separable or dividable from the acquired entity and capable of being sold, transferred, licensed, rented or exchanged.  The requirements of the statement are effective for all business combinations completed after June 30, 2001.

    According to Statement No. 142, goodwill and those intangible assets that have indefinite lives are not amortized but are tested for impairment.  Statement No. 142 is effective for years beginning after December 15, 2001.
    Management is of the opinion that there will be no impact of the adoption of the statement on the Company's consolidated financial statements.

NOTE C - SECURITIES

    Securities at December 31, 2001 and 2000, consisted of available-for-sale securities with a carrying amount of
    $22,914,809 and $19,331,611, respectively, and securities held-to-maturity with a carrying amount of $31,667 and
    $58,655, respectively.  The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of these securities at December 31, 2001 and 2000, are as follows:
                                                                                    2001
                                                       ---------------------------------------------------------------
                                                                             Gross          Gross          Estimated
                                                           Amortized      Unrealized     Unrealized          Fair
                                                             Cost            Gains         Losses            Value
                                                       --------------   -------------   ------------    --------------
       Available-for-sale securities:
          Obligations of U. S.
              Government agencies                      $    7,714,819   $      48,907   $     15,385    $    7,748,341
          Tax-exempt and taxable
              obligations of states and
              municipal subdivisions                        2,134,554          53,017            353         2,187,218
          Mortgage-backed securities                        4,771,248          20,862             16         4,792,094
          Corporate obligations                             5,800,921          63,585            374         5,864,132
          Mutual funds                                      1,519,310            -              -            1,519,310
          Equity securities                                   803,714            -              -              803,714
                                                       --------------   -------------   ------------    --------------
                                                       $   22,744,566   $     186,371   $     16,128    $   22,914,809
                                                       ==============   =============   ============    ==============

       Held-to-maturity securities:
          Mortgage-backed securities                   $       31,667   $       1,029   $       -       $       32,696
                                                       ==============   =============   ============    ==============

                                                     ( Continued )

                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31, 2001 AND 2000

NOTE C - SECURITIES (Continued)

                                                                                    2000
                                                       ---------------------------------------------------------------
                                                                             Gross          Gross          Estimated
                                                           Amortized      Unrealized     Unrealized          Fair
                                                             Cost            Gains         Losses            Value
                                                       --------------   -------------   ------------    --------------
       Available-for-sale securities:
          Obligations of U. S.
              Government agencies                      $   13,106,910   $      10,637   $      6,762    $   13,110,785
          Taxable obligations of states and
              municipal subdivisions                        1,226,920          16,355          1,214         1,242,061
          Mortgage-backed securities                        3,355,833           9,171         13,093         3,351,911
          Corporate obligations                               900,000            -              -              900,000
          Equity securities                                   726,854            -              -              726,854
                                                       --------------   -------------   ------------    --------------

                                                       $   19,316,517   $      36,163   $     21,069    $   19,331,611
                                                       ==============   =============   ============    ==============
       Held-to-maturity securities:
          Mortgage-backed securities                   $       58,655   $       1,671   $       -       $       60,326
                                                       ==============   =============   ============    ==============

    The scheduled maturities of securities at December 31, 2001, are as follows:

                                                             Available-for-Sale                 Held-to-Maturity
                                                     ---------------------------------    -----------------------------
                                                                           Estimated                       Estimated
                                                       Amortized             Fair            Amortized    Fair
                                                         Cost                Value             Cost           Value
                                                     --------------     --------------    ------------    -------------

       Due less than one year                        $     7,622,312    $    7,644,854    $       -       $       -
       Due after one year through five years               7,901,515         8,027,934            -               -
       Due after five years through ten years                126,467           126,903            -               -
       Mortgage-backed securities, mutual
          funds and equity securities                      7,094,272         7,115,118          31,667          32,696
                                                     ---------------    --------------    ------------    ------------

                                                     $    22,744,566    $   22,914,809    $     31,667    $     32,696
                                                     ===============    ==============    ============    ============

    Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

    Equity securities consist of stock in the Federal Reserve Bank and Federal Home Loan Bank (FHLB), the
    transferability of which is restricted.

    No gains or losses were realized on available-for-sale securities in 2001 and 2000.

    Securities with a carrying value of $6,757,000 and $6,158,900 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31, 2001 AND 2000

NOTE D - LOANS

    Loans outstanding include the following types at December 31, 2001 and 2000:
                                                                                                    (In Thousands)
                                                                                                  2001         2000
                                                                                               ----------    ---------
       Commercial, financial, and agricultural                                                 $   31,027    $  27,644
       Real estate - construction                                                                   6,334        6,864
       Real estate - mortgage                                                                      42,024       36,217
       Installment loans to individuals                                                            11,197       10,538
       Other                                                                                          596          371
                                                                                               ----------    ---------
                                                                                                   91,178       81,634
       Allowance for loan losses                                                                   (1,060)        (978)
                                                                                               ----------    ---------
                                                                                               $   90,118    $  80,656
                                                                                               ==========    =========

    Transactions in the allowance for loan losses at December 31, 2001 and 2000, were as follows:

                                                                                              2001           2000
                                                                                        -------------    -----------
       Balance at beginning of year                                                     $     978,462    $   739,601

       Additions:
          Provision for loan losses charged to operations                                     342,214        324,545
          Recoveries                                                                           16,357         75,177
                                                                                        -------------    -----------
                                                                                            1,337,033      1,139,323
       Deductions:
          Loans charged off                                                                   277,505        160,861
                                                                                        -------------    -----------

       Balance at end of year                                                           $   1,059,528    $   978,462
                                                                                        =============    ===========

    For the years ended December 31, 2001 and 2000, no significant loans were classified as impaired.

NOTE E - PREMISES AND EQUIPMENT

    The detail of premises and equipment at December 31, 2001 and 2000, is as follows:

                                                                                           2001             2000
                                                                                     --------------    -------------
       Premises:
          Land                                                                       $    1,964,877    $   1,952,337
          Buildings and improvements                                                      4,608,470        4,048,203
       Equipment                                                                          2,358,506        2,036,475
                                                                                     --------------    -------------
                                                                                          8,931,853        8,037,015
       Less accumulated depreciation                                                     (1,316,605)        (895,497)
                                                                                     --------------    -------------

                                                                                     $    7,615,248    $   7,141,518
                                                                                     ==============    =============

    The amounts charged to operating expense for depreciation were $412,479 and $333,382 in 2001 and 2000, respectively.

                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31, 2001 AND 2000

NOTE F - BORROWED FUNDS

    Borrowed funds consisted of the following:
                                                                                                December 31,
                                                                                     -------------------------------
                                                                                           2001             2000
                                                                                     --------------    -------------
      Advances due to FHLB:
         6.595%, due January 24, 2001                                                $         -       $   1,000,000
         6.720%, due March 2, 2001                                                             -           1,000,000
         5.395%, due April 23, 2001                                                            -             450,000
         5.360%, due January 23, 2002                                                     1,000,000             -
         5.878%, due February 1, 2002                                                       142,647          969,862
         5.899%, due December 26, 2002                                                      528,493          550,000
         7.185%, due April 1, 2003                                                          353,292          596,976
         4.962%, due August 16, 2004                                                        741,520             -
         3.703%, due November 1, 2004                                                       375,000             -
         7.227%, due August 1, 2005                                                         767,501          943,952
         5.218%, due June 1, 2006                                                           683,477             -
         5.457%, due June 22, 2006                                                          242,073             -
         4.928%, due July 3, 2006                                                           462,867             -
         4.908%, due August 1, 2006                                                         470,340             -
         3.264%, due December 1, 2006                                                       500,000             -
         3.412%, due December 1, 2006                                                       375,000             -
         5.920%, due January 3, 2012                                                        500,000             -
         5.280%, due December 25, 2000                                                         -             547,049
         6.680%, due November 15, 2002                                                      458,480          479,931
      Other                                                                                 231,569          322,083
                                                                                         ----------    -------------

                                                                                         $7,832,259       $6,859,853
                                                                                         ==========    =============

    Advances due to the FHLB are collateralized by first mortgage loans, FHLB capital stock, and amounts on deposit with the FHLB.

    Other borrowed funds consist of loans sold in transactions in which the risk of loss or obligation for payment is retained.  For regulatory and financial reporting purposes, these amounts are required to be reported as borrowed funds.

                                                     ( Continued )

                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31, 2001 AND 2000

    NOTE F - BORROWED FUNDS  (Continued)

    Annual principal repayment requirements on the borrowings from the FHLB at December 31, 2001, are as follows:

                                                 Year                   Amount
                                             ------------          --------------

                                                 2002               $   3,160,518
                                                 2003                     903,601
                                                 2004                   1,802,494
                                                 2005                     759,585
                                                 2006                     592,704
                                              Thereafter                  381,788

NOTE G - REGULATORY MATTERS

    The Company and its subsidiary banks are subject to regulatory capital requirements administered by federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the
    Company and its subsidiary banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

    To ensure capital adequacy, quantitative measures have been established by regulators and these require the
    Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and
    Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage).
    Management believes, as of December 31, 2001, that the Company and its subsidiary banks exceed all capital adequacy requirements.

    At December 31, 2001, the subsidiary banks were categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action.  A financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more.  There are no conditions or anticipated events that, in the opinion of management, would change the categorization.

                                                     ( Continued )

                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31, 2001 AND 2000

NOTE G - REGULATORY MATTERS (Continued)

    The actual capital amounts and ratios at December 31, 2001 and 2000, are presented in the following table.  No amount was deducted from capital for interest-rate risk exposure.

                                                                            ($ In thousands)
                                                                                         Subsidiaries
                                                        Company          ---------------------------------------------
                                                     (Consolidated)                  The First              Pine Belt
                                                --------------------     ---------------------   ---------------------
                                                  Amount       Ratio        Amount      Ratio       Amount      Ratio
                                                ---------    -------     ----------   --------   ----------    -------
      December 31, 2001
         Total risk-based                       $  14,938       15.8%    $   7,574       13.1%   $   5,121      14.2%
         Tier I risk-based                         13,878       14.7%        6,888       11.9%       4,747      13.2%
         Tier I leverage                           13,878       10.2%        6,888        7.8%       4,747      10.1%

      December 31, 2000
         Total risk-based                       $  14,145       15.8%    $   6,577       11.4%   $   5,032      16.3%
         Tier I risk-based                         13,167       14.7%        5,976       10.3%       4,655      15.1%
         Tier I leverage                           13,167       11.5%        5,976        8.2%       4,655      11.4%

    The minimum amounts of capital and ratios as established by banking regulators at December 31, 2001 and 2000, are as follows:

                                                                            ($ In thousands)
                                                                                        Subsidiaries
                                                        Company           -----------------------------------------
                                                     (Consolidated)           The First                 Pine Belt
                                                ---------------------     --------------------  -------------------
                                                  Amount       Ratio       Amount     Ratio       Amount     Ratio
                                                ---------    --------     ---------     ------  ----------   ------

      December 31, 2001
         Total risk-based                       $    7,575       8.0%    $    4,636       8.0%  $    2,877   8.0%
         Tier I risk-based                           3,789       4.0%         2,318       4.0%       1,438   4.0%
         Tier I leverage                             5,461       4.0%         3,555       4.0%       1,875   4.0%

      December 31, 2000
         Total risk-based                       $    7,152       8.0%    $    4,627       8.0%  $    2,465   8.0%
         Tier I risk-based                           3,576       4.0%         2,314       4.0%       1,233   4.0%
         Tier I leverage                             4,565       4.0%         2,931       4.0%       1,633   4.0%

    The Company's dividends, if any, are expected to be made from dividends received from its subsidiary banks. The
    OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years.

                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31, 2001 AND 2000

NOTE H - COMPREHENSIVE INCOME

    The Company and its subsidiary banks report comprehensive income as required by FASB Statement No. 130,
    "Reporting Comprehensive Income."  In accordance with this statement, unrealized gains and losses on securities available-for-sale are included in other comprehensive income.

    In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting amounts that are displayed as part of net income for a period that also had been displayed as part of other comprehensive income.  The disclosure of the reclassification amounts are as follows:

                                                                                         Years Ended December 31,
                                                                                       ----------------------------
                                                                                            2001              2000
                                                                                       -------------     -------------
       Unrealized holding gains (losses) on available-for
          sale securities                                                              $     155,151     $     170,576
       Reclassification adjustment for losses (gains)
          realized in income                                                                      -                 -
                                                                                       -------------     -------------
       Net unrealized gains (losses)                                                         155,151           170,576
       Tax effect                                                                            (55,135)          (28,214)
                                                                                       -------------     -------------
       Net-of-tax amount                                                               $     100,016     $     142,362
                                                                                       =============     =============

NOTE I - INCOME TAXES

    The components of income tax expense (benefit) are as follows:
                                                                                                 December 31,
                                                                                        ------------------------------
                                                                                             2001             2000
                                                                                        ------------     -------------

      Current                                                                           $    206,640     $     102,214
      Deferred                                                                                39,225          (107,514)
                                                                                        ------------     -------------
                                                                                        $    245,865     $      (5,300)
                                                                                        ============     =============

                                                     ( Continued )
stopped copyin 2nd time

                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31, 2001 AND 2000

NOTE I - INCOME TAXES  (Continued)

    The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes.  A reconciliation of the differences is as follows:

                                                                              Years Ended December 31,
                                                              ------------------------------------------------------
                                                                          2001                        2000
                                                              -------------------------      -----------------------
                                                                 Amount            %            Amount           %
                                                              ------------    ---------      -----------    --------
    Income taxes at statutory rate                            $    312,045           34%     $   190,210       34%
    Tax-exempt income                                               (5,715)         (1%)            -         -
    State income tax,
         net of federal tax effect                                   7,075            1%            -         -
    Rate difference                                                   -             -            (91,690)     (16%)
    Other items, net                                               (12,283)         (1%)         (10,578)      (2%)
    Change in valuation allowance                                  (55,257)         (6%)         (93,242)     (17%)
                                                              ------------    ---------      -----------    ------

                                                              $    245,865           27%     $    (5,300)      (1%)
                                                              ============    ==========     ===========    ======
    The components of deferred income taxes are as follows:
                                                                                                 December 31,
                                                                                        -----------------------------
                                                                                             2001            2000
                                                                                        -------------    ------------
      Deferred tax assets:
         Allowance for loan losses                                                      $     330,058    $    309,724
         Pre-opening expenses                                                                  29,126          52,852
         Other                                                                                  1,865           1,865
                                                                                        -------------    ------------
                                                                                              361,049         364,441
      Valuation allowance                                                                          -         (55,257)
                                                                                        -------------    ------------
                                                                                              361,049         309,184
                                                                                        -------------    ------------
      Deferred tax liabilities:
         Securities                                                                           (23,682)        (20,532)
         Premises and equipment                                                              (147,817)        (59,878)
         Unrealized gain on available-for-sale securities                                     (59,662)         (5,132)
                                                                                        -------------    ------------
                                                                                             (231,161)        (85,542)
                                                                                        -------------    ------------
                                                                                        $     129,888    $    223,642
                                                                                        =============    ============

                                                     ( Continued )

                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31, 2001 AND 2000

NOTE I - INCOME TAXES  (Continued)

    For the years 2001 and 2000, the valuation allowance was adjusted by $55,257 and $93,242, respectively, based upon management's re-evaluation of the likelihood of realization.

NOTE J - EMPLOYEE BENEFITS

    The subsidiary banks provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation.  For employee contributions of three percent or less, the subsidiary banks provide a matching contribution.  Contributions by the subsidiary banks totaled $30,423 in 2001 and $21,873 in
    2000.

    The Company and its subsidiary banks have employment agreements with certain executive officers. These agreements contain provisions concerning salaries, bonuses, incentive programs, and benefits related to a change in control.

NOTE K - STOCK PLANS

    In 1997, the Company adopted the 1997 Stock Option Plan (1997 Plan) which provides for the granting of options to purchase up to 72,185 shares of Company common stock by directors and key employees of the Company and its subsidiaries.  Options granted under the 1997 Plan were exercisable at December 31, 1999, and expire ten years after the grant date.  As of December 31, 2001, 69,998 grants had not been exercised.  The options are exercisable at not less than the market value of the Company's stock at the grant date.  Accordingly, no compensation cost has been recognized.

    On May 27, 1999, the Company's shareholders approved the 1999 Stock Incentive Plan (1999 Plan). The 1999 Plan
    provides for the granting of options to purchase up to 106,689 shares of the Company's common stock by the
    Company's and its subsidiaries' directors, key employees, and management.  Under the 1999 Plan, the Company may grant either incentive stock options or nonqualified stock options.  Options granted to directors and employees vest in equal amounts over three years.  Stock options granted to management vest based on annual performance goals or after nine years and eleven months, if still employed.  At December 31, 2001, 93,963 options had been granted, and 2,543 had been exercised.  Of the remaining grants available, 60,109 were vested. All options expire and are void unless exercised on or before April 15, 2009.  The options are exercisable at not less than the market value of the
    Company's stock at the grant date.  Accordingly, no compensation expense has been recognized.

                                                     ( Continued )

stopped copying 2nd time
                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31, 2001 AND 2000

NOTE K - STOCK PLANS  (Continued)

    A summary of the status of the stock option plans as of December 31, 2001 and 2000, and changes during the years ending on those dates is presented below:

                                                                                    December 31,
                                                               ------------------------------------------------------
                                                                          2001                         2000
                                                               ------------------------      ------------------------
                                                                              Weighted                      Weighted
                                                                               Average                       Average
                                                                               Exercise                     Exercise
                                                                  Shares        Price           Shares        Price
                                                               -----------   ----------      -----------   ----------
         Options outstanding at beginning of year                 163,961    $       13          163,961  $       13
         Options granted                                              -              -              -             -
         Options exercised                                         (2,534)   $       15             -             -
         Options forfeited                                            -              -              -             -
                                                               -----------                   -----------
         Options outstanding at end of year                       161,427    $       13          163,961   $      13
                                                               ===========                   ===========

         Options exercisable at end of year                       130,107    $       12           85,989   $      11
                                                               ==========                    ===========

    Had compensation cost for the stock plans been determined based on the fair values of the options at the grant dates consistent with the method of FASB Statement No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                                               2001           2000
                                                                                          -------------   ------------

         Net income, pro forma                                                            $     595,436   $    487,171
         Basic net income per share, pro forma                                                      .52            .42
         Diluted net income per share, pro forma                                                    .50            .41

    The assumptions used in estimating compensation cost on a pro forma basis were:  dividend yield of 0%, expected life of ten years, volatility of near 0%, and a risk-free interest rate of 6.5%.

                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31, 2001 AND 2000

NOTE L - RELATED PARTY TRANSACTIONS

    In the normal course of business, the subsidiary banks make loans to their directors and officers and to companies in which they have a significant ownership interest.  These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.  Such loans amounted to approximately $6,148,000 and $5,002,000 at December 31, 2001 and 2000, respectively.  In the opinion of management, such loans are consistent with sound banking policies and are within applicable regulatory and lending limitations.

NOTE M - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

    In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements.
    The subsidiary banks had outstanding letters of credit of $261,000 and $458,000 at December 31, 2001 and 2000,
    respectively, and had made loan commitments of approximately $9,750,000 and $10,310,000 at December 31, 2001
    and 2000, respectively.  The subsidiary banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instrument.  The subsidiary banks use the same credit policies in making commitments and conditional obligations as it does for its lending activities.  No significant losses are anticipated as a result of these transactions.

    The primary market area served by the subsidiary banks are Forrest, Lamar, and Jones Counties within South
    Mississippi.  Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area.  As of December 31, 2001, management does not consider there to be any significant credit concentration within the loan portfolio.  Although the banks' loan portfolio, as well as existing commitments, reflect the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

    The First has Sixteenth Section land leases and contracts for bank premises.  The leases expire in 2036 with annual rentals of $20,240 subject to reappraisals every 10 years.

    The First has a lease for facilities that expires in June, 2003.  Monthly lease payments are $1,875 with an increase of 3% after twelve months.  The lease contains an option to renew annually for three years at the same monthly rate and 3% increase each twelve month period.

    The Company and its subsidiary banks are subject to claims and lawsuits which arise primarily in the ordinary course of business.  It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

                                              THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31, 2001 AND 2000

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

    Disclosures about financial instruments at December 31, 2001 and 2000, are presented as required by FASB
    Statement No. 107, "Disclosures About Fair Value of Financial Instruments."  The following information does not purport to represent the aggregate consolidated fair value of the Company at December 31, 2001 and 2000.

    The carrying amounts presented are the amounts at which the financial instruments are reported in the consolidated financial statements.

    Cash and Cash Equivalents

    The carrying amount for cash and due from banks, interest-bearing deposits, and federal funds sold approximate the fair values of such assets at December 31, 2001 and 2000.

    Securities

    The estimated fair value of securities is based on quoted market prices, if available.  The estimated fair value is based on quoted market prices of comparable instruments, if quoted market prices are not available.

                                                                                          Carrying         Estimated
                Date                                                                       Amount         Fair Value
      ----------------------                                                          ---------------   --------------

      December 31, 2001                                                               $    22,946,476   $   22,947,505
                                                                                      ===============   ==============

      December 31, 2000                                                               $    19,390,266   $   19,391,937
                                                                                      ===============   ==============

   Loans held for sale

   The fair value of loans held for sale approximates the carrying value since the loans are generally held for periods of less than forty-five days.

   Loans

   It is the opinion of management that in the current interest environment, the net carrying value of loans of
   $90,118,107 at December 31, 2001 and $80,655,946 at December 31, 2000, approximates fair value.

                                                   ( Continued )

                      THE FIRST BANCSHARES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 2001 AND 2000

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS  (Continued)

    Deposits

Fair  values of  demand  deposits  and  savings  accounts  are  defined  by FASB
Statement  No.  107 as the  amounts  payable.  The fair value of  variable  rate deposits  approximates  their carrying  value.  Because of the current  interest environment,  management is of the opinion that the carrying value of fixed rate time deposits also  approximates  their fair value.  Thus, the carrying value of deposits of  $113,237,626  at December 31, 2001, and $96,845,288 at December 31,
2000,  does not  differ  significantly  from the fair  value.  No value has been considered  from expected  retention of deposits for a future time period.  This value,  often referred to as a core deposit  intangible,  is neither included in any fair value  amounts  nor  recorded as an asset in the  consolidated  balance sheets.

Borrowed Funds

Borrowed funds consist of obligations  with terms  comparable to those currently available.  Thus, the carrying value of these  obligations  approximates  market value.

Off-Balance Sheet Instruments

 Fair values of off-balance  sheet  financial  instruments are based on fees charged to enter into similar  agreements.  However,  commitments to extend credit do not  represent a  significant  value until such  commitments  are funded or closed.  Management has determined that these  instruments do not have a distinguishable fair value, and no fair value has been assigned.

                      THE FIRST BANCSHARES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 2001 AND 2000

NOTE O - SEGMENTS
     The Company's principal activity is commercial banking, which includes providing deposit products and commercial, mortgage and consumer loans. These services are provided through the Company's  subsidiary banks, which are located in adjacent, but  separate,  geographic  areas.  Results  of  operations  and other  selected financial information by bank are presented below:

                                                         (In thousands)
                                                     Years Ended December 31,
                                            ------------------------------------------
                                                   2001                  2000
                                            --------------------  --------------------
                                            The First  Pine Belt  The First  Pine Belt
                                            ---------  ---------  ---------  ---------
      Results of Operations

  Interest income                             $ 6,758   $ 3,179    $ 5,882   $ 2,792
  Interest expense                              3,240     1,782      3,115     1,582
                                            ---------  ---------  ---------  ---------
   Net interest income                          3,518     1,397      2,767     1,210
  Provision for loan losses                       173       169        169       156
                                            ---------  ---------  ---------  ---------
   Net interest income after provision
     for loan losses                            3,345     1,228      2,598     1,054
  Other income                                    886       265        597       134
  Other expense                                 3,299     1,461      2,706     1,108
                                            ---------  ---------  ---------  ---------
   Net income before income taxes                 932        32        489        80
  Income tax expense (benefit)                    323      (60)         86      (88)
                                            ---------  ---------  ---------  ---------
   Net income                                 $   609     $ 92      $  403   $   168
                                            =========  =========  =========  =========
Selected Financial Data

  Loans, net of allowance for loan losses $    61,496  $ 28,622   $ 54,131  $ 26,525
  Deposits                                     74,617    40,025     63,829    34,810
  Total assets                                 87,077    47,757     75,345    41,522

                              ( Continued )

                    THE FIRST BANCSHARES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 2001 AND 2000

NOTE O - SEGMENTS  (Continued)

The  following   reconciles  the  above  table  to  amounts   reflected  on  the
consolidated  financial  statements  as of and for the years ended  December 31,
2001 and 2000:
                                                                        (In thousands)
                                                                     2001            2000
                                                                 -----------    -----------
Net income:
  Net income of subsidiary banks                                 $    701       $    571
  Net loss of Company, excluding intercompany accounts               (29)            (6)
                                                                 -----------    -----------
                                                                      672            565
                                                                 ===========    ===========
Total assets:
  Total assets of subsidiary banks                               $134,834       $116,867
  Total assets of Company, excluding investment in subsidiaries     2,244          2,549
  Intercompany eliminations                                       (1,457)        (1,834)
                                                                 -----------    -----------
                                                                 $135,621       $117,582
                                                                 ===========    ===========

NOTE P - PARENT COMPANY FINANCIAL INFORMATION
    The balance sheets, statements of income, and cash flows for
 The First Bancshares, Inc. (parent only) follow:

                      Condensed Balance Sheets
                                                                      December 31,
                                                     ----------------------------------------
                                                            2001                    2000
                                                     -----------------   --------------------
       Assets:
        Cash and cash equivalents                    $      1,404,549    $       1,793,736
        Investment in subsidiary banks                     11,746,065           10,644,720
        Premises and equpiment                                812,292              752,292
        Other                                                  27,586                3,100
                                                     -----------------   -----------------
                                                     $     13,990,492    $      13,193,848
                                                     =================   =================
       Liabilities:
        Other                                        $           -       $          13,295
      Stockholders' equity                                 13,990,492           13,180,553
                                                     -----------------   -----------------
                                                     $     13,990,492    $      13,193,848
                                                     =================   =================

                             ( Continued )

                      THE FIRST BANCSHARES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 2001 AND 2000

NOTE P - PARENT COMPANY FINANCIAL INFORMATION  (Continued)

                    Condensed Statements of Income
                                                                            Years Ended
                                                                            December 31,
                                                               -------------------------------------
                                                                   2001                     2000
                                                               -----------               -----------
Income:
 Interest                                                     $    52,060                $ 105,906

Expenses:
 Other                                                             97,732                  115,617
                                                               -----------               ----------
Loss before income taxes and equity in undistributed income
 of subsidiaries                                                  (45,672)                  (9,711)
 Income tax benefit                                               (16,860)                  (3,100)
                                                               -----------               ----------
 Loss before equity in undistributed income of subsidiaries       (28,812)                  (6,611)
Equity in undistributed income of subsidiaries                    700,725                  571,354
                                                               -----------               ----------
Net income                                                    $   671,913                $ 564,743
           Condensed Statements of Cash Flows
                                                                             Years Ended
                                                                             December 31,
                                                               -------------------------------------
                                                                     2001                   2000
                                                               -----------               ----------
   Cash flows from operating activities:
  Net income                                                  $   671,913              $   564,743
       Adjustments to reconcile net income to net cash and
   cash equivalents:
     Equity in undistributed income of subsidiaries              (700,725)
     Other, net                                                   (38,385)                  10,195
                                                               -----------               ----------
         Net cash provided by (used in) operating activities      (67,197)                   3,584
                                                               -----------               ----------
Cash flows from investing activities:
  Investment in subsidiary bank                                  (300,000)                (350,000)
       Acquisition of fixed assets                                (60,000)                 (21,759)
  Sale of premises to subsidiary                                     --                     10,000
                                                               -----------               ----------
         Net cash used in investing activities                   (360,000)                (361,759)
                                                               -----------               ----------
   Cash flows from financing activities
       Exercise of stock options                                   38,010                     --
                                                               -----------               ----------
        Net cash provided by financing activities                  38,010                     --
                                                               -----------               ----------
Net decrease in cash and cash equivalents                        (389,187)                (358,175)
Cash and cash equivalents at beginning of year                  1,793,736                2,151,911
                                                               -----------               ----------
Cash and cash equivalents at end of year                       $1,404,549               $1,793,736
                                                               ===========              ===========

                     THE FIRST BANCSHARES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 2001 AND 2000

NOTE Q - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE
AMOUNTS (UNAUDITED)
                                                                  Three Months Ended
                                                      -------------------------------------------
                                                         Mar. 31    June 30   Sept. 30   Dec. 31
                                                      -----------  ---------  --------  ---------
                                                       (In thousands, except per share amounts)
2001
Total interest income                                     $2,517    $2,502     $2,470    $2,448
Total interest expense                                     1,364     1,316      1,213     1,077
                                                          ------    ------     ------    ------
  Net interest income                                      1,153     1,186      1,257     1,371
Provision for loan losses                                     94        72         99        77
                                                          ------    ------     ------    ------
  Net interest income after provision for
    loan losses                                            1,059     1,114      1,158     1,294
Total non-interest income                                    205       224        310       335
Total non-interest expense                                 1,086     1,138      1,212     1,345
Income tax expense                                            73        66         79        28
                                                          ------    ------     ------    ------
Net income                                                $  105    $  134     $  177    $  256
                                                          ======    ======     ======    ======
Per share:
  Net income                                              $  .09    $  .12     $  .15    $  .22
  Net income, diluted                                        .09       .11        .15       .22
  Cash dividends declared                                     --        --         --        --
2000
Total interest income                                     $1,828    $2,093     $2,273    $2,481
Total interest expense                                       922     1,071      1,250     1,349
                                                          ------    ------     ------    ------
  Net interest income                                        906     1,022      1,023     1,132
Provision for loan losses                                    138       103         63        20
                                                          ------    ------     ------    ------
  Net interest income after provision
    for loan losses                                          768       919        960     1,112
Total non-interest income                                    140       164        185       186
Total non-interest expense                                   870       929        987     1,088
Income tax benefit                                           --        --         --          5
                                                          ------    ------     ------    ------
 Net income                                               $   38    $  154     $  158    $  215
                                                          ======    ======     ======    ======
Per share:
  Net income                                              $  .03    $  .13     $  .14    $  .19
  Net income, diluted                                        .03       .13        .13       .19
  Cash dividends declared                                    --        --         --        --