Form 10KSB, Exhibit 13
period 2002-12-31
FIRST BANCSHARES INC /MS/
filed 2003-03-31
CIK 947559

                                                    EXHIBIT 13

                                            THE FIRST BANCSHARES, INC.
                                                2002 ANNUAL REPORT

                                                 STOCK INFORMATION

The Company’s articles of incorporation authorize it to issue up to 10,000,000 shares of Common Stock. As of March 6, 2003, the Company had 1,165,165 shares outstanding, held by shareholders of record.

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

The Company is not aware of all prices at which the Common Stock has been traded since the initial offering. Based on information available to the Company from a limited number of sellers and purchasers of Common Stock, the Company is aware of several transactions between August 27, 1996 and December 31, 1996, all of which were at $10.00 per share, and the Company believes transactions in the Common Stock ranged from $10.00 to $12.00 during 1997, from $12.00 to $17.50 during 1998, from $15.00 to $17.50 during 1999, from $15.00 to $18.00 during 2000, from $16.00 to $17.25 during 2001and from $16.00 to $17.50 during 2002.

                                       MANAGEMENT'S DISCUSSION AND ANALYSIS
                                 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management’s discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and its subsidiaries during the year ended December 31, 2002. The Company’s consolidated financial statements and related notes should also be considered.

Critical Accounting Policies

In the preparation of the Company’s consolidated financial statements, certain significant amounts are based upon judgment and estimates. The most critical of these is the accounting policy related to the allowance for loan losses. The allowance is based in large measure upon management’s evaluation of borrowers’ abilities to make loan payments, local and national economic conditions, and other subjective factors. If any of these factors were to deteriorate, management would update its estimates and judgments which may require additional loss provisions.

Overview

The Company was incorporated on June 23, 1995 and serves as a financial holding company for The First National Bank of South Mississippi (“The First”), located in Hattiesburg, Mississippi and the First National Bank of the Pine Belt (Pine Belt), located in Laurel, Mississippi. The First began operations on August 5, 1996 from its main office in the Oak Grove community, which is on the outskirts of Hattiesburg. The First also operates two branches in Hattiesburg and one in Purvis, Mississippi. Pine Belt began banking operations on January 19, 1999. Pine Belt has one office located in Laurel, Mississippi. The Company and its subsidiary banks engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small - to medium-sized businesses, professional concerns, and individuals. The First and Pine Belt are wholly-owned subsidiary banks of the Company. In 2002, The First received approval from banking regulators to operate, beginning in 2003, a branch in Picayune, Mississippi.

The Company’s primary source of revenue is interest income and fees, which it earns by lending and investing the funds which are held on deposit. Because loans generally earn higher rates of interest than investments, the Company seeks to employ as much of its deposit funds as possible in the form of loans to individuals, businesses, and other organizations. To ensure sufficient liquidity, the Company also maintains a portion of its deposits in cash, government securities, deposits with other financial institutions, and overnight loans of excess reserves (known as “Federal Funds sold”) to correspondent banks. The revenue which the Company earns (prior to deducting its overhead expenses) is essentially a function of the amount of the Company’s loans and deposits, as well as the profit margin (“interest spread”) and fee income which can be generated on these amounts.

The Company grew from approximately $135.6 million in total assets, $94.3 million in loans, $113.2 million in deposits, and $14.0 million in shareholders’ equity at December 31, 2001 to approximately $157.4 million in total assets, $107.8 million in loans, $118.1 million in deposits, and $14.9 million in shareholders’ equity at December 31, 2002. The First reported net income of $875,000 and $609,000 for the years ended December 31, 2002, and 2001, respectively. Pine Belt reported net income of $174,000 and $92,000 for the years ended December 31, 2002, and 2001, respectively. For the years ended December 31, 2002 and 2001, the Company reported consolidated net income of $864,000 and $672,000, respectively. Comparisons of the Company’s results for all of the periods presented should be made with an understanding of the Company’s short history. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company’s Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

         The following table demonstrates the Company's growth during each calendar year.

                                            SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
                                           (Dollars In Thousands, Except Per Share Data)

                                                                   December 31,
                               -------------------------------------------------------------------------------
                                    2002            2001             2000            1999(1)           1998
                               ------------    -------------   -------------     ------------    -------------
Earnings:
    Net interest income        $      6,136    $       4,967   $       4,083     $      2,929    $      1,617
    Provision for loan
       losses                           369              342             325              408             170
    Noninterest income                1,690            1,074             675              396             215
    Noninterest expense               6,180            4,781           3,874            3,212           1,595
    Net income (loss)                   864              672             565             (173)             67

Per Share Data:
    Basic net income
       per share                       $.74             $.58            $.49           $(.15)            $.09
    Diluted net income
       per share                        .72              .57             .48            (.15)             .09

Selected Year End
    Balances:
       Total assets            $    157,427    $     135,621   $     117,582     $     91,356    $     49,912
       Securities                    25,745           22,946          19,390           14,481           7,486
       Loans,
        net of allowance            106,541           93,231          82,583           60,887          32,059
       Deposits                     118,121          113,237          96,845           73,514          35,667
       Stockholders'
          equity                     14,923           13,990          13,181           12,473           6,422

(1) Includes the first period of operations of Pine Belt.

                                               Results of Operations

         The  following  is a summary of the  results of  operations  by the  subsidiary  banks for the years ended
December 31, 2002 and 2001.

         Results of operations by subsidiary bank:

                                                                          (In thousands)
                                                             The First                         Pine Belt
                                               ---------------------------------------------------------------
                                                       2002            2001             2002             2001
                                               -------------   -------------     ------------    -------------
    Interest income                            $       7,045   $       6,758     $      2,753    $      3,179
    Interest expense                                   2,507           3,240            1,050           1,782
                                               -------------   -------------     ------------    -------------
       Net interest income                             4,538           3,518            1,703           1,397
    Provision for loan losses                            230             173              139             169
                                               -------------   -------------     ------------    -------------
       Net interest income after
         provision for loan losses                     4,308           3,345            1,564           1,228
                                               -------------   -------------     ------------    -------------
    Other income                                       1,254             886              470             295
    Other expense                                      4,211           3,299            1,810           1,491
    Income tax expense (benefit)                         476             323               50             (60)
                                               -------------   -------------     ------------    -------------
       Net income                              $         875   $         609     $        174    $         92
                                               -------------   -------------     ------------    -------------
                                               -------------   -------------     ------------    -------------

The following  reconciles the above table to the amounts reflected in the consolidated  financial statements of the
Company at December 31, 2002 and 2001:

                                                                                       2002             2001
                                                                                 ------------    ------------
    Net interest income:
       Combined net interest income of subsidiary banks                          $      6,272    $      4,915
       Intercompany eliminations                                                         (136)             52
                                                                                  ------------    ------------
                                                                                 $      6,136    $      4,967
                                                                                 ------------    ------------
                                                                                 ------------    ------------
    Net income:
       Combined net income of subsidiary banks                                   $      1,049    $        701
       Net loss of the Company, excluding
          intercompany accounts                                                          (185)            (29)
                                                                                 ------------    ------------
                                                                                 $        864    $        672
                                                                                 ------------    ------------
                                                                                 ------------    ------------

Consolidated Net Income

The Company reported consolidated net income of $864,000 for the year ended December 31, 2002, compared to a consolidated net income of $672,000 for the year ended December 31 2001. This was the result of an increase in interest income due to the continued growth of earning assets and an increase in other income as service charges on deposit accounts increased due to growth in deposits. The increases in income were partially offset by an increase in noninterest expense of $1.4 million, which was the result of anticipated staff additions and other operating costs related to the growth of the subsidiary banks.

Consolidated Net Interest Income

The largest component of net income for the Company is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on the Company’s interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

Consolidated net interest income was $6,136,000 for the year ended December 31, 2002, as compared to $4,967,000 for the year ended December 31, 2001. This increase was the direct result of an increase in average earnings assets for the year 2002 to $131,697,000 compared to $118,003,000 for the year 2001. This increase in earning assets was funded by an increase in deposits, by Federal Home Loan Bank (FHLB) borrowings, and by the issuance of $7 million trust preferred securities through a wholly-owned statutory trust. Deposits at December 31, 2002, totaled $118,121,000 compared to $113,238,000 at December 31, ___ 2001. Average ___ interest-bearing liabilities for the year 2002 was $115,871,000 compared to $104,449,000 for the year 2001. At December 31, 2002, the net interest spread, ___ the difference ___ between the yield on earning assets and the rates paid on interest-bearing liabilities, was 4.27% compared to 3.67% at December 31, 2001. The net interest margin (which is net interest income divided by average earning assets) was 4.66% for the year 2002, compared to 4.27% for the year 2001. Rates paid on average interest-bearing liabilities decreased from 4.75% for the year 2001 to 3.20% for the year 2002. Interest earned on assets and interest accrued on liabilities are significantly influenced by market factors, specifically interest rates as set by Federal agencies. Interest rates, as set by the Federal Reserve Bank, reflected decreases throughout the year 2002. Average loans comprised 78.3% of average earning assets for the year 2002 compared to 76.1% for the year 2001.

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

                                                       Average Balances, Income and Expenses, and Rates

                                                                       Years Ended December 31,
                                          ------------------------------------------------------------------------------------
                                                        2002                     2001                      2000
                                          ------------------------------------------------------------------------------------
                                           Average   Income/  Yield/   Average   Income/   Yield/  Average    Income/  Yield/
                                           Balance   Expense   Rate    Balance   Expense    Rate   Balance   Expenses  Rate
                                           -------   -------   ----    -------   -------    ----   -------   --------  ----
                                                                        (Dollars in thousands)
Assets
Earning Assets
   Loans (1) (2) ......................    $103,069  $8,872    8.61%   $ 89,762 $ 8,535      9.51%  $76,964            9.73%
   Securities..........................      23,190     884    3.81%     21,071   1,104      5.24%   15,366            6.28%
   Federal funds sold...............          4,644      61    1.31%      6,231     258      4.14%    3,765            5.23%
   Other ...........................            794      22    2.77%        939      40      4.25%      376            5.85%
                                          ---------  ------           ---------  ------             -------
     Total earning assets..............     131,697   9,839    7.47%    118,003   9,937      8.42%   96,471            8.99%
                                          ---------  ------           ---------  ------             -------
   Cash and due from banks.............       4,594                       3,503                        3,760
   Premises and equipment..............       7,893                       7,224                        5,688
   Other assets........................       4,166                       1,999                        1,249
   Allowance for loan losses...........      (1,146)                       (991)                        (884)
                                          ---------                   ---------                      -------
     Total assets.....................    $ 147,204                   $ 129,738                     $106,284
                                          ---------                   ---------                      -------
                                          ---------                   ---------                      -------
Liabilities
   Interest-bearing liabilities........   $ 115,871   3,704    3.20%  $ 104,449   4,970     4.75%    $84,015  4,592   5.46%
                                                     ------                      ------                      ------
   Demand deposits (1).................      15,815                      11,348                        9,181
   Other liabilities...................         716                         398                          478
   Shareholders' equity................      14,802                      13,543                       12,610
                                          ---------                   ---------                     --------
     Total liabilities and
      shareholders' equity.............   $ 147,204                    $129,738                     $106,284
                                          ---------                   ---------                     --------
                                          ---------                   ---------                     --------
   Net interest spread.................                         4.27%                       3.67%                     3.64%
   Net interest income/margin..........              $6,135     4.66%            $4,967     4.27%            $4,083   4.28%
                                                     ------                      ------                      ------
                                                     ------                      ------                      ------

--------------------
(1)  All loans and deposits were made to borrowers in the United States.  The Company had no significant nonaccrual loans
     during the periods presented.  Loans include held for sale loans.
(2)  Includes loan fees of $1,105, $883, and $557, respectively.

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

                                      Analysis of Changes in Consolidated Net Interest Income

                                           Year Ended December 31,         Year Ended December 31,
                                        ------------------------------  ------------------------------
                                               2002 versus 2001                2001 versus 2000
                                          Increase (decrease) due to      Increase (decrease) due to
                                          --------------------------      --------------------------
                                           Volume     Rate      Net        Volume    Rate      Net
                                           ------     ----      ---        ------    ----      ---
                                                           (Dollars in thousands)
Earning Assets
   Loans............................      $ 1,265   $ (928)  $   337       $1,245  $ (201)    $1,044
   Securities.......................          111     (331)     (220)         358    (219)       139
   Federal funds sold and
      securities purchased under
      agreements to resell..........          (65)    (132)     (197)         102     (41)        61
   Other short-term investments.....
                                               (6)     (12)      (18)          33     (15)        18
                                          --------  -------  --------     -------   ------     ------
      Total interest income.........        1,305   (1,403)      (98)       1,738    (476)     1,262
                                          --------  -------  --------     -------   ------     ------
Interest-Bearing Liabilities
   Interest-bearing transaction
      accounts......................           42     (329)     (287)         287    (260)        27
   Money market accounts............          (13)    (209)     (222)          32    (159)      (127)
   Savings deposits.................           (4)      (2)       (6)          13     (14)        (1)
   Time deposits....................           (2)  (1,212)   (1,214)         698    (202)       496
   Borrowed funds...................
                                              851     (388)      463           21     (38)       (17)
                                          --------  -------  --------     -------   ------     ------
      Total interest expense........          874   (2,140)   (1,266)       1,051     (673)      378
                                          --------  -------  --------     -------   ------     ------
   Net interest income..............      $   431   $  737   $ 1,168       $  687  $   197   $   884
                                          --------  -------  --------     -------   ------     ------
                                          --------  -------  --------     -------   ------     ------

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. A monitoring technique employed by the Company is the measurement of the Company’s interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. The Company also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. The Company evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk.

         The following tables illustrate the Company's consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2000, 2001, and 2002.

                                                                   December 31, 2000
                                          ---------------------------------------------------------------------
                                                           After Three
                                                Within      Through       Within    Greater Than
                                                Three        Twelve         One     One Year or
                                                Months       Months        Year     Nonsensitive     Total
                                                ------       ------        ----     ------------     -----
                                                                  (Dollars in thousands)
Assets
   Earnings Assets:
      Loans..............................     $  18,454     $  16,379    $  34,833    $  48,728    $  83,561
      Securities (2).....................         9,080         1,675       10,755        8,636       19,391
      Funds sold and other...............         4,086            -         4,086           -         4,086
                                               --------      --------    ---------     --------    ---------
        Total earning assets.............        31,620        18,054       49,674       57,364      107,038

Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................     $     -       $  13,904    $  13,904    $     -      $  13,904
      Money market accounts..............        12,396           -         12,396          -         12,396
      Savings deposits (1) ..............           -             902          902          -            902
      Time deposits......................        12,778        31,152       43,930       15,581       59,511
         Total interest-bearing deposits.        25,174        45,958       71,132       15,581       86,713
                                                                4,092
   Borrowed funds........................            -_                      4,092        2,768        6,860
                                                               50,050
   Total interest-bearing liabilities            25,174                     75,224       18,349       93,573
                                                            $ (31,996)
   Interest-sensitivity gap per period...     $   6,446                  $ (25,550)   $  39,015    $  13,465
                                                            $ (25,550)
   Cumulative gap at December 31, 2000...     $   6,446                  $ (25,550)   $  13,465    $  13,465

   Ratio of cumulative gap to total
earning
      assets at December 31, 2000 .......         6.02%      (23.87%)     (23.87%)      12.57%

                                                                   December 31, 2001
                                          ---------------------------------------------------------------------
                                                           After Three
                                                Within      Through       Within    Greater Than
                                                Three        Twelve         One     One Year or
                                                Months       Months        Year     Nonsensitive     Total
                                                ------       ------        ----     ------------     -----
                                                                  (Dollars in thousands)
Assets
   Earnings Assets:
      Loans..............................     $  41,054     $  19,169    $  60,223    $  34,068    $  94,291
      Securities (2).....................         8,504           432        8,936       14,010       22,946
      Funds sold.........................         3,896            -         3,896           -         3,896
        Total earning assets.............        53,454        19,601       73,055       48,078      121,133

Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................     $     -       $  15,653    $  15,653    $     -      $  15,653
      Money market accounts..............        17,918           -         17,918          -         17,918
      Savings deposits (1) ..............           -           1,782        1,782          -          1,782
      Time deposits......................        18,324        28,823       47,147       15,484       62,631
         Total interest-bearing deposits.        36,242        46,258       82,500       15,484       97,984

   Borrowed funds........................         1,143           528        1,671        6,161        7,832

   Total interest-bearing liabilities....        37,385        46,786       84,171       21,645      105,816
   Interest-sensitivity gap per period...     $  16,069     $ (27,185)   $ (11,116)   $  26,433    $  15,317
   Cumulative gap at December 31, 2001...     $  16,069     $ (11,116)   $ (11,116)   $  15,317    $  15,317
   Ratio of cumulative gap to total
      earning assets at December 31, 2001        13.27%       (9.18%)      (9.18%)       12.64%

                                                                    December 31, 2002
                                               --------------------------------------------------------------
                                                             After Three
                                                  Within      Through       Within    Greater Than
                                                  Three        Twelve         One     One Year or
                                                  Months       Months        Year     Nonsensitive     Total
                                                  ------       ------        ----     ------------     -----
                                                                   (Dollars in thousands)
Assets
   Earnings Assets:
      Loans..............................      $  32,934    $  24,617    $  57,551    $  50,111    $ 107,662
      Securities (2).....................          7,125        4,006       11,131       14,615       25,746
      Funds sold and other...............          5,063          398        5,461           -         5,461
                                               ---------    ---------    ---------    ---------    ---------
        Total earning assets.............         45,122       29,021       74,143       64,726      138,869
                                               ---------    ---------    ---------    ---------    ---------
Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................      $    -       $  15,727    $  15,727    $     -      $  15,727
      Money market accounts..............         16,717         -          16,717          -         16,717
      Savings deposits (1) ..............           -           2,402        2,402          -          2,402
      Time deposits......................         18,001       29,808       47,809       18,862       66,671
                                               ---------    ---------    ---------    ---------    ---------
         Total interest-bearing deposits.         34,718       47,937       82,655       18,862      101,517
   Borrowed funds........................          2,450        5,347        7,797        9,026       16,823
                                               ---------    ---------    ---------    ---------    ---------
   Total interest-bearing liabilities             37,168       53,284       90,452       27,888      118,340
                                               ---------    ---------    ---------    ---------    ---------
   Interest-sensitivity gap per period...      $   7,954      (24,263)   $ (16,309)   $  36,838    $  20,529
                                               ---------    ---------    ---------    ---------    ---------
                                               ---------    ---------    ---------    ---------    ---------
   Cumulative gap at December 31, 2002         $   7,954      (16,309)   $ (16,309)   $  20,529    $  20,529
                                               ---------    ---------    ---------    ---------    ---------
                                               ---------    ---------    ---------    ---------    ---------
   Ratio of cumulative gap to total
      earning assets at  December 31, 2002         5.73%      (11.74%)     (11.74%)      14.78%

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

The Company ___ generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally from decreasing market rates of interest when it is liability sensitive. The Company currently is liability sensitive within the one-year time frame. However, the Company’s gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability sensitive-position within one year would not be as indicative of the Company’s true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income is also affected by other significant factors, including changes in the volume and mix of earning assets and interest-bearing liabilities.

Provision and Allowance for Loan Losses

The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem loans. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may not prove to be accurate, particularly given the Company’s short operating history and rapid growth. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

Additions to the allowance for loan losses, which are reported as the provision for loan losses on the Company’s consolidated statement of operations, are made periodically to maintain the allowance at an appropriate level based on management’s analysis of the potential risk in the loan portfolio. The allowance consists of two components: allocated and unallocated. The allocated portion of the allowance is based upon specific allocations to specific loans, including impaired loans, and upon historical loan loss experience based upon peer group ratios. Because the subsidiary banks were recently formed and have not yet established a reliable loss experience, management has elected to use the loss experience of the banks’ peer groups in determining an appropriate allowance based upon internal loan grades.

The unallocated component reflects management’s estimate of the probable inherent but undetected losses within the portfolio due to uncertainties about economic conditions, changes in collateral values and borrower financial condition, as well as other risk factors that have not yet manifested themselves. The unallocated component is based upon the level of the allowance of the banks’ peer groups.

The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the allowance during a given period, and current and anticipated economic conditions.

At December 31, 2002 the consolidated allowance for loan losses amounted to $1,228,000, or 1.14% of outstanding loans. At December 31, 2001 and 2000, the allowance for loan losses amounted to $1,060,000 and $978,000, respectively which was 1.12% and 1.18% of outstanding loans at December 31, 2001 and 2000. The Company’s provision for loan losses was $369,000 for the year ended December 31, 2002, compared to $342,000 and $325,000 for the years ended December 31, 2001 and 2000, respectively. In each year, the provision was made based on management’s assessment of general loan loss risk and asset quality.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis generally using the fair value of the collateral if the loan is collateral dependent. At December 31, 2002, and 2001, loans considered impaired were the same as nonaccrual loans as described in the following paragraph.

The Company discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower’s financial condition is such that the collection of interest is doubtful. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. The Company had nonaccrual loans of $274,000 and $175,000 and no restructured or other nonperforming loans at December 31, 2002, and 2001, respectively. At December 31, 2002 the Company had loans in the principal amount of $1,165,000 delinquent by 30 to 89 days, and loans of approximately $303,000 that were delinquent by 90 days. At December 31, 2001 the Company had loans in the principal amount of $948,000 delinquent 30 to 89 days, and loans of approximately $288,000 that were delinquent 90 days or more.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming assets categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2002 and December 31, 2001, the subsidiary banks had potential problem loans of:

                                                                                        2002              2001
                                                                                     -----------    -----------
   The First                                                                         $   821,392    $   570,390
   Pine Belt                                                                             306,216        399,073

                                      Consolidated Allowance For Loan Losses

                                                                       Years Ended December 31,
                                                           2002      2001         2000        1999      1998
                                                           ----      ----         ----        ----      ----
                                                                        (Dollars in thousands)

Average loans outstanding........................        $103,069   $89,762      $76,964    $ 47,808  $ 24,359
                                                         --------   -------      -------    --------  --------
                                                         --------   -------      -------    --------  --------
Loans outstanding at period end..................        $107,662   $94,291      $83,561    $ 61,626  $ 32,406
                                                         --------   -------      -------    --------  --------
                                                         --------   -------      -------    --------  --------
Total nonperforming loans........................            274        175           58            19       -
                                                         --------   -------      -------    --------  --------
                                                         --------   -------      -------    --------  --------
Beginning balance of allowance...................          1,060        978          740         347       194
Loans charged-off................................           (243)      (277)        (161)        (25)      (16)
                                                         --------   -------      -------    --------  --------
Total loans charged-off..........................           (243)      (277)        (161)         (25)     (16)
                                                         --------   -------      -------    --------  --------
Total recoveries.................................             42         17           75          10         -
                                                         --------   -------      -------    --------  --------

Net loans charged-off............................           (201)      (260)         (86)        (15)     (16)
Provision for loan losses........................            369        342          324         408       169
                                                         --------   -------      -------    --------  --------
Balance at period end............................        $ 1,228    $ 1,060      $   978    $    740  $    347
                                                         --------   -------      -------    --------  --------
                                                         --------   -------      -------    --------  --------
Net charge-offs to average loans.................           .20%       .30%         .11%        .03%      .06%
Allowance as percent of total loans..............          1.14%      1.12%        1.18%       1.20%     1.07%
Nonperforming loans as a percentage of total loans          .25%       .19%         .07%        .03%         -
Allowance as a multiple of nonperforming loans...           4.8X       6.1X        16.9X       38.9X         -

At December 31, 2002, the components of the allowance for loan losses consisted of the following:

                                                                    The          Pine
                                                                    First        Belt         Combined
                                                                  ---------    ---------    -----------
Allocated:
    Impaired loans                                                $    -       $      62    $       62
    Graded loans                                                       273           189           462

Unallocated                                                            545           159           704

                                                                  $    818     $     410    $    1,228
Noninterest Income and Expense

Noninterest Income. The Company’s primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, and official check fees.

Noninterest income increased by $616,000 or 57.3% from $1,074,000 for the year ended December 31, 2001, to $1,690,000 for the year ended December 31, 2002. This was due to an increase in deposit activity fees resulting from the growth of deposits. These activity fees were $1,311,000 for 2002 compared to $808,000 for 2001. Other service charges and fees totaled $257,000 for the year ended December 31, 2002, compared to $233,000 for the year ended December 31, 2001. This increase was also attributable to the growth in deposits and activities of the two banks.

Noninterest expense increased from $4.8 million for the year ended December 31, 2001 to $6.2 million for the year ended December 31, 2002. The Company experienced increases in most expense categories, which reflects the continued growth of the Company. The largest increase was in salary and employee benefits, which increased by $762,000 in 2002 as compared to 2001. This increase included normal merit increases in salaries as well as the employment of additional employees throughout 2002. Occupancy and equipment expense increased from $885,000 in 2001 to $1,059,000 in 2002. This increase resulted primarily from costs related to the leasing of administrative offices in Hattiesburg, and to additional equipment acquisitions and expenses due to the continued growth incurred.

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

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense
                                                                              Years ended December 31,
                                                                         -----------------------------------
                                                                             2002        2001      2000
                                                                             ----        ----      ----
                                                                                   (In thousands)

Salaries and employee benefits....................................          $3,284     $2,522     $2,048
Occupancy.........................................................             562        388        314
Equipment.........................................................             497        468        376
Marketing and public relations....................................             181        152        119
Data processing...................................................             139        121         90
Supplies and printing.............................................             176        147        115
Telephone.........................................................              85        102         82
Correspondent services............................................              93         62         45
Deposit and other insurance.......................................             117         93         83
Professional and consulting fees..................................             338        139         97
Postage...........................................................              86         70         49
ATM fees..........................................................              69         53         53
Other.............................................................             553        464        403
                                                                            ------     ------     ------
     Total........................................................          $6,180     $4,781     $3,874
                                                                            ------     ------     ------
                                                                            ------     ------     ------
Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company’s goals is for loans to be the largest category of the Company’s earning assets. At December 31, 2002, loans accounted for 78% of earning assets, as compared to 77% of earning assets at December 31, 2001, and 77% at December 31, 2000. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $103.1 million during 2002, as compared to $89.8 million during 2001 and $77.0 million in 2000, reflecting the substantial growth of the Company during the period.

         The following table shows the composition of the loan portfolio by category:

                                           Composition of Loan Portfolio

                                                                              December 31,
                                                  ----------------------------------------------------------------------
                                                           2002                   2001                    2000
                                                  ----------------------- ----------------------------------------------
                                                               Percent                 Percent               Percent
                                                   Amount     of Total      Amount    of Total     Amount    of Total
                                                   ------     --------      ------    --------     ------    --------
                                                                         (Dollars in thousands)

  Mortgage loans held for sale....................  $ 7,091      6.6%       $ 3,113       3.3%     $ 1,927      2.3%
  Commercial, financial and agricultural .........   37,275     34.6%        31,027      32.9%      27,644     33.1%
  Real Estate:
     Mortgage-commercial..........................   16,028     14.9%        12,578      13.3%       9,959     11.9%
     Mortgage-residential.........................   27,906     25.9%        29,446      31.2%      26,258     31.4%
     Construction.................................    8,527      7.9%         6,334       6.8%       6,864      8.2%
  Consumer and other..............................   10,942     10.1%        11,793      12.5%      10,909     13.1%
                                                   --------    ------       -------    -------     -------   -------
  Total loans.....................................  107,769    100.0%        94,291     100.0%      83,561    100.0%
                                                                                       -------               -------
                                                                                       -------               -------
  Allowance for loan losses.......................   (1,228)                 (1,060)                  (978)
                                                   --------                 -------                -------
  Net loans....................................... $106,541                 $93,231                $82,583
                                                   --------                 -------                -------
                                                   --------                 -------                -------

In the context of this discussion, a “real estate mortgage loan” is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. The Company follows the common practice of financial institutions in the Company’s market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, the Company limits its loan-to-value ratio to 80%. Due to the short term the loan portfolio has existed, the current portfolio may not be indicative of the ongoing portfolio mix. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

Loans held for sale consists of fixed rate mortgage loans originated by the banks and sold into the secondary market. Commitments to sell the loans are obtained upon origination.

The following table sets forth the Company’s commercial and construction real estate loans maturing within specified intervals at December 31, 2002.

                     Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                   December 31, 2002
                                             --------------------------------------------------------------
                                                             Over One Year
                                              One Year          Through          Over Five
                   Type                        or Less         Five Years          Years            Total
 ------------------------------------------   --------       --------------      ---------         ------
                                                                (Dollars in thousands)

Commercial, financial and agricultural..      $ 22,968          $ 14,307          $   -           $  37,275
Real estate - construction..............         8,527              -                 -               8,527

                                              $ 31,495          $ 14,307          $   -           $  45,802
Loans maturing after one year with:
Fixed interest rates.........................................................                      $  3,621
Floating interest rates......................................................                        10,686

                                                                                                   $ 14,307

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities. The investment securities portfolio is a significant component of the Company’s total earning assets. Total securities averaged $23.2 million in 2002, as compared to $21.1 million in 2001 and $15.4 million in 2000. This represents 17.6%, 17.9%, and 16.1% of the average earning assets for the years ended December 31, 2002, 2001, and 2000, respectively. At December 31, 2002, investment securities were $25.7 million and represented 18.5% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short term U.S. Treasury or agency obligations. This objective is particularly important as the Company continues to grow its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, and corporate obligations with maturities up to five years.

         The following table summarizes the book value of securities for the dates indicated.

                                               Securities Portfolio

                                                                December 31,
                                                   ----------------------------------------
                                                       2002          2001         2000
                                                       ----          ----         ----
                                                               (In thousands)
Available-for-sale
    U.S. Treasury.............................       $   -        $   -          $   -
    U.S. Government agencies..................         16,260       12,541         16,463
    States and municipal subdivisions.........          3,938        2,187          1,242
    Corporate obligations.....................          3,261        5,864            900
    Mutual finds .............................          1,002        1,519           -
    Other.....................................          1,260          804            727
                                                     --------     --------        -------
    Total available-for-sale..................         25,721       22,915         19,332
                                                     --------     --------        -------
Held-to-maturity
    U.S. Government agencies..................             26           32             59
                                                     --------     --------        -------
Total.........................................       $ 25,747     $ 22,947       $ 19,391
                                                     --------     --------        -------
                                                     --------     --------        -------

         The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2002.

                            Investment Securities Maturity Distribution and Yields (1)

                                                                   December 31, 2002
                                   -----------------------------------------------------------------------------------
                                                             After One But         After Five But
                                     Within One Year       Within Five Years      Within Ten Years     After Ten Years
                                     ---------------       -----------------      ----------------     ---------------
                                    Amount      Yield      Amount      Yield      Amount     Yield     Amount     Yield
                                    ------      -----      ------      -----      ------     -----     ------     -----
                                                                  (Dollars in Thousands)
Held-to-maturity:
   U.S. Government agencies (2).   $  -          -        $ -            -        $   -        -      $   -          -
Available-for-sale:
  U.S. Government agencies (3)..     3,011       3.9%      5,179        3.3%          -        -          -          -
  States and municipal                                                                338     6.3%        -
    subdivisions................     2,877       3.8%        723        5.8%                                         -
  Corporate obligations.........     2,660       4.9%        601        2.1%           -       -          -          -
  Other (including equity
    securities).................       -         -           -           -             -       -        1,260      3.7%
                                    ------      -----      ------      -----      ------     -----     ------     -----
     Total investment securities
       available-for-sale.......   $ 8,548               $ 6,503                  $   338             $ 1,260
                                    ------                 ------                 ------               ------
                                    ------                 ------                 ------               ------

--------------------
(1)  Investments with a call feature are shown as of the contractual maturity date.
(2)  Excludes mortgage-backed securities with a yield of 4.5%.
(3)  Excludes mortgage-backed securities totaling $8.1 million with a yield of 4.8%.
(4)  Excludes mutual fund totaling $1.0 million with a yield of 1.7%.

Short-Term Investments. Short-term investments, consisting of Federal Funds sold, averaged $4.6 million in 2002, $6.2 million in 2001, and $3.8 million in 2000. At December 31, 2002, and December 31, 2001, short-term investments totaled $4.8 million and $3.9 million, respectively. These funds are a primary source of the Company’s liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits. Average interest-bearing deposits remained flat at $98.1 million for both 2002 and 2001. Average total deposits increased $4.5 million, or 4.1% in 2002. At December 31, 2002, total deposits were $118.1 million, compared to $113.2 million a year earlier, an increase of 4.3%.

         The following table sets forth the deposits of the Company by category for the periods indicated.

                                                  Deposits

                                                              December 31,
                                   -------------------------------------------------------------------
                                           2002                  2001                  2000
                                   ---------------------  --------------------  --------------------
                                             Percent of            Percent of            Percent of
                                    Amount    Deposits    Amount    Deposits    Amount    Deposits
                                    ------    --------    ------    --------    ------    --------
                                                        (Dollars in thousands)

Noninterest-bearing accounts.......$ 16,604      14.1%    $ 15,254     13.5%    $ 10,132      10.5%
NOW accounts.......................  15,727      13.3       15,653     13.8       13,904      14.4
Money market accounts..............  16,717      14.2       17,955     15.8       12,396      12.8
Savings accounts...................   2,402       2.0        1,782      1.6          902        .9
Time deposits less than $100,000...  33,120      28.0       33,817     33.3       35,337      36.5
Time deposits of $100,000 or over..  33,551      28.4       28,776     22.0       24,174      24.9
                                   --------     ------    --------    ------    --------     ------
   Total deposits..................$118,121     100.0%    $113,237    100.0%    $ 96,845     100.0%
                                   --------     ------    --------    ------    --------     ------
                                   --------     ------    --------    ------    --------     ------

The Company’s loan-to-deposit ratio was 85.1% at December 31, 2002, 80.6% at December 31, 2001, and 86.3% at December 31, 2000. The loan-to-deposit ratio averaged 90.4% during 2002. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $84.6 million at December 31, 2002, $84.5 million at December 31, 2001, and $73.0 million at December 31, 2000. Management anticipates that a stable base of deposits will be the Company’s primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth and maintain a loan-to-deposit ratio of approximately 80.0%. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company’s certificates of deposit of $100,000 or more at December 31, 2002, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

                                        Maturities of Certificates of Deposit
                                                 of $100,000 or More

                                                       After Three
                                       Within Three      Through      After Twelve
                                          Months      Twelve Months      Months         Total
                                       ------------   -------------   ------------   ---------
                                                         (Dollars in thousands)

December 31, 2002...................    $   9,933      $    14,824     $   8,794     $  33,551

Borrowed Funds

Borrowed funds consist primarily of advances from the Federal Home Loan Bank of Dallas and federal funds purchased. At December 31, 2002, advances from the FHLB totaled $16.2 million compared to $7.6 million at December 31, 2001. The advances are collateralized by first mortgage loans, FHLB capital stock, and amounts on deposit with the FHLB. Federal funds purchased was $450,000 at December 31, 2002, and $232,000 at December 31, 2001.

Subordinated Debentures

In 2002, the Company issued subordinated debentures of $7,217,000 to The First Bancshares Statutory Trust I (the Trust). The Company is the sole owner of the equity of the Trust. The Trust issued $7,000,000 of preferred securities to investors. The Company makes interest payments and will make principal payments on the debentures to the Trust. These payments will be the source of funds used to retire the preferred securities, which are redeemable at any time beginning in 2007 and mature in 2032. The Company entered into this arrangement to provide funding of expected growth.

Capital

Total shareholders’ equity as of December 31, 2002, was $14.9 million, an increase of $933,000 or approximately 6.7%, compared with shareholders’ equity of $14.0 million as of December 31, 2001.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses subject to certain limitations. An institution’s total risk-based capital for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The risk- based regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and the subsidiary banks exceeded their minimum regulatory capital ratios as of December 31, 2002 and 2001.

                                                Analysis of Capital

                          Regulatory Minimums
                        ------------------------
                        Adequately       Well              The Company                The First            Pine Belt
Capital Ratios          Capitalized  Capitalized           December 31,              December 31,         December 31,
--------------          -----------  -----------       --------------------       ------------------     ----------------
                                                        2002         2001          2002        2001       2002      2001
                                                        ----         ----          ----        ----       ----      ----
 Leverage..............      4.0%         5.0%          14.8%         10.2%        9.4%          7.8%      10.3%     10.1%
 Risk-based capital:
      Tier 1...........      4.0%         6.0%          18.4%         14.7%       12.3%         11.9%      13.4%     13.2%
      Total............      8.0%        10.0%          19.5%         15.8%       13.3%         13.1%      14.5%     14.2%

Ratios
                                                                                       2002        2001       2000
                                                                                      ------      ------     ------
     Return on assets (net income (loss) divided by
        average total assets)                                                           .59%       .52%        .53%

     Return on equity (net income (loss) divided by
        average equity)                                                                 5.8%       5.0%        4.5%

     Dividend payout ratio (dividends per share divided by
        net income per share)                                                          13.5%        N/A         N/A

     Equity to asset ratio (average equity divided by average
        total assets)                                                                  10.1%      10.4%       11.9%
Liquidity Management

Liquidity management involves monitoring the Company’s sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in the Company’s market area.

The Company’s Federal Funds sold position, which is typically its primary source of liquidity, averaged $4.6 million during the year ended December 31, 2002 and totaled $4.9 million at December 31, 2002. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2002, advances available totaled approximately $34.9 million of which $16.2 million had been drawn.

During 2002, the Company obtained $7,000,000 through the issuance of subordinated debentures to a wholly-owned statutory trust, The First Bancshares Statutory Trust I. The Trust issued floating rate preferred securities into the market. The preferred securities are redeemable at any time beginning in 2007 and have a stated maturity of 2032. Payments of the preferred securities are dependent upon the Company’s ability to make principal and interest payments due on the debentures.

Management regularly reviews the liquidity position of the Company and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

Accounting Matters

In June, 2002, the Financial Accounting Standards Board (FASB) issued Statement No. 146, “Accounting for the Costs Associated with Exit or Disposal Activities.” Statement No. 146 addresses the financial accounting and reporting for costs associated with exit or disposal activities and requires that a liability for a cost associated with an exit or disposal activity can be recognized when it is incurred and measured initially at fair value. This new guidance will impact the timing of recognition and the initial measurement of the amount of liabilities the Corporation and its subsidiaries recognize in connection with exit or disposal activities initiated after December 31, 2002, the effective date of the statement. The adoption of this statement is not expected to have a material impact on the Corporation’s consolidated financial statements.

In October, 2002, the FASB issued Statement No. 147, “Acquisition of Certain Financial Institutions.” Except for transactions between mutual enterprises, this statement removes acquisitions of financial institutions from the scope of both FASB Statement No. 72 and FASB Interpretation No. 9 and requires that these transactions be accounted for in accordance with FASB Statements No. 141, “Business Combinations” and FASB Statement No. 142, “Goodwill and Other Intangible Assets.” Further, the statement amends FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include in its scope long-term customer relationship intangible assets of financial institutions. Consequently, such assets are subject to the same impairment loss recognition and measurement provisions that FASB Statement No. 144 requires for other long-lived assets. This statement had no affect on the Company’s financial statements.

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company’s performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

INDEPENDENT AUDITORS' REPORT Board of Directors and Stockholders The First Bancshares, Inc. Hattiesburg, Mississippi

We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc., and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of The First Bancshares, Inc., and subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Columbus, Mississippi January 27, 2003

                                                  THE FIRST BANCSHARES, INC.

                                                  CONSOLIDATED BALANCE SHEETS

                                                  DECEMBER 31, 2002 AND 2001

          ASSETS                                                                              2002                 2001
                                                                                         ---------------      -------------
Cash and due from banks                                                                  $     6,637,889      $   4,079,714
Interest-bearing deposits with banks                                                             652,490          1,358,033
Federal funds sold                                                                             4,809,603          3,895,937
                                                                                         ---------------      -------------
    Total cash and cash equivalents                                                           12,099,982          9,333,684
Held-to-maturity securities (Note C) (fair value of
    $25,501 in 2002 and $32,696 in 2001)                                                          24,623             31,667
Available-for-sale securities (Note C)                                                        25,721,367         22,914,809
Loans held for sale                                                                            7,091,390          3,113,281
Loans, net of allowance for loan losses of $1,227,937
    in 2002 and $1,059,528 in 2001 (Note D)                                                   99,450,272         90,118,107
Interest receivable                                                                              944,163            962,325
Premises and equipment (Note E)                                                                7,985,688          7,615,248
Cash surrender value of life insurance                                                         3,019,350            756,882
Other assets                                                                                   1,089,968            774,650
                                                                                         ---------------      -------------
                                                                                         $   157,426,803      $ 135,620,653
                                                                                         ---------------      -------------
                                                                                         ---------------      -------------

          LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Noninterest-bearing                                                                  $    16,603,677     $   15,253,645
    Time, $100,000 or more                                                                    33,551,295         28,775,624
Other interest-bearing                                                                        67,965,926         69,208,357
                                                                                         ---------------      -------------
       Total deposits                                                                        118,120,898        113,237,626
Interest payable                                                                                 239,969            352,031
Borrowed funds (Note F)                                                                       16,636,522          7,600,690
Guaranteed preferred beneficial interests in Company's
     subordinated debentures (Note L)                                                          7,000,000               -
Other liabilities                                                                                506,302            439,814
                                                                                         ---------------      -------------
    Total liabilities                                                                        142,503,691        121,630,161
                                                                                         ---------------      -------------
Commitments and contingent liabilities (Note N)

Stockholders' Equity  (Note G):
    Common stock, par value $1 per share; 10,000,000 shares
       authorized; 1,165,165 and 1,155,412 shares issued and
       outstanding in 2002 and 2001, respectively                                              1,165,165          1,155,412
    Preferred stock, par value $1 per share, 10,000,000
       shares authorized; no shares issued and outstanding                                          -                  -
Additional paid-in capital                                                                    12,512,059         12,411,612
Retained earnings                                                                              1,060,182            312,886
Accumulated other comprehensive income                                                           185,706            110,582
                                                                                         ---------------      -------------
Total stockholders' equity                                                                    14,923,112         13,990,492
                                                                                         ---------------      -------------
                                                                                         $   157,426,803      $ 135,620,653
                                                                                         ---------------      -------------
                                                                                         ---------------      -------------

                               The accompanying notes are an integral part of these statements.

                                                  THE FIRST BANCSHARES, INC.

                                               CONSOLIDATED STATEMENTS OF INCOME

                                            YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                                                2002               2001
                                                                                          ---------------      -------------
INTEREST INCOME
    Interest and fees on loans                                                            $     8,871,803    $    8,534,145
    Interest and dividends on securities:
       Taxable interest and dividends                                                             830,165         1,088,219
       Tax-exempt interest                                                                         54,349            16,810
    Interest on federal funds sold                                                                 60,756           257,900
    Interest on deposits in banks                                                                  22,423            39,980
                                                                                          ---------------      -------------
                                                                                                9,839,496         9,937,054
                                                                                          ---------------      -------------
INTEREST EXPENSE
    Interest on time deposits of $100,000 or more                                                 751,614         1,267,111
    Interest on other deposits                                                                  2,122,561         3,335,495
    Interest on borrowed funds                                                                    829,733           367,122
                                                                                          ---------------      -------------
                                                                                                3,703,908         4,969,728
                                                                                          ---------------      -------------
    Net interest income                                                                         6,135,588         4,967,326
    Provision for loan losses                                                                     368,728           342,214
                                                                                          ---------------      -------------
       Net interest income after provision for loan losses                                      5,766,860         4,625,112
                                                                                          ---------------      -------------

OTHER INCOME
    Service charges on deposit accounts                                                         1,310,517           807,954
    Other service charges and fees                                                                256,740           232,549
    Other                                                                                         123,075            33,572
                                                                                          ---------------      -------------
                                                                                                1,690,332         1,074,075
                                                                                          ---------------      -------------
OTHER EXPENSE
    Salaries                                                                                    2,703,474         2,084,594
    Employee benefits                                                                             580,861           437,276
    Occupancy expense                                                                             562,287           387,783
    Furniture and equipment expense                                                               496,732           467,715
    Supplies and printing                                                                         176,010           147,163
    Professional and consulting fees                                                              338,156           138,621
    Marketing and public relations                                                                181,187           152,154
    Other                                                                                       1,141,671           966,103
                                                                                          ---------------      -------------
                                                                                                6,180,378         4,781,409
                                                                                          ---------------      -------------

Income before income taxes                                                                      1,276,814           917,778
Income taxes (Note I)                                                                             413,002           245,865
                                                                                          ---------------      -------------
Net income                                                                                $       863,812      $    671,913
                                                                                          ---------------      -------------
                                                                                          ---------------      -------------
Net income per common share:
    Basic                                                                                            $.74              $.58
    Diluted                                                                                           .72               .57

                               The accompanying notes are an integral part of these statements.

                                                  THE FIRST BANCSHARES, INC.

                                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                            YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                                                Accumulated
                                                                                                   Other
                                   Compre-                                         Retained       Compre-
                                   hensive         Common           Paid-in        Earnings       hensive
                                   Income           Stock           Capital        (Deficit)      Income           Total
                               -------------   --------------  --------------   -------------  -------------  --------------

Balance,
    January 1, 2001                            $    1,152,878  $   12,376,136   $    (359,027) $      10,566  $    13,180,553

Comprehensive income:
    Net income for 2001        $     671,913              -               -           671,913            -            671,913
    Net change in
      unrealized gain
      (loss) on available-
      for-sale securities,
      net of tax                     100,016              -               -               -          100,016          100,016
                               -------------
    Comprehensive income       $     771,929
                               -------------
                               -------------
Exercise of stock options                               2,534          35,476             -             -              38,010
                                               --------------  -------------    -------------   ------------   --------------
Balance,
    December 31, 2001                               1,155,412      12,411,612         312,886        110,582       13,990,492

Comprehensive income:
    Net income for 2002        $     863,812             -               -            863,812           -             863,812
    Net change in
      unrealized gain
      (loss) on available-
      for-sale securities,
      net of tax                      75,124             -               -               -            75,124           75,124
                               -------------
    Comprehensive income       $     938,936
                               -------------
                               -------------
Cash dividend declared,
    $ .10 per share                                      -               -           (116,516)          -            (116,516)

Exercise of stock options                               9,753         100,447           -              -              110,200
                                               --------------  -------------    -------------   ------------   --------------
Balance,
      December 31, 2002                        $    1,165,165  $   12,512,059   $   1,060,182  $     185,706  $    14,923,112
                                               --------------  -------------    -------------   ------------   --------------
                                               --------------  -------------    -------------   ------------   --------------

                         The accompanying notes are an integral part of these statements.

                                                THE FIRST BANCSHARES, INC.

                                             CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                                                2002               2001
                                                                                        ---------------      --------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                          $       863,812      $      671,913
    Adjustments to reconcile net income to net cash:
       Depreciation and amortization                                                            573,750             458,048
Stock dividends                                                                                 (16,300)            (19,100)
Provision for loan losses                                                                       368,728             342,214
Deferred income tax                                                                             103,052              39,225
Amortization and accretion, net                                                                 121,204               7,243
Changes in:
          Loans held for sale                                                                (1,715,641)           (429,709)
          Interest receivable                                                                    18,162              97,704
Other assets                                                                                 (2,773,210)         (1,084,043)
          Interest payable                                                                     (112,062)           (135,191)
Other liabilities                                                                               (54,633)            (77,239)
                                                                                        ---------------      --------------
    Net cash used in operating activities                                                    (2,623,138)           (128,935)
                                                                                        ---------------      --------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of available-for-sale securities                                              (29,920,904)        (31,081,063)
    Proceeds from maturities and calls of available-for-sale
       securities                                                                            19,425,126          27,580,019
    Proceeds from sales of securities available-for-sale                                      7,699,393              84,285
    Proceeds from maturities and calls of held-to-maturity
       securities                                                                                 7,044              26,953
    Increase in life insurance                                                               (2,262,468)           (756,882)
    Increase in loans                                                                        (9,592,893)         (9,804,375)
Additions to premises and equipment                                                            (878,650)           (895,210)
                                                                                        ---------------      --------------
    Net cash used in investing activities                                                   (15,523,352)        (14,846,273)
                                                                                        ---------------      --------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Increase in deposits                                                                      4,883,272          16,392,338
    Proceeds from borrowed funds                                                             12,953,673           5,500,000
    Repayment of borrowed funds                                                              (3,917,841)         (4,527,594)
    Exercise of stock options                                                                   110,200              38,010
    Dividends paid on common stock                                                             (116,516)               -
    Increase in trust preferred securities                                                    7,000,000                -
                                                                                        ---------------      --------------
    Net cash provided by financing activities                                                20,912,788          17,402,754
                                                                                        ---------------      --------------
Net increase in cash and cash equivalents                                                     2,766,298           2,427,546
Cash and cash equivalents at beginning of year                                                9,333,684           6,906,138
                                                                                        ---------------      --------------
Cash and cash equivalents at end of year                                                $    12,099,982      $    9,333,684
                                                                                        ---------------      --------------
                                                                                        ---------------      --------------
Cash paid during the year for:
    Interest                                                                            $     3,815,970      $    4,907,517
Income taxes                                                                                    358,743             211,255

                               The accompanying notes are an integral part of these statements.

                                                  THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE A - NATURE OF BUSINESS

    The First Bancshares,  Inc. (the Company) is a financial holding company whose business is primarily  conducted by its  wholly-owned  subsidiaries,  The First  National  Bank of South  Mississippi  (The First) and The First
    National Bank of the Pine Belt (Pine Belt).  The subsidiary  banks provide a full range of banking  services in their primary market areas of Lamar,  Forrest, and Jones Counties,  Mississippi,  and the surrounding counties.
    The Company and the First  commenced  operations in August,  1996.  Pine Belt commenced  operations in January,
    1999. The Company,  as a financial  holding  company,  is regulated by the Federal Reserve Bank. Its subsidiary banks are subject to the regulation of the Office of the Comptroller of the Currency (OCC).

NOTE B - SUMMARY OF ACCOUNTING POLICIES

    The Company and its  subsidiaries  follow  accounting  principles  generally  accepted in the United  States of
    America including, where applicable, general practices within the banking industry.

     1.   Principles of Consolidation

    The consolidated  financial  statements include the accounts of the Company and its wholly-owned  subsidiaries.
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

                                                  DECEMBER 31, 2002 AND 2001

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
    There were no trading account securities on hand at December 31, 2002 and 2001.

     5.   Loans held for sale

       Loans held for sale  consist of mortgage  loans  originated  for the purpose of being sold in the  secondary market.  Held for sale  loans  are  carried  at the lower of cost or  market.  Generally,  these  loans are not originated without there being a sale commitment and are normally held for no more than forty-five days.

     6.   Loans

    Loans are carried at the principal amount  outstanding,  net of the allowance for loan losses.  Interest income on loans is  recognized  based on the  principal  balance  outstanding  and the stated  rate of the loan.  Loan origination  fees and certain  direct  origination  costs are deferred and  recognized  as an adjustment of the related loan yield using the interest method.

                                                   ( Continued )

                                                  THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

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

    The accrual of interest on loans is  discontinued  at the time the loan is 90 days  delinquent  unless the loan is well secured and in process of collection.  Past due loans are determined based upon contractual status.

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

    The allowance  consists of two components:  allocated and unallocated.  The components  represent an estimation done  pursuant  to either  Financial  Accounting  Standards  Board  (FASB)  Statement  No. 5,  "Accounting  for
    Contingencies,"  or FASB  Statement No. 114,  "Accounting by Creditors for Impairment of a Loan." The allocated component of the allowance  reflects  expected losses  resulting from an analysis  developed  through  specific credit  allocations for individual  loans,  including any impaired loans, and historical loan loss history.  As recently formed financial  institutions,  the Banks have not established a historical loan loss experience.  As such,  the loan loss  experience of peer group banks is used as a guide.  The analysis is performed  quarterly, and loss factors are updated regularly.

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

                                               DECEMBER 31, 2002 AND 2001

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

     9.   Bank Owned Life Insurance

    The Company  invests in bank owned life  insurance  (BOLI).  BOLI involves the  purchasing of life insurance by the Company on a chosen group of employees.  The Company is the owner of the policies.

    10.   Other Assets

    Financing  costs related to the issuance of junior  subordinated  debentures are being  amortized over the life of the instruments and are included in other assets.

    11.   Stock Options

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

    12.   Income Taxes

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

    13. Advertising Costs

    Advertising  costs are  expensed in the period in which they are  incurred.  Advertising  expense for the years ended December 31, 2002, and 2001, was approximately $108,472 and $95,700, respectively.

                                                   ( Continued )

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE B - SUMMARY OF ACCOUNTING POLICIES  (Continued)

    14.   Statement of Cash Flows

    For purposes of reporting  cash flows,  cash and cash  equivalents  include cash and due from banks and federal funds sold.  Generally, federal funds are sold for a one to seven day period.

    15.   Off-Balance Sheet Financial Instruments

    In the ordinary course of business,  the subsidiary  banks enter into off-balance  sheet financial  instruments consisting of  commitments to extend credit,  credit card lines and standby  letters of credit.  Such financial instruments are recorded in the financial statements when they are exercised.

    16. Per Share Amounts

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
                                              For the Year Ended                               For the Year Ended
                                               December 31, 2002                                December 31, 2001
                                ---------------------------------------------   -----------------------------------------------
                                      Net                                            Net
                                    Income          Shares          Per Share       Income           Shares         Per Share
                                 (Numerator)   (Denominator)         Amount       (Numerator)     (Denominator)       Data
                                 -----------   -------------        ---------     -----------     -------------     ----------
        Basic per share          $  863,812       1,165,165         $    .74      $   671,913       1,152,968       $    .58
                                                                    ---------                                       ----------
                                                                    ---------                                       ----------
        Effect of dilutive
          shares:
             Stock options              -            38,445                              -             28,417
                                 ----------     -----------                       ----------       ----------
        Diluted per share        $  863,812       1,203,610         $    .72      $   671,91        1,181,385       $    .57
                                 ----------     -----------         --------      ----------       ----------       ----------
                                 ----------     -----------         --------      ----------       ----------       ----------

    The diluted per share amounts were computed by applying the treasury stock method.

    17.   Reclassifications

    Certain  reclassifications  have been made to the 2001 financial statements to conform with the classifications used in 2002.

                                                     ( Continued )

                                                  THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE B - SUMMARY OF ACCOUNTING POLICIES  (Continued)

    18. Accounting Pronouncements

    In June,  2002,  the FASB issued  Statement No. 146,  "Accounting  for Costs  Associated  with Exit or Disposal
    Activities."  This  statement  requires  that a  liability  for a cost  associated  with an  exit  or  disposal activity  be  recognized  and  measured  initially  at fair  value only when the  liability  is  incurred.  The provisions of this statement are effective for exit or disposal  activities  that are initiated  after December
    31,  2002.  Management  anticipates  the  adoption  of this  standard  will  have no  impact  on the  financial statements.

    In October,  2002, the FASB issued Statement No. 147,  "Acquisition of Certain Financial  Institutions." Except
    for transactions  between mutual  enterprises,  this statement removes  acquisitions of financial  institutions from  the  scope of both  FASB  Statement  No.  72 and  FASB  Interpretation  No.  9 and  requires  that  these transactions  be accounted for in accordance  with FASB Statements No. 141,  "Business  Combinations"  and FASB
    Statement No. 142,  "Goodwill and Other Intangible  Assets."  Further,  the statement amends the FASB Statement
    No. 144,  "Accounting  for the Impairment or Disposal of Long-Lived  Assets," to include in its scope long-term customer relationship  intangible assets of financial  institutions.  Consequently,  such assets are subject to the same  impairment  loss  recognition  and  measurement  provisions  that FASB Statement No. 144 requires for other long-lived assets.  This statement has no effect on the Company's financial statements.

NOTE C - SECURITIES

    Securities at December 31, 2002 and 2001,  consisted of  available-for-sale  securities  with a carrying amount of $25,721,367  and  $22,914,809,  respectively,  and  securities  held-to-maturity  with a carrying  amount of
    $24,623 and $31,667,  respectively.  The amortized cost, gross unrealized  gains,  gross unrealized  losses and estimated fair value of these securities at December 31, 2002 and 2001, are as follows:

                                                                                          2002
                                                          -------------------------------------------------------------------
                                                                                 Gross            Gross           Estimated
                                                               Amortized      Unrealized       Unrealized           Fair
                                                                 Cost            Gains           Losses             Value
                                                          ---------------   --------------   --------------   ---------------
        Available-for-sale securities:
           Obligations of U. S.
               Government agencies                        $     8,089,288   $      100,671   $           57   $     8,189,902
           Tax-exempt and taxable
               obligations of states and
               municipal subdivisions                           3,875,572           62,834             -            3,938,406
           Mortgage-backed securities                           8,013,651           73,090           16,173         8,070,568
           Corporate obligations                                3,196,224           64,956             -            3,261,180
           Mutual funds                                         1,002,452             -                -            1,002,452
           Equity securities                                    1,258,859             -                -            1,258,859
                                                          ---------------   --------------   --------------   ---------------
                                                          $    25,436,046   $      301,551   $       16,230   $    25,721,367
                                                          ---------------   --------------   --------------   ---------------
                                                          ---------------   --------------   --------------   ---------------
        Held-to-maturity securities:
           Mortgage-backed securities                     $        24,623   $          878   $         -      $        25,501
                                                          ---------------   --------------   --------------   ---------------
                                                          ---------------   --------------   --------------   ---------------

                                                   ( Continued )

                                                THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                DECEMBER 31, 2002 AND 2001

NOTE C - SECURITIES (Continued)

                                                                                          2001
                                                          --------------------------------------------------------------------
                                                                                 Gross            Gross           Estimated
                                                               Amortized      Unrealized       Unrealized           Fair
                                                                 Cost            Gains           Losses             Value
                                                          ---------------   --------------   --------------   ---------------
        Available-for-sale securities:
           Obligations of U. S.
               Government agencies                        $     7,714,819   $       48,907   $       15,385   $     7,748,341
           Tax-exempt and taxable
               obligations of states and
               municipal subdivisions                           2,134,554           53,017              353         2,187,218
           Mortgage-backed securities                           4,771,248           20,862               16         4,792,094
           Corporate obligations                                5,800,921           63,585              374         5,864,132
           Mutual funds                                         1,519,310             -                -            1,519,310
           Equity securities                                      803,714             -                -              803,714
                                                          ---------------   --------------   --------------   ---------------
                                                          $    22,744,566   $      186,371   $       16,128   $    22,914,809
                                                          ---------------   --------------   --------------   ---------------
                                                          ---------------   --------------   --------------   ---------------
        Held-to-maturity securities:
           Mortgage-backed securities                     $       31,667    $        1,029   $         -      $        32,696
                                                          ---------------   --------------   --------------   ---------------
                                                          ---------------   --------------   --------------   ---------------

    The scheduled maturities of securities at December 31, 2002, are as follows:

                                                                 Available-for-Sale                   Held-to-Maturity
                                                        ------------------------------------    ------------------------------
                                                                                Estimated                          Estimated
                                                            Amortized             Fair             Amortized         Fair
                                                              Cost                Value              Cost            Value
                                                        ----------------    ----------------    ------------    -------------
        Due less than one year                          $      8,518,943    $      8,611,709    $       -       $        -
        Due after one year through five years                  6,310,613           6,439,882            -                -
        Due after five years through ten years                   331,527             337,897            -                -
        Mortgage-backed securities, mutual
           funds and equity securities                        10,274,963          10,331,879          24,623           25,501
                                                        ----------------    ----------------    ------------    -------------
                                                        $     25,436,046    $     25,721,367    $     24,623    $      25,501
                                                        ----------------    ----------------    ------------    -------------
                                                        ----------------    ----------------    ------------    -------------

    Actual  maturities can differ from  contractual  maturities  because the  obligations  may be called or prepaid with or without penalties.

    Equity  securities  consist  of stock in the  Federal  Reserve  Bank and  Federal  Home Loan Bank  (FHLB),  the
    transferability of which is restricted.

    No gains or losses were realized on available-for-sale securities in 2002 and 2001.

    Securities  with a carrying  value of $8,143,000  and  $6,757,000 at December 31, 2002 and 2001,  respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

                                                  THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                DECEMBER 31, 2002 AND 2001

NOTE D - LOANS

    Loans outstanding include the following types at December 31, 2002 and 2001:

                                                                                                      2002           2001
                                                                                                  ----------     -----------
                                                                                                        (In thousands)

        Commercial, financial, and agricultural                                                   $   37,275     $    31,027
        Real estate - construction                                                                     8,527           6,334
        Real estate - mortgage                                                                        43,934          42,024
        Installment loans to individuals                                                              10,331          11,197
        Overdrafts                                                                                       198             136
        Other                                                                                            413             460
                                                                                                  ----------     -----------
                                                                                                     100,678          91,178
        Allowance for loan losses                                                                     (1,228)         (1,060)
                                                                                                  ----------     -----------
                                                                                                  $   99,450     $    90,118
                                                                                                  ----------     -----------
                                                                                                  ----------     -----------
    Transactions in the allowance for loan losses at December 31, 2002 and 2001, were as follows:

                                                                                                     2002            2001
                                                                                                  ----------     -----------

       Balance at beginning of year                                                               $1,059,528     $   978,462

       Additions:
          Provision for loan losses charged to operations                                            368,728         342,214
          Recoveries                                                                                  42,488          16,357
                                                                                                  ----------     -----------
                                                                                                   1,470,744       1,337,033
       Deductions:
          Loans charged off                                                                          242,807         277,505
                                                                                                  ----------     -----------
       Balance at end of year                                                                     $1,227,937     $ 1,059,528
                                                                                                  ----------     -----------
                                                                                                  ----------     -----------

    For the years ended December 31, 2002 and 2001, no significant loans were classified as impaired.

    At December 31, 2002 and 2001, the Company had nonaccrual loans and loans past due 90 days or more as follows:

                                                                                                     2002           2001
                                                                                                  ----------     -----------
                                                                                                          (In thousands)

       Nonaccrual loans                                                                             $    274       $  175
       Past due 90 days or more and still accruing                                                       303          288

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE E - PREMISES AND EQUIPMENT

    The detail of premises and equipment at December 31, 2002 and 2001, is as follows:

                                                                                                2002               2001
                                                                                          ---------------    --------------
       Premises:
          Land                                                                            $     1,976,342    $    1,964,877
          Buildings and improvements                                                            4,874,135         4,608,470
       Equipment                                                                                2,900,051         2,358,506
                                                                                          ---------------    --------------
                                                                                                9,750,528         8,931,853
       Less accumulated depreciation                                                           (1,764,840)       (1,316,605)
                                                                                          ---------------    --------------
                                                                                          $     7,985,688    $    7,615,248
                                                                                          ---------------    --------------
                                                                                          ---------------    --------------

    The amounts  charged to  operating  expense  for  depreciation  were  $508,210  and  $412,479 in 2002 and 2001, respectively.

NOTE F - BORROWED FUNDS

    Borrowed funds consisted of the following:

                                                                                                      December 31,
                                                                                          ---------------------------------
                                                                                                2002              2001
                                                                                          ----------------   --------------
    FHLB advances                                                                         $     16,186,522   $    7,600,690
    Federal funds purchased                                                                        450,000               -
                                                                                          ----------------   --------------
                                                                                          $     16,636,522   $    7,600,690
                                                                                          ----------------   --------------
                                                                                          ----------------   --------------

    Advances  from the FHLB have  maturity  dates  ranging from January,  2003,  through  July,  2017.  Interest is payable monthly at rates ranging from 1.390% to 7.227%.  Advances due to the FHLB are  collateralized  by first mortgage loans,  FHLB capital stock,  and amounts on deposit with the FHLB. At December 31, 2002, FHLB advances available and unused totaled $18.7 million.

    Federal funds purchased generally mature within one to seven days from the transaction date.

                                                   ( Continued )

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE F - BORROWED FUNDS  (Continued)

    Annual principal repayment requirements on the borrowings from the FHLB at December 31, 2002, are as follows:

                                                    Year                   Amount
                                                -----------           ----------------
                                                    2003              $      7,347,207
                                                    2004                     3,619,731
                                                    2005                     1,962,002
                                                    2006                       820,227
                                                    2007                     2,084,102
                                                 Thereafter                    353,253
                                                                      ----------------
                                                                      $     16,186,522
                                                                      ----------------
                                                                      ----------------

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

    To ensure capital adequacy,  quantitative  measures have been established by regulators,  and these require the
    Company and its  subsidiary  banks to  maintain  minimum  amounts and ratios (set forth in the table  below) of total and Tier I capital (as defined) to risk-weighted  assets (as defined),  and of Tier I capital to adjusted total assets  (leverage).  Management  believes,  as of December 31, 2002,  that the Company and its subsidiary banks exceed all capital adequacy requirements.

                                                   ( Continued )

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE G - REGULATORY MATTERS  (Continued)

    At December 31, 2002,  the  subsidiary  banks were  categorized  by  regulators as  well-capitalized  under the
    regulatory   framework  for  prompt   corrective   action.   A  financial   institution  is  considered  to  be
    well-capitalized  if it has a total  risk-based  capital ratio of 10% or more, has a Tier I risk-based  capital ratio  of 6% or more,  and has a Tier I  leverage  capital  ratio of 5% or more.  There  are no  conditions  or anticipated events that, in the opinion of management, would change the categorization.

    The actual capital amounts and ratios at December 31, 2002 and 2001, are presented in the following table.
    No amount was deducted from capital for interest-rate risk exposure.

                                                                                               Subsidiaries
                                                            Company              -------------------------------------------
                                                        (Consolidated)                The First              Pine Belt
                                                      -------------------        ------------------     --------------------
                                                      Amount        Ratio        Amount       Ratio      Amount        Ratio
                                                      ------        -----        ------       -----      ------        -----
                                                                                ($ in Thousands)
      December 31, 2002
          Total risk-based                        $    22,965       19.5%    $   10,581        13.3%   $   5,331        14.5%
          Tier I risk-based                            18,421       15.6%         9,764        12.3%       4,920        13.4%
          Tier I leverage                              18,421       12.5%         9,764         9.4%       4,920        10.3%

      December 31, 2001
          Total risk-based                        $    14,938       15.8%    $    7,574        13.1%   $   5,121        14.2%
          Tier I risk-based                            13,878       14.7%         6,888        11.9%       4,747        13.2%
          Tier I leverage                              13,878       10.2%         6,888         7.8%       4,747        10.1%

    The minimum  amounts of capital and ratios as established by banking  regulators at December 31, 2002 and 2001, are as follows:
                                                                                               Subsidiaries
                                                            Company              -------------------------------------------
                                                        (Consolidated)                The First              Pine Belt
                                                      -------------------        ------------------     --------------------
                                                      Amount        Ratio        Amount       Ratio      Amount        Ratio
                                                      ------        -----        ------       -----      ------        -----
                                                                                ($ in Thousands)
      December 31, 2002
          Total risk-based                         $    9,440        8.0%    $     6,374       8.0%   $     2,938        8.0%
          Tier I risk-based                             4,720        4.0%          3,187       4.0%         1,469        4.0%
          Tier I leverage                               5,879        4.0%          4,146       4.0%         1,915        4.0%

      December 31, 2001
          Total risk-based                         $    7,575        8.0%    $     4,636       8.0%   $     2,877        8.0%
          Tier I risk-based                             3,789        4.0%          2,318       4.0%         1,438        4.0%
          Tier I leverage                               5,461        4.0%          3,555       4.0%         1,875        4.0%

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

                                                  DECEMBER 31, 2002 AND 2001

NOTE H - COMPREHENSIVE INCOME

    The Company and its  subsidiary  banks  report  comprehensive  income as  required by FASB  Statement  No. 130,
    "Reporting  Comprehensive  Income."  In  accordance  with  this  statement,  unrealized  gains  and  losses  on securities available-for-sale are included in other comprehensive income.

    In the  calculation of  comprehensive  income,  certain  reclassification  adjustments are made to avoid double counting  amounts that are  displayed  as part of net income for a period that also had been  displayed as part of other comprehensive income.  The disclosure of the reclassification amounts is as follows:

                                                                                              Years  Ended  December 31,
                                                                                            ---------------------------------
                                                                                                 2002                2001
                                                                                            --------------     --------------
        Unrealized holding gains (losses) on available-for-
           sale securities                                                                  $      115,077     $      155,151
        Reclassification adjustment for (gains) losses
           realized in income                                                                         -                  -
                                                                                            --------------     --------------
    Net unrealized gains (losses)                                                                  115,077            155,151
        Tax effect                                                                                 (39,953)           (55,135)
                                                                                            --------------     --------------
      Net-of-tax amount                                                                     $       75,124     $      100,016
                                                                                            --------------     --------------
                                                                                            --------------     --------------

NOTE I - INCOME TAXES

    The components of income tax expense are as follows:

                                                                                              Years  Ended  December 31,
                                                                                            ---------------------------------
                                                                                                 2002                2001
                                                                                            --------------     --------------

      Current                                                                               $      309,950     $      206,640
      Deferred                                                                                     103,052             39,225
                                                                                            --------------     --------------
                                                                                            $      413,002     $      245,865

                                                   ( Continued )

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE I - INCOME TAXES (Continued)

    The  Company's  income tax expense  differs  from the  amounts  computed  by  applying  the federal  income tax statutory rates to income before income taxes.  A reconciliation of the differences is as follows:

                                                                                    Years Ended December 31,
                                                                 ---------------------------------------------------------
                                                                               2002                         2001
                                                                 ---------------------------      ------------------------
                                                                     Amount             %             Amount           %
                                                                 --------------    ---------      --------------   -------
      Income taxes at statutory rate                             $     434,117          34%       $     312,045       34%
      Tax-exempt income                                                (18,479)         (1%)             (5,715)      (1%)
    State income tax, net of federal
          tax effect                                                    31,755           1%               7,075        1%
      Other items, net                                                 (34,391)         (3%)            (12,283)      (1%)
      Change in valuation allowance                                       -             -               (55,257)      (6%)
                                                                 --------------    ---------      --------------   -------
                                                                 $     413,002          31%       $     245,865       27%
                                                                 --------------    ---------      --------------   -------
                                                                 --------------    ---------      --------------   -------

    The components of deferred income taxes included in the consolidated financial statements are as follows:

                                                                                                        December 31,
                                                                                              -------------------------------
                                                                                                   2002              2001
                                                                                              -------------    --------------
      Deferred tax assets:
          Allowance for loan losses                                                           $     393,458    $      330,058
          Pre-opening expenses                                                                       15,147            29,126
          Other                                                                                       8,852             1,865
                                                                                              -------------    --------------
                                                                                                    417,457           361,049
                                                                                              -------------    --------------
      Deferred tax liabilities:
          Securities                                                                                (31,003)          (23,682)
          Premises and equipment                                                                   (299,956)         (147,817)
          Unrealized gain on available-for-sale securities                                          (99,616)          (59,662)
                                                                                              -------------    --------------
                                                                                                   (430,575)         (231,161)
                                                                                              -------------    --------------
      Deferred tax asset (liability)                                                          $     (13,118)   $      129,888
                                                                                              -------------    --------------
                                                                                              -------------    --------------

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE J - EMPLOYEE BENEFITS

    The subsidiary banks provide a deferred  compensation  arrangement (401(k) plan) whereby employees contribute a percentage of their  compensation.  For employee  contributions  of three percent or less, the subsidiary banks provide a matching  contribution.  Contributions  by the subsidiary  banks totaled  $35,506 in 2002 and $30,423 in 2001.

    The Company and its  subsidiary  banks have  employment  agreements  with  certain  executive  officers.  These agreements contain provisions  concerning  salaries,  bonuses,  incentive  programs,  and benefits related to a change in control.

NOTE K - STOCK PLANS

    In 1997,  the Company  adopted  the 1997 Stock  Option Plan (1997  Plan)  which  provides  for the  granting of options to purchase up to 72,185  shares of Company  common stock by directors and key employees of the Company and its  subsidiaries.  Options  granted under the 1997 Plan were  exercisable at December 31, 1999, and expire ten years after the grant date.  As of December 31, 2002,  62,779  grants had not been  exercised or forfeited.
    The  options  are  exercisable  at not less than the market  value of the  Company's  stock at the grant  date.
    Accordingly, no compensation cost has been recognized.

    On May 27, 1999, the Company's  shareholders  approved the 1999 Stock Incentive Plan (1999 Plan). The 1999 Plan
    provides  for the  granting of options to purchase up to 106,689  shares of the  Company's  common stock by the
    Company's and its  subsidiaries'  directors,  key employees,  and management.  Under the 1999 Plan, the Company may grant either  incentive  stock options or  nonqualified  stock  options.  Options  granted to directors and employees  vest in equal  amounts over three years.  Stock options  granted to management  vest based on annual performance  goals or after nine years and eleven  months,  if still  employed.  At December 31, 2002,  101,963 options had been granted,  and 13,517 had been  exercised or  forfeited.  Of the  remaining  grants  available,
    80,779 were  vested.  All  options  expire and are void  unless  exercised  on or before  April 15,  2009.  The options  are  exercisable  at not less  than  the  market  value of the  Company's  stock  at the  grant  date.
    Accordingly, no compensation expense has been recognized.

                                                   ( Continued )

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE K - STOCK PLANS  (Continued)

    A summary of the status of the stock  option  plans as of December  31, 2002 and 2001,  and changes  during the years ending on those dates is presented below:

                                                                                             December 31,
                                                                     ---------------------------------------------------------
                                                                               2002                          2001
                                                                     ------------------------        -------------------------
                                                                                   Weighted                        Weighted
                                                                                    Average                         Average
                                                                                   Exercise                         Exercise
                                                                      Shares         Price            Shares         Price
                                                                     ---------   ------------        ---------    ------------
          Options outstanding at beginning of year                     162,427    $        13          163,961    $        13
          Options granted                                                7,000    $        17            1,000    $        15
          Options exercised                                             (9,753)   $        11           (2,534)   $        15
      Options forfeited                                                 (8,449)            15              -               -
                                                                     ---------                       ---------
          Options outstanding at end of year                           151,225    $        13          162,427    $        13
                                                                     ---------                       ---------
                                                                     ---------                       ---------

          Options exercisable at end of year                           143,558    $        13          130,107    $        12
                                                                     ---------                       ---------
                                                                     ---------                       ---------

    The following table summarizes information about stock options at December 31, 2002:

                                                                              Remaining
                                                       Number                Contractual             Number
                      Exercise Price                 Outstanding            Life in Years          Exercisable
                      ---------------                -----------            -------------          -----------

                          $10.00                        62,779                   4.3                  62,779
                      $15.00 - $17.50                   88,446                   6.3                  80,779

                                                      (Continued)

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE K - STOCK PLANS  (Continued)

    Had  compensation  cost for the stock  plans been  determined  based on the fair  values of the  options at the grant dates  consistent  with the method of FASB Statement No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                                                     2002            2001
                                                                                                -------------   -------------
          Net income, pro forma                                                                 $     750,237   $     595,436
          Basic net income per share, pro forma                                                           .64             .52
          Diluted net income per share, pro forma                                                         .62             .50

    The  assumptions  used in estimating  compensation  cost on a pro forma basis were:  dividend yield of .60% and
    0%, expected life of ten years, volatility of near 0%, and a risk-free interest rate of 4.5% and 6.5%.

NOTE L - SUBORDINATED DEBENTURES

    The Company  issued  $7,217,000  of floating rate junior  subordinated  deferrable  interest  debentures to The
    First  Bancshares  Statutory Trust I (the Trust),  a Connecticut  business trust, in which the Company owns all of the  common  equity.  The  debentures  are the sole  asset of the  Trust.  The Trust  issued  $7,000,000  of preferred  securities to investors.  The Company's  obligations  under the  debentures  and related  documents, taken  together,  constitute  a fully and  unconditional  guarantee  by the Company of the Trust's  obligations under the preferred  securities.  The preferred  securities  are  redeemable by the Company in 2007, or earlier in the event the  deduction of related  interest for federal  income taxes is  prohibited,  treatment as Tier I capital is no longer  permitted,  or certain  other  contingencies  arise.  The  preferred  securities  must be redeemed  upon  maturity of the  debentures  in 2032.  The  Company's  financial  statements do not reflect the debentures or the related  income  effects  because they are  eliminated  upon  consolidation.  Interest on the preferred securities is the three month London Interbank Offer Rate (LIBOR) plus 3% and is payable quarterly.

NOTE M - RELATED PARTY TRANSACTIONS

    In the normal  course of  business,  the  subsidiary  banks make loans to their  directors  and officers and to companies  in which they have a  significant  ownership  interest.  These loans are made on  substantially  the same  terms,  including  interest  rates  and  collateral,  as those  prevailing  at the  time  for  comparable transactions  with other persons.  Such loans amounted to approximately  $10,156,000 and $6,148,000 at December
    31, 2002 and 2001,  respectively.  In the opinion of management,  such loans are consistent  with sound banking policies and are within applicable regulatory and lending limitations.

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE N - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

    In the normal course of business,  there are outstanding various commitments and contingent  liabilities,  such as guaranties,  commitments  to extend  credit,  etc.,  which are not reflected in the  accompanying  financial statements.  The subsidiary  banks had  outstanding  letters of credit of $222,000 and $261,000 at December 31,
    2002 and 2001,  respectively,  and had made loan  commitments of  approximately  $11,032,000  and $9,750,000 at
    December  31,  2002 and 2001,  respectively.  The  subsidiary  banks'  exposure  to credit loss in the event of nonperformance  by the other party to the financial  instrument for commitments to extend credit and letters of credit is represented by the  contractual  amount of the instrument.  The subsidiary  banks use the same credit policies  in making  commitments  and  conditional  obligations  as they do for their  lending  activities.  No significant losses are anticipated as a result of these transactions.

    The primary  market area served by the subsidiary  banks are Forrest,  Lamar,  and Jones Counties  within South
    Mississippi.  Management  closely  monitors its credit  concentrations  and attempts to diversify the portfolio within its  primary  market  area.  As of December  31,  2002,  management  does not  consider  there to be any significant  credit  concentration  within the loan portfolio.  Although the banks' loan portfolio,  as well as existing  commitments,  reflect the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

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

    The Company has a lease for facilities  that expires in June,  2004.  Monthly lease payments are $1,600 with an increase of 3% after  twelve  months.  The lease  contains an option to renew  annually  for three years at the same monthly rate and 3% increase each twelve-month period.

    The Company and its subsidiary  banks are subject to claims and lawsuits which arise  primarily in the ordinary course of  business.  It is the opinion of  management  that the  disposition  or ultimate  resolution  of such claims and lawsuits  will not have a material  adverse  effect on the  consolidated  financial  position of the
    Company.

    The First has the option to purchase property for a branch location at a price of $11.00 per square foot.

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS

    Disclosures  about  financial  instruments  at December  31, 2002 and 2001,  are  presented as required by FASB
    Statement No. 107,  "Disclosures  About Fair Value of Financial  Instruments."  The following  information does not purport to represent the aggregate consolidated fair value of the Company at December 31, 2002 and 2001.

    The  carrying  amounts  presented  are the  amounts at which the  financial  instruments  are  reported  in the consolidated financial statements.

    Cash and Cash Equivalents

    The  carrying  amount  for  cash  and due  from  banks,  interest-bearing  deposits,  and  federal  funds  sold approximate the fair values of such assets at December 31, 2002 and 2001.

    Securities

    The  estimated  fair value of securities is based on quoted market  prices,  if available.  The estimated  fair value is based on quoted market prices of comparable instruments, if quoted market prices are not available.

                                                                                               Carrying           Estimated
                 Date                                                                           Amount           Fair Value
       -------------------                                                                 ---------------   ---------------
       December 31, 2002                                                                   $    25,745,990   $    25,746,868
                                                                                           ---------------   ---------------
                                                                                           ---------------   ---------------
       December 31, 2001                                                                   $    22,946,476   $    22,947,505
                                                                                           ---------------   ---------------
                                                                                           ---------------   ---------------

    Loans held for sale

    The fair value of loans held for sale  approximates  the carrying  value since the loans are generally held for periods of less than forty-five days.

    Loans

    It is the opinion of management that in the current  interest  environment,  the net carrying value of loans of
    $99,450,272 at December 31, 2002 and $90,118,107 at December 31, 2001, approximates fair value.

                                                   ( Continued )

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS  (Continued)

    Deposits

    Fair values of demand  deposits  and savings  accounts  are  defined by FASB  Statement  No. 107 as the amounts payable.  The fair value of variable rate deposits  approximates  their carrying value.  Because of the current interest  environment,  management  is of the opinion that the carrying  value of fixed rate time deposits also approximates  their fair value.  Thus, the carrying value of deposits of $118,120,898 at December 31, 2002, and
    $113,237,626  at December  31,  2001,  does not differ  significantly  from the fair  value.  No value has been considered  from expected  retention of deposits for a future time period.  This value,  often referred to as a core  deposit  intangible,  is neither  included  in any fair value  amounts  nor  recorded  as an asset in the consolidated balance sheets.

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

                                                  DECEMBER 31, 2002 AND 2001

NOTE P - SEGMENTS

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

                                                                                     Years Ended December 31,
                                                                   -----------------------------------------------------------
                                                                               2002                           2001
                                                                   ----------------------------   ----------------------------
                                                                     The First       Pine Belt      The First        Pine Belt
                                                                   -------------   ------------   ------------    ------------
                                                                                           (In thousands)
       Results of Operations

          Interest income                                          $       7,045   $      2,753   $      6,758    $     3,179
          Interest expense                                                 2,507          1,050          3,240          1,782
                                                                   -------------   ------------   ------------    ------------
            Net interest income                                            4,538          1,703          3,518          1,397
          Provision for loan losses                                          230            139            173            169
                                                                   -------------   ------------   ------------    ------------
            Net interest income after provision
              for loan losses                                              4,308          1,564          3,345          1,228
          Other income                                                     1,254            470            886            265
          Other expense                                                    4,211          1,810          3,299          1,461
                                                                   -------------   ------------   ------------    ------------
            Net income before income taxes                                 1,351            224            932             32
          Income tax expense (benefit)                                       476             50            323            (60)
                                                                   -------------   ------------   ------------    ------------
            Net income                                             $         875   $        174   $        609    $        92
                                                                   -------------   ------------   ------------    ------------
                                                                   -------------   ------------   ------------    ------------

      Selected Financial Data

          Loans, net of allowance for loan losses                  $      77,146   $     29,288   $     61,496    $    28,622
          Deposits                                                        82,989         40,442         74,617         40,025
          Total assets                                                   107,099         48,645         87,077         47,757

                                                   ( Continued )

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE P - SEGMENTS  (Continued)

    The following  reconciles the above table to amounts reflected on the consolidated  financial  statements as of and for the years ended December 31, 2002 and 2001:
                                                                                                       2002           2001
                                                                                                 -------------     -----------
                                                                                                         (In thousands)
      Net income:
          Net income of subsidiary banks                                                          $      1,049     $       701
          Net loss of Company, excluding intercompany accounts                                            (185)            (29)
                                                                                                 -------------     -----------
                                                                                                  $        864     $       672
                                                                                                 -------------     -----------
                                                                                                 -------------     -----------
      Total assets:
          Total assets of subsidiary banks                                                        $    155,744     $   134,834
          Total assets of Company, excluding investment in subsidiaries                                  7,149           2,244
          Intercompany eliminations                                                                     (5,466)         (1,457)
                                                                                                 -------------     -----------
                                                                                                  $    157,427     $   135,621
                                                                                                 -------------     -----------
                                                                                                 -------------     -----------

NOTE Q - PARENT COMPANY FINANCIAL INFORMATION

    The balance sheets, statements of income, and cash flows for The First Bancshares, Inc. (parent only) follow.
                                               Condensed Balance Sheets
                                                                                                       December 31,
                                                                                          -----------------------------------
                                                                                                  2002              2001
                                                                                          ----------------    ---------------
          Assets:
            Cash and cash equivalents                                                     $      5,310,894    $     1,404,549
            Investment in subsidiary banks                                                      14,869,974         11,746,065
            Investment in statutory trust                                                          217,000               -
            Premises and equipment                                                               1,230,387            812,292
            Other                                                                                  607,512             27,586
                                                                                          ----------------    ---------------
                                                                                          $     22,235,767    $    13,990,492
                                                                                          ----------------    ---------------
                                                                                          ----------------    ---------------
          Liabilities:
            Subordinated debentures                                                       $      7,217,000    $          -
            Other                                                                                   95,655               -
            Stockholders' equity                                                                14,923,112         13,990,492
                                                                                          ----------------    ---------------
                                                                                          $     22,235,767    $    13,990,492
                                                                                          ----------------    ---------------
                                                                                          ----------------    ---------------

                                                   ( Continued )

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE Q - PARENT COMPANY FINANCIAL INFORMATION  (Continued)

                                          Condensed Statements of Income
                                                                                                         Years Ended
                                                                                                         December 31,
                                                                                                 ----------------------------
                                                                                                      2002           2001
                                                                                                 -------------  -------------
    Income:
            Interest                                                                             $     164,826  $      52,060
            Other                                                                                      938,720            -
                                                                                                 -------------  -------------
                                                                                                     1,103,546         52,060
          Expenses:
            Other                                                                                    1,402,219         97,732

          Loss before income taxes and equity in undistributed income
            of subsidiaries                                                                           (298,673)       (45,672)
          Income tax benefit                                                                          (113,700)       (16,860)
                                                                                                 -------------  -------------
      Loss before equity in undistributed income of subsidiaries                                      (184,973)       (28,812)
          Equity in undistributed income of subsidiaries                                             1,048,785        700,725
                                                                                                 -------------  -------------

          Net income                                                                             $     863,812  $     671,913
                                                                                                 -------------  -------------
                                                                                                 -------------  -------------
                                        Condensed Statements of Cash Flows

                                                                                                         Years Ended
                                                                                                         December 31,
                                                                                                 ----------------------------
                                                                                                      2002           2001
                                                                                                 -------------  -------------
      Cash flows from operating activities:
          Net income                                                                             $     863,812  $     671,913
Adjustments to reconcile net income to net cash and
          cash equivalents:
            Equity in undistributed income of subsidiaries                                          (1,048,785)      (700,725)
            Other, net                                                                                (428,042)       (38,385)
                                                                                                 -------------  -------------
               Net cash used in operating activities                                                  (613,015)       (67,197)
                                                                                                 -------------  -------------
      Cash flows from investing activities:
          Investment in subsidiary ba   nk                                                          (2,000,000)      (300,000)
          Investment in statutory trust                                                               (217,000)             -
          Acquisition of fixed assets                                                                 (474,324)       (60,000)
                                                                                                 -------------  -------------
              Net cash used in investing activities                                                 (2,691,324)      (360,000)
                                                                                                 -------------  -------------
      Cash flows from financing activities:
          Dividends paid on common stock                                                              (116,516)             -
          Issuance of subordinated debentures                                                        7,217,000              -
          Exercise of stock options                                                                    110,200         38,010
                                                                                                 -------------  -------------
              Net cash provided by financing activities                                              7,210,684         38,010
                                                                                                 -------------  -------------

      Net increase (decrease) in cash and cash equivalents                                           3,906,345       (389,187)
      Cash and cash equivalents at beginning of year                                                 1,404,549      1,793,736
                                                                                                 -------------  -------------
      Cash and cash equivalents at end of year                                                  $    5,310,894  $   1,404,549
                                                                                                 -------------  -------------
                                                                                                 -------------  -------------

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2002 AND 2001

NOTE R - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE
AMOUNTS (UNAUDITED)

                                                                                        Three Months Ended
                                                                    ---------------------------------------------------------
                                                                       Mar. 31         June 30       Sept. 30        Dec. 31
                                                                    ------------    -----------    -----------     ----------
                                                                               (In thousands, except per share amounts)
2002
Total interest income                                                $     2,240    $     2,412    $     2,644     $    2,544
Total interest expense                                                       901            962            928            913
                                                                    ------------    -----------    -----------     ----------
    Net interest income                                                    1,339          1,450          1,716          1,631
Provision for loan losses                                                     89            120             50            110
                                                                    ------------    -----------    -----------     ----------
    Net interest income after provision for
        loan losses                                                        1,250          1,330          1,666          1,521
Total non-interest income                                                    351            416            483            440
Total non-interest expense                                                 1,289          1,504          1,668          1,719
Income tax expense                                                           104             87            164             58
                                                                    ------------    -----------    -----------     ----------
Net income                                                           $       208    $       155    $       317     $      184
                                                                    ------------    -----------    -----------     ----------
                                                                    ------------    -----------    -----------     ----------
Per share:
    Net income                                                       $       .18    $       .13    $       .27     $      .16
    Net income, diluted                                                      .17            .13            .26            .16
    Cash dividends declared                                                  .10             -              -              -

2001
Total interest income                                               $     2,517     $     2,502    $     2,470     $    2,448
Total interest expense                                                    1,364           1,316          1,213          1,077
                                                                    ------------    -----------    -----------     ----------
    Net interest income                                                   1,153           1,186          1,257          1,371
Provision for loan losses                                                    94              72             99             77
                                                                    ------------    -----------    -----------     ----------
    Net interest income after provision
        for loan losses                                                   1,059           1,114          1,158          1,294
Total non-interest income                                                   205             224            310            335
Total non-interest expense                                                1,086           1,138          1,212          1,345
Income tax benefit                                                           73              66             79             28
                                                                    ------------    -----------    -----------     ----------
Net income                                                          $       105     $       134    $       177     $      256
                                                                    ------------    -----------    -----------     ----------
                                                                    ------------    -----------    -----------     ----------
Per share:
    Net income                                                      $       .09     $       .12    $       .15     $      .22
    Net income, diluted                                                     .09             .11            .15            .22
    Cash dividends declared                                                  -               -              -              -