Form 10KSB, Exhibit 13
period 2003-12-31
FIRST BANCSHARES INC /MS/
filed 2004-03-26
CIK 947559

                                THE FIRST BANCSHARES, INC.

                            CONSOLIDATED FINANCIAL STATEMENTS

                                          AND

                              INDEPENDENT AUDITORS' REPORT

                              DECEMBER 31, 2003 AND 2002

                              TABLE OF CONTENTS

Letter to Shareholders                                                2

Management's Discussion and Analysis                               3-22

Report of Independent Auditor                                     23-24

Consolidated Financial Statements                                 25-29

Notes to Consolidated Financial Statements                        30-56

Shareholder and Stock Information                                    57

Directors and Officers                                            58-59

                                          TO OUR SHAREHOLDERS AND FRIENDS

         The First Bancshares, Inc. completed only its seventh full year of banking operations with another record year for company earnings.  After tax earnings for 2003 were $1,007,000.00, an increase of 16.5%.  Total assets increased only 4.7% which was our lowest one year increase since our inception.  This is partially due to a slower economy in most of the markets we serve.  We were able to increase our noninterest income by 4.8%.  Our noninterest expense, however, increased 15.4% partially due to our new Picayune branch opening in the second quarter.

         During 2004, we will be focusing on improvement in efficiencies.  We have consolidated our two banks effective January 23, 2004, under the new name, The First, A National Banking Association.  We will realize substantial cost savings from this consolidation.

         Picayune is in its eighth month of operations and is on track to be profitable by around year end.
Also, we see improvement in the general economy which hopefully will lead to renewed loan growth despite having competition in our markets.

         I personally want to thank all our employees for their hard work and positive attitude during our conversion and opening of a new branch during 2003.  We also are grateful to our shareholders for your continued
support.

                                                                       David E. Johnson
                                                                       Chairman of the Board
                                                                       Chief Executive Officer

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management’s discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and its subsidiaries during the year ended December 31, 2003. The Company’s consolidated financial statements and related notes should also be considered.

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

Overview

The Company was incorporated on June 23, 1995 and serves as a financial holding company for The First National Bank of South Mississippi (“The First”), located in Hattiesburg, Mississippi and The First National Bank of the Pine Belt (“Pine Belt”), located in Laurel, Mississippi. The First began operations on August 5, 1996 from its main office in the Oak Grove community, which is on the outskirts of Hattiesburg. The First also operates two branches in Hattiesburg, one in Purvis, and one in Picayune, Mississippi. Pine Belt began banking operations on January 19, 1999. Pine Belt has one office located in Laurel, Mississippi. The Company and its subsidiary banks engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small-to medium-sized businesses, professional concerns, and individuals. The First and Pine Belt are wholly-owned subsidiary banks of the Company. In January 2004, The First and Pine Belt merged into one bank, The First, A National Banking Association.

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

The Company grew from approximately $157.4 million in total assets, $107.8 million in loans, $118.1 million in deposits, and $14.9 million in shareholders’ equity at December 31, 2002 to approximately $165.0 million in total assets, $115.2 million in loans, $121.7 million in deposits, and $15.7 million in shareholders’ equity at December 31, 2003. The First reported net income of $966,000 and $875,000 for the years ended December 31, 2003, and 2002, respectively. Pine Belt reported net income of $256,000 and $174,000 for the years ended December 31, 2003, and 2002, respectively. For the years ended December 31, 2003 and 2002, the Company reported consolidated net income of $1,007,000 and $864,000, respectively. Comparisons of the Company’s results for all of the periods presented should be made with an understanding of the Company’s short history. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company’s Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

The following table demonstrates the Company’s growth during each calendar year.

                                    SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Dollars In Thousands, Except Per Share Data)

                                                 December 31,
                           -----------------------------------------------------------
                              2003        2002        2001        2000         1999(1)
                           ---------   ---------   ---------   ---------    ----------
Earnings:
    Net interest income    $   7,309   $   6,136   $   4,967   $   4,083    $   2,929
    Provision for loan
       losses ..........         468         369         342         325          408
    Noninterest income .       1,772       1,690       1,074         675          396
    Noninterest expense        7,134       6,180       4,781       3,874        3,212
    Net income (loss) ..       1,007         864         672         565         (173)

Per Share Data:
    Basic net income
       (loss) per share    $     .86   $     .74   $     .58   $     .49    $    (.15)
    Diluted net income
       (loss) per share                      .83         .72         .57          .48
                                                                                 (.15)

Selected Year End
    Balances:
       Total assets ....   $ 164,941   $ 157,427   $ 135,621   $ 117,582    $  91,356
       Securities ......      31,296      25,745      22,946      19,390       14,481
       Loans,
        net of allowance     114,076     106,541      93,231      82,583       60,887
       Deposits ........     121,698     118,121     113,237      96,845       73,514
       Stockholders'
          Equity .......      15,651      14,923      13,990      13,181
                                                                               12,473

    (1)   Includes the first period of operations of Pine Belt.

                                               Results of Operations

         The  following  is a summary of the  results of  operations  by the  subsidiary  banks for the years ended
December 31, 2003 and 2002.

         Results of operations by subsidiary bank:

    (In thousands)
                                     The First          Pine Belt
                                 -----------------   ---------------
                                    2003    2002      2003     2002
                                 --------  -------   ------   ------

    Interest income ........    $   7,756  $ 7,045   $2,670   $2,753
    Interest expense .......        2,131    2,507      852    1,050
                                 --------  -------   ------   ------
       Net interest income .        5,625    4,538    1,818    1,703
    Provision for loan losses         345      230      123      139
                                 --------  -------   ------   ------
       Net interest income after
       provision for loan losse     5,280    4,308    1,695    1,564
                                 --------  -------   ------   ------

    Other income ...........        1,338    1,254      481      470
    Other expense ..........        5,177    4,211    1,788    1,810
    Income tax expense .....          475      476      132       50
                                 --------  -------   ------   ------

       Net income ..........       $  966  $  875    $ 256    $  174
                                 ========  =======   ======   ======

The following  reconciles the above table to the amounts reflected in the consolidated  financial statements of the
Company at December 31, 2003 and 2002:

                                                                       2003             2002
                                                                   ------------    ------------
                                                                           (In thousands)
    Net interest income:
       Combined net interest income of subsidiary banks            $     7,443     $      6,272
       Intercompany eliminations                                          (134)            (136)
                                                                    ------------      ---------

                                                                   $     7,309     $      6,136
                                                                   ============    ============

    Net income:
       Combined net income of subsidiary banks                     $     1,222     $      1,049
       Net loss of the Company, excluding
          intercompany accounts                                           (215)            (185)
                                                                    ------------   ------------

                                                                   $     1,007     $        864
                                                                   ============    ============

Consolidated Net Income

The Company reported consolidated net income of $1,007,000 for the year ended December 31, 2003, compared to a consolidated net income of $864,000 for the year ended December 31 2002. This was the result of an increase in interest income due to the continued growth of earning assets and an increase in other income as service charges on deposit accounts increased due to growth in deposits. The increases in income were partially offset by an increase in noninterest expense of $953,000, which was the result of anticipated staff additions and other operating costs related to the growth of the subsidiary banks.

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

Consolidated net interest income was $7,309,000 for the year ended December 31, 2003, as compared to $6,136,000 for the year ended December 31, 2002. This increase was the direct result of an increase in average earnings assets for the year 2003 to $143,345,000 compared to $131,697,000 for the year 2002. This increase in earning assets was funded by an increase in deposits and by Federal Home Loan Bank (FHLB) borrowings. Deposits at December 31, 2003, totaled $121,698,000 compared to $118,121,000 at December 31, 2002. Average interest-bearing liabilities for the year 2003 was $125,232,000 compared to $115,871,000 for the year 2002. At December 31, 2003, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 4.78% compared to 4.27% at December 31, 2002. The net interest margin (which is net interest income divided by average earning assets) was 5.10% for the year 2003 compared to 4.66% for the year 2002. Rates paid on average interest-bearing liabilities decreased from 3.20% for the year 2002 to 2.54% for the year 2003. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 78.5% of average earning assets for the year 2003 compared to 78.3% for the year 2002. In the fourth quarter of 2003, the Company experienced a significant decline in demand for mortgage loans due to changes in the market interest rates. Accordingly, income from loans declined by approximately $300,000.

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

                              Average Balances, Income and Expenses, and Rates

                                                                        Years Ended December 31,
                                          ------------------------------------------------------------------------------------
                                                      2003                       2002                        2001
                                          ------------------------------------------------------------------------------------
                                           Average   Income/   Yield/   Average  Income/   Yield/  Average   Income/    Yield/
                                           Balance   Expense    Rate    Balance  Expense    Rate   Balance   Expenses   Rate
                                           -------   --------  ------   --------  -------   ----   --------  --------   ----
                                                                         (Dollars in thousands)
Assets
Earning Assets
   Loans (1) (2) .....................   $ 112,468   $  9,656   8.59%   $103,069  $8,873    8.59%  $89,762   $8,535     9.51%

   Securities ........................      25,141        765   3.04%     23,190     884    3.81%   21,071    1,104     5.24%

   Federal funds sold ................       4,914         46    .94%      4,644      61    1.31%    6,231      258     4.14%

   Other .............................        822          19   2.31%        794      22    2.77%      939       40     4.25%
                                          --------   --------  ------   --------  -------   -----  --------  --------   ----
     Total earning assets ............    143,345      10,486   7.32%    131,697   9,839    7.47%  118,003    9,937     8.42%
                                          --------   --------           --------  -------          --------  --------

   Cash and due from banks ...........      5,357                          4,594                     3,503
   Premises and equipment ............      8,113                          7,893                     7,224
   Other assets ......................      5,401                          4,166                     1,999

   Allowance for loan losses .........     (1,177)                        (1,146)                     (991)
                                         --------                       --------                  --------
     Total assets ....................   $161,039                       $147,204                  $129,738
                                         ========                       ========                  ========

Liabilities
   Interest-bearing liabilities ......   $125,232    $  3,177   2.54%   $115,871  $3,704    3.20% $104,449  $ 4,970    4.76%
                                                     --------                     ------                    -------
   Demand deposits (1) ...............     19,418                         15,815                    11,348
   Other liabilities .................        691                            716                       398
   Shareholders' equity ..............     15,698                         14,802                    13,543
                                         --------                       --------                  --------
     Total liabilities and
     shareholders' equity ............   $161,039                       $147,204                  $129,738
                                         ========                       ========                  ========

   Net interest spread..............                            4.78%                       4.27%

   Net interest income/margin.......                 $  7,309   5.10%             $6,135    4.66%           $ 4,967    4.21%
                                                     ========                     ======                    =======

--------------------
(1)  All loans and deposits were made to borrowers in the United States.  The Company had no significant nonaccrual loans during the periods presented.  Loans include held for sale loans.
(2)  Includes loan fees of $1,652,  $1,105, and $883, respectively.

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

                              Analysis of Changes in Consolidated Net Interest Income

                                      Year Ended December 31,         Year Ended December 31,
                                   ---------------------------     ---------------------------
                                         2003 versus 2002                2002 versus 2001
                                    Increase (decrease) due to      Increase (decrease) due to
                                    --------------------------      --------------------------
                                     Volume    Rate      Net        Volume     Rate      Net
                                     ------    ----      ---        ------     ----      ---
                                                      (Dollars in thousands)
Earning Assets
   Loans ......................     $ 809     $ (25)    $784        $ 1,265    $ (928)   $  337
   Securities .................        74      (193)    (119)           111      (331)     (220)
   Federal funds sold .........         4       (19)     (15)           (65)     (132)     (197)
   Other short-term investments         1        (4)      (3)            (6)      (12)      (18)
                                    -----     ------    -----       --------   -------   -------
      Total interest income           888      (241)     647          1,305    (1,403)      (98)
                                    -----     ------    -----       --------   -------   -------

Interest-Bearing Liabilities
   Interest-bearing transaction
      accounts ................        (4)      (46)     (50)            42      (329)    (287)
   Money market accounts ......        (4)      (88)     (92)           (13)     (209)    (222)
   Savings deposits ...........         -         1        1             (4)       (2)      (6)
   Time deposits ..............       (17)     (447)    (464)            (2)   (1,212)  (1,214)
   Borrowed funds                      18        60       78            851      (388)     463
                                    -----     ------    -----       --------   -------   -------
      Total interest expense           (7)     (520)    (527)           874    (2,140)  (1,266)
                                    -----     ------    -----       --------   -------   -------
   Net interest income ........     $ 895     $ 279   $1,174         $  431     $ 737   $1,168
                                    =====     ======   ======       ========   =======   =======

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

The following tables illustrate the Company’s consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2001, 2002, and 2003.

                                                                   December 31, 2001
                                          ------------------------------------------------------------------
                                                           After Three
                                                Within       Through      Within    Greater Than
                                                Three        Twelve         One     One Year of
                                                Months       Months        Year     Nonsensitive    Total
                                              ---------     ---------    ---------    ---------    ---------
                                                                  (Dollars in thousands)
Assets
   Earnings Assets:
      Loans..............................     $  41,054     $  19,169    $  60,223    $  34,068    $  94,291
      Securities (2).....................         8,504           432        8,936       14,010       22,946
      Funds sold.........................         3,896            -         3,896           -         3,896
                                              ---------     ---------    ---------    ---------    ---------
        Total earning assets.............        53,454        19,601       73,055       48,078      121,133
                                              ---------     ---------    ---------    ---------    ---------

Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................     $     -       $  15,653    $  15,653    $     -      $  15,653
      Money market accounts..............        17,918           -         17,918          -         17,918
      Savings deposits (1) ..............           -           1,782        1,782          -          1,782
      Time deposits......................        18,324        28,823       47,147       15,484       62,631
                                              ---------     ---------    ---------    ---------    ---------
         Total interest-bearing deposits.        36,242        46,258       82,500       15,484       97,984

   Borrowed funds........................         1,143           528        1,671        6,161        7,832
                                              ---------     ---------    ---------    ---------    ---------

   Total interest-bearing liabilities....        37,385        46,786       84,171       21,645      105,816
                                              ---------     ---------    ---------    ---------    ---------
   Interest-sensitivity gap per period...     $  16,069     $ (27,185)   $ (11,116)   $  26,433    $  15,317
                                              =========     =========    =========    =========    =========
   Cumulative gap at December 31, 2001...     $  16,069     $ (11,116)   $ (11,116)   $  15,317    $  15,317
                                              =========     =========    =========    =========    =========
   Ratio of cumulative gap to total
      earning assets at December 31, 2001        13.27%       (9.18%)      (9.18%)       12.64%

                                                                   December 31, 2002
                                          ------------------------------------------------------------------
                                                           After Three
                                                Within       Through      Within    Greater Than
                                                Three        Twelve         One     One Year of
                                                Months       Months        Year     Nonsensitive    Total
                                              ---------     ---------    ---------    ---------    ---------
                                                                  (Dollars in thousands)

Assets
   Earnings Assets:
      Loans..............................      $  32,934    $  24,617    $  57,551    $  50,111    $ 107,662
      Securities (2).....................          7,125        4,006       11,131       14,615       25,746
      Funds sold and other...............          5,063          398        5,461           -         5,461
                                               ---------    ---------    ---------    ---------    ---------
        Total earning assets.............         45,122       29,021       74,143       64,726      138,869
                                               ---------    ---------    ---------    ---------    ---------

Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................      $    -       $  15,727    $  15,727    $     -      $  15,727
      Money market accounts..............         16,717         -          16,717          -         16,717
      Savings deposits (1) ..............           -           2,402        2,402          -          2,402
      Time deposits......................         18,001       29,808       47,809       18,862       66,671
                                               ---------    ---------    ---------    ---------    ---------
         Total interest-bearing deposits.         34,718       47,937       82,655       18,862      101,517

   Borrowed funds........................          2,450        5,347        7,797        9,026       16,823
                                               ---------    ---------    ---------    ---------    ---------

   Total interest-bearing liabilities             37,168       53,284       90,452       27,888      118,340
                                               ---------    ---------    ---------    ---------    ---------

   Interest-sensitivity gap per period...      $   7,954    $ (24,263)   $ (16,309)   $  36,838    $  20,529
                                               =========    =========    =========    =========    =========

   Cumulative gap at December 31, 2002         $   7,954    $ (16,309)   $ (16,309)   $  20,529    $  20,529
                                               =========    =========    =========    =========    =========
   Ratio of cumulative gap to total
      earning assets at  December 31, 2002         5.73%     (11.74%)     (11.74%)      14.78%

                                                                   December 31, 2003
                                          ------------------------------------------------------------------
                                                           After Three
                                                Within       Through      Within    Greater Than
                                                Three        Twelve         One     One Year of
                                                Months       Months        Year     Nonsensitive    Total
                                              ---------     ---------    ---------    ---------    ---------
                                                                  (Dollars in thousands)

Assets
   Earnings Assets:
      Loans..............................    $  36,277    $  25,077    $  61,354    $  53,888    $ 115,242
      Securities (2).....................        9,833          323       10,156       21,140       31,296
      Funds sold and other...............          518          301          819            -          819
                                              ---------     ---------    ---------    ---------    ---------
        Total earning assets.............       45,628       25,701       72,329       75,028      147,357
                                              ---------     ---------    ---------    ---------    ---------

Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:

      NOW accounts (1)...................    $       -    $  17,340    $  17,340    $       -    $  17,340
      Money market accounts..............       18,103            -       18,103            -       18,103
      Savings deposits (1) ..............            -        3,457        3,457            -        3,457
      Time deposits......................       14,744       21,538       36,282       26,521       62,803
                                              ---------     ---------    ---------    ---------    ---------
         Total interest-bearing deposits.       32,847       42,335       75,182       26,521      101,703

   Borrowed funds........................        3,954        3,903        7,857       12,129       19,986
                                              ---------     ---------    ---------    ---------    ---------
   Total interest-bearing liabilities           36,801       46,238       83,039       36,650      121,689
                                              ---------     ---------    ---------    ---------    ---------
   Interest-sensitivity gap per period...        9,827      (20,537)   $ (10,710)   $  36,378    $  25,668
                                              =========     =========   ==========    =========    =========
   Cumulative gap at December 31, 2003...    $   9,827    $ (10,710)   $ (10,710)   $  25,668    $  25,669
                                              =========     =========   ==========    =========    =========

   Ratio of cumulative gap to total
      earning assets at December 31, 2003         6.67%      (7.27%)      (7.27%)      17.42%

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

Additions to the allowance for loan losses, which are reported as the provision for loan losses on the Company’s consolidated statements of income, are made periodically to maintain the allowance at an appropriate level based on management’s analysis of the potential risk in the loan portfolio. The allowance consists of two components: allocated and unallocated. The allocated portion of the allowance is based upon specific allocations to specific loans, including impaired loans, and upon historical loan loss experience of the bank’s peer group ratios. Because the subsidiary banks were recently formed and have not yet established a reliable long term loss experience, management has elected to consider the loss experience of the banks’ peer groups in determining an appropriate allowance based upon internal loan grades.

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

At December 31, 2003 the consolidated allowance for loan losses amounted to $1,166,000, or 1.01% of outstanding loans. At December 31, 2002 and 2001, the allowance for loan losses amounted to $1,228,000 and $1,060,000, respectively which was 1.14% and 1.12% of outstanding loans at December 31, 2002 and 2001. The Company’s provision for loan losses was $468,000 for the year ended December 31, 2003, compared to $369,000 and $342,000 for the years ended December 31, 2002 and 2001, respectively. In each year, the provision was made based on management’s assessment of general loan loss risk and asset quality.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis generally using the fair value of the collateral if the loan is collateral dependent. At December 31, 2003 and 2002, loans considered impaired were the same as nonaccrual loans as described in the following paragraph.

The Company discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower’s financial condition is such that the collection of interest is doubtful. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. The Company had nonaccrual loans of $197,000 and $274,000 and no restructured or other nonperforming loans at December 31, 2003, and 2002, respectively. At December 31, 2003 the Company had loans in the principal amount of $878,000 delinquent 30 to 89 days, and loans of approximately $418,000 that were delinquent 90 days or more and still accruing. At December 31, 2002 the Company had loans in the principal amount of $1,165,000 delinquent by 30 to 89 days, and loans of approximately $303,000 that were delinquent by 90 days and still accruing.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming assets categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2003 and December 31, 2002, the subsidiary banks had potential problem loans of:

                                                      2003              2002
                                                  -------------    -------------

   The First                                         $490,240    $    821,392
   Pine Belt                                         $184,724         306,216

                                      Consolidated Allowance For Loan Losses

                                                                         Years Ended December 31,
                                                           2003       2002        2001       2000       1999
                                                           ----       ----        ----       ----       ----
                                                                                 (Dollars in thousands)

Average loans outstanding........................        $112,468   $103,069     $89,762     $76,964  $ 47,808
                                                         ========   ========     =======     =======  ========
Loans outstanding at period end..................        $115,242   $107,662     $94,291     $83,561  $ 61,626
                                                         ========   ========     =======     =======  ========
Total nonperforming loans........................             197        274         175          58        19
                                                         ========   ========     =======     =======  ========
Beginning balance of allowance...................           1,228      1,060         978         740       347
Loans charged-off................................            (603)      (243)       (277)       (161)      (25)
                                                         --------   --------     -------     -------  --------
Total loans charged-off..........................            (603)      (243)       (277)       (161)      (25)
                                                         --------   --------     -------     -------  --------
Total recoveries.................................              73         42          17          75        10
                                                         --------   --------     -------     -------  --------

Net loans charged-off............................            (530)      (201)       (260)        (86)      (15)
Provision for loan losses........................             468        369         342         324       408
                                                         --------   --------     -------     -------  --------
Balance at period end............................        $  1,166   $  1,228     $ 1,060     $   978  $    740
                                                         ========   ========     =======     =======  ========

Net charge-offs to average loans.................            .47%       .20%        .30%        .11%      .03%
Allowance as percent of total loans..............           1.01%      1.14%       1.12%       1.18%     1.20%
Nonperforming loans as a percentage of total loans            17%       .25%        .19%        .07%      .03%
Allowance as a multiple of nonperforming loans...            5.9X       4.8X        6.1X       16.9X     38.9X

At December 31, 2003, the components of the allowance for loan losses consisted of the following:

                                                   The             Pine
                                                   First           Belt         Combined
                                              ------------     -------------    -------------
                                                               (In Thousands)
Allocated:
    Impaired loans                            $       24          $      45     $          69
    Graded loans                                     299                 60               359

Unallocated                                          490                248               738
                                              ------------     -------------    -------------

                                              $      813          $     353     $       1,166
                                              ============     =============    =============

Noninterest Income and Expense

Noninterest Income. The Company’s primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income increased by $82,000 or 4.8% from $1,690,000 for the year ended December 31, 2002, to $1,772,000 for the year ended December 31, 2003. This was due to an increase in deposit activity fees resulting from the growth of deposits. These activity fees were $1,338,000 for 2003 compared to $1,311,000 for 2002. Bank owned life insurance income increased $38,000 or 33.9% in 2003.

Noninterest expense increased from $6.2 million for the year ended December 31, 2002 to $7.1 million for the year ended December 31, 2003. The Company experienced increases in most expense categories, which reflects the continued growth of the Company. The largest increase was in salary and employee benefits, which increased by $670,000 in 2003 as compared to 2002. This increase included normal merit increases in salaries as well as the employment of additional employees throughout 2003. Occupancy and equipment expense increased from $1,059,000 in 2002 to $1,270,000 in 2003. This increase resulted primarily from costs related to the leasing of administrative offices in Hattiesburg, and to additional equipment acquisitions and expenses due to the continued growth incurred.

Other expenses, including data processing, professional and consulting fees, and marketing and public relations, increased primarily as a result of the continued growth of the Company and the resulting increased lending and deposit activities. In light of the intense competition in the financial services market in recent years, management emphasizes expense management and will continue to evaluate and monitor growth in discretionary expense categories in an attempt to control future increases.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense
                                                                              Years ended December 31,
                                                                         -----------------------------------
                                                                             2003        2002      2001
                                                                             ----        ----      ----
                                                                                   (In thousands)

Salaries and employee benefits....................................          $3,954     $3,284     $2,522
Occupancy.........................................................             727        562        388
Equipment.........................................................             543        497        468
Marketing and public relations....................................             184        181        152
Data processing...................................................             140        139        121
Supplies and printing.............................................             170        176        147
Telephone.........................................................              84         85        102
Correspondent services............................................             117         93         62
Deposit and other insurance.......................................             125        117         93
Professional and consulting fees..................................             363        338        139
Postage...........................................................              97         86         70
ATM fees..........................................................              93         69         53
Other.............................................................             537        553        464
                                                                            ------     -------    ------
     Total........................................................          $7,134     $6,180     $4,781
                                                                            ======     =======    ======

Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition

Earning Assets

      Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2003 and 2002, respectively, loans accounted for 78% and 77% of earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $112.5 million during 2003, as compared to $103.1 million during 2002, and $89.8 million during 2001, reflecting the substantial growth of the Company during the period.

The following table shows the composition of the loan portfolio by category:

                                           Composition of Loan Portfolio

                                                                              December 31,
                                                  -------------------------------------------------------------------
                                                           2003                    2002                   2001
                                                  --------------------   --------------------   ---------------------
                                                              Percent                 Percent               Percent
                                                   Amount    of Total      Amount    of Total    Amount     of Total
                                                   -------    ------      ---------  ------     ---------   -------
                                                                         (Dollars in thousands)

   Mortgage loans held for sale................... $ 1,562      1.4%      $   7,091    6.6%     $   3,113     3.3%
   Commercial, financial and agricultural           23,645     20.5%         37,275   34.6%        31,027    32.9%
   Real Estate:
      Mortgage-commercial.........................  30,715     26.7%         16,028   14.9%        12,578    13.3%
      Mortgage-residential                          41,807     36.3%         27,906   25.9%        29,446    31.2%
      Construction                                   8,431      7.3%          8,527    7.9%         6,334     6.8%
   Consumer and other ............................   9,082      7.9%         10,942   10.1%        11,793    12.5%
                                                   -------    ------      ---------  ------     ---------   -------
   Total loans ................................... 115,242    100.0%        107,769  100.0%        94,291   100.0%
                                                              ======                 ======                 =======
   Allowance for loan losses                        (1,166)                  (1,228)               (1,060)
                                                   -------                ---------             ---------
   Net loans ....................................$ 114,076               $  106,541             $  93,231
                                                  ========                =========             =========

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

Loans held for sale consist of mortgage loans originated by the banks and sold into the secondary market. Commitments to sell the loans are obtained upon origination.

The following table sets forth the Company’s commercial and construction real estate loans maturing within specified intervals at December 31, 2003.

                     Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                   December 31, 2003
                                             --------------------------------------------------------------
                                                             Over One Year
                                              One Year          Through          Over Five
                   Type                        or Less         Five Years          Years           Total
-----------------------------------------    -----------       ----------        ---------       ----------
                                                                (Dollars in thousands)

Commercial, financial and agricultural..        $14,567           $9,078                 -           $23,645
Real estate - construction..............          8,431                -                               8,431
                                              ---------        ---------          --------         ---------
                                                $22,998           $9,078          $      -           $32,076
                                              =========        =========          ========         =========

Loans maturing after one year with:
Fixed interest rates.........................................................                        $ 4,622
Floating interest rates......................................................                          4,456
                                                                                                   ---------
                                                                                                       9,078
                                                                                                   =========

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities. The investment securities portfolio is a significant component of the Company’s total earning assets. Total securities averaged $25.1 million in 2003, as compared to $23.2 million in 2002 and $21.1 million in 2001. This represents 17.5%, 17.6%, and 17.9% of the average earning assets for the years ended December 31, 2003, 2002, and 2001, respectively. At December 31, 2003, investment securities were $31.3 million and represented 21.3% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short term U.S. Treasury or agency obligations. This objective is particularly important as the Company continues to grow its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, and corporate obligations with maturities up to five years.

The following table summarizes the book value of securities for the dates indicated.

                                     Securities Portfolio

                                                              December 31,
                                                 ----------------------------------------
                                                     2003          2002         2001
                                                     ----          ----         ----
                                                               (In thousands)
Available-for-sale
    U.S. Treasury.............................     $     -        $   -          $   -
    U.S. Government agencies..................      18,297         16,260         12,541
    States and municipal subdivisions.........       4,893          3,938          2,187
    Corporate obligations.....................       3,608          3,261          5,864
      Mutual finds ...........................       2,980          1,002          1,519
     Other....................................       1,503          1,260            804
                                                   ---------      --------       --------
     Total available-for-sale.................      31,281          25,721         22,915
                                                   ---------      --------       --------
Held-to-maturity
    U.S. Government agencies..................          15              26             32
                                                   ---------      --------       --------
Total.........................................     $31,296        $ 25,747       $ 22,947
                                                   =========      ========       ========

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2003.

                            Investment Securities Maturity Distribution and Yields (1)

                                                                   December 31, 2003
                                   -----------------------------------------------------------------------------------

                                                               After One But        After Five But      After Ten Years
                                                                                                        ---------------

                                       Within One Year       Within Five Years     Within Ten Years
                                       ---------------       -----------------     ----------------
                                      Amount      Yield      Amount      Yield      Amount     Yield     Amount     Yield
                                      ------      -----      ------      -----      ------     -----     ------     -----
                                                                   (Dollars InThousands)
Held-to-maturity:

   U.S. Government agencies (2).      $    -          -      $     -         -      $    -         -     $    -        -
                                      =======     ======     =======     ======     ======     =====     ======     =====
Available-for-sale:
  U.S. Government agencies (3)..      $1,506       3.4%      $11,238      2.9%      $    -         -     $    -        -
  States and municipal
    subdivisions................         624                   2,763                    51      5.9%      1,454      5.5%
  Corporate obligations.........       1,102       1.8%            -         -           -         -      2,505      3.1%
  Other (including equity
    securities) (4).............           -          -            -         -           -         -      1,503      2.8%
                                      -------     -------   ---------    -------    ------     -----     ------     -----
Total investment securities
   available-for-sale...........      $3,232                 $14,001                $   51               $5,462
                                      =======                =======                ======               ======

--------------------
(1)  Investments with a call feature are shown as of the contractual maturity date.
(2)  Excludes mortgage-backed securities with a yield of 3.2%.
(3)  Excludes mortgage-backed securities totaling $5.6 million with a yield of 3.3%.
(4)  Excludes mutual fund totaling $3.0 million with a yield of 2.2%.

Short-Term Investments. Short-term investments, consisting of Federal Funds sold, averaged $4.9 million in 2003, $4.6 million in 2002, and $6.2 million in 2001. At December 31, 2003, and December 31, 2002, short-term investments totaled $117,000 and $4.8 million, respectively. These funds are a primary source of the Company’s liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

      Deposits. Average interest-bearing deposits increased $5.1 million or 5.2% in 2003. Average total deposits increased $8.7 million, or 7.6% in 2003. At December 31, 2003, total deposits were $121.7 million, compared to $118.1 million a year earlier, an increase of 3.0%.

The following table sets forth the deposits of the Company by category for the periods indicated.

                                                   Deposits

                                                              December 31,
                                   -------------------------------------------------------------------
                                           2003                  2002                  2001
                                   ---------------------  --------------------  ----------------------
                                              Percent of            Percent of            Percent of
                                      Amount   Deposits     Amount   Deposits     Amount   Deposits
                                      ------  ----------    ------  ----------    -----   ----------
                                                        (Dollars in thousands)

Noninterest-bearing accounts.......  $ 19,995    16.4%    $ 16,604     14.1%    $ 15,254      13.5%
NOW accounts.......................    17,340    14.2       15,727     13.3       15,653      13.8
Money market accounts..............    18,103    14.9       16,717     14.2       17,955      15.8
Savings accounts...................     3,457     2.8        2,402      2.0        1,782       1.6
Time deposits less than $100,000...    35,245    29.0       33,120     28.0       33,817      33.3
Time deposits of $100,000 or over..    27,558    22.6       33,551     28.4       28,776      22.0
                                    ---------   ------    --------    ------    --------    -------
   Total deposits..................  $121,698   100.0%    $118,121    100.0%    $113,237     100.0%
                                    =========   ======    ========    ======    ========    =======

The Company’s loan-to-deposit ratio was 93.4% at December 31, 2003, 85.1% at December 31, 2002, and 80.6% at December 31, 2001. The loan-to-deposit ratio averaged 91.7% during 2003. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $94.1 million at December 31, 2003, $84.6 million at December 31, 2002, and $84.5 million at December 31, 2001. Management anticipates that a stable base of deposits will be the Company’s primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth and maintain a loan-to-deposit ratio of approximately 80.0%. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company’s certificates of deposit of $100,000 or more at December 31, 2003, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

                              Maturities of Certificates of Deposit
                                       of $100,000 or More

                                                       After Three
                                       Within Three      Through      After Twelve
                                          Months      Twelve Months      Months          Total
                                       ------------   -------------    ----------      -------
                                                           (In thousands)

December 31, 2003...................   $     7,124    $     10,260      $  10,174     $  27,558

Borrowed Funds

Borrowed funds consist primarily of advances from the Federal Home Loan Bank of Dallas and federal funds purchased. At December 31, 2003, advances from the FHLB totaled $17.6 million compared to $16.2 million at December 31, 2002. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. Federal funds purchased was $2.1 million at December 31, 2003, and $450,000 at December 31, 2002.

Subordinated Debentures

In 2002, the Company issued subordinated debentures of $7,217,000 to The First Bancshares Statutory Trust I (the Trust). The Company is the sole owner of the equity of the Trust. The Trust issued $7,000,000 of preferred securities to investors. The Company makes interest payments and will make principal payments on the debentures to the Trust. These payments will be the source of funds used to retire the preferred securities, which are redeemable at any time beginning in 2007 and mature in 2032. The Company entered into this arrangement to provide funding for expected growth.

Capital

Total shareholders’ equity as of December 31, 2003, was $15.7 million, an increase of $728,000 or approximately 4.9%, compared with shareholders’ equity of $14.9 million as of December 31, 2002.

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

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and the subsidiary banks exceeded their minimum regulatory capital ratios as of December 31, 2003 and 2002.

                                                            Analysis of Capital

                          Regulatory Minimums
                        -----------------------            The Company                The First              Pine Belt
                        Adequately      Well          ---------------------         ------------             ---------
Capital Ratios          Capitalized  Capitalized           December 31,              December 31,           December 31,
--------------          -----------  -----------       ---------------------      ------------------------------------------
                                                        2003          2002        2003          2002       2003       2002
                                                        ----          ----        ----          ----       ----       ----

  Leverage..............     4.0%         5.0%          12.7%         12.5%       10.4%          9.4%       9.6%      10.3%
  Risk-based capital:
       Tier 1...........     4.0%         6.0%          16.2%         15.6%       13.7%         12.3%      12.7%      13.4%
       Total............     8.0%        10.0%          18.6%         19.5%       14.6%         13.3%      13.6%      14.5%

Ratios
                                                                                     2003        2002       2001
                                                                                   ---------   --------   ---------

     Return on assets (net income divided by
        average total assets)                                                         .63%        .59%        .52%

     Return on equity (net income divided by
        average equity)                                                               6.4%        5.8%        5.0%

     Dividend payout ratio (dividends per share divided by
        net income per share)                                                        11.6%       13.5%         N/A

     Equity to asset ratio (average equity divided by average
        total assets)                                                                 9.7%       10.1%       10.4%

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

The Company’s Federal Funds sold position, which is typically its primary source of liquidity, averaged $4.9 million during the year ended December 31, 2003 and totaled $117,000 at December 31, 2003. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2003, advances available totaled approximately $40.2 million of which $17.6 million had been drawn.

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

Accounting Matters

      In December, 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." Statement No. 148 amends Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement No. 148 amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Statement No. 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Management adopted the disclosure provisions of Statement No. 148 effective March 31, 2003, without material effect on the Company's consolidated financial position, results of operations or cash flows.

In January, 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003, and at the end of the first interim or annual period ending after December 15, 2003, for interests in variable interest entities created before February 1, 2003. In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications, the provisions of which must be applied to certain variable interests by March 31, 2004. The Company has participated in the issue of Trust Preferred Securities (TPSs), through a trust established for such purpose. Upon the adoption of the FIN 46, the trust was deconsolidated and accordingly, the trust is not included in the Company’s 2003 consolidated financial statements. Prior to the effective date of FIN 46, TPSs, with certain limitations, were considered to be Tier 1 capital by banking regulators for capital adequacy purposes. Since FIN 46 no longer provides for the consolidation of the trust established for the purpose of issuing the TPSs, the inclusion of the securities as Tier 1 capital is uncertain. The Company has been notified to continue to include the TPSs in Tier 1 capital for regulatory purposes until notice is given to the contrary.

      In April, 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" to amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." In addition, Statement No. 149 requires that contracts with comparable characteristics be accounted for similarly. Statement No. 149 is effective for contracts entered into or modified after June 30, 2003 (with certain exceptions) and for hedging relationships designated after June 30, 2003. Because the Company does not have any derivative instruments, the adoption of Statement No. 149 had no impact on the Company's consolidated financial statements.

      In May, 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which affects the accounting for certain freestanding financial instruments depending on the type of financial instrument. Under Statement No. 150, certain financial instruments with characteristics of both liabilities and equity must be classified as liabilities. The adoption of Statement No. 150 had no effect on the Company's consolidated financial statements.

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

                                        INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
The First Bancshares, Inc.
Hattiesburg, Mississippi

We have audited the accompanying  consolidated  balance sheets of The First  Bancshares,  Inc., and subsidiaries as of December  31,  2003 and 2002,  and the  related  consolidated  statements  of income,  changes in  stockholders'
equity,  and cash  flows for the years  then  ended.  These  financial  statements  are the  responsibility  of the
Company's  management.  Our  responsibility  is to express an opinion on these  financial  statements  based on our audits.

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

In our  opinion,  the  financial  statements  referred to above  present  fairly,  in all  material  respects,  the consolidated  financial position of The First Bancshares,  Inc., and subsidiaries as of December 31, 2003 and 2002, and the  consolidated  results of their  operations  and their cash flows for the years then ended,  in  conformity with accounting principles generally accepted in the United States of America.

/s/ T. E. Lott and Company

Columbus, Mississippi
February 5, 2004

                                                 THE FIRST BANCSHARES, INC.

                                                  CONSOLIDATED BALANCE SHEETS

                                                  DECEMBER 31, 2003 AND 2002

          ASSETS                                                                             2003                 2002
                                                                                      ------------------   ----------------

Cash and due from banks                                                               $        5,046,374   $      6,637,889
Interest-bearing deposits with banks                                                             701,895            652,490
Federal funds sold                                                                               117,000          4,809,603
                                                                                      ------------------   ----------------
    Total cash and cash equivalents                                                            5,865,269         12,099,982
Held-to-maturity securities (Note C) (fair value of
    $15,391 in 2003 and $25,501 in 2002)                                                          14,807             24,623
Available-for-sale securities (Note C)                                                        31,280,932         25,721,367
Loans held for sale                                                                            1,562,434          7,091,390
Loans, net of allowance for loan losses of $1,165,614
    in 2003 and $1,227,937 in 2002 (Note D)                                                  112,513,736         99,450,272
Interest receivable                                                                              822,484            944,163
Premises and equipment (Note E)                                                                8,364,638          7,985,688
Cash surrender value of life insurance                                                         3,169,929          3,019,350
Other assets                                                                                   1,347,151          1,089,968
                                                                                      ------------------   ----------------

Total assets                                                                          $      164,941,380   $    157,426,803

          LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note F):
    Noninterest-bearing                                                               $       19,994,894   $     16,603,677
    Interest-bearing                                                                         101,703,457        101,517,221
                                                                                      ------------------   ----------------
       Total deposits                                                                        121,698,351        118,120,898
Interest payable                                                                                 167,558            239,969
Borrowed funds (Note G)                                                                       19,986,227         16,930,650
Subordinated debentures (Note M)                                                               7,217,000               -
Guaranteed preferred beneficial interests in Company's
    subordinated debentures (Note M)                                                                -             7,000,000
Other liabilities                                                                                220,773            212,174
                                                                                      ------------------   ----------------
       Total liabilities                                                                     149,289,909        142,503,691
                                                                                      ------------------   ----------------
Stockholders' Equity  (Note H):
    Common stock, par value $1 per share; 10,000,000 shares
       authorized; 1,191,659 and 1,165,165 shares issued
       in 2003 and 2002, respectively                                                          1,191,659          1,165,165
    Preferred stock, par value $1 per share, 10,000,000
       shares authorized; no shares issued and outstanding                                          -                  -
Additional paid-in capital                                                                    12,949,210         12,512,059
Retained earnings                                                                              1,950,819          1,060,182
Accumulated other comprehensive income                                                            23,428            185,706
    Treasury stock, at cost                                                                     (463,645)              -
       Total stockholders' equity                                                             15,651,471         14,923,112
                                                                                      ------------------   ----------------

Total liabilities and stockholders' equity                                            $      164,941,380   $    157,426,803
                                                                                      ==================   ================

                         The accompanying notes are an integral part of these statements.

                                                  THE FIRST BANCSHARES, INC.

                                               CONSOLIDATED STATEMENTS OF INCOME

                                            YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                                2003               2002
                                                                                          ---------------    --------------
INTEREST INCOME
    Interest and fees on loans                                                            $     9,655,640    $    8,871,803
    Interest and dividends on securities:
       Taxable interest and dividends                                                             681,820           830,165
       Tax-exempt interest                                                                         82,735            54,349
    Interest on federal funds sold                                                                 46,428            60,756
    Interest on deposits in banks                                                                  19,213            22,423
                                                                                          ---------------    --------------
Total interest income                                                                          10,485,836         9,839,496
                                                                                          ---------------    --------------

INTEREST EXPENSE
    Interest on time deposits of $100,000 or more                                                 557,302           751,614
    Interest on other deposits                                                                  1,711,490         2,122,561
    Interest on borrowed funds                                                                    908,206           829,733
                                                                                          ---------------    --------------
    Total interest expense                                                                      3,176,998         3,703,908
                                                                                          ---------------    --------------

    Net interest income                                                                         7,308,838         6,135,588
    Provision for loan losses                                                                     467,707           368,728
                                                                                          ---------------    --------------
       Net interest income after provision for loan losses                                      6,841,131         5,766,860
                                                                                          ---------------    --------------

OTHER INCOME
    Service charges on deposit accounts                                                         1,338,071         1,310,517
    Other service charges and fees                                                                235,306           256,740
    Bank owned life insurance income                                                              150,579           112,468
    Other                                                                                          47,879            10,607
                                                                                          ---------------    --------------
       Total other income                                                                       1,771,835         1,690,332
                                                                                          ---------------    --------------

OTHER EXPENSE
    Salaries                                                                                    3,294,984         2,703,474
    Employee benefits                                                                             658,993           580,861
    Occupancy expense                                                                             727,103           562,287
    Furniture and equipment expense                                                               542,917           496,732
    Supplies and printing                                                                         169,822           176,010
    Professional and consulting fees                                                              363,344           338,656
Marketing and public relations                                                                    183,919           181,187
    Data processing                                                                               139,792           138,852
    Other                                                                                       1,052,814         1,002,319
                                                                                          ---------------    --------------
       Total other expense                                                                      7,133,688         6,180,378
                                                                                          ---------------    --------------

Income before income taxes                                                                      1,479,278         1,276,814

Income taxes (Note J)                                                                             471,839           413,002
                                                                                          ---------------    --------------
Net income                                                                                $     1,007,439    $      863,812
                                                                                          ===============    ==============
Net income per common share:
    Basic                                                                                            $.86              $.74
    Diluted                                                                                           .83               .72

                               The accompanying notes are an integral part of these statements.

                                                  THE FIRST BANCSHARES, INC.

                                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                            YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                       Accumulated
                                                                                             Other
                               Compre-                                                    Compre-
                                hensive      Common         Paid-in        Retained       hensive     Treasury
                                Income        Stock         Capital        Earnings       Income        Stock         Total
                            ------------  ------------  ---------------  -----------  ------------  -----------   --------------
Balance,
    January 1, 2002                       $  1,155,412  $    12,411,612 $    312,886  $    110,582  $      -      $   13,990,492

Comprehensive income:
    Net income for 2002     $    863,812          -                -         863,812          -             -            863,812
    Net change in
      unrealized gain
      (loss) on available-
      for-sale securities,
      net of tax                  75,124          -                -            -           75,124          -             75,124
                            ------------
    Comprehensive
      income                $    938,936
                            ============

Cash dividend declared,
    $ .10 per share                               -                -        (116,516)        -              -
    (116,516)

Exercise of stock options                        9,753          100,447        -             -              -            110,200
                                          ------------  --------------- ------------  -----------   -----------   --------------

Balance,
      December 31, 2002                      1,165,165       12,512,059    1,060,182       185,706          -         14,923,112

Comprehensive income:
    Net income for 2003     $  1,007,439          -                -       1,007,439          -            -           1,007,439
    Net change in
      unrealized gain
      (loss) on available-
      for-sale securities,
      net of tax                (162,278)         -                -            -         (162,278)        -            (162,278)
                            ------------
    Comprehensive
      income                $    845,161
                            ============

Purchase of treasury
    stock                                         -                -            -             -        (463,645)        (463,645)

Issuance of common
    stock                                       26,494          437,151         -             -            -             463,645

Cash dividend declared,
    $.10 per share                                -                -        (116,802)         -            -            (116,802)
                                          ------------  --------------- ------------  ------------  -----------   --------------

Balance,
    December 31, 2003                     $  1,191,659  $    12,949,210 $  1,950,819  $     23,428  $  (463,645)  $   15,651,471
                                          ============  =============== ============  ============  ===========   ==============

                         The accompanying notes are an integral part of these statements.

                                                THE FIRST BANCSHARES, INC.

                                             CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                               2003               2002
                                                                                          ---------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                          $     1,007,439      $      863,812
    Adjustments to reconcile net income to net cash:
       Depreciation and amortization                                                            672,034             573,750
FHLB Stock dividends                                                                            (17,900)            (16,300)
Provision for loan losses                                                                       467,707             368,728
Deferred income taxes                                                                           157,377             103,052
       Increase in cash value of life insurance                                                (150,579)           (112,468)
       Securities amortization and accretion, net                                               136,100             121,204
Changes in:
          Loans held for sale                                                                 5,528,956          (3,978,109)
          Interest receivable                                                                   121,679              18,162
Other assets                                                                                   (784,535)           (510,742)
          Interest payable                                                                      (72,411)           (112,062)
Other liabilities                                                                               (73,974)            (54,633)
                                                                                        ----------------     --------------
    Net cash provided by (used in) operating activities                                       6,991,893          (2,735,606)
                                                                                        ---------------      --------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of available-for-sale securities                                              (25,030,951)        (29,920,904)
    Proceeds from maturities and calls of available-for-sale
       securities                                                                            17,841,281          19,425,126
    Proceeds from sales of securities available-for-sale                                      1,282,940           7,699,393
    Proceeds from maturities and calls of held-to-maturity
       securities                                                                                  -                  7,044
    Purchase of bank-owned life insurance                                                          -             (2,150,000)
    Increase in loans                                                                       (12,869,360)         (9,592,893)
    Additions to premises and equipment                                                        (966,744)           (878,650)
                                                                                        ----------------     --------------
    Net cash used in investing activities                                                   (19,742,834)        (15,410,884)
                                                                                        ----------------     --------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Increase in deposits                                                                      3,577,453           4,883,272
    Proceeds from borrowed funds                                                             27,253,200          12,953,673
    Repayment of borrowed funds                                                             (24,197,623)         (3,917,841)
    Exercise of stock options                                                                      -                110,200
    Dividends paid on common stock                                                             (116,802)           (116,516)
    Purchase of treasury stock                                                                 (463,645)               -
    Issuance of common stock                                                                    463,645                -
    Issuance of trust preferred securities                                                         -              7,000,000
                                                                                        ---------------      --------------

    Net cash provided by financing activities                                                 6,516,228          20,912,788
                                                                                        ---------------      --------------

Net increase (decrease) in cash and cash equivalents                                         (6,234,713)          2,766,298

                                                    (Continued)

                         The accompanying notes are an integral part of these statements.

                                            THE FIRST BANCSHARES, INC.

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                      YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                               2003               2002
                                                                                        ---------------      --------------
Net increase (decrease) in cash and cash equivalents
    (carried forward)                                                                   $    (6,234,713)     $    2,766,298

Cash and cash equivalents at beginning of year                                               12,099,982           9,333,684
                                                                                        ---------------      --------------

Cash and cash equivalents at end of year                                                $     5,865,269      $   12,099,982
                                                                                        ===============      ==============
Cash paid during the year for:
    Interest                                                                            $     3,249,409      $    3,815,970
    Income taxes                                                                                455,287             358,743

Non-cash activities:
    Transfers of loans to other real estate                                                     661,811             129,213

                               The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

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

1. Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries except, as described in Notes B-12 and M, The First Bancshares Statutory Trust I (the Trust) was deconsolidated as of December 31, 2003. All significant intercompany accounts and transactions have been eliminated.

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

3. Cash and Due From Banks

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2003, the required reserved balance on deposit with the Federal Reserve Bank was approximately $127,000.

( Continued )

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued)

4. Securities

Investments in securities are classified into three categories and are accounted for as follows:

Available-for-Sale Securities

Securities classified as available-for-sale are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported in stockholders’ equity, net of tax, when applicable, until realized. Premiums and discounts are recognized in interest income using the interest method.

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

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2003 and 2002.

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

DECEMBER 31, 2003 AND 2002

NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued)

6. Loans (Continued)

A loan is considered impaired when, based upon current events and information, it is probable that the scheduled payments of principal or interest will not be collected in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral values, and the probability of collecting scheduled payments of principal and interest when due. Generally, impairment is measured on a loan by loan basis using the fair value of the supporting collateral.

Loans are generally placed on a nonaccrual status when principal or interest is past due ninety days or when specifically determined to be impaired. When a loan is placed on nonaccrual status, interest accrued but not received is generally reversed against interest income. If collectability is in doubt, cash receipts on nonaccrual loans are used to reduce principal rather than recorded in interest income. Past due status is determined based upon contractual terms.

7. Allowance for Loan Losses

For financial reporting purposes, the provision for loan losses charged to operations is based upon management’s estimations of the amount necessary to maintain the allowance at an adequate level. Allowances for any impaired loans are generally determined based on collateral values. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

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

The allowance consists of two components: allocated and unallocated. The components represent an estimation done pursuant to either Financial Accounting Standards Board (FASB) Statement No. 5, “Accounting for Contingencies,” or FASB Statement No. 114, “Accounting by Creditors for Impairment of a Loan.” The allocated component of the allowance reflects expected losses resulting from an analysis developed through specific credit allocations for individual loans, including any impaired loans, and historical loan loss history. As recently formed financial institutions, the Banks have not established a historical loan loss experience. As such, the loan loss experience of peer group banks is also used as a guide. The analysis is performed quarterly, and loss factors are updated regularly.

( Continued )

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued)

7. Allowance for Loan Losses (Continued)

The unallocated portion of the allowance reflects management’s estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, changes in collateral values, unfavorable information about a borrower’s financial condition, and other risk factors that have not yet manifested themselves. In addition, the unallocated allowance includes a component that explicitly accounts for the inherent imprecision in the loan loss analysis.

8. Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. The depreciation policy is to provide for depreciation over the estimated useful lives of the assets using the straight-line method. Repairs and maintenance expenditures are charged to operating expenses; major expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and any gains or losses are included in operations.

9. Other Real Estate

Other real estate consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses.

10. Other Assets

Financing costs related to the issuance of junior subordinated debentures are being amortized over the life of the instruments and are included in other assets.

The Company invests in bank owned life insurance (BOLI). BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner of the policies and, accordingly, the cash surrender value of the policies are reported as an asset, and increases in cash surrender values are reported as income.

11. Stock Options

FASB Statement No. 123, “Accounting for Stock-Based Compensation,” requires a fair value-based method of measuring employee stock options. Under this method, compensation cost is measured at the option grant date based on the value of the award and is recognized over the service period. In lieu of recording the value of such options, the Company has elected to continue to measure compensation cost using Accounting Principles Board (APB) No. 25, “Accounting for Stock Issued to Employees,” and to provide pro forma disclosures quantifying the difference between compensation cost included in reported net income and the related cost measured by such fair value-based method.

( Continued )

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued)

11. Stock Options (Continued)

Had compensation cost for the stock plans been determined based on the fair values of the options at the grant dates consistent with the method of FASB Statement No. 123, the Company’s net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                                               Years ended December 31,
                                                                                               2003               2002
                                                                                        -----------------   ---------------

          Net income as reported                                                        $       1,007,439   $       863,812
          Deduct stock-based compensation expense
              determined under the fair value based method                                         42,383           113,575
                                                                                        -----------------   ---------------

          Pro forma net income                                                          $         965,056   $       750,237
                                                                                        =================   ===============

          Basic net income per share as reported                                        $             .86   $           .74
          Pro forma basic net income per share                                                        .83               .64

          Diluted net income per share as reported                                                    .83               .72
          Pro forma diluted net income per share                                                      .80               .62

For options granted in the year ended December 31, 2002, the assumptions used in estimating compensation cost on a pro forma basis were: dividend yield of .60%, expected life of ten years, volatility of near 0%, and a risk-free interest rate of 4.5%. No grants were issued during the year ended December 31, 2003.

12. Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently payable plus deferred taxes related primarily to differences between the bases of assets and liabilities as measured by income tax laws and their bases as reported in the financial statements. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The Company and its subsidiaries file consolidated income tax returns. The subsidiaries provide for income taxes on a separate return basis and remit to the Company amounts determined to be payable.

( Continued )

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued)

13. Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2003 and 2002, was approximately $116,797 and $108,472, respectively.

14. Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold. Generally, federal funds are sold for a one to seven day period.

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

( Continued )

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued)

16. Per Share Amounts (Continued)

The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations:

                                              For the Year Ended                               For the Year Ended
                                               December 31, 2003                                December 31, 2002
                               ----------------------------------------------   ---------------------------------------------

                                      Net                                             Net
                                    Income          Shares          Per Share       Income           Shares         Per Share
                                 (Numerator)   (Denominator)         Amount       (Numerator)     (Denominator)       Data
                               -------------   ----------------  ------------   --------------  --------------    -----------

        Basic per share        $  1,007,439           1,169,051  $        .86   $     863,812         1,165,165   $       .74
                                                                 ============                                     ===========

        Effect of dilutive
          shares:
             Stock options                               38,191                                          38,445
                                               ----------------                                 ---------------

        Diluted per share      $  1,007,439           1,207,242  $        .83   $     863,812         1,203,610   $       .72
                               ============    ================  ============   =============   ===============   ===========

The diluted per share amounts were computed by applying the treasury stock method.

17. Reclassifications

Certain reclassifications have been made to the 2002 financial statements to conform with the classifications used in 2003. These reclassifications did not impact the Company’s consolidated financial condition or results of operations.

( Continued )

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued)

18. Accounting Pronouncements

In December, 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.” Statement No. 148 amends Statement No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement No. 148 amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Statement No. 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Management adopted the disclosure provisions of Statement No. 148 effective March 31, 2003, without material effect on the Company’s consolidated financial position, results of operations or cash flows.

In January, 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003, and at the end of the first interim or annual period ending after December 15, 2003, for interests in variable interest entities created before February 1, 2003. In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications, the provisions of which must be applied to certain variable interests by March 31, 2004. The Company has participated in the issuance of Trust Preferred Securities (TPSs), as described in Note M, through a trust established for such purpose. Upon the adoption of FIN 46, the Trust was deconsolidated and, accordingly, the Trust is not included in the Company’s 2003 consolidated financial statements. Prior to the effective date of FIN 46, TPSs, with certain limitations, were considered to be Tier 1 capital by banking regulators for capital adequacy purposes. Since FIN 46 no longer provides for the consolidation of the Trust established for the purpose of issuing the TPSs, the inclusion of the securities as Tier 1 capital is uncertain. The Company has been notified to continue to include the TPSs in Tier 1 capital for regulatory purposes until notice is given to the contrary.

In April, 2003, the FASB issued Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” to amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” In addition, Statement No. 149 requires that contracts with comparable characteristics be accounted for similarly. Statement No. 149 is effective for contracts entered into or modified after June 30, 2003 (with certain exceptions) and for hedging relationships designated after June 30, 2003. Because the Company does not have any derivative instruments, the adoption of Statement No. 149 had no impact on the Company’s consolidated financial statements.

( Continued )

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued)

18. Accounting Pronouncements (Continued)

In May, 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which affects the accounting for certain freestanding financial instruments depending on the type of financial instrument. Under Statement No. 150, certain financial instruments with characteristics of both liabilities and equity must be classified as liabilities. The adoption of Statement No. 150 had no effect on the Company's consolidated financial statements.

NOTE C - SECURITIES

Securities at December 31, 2003 and 2002, consisted of available-for-sale securities with a carrying amount of $31,280,932 and $25,721,367, respectively, and securities held-to-maturity with a carrying amount of $14,807 and $24,623, respectively. The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of these securities at December 31, 2003 and 2002, are as follows:

                                                                                          2003
                                                          -------------------------------------------------------------------
                                                                                 Gross            Gross           Estimated
                                                               Amortized      Unrealized       Unrealized           Fair
                                                                 Cost            Gains           Losses             Value
                                                          ---------------   --------------   --------------   ---------------
        Available-for-sale securities:
           Obligations of U. S.
               Government agencies                        $    12,698,554   $       53,445   $        8,345   $    12,743,654
           Tax-exempt and taxable
               obligations of states and
               municipal subdivisions                           4,884,705           22,217           14,225         4,892,697
           Mortgage-backed securities                           5,534,213           45,150           25,601         5,553,762
           Corporate obligations                                3,611,454            3,444            7,443         3,607,455
           Mutual funds                                         3,002,166             -              22,102         2,980,064
           Equity securities                                    1,503,300             -                -            1,503,300
                                                          ---------------   --------------   --------------   ---------------

                                                          $    31,234,392   $      124,256   $       77,716   $    31,280,932
                                                          ===============   ==============   ==============   ===============

        Held-to-maturity securities:
           Mortgage-backed securities                     $        14,807   $          584   $         -      $        15,391
                                                          ===============   ==============   ==============   ===============
( Continued )

                                             THE FIRST BANCSHARES, INC.

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                            DECEMBER 31, 2003 AND 2002

NOTE C - SECURITIES (Continued)
                                                                                          2002
                                                          -------------------------------------------------------------------
                                                                                 Gross            Gross           Estimated
                                                               Amortized      Unrealized       Unrealized           Fair
                                                                 Cost            Gains           Losses             Value
                                                          ---------------   --------------   --------------   ---------------
        Available-for-sale securities:
           Obligations of U. S.
               Government agencies                        $     8,089,288   $      100,671   $           57   $     8,189,902
           Tax-exempt and taxable
               obligations of states and
               municipal subdivisions                           3,875,572           62,834             -            3,938,406
           Mortgage-backed securities                           8,013,651           73,090           16,173         8,070,568
           Corporate obligations                                3,196,224           64,956             -            3,261,180
           Mutual funds                                         1,002,452             -                -            1,002,452
           Equity securities                                    1,258,859             -                -            1,258,859
                                                          ---------------   --------------   --------------   ---------------
                                                          $    25,436,046   $      301,551   $       16,230   $    25,721,367
                                                          ===============   ==============   ==============   ===============

        Held-to-maturity securities:
        Mortgage-backed securities                        $        24,623   $          878   $         -      $        25,501
                                                          ===============   ==============   ==============   ===============

    The scheduled maturities of securities at December 31, 2003, are as follows:

                                                                 Available-for-Sale                   Held-to-Maturity
                                                        ------------------------------------    -----------------------------
                                                                                Estimated                        Estimated
                                                            Amortized             Fair             Amortized         Fair
                                                              Cost                Value              Cost            Value
                                                        ---------------     ----------------    ------------    -------------

        Due less than one year                          $      3,216,384    $      3,231,884    $      -        $      -
        Due after one year through five years                 13,960,644          14,001,483           -               -
        Due after five years through ten years                    51,042              51,239           -               -
        Due after ten years                                    3,966,643           3,959,200           -               -
        Mortgage-backed securities, mutual
           funds and equity securities                        10,039,679          10,037,126          14,807           15,391
                                                        ----------------    ----------------    ------------    --------------

                                                        $     31,234,392    $     31,280,932    $     14,807    $      15,391
                                                        ================    ================    ============    ==============

Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

Equity securities consist of stock in the Federal Reserve Bank and Federal Home Loan Bank (FHLB), the transferability of which is restricted.

No gains or losses were realized on available-for-sale securities in 2003 and 2002.

Securities with a carrying value of $7,861,000 and $8,143,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

(Continued)

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE C - SECURITIES (Continued)

The details concerning securities classified as available for sale with unrealized losses as of December 31, 2003, were as follows:

                                         Losses Less Than              Losses 12 Months
                                             12 Months                  or Grater                 Total
                                   -----------------------------  ---------------------------  -------------
                                                        Gross                         Gross                        Gross
                                        Fair         Unrealized        Fair        Unrealized        Fair       Unrealized
                                        Value          Losses          Value         Losses          Value         Losses
                                   --------------  -------------  --------------  -----------  --------------  ------------
     Obligations of U. S.
       Government agencies         $    3,510,480  $       8,345  $         -     $      -     $    3,510,480  $      8,345
     Tax-exempt and taxable
       obligations of states
       and municipal
       subdivisions                     1,647,924         14,225            -            -          1,647,924        14,225
     Mortgage-backed
       securities                       1,518,673          8,082         974,701       17,519       2,493,374        25,601
     Corporate obligations              1,005,000          7,443            -            -          1,005,000         7,443
     Mutual funds                       2,980,064         22,102            -            -          2,980,064        22,102
                                    -------------  -------------  --------------  -----------  --------------  ------------

                                   $   10,662,141  $      60,197  $      974,701  $    17,519  $   11,636,842  $     77,716
                                   ==============  =============  ==============  ===========  ==============  ============

As of December 31, 2003, approximately 23% of the number of securities in the investment portfolio reflected an unrealized loss. Management is of the opinion the Company has the ability to hold these securities until such time as the value recovers or the securities mature. Management also believes the deterioration in value is attributable to changes in market interest rates and not to the credit quality of the issuer.

NOTE D - LOANS

Loans outstanding include the following types at December 31, 2003 and 2002:

                                                                                                     2003            2002
                                                                                                 -----------     ------------
                                                                                                        (In thousands)

        Commercial, financial, and agricultural                                                   $   23,645     $    37,275
        Real estate - construction                                                                     8,431           8,527
        Real estate - mortgage                                                                        72,522          43,934
        Installment loans to individuals                                                               8,729          10,331
        Overdrafts                                                                                       142             198
        Other                                                                                            211             413
                                                                                                  ----------     -----------
                                                                                                     113,680         100,678
        Allowance for loan losses                                                                     (1,166)         (1,228)
                                                                                                  -----------    -----------
                                                                                                  $  112,514     $    99,450
                                                                                                  ===========    ===========
(Continued)

                                             THE FIRST BANCSHARES, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                            DECEMBER 31, 2003 AND 2002

NOTE D - LOANS  (Continued)

    Transactions in the allowance for loan losses for the years ended December 31, 2003 and 2002, were as follows:

                                                                                                 2003               2002
                                                                                           ---------------    ---------------

       Balance at beginning of year                                                        $     1,227,937    $     1,059,528

       Additions:
          Provision for loan losses charged to operations                                          467,707            368,728
          Recoveries                                                                                73,134             42,488
                                                                                           ---------------    ---------------
                                                                                                 1,768,778          1,470,744
       Deductions:
          Loans charged off                                                                        603,164            242,807
                                                                                           ---------------    ---------------

       Balance at end of year                                                              $     1,165,614    $     1,227,937
                                                                                           ===============    ===============

    During the years 2003 and 2002 and as of December 31, 2003 and 2002, no  significant  loans were  classified as impaired.

    At December 31, 2003 and 2002, the Company had nonaccrual loans and loans past due 90 days or more as follows:

                                                                                                       2003           2002
                                                                                                    ----------     ----------
                                                                                                          (In thousands)

       Nonaccrual loans                                                                             $      197        $  274
       Past due 90 days or more and still accruing                                                         418           303

NOTE E - PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

                                                                                                2003               2002
                                                                                          ---------------    --------------
       Premises:
          Land                                                                            $     2,482,902    $    1,976,342
          Buildings and improvements                                                            4,940,135         4,874,135
       Equipment                                                                                3,089,539         2,900,051
       Construction in progress                                                                   204,698              -
                                                                                          ---------------    --------------
                                                                                               10,717,274         9,750,528
       Less accumulated depreciation and amortization                                          (2,352,636)       (1,764,840)
                                                                                          ---------------    --------------
                                                                                          $     8,364,638    $    7,985,688
                                                                                          ===============    ==============

    The amounts  charged to  operating  expense  for  depreciation  were  $587,794  and  $508,210 in 2003 and 2002, respectively.

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE F - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more for 2003 and 2002 was $27,558,416 and $33,551,295, respectively.

At December 31, 2003, the scheduled maturities of time deposits included in interest-bearing deposits are as follows (in thousands):

                                           Year                                Amount
                                           ----                             -----------

                                           2004                             $    36,282
                                           2005                                  11,037
                                           2006                                   8,175
                                           2007                                   2,526
                                           2008                                   4,753
                                        Thereafter                                   30
                                                                            -----------

                                                                            $    62,803
                                                                            ===========
NOTE G - BORROWED FUNDS

Borrowed funds consisted of the following:

                                                                                                      December 31,
                                                                                          ---------------------------------
                                                                                                2003              2002
                                                                                          ----------------   --------------

    FHLB advances                                                                         $     17,620,364   $   16,186,522
    Federal funds purchased                                                                      2,105,000          450,000
    Other                                                                                          260,863         294,128
                                                                                          ----------------   --------------
                                                                                          $     19,986,227   $   16,930,650
                                                                                          ================   ==============

Advances from the FHLB have maturity dates ranging from January, 2004, through June, 2013. Interest is payable monthly at rates ranging from 1.050% to 7.227%. Advances due to the FHLB are collateralized by a blanket lien on first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. At December 31, 2003, FHLB advances available and unused totaled $22.6 million.

Federal funds purchased generally mature within one to seven days from the transaction date and bear interest at the market value.

Other borrowed funds consist of loans sold in transactions in which the risk of loss or obligation for payment is retained by Pine Belt. For regulatory and financial reporting purposes, these amounts are required to be reported as borrowed funds.

( Continued )

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE G - BORROWED FUNDS (Continued)

Annual principal repayment requirements on the borrowings from the FHLB at December 31, 2003, are as follows:

                                                    Year                   Amount
                                                ------------           ---------------

                                                    2004              $      5,699,438
                                                    2005                     3,294,588
                                                    2006                     1,905,797
                                                    2007                     1,172,763
                                                    2008                     2,908,047
                                                 Thereafter                  2,639,731
                                                                      ----------------

                                                                      $     17,620,364
                                                                      ================
NOTE H - REGULATORY MATTERS

The Company and its subsidiary banks are subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage). Management believes, as of December 31, 2003, that the Company and its subsidiary banks exceed all capital adequacy requirements.

( Continued )

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE H - REGULATORY MATTERS (Continued)

At December 31, 2003 and 2002, the subsidiary banks were categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization.

The actual capital amounts and ratios at December 31, 2003 and 2002, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

                                                                                               Subsidiaries
                                                            Company          ------------------------------------------------
                                                        (Consolidated)             The First                  Pine Belt
                                                   ----------------------    ----------------------    ----------------------
                                                      Amount        Ratio        Amount     Ratio         Amount      Ratio
                                                   -----------   ---------    --------- ------------   -----------   --------
      December 31, 2003
          Total risk-based                        $    23,773       18.6%    $   12,535        14.6%   $     5,516      13.6%
          Tier I risk-based                            20,808       16.2%        11,722        13.7%         5,162      12.7%
          Tier I leverage                              20,808       12.7%        11,722        10.4%         5,162       9.6%

      December 31, 2002
          Total risk-based                        $    22,965       19.5%    $   10,581        13.3%   $   5,331        14.5%
          Tier I risk-based                            18,421       15.6%         9,764        12.3%       4,920        13.4%
          Tier I leverage                              18,421       12.5%         9,764         9.4%       4,920        10.3%

    The minimum  amounts of capital and ratios as established by banking  regulators at December 31, 2003 and 2002, are as follows:
                                                                                               Subsidiaries
                                                            Company          ------------------------------------------------
                                                        (Consolidated)             The First                  Pine Belt
                                                   ----------------------    ----------------------    ----------------------
                                                     Amount        Ratio        Amount     Ratio         Amount       Ratio
                                                  -----------   ---------    --------- ------------   ------------  ---------
                                                                              ($ In thousands)

      December 31, 2003
          Total risk-based                        $    10,247        8.0%    $     6,867       8.0%   $     3,243        8.0%
          Tier I risk-based                             5,123        4.0%          3,433       4.0%         1,621        4.0%
          Tier I leverage                               6,569        4.0%          4,505       4.0%         2,156        4.0%

      December 31, 2002
          Total risk-based                         $    9,440        8.0%    $     6,374       8.0%   $     2,938        8.0%
          Tier I risk-based                             4,720        4.0%          3,187       4.0%         1,469        4.0%
          Tier I leverage                               5,879        4.0%          4,146       4.0%         1,915        4.0%

The Company’s dividends, if any, are expected to be made from dividends received from its subsidiary banks. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years.

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE I - COMPREHENSIVE INCOME

The Company and its subsidiary banks report comprehensive income as required by FASB Statement No. 130, “Reporting Comprehensive Income.” In accordance with this statement, unrealized gains and losses on securities available-for-sale are included in other comprehensive income.

In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting amounts that are displayed as part of net income for a period that also had been displayed as part of other comprehensive income. The disclosure of the reclassification amounts is as follows:

                                                                                               Years  Ended  December 31,
                                                                                            ---------------------------------
                                                                                                 2003                2002
                                                                                            --------------     --------------
        Unrealized holding gains (losses) on available-for-
           sale securities                                                                  $     (238,781)    $      115,077
        Reclassification adjustment for (gains) losses
           realized in income                                                                         -                   -
                                                                                            --------------     --------------
        Net unrealized gains (losses)                                                             (238,781)           115,077
        Tax effect                                                                                  76,503            (39,953)
                                                                                            --------------     --------------
      Net-of-tax amount                                                                     $     (162,278)    $        75,124
                                                                                            ===============    ===============
NOTE J - INCOME TAXES

The components of income tax expense are as follows:

                                                                                                       December 31,
                                                                                             --------------------------------
                                                                                                  2003               2002
                                                                                             -------------      -------------
      Current:
          Federal                                                                           $      277,817     $       281,500
          State                                                                                     36,645              28,450
      Deferred                                                                                     157,377             103,052
                                                                                            --------------     ---------------
                                                                                            $      471,839     $       413,002
                                                                                            ==============     ===============
( Continued )

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE J - INCOME TAXES (Continued)

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                                    Years Ended December 31,
                                                                 ----------------------------------------------------------
                                                                               2003                         2002
                                                                 ----------------------------     -------------------------
                                                                     Amount             %             Amount            %
                                                                 -------------     ----------     -------------    --------

      Income taxes at statutory rate                             $     502,955          34%       $     434,117       34%
      Tax-exempt income                                                (86,057)         (6%)            (56,718)      (4%)
    State income tax, net of federal
          tax effect                                                    24,186           1%              18,777        1%
      Other, net                                                        30,755           2%              16,826        -
                                                                 -------------     --------       -------------    --------

                                                                 $     471,839          31%       $     413,002       31%
                                                                 =============     ========       =============    ======

    The components of deferred income taxes included in the consolidated financial statements are as follows:

                                                                                                       December 31,
                                                                                              -------------------------------
                                                                                                  2003              2002
                                                                                              -------------    --------------
      Deferred tax assets:
          Allowance for loan losses                                                           $     338,857    $      393,458
          Pre-opening expenses                                                                        1,167            15,147
          Other                                                                                       -                 8,852
                                                                                              ------------     --------------
                                                                                                    340,024           417,457
                                                                                              -------------    --------------
      Deferred tax liabilities:
          Securities                                                                                (35,695)          (31,003)
          Premises and equipment                                                                   (375,208)         (299,956)
          Unrealized gain on available-for-sale securities                                          (24,812)          (99,616)
                                                                                              -------------    --------------
                                                                                                   (435,715)         (430,575)
                                                                                              -------------    --------------
      Net deferred tax liability                                                              $     (95,691)   $      (13,118)
                                                                                              ==============   ==============

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE K - EMPLOYEE BENEFITS

The Company and its subsidiary banks provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of three percent or less, the Company and its subsidiary banks provide a matching contribution. Contributions totaled $49,864 in 2003 and $35,506 in 2002.

The Company and its subsidiary banks have employment agreements with certain executive officers. These agreements contain provisions concerning salaries, bonuses, incentive programs, and benefits related to a change in control.

NOTE L - STOCK PLANS

In 1997, the Company adopted the 1997 Stock Option Plan (1997 Plan) which provides for the granting of options to purchase up to 72,185 shares of Company common stock by directors and key employees of the Company and its subsidiaries. Options granted under the 1997 Plan were exercisable at December 31, 1999, and expire ten years after the grant date. As of December 31, 2003, 62,779 grants had not been exercised or forfeited. The options are exercisable at not less than the market value of the Company’s stock at the grant date. Accordingly, no compensation cost has been recognized.

On May 27, 1999, the Company’s shareholders approved the 1999 Stock Incentive Plan (1999 Plan). The 1999 Plan provides for the granting of options to purchase up to 106,689 shares of the Company’s common stock by the Company’s and its subsidiaries’ directors, key employees, and management. Under the 1999 Plan, the Company may grant either incentive stock options or nonqualified stock options. Options granted to directors and employees vest in equal amounts over three years. Stock options granted to management vest based on annual performance goals or after nine years and eleven months, if still employed. At December 31, 2003, 102,714 options had been granted, and 13,717 had been exercised or forfeited. Of the remaining grants available, 83,998 were vested. All options expire and are void unless exercised on or before April 15, 2009. The options are exercisable at not less than the market value of the Company’s stock at the grant date. Accordingly, no compensation expense has been recognized.

( Continued )

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE L - STOCK PLANS (Continued)

A summary of the status of the stock option plans as of December 31, 2003 and 2002, and changes during the years ending on those dates is presented below:

                                                                                          December 31,
                                                                  -----------------------------------------------------------
                                                                               2003                          2002
                                                                  ---------------------------     ---------------------------
                                                                                   Weighted                       Weighted
                                                                                    Average                         Average
                                                                                  Exercise                         Exercise
                                                                      Shares         Price            Shares         Price
                                                                  ------------    -----------     ------------    -----------

          Options outstanding at beginning of year                     151,976    $        13          163,178    $        13
          Options granted                                                 -       $      -               7,000    $        17
          Options exercised                                               -       $      -              (9,753)   $        11
          Options forfeited                                               (200)   $        15           (8,449)   $        15
                                                                  ------------                    ------------
          Options outstanding at end of year                           151,776    $        13          151,976    $        13
                                                                  ============                    ============

          Options exercisable at end of year                           146,777    $        13          143,558    $        13
                                                                  ============                    ============

    The following table summarizes information about stock options at December 31, 2003:

                                                                              Remaining
                                                       Number                Contractual             Number
                      Exercise Price                 Outstanding            Life in Years          Exercisable
                  ----------------------          --------------        ------------------       -------------

                          $10.00                        62,779                   3.3                  62,779
                      $15.00 - $17.50                   88,997                   5.3                  83,998

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE M - SUBORDINATED DEBENTURES

The Company issued $7,217,000 of floating rate junior subordinated deferrable interest debentures to the Trust, a Connecticut business trust, in which the Company owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $7,000,000 of TPSs to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a fully and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Company in 2007, or earlier in the event the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2032. Interest on the preferred securities is the three month London Interbank Offer Rate (LIBOR) plus 3% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. With the adoption of FIN 46, the Trust is no longer consolidated into the Company’s consolidated financial statements and, accordingly, the accompanying consolidated balance sheet at December 31, 2003, excludes the liability related to the preferred securities but reflects the subordinated debentures as a liability. The consolidated debt obligation related to the TPSs increased from $7,000,000 to $7,217,000 upon deconsolidation with the difference representing the Company’s common ownership interest in the trust.

NOTE N - TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2003, and -0- at December 31, 2002.

NOTE O - RELATED PARTY TRANSACTIONS

In the normal course of business, the subsidiary banks make loans to their directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. Such loans amounted to approximately $7,826,000 and $10,156,000 at December 31, 2003 and 2002, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2003 is summarized as follows (in thousands):

          Loans outstanding at beginning of year                                     $     10,156
          New loans                                                                         2,172
          Repayments                                                                       (4,502)
                                                                                     ------------

          Loans outstanding at end of year                                           $      7,826
                                                                                     ============

In 2003, the Company repurchased 26,494 shares of common stock from its Chairman and CEO and from a director of Pine Belt for $463,645.

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE P - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The subsidiary banks had outstanding letters of credit of $115,000 and $222,000 at December 31, 2003 and 2002, respectively, and had made loan commitments of approximately $13,459,000 and $11,032,000 at December 31, 2003 and 2002, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the two years ended December 31, 2003, nor are any significant losses as a result of these transactions anticipated.

The primary market area served by the subsidiary banks are Forrest, Lamar, and Jones Counties within South Mississippi. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2003, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the banks’ loan portfolio, as well as existing commitments, reflect the diversity of its primary market area, a substantial portion of a borrower’s ability to repay a loan is dependent upon the economic stability of the area.

The First has Sixteenth Section land leases and contracts for bank premises. The leases expire in 2036 with annual rentals of $20,240 subject to reappraisals every 10 years.

The Company has a lease for facilities that expires in June, 2004. Monthly lease payments are $1,989 with an increase of 3% after twelve months. The lease contains an option to renew annually for three years at the same monthly rate and 3% increase each twelve month period.

The First has a lease for facilities that expires in June, 2004. Monthly lease payments are $1,648 with an increase of 3% after twelve months. The lease contains an option to renew annually for three years at the same monthly rate and 3% increase each twelve-month period.

The First has entered into a contract for the construction of a branch office in Picayune, Mississippi. The total contract is approximately $570,000 of which at December 31, 2003, approximately $205,000 had been expended.

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

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE Q - DISCLOSURE ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with FASB Statement No. 107, “Disclosures About Fair Value of Financial Instruments.” The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents – For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities – For securities held as investments, fair value equals market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans – The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits – The fair values of demand deposits are, as required by Statement No. 107, equal to the carrying value of such deposits. Demand deposits include noninterest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. The fair value of variable rate term deposits, those repricing within six months or less, approximates the carrying value of these deposits. Discounted cash flows have been used to value fixed rate term deposits and variable rate term deposits repricing after six months. The discount rate used is based on interest rates currently being offered on comparable deposits as to amount and term.

Short-Term Borrowings – The carrying value of any federal funds purchased and other short-term borrowings approximates their carrying values.

FHLB and Other Borrowings – The fair value of the fixed rate borrowings are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of any variable rate borrowings approximates their fair values.

Subordinated Debentures – The subordinated debentures bear interest at a variable rate and the carrying value approximates the fair value.

(Continued)

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE Q - DISCLOSURE ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Off-Balance Sheet Instruments – Fair values of off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value until such commitments are funded or closed. Management has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                                                                   December 31, 2003                 December 31, 2002
                                                            ------------------------------    ------------------------------
                                                              Carrying          Estimated       Carrying          Estimated
                                                               Amount          Fair Value        Amount          Fair Value
                                                            -------------   -------------     -------------    -------------
        Financial Instruments:                                                        (In thousands)
           Assets:
               Cash and cash equivalents                    $       5,865   $       5,865     $      12,100    $      12,100
               Securities available-for-sale                       31,281          31,281            25,721           25,721
               Securities held-to-maturity                             15              15                25               26
               Loans                                              114,076         114,099           106,542          106,542

           Liabilities:
               Noninterest-bearing
                 deposits                                          19,995          19,995            16,604           16,604
               Interest-bearing deposits                          101,703         102,516           101,517          101,517
               Subordinated debentures                              7,217           7,217             7,000            7,000
               FHLB and other borrowings                           19,986          19,986            16,931           16,931

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE R - SEGMENTS

The Company’s principal activity is commercial banking, which includes providing deposit products and commercial, mortgage and consumer loans. These services are provided through the Company’s subsidiary banks, which are located in adjacent, but separate, geographic areas. Results of operations and other selected financial information by bank are presented below:

                                                                                    Years Ended December 31,
                                                                   ----------------------------------------------------------
                                                                               2003                           2002
                                                                   ----------------------------   ---------------------------
                                                                     The First       Pine Belt       The First     Pine Belt
                                                                   -------------   ------------   -------------   -----------
                                                                                                               (In thousands)
       Results of Operations

          Interest income                                          $       7,756   $      2,670   $      7,045    $     2,753
          Interest expense                                                 2,131            852          2,507          1,050
                                                                   -------------   ------------   ------------    -----------
            Net interest income                                            5,625          1,818          4,538          1,703
          Provision for loan losses                                          345            123            230            139
                                                                   -------------   ------------   ------------    -----------
            Net interest income after provision
              for loan losses                                              5,280          1,695          4,308          1,564
          Other income                                                     1,338            481          1,254            470
          Other expense                                                    5,177          1,788          4,211          1,810
                                                                   -------------   ------------   ------------    -----------
            Net income before income taxes                                 1,441            388          1,351            224
          Income tax expense                                                 475            132            476             50
                                                                   -------------   ------------   ------------    -----------

            Net income                                             $         966   $        256   $        875    $       174
                                                                   =============   ============   ============    ===========

      Selected Financial Data

          Loans, net of allowance for loan losses                  $      81,354   $     32,722   $     77,146       $ 29,288
          Deposits                                                        83,565         42,312         82,989         40,442
          Total assets                                                   110,090         53,041        107,099         48,645
( Continued )

                                                  THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2003 AND 2002

NOTE R - SEGMENTS  (Continued)

    The following  reconciles the above table to amounts reflected on the consolidated  financial  statements as of and for the years ended December 31, 2003 and 2002:
                                                                                                       2003           2002
                                                                                                  ------------    ------------
                                                                                                         (In thousands)
      Net income:
          Net income of subsidiary banks                                                          $      1,222         $ 1,049
          Net loss of Company, excluding intercompany accounts                                            (215)           (185)
                                                                                                  -------------   -------------

                                                                                                  $      1,007           $ 864
                                                                                                  =============   =============
      Total assets:
          Total assets of subsidiary banks                                                        $    163,131       $ 155,744
          Total assets of Company, excluding investment in subsidiaries                                  5,806           7,149
          Intercompany eliminations                                                                     (3,996)         (5,466)
                                                                                                  -------------   -------------
                                                                                                  $    164,941       $ 157,427
                                                                                                  =============   =============

NOTE S - PARENT COMPANY FINANCIAL INFORMATION

    The balance sheets, statements of income, and cash flows for The First Bancshares, Inc. (parent only) follow.

                                               Condensed Balance Sheets
                                                                                                     December 31,
                                                                                          -----------------------------------
                                                                                                 2003              2002
                                                                                          ----------------    ---------------
          Assets:
            Cash and cash equivalents                                                     $      4,178,746    $     5,310,894
            Investment in subsidiary banks                                                      16,929,824         14,869,974
            Investment in statutory trust                                                          217,000            217,000
            Premises and equipment                                                               1,099,738          1,230,387
            Other                                                                                  493,904            607,512
                                                                                          ----------------    ---------------

                                                                                          $     22,919,212    $    22,235,767
                                                                                          ================    ===============
          Liabilities:
            Subordinated debentures                                                       $      7,217,000    $     7,217,000
            Other                                                                                   50,741             95,655
            Stockholders' equity                                                                15,651,471         14,923,112
                                                                                          ----------------    ---------------

                                                                                          $     22,919,212    $    22,235,767
                                                                                          ================    ===============
( Continued )

                                                  THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2003 AND 2002

NOTE S - PARENT COMPANY FINANCIAL INFORMATION  (Continued)

                                          Condensed Statements of Income
                                                                                                         Years Ended
                                                                                                        December 31,
                                                                                                -----------------------------
                                                                                                      2003           2002
                                                                                                 -------------  -------------
    Income:
          Interest and dividends                                                                 $     170,119  $     164,826
          Other                                                                                      1,233,348        938,720
                                                                                                 -------------  -------------
                                                                                                     1,403,467      1,103,546
      Expenses:
          Other                                                                                      1,753,921      1,402,219
                                                                                                 -------------  -------------

      Loss before income taxes and equity in undistributed income
          of subsidiaries                                                                             (350,454)      (298,673)
      Income tax benefit                                                                              (135,765)      (113,700)
                                                                                                 -------------- -------------
      Loss before equity in undistributed income of subsidiaries                                      (214,689)      (184,973)
      Equity in undistributed income of subsidiaries                                                 1,222,128      1,048,785
                                                                                                 -------------  -------------

      Net income                                                                                 $   1,007,439  $     863,812
                                                                                                 =============  =============
                                        Condensed Statements of Cash Flows
                                                                                                         Years Ended
                                                                                                        December 31,
                                                                                             --------------------------------
                                                                                                   2003             2002
                                                                                             --------------    --------------
      Cash flows from operating activities:
          Net income                                                                         $    1,007,439   $       863,812
          Adjustments to reconcile net income to net cash and
            cash equivalents:
              Equity in undistributed income of subsidiaries                                     (1,222,128)       (1,048,785)
              Other, net                                                                            199,343          (428,042)
                                                                                             --------------   ----------------
                Net cash used in operating activities                                               (15,346)         (613,015)
                                                                                             ---------------  ----------------

      Cash flows from investing activities:
          Investment in subsidiary bank                                                          (1,000,000)       (2,000,000)
          Investment in statutory trust                                                                -             (217,000)
          Acquisition of fixed assets                                                                  -             (474,324)
                                                                                             --------------   ---------------
            Net cash used in investing activities                                                (1,000,000)       (2,691,324)
                                                                                             ---------------  ----------------
      Cash flows from financing activities:
          Dividends paid on common stock                                                           (116,802)         (116,516)
          Issuance of subordinated debentures                                                          -            7,217,000
          Exercise of stock options                                                                    -              110,200
          Purchase of treasury stock                                                               (463,645)             -
          Issuance of common stock                                                                  463,645              -
                                                                                             --------------   ---------------
            Net cash provided by financing activities                                              (116,802)        7,210,684
                                                                                             --------------   ---------------

      Net increase (decrease) in cash and cash equivalents                                       (1,132,148)        3,906,345
      Cash and cash equivalents at beginning of year                                              5,310,894         1,404,549
                                                                                             --------------   ---------------
      Cash and cash equivalents at end of year                                               $    4,178,746   $     5,310,894
                                                                                             ==============   ===============

                                                  THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2003 AND 2002

NOTE T - SUBSEQUENT EVENT

    In January 2004, The First and Pine Belt merged into one bank, The First, A National Banking Association.

NOTE U - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE
AMOUNTS (UNAUDITED)
                                                                                        Three Months Ended
                                                                    ---------------------------------------------------------
                                                                       Mar. 31      June 30          Sept. 30        Dec. 31
                                                                     --------- ----------------    -----------     ----------
                                                                             (In thousands, except per share amounts)
    2003
    Total interest income                                            $     2,649    $     2,704    $     2,716      $   2,417
    Total interest expense                                                   821            820            765            771
                                                                     ------------   ------------   ------------    -----------
        Net interest income                                                1,828          1,884          1,951          1,646
    Provision for loan losses                                                 86            125            135            122
                                                                     -----------    -----------    -----------     ----------
        Net interest income after provision for
           loan losses                                                     1,742          1,759          1,816          1,524
    Total non-interest income                                                428            448            446            450
    Total non-interest expense                                             1,697          1,838          1,834          1,765
    Income tax expense                                                       158            124            142             48
                                                                     ------------   ------------   ------------    -----------

    Net income                                                       $       315    $       245    $      286       $     161
                                                                     ============   ============   ============    ===========

    Per share:
        Net income                                                   $       .27    $       .21    $      .25       $     .13
        Net income, diluted                                                  .26            .20           .24             .13
        Cash dividends declared                                              .10              -             -               -

    2002
    Total interest income                                            $     2,240    $     2,412    $     2,644     $    2,544
    Total interest expense                                                   901            962            928            913
                                                                     -----------    -----------    -----------     ----------
        Net interest income                                               1,339           1,450          1,716          1,631
    Provision for loan losses                                                89             120             50            110
                                                                    -----------     -----------    -----------     ----------
        Net interest income after provision for
           loan losses                                                    1,250           1,330          1,666          1,521
    Total non-interest income                                               351             416            483            440
    Total non-interest expense                                            1,289           1,504          1,668          1,719
    Income tax expense                                                      104              87            164             58
                                                                    -----------     -----------    -----------     ----------

    Net income                                                       $      208     $       155    $       317     $     184
                                                                     ============   ============   ============    ===========

    Per share:
        Net income                                                   $     .18      $     .13      $       .27     $     .16
        Net income, diluted                                                .17            .13              .26           .16
        Cash dividends declared                                            .10               -               -             -

SHAREHOLDER INFORMATION

The Annual Meeting of Shareholders will be held at 5:00 p.m., Thursday, May 27, 2004, at the principal offices of The First, A National Bank Banking Association, (Formerly The First National Bank of South Mississippi) 6480 U.S. Highway 98 West, Hattiesburg, MS, 39402. All shareholders are invited.

STOCK TRANSFER AGENT                                 INDEPENDENT AUDITOR

Registrar and Transfer Company                       T. E. Lott & Company
10 Commerce Blvd.                                    A Professional Association
Cranford, NJ 07016                                   Certified Public Accountants
1-800-368-5948                                       Columbus, Mississippi

FORM 10-KSB

Copies of the Form 10-KSB Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, are available without charge upon request to:

                                    The First Bancshares, Inc.
                                    6480 U.S. Highway 98 West (39402)
                                    P. O. Box 15549
                                    Hattiesburg, MS 39404-5549

The Form 10-KSB Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, serves as the alternative annual disclosure statement pursuant to 12 CFR § 350.5.

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

The Company is not aware of all prices at which the Common Stock has been traded since the initial offering. Based on information available to the Company from a limited number of sellers and purchasers of Common Stock, the Company is aware of several transactions between August 27, 1996 and December 31, 1996, all of which were at $10.00 per share, and the Company believes transactions in the Common Stock ranged from $10.00 to $12.00 during 1997, from $12.00 to $17.50 during 1998, from $15.00 to $17.50 during 1999, from $15.00 to $18.00 during 2000, from $16.00 to $17.25 during 2001, from $16.00 to $17.50 during 2002, and from $17.00 to $17.50 during 2003.

The Board of Directors recently authorized management to work with Sterne, Agee, & Leach, Inc. to commence making a market for the stock.

                                                   DIRECTORS

                                         The First Bancshares, Inc.
                                         --------------------------
David E. Johnson,                                       Trent A. Mulloy,
President and Chairman of the Board,                    Vice President, Laurel Machine & Foundry Co.
The First Bancshares, Inc. and                          Perry E. Parker,
Chairman of the Board and CEO,                          Currency Options Trader, Deutche Bank-N.Y.
The First, A National Banking Association               Ted E. Parker,
Dr. David Waldron Bomboy,                               Cattle Farmer
Orthopedic Surgeon                                      Gerald C. Patch,
M. Ray "Hoppy" Cole,                                    Attorney
President, Picayune Branch,                             Dennis L. Pierce,
The First, A  National Banking Association              President, Dennis Pierce, Inc.
E. Ricky Gibson,                                        J. Douglas Seidenburg,
President and Owner, N & H Electronics                  President, Mulloy-Seidenburg & Co., Ltd., CPAs
Charles R. Lightsey,                                    Ralph T. Simmons,
Social Security Disability Representative               Retired VP, Sunbeam-Oster Corporation
Fred A. McMurry,                                        A.L. Smith,
Vice President and General Manager,                     Owner, A. L. Smith Oil Co., Inc.
Havard Pest Control, Inc.                               Andrew D. Stetelman,
Gregory H. Mitchell,                                    President, London & Stetelman Commercial Realtors
Mayor, City of Picayune, MS

The First National Bank of South MS                     First National Bank of the Pine Belt
-----------------------------------                     ------------------------------------
Dr. David W. Bomboy,                                    Roy H. Boutwell, Retired Chancery Clerk of Jones Co.
Orthopedic Surgeon                                      Michael W. Chancellor, Martin Motor Co.
E. Ricky Gibson,                                        M. Ray "Hoppy" Cole, Jr.,
President and Owner, N & H Electronics                  President,  Picayune Branch, The First National Bank of South MS
David E. Johnson,                                       David E. Johnson, Chairman of the Board and CEO,
Chairman of the Board & CEO                             The First National Bank of South Mississippi
Fred McMurry,                                           Dr. Peeler G. Lacey, M.D., Radiologist
VP & General Manager, Havard Pest Control               Charles R. Lightsey,
Gregory H. Mitchell,                                    Retired, Social Security Administration
Mayor, City of Picayune                                 Trent Mulloy, VP, Laurel Machine & Foundry
Ted Parker,                                             Bill Renovich, President & CEO, Laurel
Cattle Farmer                                           Dr. David L. Rice, III, Dentist
Gerald C. Patch,                                        J. Douglas Seidenburg,
Attorney                                                CPA, Mulloy-Seidenburg & Co., P.A.
Dennis Pierce,                                          Ralph Simmons, Retired, Sunbeam-Oster
Real Estate Developer                                   Nick Welch, Quality Drilling
A.L. Smith,                                             William H. Wells,
Owner, Smith Oil Co., Inc.                              Owner/Pharmacist, Wells-Carter Pharmacy
Andrew D. Stetelman,                                    Josephine Waites
President,  London & Stetelman

                                                  ADVISORY BOARDS

Picayune, Mississippi                                   Purvis, Mississippi
---------------------                                   -------------------
Kenny Allison,                                          Roger Herrin,
Owner, Convenience Stores and Real Estate Developer     Mayor of Purvis
Ron Baughman, CPA                                       Dawn Fulce,
Greg Mitchell, Mayor of Picayune                        Attorney
Gerald Patch, Attorney                                  David Lawson,
Dr. Kevin Smith, Veterinarian                           Owner, Lil' Butcher Shoppe
Grady Thigpen, Insurance Agent                          John Wyzard
Derwin Whitfield, Owner, Heritage Homes, Inc.           Owner, Wyzard Auto Parts
Glade Woods, President,
Partners for Pearl River County

*As of 1-23-04,  The First  National  Bank of South MS and First  National Bank of the Pine Belt were combined into one  bank,  The  First,  A  National  Banking  Association.  As of  1-23-04,  the  boards  consist  of the Board of
Directors of The First  Bancshares,  Inc.,  the Board of Directors of The First,  A National  Banking  Association;
the Purvis Advisory Board, the Picayune Advisory Board, and the Laurel Advisory Board.

                                                     OFFICERS

                                         The First Bancshares, Inc.
                    David E. Johnson, President,            Hamilton S. "Butch" Prestridge,
                    Chairman of the Board and CEO           Operations Officer
                    William M. Renovich, EVP                Connie Courtney,
                    David O. Thoms, Jr., SVP                Operations Officer
                    Chandra B. Kidd, VP                     Casey M. Graham,
                    Corporate Secretary                     Operations Officer
                    John M. Shappley, SVP                   Pamela R. Miller,
                    Credit Administration                   Training Officer
                    Marsie H. White, AVP,                   Dawn Ard, AVP
                    Human Resource Officer                  Compliance Officer

                                   The First National Bank of South MS
                    David E. Johnson,                       Matthew Breazeale, AVP
                    Chairman of the Board and CEO           Branch Manager - Purvis
                    M. Ray "Hoppy" Cole, Jr.                Judy Cross, AVP
                    President, Picayune Branch              Mortgage Loan Processor
                    Irvinder "Bandy" Singh,                 Patricia King, AVP
                    SVP and Senior Lender                   Rachelle M. Lee, AVP
                    Luther C. Holcomb,                      Mortgage Loan Underwriter
                    SVP and Senior Retail Officer           Lori Parkman, AVP
                    Canda S. Olmi, SVP                      Mortgage Loan Originator
                    Mortgage Loan Originator                Julie Richardson, AVP
                    Christopher M. Hester, VP               Marketing & Public Relations Officer
                    Branch Manager - Lincoln Road           Ion Mixon, VP
                    Debbie S. Jones, VP                     Credit Administration
                    Mortgage Loan Originator                Luann Watkins,
                                                            Mortgage Loan Originator

                                    First National Bank of the Pine Belt
                    William M. Renovich,                    Tommy Tidwell,
                    President & CEO                         Vice President
                    Rhonda Brooks,                          Trish Boykin,
                    Vice President                          Operations Officer
                    Danny Glenn,                            Elaine Hill,
                    VP and Senior Lender                    Mortgage Loan Originator