Form 10KSB, Exhibit 13
period 2004-12-31
FIRST BANCSHARES INC /MS/
filed 2005-03-30
CIK 947559

CORPORATE PURPOSE

At The First Bancshares, Inc., we've always understood that people bank with people. So that is why, at The First Bancshares, Inc., we recognize the importance of the right people delivering genuine, personal financial service to our customers.

The First Bancshares, Inc. believes that if we take care of our customers, our shareholders will be rewarded through the value of our investments and will also be recognized as part of a corporation known for fairness both to the customer and to the shareholder.

“You’ll get everything you want out of life if you help enough other people get what they want out of life!” That’s the bottom line, according to Zig Ziglar. And, at The First Bancshares, Inc. that quote well sums up our commitment to our customers, our shareholders, our employees, and our communities. Through listening, serving, and anticipating the financial needs of our customers, wehave a part in enhancing the quality of life for all our communities; that is indeed a blessing and a privilege!

                                         TABLE OF CONTENTS

Letter to Shareholders                                                          2-3

Management's Discussion and Analysis                                           4-24

Report of Independent Auditor                                                    25

Consolidated Financial Statements                                             26-31

Notes to Consolidated Financial Statements                                    32-58

Shareholder and Stock Information                                                59

Directors and Officers                                                        60-61

THE FIRST BANCSHARES, INC.

Dear Shareholders:

We are happy to report to you our performance and accomplishments during 2004, a year of record growth. In January 2004 we consolidated our two charters, creating significant cost savings while enhancing overall effectiveness. The Picayune, MS location, opened midyear 2003, grew to the point of profitability during the fourth quarter of 2004. The Pascagoula location—our seventh office in less than a decade in existence—opened in late 2004.

Compared to the prior year, assets grew from $165 million to $212 million; loans from $115 million to $164 million and deposits from $122 million to $157 million. This growth was generated both from our older established branches and from our new locations.

Earnings improved 23% from $1,007,000 to $1,243,000 despite our two new branches which both lost money in 2004. Our directors’ goals were to establish these new branches in 2003 and 2004 and also to improve company earnings at the same time. We were able to accomplish both expansion and profitability.

One thing of which we are particularly proud was the fact that we held non-interest expense to a 1.3% increase while growing the bank by 28%. Salaries increased only 3.3% despite our staffing an entire new Pascagoula office during 2004. We were able to utilize substantial employee and other cost savings from the first quarter consolidation of our two banks.

Net charged-off loans in 2004 were only $179,000 compared to $530,000 in the previous year. Charge-offs in 2004 represented only .13% of loans outstanding. We increased our loan loss reserve by $443,000 in 2004 due to growth in loans while credit quality improved.

We look for improved performance in 2005 as our company continues to mature. Picayune is now profitable, and Pascagoula should soon be profitable as well. The company continues to enjoy growth in all our markets. We are excited about the possibility of future expansion in South Mississippi and elsewhere.

The First Bancshares, Inc. stock is now traded on the OTC Bulletin Board, stock symbol FBMS. If you wish to buy or sell, you can do so by giving your stock broker our symbol or contacting our market maker, Sterne, Agee, & Leach, Inc., in Jackson, MS.

I would like to thank all our stockholders for their patience and support that has allowed us to grow our bank and earnings over the past 8 1/2 years. We are also deeply indebted to our great staff for their hard work and enthusiasm.

Please continue to support us with your business and referrals within the communities we serve. You are obviously a direct beneficiary of our success. Thank you for your confidence in us.

                                                              /s/ David E. Johnson
                                                              David E. Johnson
                                                              Chairman of the Board and
                                                              Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management’s discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and its subsidiaries during the year ended December 31, 2004. The Company’s consolidated financial statements and related notes should also be considered.

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

Overview

The Company was incorporated on June 23, 1995, and serves as a financial holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi. The First began operations on August 5, 1996 from its main office in the Oak Grove community, which is on the western side of Hattiesburg. The Company organized another bank, the First National Bank of the Pine Belt (“Pine Belt”) which was formed in Laurel, Mississippi, and began operations on January 19, 1999. In January, 2004, The First and Pine Belt merged into one bank. The First currently operates its main office and two branches in Hattiesburg, one in Laurel, one in Purvis, one in Picayune, and one in Pascagoula, Mississippi. The Company and its subsidiary bank engages in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals. The First is a wholly-owned subsidiary bank of the Company.

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

The Company grew from approximately $165.0 million in total assets, $115.2 million in loans, $121.7 million in deposits, and $15.7 million in shareholders’ equity at December 31, 2003 to approximately $212.4 million in total assets, $164.4 million in loans, $156.8 million in deposits, and $16.7 million in shareholders’ equity at December 31, 2004. The First reported net income of $1,361,000 and $1,222,000 for the years ended December 31, 2004, and 2003, respectively. For the years ended December 31, 2004 and 2003, the Company reported consolidated net income of $1,243,000 and $1,007,000, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company’s Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

The following table demonstrates the Company’s growth during each calendar year.

                                    SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Dollars In Thousands, Except Per Share Data)

                                                         December 31,
                                   ---------------------------------------------------------
                                        2004       2003       2002       2001       2000
                                   ---------   --------   --------   --------   ------------
Earnings:
    Net interest income             $  7,815   $  7,309   $  6,136   $  4,967   $  4,083
    Provision for loan
       losses                            672        468        369        342        325
    Noninterest income                 1,963      1,772      1,690      1,074        675
Noninterest expense                    7,228      7,134      6,180      4,781      3,874
Net income                             1,243      1,007        864        672        565

Per Share Data:
    Basic net income
       per share                    $   1.07   $    .86   $    .74   $    .58   $    .49
    Diluted net income
       per share                        1.03        .83        .72        .57        .48

Selected Year End
    Balances:
       Total assets                 $212,396   $164,941   $157,427   $135,621   $117,582
Securities                            28,522     31,445     25,895     22,946     19,390
Loans, net of allowance              162,716    114,076    106,541     93,231     82,583
Deposits                             156,830    121,698    118,121    113,237     96,845
Stockholders' Equity                  16,740     15,651     14,923     13,990     13,181

Results of Operations

The following is a summary of the results of operations by the subsidiary bank for the years ended December 31, 2004 and 2003.

                                                               2004      2003
                                                            -------------------
                                                               (In thousands)

    Interest income                                         $ 11,000   $10,426
       Interest expense                                        2,965     2,983
                                                            -------------------
       Net interest income                                     8,035     7,443

    Provision for loan losses                                    672       468
                                                            -------------------
    Net interest income after
       provision for loan losses                               7,363     6,975
                                                            -------------------
    Other income                                               1,810     1,819
    Other expense                                              7,111     6,965

    Income tax expense                                           701       607
                                                            -------------------
       Net income                                            $ 1,361   $ 1,222
                                                            ===================

The following  reconciles the above table to the amounts reflected in the consolidated  financial statements of the
Company at December 31, 2004 and 2003:

                                                              2004       2003
                                                            -------------------
                                                              (In thousands)
    Net interest income:
       Net interest income of subsidiary bank               $ 8,035    $ 7,443

       Intercompany eliminations                               (220)      (134)
                                                            -------------------
                                                            $ 7,815    $ 7,309
                                                            ===================
    Net income:
       Net income of subsidiary bank                        $ 1,361    $ 1,222
       Net loss of the Company, excluding
          intercompany accounts                             $  (118)   $  (215)
                                                            -------------------
                                                            $ 1,243    $ 1,007
                                                            ===================

Consolidated Net Income

The Company reported consolidated net income of $1,243,000 for the year ended December 31, 2004, compared to a consolidated net income of $1,007,000 for the year ended December 31, 2003. This was the result of an increase in interest income due to the continued growth of earning assets and an increase in other income as service charges on deposit accounts increased due to growth in deposits. The increases in income were partially offset by a net increase in noninterest expense of $94,000, which was the result of anticipated staff additions and other operating costs related to the growth of the subsidiary bank and the opening of the new location in Pascagoula.

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

Consolidated net interest income was $7,815,000 for the year ended December 31, 2004, as compared to $7,309,000 for the year ended December 31, 2003. This increase was the direct result of an increase in average earning assets for the year 2004 to $168,474,000 compared to $143,345,000 for the year 2003. This increase in earning assets was funded by an increase in deposits and by Federal Home Loan Bank (FHLB) borrowings. Deposits at December 31, 2004, totaled $156,830,000 compared to $121,698,000 at December 31, 2003. Average interest-bearing liabilities for the year 2004 were $145,907,000 compared to $125,232,000 for the year 2003. At December 31, 2004, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 4.35% compared to 4.78% at December 31, 2003. The net interest margin (which is net interest income divided by average earning assets) was 4.64% for the year 2004 compared to 5.10% for the year 2003. Rates paid on average interest-bearing liabilities decreased from 2.54% for the year 2003 to 2.19% for the year 2004. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 83.1% of average earning assets for the year 2004 compared to 78.5% for the year 2003. In the fourth quarter of 2003, the Company experienced a significant decline in demand for mortgage loans due to changes in the market interest rates. Accordingly, income from loans declined by approximately $300,000.

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

Average Balances, Income and Expenses, and Rates
                                                                        Years Ended December 31,
                                          ----------------------------------------------------------------------------------
                                                      2004                       2003                        2002
                                          ----------------------------------------------------------------------------------
                                           Average   Income/ Yield/   Average   Income/    Yield/ Average   Income/   Yield/
                                           Balance   Expense  Rate    Balance   Expense    Rate   Balance   Expenses   Rate
                                           -------   ------- ------   -------   -------    ------  -------  --------  ------
                                                                         (Dollars in thousands)
Assets
Earning Assets
   Loans (1) (2) ......................   $140,052   $10,143    7.24% $112,468  $ 9,656     8.59% $103,069  $8,872     8.61%
   Tax exempt securities...............     24,740       814    3.29%   25,141      765     3.04%   23,190     884     3.81%
   Federal funds sold.................       2,942        39    1.33%    4,914       46      .94%    4,644      61     1.31%
   Other .............................         740        17    2.30%      822       19     2.31%      794      22     2.77%
                                           -------   -------          -------   -------            -------  --------
     Total earning assets..............    168,474    11,013    6.54%  143,345   10,486     7.32%  131,697   9,839     7.47%
                                           -------   -------          -------   -------            -------  --------

   Cash and due from banks.............      5,498                       5,357                       4,594
   Premises and equipment..............      8,382                       8,113                       7,893
   Other assets........................      5,442                       5,401                       4,166
   Allowance for loan losses........        (1,356)                     (1,177)                     (1,146)
                                          --------                    --------                    --------
     Total assets......................   $186,440                    $161,039                    $147,204
                                          ========                    ========                    ========

Liabilities
   Interest-bearing liabilities........   $141,599     3,198   2.26%   125,232  $ 3,177     2.54% $115,871   $3,704    3.20%
   Demand deposits (1).................     27,957                      19,418                      15,815
   Other liabilities...................        681                         691                         716
   Shareholders' equity................     16,203                      15,698                      14,802
                                          --------                    --------                    --------
     Total liabilities and shareholders'
     equity............................   $186,440                    $161,039                    $147,204
                                          ========                    ========                    ========

   Net interest spread.................                        4.28%                        4.78%                      4.27%

   Net yield on interest-earning assets              $ 7,815   4.64%            $ 7,309     5.10%            $6,135    4.66%
                                                     =======                    =======                      ======

--------------------
(1)  All loans and deposits were made to borrowers in the United States.  The Company had no significant nonaccrual loans
     during the periods presented.  Loans include held for sale loans.
(2)  Includes loan fees of $891, $1,652, and $1,105, respectively.

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

                              Analysis of Changes in Consolidated Net Interest Income

                                           Year Ended December 31,         Year Ended December 31,
                                        ------------------------------  ------------------------------
                                              2004 versus 2003                2003 versus 2002
                                         Increase (decrease) due to      Increase (decrease) due to
                                        ------------------------------  ------------------------------
                                          Volume    Rate      Net        Volume     Rate      Net
                                        --------  --------  ----------  --------   -------   ---------
                                                           (Dollars in thousands)
Earning Assets
   Loans............................    $ 2,369   $(1,882)  $  487       $  809     $  (25)  $  784
   Securities.......................        (12)       61       49           74       (193)    (119)
   Federal funds sold ..............        (18)       11       (7)           4        (19)     (15)
   Other short-term investments.....         (2)        -       (2)           1         (4)      (3)
                                        --------  -------   ------       -------    -------  -------
      Total interest income.........      2,337    (1,810)     527          888       (241)     647
                                        --------  -------   ------       -------    -------  -------

Interest-Bearing Liabilities
   Interest-bearing transaction
      accounts......................          6       (25)     (19)          (4)       (46)     (50)
   Money market accounts............         36        82      118           (4)       (88)     (92)
   Savings deposits.................         11        10       21            -          1        1
   Time deposits....................        (78)     (283)    (361)         (17)      (447)    (464)
   Borrowed funds...................        522      (260)     262           18         60       78
                                        --------  -------   ------       -------    -------  -------
      Total interest expense........        497      (476)      21           (7)      (520)    (527)
                                        --------  -------   ------       -------    -------  -------
   Net interest income..............    $ 1,840   $(1,334)  $  506       $  895     $  279   $1,174
                                        ========  =======   ======       =======    =======  =======

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

The following tables illustrate the Company’s consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2002, 2003, and 2004.

                                                                   December 31, 2002
                                          ---------------------------------------------------------------------
                                                           After Three
                                                Within       Through      Within    Greater Than
                                                Three        Twelve         One      One Year of
                                                Months       Months        Year     Nonsensitive     Total
                                                ------       ------        ----     ------------     -----
                                                                  (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................     $  32,934     $  24,617    $  57,551    $  50,111    $ 107,662
      Securities (2).....................         7,125         4,006       11,131       14,615       25,746
      Funds sold.........................         5,063           398        5,461           -         5,461
                                              ---------     ---------    ---------    ---------    ---------
        Total earning assets.............        45,122        29,021       74,143       64,726      138,869
                                              ---------     ---------    ---------    ---------    ---------

Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................     $    -        $  15,727    $  15,727    $     -      $  15,727
      Money market accounts..............        16,717          -          16,717          -         16,717
      Savings deposits (1) ..............          -            2,402        2,402          -          2,402
      Time deposits......................        18,001        29,808       47,809       18,862       66,671
                                              ---------     ---------    ---------    ---------    ---------
         Total interest-bearing deposits.        34,718        47,937       82,655       18,862      101,517

   Borrowed funds........................         2,450                      7,797        9,026       16,823
                                              ---------     ---------    ---------    ---------    ---------

   Total interest-bearing liabilities....        37,168                     90,452       27,888      118,340
                                              ---------     ---------    ---------    ---------    ---------
   Interest-sensitivity gap per period...     $   7,954     $ (24,263)   $ (16,309)   $  36,838    $  20,529
                                              =========     =========    =========    =========    =========
   Cumulative gap at December 31, 2002...     $   7,954     $ (16,309)   $ (16,309)   $  20,529    $  20,529
                                              =========     =========    =========    =========    =========
   Ratio of cumulative gap to total
      earning assets at December 31, 2002         5.73%      (11.74%)     (11.74%)      14.78%

                                                                    December 31, 2003
                                                 --------------------------------------------------------------
                                                             After Three
                                                  Within       Through      Within    Greater Than
                                                   Three       Twelve         One      One Year or
                                                  Months       Months        Year     Nonsensitive       Total
                                                  ------       ------        ----     ------------       -----
                                                                   (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................          $36,277    $  25,077     $ 61,354     $ 53,888      $115,242
      Securities (2).....................            9,833          323       10,156       21,140        31,296
      Funds sold and other...............              518          301          819            -           819
                                                   -------    ---------     --------     --------      --------
        Total earning assets.............           46,628       25,701       72,329       75,028       147,357
                                                   -------    ---------     --------     --------      --------
Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
           NOW accounts (1)..............          $     -    $  17,340     $ 17,340     $      -
      Money market accounts..............           18,103            -       18,103            -        18,103
      Savings deposits (1) ..............                -        3,457        3,457            -         3,457
      Time deposits......................           14,744       21,538       36,282       26,521        62,803
                                                   -------    ---------     --------     --------      --------
         Total interest-bearing deposits.           32,847       42,335       75,182       26,521       101,703

   Borrowed funds........................            3,954        3,903        7,857       12,129        19,986
                                                   -------    ---------     --------     --------      --------
   Total interest-bearing liabilities               36,801       46,238       83,039       38,650       121,689
                                                   -------    ---------     --------     --------      --------
   Interest-sensitivity gap per period...          $ 9,827    $(20,537)   $ (10,710)    $ 36,378      $ 25,668
                                                   =======    =========     ========     ========      ========
   Cumulative gap at December 31, 2003             $ 9,827    $(10,710)   $ (10,710)    $ 25,668      $ 25,668
                                                   =======    =========     ========     ========      ========
   Ratio of cumulative gap to total
      earning assets at  December 31, 2003           6.67%      (7.27%)      (7.27%)       17.42%

                                                                    December 31, 2004
                                                 --------------------------------------------------------------
                                                             After Three
                                                  Within       Through      Within    Greater Than
                                                   Three       Twelve         One      One Year or
                                                  Months       Months        Year     Nonsensitive       Total
                                                  ------       ------        ----     ------------       -----
                                                                   (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................         $ 69,419    $  23,899     $ 93,318     $ 71,056    $ 164,374
      Securities (2).....................            6,042        3,968       10,010       18,362       28,372
      Funds sold and other...............            1,267          302        1,569            -        1,569
                                                   -------    ---------     --------     --------      --------
        Total earning assets.............           76,728       28,169      104,897       89,418      194,315
                                                   -------    ---------     --------     --------      --------
Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................          $     -     $ 26,100     $ 26,100       $    -     $ 26,100
      Money market accounts..............           28,757            -       28,757            -       28,757
      Savings deposits (1) ..............                -        7,129        7,129            -        7,129
      Time deposits......................           14,082       24,790       38,872       25,607       64,479
                                                   -------    ---------     --------     --------      --------
         Total interest-bearing deposits.           42,839       58,019      100,858       25,607      126,465

   Borrowed funds........................            6,355        5,213       11,568       19,283       30,851
                                                   -------    ---------     --------     --------      --------
   Total interest-bearing liabilities               49,194       63,232      112,426       44,890      157,316
                                                   -------    ---------     --------     --------      --------
   Interest-sensitivity gap per period...        $  27,534   $ (35,063)    $ (7,529)     $ 44,528     $ 36,999
                                                   =======    =========     ========     ========      ========
   Cumulative gap at December 31, 2004...        $  27,534   $  (7,529)    $ (7,529)     $ 36,999     $ 36,999
                                                   =======    =========     ========     ========      ========
   Ratio of cumulative gap to total earning
      assets at December 31, 2004 .......           14.17%      (3.87%)      (3.87%)       19.04%

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

Additions to the allowance for loan losses, which are reported as the provision for loan losses on the Company's consolidated statements of income, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. The allowance consists of two components: allocated and unallocated. The allocated portion of the allowance is based upon specific allocations to specific loans, including impaired loans, and upon historical loan loss experience of the bank's peer group ratios. Because the subsidiary bank was recently formed and has not yet established a reliable long term loss experience, management has elected to consider the loss experience of the banks' peer groups in determining an appropriate allowance based upon internal loan grades.

The unallocated component reflects management's estimate of the probable inherent but undetected losses within the portfolio due to uncertainties about economic conditions, changes in collateral values and borrower financial condition, as well as other risk factors that have not yet manifested themselves. The unallocated component is based upon the level of the allowance of the bank's peer groups.

The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the allowance during a given period, and current and anticipated economic conditions.

At December 31, 2004 the consolidated allowance for loan losses amounted to $1,659,000, or 1.01% of outstanding loans. At December 31, 2003 and 2002, the allowance for loan losses amounted to $1,166,000 and $1,228,000, respectively which was 1.01% and 1.14% of outstanding loans at December 31, 2003 and 2002. The Company's provision for loan losses was $672,000 for the year ended December 31, 2004, compared to $468,000 and $369,000 for the years ended December 31, 2003 and 2002, respectively. In each year, the provision was made based on management's assessment of general loan loss risk and asset quality.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis generally using the fair value of the collateral if the loan is collateral dependent. At December 31, 2004 and 2003, loans considered impaired were the same as nonaccrual loans as described in the following paragraph.

The Company discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that the collection of interest is doubtful. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. The Company had nonaccrual loans of $361,000 and $197,000 and no restructured or other nonperforming loans at December31, 2004, and 2003, respectively. At December 31, 2004 the Company had loans in the principal amount of $1,096,000 delinquent 30 to 89 days, and loans of approximately $299,000 that were delinquent 90 days or more and still accruing. At December31, 2003 the Company had loans in the principal amount of $878,000 delinquent by 30 to 89 days, and loans of approximately $418,000 that were delinquent by 90 days and still accruing.

A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming assets categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2004 and December 31, 2003, the subsidiary bank had potential problem loans of $1,456,261 and $674,964, respectively.

                                      Consolidated Allowance For Loan Losses

                                                                         Years Ended December 31,
                                                            2004         2003      2002       2001       2000
                                                            ----         ----      ----       ----       ----
                                                                          (Dollars in thousands)

Average loans outstanding........................        $140,052     $112,468   $103,069    $89,762   $76,964
                                                         ========     ========   ========    =======   =======
Loans outstanding at period end..................        $164,374     $115,242   $107,662    $94,291   $83,561
                                                         ========     ========   ========    =======   =======

Total nonperforming loans........................             361          197       274         175        58
                                                         ========     ========   ========    =======   =======
Beginning balance of allowance...................           1,166        1,228     1,060         978       740
Loans charged-off................................           (291)        (603)      (243)       (277)     (161)
                                                         --------     --------   --------    -------   -------
Total loans charged-off..........................           (291)        (603)      (243)       (277)     (161)
                                                         --------     --------   --------    -------   -------
Total recoveries.................................             112           73        42          17        75
                                                         --------     --------   --------    -------   -------
Net loans charged-off............................           (179)        (530)      (201)       (260)      (86)
Provision for loan losses........................             672          468       369         342       324
                                                         --------     --------   --------    -------   -------
Balance at period end............................         $ 1,659       $1,166   $ 1,228     $ 1,060   $   978
                                                         ========     ========   ========    =======   =======
Net charge-offs to average loans.................            .13%         .47%      .20%        .30%      .11%
Allowance as percent of total loans..............           1.01%        1.01%     1.14%       1.12%     1.18%
Nonperforming loans as a percentage of total loans           .22%         .17%      .25%        .19%      .07%
Allowance as a multiple of nonperforming loans...            4.6X         5.9X      4.8X        6.1X     16.9X

At December 31, 2004, the components of the allowance for loan losses consisted of the following:

                                                                      Allowance
                                                                   ----------------
                                                                   (In thousands)
Allocated:
    Impaired loans                                                   $      86
    Graded loans                                                           267

Unallocated                                                              1,306
                                                                     ----------
                                                                      $  1,659
                                                                     ==========
Noninterest Income and Expense

Noninterest Income. The Company’s primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income increased by $191,000 or 10.8% from $1,772,000 for the year ended December 31, 2003, to $1,963,000 for the year ended December 31, 2004. This was due to an increase in deposit activity fees resulting from the growth of deposits. These activity fees were $1,413,000 for 2004 compared to $1,338,000 for 2003.

Noninterest expense increased from $7.1 million for the year ended December 31, 2003 to $7.2 million for the year ended December 31, 2004. The Company experienced increases in most expense categories, which reflects the continued growth of the Company. The largest increase was in salary and employee benefits, which increased by $131,000 in 2004 as compared to 2003. This increase included normal merit increases in salaries as well as the employment of additional employees throughout 2004. Occupancy and equipment expense decreased from $1,270,000 in 2003 to $1,220,000 in 2004. This decrease resulted primarily from costs related to the discontinuance of a lease for administrative offices in Hattiesburg.

Other expenses, including professional and consulting fees and marketing and public relations, decreased primarily as a result of the completion of the merger of the two banks. In light of the intense competition in the financial services market in recent years, management emphasizes expense management and will continue to evaluate and monitor growth in discretionary expense categories in an attempt to control future increases.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense
                                                                              Years ended December 31,
                                                                         -----------------------------------
                                                                             2004        2003      2002
                                                                             ----        ----      ----
                                                                                   (In thousands)

Salaries and employee benefits....................................          $4,085     $3,954     $3,284
Occupancy.........................................................             531        727        562
Equipment.........................................................             690        543        497
Marketing and public relations....................................             176        184        181
Data processing...................................................             153        140        139
Supplies and printing.............................................             170        170        176
Telephone.........................................................              73         84         85
Correspondent services............................................             115        117         93
Deposit and other insurance.......................................             161        125        117
Professional and consulting fees..................................             298        363        338
Postage...........................................................             102         97         86
ATM fees..........................................................             109         93         69
Other.............................................................             565        537        553
                                                                           -------    -------    -------
     Total........................................................          $7,228     $7,134     $6,180
Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2004 and 2003, respectively, loans accounted for 85% and 78% of earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $140.1 million during 2004, as compared to $112.5 million during 2003, and $103.1 million during 2002, reflecting the substantial growth of the Company during the period.

The following table shows the composition of the loan portfolio by category:

Composition of Loan Portfolio
                                                                              December 31,
                                                  ----------------------------------------------------------------------
                                                           2004                    2003                   2002
                                                  -----------------------  -------------------- ------------------------
                                                              Percent                 Percent               Percent
                                                   Amount    of Total      Amount    of Total     Amount    of Total
                                                   ------    --------      ------    --------     ------    --------
                                                                         (Dollars in thousands)

   Mortgage loans held for sale...................  $   3,073    1.9%      1,562          1.4%     $ 7,091      6.6%
   Commercial, financial and agricultural ........     23,248   14.2%     23,645         20.5%      37,275     34.6%
   Real Estate:
      Mortgage-commercial.........................     36,695   22.3%      30,715        26.7%      16,028     14.9%
      Mortgage-residential........................     61,869   37.6%      41,807        36.3%      27,906     25.9%
      Construction................................     28,842   17.5%       8,431         7.3%       8,527      7.9%
   Consumer and other.............................     10,648    6.5%       9,082         7.8%      10,942     10.1%
                                                    ---------  ------    --------       ------    --------    -------
   Total loans....................................    164,375  100.0%     115,242       100.0%     107,769    100.0%
                                                               ======                   ======                ======
   Allowance for loan losses......................     (1,659)             (1,166)                  (1,228)
                                                    ---------            --------                 --------
   Net loans......................................  $ 162,716            $114,076                 $106,541
                                                    =========            ========                 ========

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

Loans held for sale consist of mortgage loans originated by the bank and sold into the secondary market. Commitments to sell the loans are obtained upon origination.

The following table sets forth the Company’s commercial and construction real estate loans maturing within specified intervals at December 31, 2004.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates
                                                                   December 31, 2004
                                             --------------------------------------------------------------
                                                              Over One Year
                                               One Year          Through         Over Five
                   Type                        or Less         Five Years          Years         Total
 ------------------------------------------  ------------     ---------------   ------------  -------------
                                                                 (Dollars in thousands)

Commercial, financial and agricultural..        $ 12,505          $  9,049         $ 1,694          $23,248
Real estate - construction..............          28,842                 -               -           28,842
                                                --------          ---------       ---------        ---------
                                                $ 41,347          $  9,049         $ 1.694          $52,090
                                                ========          =========       =========        =========
Loans maturing after one year with:
Fixed interest rates.........................................................                       $ 7,536
Floating interest rates......................................................                         3,207
                                                                                                   ---------
                                                                                                    $10,743
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

Investment Securities. The investment securities portfolio is a significant component of the Company’s total earning assets. Total securities averaged $24.7 million in 2004, as compared to $25.1 million in 2003 and $23.2 million in 2002. This represents 14.7%, 17.5%, and 17.6% of the average earning assets for the years ended December 31, 2004, 2003, and 2002, respectively. At December 31, 2004, investment securities were $28.5 million and represented 14.7% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short term U.S. Treasury or agency obligations. This objective is particularly important as the Company continues to grow its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the book value of securities for the dates indicated.

Securities Portfolio
                                                                December 31,
                                                   ----------------------------------------
                                                       2004          2003         2002
                                                       ----          ----         ----
                                                               (In thousands)
Available-for-sale
    U.S. Government agencies..................        $16,566      $18,297       $16,260
    States and municipal subdivisions.........          7,280        4,893         3,938
    Corporate obligations.....................          2,506        3,608         3,261
      Mutual finds ...........................              -        2,980         1,002
     Total available-for-sale.................         26,351       29,778        24,461
                                                     ---------    ---------     ---------
Held-to-maturity
    U.S. Government agencies..................             14           15            26
                                                     ---------    ---------     ---------
Total.........................................        $26,365      $29,793       $24,487
                                                     =========    =========     =========

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2004.

Investment Securities Maturity Distribution and Yields (1)
                                                                       December 31, 2004
                                    ------------------------------------------------------------------------------------------
                                                             After One But         After Five But
                                      Within One Year      Within Five Years      Within Ten Years     After Ten Years
                                      ---------------      -----------------      -----------------   ------------------
                                      Amount     Yield      Amount      Yield      Amount     Yield     Amount     Yield
                                      ------     -----      -----       -----      -----      -----     ------     -----
                                                                   ( Dollars InThousands)
Held-to-maturity:
   U.S. Government agencies (2).      $     -         -     $      -           -   $     -         -    $     -          -
                                      ========              =========              ========            =========
Available-for-sale:
  U.S. Government agencies (3)..      $ 2,494      3.0%     $  7,722        3.3%         -         -          -          -
  States and municipal
    subdivisions................        1,789      2.4%        2,778        3.1%       625      4.3%      2,088       3.7%
  Corporate obligations.........            -         -            -           -         -         -      2,506       3.6%
                                      --------              ---------              --------            ---------
Total investment securities
available-for-Sale..............      $ 4,283                $10,500                   625               $6,600
                                      ========              =========              ========            =========

--------------------
(1)  Investments with a call feature are shown as of the contractual maturity date.
(2)  Excludes mortgage-backed securities with a yield of 4.3%.
(3)  Excludes mortgage-backed securities totaling $6.3 million with a yield of 3.8%.

Short-Term Investments. Short-term investments, consisting of Federal Funds sold, averaged $2.9 million in 2004, $4.9 million in 2003, and $4.6 million in 2002. At December 31, 2004, and December 31, 2003, short-term investments totaled $919,000 and $117,000, respectively. These funds are a primary source of the Company’s liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits. Average interest-bearing deposits increased $3.4 million or 3.15% in 2004. Average total deposits increased $12.0 million, or 9.4% in 2004. At December 31, 2004, total deposits were $156.8 million, compared to $121.7 million a year earlier, an increase of 28.8%.

The following table sets forth the deposits of the Company by category for the periods indicated.

Deposits
                                                              December 31,
                                    -------------------------------------------------------------------
                                            2004                  2003                  2002
                                    ---------------------  --------------------  ----------------------
                                               Percent of            Percent of             Percent of
                                     Amount     Deposits    Amount    Deposits    Amount     Deposits
                                     ------     --------    ------    --------    ------     --------
                                                        (Dollars in thousands)

Noninterest-bearing accounts......   $ 30,365       19.4%  $ 19,995      16.4%  $ 16,604        14.1%
NOW accounts......................     26,100       16.6     17,340       14.3    15,727         13.3
Money market accounts.............     28,757       18.3     18,103       14.9    16,717         14.2
Savings accounts..................      7,129        4.6      3,457        2.8     2,402          2.0
Time deposits less than $100,000..     34,710       22.1     35,245       29.0    33,120         28.0
Time deposits of $100,000 or over.     29,769       19.0     27,558       22.6    33,551         28.4
                                     --------     ------   --------    -------  ---------     --------
   Total deposits.................    156,830      100.0%  $121,698     100.0%  $118,121       100.0%
                                     ========     ======   ========    =======  =========     ========

The Company’s loan-to-deposit ratio was 102.9% at December 31, 2004, 93.4% at December 31, 2003, and 85.1% at December31, 2002. The loan-to-deposit ratio averaged 103.9% during 2004. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $127.1 million at December 31, 2004, $94.1 million at December31, 2003, and $84.6 million at December 31, 2002. Management anticipates that a stable base of deposits will be the Company’s primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company’s certificates of deposit of $100,000 or more at December31, 2004, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

                              Maturities of Certificates of Deposit
                                       of $100,000 or More

                                                       After Three
                                       Within Three      Through      After Twelve
                                          Months      Twelve Months      Months        Total
                                       ------------   -------------   ------------   ---------
                                                          (In thousands)

December 31, 2004...................     $  7,539       $  11,404       $  10,826    $  29,769

Borrowed Funds

Borrowed funds consist primarily of advances from the Federal Home Loan Bank of Dallas and federal funds purchased. At December 31, 2004, advances from the FHLB totaled $30.6 million compared to $17.6 million at December 31, 2003. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. Federal funds purchased were $2.1 million at December 31, 2003. No federal funds purchased were outstanding at December 31, 2004.

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

Capital

Total shareholders’ equity as of December 31, 2004, was $16.7 million, an increase of $1.0 million or approximately 7.0%, compared with shareholders’ equity of $15.7 million as of December 31, 2003.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses subject to certain limitations. An institution’s total risk-based capital for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The risk-based regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and the subsidiary bank exceeded their minimum regulatory capital ratios as of December 31, 2004 and 2003.

                                                Analysis of Capital

                         Regulatory Minimums
                       --------------------------         The Company                The First              Pine Belt
                        Adequately       Well         ----------------------     --------------------   ---------------------
Capital Ratios          Capitalized  Capitalized          December 31,              December 31,           December 31,
                       ------------  ------------     -----------------------    ---------------------  ---------------------
                                                        2004         2003          2004        2003       2004      2003
                                                        ----         ----          ----        ----       ----      ----
  Leverage..............     4.0%         5.0%          10.8%         12.7%        8.7%         10.4%       -         9.6%
  Risk-based capital:
       Tier 1...........     4.0%         6.0%          13.7%         16.2%       11.3%         13.7%       -        12.7%
       Total............     8.0%        10.0%          14.6%         18.6%       12.3%         14.6%       -        13.6%

Ratios
                                                                                     2004        2003       2002
                                                                                     ----        ----       ----
     Return on assets (net income divided by
        average total assets)                                                         .67%      .63%         .59%

     Return on equity (net income divided by
        average equity)                                                                7.7%     6.4%         5.8%

     Dividend payout ratio (dividends per share divided by
        net income per share)                                                         14.2%    11.6%        13.5%

     Equity to asset ratio (average equity divided by average
        total assets)                                                                  8.7%     9.7%        10.1%
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

The Company’s Federal Funds sold position, which is typically its primary source of liquidity, averaged $2.9 million during the year ended December 31, 2004 and totaled $919,000 at December 31, 2004. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2004, advances available totaled approximately $44.8 million of which $30.6 million had been drawn.

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

Accounting Matters

Information on new accounting matters is set forth in Footnote B to the Consolidated Financial Statements included at Item 8 in this report. This information is incorporated herein by reference.

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

                                  REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Stockholders
The First Bancshares, Inc.
Hattiesburg, Mississippi

We have audited the accompanying  consolidated balance sheets of The First Bancshares,  Inc., and subsidiary as of December
31, 2004 and 2003, and the related consolidated  statements of income,  changes in stockholders' equity, and cash flows for the years then ended.  These financial  statements are the responsibility of the Company's  management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted  our audits in  accordance  with the  standards  of the Public  Company  Accounting  Oversight  Board  (United
States).  Those  standards  require that we plan and perform the audits to obtain  reasonable  assurance  about whether the financial  statements  are  free  of  material  misstatement.  An  audit  includes  examining,  on a test  basis,  evidence supporting  the amounts and  disclosures  in the  financial  statements.  An audit also includes  assessing the  accounting principles  used and  significant  estimates made by  management,  as well as evaluating  the overall  financial  statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly,  in all material  respects,  the consolidated financial  position of The First  Bancshares,  Inc., and subsidiary as of December 31, 2004 and 2003, and the  consolidated results of their  operations  and their cash flows for the years then  ended,  in  conformity  with  accounting  principles generally accepted in the United States of America.

                                                                       /s/ T. E. LOTT & COMPANY

Columbus, Mississippi
January 28, 2005

                                                    THE FIRST BANCSHARES, INC.

                                                 CONSOLIDATED FINANCIAL STATEMENTS

                                                                AND

                                                   INDEPENDENT AUDITORS' REPORT

                                                    DECEMBER 31, 2004 AND 2003

                                                  THE FIRST BANCSHARES, INC.

                                                  CONSOLIDATED BALANCE SHEETS

                                                  DECEMBER 31, 2004 AND 2003

          ASSETS                                                                             2004                 2003
                                                                                      ----------------     --------------

Cash and due from banks                                                                $    5,576,854     $   5,046,374
Interest-bearing deposits with banks                                                          649,834           701,895
Federal funds sold                                                                            919,000           117,000
                                                                                      ----------------     --------------
    Total cash and cash equivalents                                                         7,145,688         5,865,269
Held-to-maturity securities (Note C) (fair value of
    $14,711 in 2004 and $15,391 in 2003)                                                       14,285            14,807
Available-for-sale securities (Note C)                                                     26,351,421        29,777,632
Other securities                                                                            2,156,300         1,653,300
                                                                                      ----------------     --------------
      Total securities                                                                     28,522,006        31,445,739
Loans held for sale                                                                         3,072,856         1,562,434
Loans, net of allowance for loan losses of $1,658,527
    in 2004 and $1,165,614 in 2003 (Note D)                                               159,643,031       112,513,736
Interest receivable                                                                         1,088,102           822,484
Premises and equipment (Note E)                                                             8,670,429         8,364,638
Cash surrender value of life insurance                                                      3,319,597         3,169,929
Other assets                                                                                  934,325         1,197,151
                                                                                      ----------------     --------------
Total assets                                                                          $   212,396,034      $164,941,380
                                                                                      ================     ==============
          LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note F):
    Noninterest-bearing                                                               $    30,365,312      $ 19,994,894
    Interest-bearing                                                                      126,464,314       101,703,457
                                                                                      ----------------     --------------
       Total deposits                                                                     156,829,626       121,698,351
Interest payable                                                                              191,049           167,558
Borrowed funds (Note G)                                                                    30,850,633        19,986,227
Subordinated debentures (Note M)                                                            7,217,000         7,217,000
Other liabilities                                                                             568,125           220,773
                                                                                      ----------------     --------------
       Total liabilities                                                                  195,656,433       149,289,909
                                                                                      ----------------     --------------
Stockholders' Equity (Note H):
    Preferred stock, par value $1 per share, 10,000,000
         shares authorized; no shares issued and outstanding                                        -                 -

    Common stock, par value $1 per share; 10,000,000 shares
       authorized; 1,194,940 and 1,191,659 shares issued
       in 2004 and 2003, respectively                                                       1,194,940         1,191,659
    Additional paid-in capital                                                             12,985,939        12,949,210
Retained earnings                                                                           3,018,788         1,950,819
Accumulated other comprehensive income                                                          3,579            23,428
    Treasury stock, at cost                                                                  (463,645)         (463,645)
                                                                                      ----------------     --------------
       Total stockholders' equity                                                          16,739,601        15,651,471
                                                                                      ----------------     --------------

Total liabilities and stockholders' equity                                              $ 212,396,034     $ 164,941,380
                                                                                      ================     ==============

                       The accompanying notes are an integral part of these statements.

                                                 THE FIRST BANCSHARES, INC.

                                               CONSOLIDATED STATEMENTS OF INCOME

                                            YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                                                2004               2003
                                                                                             ------------      -------------
INTEREST INCOME
    Interest and fees on loans                                                                $10,143,488        $9,655,640
    Interest and dividends on securities:
       Taxable interest and dividends                                                             672,497           681,820
       Tax-exempt interest                                                                        141,767            82,735
    Interest on federal funds sold                                                                 38,849            46,428
    Interest on deposits in banks                                                                  17,037            19,213
                                                                                             ------------      -------------
       Total interest income                                                                   11,013,638        10,485,836
                                                                                             ------------      -------------

INTEREST EXPENSE
    Interest on time deposits of $100,000 or more                                                 413,891           557,302
    Interest on other deposits                                                                  1,614,548         1,711,490
    Interest on borrowed funds                                                                  1,169,864           908,206
                                                                                             ------------      -------------
    Total interest expense                                                                      3,198,303         3,176,998
                                                                                             ------------      -------------
    Net interest income                                                                         7,815,335         7,308,838
    Provision for loan losses                                                                     671,770           467,707
                                                                                             ------------      -------------
       Net interest income after provision for loan losses                                      7,143,565         6,841,131
                                                                                             ------------      -------------

OTHER INCOME
    Service charges on deposit accounts                                                         1,413,298         1,338,071
    Other service charges and fees                                                                299,777           235,306
    Bank owned life insurance income                                                              149,667           150,579
    Other gains                                                                                   152,562                 -
    Gain (loss) on other real estate                                                             (81,410)           31,699
    Securities gains (losses), net                                                                 (5,221)                -
    Other                                                                                          34,241            16,180
                                                                                             ------------      -------------
       Total other income                                                                     1,962,914           1,771,835
                                                                                             ------------      -------------

OTHER EXPENSE
    Salaries                                                                                    3,325,375         3,294,984
    Employee benefits                                                                             759,684           658,993
    Occupancy                                                                                     530,706           727,103
    Furniture and equipment                                                                       689,675           542,917
    Supplies and printing                                                                         170,182           169,822
    Professional and consulting fees                                                              297,866           363,344
    Marketing and public relations                                                                175,649           183,919
    Data processing                                                                               153,222           139,792
    Other                                                                                       1,125,757         1,052,814
                                                                                             ------------      -------------
       Total other expense                                                                      7,228,116         7,133,688
                                                                                             ------------      -------------

Income before income taxes                                                                      1,878,363         1,479,278

Income taxes (Note J)                                                                             635,620           471,839
Net income                                                                                    $ 1,242,743      $  1,007,439
                                                                                             ============      =============
Net income per common share:
    Basic                                                                                           $1.07              $.86
    Diluted                                                                                          1.03               .83

                         The accompanying notes are an integral part of these statements.

                                            THE FIRST BANCSHARES, INC.

                            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                      YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                                       Accumulated
                                                                                          Other
                                Compre-                                                   Compre-
                                hensive      Common         Paid-in        Retained       hensive     Treasury
                                Income        Stock         Capital        Earnings       Income      Stock           Total
                            -----------  -----------   -------------    ------------   -------------  -----------  ------------
Balance,
      January 1, 2003                     $1,165,165    $ 12,512,059     $1,060,182      $ 185,706    $        -   $ 14,923,112

Comprehensive income:
    Net income for 2003     $1,007,439            -                -      1,007,439              -             -      1,007,439

    Net change in
      unrealized gain
      (loss) on available-
      for-sale securities,
      net of tax              (162,278)           -                -              -       (162,278)            -       (162,278)
                           ------------
    Comprehensive
      income                $  845,161
                           ============

Purchase of treasury
    stock                                         -                -              -              -       (463,645)     (463,645)

Issuance of common
    stock                                    26,494          437,151              -              -              -       463,645

Cash dividend declared,
    $.10 per share                                -                -       (116,802)             -              -      (116,802)
                                         -----------   -------------    ------------   -------------  -----------  ------------
Balance,
    December 31, 2003                     1,191,659       12,949,210      1,950,819         23,428       (463,645)   15,651,471

Comprehensive income:
    Net income for 2004     $1,242,743            -                -      1,242,743              -              -     1,242,743

    Net change in
      unrealized gain
      (loss) on available-
      for-sale securities,
      net of tax               (19,849)           -                -              -        (19,849)             -       (19,849)
                           ------------
    Comprehensive
      Income                $1,222,894
                           ============
Exercise of stock
    options                                   3,281           36,729              -              -              -        40,010

Cash dividend declared,
    $.15 per share                                -                -       (174,774)             -              -      (174,774)
                                        ------------   -------------    ------------   -------------  -----------  ------------
Balance,
December 31, 2004                       $ 1,194,940     $ 12,985,939     $3,018,788    $     3,579      $(463,645)  $16,739,601
                                        ============   =============    ============   =============  ===========  ============

                                      The accompanying notes are an integral part of these statements.

                                               THE FIRST BANCSHARES, INC.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                                         YEARS ENDED DECEMBER 31, 2004 AND 2003
                                                                                               2004                2003
                                                                                        ---------------      ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                          $     1,242,743       $   1,007,439
    Adjustments to reconcile net income to net cash:
       Depreciation and amortization                                                            658,428             672,034
       FHLB Stock dividends                                                                     (22,000)            (17,900)
       Provision for loan losses                                                                671,770             467,707
       Deferred income taxes                                                                    (58,490)            157,377
       Increase in cash value of life insurance                                                (149,667)           (150,579)
       Securities amortization and accretion, net                                                41,462             136,100
       Other gains                                                                             (152,562)                  -
       (Gain) loss on other real estate                                                          81,410             (31,699)
       Securities (gains) losses, net                                                             5,221                   -
       Changes in:
          Loans held for sale                                                                (1,510,422)          5,528,956
          Interest receivable                                                                  (265,619)            121,679
          Other assets                                                                         (223,251)         (1,296,368)
          Interest payable                                                                       23,491             (72,411)
          Other liabilities                                                                     419,583             (73,974)
                                                                                        ---------------      ---------------
    Net cash provided by operating activities                                                   762,097           6,448,361
                                                                                        ---------------      ---------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of available-for-sale securities                                              (10,669,719)        (25,030,951)
    Purchases of other securities                                                              (481,000)                  -
    Proceeds from maturities and calls of available-for-sale
       securities                                                                             7,944,981          17,841,281
    Proceeds from sales of securities available-for-sale                                      6,213,670           1,282,940
    Proceeds from sale of lease                                                                 152,562                   -
    Proceeds from sale of other real estate                                                     694,834             543,532
    Increase in loans                                                                       (48,330,492)        (12,869,360)
    Additions to premises and equipment                                                        (867,431)           (966,744)
                                                                                        ---------------      ---------------
    Net cash used in investing activities                                                   (45,342,595)        (19,199,302)
                                                                                        ---------------      ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Increase in deposits                                                                     35,131,275           3,577,453
    Proceeds from borrowed funds                                                             24,274,127          27,253,200
    Repayment of borrowed funds                                                             (13,409,721)        (24,197,623)
    Exercise of stock options                                                                    40,010                   -
    Dividends paid on common stock                                                             (174,774)           (116,802)
    Purchase of treasury stock                                                                        -            (463,645)
    Issuance of common stock                                                                          -             463,645
                                                                                        ---------------      ---------------
Net cash provided by financing activities                                                    45,860,917           6,516,228
                                                                                        ---------------      ---------------
Net increase (decrease) in cash and cash equivalents                                          1,280,419          (6,234,713)

                                                    (Continued)
                         The accompanying notes are an integral part of these statements.

                                          THE FIRST BANCSHARES, INC.

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                      YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                                             2004              2003
                                                                                       ---------------    ---------------
Net increase (decrease) in cash and cash equivalents
    (brought forward)                                                                   $   1,280,419      $  (6,234,713)

Cash and cash equivalents at beginning of year                                              5,865,269         12,099,982
                                                                                       ---------------    ---------------
Cash and cash equivalents at end of year                                                $   7,145,688     $    5,865,269
                                                                                       ===============    ===============
Cash paid during the year for:
    Interest                                                                            $   3,174,812     $    3,249,409
    Income taxes                                                                              361,594            455,287

Non-cash activities:
    Transfers of loans to other real estate                                                   529,427            661,811

                         The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE A - NATURE OF BUSINESS

The First Bancshares, Inc. (the Company) is a financial holding company whose business is primarily conducted by its wholly-owned subsidiary, The First, A National Banking Association (The First). The bank provides a full range of banking services in its primary market area of South Mississippi. The Company, as a financial holding company, is regulated by the Federal Reserve Bank. Its subsidiary bank is subject to the regulation of the Office of the Comptroller of the Currency (OCC).

Prior to January, 2004, the Company had two wholly-owned subsidiary banks, The First National Bank of South Mississippi and The First National Bank of the Pine Belt. In January, 2004, the two banks were merged and the resulting bank was The First, A National Banking Association. The merger was accounted for as a pooling in accordance with Appendix D of Financial Accounting Standards Board (FASB) Statement No. 141, “Business Combinations.”

NOTE B - SUMMARY OF ACCOUNTING POLICIES

The Company and its subsidiary follow accounting principles generally accepted in the United States of America including, where applicable, general practices within the banking industry.

1. Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

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

DECEMBER 31, 2004 AND 2003

NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued) 3. Cash and Due From Banks

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2004, the required reserved balance on deposit with the Federal Reserve Bank was approximately $1,048,000.

4. Securities

Investments in securities are accounted for as follows:

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

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2004 and 2003.

Other Securities

Other securities are carried at cost and are restricted in marketability. Other securities consist of investments in the Federal Home Loan Bank (FHLB) and Federal Reserve Bank.

(Continued)

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued)

5. Loans held for sale

The Company originates fixed rate single family, residential first mortgage loans on a presold basis. The Company issues a rate lock commitment to a customer and concurrently “locks in” with a secondary market investor under a best efforts delivery mechanism. Such loans are sold without the servicing retained by the Company. The terms of the loan are dictated by the secondary investors and are transferred within several weeks of the Company initially funding the loan. The Company recognizes certain origination fees and service release fees upon the sale which are included in interest and fees on loans in the consolidated statement of income. Between the initial funding of the loans by the Company and the subsequent purchase by the investor, the Company carries the loans held for sale at the lower of cost or fair value in the aggregate as determined by the outstanding commitments from investors.

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

DECEMBER 31, 2004 AND 2003

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

(Continued)

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued)

10. Other Assets (Continued)

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

Had compensation cost for the stock plans been determined based on the fair values of the options at the grant dates consistent with the method of FASB Statement No. 123, the Company’s net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                                              Years ended December 31,
                                                                                               2004               2003
                                                                                       ----------------   ----------------

          Net income as reported                                                        $     1,242,743    $    1,007,439
          Deduct stock-based compensation expense
              determined under the fair value based method                                        3,618            42,383
                                                                                       ----------------   ----------------
          Pro forma net income                                                          $     1,239,125    $      965,056
                                                                                       ================   ================
          Basic net income per share as reported                                        $          1.07    $          .86
          Pro forma basic net income per share                                                     1.06               .83

          Diluted net income per share as reported                                                 1.03               .83
          Pro forma diluted net income per share                                                   1.03               .80

No grants were issued during the years ended December 31, 2003 and December 31, 2004.

( Continued )

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued)

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

The Company and its subsidiary file consolidated income tax returns. The subsidiary provides for income taxes on a separate return basis and remit to the Company amounts determined to be payable.

13. Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2004 and 2003, was approximately $146,236 and $116,797, respectively.

14. Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold. Generally, federal funds are sold for a one to seven day period.

15. Off-Balance Sheet Financial Instruments

In the ordinary course of business, the subsidiary bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines and standby letters of credit. Such financial instruments are recorded in the financial statements when they are exercised.

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

DECEMBER 31, 2004 AND 2003

NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued)

16. Per Share Amounts (Continued)

The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations:

                                              For the Year Ended                               For the Year Ended
                                               December 31, 2004                                December 31, 2003
                               ------------------------------------------------ ------------------------------------------------
                                      Net                                             Net
                                    Income          Shares          Per Share        Income           Shares       Per Share
                                 (Numerator)   (Denominator)         Amount       (Numerator)     (Denominator)      Amount
                                 -----------   -------------        ----------    -----------     -------------    ----------

        Basic per share        $  1,242,743      1,165,985          $   1.07      $ 1,007,439       1,169,051        $  .86
                                                                    ==========                                     ==========
        Effect of dilutive
          shares:
             Stock options                          37,356                                             38,191
                                               ------------                                       -------------
        Diluted per share      $  1,242,743      1,203,341          $   1.03      $ 1,007,439       1,207,242        $  .83
                               ============    ============         ==========    ============    =============    ==========

The diluted per share amounts were computed by applying the treasury stock method.

17. Reclassifications

Certain reclassifications have been made to the 2003 financial statements to conform with the classifications used in 2004. These reclassifications did not impact the Company’s consolidated financial condition or results of operations.

( Continued )

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued)

18. Accounting Pronouncements

On September 30, 2004, FASB issued FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) Issue No. 03-1-1 delaying the effective date of paragraphs 10-20 of EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, which provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. The delay of the effective date of EITF 03-1 will be superceded concurrent with the final issuance of proposed FSP Issue 03-1-a. Proposed FSP Issue 03-1-a is intended to provide implementation guidance with respect to all securities analyzed for impairment under paragraphs 10-20 of EITF 03-1. Management continues to closely monitor and evaluate how the provisions of EITF 03-1 and proposed FSP Issue 03-1-a will affect the Company.

In December 2003, the Accounting Standards Executive Committee issued Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. The SOP applies to loans acquired in business combinations but does not apply to loans originated by the Company. Management does not believe the provision of this standard will have a material impact on the results of future operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS l23R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123, no longer will be an alternative to financial statement recognition. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive options, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. We are evaluating the requirements of SFAS 123R and we expect that the adoption of SFAS 123R will not have a material impact on our consolidated results of operations and earnings per share.

                                                  THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2004 AND 2003

NOTE C - SECURITIES

    A  summary  of  the  amortized   cost  and  estimated   fair  value  of   available-for-sale   securities   and
    held-to-maturity securities at December 31, 2004 and 2003, follows:

                                                                                    December 31, 2004
                                                        --------------------------------------------------------------------------
                                                                                 Gross            Gross           Estimated
                                                             Amortized        Unrealized       Unrealized           Fair
                                                               Cost              Gains           Losses             Value
                                                        -----------------   ---------------  ---------------   -------------------
        Available-for-sale securities:
           Obligations of U. S.
               Government agencies                       $   10,254,389      $     7,848      $    46,122       $  10,216,115
           Tax-exempt and taxable
               obligations of states and
               municipal subdivisions                         7,203,371           94,873           18,453           7,279,791
           Mortgage-backed securities                         6,376,011            6,154           32,900           6,349,265
           Corporate obligations                              2,512,228                -            5,978           2,506,250
                                                        -----------------   ---------------  ---------------   -------------------
                                                         $   26,345,999$         108,875      $   103,453       $  26,351,421
                                                        =================   ===============  ===============   ===================
        Held-to-maturity securities:
           Mortgage-backed securities                    $        14,285     $       426      $         -       $      14,711
                                                        =================   ===============  ===============   ===================

                                                                                    December 31, 2003
                                                        --------------------------------------------------------------------------
                                                                                 Gross            Gross           Estimated
                                                             Amortized        Unrealized       Unrealized           Fair
                                                               Cost              Gains           Losses             Value
                                                        -----------------   ---------------  ---------------   -------------------
        Available-for-sale securities:
           Obligations of U. S.
               Government agencies                       $   12,698,554      $    53,445      $     8,345       $  12,743,654
           Tax-exempt and taxable
               obligations of states and
               municipal subdivisions                          4,884,705           22,217          14,225           4,892,697
           Mortgage-backed securities                          5,534,213           45,150          25,601           5,553,762
           Corporate obligations                               3,611,454            3,444           7,443           3,607,455
           Mutual funds                                        3,002,166                -          22,102           2,980,064
                                                         -----------------   ---------------  ---------------   -------------------
                                                         $    29,731,092     $    124,256     $    77,716       $  29,777,632
                                                         =================   ===============  ===============   ===================
        Held-to-maturity securities:
           Mortgage-backed securities                    $        14,807     $        584     $         -       $      15,391
                                                        =================   ===============  ===============   ===================

                                                   ( Continued )

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2004 AND 2003

NOTE C - SECURITIES  (Continued)

    The scheduled maturities of securities at December 31, 2004, are as follows:

                                                                 Available-for-Sale                   Held-to-Maturity
                                                       -------------------------------------    ----------------------------------
                                                                                Estimated                         Estimated
                                                            Amortized             Fair             Amortized         Fair
                                                              Cost                Value              Cost            Value
                                                       -----------------   -----------------    ---------------  -----------------

        Due less than one year                          $      4,291,463    $      4,283,149     $     -          $     -
        Due after one year through five years                 10,526,297          10,499,622           -                -
        Due after five years through ten years                   600,000             624,759           -                -
        Due after ten years                                    4,552,228           4,594,626           -                -
        Mortgage-backed securities                             6,376,011           6,349,265         14,285           14,711
                                                       -----------------   -----------------    ---------------  -----------------
                                                        $     26,345,999    $     26,351,421     $   14,285       $   14,711
                                                       =================   =================    ===============  =================

    Actual  maturities can differ from  contractual  maturities  because the  obligations  may be called or prepaid with or without penalties.

    Gains of $14,114 and losses of $19,335 were  realized on  available-for-sale  securities  in 2004.  No gains or losses were realized on available-for-sale securities in 2003.

    Securities  with a carrying  value of $21,404,000  and $7,861,000 at December 31, 2004 and 2003,  respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

    The  details   concerning   securities   classified  as  available  for  sale  with  unrealized  losses  as  of
    December 31, 2004 and 2003, were as follows:

                                                                               2004
                                     --------------------------------------------------------------------------------------------
                                         Losses < 12 Months          Losses 12 Months or >                  Total
                                     -----------------------------   ----------------------------   -----------------------------
                                                        Gross                         Gross                            Gross
                                        Fair         Unrealized        Fair        Unrealized        Fair           Unrealized
                                        Value          Losses          Value         Losses          Value            Losses
                                     ------------   --------------   -----------  ---------------   ------------  ---------------
    Obligations of U. S.
     Government agencies             $  5,225,635    $    29,567     $ 1,483,445    $  16,555       $  6,709,080   $    46,122
    Tax-exempt and taxable
       obligations of states
       and municipal
       subdivisions                     2,455,744         14,790         306,374        3,663          2,762,118        18,453
    Mortgage-backed
       securities                       3,393,040         24,565       1,452,624        8,335          4,845,664        32,900
    Corporate obligations                   -               -          1,006,250        5,978          1,006,250         5,978
                                     ------------   --------------   -----------  ---------------   ------------  ---------------
                                     $ 11,074,419    $    68,922     $ 4,248,693    $  34,531       $ 15,323,112    $   03,453
                                     ============   ==============   ===========  ===============   ============  ===============

                                                   ( Continued )

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2004 AND 2003

NOTE C - SECURITIES  (Continued)

                                                                               2003
                                  ----------------------------------------------------------------------------------------------
                                         Losses < 12 Months          Losses 12 Months or >                 Total
                                  -------------------------------  -----------------------------  ------------------------------
                                                        Gross                         Gross                         Gross
                                        Fair         Unrealized        Fair        Unrealized        Fair        Unrealized
                                        Value          Losses          Value         Losses          Value         Losses
                                  ---------------  --------------  -------------  --------------  -------------  ---------------
     Obligations of U. S.
       Government agencies         $   3,510,480   $       8,345    $       -      $     -        $   3,510,480   $     8,345
     Tax-exempt and taxable
       obligations of states
       and municipal
       subdivisions                    1,647,924          14,225            -            -            1,647,924        14,225
     Mortgage-backed
       securities                      1,518,673           8,082         974,701       17,519         2,493,374        25,601
     Corporate obligations             1,005,000           7,443            -            -            1,005,000         7,443
     Mutual funds                      2,980,064          22,102            -            -            2,980,064        22,102
                                  ---------------  --------------  -------------  --------------  -------------  ---------------
                                   $  10,662,141   $      60,197    $    974,701   $   17,519     $  11,636,842  $     77,716
                                  ===============  ==============  =============  ==============  =============  ===============

   Approximately  49% of the number of securities  in the  investment  portfolio at December 31, 2004  reflected an unrealized  loss.  Management is of the opinion the Company has the ability to hold these  securities until such time as the value recovers or the securities  mature.  Management  also believes the  deterioration  in value is attributable to changes in market interest rates and not to the credit quality of the issuer.

NOTE D - LOANS

    Loans outstanding include the following types at December 31, 2004 and 2003:
                                                                                                     2004            2003
                                                                                                  ----------    ------------
                                                                                                        (In thousands)

        Commercial, financial, and agricultural                                                    $  23,248     $    23,645
        Real estate - construction                                                                    28,842           8,431
        Real estate - mortgage                                                                        98,564          72,522
        Installment loans to individuals                                                              10,512           8,729
        Overdrafts                                                                                       136             142
        Other                                                                                              -             211
                                                                                                  ----------    ------------
                                                                                                     161,302         113,680
        Allowance for loan losses                                                                     (1,659)         (1,166)
                                                                                                  ----------    ------------
                                                                                                   $ 159,643     $   112,514
                                                                                                  ==========    ============
                                                   ( Continued )

                                                  THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                 DECEMBER 31, 2004 AND 2003

NOTE D - LOANS  (Continued)

    Transactions in the allowance for loan losses for the years ended December 31, 2004 and 2003, were as follows:

                                                                                                  2004              2003
                                                                                             --------------    ---------------

       Balance at beginning of year                                                           $  1,165,614      $  1,227,937

       Additions:
          Provision for loan losses charged to operations                                          671,770           467,707
          Recoveries                                                                               112,019            73,134
                                                                                             --------------    ---------------
                                                                                                 1,949,403         1,768,778
       Deductions:
          Loans charged off                                                                        290,876           603,164
                                                                                             --------------    ---------------
       Balance at end of year                                                                 $  1,658,527      $  1,165,614
                                                                                             ==============    ===============

    During the years 2004 and 2003 and as of December 31, 2004 and 2003, no  significant  loans were  classified as impaired.

    At December 31, 2004 and 2003, the Company had nonaccrual loans and loans past due 90 days or more as follows:

                                                                                                  2004              2003
                                                                                             --------------    ---------------
                                                                                                       (In thousands)

       Nonaccrual loans                                                                       $       361       $       197
       Past due 90 days or more and still accruing                                                    299               418

NOTE E - PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

                                                                                                  2004              2003
                                                                                             --------------    ---------------

       Premises:
          Land                                                                                $  2,506,834      $  2,482,902
          Buildings and improvements                                                             5,618,753         4,940,135
       Equipment                                                                                 3,437,732         3,089,539
       Construction in progress                                                                      -               204,698
                                                                                             --------------    ---------------
                                                                                                11,563,319        10,717,274
       Less accumulated depreciation and amortization                                           (2,892,890)       (2,352,636)
                                                                                             --------------    ---------------
                                                                                              $  8,670,429      $  8,364,638
                                                                                             ==============    ===============

    The amounts  charged to  operating  expense  for  depreciation  were  $561,641  and  $587,794 in 2004 and 2003, respectively.

                                                THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                DECEMBER 31, 2004 AND 2003

NOTE F - DEPOSITS

    The aggregate  amount of time deposits in  denominations  of $100,000 or more for 2004 and 2003 was $29,768,591 and $27,558,416, respectively.

    At December 31, 2004, the scheduled  maturities of time deposits included in  interest-bearing  deposits are as follows (in thousands):

                                           Year                                Amount
                                           ----                            ------------
                                           2005                             $  38,872
                                           2006                                13,401
                                           2007                                 4,278
                                           2008                                 5,442
                                           2009                                 2,486
                                        Thereafter                                  -
                                                                           -------------
                                                                            $  64,479
                                                                           =============

NOTE G - BORROWED FUNDS

    Borrowed funds consisted of the following:
                                                                                                      December 31,
                                                                                         ---------------------------------------
                                                                                                2004              2003
                                                                                         ---------------      ------------------
    FHLB advances                                                                         $ 30,626,190          $  17,620,364
    Federal funds purchased                                                                     -                   2,105,000
    Other                                                                                      224,443                260,863
                                                                                         ---------------      ------------------
                                                                                          $ 30,850,633          $  19,986,227
                                                                                         ===============      ==================

    Advances  from the FHLB have  maturity  dates  ranging from January,  2005,  through  June,  2013.  Interest is payable  monthly at rates  ranging  from 1.338% to 7.227%.  Advances  due to the FHLB are  collateralized  by a blanket lien on first  mortgage loans in the amount of the  outstanding  borrowings,  FHLB capital  stock,  and amounts on deposit with the FHLB.  At December 31, 2004,  FHLB  advances  available  and unused  totaled  $14.2 million.

    Federal funds purchased  generally  mature within one to seven days from the transaction date and bear interest at the market value.

    Other  borrowed  funds  consist  of loans  sold in  transactions  in which the risk of loss or  obligation  for payment is  retained  by The First.  For  regulatory  and  financial  reporting  purposes,  these  amounts  are required to be reported as borrowed funds.

                                                   ( Continued )

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE G - BORROWED FUNDS (Continued)

Future annual principal repayment requirements on the borrowings from the FHLB at December 31, 2004, are as follows:

                                                    Year                   Amount
                                                -----------           ---------------
                                                    2005              $  11,568,399
                                                    2006                  2,478,998
                                                    2007                  5,177,002
                                                    2008                  4,967,848
                                                    2009                  3,424,624
                                                 Thereafter               3,009,319
                                                                      ----------------
                                                                      $  30,626,190
                                                                      ================
NOTE H - REGULATORY MATTERS

The Company and its subsidiary bank are subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage). Management believes, as of December 31, 2004, that the Company and its subsidiary bank exceed all capital adequacy requirements.

( Continued )

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE H - REGULATORY MATTERS (Continued)

At December 31, 2004 and 2003, the subsidiary bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization.

The actual capital amounts and ratios at December 31, 2004 and 2003, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

As indicated in Note A, the two banks merged in January, 2004, and, therefore, capital amounts and ratios for The First for 2004 represent both banks.

                                                                                               Subsidiaries
                                                            Company           -------------------------------------------------
                                                        (Consolidated)             The First                  Pine Belt
                                                 -------------------------    ----------------------    -----------------------
                                                     Amount        Ratio        Amount     Ratio         Amount         Ratio
                                                 ------------   ----------    ----------   ---------    -----------  ----------
                                                                                ($ In thousands)
      December 31, 2004
          Total risk-based                        $  23,736       14.6%        $19,880       12.3%            -              -
          Tier I risk-based                          22,315       13.7%         18,222       11.3%            -              -
          Tier I leverage                            22,315       10.8%         18,222        8.7%            -              -

      December 31, 2003
          Total risk-based                        $  23,773       18.6%        $12,535       14.6%      $   5,516         13.6%
          Tier I risk-based                          20,808       16.2%         11,722       13.7%          5,162         12.7%
          Tier I leverage                            20,808       12.7%         11,722       10.4%          5,162          9.6%

    The minimum  amounts of capital and ratios as established by banking  regulators at December 31, 2004 and 2003, are as follows:
                                                                                               Subsidiaries
                                                            Company           -------------------------------------------------
                                                        (Consolidated)             The First                  Pine Belt
                                                 -------------------------    ----------------------    -----------------------
                                                     Amount        Ratio        Amount     Ratio         Amount         Ratio
                                                 ------------   ----------    ----------   ---------    -----------  ----------
                                                                                ($ In thousands)
      December 31, 2004
          Total risk-based                         $ 13,019         8.0%       $ 12,914      8.0%             -              -
          Tier I risk-based                           6,509         4.0%          6,457      4.0%             -              -
          Tier I leverage                             8,236         4.0%          8,333      4.0%             -              -

      December 31, 2003
          Total risk -based                        $ 10,247         8.0%       $  6,867      8.0%       $  3,243          8.0%
          Tier I risk-based                           5,123         4.0%          3,433      4.0%          1,621          4.0%
          Tier I leverage                             6,569         4.0%          4,505      4.0%          2,156          4.0%

The Company’s dividends, if any, are expected to be made from dividends received from its subsidiary bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years.

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE I - COMPREHENSIVE INCOME

The Company and its subsidiary bank report comprehensive income as required by FASB Statement No.130, “Reporting Comprehensive Income.” In accordance with this statement, unrealized gains and losses on securities available-for-sale are included in other comprehensive income.

In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting amounts that are displayed as part of net income for a period that also had been displayed as part of other comprehensive income. The disclosure of the reclassification amounts is as follows:

                                                                                                 Years  Ended  December 31,
                                                                                           --------------------------------------
                                                                                                 2004                2003
                                                                                           -------------------  -----------------
        Unrealized holding gains (losses) on available-for-
           sale securities                                                                  $    (31,716)         $   (238,781)
        Reclassification adjustment for (gains) losses
           realized in income                                                                      5,221                   -
                                                                                           -------------------  -----------------
        Net unrealized gains (losses)                                                            (26,495)             (238,781)
        Tax effect                                                                                 6,646                76,503
                                                                                           -------------------  -----------------
      Net-of-tax amount                                                                     $    (19,849)         $   (162,278)
                                                                                           ===================  =================

NOTE J - INCOME TAXES

    The components of income tax expense are as follows:

                                                                                                       December 31,
                                                                                           --------------------------------------
                                                                                                 2004                2003
                                                                                           -------------------  -----------------
      Current:
          Federal                                                                           $    607,310          $    277,817
          State                                                                                   86,800                36,645
      Deferred                                                                                   (58,490)              157,377
                                                                                           -------------------  -----------------
                                                                                            $    635,620          $    471,839
                                                                                           ===================  =================

                                                   ( Continued )

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2004 AND 2003

NOTE J - INCOME TAXES  (Continued)

    The  Company's  income tax expense  differs  from the  amounts  computed  by  applying  the federal  income tax statutory rates to income before income taxes.  A reconciliation of the differences is as follows:

                                                                                    Years Ended December 31,
                                                               ---------------------------------------------------------------
                                                                               2004                         2003
                                                               --------------------------------    ---------------------------
                                                                     Amount             %             Amount            %
                                                               ----------------     -----------    --------------   ----------

      Income taxes at statutory rate                             $   638,644           34%          $    502,955        34%
      Tax-exempt income                                             (102,253)          (5%)              (86,057)       (6%)
      State income tax, net of federal
          tax effect                                                  56,559            3%                24,186         1%
      Other, net                                                      42,670            2%                30,755         2%
                                                               ----------------     -----------    --------------   ----------
                                                                 $   635,620           34%          $    471,839        31%
                                                               ================     ===========    ==============   ==========

    The components of deferred income taxes included in the consolidated financial statements are as follows:

                                                                                                       December 31,
                                                                                            ------------------------------------
                                                                                                  2004              2003
                                                                                            ----------------    ----------------
      Deferred tax assets:
          Allowance for loan losses                                                           $   493,549        $    338,857
          Pre-opening expenses                                                                          -               1,167
          Other                                                                                     6,143                   -
                                                                                            ----------------    ----------------
                                                                                                  499,692             340,024
                                                                                            ----------------    ----------------
      Deferred tax liabilities:
          Securities                                                                              (39,180)            (35,695)
          Premises and equipment                                                                 (472,900)           (375,208)
          Unrealized gain on available-for-sale securities                                         (1,844)            (24,812)
                                                                                            ----------------    ----------------
                                                                                                 (513,924)           (435,715)
                                                                                            ----------------    ----------------
      Net deferred tax liability                                                              $   (14,232)       $    (95,691)
                                                                                            ================    ================

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE K - EMPLOYEE BENEFITS

The Company and its subsidiary bank provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of three percent or less, the Company and its subsidiary bank provide a matching contribution. Contributions totaled $64,191 in 2004 and $49,864 in 2003.

The Company and its subsidiary bank have employment agreements with certain executive officers. These agreements contain provisions concerning salaries, bonuses, incentive programs, and benefits related to a change in control.

NOTE L - STOCK PLANS

In 1997, the Company adopted the 1997 Stock Option Plan (1997 Plan) which provides for the granting of options to purchase up to 72,185 shares of Company common stock by directors and key employees of the Company and its subsidiaries. Options granted under the 1997 Plan were exercisable at December31, 1999, and expire ten years after the grant date. As of December 31, 2004, 59,498 grants had not been exercised or forfeited. The options are exercisable at not less than the market value of the Company’s stock at the grant date. Accordingly, no compensation cost has been recognized.

On May 27, 1999, the Company’s shareholders approved the 1999 Stock Incentive Plan (1999 Plan). The 1999 Plan provides for the granting of options to purchase up to 106,689 shares of the Company’s common stock by the Company’s and its subsidiaries’ directors, key employees, and management. Under the 1999 Plan, the Company may grant either incentive stock options or nonqualified stock options. Options granted to directors and employees vest in equal amounts over three years. Stock options granted to management vest based on annual performance goals or after nine years and eleven months, if still employed. At December 31, 2004, 102,714 options had been granted, and 14,717 had been exercised or forfeited. Of the remaining grants available, 85,664 were vested. All options expire and are void unless exercised on or before April 15, 2009. The options are exercisable at not less than the market value of the Company’s stock at the grant date. Accordingly, no compensation expense has been recognized.

( Continued )

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2004 AND 2003

NOTE L - STOCK PLANS  (Continued)

    A summary of the status of the stock  option  plans as of December  31, 2004 and 2003,  and changes  during the years ending on those dates is presented below:

                                                                                          December 31,
                                                                    -------------------------------------------------------------
                                                                               2004                          2003
                                                                    -----------------------------   -----------------------------
                                                                                   Weighted                        Weighted
                                                                                    Average                         Average
                                                                                  Exercise                         Exercise
                                                                      Shares         Price            Shares         Price
                                                                    ----------   ----------------   -----------   ---------------

          Options outstanding at beginning of year                     151,776    $        13         151,976      $        13
          Options exercised                                             (3,281)   $        10               -      $         -
          Options forfeited                                             (1,000)   $        15            (200)     $        15
                                                                    -----------                     -----------
          Options outstanding at end of year                           147,495    $        13         151,776      $        13
                                                                    ===========                     ===========
          Options exercisable at end of year                           145,162    $        13         146,777      $        13
                                                                    ===========                     ===========

    The following table summarizes information about stock options at December 31, 2004:

                                                                              Remaining
                                                       Number                Contractual             Number
                      Exercise Price                 Outstanding            Life in Years          Exercisable
                    ------------------              -------------          ---------------        --------------
                          $10.00                        59,498                   2.3                  59,498
                      $15.00 - $17.50                   87,997                   4.3                  85,664

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE M - SUBORDINATED DEBENTURES

The Company issued $7,217,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust I, a Connecticut business trust, in which the Company owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $7,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a fully and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Company in 2007, or earlier in the event the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2032. Interest on the preferred securities is the three month London Interbank Offer Rate (LIBOR) plus 3% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities.

NOTE N - TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2004, and 2003.

NOTE O - RELATED PARTY TRANSACTIONS

In the normal course of business, the subsidiary bank makes loans to their directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. Such loans amounted to approximately $7,672,000 and $7,826,000 at December 31, 2004 and 2003, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2004, is summarized as follows (in thousands):

          Loans outstanding at beginning of year                        $      7,826
          New loans                                                            4,840
          Repayments                                                          (4,994)
                                                                       --------------
          Loans outstanding at end of year                              $      7,672
                                                                       ==============

In 2003, the Company repurchased 26,494 shares of common stock from its Chairman and CEO and from a director for $463,645.

In 2004, the Company sold its leasehold interest in sixteenth section land to a director for $153,562.

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE P - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The subsidiary bank had outstanding letters of credit of $927,000 and $115,000 at December31, 2004 and 2003, respectively, and had made loan commitments of approximately $23,471,000 and $13,459,000 at December 31, 2004 and 2003, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the two years ended December 31, 2004, nor are any significant losses as a result of these transactions anticipated.

The primary market area served by the subsidiary bank is Forrest, Lamar, Jones, Pearl River and Jackson Counties within South Mississippi. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2004, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the banks’ loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower’s ability to repay a loan is dependent upon the economic stability of the area.

The Company has two leases for facilities. The first lease expires in June, 2005. Monthly lease payments are $2,049. The lease contains an option to renew for one year with a 3% increase from the current monthly rate. The second lease requires monthly payments of $1,811 through December, 2005, escalating to $1,954 through December, 2006 with final escalation to $2,043 through the lease expiration in June, 2007. Three one-year renewals options are included in the lease terms. Renewal rates will be based on the increase in the Consumer Price Index.

Rental expense for premises and equipment for the years ended December 31, 2004 and 2003 was approximately $90,000 and $130,000, respectively.

The Company and its subsidiary bank are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

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

DECEMBER 31, 2004 AND 2003

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

                                                                   December 31, 2004                 December 31, 2003
                                                          ----------------------------------   --------------------------------
                                                              Carrying          Estimated       Carrying          Estimated
                                                               Amount          Fair Value        Amount          Fair Value
                                                          ----------------  ----------------   -------------   ----------------
        Financial Instruments:                                                        (In thousands)
           Assets:
               Cash and cash equivalents                    $       7,146   $        7,146      $     5,865      $     5,865
               Securities available-for-sale                       26,351           26,351           29,778           29,778
               Securities held-to-maturity                             15               15               15               15
               Other securities                                     2,156            2,156            1,653            1,653
               Loans                                              162,716          161,569          114,076          114,099

           Liabilities:
               Noninterest-bearing
                 deposits                                          30,365           30,365           19,995           19,995
               Interest-bearing deposits                          126,464          127,010          101,703          102,516
               Subordinated debentures                              7,217            7,217            7,217            7,217
               FHLB and other borrowings                           30,851           30,851           19,986           19,986

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE R - SEGMENTS

The Company’s principal activity is commercial banking, which includes providing deposit products and commercial, mortgage and consumer loans. These services are provided through the Company’s subsidiary banks, which are located in adjacent, but separate, geographic areas. Results of operations and other selected financial information reported by each bank are presented below:

As reported in Note A, the two banks merged in January, 2004, and the subsequent evaluation of geographic segments is now considered irrelevant for 2004.

                                                                          Year  Ended December 31, 2003
                                                                      ----------------------------------------
                                                                         The First                Pine Belt
                                                                      ------------------      ----------------
                                                                                    (In thousands)
       Results of Operations

          Interest income                                                  $    7,756             $      2,670
          Interest expense                                                      2,131                      852
                                                                      ------------------      ----------------
            Net interest income                                                 5,625                    1,818
          Provision for loan losses                                               345                      123
                                                                      ------------------      ----------------
            Net interest income after provision
              for loan losses                                                   5,280                    1,695
          Other income                                                          1,338                      481
          Other expense                                                         5,177                    1,788
                                                                      ------------------      ----------------
            Net income before income taxes                                      1,441                      388
          Income tax expense                                                      475                      132
                                                                      ------------------      ----------------

            Net income                                                     $      966             $        256
                                                                      ==================      ================

      Selected Financial Data

          Loans, net of allowance for loan loss                            $   81,354             $     32,722
          Deposits                                                             83,565                   42,312

          Total assets                                                        110,090                   53,041

                                                                    ( Continued )

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2004 AND 2003

NOTE R - SEGMENTS  (Continued)

    The following  reconciles the previous table to amounts reflected on the consolidated  financial  statements as of and for the year ended December 31, 2003.

                                                                                                         2003
                                                                                                   ------------------
                                                                                                     (In thousands)
      Net income:
          Net income of subsidiary banks                                                              $       1,222
          Net loss of Company, excluding intercompany accounts                                                 (215)
                                                                                                   ------------------
                                                                                                      $       1,007
                                                                                                   ==================
      Total assets:
          Total assets of subsidiary banks                                                            $     163,131
          Total assets of Company, excluding investment in subsidiaries                                       5,806
          Intercompany eliminations                                                                          (3,996)
                                                                                                   ------------------
                                                                                                      $     164,941
                                                                                                   ==================

NOTE S - PARENT COMPANY FINANCIAL INFORMATION

    The balance sheets, statements of income, and cash flows for The First Bancshares, Inc. (parent only) follow.

                                               Condensed Balance Sheets
                                                                                                     December 31,
                                                                                            -----------------------------------
                                                                                                 2004                 2003
                                                                                            ---------------   -----------------
          Assets:
            Cash and cash equivalents                                                        $   4,340,922    $     4,178,746
            Investment in subsidiary bank                                                       18,226,060         16,929,824
            Investment in statutory trust                                                          217,000            217,000
            Other securities                                                                       150,000            150,000
            Premises and equipment                                                                 752,292          1,099,738
            Other                                                                                  273,518            343,904
                                                                                            ---------------   -----------------
                                                                                             $  23,959,792    $    22,919,212
                                                                                            ===============   =================

          Liabilities and Stockholders' Equity:
            Subordinated debentures                                                          $   7,217,000    $     7,217,000
            Other                                                                                    3,191             50,741
            Stockholders' equity                                                                16,739,601         15,651,471
                                                                                            ---------------   -----------------
                                                                                              $ 23,959,792    $    22,919,212
                                                                                            ===============   =================

                                                                    ( Continued )

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2004 AND 2003

NOTE S - PARENT COMPANY FINANCIAL INFORMATION  (Continued)

                                          Condensed Statements of Income

                                                                                                         Years Ended
                                                                                                         December 31,
                                                                                            ------------------------------------
                                                                                                 2004                 2003
                                                                                            ----------------     ---------------
      Income:
          Interest and dividends                                                             $    150,684        $    170,119
          Gain on sale of lease                                                                   152,562                -
          Other                                                                                    43,274           1,233,348
                                                                                            ----------------     ---------------
                                                                                                  346,520           1,403,467

      Expenses:
        Interest on borrowed funds                                                                370,788             351,874
        Other                                                                                     159,910           1,402,047
                                                                                             ----------------     ---------------
                                                                                                  530,698           1,753,921
      Loss before income taxes and equity in undistributed income
          of subsidiary                                                                          (184,178)           (350,454)
      Income tax benefit                                                                          (65,800)           (135,765)
                                                                                            ----------------     ---------------
      Loss before equity in undistributed income of subsidiary                                   (118,378)           (214,689)
      Equity in undistributed income of subsidiary                                              1,361,121           1,222,128
                                                                                            ----------------     ---------------
      Net income                                                                             $  1,242,743        $  1,007,439
                                                                                            ================     ===============

                                        Condensed Statements of Cash Flows
                                                                                                         Years Ended
                                                                                                         December 31,
                                                                                            ------------------------------------
                                                                                                 2004                 2003
                                                                                            ----------------     ---------------
      Cash flows from operating activities:
          Net income                                                                         $  1,242,743        $  1,007,439
          Adjustments to reconcile net income to net cash and
            cash equivalents:
              Equity in undistributed income of subsidiary                                     (1,361,121)         (1,222,128)
              Gain on sale of lease                                                              (152,562)               -
              Other, net                                                                           67,872             199,343
                                                                                            ----------------     ---------------
                Net cash used in operating activities                                            (203,068)            (15,346)
                                                                                            ----------------     ---------------
      Cash flows from investing activities:
          Investment in subsidiary bank                                                             -              (1,000,000)
          Proceeds from sale of fixed assets and lease                                            500,008                -
                                                                                            ----------------     ---------------
            Net cash provided by (used in) investing activities                                   500,008          (1,000,000)
                                                                                            ----------------     ---------------
      Cash flows from financing activities:
          Dividends paid on common stock                                                         (174,774)           (116,802)
          Issuance of subordinated debentures                                                        -                   -
          Exercise of stock options                                                                40,010                -
          Purchase of treasury stock                                                                 -               (463,645)
          Issuance of common stock                                                                   -                463,645
                                                                                            ----------------     ---------------
            Net cash used in financing activities                                                (134,764)           (116,802)
                                                                                            ----------------     ---------------

      Net increase (decrease) in cash and cash equivalents                                        162,176          (1,132,148)
      Cash and cash equivalents at beginning of year                                            4,178,746           5,310,894
                                                                                            ----------------     ---------------
      Cash and cash equivalents at end of year                                               $  4,340,922        $  4,178,746
                                                                                            ================     ===============

                                                 THE FIRST BANCSHARES, INC.

                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  DECEMBER 31, 2004 AND 2003

NOTE T - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE
AMOUNTS (UNAUDITED)
                                                                                        Three Months Ended
                                                                   ---------------------------------------------------------------
                                                                       Mar. 31         June 30       Sept. 30        Dec. 31
                                                                   --------------  --------------  --------------  ---------------
                                                                             (In thousands, except per share amounts)
    2004
    Total interest income                                            $     2,484    $    2,611      $    2,809      $   3,110
    Total interest expense                                                   726           736             792            944
                                                                   --------------  --------------  --------------  ---------------
        Net interest income                                                1,758         1,875           2,017          2,166
    Provision for loan losses                                                134           154             213            171
                                                                   --------------  --------------  --------------  ---------------
        Net interest income after provision for
           loan losses                                                     1,624         1,721           1,804          1,995
    Total non-interest income                                                573           487             431            472
    Total non-interest expense                                             1,709         1,742           1,795          1,982
    Income tax expense                                                       161           164             152            159
                                                                   --------------  --------------  --------------  ---------------
    Net income                                                       $       327     $     302      $      288      $     326
                                                                   ==============  ==============  ==============  ===============
    Per share:
        Net income                                                   $       .28     $     .26      $      .25      $     .28
        Net income, diluted                                                  .27           .25             .24            .27
        Cash dividends declared                                              .15             -               -              -

    2003
    Total interest income                                            $     2,649    $     2,704    $     2,716      $   2,417
    Total interest expense                                                   821            820            765            771
                                                                   --------------  --------------  --------------  ---------------
        Net interest income                                                1,828          1,884          1,951          1,646
    Provision for loan losses                                                 86            125            135            122
                                                                   --------------  --------------  --------------  ---------------
        Net interest income after provision for
           loan losses                                                     1,742          1,759          1,816          1,524
    Total non-interest income                                                428            448            446            450
    Total non-interest expense                                             1,697          1,838          1,834          1,765
    Income tax expense                                                       158            124            142             48
                                                                   --------------  --------------  --------------  ---------------
    Net income                                                       $       315    $       245    $       286      $     161
                                                                   ==============  ==============  ==============  ===============
    Per share:
        Net income                                                   $       .27    $       .21    $      .25       $     .13
        Net income, diluted                                                  .26            .20           .24             .13
        Cash dividends declared                                              .10              -             -               -

SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 5:00 p.m., Thursday, April 28, 2005, at the principal offices of The First, A National Banking Association located at 6480 U.S. Highway 98 West, Hattiesburg, MS, 39402. All shareholders are invited.

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
FINANCIAL INFORMATION

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

STOCK INFORMATION

The Company’s articles of incorporation authorize it to issue up to 10,000,000 shares of Common Stock. As of March 17, 2005, the Company had 1,168,446 shares outstanding, held by shareholders of record.

The Common Stock of the Company is traded on the OTC Bulletin Board exchange under the symbol FBMS.

                                               DIRECTORS

                  The First Bancshares, Inc. and The First, A National Banking Association
David E. Johnson,                                       Trent A. Mulloy,
President and Chairman of the Board,                    Vice President, Laurel Machine & Foundry Co.
The First Bancshares, Inc. and                          Perry E. Parker,*
Chairman of the Board and CEO,                          Currency Options Trader, Deutche Bank-London
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
Orthopedic Surgeon                                      Gerald C. Patch,
M. Ray "Hoppy" Cole,                                    Attorney
President, Picayune Branch,                             Dennis L. Pierce,
The First, A  National Banking Association              President, Dennis Pierce, Inc.
E. Ricky Gibson,                                        Bill Renovich, President, Laurel Branch,
President and Owner, N & H Electronics                  The First, A National Banking Association
Charles R. Lightsey,                                    J. Douglas Seidenburg,
Social Security Disability Representative               President, Molloy-Seidenburg & Co., Ltd., CPAs
Fred A. McMurry,                                        Ralph T. Simmons,
Vice President and General Manager,                     Retired VP, Sunbeam-Oster Corporation
Havard Pest Control, Inc.                               A.L. Smith,
Gregory H. Mitchell,                                    Owner, A. L. Smith Oil Co., Inc.
Mayor, City of Picayune, MS                             Andrew D. Stetelman,
                                                        President, London & Stetelman Commercial Realtors
                                                        Peeler G. Lacey, M.D., Radiologist
                                                        *Director of The First Bancshares, Inc. only

                                                 ADVISORY BOARDS

Laurel, Mississippi

Roy H. Boutwell, Retired Chancery Clerk of Jones Co.    Picayune, Mississippi
Michael W. Chancellor, Martin Motor Co.
Dr. Peeler G. Lacey, M.D., Radiologist                  Kenny Allison,
Charles R. Lightsey,                                    Owner, Convenience Stores and Real Estate Developer
Retired, Social Security Administration                 Ron Baughman, CPA
Trent Mulloy, VP, Laurel Machine & Foundry              Greg Mitchell, Mayor of Picayune
Bill Renovich, President,Laurel                         Gerald Patch, Attorney
J. Douglas Seidenburg,                                  Dr. Kevin Smith, Veterinarian
CPA, Mulloy-Seidenburg & Co., P.A.                      Grady Thigpen, Insurance Agent
Ralph Simmons, Retired, Sunbeam-Oster                   Derwin Whitfield, Owner, Heritage Homes, Inc.
Nick Welch, Quality Drilling                            Glade Woods, President,
William H. Wells,                                       Partners for Pearl River County
Owner/Pharmacist, Wells-Carter Pharmacy                 Troy Whitfield, Owner, Whitfield Enterprises
Josephine Waites

Purvis, Mississippi
                                                        Pascagoula, Mississippi
Roger Herrin, Mayor of Purvis
Dawn Fulce, Attorney                                    Joe Colingo, Attorney
David Lawson, Owner, Lil' Butcher Shoppe                Dr. Mark Lyell, Urologist
John Wyzard, Owner, Wyzard Auto Parts                   Jay Fletcher, Insurance Agent
                                                        Floyd Seal, Owner, Empress of MS, Inc.
                                                        Dr. Alfred McNair, Gastroenterologist
                                                        Marshall Smith, Owner Gulf Sales & Supply, Inc.
                                                        Robert H. Maxwell, owner, Robert Maxwell &
                                                        Associates

                                                OFFICERS
                                  The First, A National Banking Association

                           David E. Johnson, Chairman of the Board and CEO
                           Donna T. Rutland, SVP and Chief Financial Officer
                           David O. Thoms, Jr., SVP and Chief Operations Officer
                           John M. Shappley, SVP and Chief Credit Officer
                           Canda S. Olmi, SVP and Mortgage Loan Originator
                           William M. Renovich, President, Laurel
                           M. Ray "Hoppy" Cole, Jr., President, Picayune
                           Ellen Cole, President, Pascagoula
                           Irvinder "Bandy" Singh, SVP and Senior Lender
                           Luther C. Holcomb, SVP and Senior Retail Officer
                           Allen D. "Danny" Glenn, SVP and Senior Lender
                           Kevin Miller, SVP and Senior Lender
                           Patricia King, AVP, Branch Manager
                           Chris Hester, VP, Branch Manager
                           Matthew Breazeale, AVP, Branch Manager
                           Marsie H. White, VP, Human Resource Officer and Branch Manager
                           Dawn Ard, AVP, Compliance Officer
                           Patricia Boykin, Operations Officer
                           Rhonda Brooks, VP and Lender
                           Connie Courtney, AVP, Operations Officer
                           Judy Cross, AVP, Mortgage Loan Processor
                           Casey M. Graham, AVP, Operations Officer and IT Officer
                           Deborah S. Jones, VP and Mortgage Loan Originator
                           Chandra B. Kidd, VP and Corporate Secretary
                           Rachelle Lee, AVP, Mortgage Loan Underwriter
                           Lisa Leggett, AVP, Note Department
                           Ion Mixon, VP, Credit Administration
                           Lori Parkman, AVP, Mortgage Loan Originator
                           Marla Purdy, AVP
                           Julie Richardson, AVP, Marketing Officer, and Assistant Branch
                           Manager
                           Howard M. "Tommy" Tidwell, VP and Lender
                           Luann Watkins, Mortgage Loan Originator