Form 10KSB, Exhibit 13
period 2005-12-31
FIRST BANCSHARES INC /MS/
filed 2006-03-31
CIK 947559

                                     EXHIBIT 13

                             THE FIRST BANCSHARES, INC.
                                 2005 ANNUAL REPORT

                                  Table of Contents

Letter to Shareholders                                                     2

Management's Discussion and Analysis                                       5

Report of Independent Auditor                                             25

Consolidated Financial Statements                                         26

Notes to Consolidated Financial Statements                                31

Shareholder and Stock Information                                         51

Directors and Corporate Officers                                          52

THE FIRST BANCSHARES, INC.

To Our Shareholders:

One of our loyal employees puts it best when she asks, “Can you believe where we are?". We have exceeded our highest expectations for our 9th year of operation, and, as we near a new decade of service, we can only anticipate what the future will bring.

What have we accomplished in 10 years?

0 to 1,100 Shareholders

Through two very successful private placement stock offerings.

0 to 20,000 Customers

In many cases, our shareholders became our first customers, then introduced us to their friends and families.

0 to 8 Offices

Our greatest success comes from identifying good markets then choosing the best banker in the area to lead our efforts. Our newest entry is our Bay St. Louis location, which opened March 2006.

0 to $300,000,000 in Assets

Triple the goal that our founders first dreamed of during the formation of our company.

0 to $38,000,000 in Market Capitalization

Providing great return for our shareholders.

How did we do it?

One Customer at a Time!

A Banner Year

The year 2005 was a year like no other, not only for South Mississippi and the entire Gulf Coast region, but also for the performance of our bank. Every one of our branches was affected by Hurricane Katrina’s devastation. During the first eight months of the year, our company pursued a steady track, exceeding budgeted growth month after month. When Hurricane Katrina affected all 7 of our locations in one extraordinary day, we quickly began assessing both our damage and our risk. We reopened our main office in Hattiesburg with electricity, telephone, and computer services on Thursday, September 1 and provided additional banking hours both Saturday and Labor

Day following the storm. Our Laurel office also opened that day, albeit in a more crippled state. Our mission was to help people get cash-both customers and non-customers alike. Our Picayune, Lincoln Road, and Purvis branches-all sustaining damages-opened on a limited basis eight days after the storm. Our Pascagoula office sustained severe damage-where roughly three feet of water flooded our lobby. We reopened bank services in the hallway of the Pascagoula building one week after the storm hit, and moved into a mobile unit in the parking lot shortly thereafter.

Throughout our entire organization, our employees risked personal safety and put the needs of the customers above their own concerns.

I am told that in Chinese the word “crisis” has a double meaning---both danger and opportunity. Hurricane Katrina presented both sides of the crisis to our communities. In the last four months of the year, our bank garnered significant new deposits. As compared to 2004, earnings per share improved to $1.62 up from $1.07, or an increase of 51 percent. After-tax profits for the year were $1,909,194 up from $1,242,743. This resulted in a return on average shareholders’ equity of 10.84%, up from 7.67% for 2004.

At the end of 2005, we were approaching $300 million in asset size-roughly three times our expectations almost a decade ago. Unlike the national economic trends creeping toward recession, economies in our markets are strong. Overall, the company has grown in assets by $82 million as compared to December 2004.

Total deposits were up $85 million for the year, or 54 percent. Our loan portfolio also saw an increase of $35 million or 22 percent.

Market performance of the common stock rose from $8.85 per share (reflecting stock-split) at December 31, 2004 to $16.00 (reflecting stock-split) by year-end 2005, an increase of 81 percent. Also, cash dividends were increased by 33 percent, from $0.15 to $0.20 per share.

In the fourth quarter alone, the company experienced record earnings of $0.55 per share, a tremendous result that sets the stage for a promising 2006.

Thankfully, The First Bancshares, Inc. has taken care of its customers, taken care of business, and experienced tremendous success in spite of the danger Katrina posed to our areas.

Warmest regards,

/s/ David E. Johnson

David E. Johnson
Chief Executive Officer &
Chairman of the Board

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management’s discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and its subsidiaries during the year ended December 31, 2005. The Company’s consolidated financial statements and related notes should also be considered.

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

Overview

The Company was incorporated on June 23, 1995, and serves as a financial holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi. The First began operations on August 5, 1996, from its main office in the Oak Grove community, which is on the western side of Hattiesburg. The Company organized another bank, the First National Bank of the Pine Belt (“Pine Belt”) which was formed in Laurel, Mississippi, and began operations on January 19, 1999. In January, 2004, The First and Pine Belt merged into one bank. The First currently operates its main office and two branches in Hattiesburg, one in Laurel, one in Purvis, one in Picayune, and one in Pascagoula, Mississippi. In February, 2006, The First received approval from the Office of the Comptroller of the Currency to open a branch in Bay St. Louis, MS. The Company and its subsidiary bank engages in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals. The First is a wholly-owned subsidiary bank of the Company.

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

The Company grew from approximately $212.4 million in total assets, $164.4 million in loans, $156.8 million in deposits, and $16.7 million in shareholders’ equity at December 31, 2004 to approximately $294.4 million in total assets, $200.3 million in loans, $241.9 million in deposits, and $18.5 million in shareholders’ equity at December 31, 2005. The First reported net income of $2,138,000 and $1,361,000 for the years ended December 31, 2005, and 2004, respectively. For the years ended December 31, 2005 and 2004, the Company reported consolidated net income of $1,909,000 and $1,243,000, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company’s Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

The following table demonstrates the Company’s growth during each calendar year.

                                    SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Dollars In Thousands, Except Per Share Data)

                                                                December 31,
                              --------------------------------------------------------------------------------
                                   2005            2004             2003             2002             2001
                              -----------       ----------        ---------       ----------       -----------
Earnings:
    Net interest income        $  10,150         $  7,815         $   7,309        $  6,136         $  4,967
    Provision for loan
       losses                        921              672               468             369              342
    Noninterest income             1,682            1,963             1,772           1,690            1,074
Noninterest expense                8,138            7,228             7,134           6,180            4,781
Net income                         1,909            1,243             1,007             864              672

Per Share Data:
    Basic net income
       per share               $    1.62         $   1.07         $     .86        $    .74         $    .58
    Diluted net income
       per share                    1.53             1.03               .83             .72              .57

Selected Year End
    Balances:
       Total assets            $ 294,390         $212,396         $ 164,941        $157,427         $135,621
    Securities                    50,660           28,522            31,445          25,895           22,946
       Loans,
        net of allowance         197,943          162,716           114,076         106,541           93,231
       Deposits                  241,949          156,830           121,698         118,121          113,237
       Stockholders'
        Equity                    18,478           16,740            15,651          14,923           13,990

Results of Operations

The following is a summary of the results of operations by the subsidiary bank for the years ended December 31, 2005 and 2004.

                                                             2005            2004
                                                           ---------       ---------
                                                                (In thousands)

Interest income                                            $ 15,676        $ 11,000
   Interest expense                                           5,163           2,965
                                                           ---------       ---------
   Net interest income                                       10,513           8,035

Provision for loan losses                                       921             672
                                                           ---------       ---------
Net interest income after
   provision for loan losses                                  9,592           7,363
                                                           ---------       ---------

Other income                                                  1,619           1,810

Other expense                                                 8,037           7,111

Income tax expense                                            1,036             701
                                                           ---------       ---------

    Net income                                             $  2,138        $  1,361
                                                           =========       =========

The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2005 and 2004:

                                                             2005            2004
                                                          ----------      ----------
                                                               (In thousands)
Net interest income:
    Net interest income of subsidiary bank                 $ 10,513        $  8,035
    Intercompany eliminations                                  (363)           (220)
                                                          ----------      ----------

                                                           $ 10,150        $  7,815
                                                          ==========      ==========
Net income:
    Net income of subsidiary bank                          $  2,138        $  1,361
    Net loss of the Company, excluding
        intercompany accounts                              $   (229)           (118)
                                                          ----------      ----------

                                                           $  1,909        $  1,243
                                                          ==========      ==========

Consolidated Net Income

The Company reported consolidated net income of $1,909,000 for the year ended December 31, 2005, compared to a consolidated net income of $1,243,000 for the year ended December 31, 2004. This was the result of an increase in interest income due to the continued growth of earning assets. The increases in income were partially offset by a net increase in noninterest expense of $910,000, which was the result of anticipated staff additions and other operating costs related to the growth of the subsidiary bank and the opening of the new location in Pascagoula.

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

Consolidated net interest income was $10,150,000 for the year ended December 31, 2005, as compared to $7,815,000 for the year ended December 31, 2004. This increase was the direct result of an increase in average earning assets for the year 2005 to $231,565,000 compared to $168,474,000 for the year 2004. This increase in earning assets was funded by an increase in deposits and by Federal Home Loan Bank (FHLB) borrowings. Deposits at December 31, 2005, totaled $241,949,000 compared to $156,830,000 at December 31, 2004. Average interest-bearing liabilities for the year 2005 were $195,382,000 compared to $141,599,000 for the year 2004. At December 31, 2005, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.94% compared to 4.28% at December 31, 2004. The net interest margin (which is net interest income divided by average earning assets) was 4.38% for the year 2005 compared to 4.64% for the year 2004. Rates paid on average interest-bearing liabilities increased from 2.26% for the year 2004 to 2.84% for the year 2005. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 81.7% of average earning assets for the year 2005 compared to 83.1% for the year 2004.

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

                                       Average Balances, Income and Expenses, and Rates

                                                                        Years Ended December 31,
                                          ------------------------------------------------------------------------------------
                                                 2005                              2004                        2003
                                          --------------------------  --------------------------- ----------------------------

                                            Average   Income/  Yield/   Average   Income/   Yield/  Average   Income/   Yield/
                                            Balance   Expense   Rate    Balance   Expense    Rate   Balance   Expenses   Rate
                                                                         (Dollars in thousands)
Assets

Earning Assets

   Loans (1) (2)                            $189,187  $14,097    7.45% $ 140,052   $10,143   7.24% $ 112,468  $ 9,656    8.59%
    Tax exempt securities                     30,985    1,170    3.78%    24,740       814   3.29%    25,141      765    3.04%
    Federal funds sold                        10,564      388    3.67%     2,942        39   1.33%     4,914       46     .94%
    Other                                        829       37    4.46%       740        17   2.30%       822       19    2.31%
                                           ---------- --------         ----------  --------        ---------- --------
       Total earning assets                  231,565   15,692    6.78%   168,474    11,013   6.54%   143,345   10,486    7.32%
                                           ---------- --------         ----------  --------        ---------- --------

   Cash and due from banks                     8,380                       5,498                       5,357
   Premises and equipment                      8,478                       8,382                       8,113
   Other assets                                6,507                       5,442                       5,401
   Allowance for loan losses                  (2,017)                     (1,356)                     (1,177)
                                           ----------                   ---------                   ---------
     Total assets                           $252,913                    $186,440                    $161,039
                                           ==========                   =========                   =========

Liabilities
   Interest-bearing liabilities             $195,382  $ 5,543    2.84%  $141,599    $3,198   2.26%  $125,232  $ 3,177    2.54%
                                                      --------                     --------                   --------
   Demand deposits (1)                        38,766                      27,957                      19,418
   Other liabilities                           1,487                         681                         691
   Shareholders' equity                       17,278                      16,203                      15,698
                                           ----------                   ---------                   ---------
     Total liabilities and shareholders'
       equity                               $252,913                    $186,440                    $161,039
                                           ==========                   =========                   =========

   Net interest spread                                           3.94%                       4.28%                       4.78%

   Net yield on interest-earning assets              $ 10,149    4.38%             $ 7,815   4.64%             $ 7,309   5.10%
                                                     ========                      =======                     =======
________________________________
(1)  All loans and deposits were made to borrowers in the United States.  The Company had no significant nonaccrual loans
     during the periods presented.  Loans include held for sale loans.
(2)  Includes loan fees of $755, $891, and $1,652, respectively.

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

                              Analysis of Changes in Consolidated Net Interest Income

                                             Year Ended December 31,         Year Ended December 31,
                                          ------------------------------- ------------------------------
                                                 2005 versus 2004               2004 versus 2003
                                            Increase (decrease) due to     Increase (decrease) due to
                                            --------------------------     --------------------------
                                            Volume    Rate       Net       Volume     Rate      Net
                                            ------    ----       ---       ------     ----      ---
                                                           (Dollars in thousands)
Earning Assets
   Loans                                    $3,557     $397     $3,954     $2,369  $ (1,882)     $487
   Securities                                  205      151        356        (12)       61        49
   Federal funds sold                          247      102        349        (18)       11        (7)
   Other short-term investments                  2       18         20         (2)        -        (2)
                                            -------   -----    -------     ------  --------      -----
      Total interest income                  4,011      668      4,679      2,337    (1,810)      527
                                            -------   -----    -------     ------  --------      -----

Interest-Bearing Liabilities
   Interest-bearing transaction
      accounts                                  56      223        279          6       (25)      (19)
   Money market accounts                       155      175        330         36        82       118
   Savings deposits                             36       88        124         11        10        21
   Time deposits                               680      585      1,265        (78)     (283)     (361)
   Borrowed funds                               35      312        347        522      (260)      262
                                            -------   -----    -------     ------  --------      -----
      Total interest expense                   962    1,383      2,345        497      (476)       21
                                            -------   -----    -------     ------  --------      -----

   Net interest income                      $3,049    $(715)    $2,334     $1,840  $ (1,334)     $506
                                            =======   =====    =======     ======  ========      =====

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

The following tables illustrate the Company’s consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2003, 2004, and 2005.

                                                                      December 31, 2003
                                           ---------------------------------------------------------------------
                                                             After Three
                                                  Within       Through      Within    Greater Than
                                                   Three       Twelve         One     One Year or
                                                  Months       Months        Year     Nonsensitive     Total
                                                  ------       ------        ----     ------------     -----
                                                                     (Dollars in thousands)
Assets
     Earning Assets:
        Loans                                     $ 36,277     $ 25,077     $ 61,354     $ 53,888      $115,242
        Securities (2)                               9,833          323       10,156       21,140        31,296
        Funds sold and other                           518          301          819            -           819
                                                  --------     --------     --------     --------      --------
           Total earning assets                     46,628       25,701       72,329       75,028       147,357
                                                  --------     --------     --------     --------      --------

Liabilities
     Interest-bearing liabilities:
     Interest-bearing deposits:

NOW accounts (1)                                  $      -     $ 17,340     $ 17,340     $      -      $ 17,340
        Money market accounts                       18,103            -       18,103            -        18,103
        Savings deposits (1)                             -        3,457        3,457            -         3,457
        Time deposits                               14,744       21,538       36,282       26,521        62,803
                                                  --------     --------     --------     --------      --------
         Total interest-bearing deposits            32,847       42,335       75,182       26,521       101,703

     Borrowed funds                                  3,954                     7,857       12,129        19,986
                                                  --------     --------     --------     --------      --------
     Total interest-bearing liabilities             36,801                    83,039       38,650       121,689
                                                  --------     --------     --------     --------      --------
     Interest-sensitivity gap per period          $  9,827     $(20,537)    $(10,710)    $ 36,378      $ 25,668
                                                  ========     ========     ========     ========      ========
     Cumulative gap at December 31, 2003          $  9,827     $(10,710)    $(10,710)    $ 25,668      $ 25,668
                                                  ========     ========     ========     ========      ========
     Ratio of cumulative gap to total
        earning assets atDecember 31, 2003           6.67%      (7.27%)      (7.27%)       17.42%

                                                                      December 31, 2004
                                            ---------------------------------------------------------------------
                                                             After Three
                                                  Within       Through      Within     Greater Than
                                                  Three        Twelve         One      One Year or
                                                  Months       Months        Year      Nonsensitive     Total
                                                  ------       ------        ----     ------------      -----
                                                                     (Dollars in thousands)

Assets
     Earning Assets:
       Loans                                      $ 69,419     $ 23,899     $ 93,318     $ 71,056     $164,374
       Securities (2)                                6,042        3,968       10,010       18,362       28,372
       Funds sold and other                          1,267          302        1,569            -        1,569
                                                  --------     --------     --------     --------      -------
          Total earning assets                      76,728       28,169      104,897       89,418      194,315
                                                  --------     --------     --------     --------      -------

Liabilities
     Interest-bearing liabilities:
     Interest-bearing deposits:
       NOW accounts (1)                           $      -     $ 26,100     $ 26,100     $      -     $ 26,100
       Money market accounts                        28,757            -       28,757            -       28,757
       Savings deposits (1)                              -        7,129        7,129            -        7,129
       Time deposits                                14,082       24,790       38,872       25,607       64,479
                                                  --------     --------     --------     --------      -------
         Total interest-bearing deposits            42,839       58,019      100,858       25,607      126,465
     Borrowed funds                                  6,355        5,213       11,568       19,283       30,851
                                                  --------     --------     --------     --------      -------
     Total interest-bearing liabilities             49,194       63,232      112,426       44,890      157,316
                                                  --------     --------     --------     --------      -------
     Interest-sensitivity gap per period          $ 27,534     $(35,063)    $(7,529)      $44,528      $36,999
                                                  ========     ========     ========     ========      =======
     Cumulative gap at December 31, 2004          $ 27,534     $ (7,529)    $(7,529)      $36,999      $36,999
                                                  ========     ========     ========     ========      =======
Ratio of cumulative gap to total earning
       assets at December 31, 2004                  14.17%      (3.87%)      (3.87%)       19.04%

                                                                      December 31, 2005
                                            ---------------------------------------------------------------------
                                                             After Three
                                                  Within       Through      Within     Greater Than
                                                  Three        Twelve         One      One Year or
                                                  Months       Months        Year      Nonsensitive     Total
                                                  ------       ------        ----     ------------      -----
                                                                     (Dollars in thousands)
Assets
    Earning Assets:
       Loans                                      $ 81,679     $ 29,211     $110,890     $ 89,419     $200,309
       Securities (2)                                9,110        5,650       14,760       35,750       50,510
       Funds sold and other                         16,639          105       16,744            -       16,744
                                                  --------     --------     --------     --------      -------
         Total earning assets                      107,428       34,966      142,394      125,169      267,563

Liabilities
    Interest-bearing liabilities:
    Interest-bearing deposits:
       NOW accounts (1)                           $      -     $ 29,160     $ 29,160     $      -     $ 29,160
       Money market accounts                        33,122            -       33,122            -       33,122
       Savings deposits (1)                              -       17,786       17,786            -       17,786
       Time deposits                                11,832       74,169       86,001       26,295      112,296
                                                  --------     --------     --------     --------      -------
         Total interest-bearing deposits            44,954      121,115      166,069       26,295      192,364

    Borrowed funds                                       -        3,999        3,999       21,466       25,465
                                                  --------     --------     --------     --------      -------
    Total interest-bearing liabilities              44,954      125,114      170,068       47,761      217,829
                                                  --------     --------     --------     --------      -------
    Interest-sensitivity gap per period           $ 62,474     $(90,148)    $(27,674)    $ 77,408     $ 49,734
                                                  ========     ========     ========     ========      =======
    Cumulative gap at December 31, 2005           $ 62,474     $(27,674)    $(27,674)    $ 49,734     $ 49,734
                                                  ========     ========     ========     ========      =======
    Ratio of cumulative gap to total earning
       assets at December 31, 2005                   23.3%      (10.3%)      (10.3%)        18.6%

__________________________

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

Additions to the allowance for loan losses, which are reported as the provision for loan losses on the Company’s consolidated statements of income, are made periodically to maintain the allowance at an appropriate level based on management’s analysis of the potential risk in the loan portfolio. The allowance consists of two components: allocated and unallocated. The allocated portion of the allowance is based upon specific allocations to specific loans, including impaired loans, and upon historical loan loss experience of the bank and its peer group ratios. Because the subsidiary bank was recently formed and has not yet established a reliable long term loss experience, management has elected to consider the loss experience of the bank’s peer groups in determining an appropriate allowance based upon internal loan grades.

In August 2005, the bank’s service area was impacted by Hurricane Katrina. In a significant portion of the service area, the damage can best be described as moderate; however, in our Pascagoula, Mississippi, branch location, the damage can be described as severe. The impact of damage caused by Hurricane Katrina on the quality of the bank’s loan portfolio and the related loan loss exposure is extremely difficult to estimate and the situation has created an uncertainty in this regard. The uncertainty arises out of a number of circumstances over which the bank has no control and, at present, an inability to reasonably estimate an effect. The more significant uncertainties are: possible damage to or destruction of assets providing collateral to loans; continuing unresolved issues with insurance companies claiming no liability for damage to insured properties because of flooding, which is not covered under conventional residential and building policies; unknown number of business and individual bank borrowers impacted by business interruptions and related unemployment; and the unknown number of business borrowers that have lost, at least temporarily, a majority of their customer base. In addition, government officials and banking regulators have requested the Bank to extend or renew loans directly impacted by the Hurricane that might have otherwise been considered past due. As a result of this matter, the bank has increased its allowance for loan losses over that which would have resulted from utilization of its historical methodology by $300,000. The ultimate resolution of this matter may have a significant impact on the financial statements of the period in which the matters are resolved, however, as of March 15, 2006, no loss or increased delinquency can be attributed to loans affected by Hurricane Katrina.

The unallocated component reflects management’s estimate of the probable inherent but undetected losses within the portfolio due to uncertainties about economic conditions, changes in collateral values and borrower financial condition, as well as other risk factors that have not yet manifested themselves. The unallocated component is based upon the level of the allowance of the bank’s peer groups.

The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the allowance during a given period, and current and anticipated economic conditions.

At December 31, 2005 the consolidated allowance for loan losses amounted to $2,367,000, or 1.18% of outstanding loans. At December 31, 2004 and 2003, the allowance for loan losses amounted to $1,659,000 and $1,166,000, respectively which was 1.01% and 1.01% of outstanding loans at December 31, 2004 and 2003. The Company’s provision for loan losses was $921,000 for the year ended December 31, 2005, compared to $672,000 and $468,000 for the years ended December 31, 2004 and 2003, respectively. In each year, the provision was made based on management’s assessment of general loan loss risk and asset quality.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis generally using the fair value of the collateral if the loan is collateral dependent. At December 31, 2005 and 2004, loans considered impaired were the same as nonaccrual loans as described in the following paragraph.

The Company discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower’s financial condition is such that the collection of interest is doubtful. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. The Company had nonaccrual loans of $283,000 and $361,000 and no restructured or other nonperforming loans at December 31, 2005 and 2004, respectively. At December 31, 2005 the Company had loans in the principal amount of $1,046,000 delinquent 30 to 89 days, and loans of approximately $331,000 that were delinquent 90 days or more and still accruing. At December 31, 2004, the Company had loans in the principal amount of $1,096,000 delinquent by 30 to 89 days, and loans of approximately $299,000 that were delinquent by 90 days and still accruing.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming assets categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2005 and December 31, 2004, the subsidiary bank had potential problem loans of $3,592,717 and $1,456,261, respectively.

                                         Consolidated Allowance For Loan Losses

                                                                          Years Ended December 31,
                                                           2005         2004        2003      2002       2001
                                                           ----         ----        ----      ----       ----
                                                                         (Dollars in thousands)

Average loans outstanding                                $189,187     $140,052    $112,468  $103,069  $ 89,762
                                                         ========     ========    ========  ========  ========
Loans outstanding at period end                          $200,310     $164,374     115,242   107,662    94,291
                                                         ========     ========    ========  ========  ========

Total nonperforming loans                                     283          361         197       274       175
                                                         ========     ========    ========  ========  ========

Beginning balance of allowance                              1,659        1,166       1,228     1,060       978
Loans charged-off                                            (303)        (291)       (603)     (243)     (277)
                                                         --------     --------    --------  --------  --------
Total loans charged-off                                      (303)        (291)       (603)     (243)     (277)
                                                         --------     --------    --------  --------  --------
Total recoveries                                               90          112          73        42        17
                                                         --------     --------    --------  --------  --------

Net loans charged-off                                        (213)        (179)       (530)     (201)     (260)
Provision for loan losses                                     921          672         468       369       342
                                                         --------     --------    --------  --------  --------
Balance at period end                                    $  2,367     $  1,659    $  1,166  $  1,228  $  1,060
                                                         ========     ========    ========  ========  ========

Net charge-offs to average loans                             .11%         .13%        .47%      .20%      .30%
Allowance as percent of total loans                         1.18%        1.01%       1.01%     1.14%     1.12%
Nonperforming loans as a percentage of total loans           .14%         .22%        .17%      .25%      .19%
Allowance as a multiple of nonperforming loans               8.4X         4.6X        5.9X      4.8X      6.1X

At December 31, 2005, the components of the allowance for loan losses consisted of the following:

                                                                   Allowance
                                                                 --------------
                                                                 (In thousands)
Allocated:
  Impaired loans                                                  $      90
  Graded loans                                                        1,774

Unallocated                                                             503
                                                                 -----------
                                                                  $   2,367
                                                                 ===========

Graded loans are those loans or pools of loans assigned a grade by internal loan review.

Noninterest Income and Expense

Noninterest Income. The Company’s primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income decreased by $281,000 or 14.3% from $1,963,000 for the year ended December 31, 2004, to $1,682,000 for the year ended December 31, 2005. The activity fees were $1,130,000 for 2005 compared to $1,413,000 for 2004.

Noninterest expense increased from $7.2 million for the year ended December 31, 2004 to $8.1 million for the year ended December 31, 2005. The Company experienced increases in most expense categories, which reflects the continued growth of the Company. The largest increase was in salary and employee benefits, which increased by $731,000 in 2005 as compared to 2004. This increase included normal merit increases in salaries as well as the employment of additional employees throughout 2005.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense
                                                                               Years ended December 31,
                                                                         -----------------------------------
                                                                             2005        2004      2003
                                                                             ----        ----      ----
                                                                                    (In thousands)

Salaries and employee benefits                                              $4,816     $4,085     $3,954
Occupancy                                                                      585        531        727
Equipment                                                                      768        690        543
Marketing and public relations                                                 207        176        184
Data processing                                                                150        153        140
Supplies and printing                                                          194        170        170
Telephone                                                                       66         73         84
Correspondent services                                                          72        115        117
Deposit and other insurance                                                    149        161        125
Professional and consulting fees                                               287        298        363
Postage                                                                        108        102         97
ATM fees                                                                        77        109         93
Other                                                                          659        565        537
                                                                            ------     ------     ------
     Total                                                                  $8,138     $7,228     $7,134
                                                                            ======     ======     ======
Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2005 and 2004, respectively, loans accounted for 75% and 85% of earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $189.2 million during 2005, as compared to $140.1 million during 2004, and $112.5 million during 2003, reflecting the substantial growth of the Company during the period.

The following table shows the composition of the loan portfolio by category:

                                           Composition of Loan Portfolio

                                                                              December 31,
                                                  -----------------------  ----------------------- ----------------------
                                                           2005                    2004                   2003
                                                  -----------------------  ----------------------- ----------------------
                                                                 Percent                 Percent               Percent
                                                      Amount    of Total      Amount    of Total     Amount    of Total
                                                      -----     --------      ------    --------     ------    --------
                                                                         (Dollars in thousands)

   Mortgage loans held for sale                      $  3,319       1.7%      $  3,073       1.9%   $  1,562       1.4%
   Commercial, financial and agricultural              30,576      15.3%        23,248      14.2%     23,645      20.5%
   Real Estate:
      Mortgage-commercial                              48,335      24.1%        36,695      22.3%     30,715      26.7%
      Mortgage-residential                             68,148      34.0%        61,869      37.6%     41,807      36.3%
      Construction                                     37,660      18.8%        28,842      17.5%      8,431       7.3%
   Consumer and other                                  12,271       6.1%        10,648       6.5%      9,082       7.8%
                                                     --------     ------      --------     ------   --------     ------
   Total loans                                        200,309     100.0%       164,375     100.0%    115,242     100.0%
                                                                  ======                   ======                ======
   Allowance for loan losses                           (2,367)                  (1,659)               (1,166)
                                                     --------                 --------              --------
   Net loans                                         $197,942                 $162,716              $114,076
                                                     ========                 ========              ========

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

The following table sets forth the Company’s commercial and construction real estate loans maturing within specified intervals at December 31, 2005.

                     Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                   December 31, 2005
                                             --------------------------------------------------------------
                                                              Over One Year
                                               One Year          Through         Over Five
                   Type                        or Less         Five Years          Years           Total
 ------------------------------------------   ----------      -------------      ----------       --------
                                                                 (Dollars in thousands)

Commercial, financial and agricultural          $15,781           $12,069          $2,726          $30,576
Real estate - construction                       37,660                 -               -           37,660
                                                -------           -------          ------          -------
                                                $53,441           $12,069          $2,726          $68,236
                                                =======           =======          ======          =======

Loans maturing after one year with:
Fixed interest rates                                                                               $ 8,732
Floating interest rates                                                                              6,063
                                                                                                   -------
                                                                                                   $14,795
                                                                                                   =======

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities. The investment securities portfolio is a significant component of the Company’s total earning assets. Total securities averaged $31.0 million in 2005, as compared to $24.7 million in 2004 and $25.1 million in 2003. This represents 13.4%, 14.7%, and 17.5% of the average earning assets for the years ended December 31, 2005, 2004, and 2003, respectively. At December 31, 2005, investment securities were $50.7 million and represented 18.9% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short term U.S. Treasury or agency obligations. This objective is particularly important as the Company continues to grow its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the book value of securities for the dates indicated.

                                         Securities Portfolio

                                                                December 31,
                                                   ----------------------------------------
                                                       2005          2004         2003
                                                               (In thousands)
Available-for-sale
    U.S. Government agencies                           $39,904      $16,565     $18,297
    States and municipal subdivisions                    5,879        7,280       4,893
    Corporate obligations                                2,760        2,506       3,608
      Mutual finds                                          -             -       2,980
                                                       -------      -------     -------
     Total available-for-sale                           48,543       26,351      29,778
Held-to-maturity
    U.S. Government agencies                                14           14          15
                                                       -------      -------     -------
Total                                                  $48,557      $26,365     $29,793
                                                       =======      =======     =======

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2005.

                                     Investment Securities Maturity Distribution and Yields (1)

                                                                        December 31, 2005
                                      ----------------------------------------------------------------------------------------
                                                                After One But        After Five But
                                       Within One Year        Within Five Years     Within Ten Years      After Ten Years
                                      --------------------    -------------------   ------------------   ---------------------
                                      Amount       Yield      Amount      Yield      Amount     Yield     Amount      Yield
                                      ------       -----      ------      -----      ------     -----     ------      -----
                                                                    (Dollars In Thousands)
Held-to-maturity:
   U.S. Government agencies (2)      $      -          -     $      -          -    $      -         -    $      -          -
                                     ========      =====     ========     ======    ========     =====    ========      =====
Available-for-sale:

  U.S. Government agencies (3)       $ 10,206       3.77%      18,549      4.75%    $  3,041     5.00%    $      -           -
  States and municipal
    subdivisions                        1,290       2.84%       3,047      3.19%         495     4.84%       1,047       5.98%
                                     --------                --------               --------              --------
  Corporate obligations                     -           -           -          -           -         -       2,760       5.64%
Total investment securities
available-for-
    Sale                             $ 11,496                $ 21,596               $  3,536              $  3,807
                                     ========                ========               ========              ========

_______________________

(1)  Investments with a call feature are shown as of the contractual maturity date.
(2)  Excludes mortgage-backed securities with a yield of 5.4%.
(3)  Excludes mortgage-backed securities totaling $8.1 million with a yield of 4.58%.

Short-Term Investments. Short-term investments, consisting of Federal Funds sold, averaged $10.6 million in 2005, $2.9 million in 2004, and $4.9 million in 2003. At December 31, 2005, and December 31, 2004, short-term investments totaled $15,785,000 and $919,000, respectively. These funds are a primary source of the Company’s liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits. Average interest-bearing deposits increased $52.7 million or 49.4% in 2004. Average total deposits increased $63.6 million, or 47.2% in 2005. At December 31, 2005, total deposits were $241.9 million, compared to $156.8 million a year earlier, an increase of 54.3%.

The following table sets forth the deposits of the Company by category for the periods indicated.

                                                        Deposits

                                                              December 31,
                                 -------------------------------------------------------------------
                                           2005                  2004                  2003
                                   ---------------------  --------------------  --------------------
                                      Amount   Percent of   Amount   Percent of   Amount   Percent of
                                                Deposits              Deposits              Deposits
                                                        (Dollars in thousands)

Noninterest-bearing accounts        $  49,585       20.5%  $ 30,365       19.4%  $  19,995     16.4%
NOW accounts                           29,160       12.0     26,100       16.6      17,340     14.3
Money market accounts                  33,122       13.7     28,757       18.3      18,103     14.9
Savings accounts                       17,786        7.4      7,129        4.6       3,457      2.8
Time deposits less than $100,000       61,907       25.6     34,710       22.1      35,245     29.0
Time deposits of $100,000 or over      50,389       20.8     29,769       19.0      27,558     22.6
                                    ---------      ------  --------     -------  ---------    ------
    Total deposits                  $ 241,949      100.0%  $156,830      100.0%  $ 121,698    100.0%
                                    =========      ======  ========     =======  =========    ======

The Company’s loan-to-deposit ratio was 81.4% at December 31, 2005, 102.9% at December 31, 2004, and 93.4% at December 31, 2003. The loan-to-deposit ratio averaged 92.0% during 2005. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $191.6 million at December 31, 2005, $127.1 million at December 31, 2004, and $94.1 million at December 31, 2003. Management anticipates that a stable base of deposits will be the Company’s primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company’s certificates of deposit of $100,000 or more at December 31, 2005, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

                              Maturities of Certificates of Deposit
                                       of $100,000 or More

                                                       After Three
                                       Within Three      Through      After Twelve
                                          Months      Twelve Months      Months          Total
                                        ----------    -------------   -------------   ----------
                                                             (In thousands)

December 31, 2005                         $5,790         $30,597         $14,002       $50,389

Borrowed Funds

Borrowed funds consist primarily of advances from the Federal Home Loan Bank of Dallas and federal funds purchased. At December 31, 2005, advances from the FHLB totaled $25.5 million compared to $30.6 million at December 31, 2004. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. No federal funds purchased were outstanding at December 31, 2005 or December 31, 2004.

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

Capital

Total shareholders’ equity as of December 31, 2005, was $18.5 million, an increase of $1.8 million or approximately 10.4%, compared with shareholders’ equity of $16.7 million as of December 31, 2004.

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

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and the subsidiary bank exceeded their minimum regulatory capital ratios as of December 31, 2005 and 2004.

                                                     Analysis of Capital

                          Regulatory Minimums
                        -------------------------
                        Adequately       Well              The Company                The First
Capital Ratios          Capitalized  Capitalized           December 31,              December 31,
---------------------   -----------  ------------     -----------------------    ----------------------
                                                        2005         2004          2005        2004
                                                        ----         ----          ----        ----

  Leverage                   4.0%         5.0%           8.0%         10.8%        7.8%          8.7%
  Risk-based capital:
       Tier 1                4.0%         6.0%          12.0%         13.7%       10.8%         11.3%
       Total                 8.0%        10.0%          12.4%         14.6%       11.9%         12.3%

Ratios
                                                                                     2005        2004       2003
                                                                                    -----       -----       -----

     Return on assets (net income divided by
        average total assets)                                                        .75%        .67%       .63%

     Return on equity (net income divided by
        average equity)                                                             11.0%        7.7%       6.4%

     Dividend payout ratio (dividends per share divided by
        net income per share                                                        12.3%       14.2%      11.6%

     Equity to asset ratio (average equity divided by average
        total assets)                                                                6.8%        8.7%       9.7%
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

The Company’s Federal Funds sold position, which is typically its primary source of liquidity, averaged $10.6 million during the year ended December 31, 2005 and totaled $15,785,000 at December 31, 2005. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2005, advances available totaled approximately $70.7 million of which $25.5 million had been drawn.

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

                                T. E. Lott & Company

                           REPORT OF INDEPENDENT REGISTERED
                                PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Stockholders
The First Bancshares, Inc.
Hattiesburg, Mississippi

We have audited the accompanying consolidated balance sheets of The First
Bancshares, Inc., and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The First Bancshares,
Inc., and subsidiary as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ T. E. Lott & Company

Columbus, Mississippi
January 25, 2006
(February 22, 2006, as to Note R)

                                            THE FIRST BANCSHARES, INC.

                                         CONSOLIDATED FINANCIAL STATEMENTS

                                                        AND

                                           INDEPENDENT AUDITORS' REPORT

                                            DECEMBER 31, 2005 AND 2004

                                                  THE FIRST BANCSHARES, INC.
                                                  CONSOLIDATED BALANCE SHEETS
                                                  DECEMBER 31, 2005 AND 2004

          ASSETS                                                                             2005             2004
                                                                                        ------------      ------------

Cash and due from banks                                                                 $ 12,144,142      $  5,576,854
Interest-bearing deposits with banks                                                         958,790           649,834
Federal funds sold                                                                        15,785,000           919,000
                                                                                        ------------      ------------
Total cash and cash equivalents                                                           28,887,932         7,145,688
Held-to-maturity securities (Note C) (fair value of
$13,967 in 2005 and $14,711 in 2004)                                                          13,808            14,285
Available-for-sale securities (Note C)                                                    48,543,078        26,351,421
Other securities                                                                           2,102,700         2,156,300
                                                                                        ------------      ------------
      Total securities                                                                    50,659,586        28,522,006
Loans held for sale                                                                        3,318,993         3,072,856
Loans, net of allowance for loan losses of $2,366,773
    in 2005 and $1,658,527 in 2004 (Note D)                                              194,623,514       159,643,031
Interest receivable                                                                        1,714,535         1,088,102
Premises and equipment (Note E)                                                            8,330,506         8,670,429
Cash surrender value of life insurance                                                     5,054,161         3,319,597
Other assets                                                                               1,800,588           934,325
                                                                                        ------------      ------------

Total assets                                                                            $294,389,815      $212,396,034
                                                                                        ============      ============

          LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note F):
    Noninterest-bearing                                                                 $ 49,584,666      $ 30,365,312
    Interest-bearing                                                                     192,364,456       126,464,314
                                                                                        ------------      ------------
       Total deposits                                                                    241,949,122       156,829,626
Interest payable                                                                             452,469           191,049
Borrowed funds (Note G)                                                                   25,465,272        30,850,633
Subordinated debentures (Note M)                                                           7,217,000         7,217,000
Other liabilities                                                                            828,352           568,125
                                                                                        ------------      ------------
       Total liabilities                                                                 275,912,215       195,656,433
                                                                                        ------------      ------------
Stockholders' Equity (Note H):
    Preferred stock, par value $1 per share, 10,000,000
         shares authorized; no shares issued and outstanding                                       -                -
    Common stock, par value $1 per share; 10,000,000 shares
       authorized; 1,213,844 and 1,194,940 shares issued
       in 2005 and 2004, respectively                                                      1,213,844         1,194,940
    Additional paid-in capital                                                            13,220,940        12,985,939
Retained earnings                                                                          4,694,292         3,018,788
Accumulated other comprehensive income                                                      (187,831)            3,579
    Treasury stock, at cost (Note N)                                                        (463,645)         (463,645)
                                                                                        ------------      ------------
       Total stockholders' equity                                                         18,477,600        16,739,601
                                                                                        ------------      ------------

Total liabilities and stockholders' equity                                              $294,389,815      $212,396,034
                                                                                        ============      ============

The accompanying notes are an integral part of these statements.

                                            THE FIRST BANCSHARES, INC.
                                         CONSOLIDATED STATEMENTS OF INCOME
                                      YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                                                2005               2004
                                                                                             ------------      ------------
INTEREST INCOME
    Interest and fees on loans                                                               $ 14,097,048      $ 10,143,488
    Interest and dividends on securities:
       Taxable interest and dividends                                                             987,487           672,497
       Tax-exempt interest                                                                        183,141           141,767
    Interest on federal funds sold                                                                387,518            38,849
    Interest on deposits in banks                                                                  37,269            17,037
                                                                                             ------------      ------------
    Total interest income                                                                      15,692,463        11,013,638
                                                                                             ------------      ------------
INTEREST EXPENSE
    Interest on time deposits of $100,000 or more                                                 898,990           413,891
    Interest on other deposits                                                                  3,127,870         1,614,548
    Interest on borrowed funds                                                                  1,515,792         1,169,864
                                                                                             ------------      ------------
    Total interest expense                                                                      5,542,652         3,198,303
                                                                                             ------------      ------------
    Net interest income                                                                        10,149,811         7,815,335
    Provision for loan losses                                                                     920,737           671,770
                                                                                             ------------      ------------
       Net interest income after provision for loan losses                                      9,229,074         7,143,565
                                                                                             ------------      ------------
OTHER INCOME
    Service charges on deposit accounts                                                         1,129,889         1,413,298
    Other service charges and fees                                                                385,315           299,777
    Bank owned life insurance income                                                              134,564           149,667
    Other gains                                                                                    59,748           152,562
    Loss on other real estate                                                                      (7,065)          (81,410)
    Loss on fixed assets                                                                          (58,462)                -
    Securities losses                                                                                   -            (5,221)
    Other                                                                                          38,159            34,241
                                                                                             ------------      ------------
       Total other income                                                                       1,682,148         1,962,914
                                                                                             ------------      ------------
OTHER EXPENSE
    Salaries                                                                                    3,967,191         3,325,375
    Employee benefits                                                                             848,476           759,684
    Occupancy                                                                                     584,621           530,706
    Furniture and equipment                                                                       767,778           689,675
    Supplies and printing                                                                         193,500           170,182
    Professional and consulting fees                                                              287,428           297,866
    Marketing and public relations                                                                207,391           175,649
    Data processing                                                                               150,123           153,222
    Other                                                                                       1,131,717         1,125,757
                                                                                             ------------      ------------
       Total other expense                                                                      8,138,225         7,228,116
                                                                                             ------------      ------------
Income before income taxes                                                                      2,772,997         1,878,363
Income taxes (Note J)                                                                             863,803           635,620
                                                                                             ------------      ------------
Net income                                                                                   $  1,909,194      $  1,242,743
                                                                                             ============      ============
Net income per common share (Note R):
    Basic                                                                                           $1.62             $1.07
    Diluted                                                                                          1.53              1.03

The accompanying notes are an integral part of these statements.

                                            THE FIRST BANCSHARES, INC.
                            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                      YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                                         Accumulated
                                                                                            Other
                                   Compre-                                                  Compre-
                                    hensive      Common         Paid-in      Retained       hensive     Treasury
                                    Income        Stock         Capital      Earnings       Income        Stock         Total
                                -----------    ----------    -----------    ----------   -----------   ----------    -----------
Balance,
      January 1, 2004                          $1,191,659    $12,949,210    $1,950,819    $  23,428    $(463,645)    $15,651,471

Comprehensive income:
    Net income for 2004          $1,242,743             -              -     1,242,743            -            -       1,242,743

    Net change in
      unrealized gain
      (loss) on available-
      for-sale securities,
      net of tax                    (19,849)            -              -             -      (19,849)           -         (19,849)
                                -----------
    Comprehensive
      Income                     $1,222,894
                                ===========

Exercise of stock
     options                                        3,281         36,729             -            -            -          40,010

Cash dividend declared,
    $.15 per share                                      -              -      (174,774)           -            -        (174,774)
                                               ----------    -----------    ----------   -----------   ----------    -----------

Balance,
    December 31, 2004                           1,194,940     12,985,939     3,018,788        3,579     (463,645)     16,739,601

Comprehensive income:
    Net income for 2005         $1,909,194              -              -     1,909,194            -            -       1,909,194
     Net change in
      unrealized gain
      (loss) on available-
      for-sale securities,
      net of tax                  (191,410)             -              -             -     (191,410)           -        (191,410)
                                -----------
    Comprehensive
      Income                    $1,717,784
                                ===========

Exercise of stock
    options                                        18,904        235,001             -            -            -         253,905

Cash dividend declared,
    $.20 per share                                      -              -      (233,690)           -            -        (233,690)
                                               ----------    -----------    ----------   -----------   ----------    -----------

Balance,
     December 31, 2005                         $1,213,844    $13,220,940    $4,694,292    $(187,831)   $(463,645)    $18,477,600
                                               ==========    ===========    ==========   ============  ==========    ===========

The accompanying notes are an integral part of these statements

                                            THE FIRST BANCSHARES, INC.
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                                               2005               2004
                                                                                           ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                             $  1,909,194        $  1,242,743
    Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation and amortization                                                            626,287             658,428
       FHLB Stock dividends                                                                     (51,700)            (22,000)
       Loss on disposal of assets                                                                63,113                   -
       Provision for loan losses                                                                920,737             671,770
       Deferred income taxes                                                                   (229,453)            (58,490)
       Increase in cash value of life insurance                                                (134,564)           (149,667)
       Securities amortization and accretion, net                                                43,941              41,462
       Other gains                                                                              (59,748)           (152,562)
       Loss on other real estate                                                                  7,065              81,410
       Securities losses, net                                                                         -               5,221
       Changes in:
          Loans held for sale                                                                  (246,137)         (1,510,422)
          Interest receivable                                                                  (626,433)           (265,619)
          Other assets                                                                         (334,254)           (223,251)
          Interest payable                                                                      261,420              23,491
          Other liabilities                                                                     129,379             419,583
                                                                                           ------------        ------------
       Net cash provided by operating activities                                              2,278,847             762,097
                                                                                           ------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of available-for-sale securities                                              (32,178,300)        (10,669,719)
    Purchases of other securities                                                              (301,100)            (481,000)
    Proceeds from maturities and calls of available-for-sale
       securities                                                                             8,653,164           7,944,981
    Proceeds from sales of securities available-for-sale                                      1,000,000           6,213,670
    Proceeds from redemption of other securities                                                406,400                   -
    Proceeds from sale of lease/land                                                            134,977             152,562
    Proceeds from sale of other real estate                                                      50,625             694,834
    Increase in loans                                                                       (36,101,865)        (48,330,492)
    Investment in bank owned life insurance                                                  (1,600,000)                  -
    Additions to premises and equipment                                                        (354,854)           (867,431)
                                                                                           ------------        ------------
    Net cash used in investing activities                                                   (60,290,953)        (45,342,595)
                                                                                           ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Increase in deposits                                                                     85,119,496          35,131,275
    Proceeds from borrowed funds                                                             19,901,100          24,274,127
    Repayment of borrowed funds                                                             (25,286,461)        (13,409,721)
    Exercise of stock options                                                                   253,905              40,010
    Dividends paid on common stock                                                             (233,690)           (174,774)

The accompanying notes are an integral part of these statements.

                                            THE FIRST BANCSHARES, INC.
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                                               2005               2004
                                                                                          --------------     --------------

Net cash provided by financing activities                                                    79,754,350        45,860,917
                                                                                          --------------     --------------

Net increase in cash and cash equivalents                                                    21,742,244         1,280,419

Cash and cash equivalents at beginning of year                                                7,145,688         5,865,269
                                                                                          --------------     --------------

Cash and cash equivalents at end of year                                                   $ 28,887,932       $ 7,145,688
                                                                                          ==============     ==============

Cash paid during the year for:

    Interest                                                                               $  5,281,232       $ 3,174,812
    Income taxes                                                                              1,051,417           361,594

Non-cash activities:
    Transfers of loans to other real estate                                                     193,560           529,427

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - NATURE OF BUSINESS

The First Bancshares, Inc. (the Company) is a financial holding company whose business is primarily conducted by its wholly-owned subsidiary, The First, A National Banking Association (“The First” or “The Bank”). The bank provides a full range of banking services in its primary market area of South Mississippi. The Company, as a financial holding company, is regulated by the Federal Reserve Bank. Its subsidiary bank is subject to the regulation of the Office of the Comptroller of the Currency (OCC).

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

3.   Cash and Due From Banks

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2005, the required reserve balance on deposit with the Federal Reserve Bank was approximately $1,393,000.

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

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2005 and 2004.

Other Securities

Other securities are carried at cost and are restricted in marketability. Other securities consist of investments in the Federal Home Loan Bank (FHLB), Federal Reserve Bank and First National Banker’s Bankshares, Inc.

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

7.   Allowance for Loan Losses

For financial reporting purposes, the provision for loan losses charged to operations is based upon management’s estimations of the amount necessary to maintain the allowance at an adequate level. Allowances for any impaired loans are generally determined based on collateral values. Loans are charged against the allowance for loan losses when management believes the collectabality of the principal is unlikely.

Management evaluates the adequacy of the allowance for loan losses on a regular basis. These evaluations are based upon a periodic review of the collectability considering historical experience, the nature and value of the loan portfolio, underlying collateral values, internal loan reviews, and prevailing economic conditions. In addition, the OCC, as a part of the regulatory examination process, reviews the loan portfolio and the allowance for loan losses and may require changes in the allowance based upon information available at the time of the examination. The allowance consists of two components: allocated and unallocated. The components represent an estimation done pursuant to either Financial Accounting Standards Board (FASB) Statement No. 5, “Accounting for Contingencies,” or FASB Statement No. 114, “Accounting by Creditors for Impairment of a Loan.” The allocated component of the allowance reflects expected losses resulting from an analysis developed through specific credit allocations for individual loans, including any impaired loans, and historical loan loss history. The analysis is performed quarterly, and loss factors are updated regularly.

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

In August 2005, Hurricane Katrina struck the Mississippi Gulf Coast causing significant damage. In determining the allowance for loan losses, factors resulting from the Hurricane based upon communications with borrowers, collateral inspections and various risk characteristics were considered. These factors are based upon management’s estimates and judgments utilizing information available as of the date of the consolidated financial statements and, accordingly, actual results could differ.

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

9.   Other Real Estate

Other real estate consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses. At December 31, 2005 and 2004, other real estate totaled $310,728 and $167,793, respectively.

10.   Other Assets

Financing costs related to the issuance of junior subordinated debentures are being amortized over the life of the instruments and are included in other assets. The Company invests in bank owned life insurance (BOLI). BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner of the policies and, accordingly, the cash surrender value of the policies is reported as an asset, and increases in cash surrender values are reported as income.

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

Had compensation cost for the stock plans been determined based on the fair values of the options at the grant dates consistent with the method of FASB Statement No. 123, the Company’s net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                                        Years ended December 31,
                                                                                         2005               2004
                                                                                  ---------------    --------------

    Net income as reported                                                        $     1,909,194    $    1,242,743
    Deduct stock-based compensation expense
      determined under the fair value based method                                          8,368             3,618
                                                                                  ---------------    --------------

    Pro forma net income                                                          $     1,900,826    $    1,239,125
                                                                                  ===============    ==============

    Basic net income per share as reported                                        $          1.62    $         1.07
    Pro forma basic net income per share                                                     1.61              1.06

    Diluted net income per share as reported                                                 1.53              1.03
    Pro forma diluted net income per share                                                   1.53              1.03

For options granted in the year ended December 31, 2005, the assumptions used in estimating compensation cost on a pro forma basis were: dividend yield of 1.3%, expected life of three years, volatility of near 50%, and a risk-free interest rate of 3.7%. No grants were issued during the year ended December 31, 2004.

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

The Company and its subsidiary file consolidated income tax returns. The subsidiary provides for income taxes on a separate return basis and remits to the Company amounts determined to be payable.

13.   Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2005 and 2004, was approximately $149,340 and $146,236, respectively.

14.   Statements of Cash Flows

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

The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations:

                                              For the Year Ended                               For the Year Ended
                                               December 31, 2005                                December 31, 2004
                               -----------------------------------------------   ----------------------------------------------
                                      Net                                            Net
                                    Income          Shares         Per Share        Income           Shares         Per Share
                                 (Numerator)     (Denominator)       Amount       (Numerator)     (Denominator)      Amount
                               -------------     -------------    -----------    -------------    --------------   ------------

        Basic per share        $  1,909,194        1,179,154      $     1.62     $  1,242,743        1,165,985       $    1.07
                                                                  ===========                                        =========

         Effect of dilutive
          shares:
             Stock options                            65,291                                            37,356
                                                   ---------                                         ---------

        Diluted per share      $  1,909,194        1,244,445      $     1.53     $  1,242,743        1,203,341       $    1.03
                               ============        =========      ==========     ============        =========       =========

The diluted per share amounts were computed by applying the treasury stock method.

17.   Reclassifications

Certain reclassifications have been made to the 2004 financial statements to conform with the classifications used in 2005. These reclassifications did not impact the Company’s consolidated financial condition or results of operations.

18.   Accounting Pronouncements

In November, 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. Specifically, the guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. The FSP also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Management applied the guidance in this FSP in 2005.

In December, 2004, the FASB revised SFAS 123, Accounting for Stock-Based Compsensation. SFAS 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. In 2005, the FASB issued further guidance on the classification and measurement of freestanding financial instruments originally issued for employee service and the application of grant date as defined in SFAS 123R. The Corporation will be required to adopt these statements on January 1, 2006. SFAS 123R will require the Corporation to change its method of accounting for share-based awards to include estimated forfeitures in the initial estimate of compensation expense and to accelerate the recognition of compensation expense for retirement eligible employees. The adoption of these standards is not expected to have a material effect on financial condition, results of operations, or liquidity.

NOTE C - SECURITIES

A summary of the amortized cost and estimated fair value of available-for-sale securities and held-to-maturity securities at December 31, 2005 and 2004, follows:

                                                                                    December 31, 2005
                                                             -----------------------------------------------------------------
                                                                                 Gross            Gross           Estimated
                                                               Amortized      Unrealized       Unrealized           Fair
                                                                 Cost            Gains           Losses             Value
                                                             ------------   -------------    -------------     ---------------
        Available-for-sale securities:
           Obligations of U. S.
               Government agencies                           $ 32,030,191   $     5,699       $   239,639       $ 31,796,251
           Tax-exempt and taxable
               obligations of states and
               municipal subdivisions                           5,844,353        82,114            47,043          5,879,424
           Mortgage-backed securities                           8,194,035         6,226            92,858          8,107,403
           Corporate obligations                                2,759,092           908                 -          2,760,000
                                                             ------------   -------------    -------------     ---------------
                                                             $ 48,827,671   $    94,947       $   379,540       $ 48,543,078
                                                             ============   =============    =============     ===============

         Held-to-maturity securities:
            Mortgage-backed securities                       $     13,808   $       159       $         -       $     13,967
                                                             ============   =============    =============     ===============

                                                                                    December 31, 2004
                                                             -----------------------------------------------------------------
                                                                                 Gross            Gross           Estimated
                                                               Amortized      Unrealized       Unrealized           Fair
                                                                 Cost            Gains           Losses             Value
                                                             ------------   -------------    -------------     ---------------
        Available-for-sale securities:
           Obligations of U. S.
               Government agencies                           $ 10,254,389   $     7,848       $   46,122        $ 10,216,115
           Tax-exempt and taxable
               obligations of states and
               municipal subdivisions                           7,203,371        94,873           18,453           7,279,791
           Mortgage-backed securities                           6,376,011         6,154           32,900           6,349,265
           Corporate obligations                                2,512,228             -            5,978           2,506,250
                                                             ------------   -------------    -------------     ---------------

                                                             $ 26,345,999   $   108,875       $  103,453        $ 26,351,421
                                                             ============   =============    =============     ===============

        Held-to-maturity securities:
           Mortgage-backed securities                        $     14,285   $       426       $        -        $     14,711
                                                             ============   =============    =============     ===============

The scheduled maturities of securities at December 31, 2005, are as follows:

                                                                 Available-for-Sale                   Held-to-Maturity
                                                           ---------------------------------     ----------------------------
                                                                                Estimated                          Estimated
                                                            Amortized             Fair             Amortized         Fair
                                                              Cost                Value              Cost            Value
                                                           --------------      -------------     -------------    ------------

        Due less than one year                              $ 11,548,108       $  11,495,352       $      -        $     -
        Due after one year through five years                 21,780,845          21,597,277              -               -
        Due after five years through ten years                 3,544,791           3,536,334              -               -
        Due after ten years                                    3,759,892           3,806,712              -               -
        Mortgage-backed securities                             8,194,035           8,107,403         13,808          13,967
                                                           --------------      -------------     -------------    ------------

                                                            $ 48,827,671       $  48,543,078       $ 13,808        $ 13,967
                                                           ==============      =============     =============    ============

Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

No gains or losses were realized on available-for-sale securities in 2005. Gains of $14,114 and losses of $19,335 were realized on available-for-sale securities in 2004.

Securities with a carrying value of $11,221,000 and $21,417,000 at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

The details concerning securities classified as available for sale with unrealized losses as of December 31, 2005 and 2004, were as follows:

                                                                               2005
                                       ----------------------------------------------------------------------------------------
                                           Losses < 12 Months          Losses 12 Months or >                 Total
                                       ---------------------------  ----------------------------   ----------------------------
                                                         Gross                         Gross                         Gross
                                         Fair         Unrealized        Fair        Unrealized        Fair        Unrealized
                                         Value          Losses          Value         Losses          Value         Losses
                                       ------------   ------------  ------------  --------------   ------------  --------------
    Obligations of U. S.
        Government agencies            $ 22,124,908    $  164,105    $5,179,618     $  75,534       $27,304,526    $ 239,639
   Tax-exempt and taxable
       obligations of states
       and municipal
       subdivisions                       1,616,839        19,078     1,519,399        27,966         3,136,238       47,044
    Mortgage-backed
       Securities                         4,148,550        56,071     1,756,360        36,786         5,904,910       92,857
    Corporate obligations                         -             -             -             -                 -            -
                                       ------------   ------------  ------------  --------------   ------------  --------------

                                       $ 27,890,297    $  239,254    $8,455,377     $ 140,286       $36,345,674    $ 379,540
                                       ============   ============  ============  ==============   ============  ==============

                                                                               2004
                                       ----------------------------------------------------------------------------------------
                                           Losses < 12 Months          Losses 12 Months or >                 Total
                                       ---------------------------  ----------------------------   ----------------------------
                                                         Gross                         Gross                         Gross
                                         Fair         Unrealized        Fair        Unrealized        Fair        Unrealized
                                         Value          Losses          Value         Losses          Value         Losses
                                       ------------   ------------  ------------  --------------   ------------  --------------

     Obligations of U. S.
       Government agencies             $  5,225,635    $  29,567     $1,483,445      $  16,555      $ 6,709,080     $  46,122
     Tax-exempt and taxable
       obligations of states
       and municipal
       subdivisions                       2,455,744       14,790        306,374          3,663        2,762,118        18,453
     Mortgage-backed
       securities                         3,393,040       24,565      1,452,624          8,335        4,845,664        32,900
     Corporate obligations                        -            -      1,006,250          5,978        1,006,250         5,978
                                       ------------   ------------  ------------  --------------   ------------  --------------

                                       $ 11,074,419    $  68,922     $4,248,693      $  34,531      $15,323,112     $ 103,453
                                       ============   ============  ============  ==============   ============  ==============

Approximately 71% of the number of securities in the investment portfolio at December 31, 2005, reflected an unrealized loss. Management is of the opinion the Company has the ability to hold these securities until such time as the value recovers or the securities mature. Management also believes the deterioration in value is attributable to changes in market interest rates and not to the credit quality of the issuer.

NOTE D - LOANS
Loans outstanding include the following types at December 31, 2005 and 2004:

                                                                                                     2005             2004
                                                                                                  ----------     -----------
                                                                                                        (In thousands)

        Commercial, financial, and agricultural                                                   $   30,576     $    23,248
        Real estate - construction                                                                    37,660          28,842
        Real estate - mortgage                                                                       116,484          98,564
        Installment loans to individuals                                                              12,145          10,512
        Overdrafts                                                                                       126             136
                                                                                                  ----------     -----------
                                                                                                     196,991         161,302
        Allowance for loan losses                                                                     (2,367)         (1,659)
                                                                                                  ----------     -----------
                                                                                                  $  194,624     $   159,643
                                                                                                  ==========     ===========

Transactions in the allowance for loan losses for the years ended December 31, 2005 and 2004, were as follows:

                                                                                                     2005            2004
                                                                                                  ----------     -----------
       Balance at beginning of year                                                               $1,658,527     $ 1,165,614

       Additions:
          Provision for loan losses charged to operations                                            920,737         671,770
          Recoveries                                                                                  89,978         112,019
                                                                                                  ----------     -----------
                                                                                                   2,669,242       1,949,403
       Deductions:
          Loans charged off                                                                          302,469         290,876
                                                                                                  ----------     -----------

       Balance at end of year                                                                     $2,366,773     $ 1,658,527
                                                                                                  ==========     ===========

During the years 2005 and 2004 and as of December 31, 2005 and 2004, no significant loans were classified as impaired.

At December 31, 2005 and 2004, the Company had nonaccrual loans and loans past due 90 days or more as follows:

                                                                                                     2005            2004
                                                                                                  ----------     -----------
                                                                                                        (In thousands)

       Nonaccrual loans                                                                            $    283        $    361
       Past due 90 days or more and still accruing                                                      331             299

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

                                                                                                     2005            2004
                                                                                                  ----------     -----------
       Premises:
          Land                                                                                    $2,431,604     $ 2,506,834
          Buildings and improvements                                                               5,640,164       5,618,753
       Equipment                                                                                   3,669,932       3,437,732
       Construction in progress                                                                       11,893               -
                                                                                                  ----------     -----------
                                                                                                  11,753,593      11,563,319
       Less accumulated depreciation and amortization                                             (3,423,087)     (2,892,890)
                                                                                                  ----------     -----------

                                                                                                  $8,330,506     $ 8,670,429

The amounts charged to operating expense for depreciation were $556,455 and $561,641 in 2005 and 2004, respectively.

NOTE F - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more for 2005 and 2004 was $50,388,588 and $29,768,591, respectively.

At December 31, 2005, the scheduled maturities of time deposits included in interest-bearing deposits are as follows (in thousands):

                                       Year                                     Amount

                                       2006                                  $  74,626
                                       2007                                     12,181
                                       2008                                     10,043
                                       2009                                      2,492
                                       2010                                      1,579
                                                                             $ 100,921
NOTE G - BORROWED FUNDS

Borrowed funds consisted of the following:

                                                                                                 December 31,
                                                                                         -------------------------------
                                                                                             2005            2004
                                                                                         -------------   ---------------

    FHLB advances                                                                         $ 25,465,272    $ 30,626,190
    Other                                                                                            -         224,443
                                                                                         -------------   ---------------
                                                                                          $ 25,465,272    $ 30,850,633
                                                                                         =============   ===============

Advances from the FHLB have maturity dates ranging from May, 2006, through June, 2013. Interest is payable monthly at rates ranging from 2.651% to 5.920%. Advances due to the FHLB are collateralized by a blanket lien on first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. At December 31, 2005, FHLB advances available and unused totaled $45.2 million.

Other borrowed funds consist of loans sold in transactions in which the risk of loss or obligation for payment is retained by The First. For regulatory and financial reporting purposes, these amounts are required to be reported as borrowed funds.

Future annual principal repayment requirements on the borrowings from the FHLB at December 31, 2005, are as follows:

                                   Year                   Amount
                                -----------           -------------

                                   2006               $  4,637,840
                                   2007                  4,929,908
                                   2008                  3,370,245
                                   2009                  4,490,193
                                   2010                  7,530,288
                                Thereafter                 506,798
                                                      -------------
                                                      $ 25,465,272
                                                      =============
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

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage). Management believes, as of December 31, 2005, that the Company and its subsidiary bank exceed all capital adequacy requirements.

At December 31, 2005 and 2004, the subsidiary bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization.

The actual capital amounts and ratios at December 31, 2005 and 2004, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

                                                                                   Subsidiary
                                                           Company            ----------------------
                                                        (Consolidated)             The First
                                                 -------------------------    ----------------------
                                                     Amount        Ratio        Amount     Ratio
                                                 ------------   ----------    ----------  ----------
                                                                     ($ In thousands)
      December 31, 2005
          Total risk-based                        $ 25,666        12.4%        $ 24,728      11.9%
          Tier I risk-based                         24,887        12.0%          22,361      10.8%
          Tier I leverage                           24,887         8.0%          22,361       7.8%

      December 31, 2004
          Total risk-based                        $ 23,736       14.6%$          19,880      12.3%
          Tier I risk-based                         22,315        13.7%          18,222      11.3%
          Tier I leverage                           22,315        10.8%          18,222       8.7%

The minimum amounts of capital and ratios as established by banking regulators at December 31, 2005 and
2004, are as follows:

                                                                                   Subsidiary
                                                           Company            ----------------------
                                                        (Consolidated)             The First
                                                 -------------------------    ----------------------
                                                     Amount        Ratio        Amount     Ratio
                                                 ------------   ----------    ----------  ----------
                                                                     ($ In thousands)
      December 31, 2005
          Total risk-based                        $ 16,612         8.0%        $ 16,588      8.0%
          Tier I risk-based                          8,306         4.0%           8,294      4.0%
          Tier I leverage                           12,504         4.0%          11,496      4.0%

      December 31, 2004
          Total risk-based                        $ 13,019         8.0%        $ 12,914      8.0%
          Tier I risk-based                          6,509         4.0%           6,457      4.0%
          Tier I leverage                            8,236         4.0%           8,333      4.0%

The Company’s dividends, if any, are expected to be made from dividends received from its subsidiary bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years.

NOTE I - COMPREHENSIVE INCOME

The Company and its subsidiary bank report comprehensive income as required by FASB Statement No. 130, “Reporting Comprehensive Income.” In accordance with this statement, unrealized gains and losses on securities available-for-sale are included in other comprehensive income.

In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting amounts that are displayed as part of net income for a period that also had been displayed as part of other comprehensive income. The disclosure of the reclassification amounts is as follows:

                                                                                                 Years Ended December 31,
                                                                                           ------------------------------------
                                                                                                 2005                2004
                                                                                           --------------       ---------------
        Unrealized holding gains (losses) on available-for-
           sale securities                                                                  $  (290,015)         $   (31,716)
        Reclassification adjustment for (gains) losses
           realized in income                                                                         -                5,221
                                                                                           --------------       ---------------
        Net unrealized gains (losses)                                                          (290,015)             (26,495)
        Tax effect                                                                               98,605                6,646
                                                                                           --------------       ---------------
        Net-of-tax amount                                                                   $  (191,410)         $   (19,849)
                                                                                           ==============       ===============

NOTE J - INCOME TAXES

The components of income tax expense are as follows:

                                                                                                      December 31,
                                                                                            ---------------------------------
                                                                                                 2005             2004
                                                                                            -------------      --------------
      Current:
          Federal                                                                           $   958,287         $   607,310
          State                                                                                 134,969              86,800
      Deferred                                                                                 (229,453)            (58,490)
                                                                                            -------------      --------------
                                                                                            $   863,803         $   635,620
                                                                                            =============      ==============

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                                    Years Ended December 31,
                                                               -----------------------------------------------------------------
                                                                               2005                         2004
                                                               ---------------------------------   -----------------------------
                                                                     Amount             %             Amount            %
                                                               ----------------     ------------   ---------------   -----------

      Income taxes at statutory rate                             $     942,819          34          $    638,644         34
      Tax-exempt income                                               (107,996)         (4)             (102,253)        (5)
      State income tax, net of federal tax effect                       89,080           3                56,559          3
      Tax credits                                                      (43,502)         (2)                    -          -
      Other, net                                                       (16,598)          -                42,670          2
                                                               ----------------     ------------   ---------------   -----------

                                                                 $     863,803          31          $    635,620         34
                                                               ================     ============   ===============   ===========

The components of deferred income taxes included in the consolidated financial statements are as follows:

                                                                                                       December 31,
                                                                                             -----------------------------------
                                                                                                  2005              2004
                                                                                             ---------------     ---------------
      Deferred tax assets:
          Allowance for loan losses                                                           $     734,157       $    493,549
          Unrealized loss on available-for-sale securities                                           96,762                  -
          Other                                                                                       3,414              6,143
                                                                                                    834,333            499,692
      Deferred tax liabilities:
          Securities                                                                                (53,180)          (39,180)
          Premises and equipment                                                                   (467,325)         (472,900)
          Unrealized gain on available-for-sale securities                                                -            (1,844)
                                                                                             ---------------     ---------------
                                                                                                   (520,505)         (513,924)
                                                                                             ---------------     ---------------
      Net deferred tax asset (liability)                                                      $     313,828       $   (14,232)
                                                                                             ===============     ===============

NOTE K - EMPLOYEE BENEFITS

The Company and its subsidiary bank provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of three percent or less, the Company and its subsidiary bank provide a matching contribution. Contributions totaled $67,227 in 2005, and $64,191 in 2004.

The Company and its subsidiary bank have employment agreements with certain executive officers. These agreements contain provisions concerning salaries, bonuses, incentive programs, and benefits related to a change in control.

NOTE L - STOCK PLANS

In 1997, the Company adopted the 1997 Stock Option Plan (1997 Plan) which provides for the granting of options to purchase up to 72,185 shares of Company common stock by directors and key employees of the Company and the Bank. Options granted under the 1997 Plan were exercisable at December 31, 1999, and expire ten years after the grant date. As of December 31, 2005, 53,567 grants had not been exercised or forfeited. The options are exercisable at not less than the market value of the Company’s stock at the grant date. Accordingly, no compensation cost has been recognized.

On May 27, 1999, the Company’s shareholders approved the 1999 Stock Incentive Plan (1999 Plan). The 1999 Plan provides for the granting of options to purchase up to 106,689 shares of the Company’s common stock by the Company’s and its subsidiaries’ directors, key employees, and management. Under the 1999 Plan, the Company may grant either incentive stock options or nonqualified stock options. Options granted to directors and employees vest in equal amounts over three years. Stock options granted to management vest based on annual performance goals or after nine years and eleven months, if still employed. At December 31, 2005, 106,679 options had been granted, and 29,690 had been exercised or forfeited. Of the remaining grants available, 73,024 were vested. All options expire and are void unless exercised on or before April 15, 2009. The options are exercisable at not less than the market value of the Company’s stock at the grant date. Accordingly, no compensation expense has been recognized.

A summary of the status of the stock option plans as of December 31, 2005 and 2004, and changes during the years ending on those dates is presented below:

                                                                                          December 31,
                                                                   ------------------------------------------------------------
                                                                               2005                          2004
                                                                   ------------------------------   ---------------------------
                                                                                   Weighted                        Weighted
                                                                                    Average                         Average
                                                                                   Exercise                        Exercise
                                                                      Shares         Price            Shares         Price
                                                                   -----------   ----------------   -----------  --------------

   Options outstanding at beginning of year                          147,495       $       13         151,776      $      13
   Options granted                                                     3,965       $       25               -      $       -
   Options exercised                                                 (18,904)      $       13          (3,281)     $      10
   Options forfeited                                                  (2,000)      $       17          (1,000)     $      15
   Options outstanding at end of year                                130,556       $       13         147,495      $      13
   Options exercisable at end of year                                126,591       $       13         145,162      $      13

The following table summarizes information about stock options at December 31, 2005:

                                                                         Remaining
                                                  Number                Contractual             Number
                      Exercise Price            Outstanding            Life in Years          Exercisable
                     -----------------         -------------          ---------------        -------------

                          $10.00                  53,567                    1.3                  53,567
                      $15.00 - $17.50             73,024                    3.3                  73,024
                          $25.00                   3,965                    3.3                     -0-
NOTE M - SUBORDINATED DEBENTURES

The Company issued $7,217,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust I, a Connecticut business trust, in which the Company owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $7,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a fully and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Company in 2007, or earlier in the event the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2032. Interest on the preferred securities is the three month London Interbank Offer Rate (LIBOR) plus 3.6% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. In December 2003, the Company adopted the provisions of FASB Interpretations No. 46R (FIN 46R), “Consolidation of Variable Interest Entities, An Interpretation of ARB No. 51.” The adoption of FIN 46R required the company to deconsolidate the subsidiary.

NOTE N - TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2005 and 2004.

NOTE O - RELATED PARTY TRANSACTIONS

In the normal course of business, the subsidiary bank makes loans to its directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. Such loans amounted to approximately $8,093,000 and $7,672,000 at December 31, 2005 and 2004, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2005, is summarized as follows (in thousands):

          Loans outstanding at beginning of year                                                 $     7,672
          New loans                                                                                    4,569
          Repayments                                                                                  (4,148)
                                                                                                 ------------
          Loans outstanding at end of year                                                       $     8,093
                                                                                                 ============

In 2004, the Company sold its leasehold interest in sixteenth section land to a related party for $153,562.

NOTE P - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The subsidiary bank had outstanding letters of credit of $1,446,000 and $927,000 at December 31, 2005 and 2004, respectively, and had made loan commitments of approximately $33,364,000 and $23,471,000 at December 31, 2005 and 2004, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the two years ended December 31, 2005, nor are any significant losses as a result of these transactions anticipated.

The primary market area served by the subsidiary bank is Forrest, Lamar, Jones, Pearl River and Jackson Counties within South Mississippi. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2005, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the banks’ loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower’s ability to repay a loan is dependent upon the economic stability of the area.

The Company has three leases for facilities. The first lease expires in July, 2006, and the monthly lease payments are $2,110. The second lease expires in May, 2006, and the monthly lease payments are $1,675. The third lease requires monthly payments of $2,706 through December, 2006, with escalation to $2,829 through the lease expiration in June, 2007. Three one-year renewal options are included in the lease terms. Renewal rates will be based on the increase in the Consumer Price Index.

Rental expense for premises and equipment for the years ended December 31, 2005 and 2004, was approximately $136,000 and $90,000, respectively.

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

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents -For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities - For securities held as investments, fair value equals market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits - The fair values of demand deposits are, as required by Statement No. 107, equal to the carrying value of such deposits. Demand deposits include noninterest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. The fair value of variable rate term deposits, those repricing within six months or less, approximates the carrying value of these deposits. Discounted cash flows have been used to value fixed rate term deposits and variable rate term deposits repricing after six months. The discount rate used is based on interest rates currently being offered on comparable deposits as to amount and term.

Short-Term Borrowings - The carrying value of any federal funds purchased and other short-term borrowings approximates their carrying values.

FHLB and Other Borrowings - The fair value of the fixed rate borrowings are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of any variable rate borrowings approximates their fair values.

Subordinated Debentures - The subordinated debentures bear interest at a variable rate and the carrying value approximates the fair value.

Off-Balance Sheet Instruments - Fair values of off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value until such commitments are funded or closed. Management has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                                                                   December 31, 2005                 December 31, 2004
                                                           --------------------------------   -------------------------------
                                                              Carrying          Estimated       Carrying          Estimated
                                                               Amount          Fair Value        Amount          Fair Value
                                                           -------------     --------------   ---------------   -------------
        Financial Instruments:                                                        (In thousands)
           Assets:
               Cash and cash equivalents                    $   28,888        $    28,888        $    7,146       $   7,146
               Securities available-for-sale                    48,543             48,543            26,351          26,351
               Securities held-to-maturity                          14                 14                15              15
               Other securities                                  2,103              2,103             2,156           2,156
               Loans                                           197,943            194,380           162,716         161,569

           Liabilities:
               Noninterest-bearing deposits                     49,585             49,585            30,365          30,365
               Interest-bearing deposits                       192,364            192,364           126,464         127,010
               Subordinated debentures                           7,217              7,217             7,217           7,217
               FHLB and other borrowings                        25,465             25,465            30,851          30,851
NOTE R - SUBSEQUENT EVENT

On February 22, 2006, the Company’s board of directors declared a two-for-one stock split effected in the form of a 100% stock dividend. The record date for the shareholders entitled to receive the additional shares is March 1, 2006. The stock split will result in the issuance of approximately 1,187,600 shares of common stock and will be accounted for by the transfer of approximately $1,187,600 from additional paid-in-capital to common stock. Pro forma net income per share amounts on a post-split basis for the years ended December 31, 2005 and 2004 would be as follows:

                                                                         Year Ended December 31
                                                                    -----------------------------------
                                                                     2005                        2004
                                                                     ----                        ----
Net income per common share
Basic:
   As reported                                                       $1.62                       $1.07
   Pro forma (unaudited)                                               .81                         .53

Diluted:
   As reported                                                       $1.53                       $1.03
   Pro forma (unaudited)                                               .77                         .52

The information presented in the consolidated financial statements and the related notes have not been restated to reflect the stock split.
NOTE S - PARENT COMPANY FINANCIAL INFORMATION

The balance sheets, statements of income, and cash flows for The First Bancshares, Inc. (parent only) follow.

                                               Condensed Balance Sheets
                                                                                                     December 31,
                                                                                         --------------------------------------
                                                                                                 2005              2004
                                                                                         ------------------   -----------------
          Assets:
            Cash and cash equivalents                                                     $      1,796,768    $     4,340,922
            Investment in subsidiary bank                                                       22,172,888         18,226,060
            Investment in statutory trust                                                          217,000            217,000
            Other securities                                                                       150,000            150,000
            Premises and equipment                                                                 677,063            752,292
            Other                                                                                  680,881            273,518
                                                                                         ------------------   -----------------
                                                                                          $     25,694,600    $    23,959,792
                                                                                         ==================   =================
          Liabilities and Stockholders' Equity:
            Subordinated debentures                                                       $      7,217,000    $     7,217,000
            Other                                                                                 -                     3,191
            Stockholders' equity                                                                18,477,600         16,739,601
                                                                                         ------------------   -----------------
                                                                                          $     25,694,600    $    23,959,792
                                                                                         ==================   =================

                                            Condensed Statements of Income
                                                                                                      Years Ended
                                                                                                      December 31,
                                                                                          -----------------------------------
                                                                                                 2005               2004
                                                                                          ---------------      --------------
    Income:
          Interest and dividends                                                            $   141,000           $  150,684
          Gain on sale of lease                                                                  59,748              152,562
          Other                                                                                   3,847               43,274
                                                                                          ---------------      --------------
                                                                                                204,595              346,520

      Expenses:
         Interest on borrowed funds                                                             502,649              370,788
         Other                                                                                  102,823              159,910
                                                                                          ---------------      --------------
                                                                                                605,472              530,698
      Loss before income taxes and equity in undistributed income
          of subsidiary                                                                        (400,877)            (184,178)
      Income tax benefit                                                                       (171,813)             (65,800)
                                                                                          ---------------      --------------
      Loss before equity in undistributed income of subsidiary                                 (229,064)            (118,378)
      Equity in undistributed income of subsidiary                                            2,138,258            1,361,121
                                                                                          ---------------      --------------
      Net income                                                                            $ 1,909,194          $ 1,242,743
                                                                                          ===============      ==============

                                        Condensed Statements of Cash Flows

                                                                                                      Years Ended
                                                                                                      December 31,
                                                                                          -----------------------------------
                                                                                                 2005               2004
                                                                                          ---------------      --------------

Cash flows from operating activities:

          Net income                                                                       $ 1,909,194          $ 1,242,743

Adjustments to reconcile net income to net cash used in operating activities:

              Equity in undistributed income of subsidiary                                  (2,138,258)          (1,361,121)
              Gain on sale of lease                                                            (59,748)            (152,562)
              Other, net                                                                      (222,460)              67,872
                Net cash used in operating activities                                         (511,272)            (203,068)

Cash flows from investing activities:

          Investment in subsidiary bank                                                     (2,000,000)                   -
          Other, net                                                                          (188,074)                   -
          Proceeds from sale of lease and land                                                 134,977              500,008
                Net cash provided by (used in) investing activities                         (2,053,097)             500,008
      Cash flows from financing activities:
          Dividends paid on common stock                                                      (233,690)            (174,774)
          Issuance of subordinated debentures                                                        -                    -
          Exercise of stock options                                                            253,905               40,010
          Purchase of treasury stock                                                                 -                    -
          Issuance of common stock                                                                   -                    -
               Net cash provided by (used in) financing activities                              20,215             (134,764)
      Net increase (decrease) in cash and cash equivalents                                  (2,544,154)             162,176
      Cash and cash equivalents at beginning of year                                         4,340,922            4,178,746
      Cash and cash equivalents at end of year                                             $ 1,796,768          $ 4,340,922

NOTE T - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)
                                                                                        Three Months Ended
                                                                   -------------------------------------------------------------
                                                                       Mar. 31         June 30       Sept. 30        Dec. 31
                                                                   -------------     -----------    -----------     ------------
                                                                             (In thousands, except per share amounts)
    2005
    Total interest income                                            $    3,302       $  3,718        $  4,101        $  4,571
    Total interest expense                                                1,073          1,274           1,493           1,703
                                                                   -------------     -----------    -----------     ------------
        Net interest income                                               2,229          2,444           2,608           2,868
    Provision for loan losses                                               204            233             313             170
                                                                   -------------     -----------    -----------     ------------
        Net interest income after provision for
           loan losses                                                    2,025          2,211           2,295           2,698
    Total non-interest income                                               459            433             368             422
    Total non-interest expense                                            1,937          1,900           2,055           2,246
    Income tax expense                                                      182            250             203             229
                                                                   -------------     -----------    -----------     ------------

    Net income                                                       $      365       $    494        $    405        $   645
                                                                   =============     ===========    ===========     ============

    Per share:
        Net income                                                   $      .31       $    .42        $    .34        $   .55
        Net income, diluted                                                 .30            .39             .33            .51
        Cash dividends declared                                             .20              -               -              -

    2004
    Total interest income                                            $    2,484       $  2,611        $  2,809        $ 3,110
    Total interest expense                                                  726            736             792            944
                                                                   -------------     -----------    -----------     ------------
        Net interest income                                               1,758          1,875           2,017          2,166
    Provision for loan losses                                               134            154             213            171
                                                                   -------------     -----------    -----------     ------------
    Net interest income after provision for
           loan losses                                                    1,624          1,721           1,804          1,995
    Total non-interest income                                               573            487             431            472
    Total non-interest expense                                            1,709          1,742           1,795          1,982
    Income tax expense                                                      161            164             152            159
                                                                   -------------     -----------    -----------     ------------

    Net income                                                       $      327       $    302        $    288       $    326
                                                                   =============     ===========    ===========     ============
    Per share:
        Net income                                                   $      .28       $    .26        $    .25       $    .28
        Net income, diluted                                                 .27            .25             .24            .27
        Cash dividends declared                                             .15              -               -              -

CORPORATE INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 5:00 p.m., Thursday, May 18, 2006, at the principal offices of The First, A National Banking Association located at 6480 U.S. Highway 98 West, Hattiesburg, MS, 39402. All shareholders are invited.

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

STOCK INFORMATION

The Company’s articles of incorporation authorize it to issue up to 10,000,000 shares of Common Stock. As of March 24, 2006, the Company had 2,375,200 shares outstanding, held by shareholders of record.

The Common Stock of the Company is traded on the OTC Bulletin Board exchange under the symbol FBMS.

Directors
The First Bancshares, Inc., and The First, A National Banking Association

David E. Johnson                                               Trent A. Mulloy
Chairman of the Board & CEO, The First Bancshares, Inc.        Vice President, Laurel Machine & Foundry Co.
Chairman of the Board & CEO, The First, A National             Perry E. Parker (Director of The First Bancshares, Inc. only)
    Banking Association                                        Peloton Partners, LLC
Dr. David Waldron Bomboy                                       Ted E. Parker
Orthopedic Surgeon                                             Cattle Farmer
M. Ray "Hoppy" Cole                                            Gerald C. Patch
President, The First Bancshares, Inc.                          Attorney
Gulf Coast Regional Manager, and President, Picayune Branch    Dennis L. Pierce
    of The First, A National Banking Association               President, Dennis Pierce, Inc.
E. Ricky Gibson                                                J. Douglas Seidenburg, CPA
President and Owner, N & H Electronics                         President, Molloy-Seidenburg & Co., Ltd., CPA's
Dr. Peeler G. Lacey                                            Ralph T. Simmons
Radiologist                                                    Retired VP, Sunbeam-Oster Corporation
Charles R. Lightsey                                            A. L. Smith
Social Security Disability Representative                      Owner, A. L. Smith Oil Co., Inc.
Fred A. McMurry                                                Andrew D. Stetelman
Vice President and General Manager, Havard Pest Control Inc.   President, London & Stetelman Commercial Realtors
Gregory H. Mitchell
Mayor, City of Picayune, MS

Advisory Boards

Laurel, Mississippi                                            Picayune, Mississippi
Roy H. Boutwell, Retired Chancery Clerk of Jones County        Kenny Allison, Real Estate Developer
Mike Chancellor, Dealer, Martin Motor Company                  Ron Baumann, CPA
Dr. Peeler G. Lacey, Radiologist                               Greg Mitchell, Mayor, City of Picayune, MS
Charles R. Lightsey, Social Security Disability                Gerald Patch, Attorney
    Representative                                             Dr. Kevin Smith, Veterinarian
Trent A. Mulloy, VP, Laurel Machine & Foundry                  Grady Thigpen, Insurance Agent
J. Douglas Seidenburg, CPA                                     Derwin Whitfield, Owner, Heritage Homes, Inc.
    President Molloy-Seidenburg & Co., Ltd., CPA's             Troy Whitfield, Owner, Whitfield Enterprises
Ralph T. Simmons, Retired VP, Sunbeam-Oster Corporation        Glade Woods, President, Partners for Pearl River County
Josephine Waites
Nick D. Welch, President, Eastern Fishing Tools
William H. Wells, Owner/Pharmacist, Wells-Carter Pharmacy      Pascagoula, Mississippi
                                                               Joe Colingo, Attorney
Purvis, Mississippi                                            Jay Fletcher, Insurance Agent
Dawn Fulce, Attorney                                           Dr. Mark Lyell, Urologist
Roger Herrin, Mayor, City of Purvis, MS                        Robert H. Maxwell, Owner, Robert Maxwell & Associates
David Lawson, Owner, Lil' Butcher Shoppe                       Dr. Alfred McNair, Gastroenterologist
John Wyzard, Owner, Wyzard Auto Parts                          Floyd Seal, Owner, Empress of MS, Inc.
                                                               Marshall Smith, Owner, Gulf Sales & Supply, Inc.

Corporate Officers

David E. Johnson                                               Dee Dee Rutland, CPA
Chairman of the Board & CEO                                    EVP & CFO
M. Ray "Hoppy" Cole                                            David O. Thoms
President                                                      COO