Form 10KSB, Exhibit 13
period 2006-12-31
FIRST BANCSHARES INC /MS/
filed 2007-03-30
CIK 947559

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management’s discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and its subsidiaries during the year ended December 31, 2006. The Company’s consolidated financial statements and related notes should also be considered.

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

Overview

The Company was incorporated on June 23, 1995, and serves as a financial holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi. The First began operations on August 5, 1996, from its main office in the Oak Grove community, which is on the western side of Hattiesburg. The Company organized another bank, the First National Bank of the Pine Belt (“Pine Belt”) which was formed in Laurel, Mississippi, and began operations on January 19, 1999. In January, 2004, The First and Pine Belt merged into one bank. The First currently operates its main office and two branches in Hattiesburg, one in Laurel, one in Purvis, one in Picayune, one in Pascagoula, one in Bay St. Louis, and one in Wiggins, Mississippi. The Company and its subsidiary bank engages in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals. The First is a wholly-owned subsidiary bank of the Company.

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

The Company grew from approximately $294.4 million in total assets, $200.3 million in loans, $241.9 million in deposits, and $18.5 million in shareholders’ equity at December 31, 2005 to approximately $417.8 million in total assets, $287.9 million in loans, $351.7 million in deposits, and $32.4 million in shareholders’ equity at December 31, 2006. The First reported net income of $3,697,000 and $2,138,000 for the years ended December 31, 2006, and 2005, respectively. For the years ended December 31, 2006 and 2005, the Company reported consolidated net income of $3,315,000 and $1,909,000, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company’s Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

The following table demonstrates the Company’s growth during each calendar year.

                                    SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Dollars In Thousands, Except Per Share Data)

                                                                       December 31,
                                   --------------------------------------------------------------------------------------
                                        2006             2005              2004              2003             2002
                                   ---------------- ---------------- ----------------- ----------------- ----------------
Earnings:
   Net interest income                   $  14,383        $  10,150         $   7,815         $   7,309        $   6,136
   Provision for loan
     Losses                                    800              921               672               468              369

   Noninterest income                        2,239            1,682             1,963             1,772            1,690
   Noninterest expense                      11,138            8,138             7,228             7,134            6,180
   Net income                                3,315            1,909             1,243             1,007              864

Per share data:
   Basic net income per Share            $    1.35         $    .81          $    .53          $    .43         $    .37
   Diluted net income per Share               1.27              .77               .51               .41              .36

Selected Year End
  Balances:
     Total assets                        $ 417,769        $ 294,390         $ 212,396         $ 164,941        $ 157,427
     Securities                             91,810           50,660            28,522            31,445           25,895
     Loans, net of Allowance               284,082          197,943           162,716           114,076          106,541
     Deposits                              351,722          241,949           156,830           121,698          118,121
     Stockholders' equity                   32,365           18,478            16,740            15,651           14,923

Results of Operations

The following is a summary of the results of operations by the subsidiary bank for the years ended December 31, 2006 and 2005.

                                                                 2006                2005
                                                          ---------------------------------------
                                                                      (In thousands)

Interest income                                                   $   23,736            $ 15,676

Interest expense                                                       8,671               5,163
                                                                  ----------           ---------
    Net interest income                                               15,065              10,513

Provision for loan losses                                                800                 921
                                                                  ----------           ---------
Net interest income after
  provision for loan losses                                           14,265               9,592
                                                                  ----------           ---------

Other income                                                           2,005               1,619

Other expense                                                         10,844               8,037

Income tax expense                                                     1,729               1,036
                                                                  ----------           ---------

    Net income                                                    $    3,697            $  2,138
                                                                  ==========           =========

The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2006 and 2005:

                                                                 2006                2005
                                                          ---------------------------------------
                                                                      (In thousands)

Net interest income:
    Net income of subsidiary bank                                 $   15,065          $   10,513
    Intercompany eliminations                                           (682)               (363)
                                                                  ----------          ----------
                                                                  $   14,383          $   10,150

Net income:
    Net income of subsidiary bank                                 $    3,697          $    2,138
    Net loss of the Company, excluding
       Intercompany accounts                                            (382)               (229)
                                                                  ----------          ----------
                                                                  $    3,315          $    1,909
                                                                  ==========          ==========

Consolidated Net Income

The Company reported consolidated net income of $3,315,000 for the year ended December 31, 2006, compared to a consolidated net income of $1,909,000 for the year ended December 31, 2005. This was the result of an increase in interest income of $8,067,000 due to the continued growth of earning assets. The increase in income was partially offset by a net increase in noninterest expense of $3,000,000, which was the result of anticipated staff additions and other operating costs related to the growth of the subsidiary bank and the opening of the new location in Bay St. Louis, along with the acquisition of the First National Bank of Wiggins.

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

Consolidated net interest income was $14,383,000 for the year ended December 31, 2006, as compared to $10,150,000 for the year ended December 31, 2005. This increase was the direct result of an increase in average earning assets for the year 2006 to $315,217,000 compared to $231,565,000 for the year 2005. This increase in earning assets was funded by an increase in deposits and by Federal Home Loan Bank (FHLB) borrowings. Deposits at December 31, 2006, totaled $351,722,000 compared to $241,949,000 at December 31, 2005. Average interest-bearing liabilities for the year 2006 were $262,165,000 compared to $195,382,000 for the year 2005. At December 31, 2006, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.96% compared to 3.94% at December 31, 2005. The net interest margin (which is net interest income divided by average earning assets) was 4.56% for the year 2006 compared to 4.38% for the year 2005. Rates paid on average interest-bearing liabilities increased from 2.84% for the year 2005 to 3.58% for the year 2006. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 75.4% of average earning assets for the year 2006 compared to 81.7% for the year 2005.

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

                                 Average Balances, Income and Expenses, and Rates

                                                                           Years Ended December 31,
                                ---------------------------------------------------------------------------------------------------
                                              2006                              2005                              2004
                                --------------------------------- --------------------------------- -------------------------------
                                Average     Income/     Yield/     Average    Income/     Yield/     Average    Income/     Yield/
                                 Balance    Expenses     Rate      Balance    Expenses     Rate      Balance    Expenses     Rate
                                --------------------------------- --------------------------------- -------------------------------
Assets                                                                 (Dollars in thousands)
Earning Assets
      Loans (1)(2)               $237,578     $19,976      8.41%   $189,187     $14,097      7.45%   $140,052     $10,143    7.24%
                                   65,795       3,195      4.86%     30,985       1,170      3.78%     24,740         814    3.29%
Securities
      Federal funds sold           11,000         545      4.95%     10,564         388      3.67%      2,942          39    1.33%
      Other                                                5.21%                             4.46%                           2.30%
                                      844          44                   829          37                   740          17
                                 --------     -------              --------     -------              --------     -------
      Total earning assets        315,217      23,760      7.54%    231,565      15,692      6.78%    168,474      11,013    6.54%
                                 --------     -------              --------     -------              --------     -------

    Cash and due from banks        10,352                             8,380                             5,498
      Premises and equipment        8,561                             8,478                             8,382
      Other assets                  9,158                             6,507                             5,442
      Allowance for loan
         losses                   (2,848)                           (2,017)                           (1,356)
                                 --------                          --------                          --------
      Total assets               $340,440                          $252,913                          $186,440
                                 ========                          ========                          ========

Liabilities
    Interest-bearing
      liabilities                $262,165     $ 9,377      3.58%   $195,382     $ 5,543      2.84%   $141,599     $ 3,198    2.26%
                                 --------     -------              --------     -------              --------     -------
    Demand deposits (1)            55,639                            38,766                            27,957
    Other liabilities               2,282                             1,487                               681
    Shareholders' equity           20,354                            17,278                            16,203
                                 --------                          --------                          --------
    Total liabilities and
     shareholders' equity        $340,440                          $252,913                          $186,440
                                 ========                          ========                          ========

    Net interest spread                                    3.96%                             3.94%                           4.28%
    Net yield on interest-earning
      Assets                                  $14,383      4.56%                $10,149      4.38%                $ 7,815    4.64%
                                              -------                           -------                           -------

____________________
(1)  All loans and deposits were made to borrowers in the United States.  The Company had no significant nonaccrual loans
     during the periods presented.  Loans include held for sale loans.
(2)  Includes loan fees of $976, $755, and $891  respectively.

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

                              Analysis of Changes in Consolidated Net Interest Income

                                            Year Ended December 31,         Year Ended December 31,
                                          -----------------------------   ----------------------------
                                                2006 versus 2005               2005 versus 2004
                                           Increase (decrease) due to     Increase (decrease) due to
                                          -----------------------------   ----------------------------
                                           Volume    Rate       Net       Volume     Rate      Net
                                          --------- -------- ----------   -------- --------- ---------
                                                            (Dollars in thousands)
Earning Assets
   Loans............................       $ 3,605  $ 2,274   $  5,879    $ 3,557  $    397   $ 3,954
   Securities.......................         1,316      709      2,025        205       151       356
   Federal funds sold ..............            16      141        157        247       102       349
   Other short-term investments ...              1        6          7          2        18        20
                                          --------- -------- ----------   -------- --------- ---------
     Total interest income ........          4,938    3,130      8,068      4,011       668     4,679
                                          --------- -------- ----------   -------- --------- ---------

Interest-Bearing Liabilities
      Interest-bearing transaction
      accounts......................           507       44        551         56       223       279
   Money market accounts............            51      224        275        155       175       330
   Savings deposits.................           129       80        209         36        88       124
   Time deposits....................         1,300    1,224      2,524        680       585     1,265
   Borrowed funds...................           118      156        274         35       312       347
                                          --------- -------- ----------   -------- --------- ---------
   Total interest expense...........         2,105    1,728      3,833        962     1,383     2,345
                                          --------- -------- ----------   -------- --------- ---------
   Net interest income..............       $ 2,833  $ 1,402   $  4,235    $ 3,049  $  (715)  $  2,334
                                          ========= ======== ==========   ======== ========= =========

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

The following tables illustrate the Company’s consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2004, 2005, and 2006.

                                                                    December 31, 2004
                                           ---------------------------------------------------------------------
                                                             After Three
                                                  Within       Through      Within    Greater Than
                                                   Three       Twelve         One      One Year or
                                                  Months       Months        Year     Nonsensitive     Total
                                           ---------------------------------------------------------------------
                                                                   (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................        $  69,419    $  23,899   $   93,318     $ 71,056     $ 164,374
      Securities (2).....................            6,042        3,968       10,010       18,362        28,372
      Funds sold and other...............            1,267          302        1,569          -           1,569
                                                ----------    ---------   ----------     --------    ----------
        Total earning assets.............           76,728       28,169      104,897       89,418       194,315
                                                ----------    ---------   ----------     --------    ----------

Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
          NOW accounts (1)...............         $      -    $  26,100     $ 26,100      $     -     $  26,100
      Money market accounts..............           28,757            -       28,757            -        28,757
      Savings deposits (1) ..............                -        7,129        7,129            -         7,129
      Time deposits......................           14,082       24,790       38,872       25,607        64,479
                                                ----------   ----------   ----------     --------    ----------
         Total interest-bearing deposits.           42,839       58,019      100,858       25,607       126,465
                                                ----------   ----------   ----------     --------    ----------

   Borrowed funds........................            6,355        5,213       11,568       19,283        30,851
                                                ----------   ----------   ----------     --------    ----------
   Total interest-bearing liabilities               49,194       63,232      112,426       44,890       157,316
                                                ----------   ----------   ----------     --------    ----------
   Interest-sensitivity gap per period...        $  27,534   $ (35,063)    $ (7,529)     $ 44,528      $ 36,999
                                                ==========   ==========   ==========     ========    ==========
   Cumulative gap at December 31, 2004...        $  27,534   $  (7,529)    $ (7,529)     $ 36,999      $ 36,999
                                                ==========   ==========   ==========     ========    ==========

   Ratio of cumulative gap to total
      earning assets at  December 31, 2004          14.17%      (3.87%)      (3.87%)       19.04%

                                                                   December 31, 2005
                                          ---------------------------------------------------------------------
                                                             After Three
                                                  Within       Through      Within    Greater Than
                                                   Three       Twelve         One      One Year or
                                                  Months       Months        Year     Nonsensitive     Total
                                           ---------------------------------------------------------------------
                                                                  (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................        $  81,679     $ 29,211    $ 110,890    $  89,419   $  200,309
      Securities (2).....................            9,110        5,650       14,760       35,750       50,510
      Funds sold and other...............           16,639          105       16,744            -       16,744
                                                ----------   ----------   ----------     --------    ----------
        Total earning assets.............          107,428       34,966      142,394      125,169      267,563
                                                ----------   ----------   ----------     --------    ----------
Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................         $      -    $  29,160    $  29,160      $     -    $  29,160
      Money market accounts..............           33,122            -       33,122            -       33,122
      Savings deposits (1) ..............                -       17,786       17,786            -       17,786
      Time deposits......................           11,832       74,169       86,001       26,295      112,296
                                                ----------   ----------   ----------     --------    ----------
         Total interest-bearing deposits.           44,954      121,115      166,069       26,295      192,364
                                                ----------   ----------   ----------     --------    ----------

   Borrowed funds........................                -        3,999        3,999       21,466       25,465
                                                ----------   ----------   ----------     --------    ----------
   Total interest-bearing liabilities               44,954      125,114      170,068       47,761      217,829
                                                ----------   ----------   ----------     --------    ----------
   Interest-sensitivity gap per period...        $  62,474   $ (90,148)   $ (27,674)    $  77,408    $  49,734
                                                ==========   ==========   ==========     ========    ==========
   Cumulative gap at December 31, 2005...        $  62,474   $ (27,674)   $ (27,674)    $  49,734    $  49,734
                                                ==========   ==========   ==========     ========    ==========
   Ratio of cumulative gap to total earning
      assets at December 31, 2005 .......            23.3%      (10.3%)      (10.3%)        18.6%

                                                                   December 31, 2006
                                          ---------------------------------------------------------------------
                                                             After Three
                                                  Within       Through      Within    Greater Than
                                                   Three       Twelve         One      One Year or
                                                  Months       Months        Year     Nonsensitive     Total
                                           ---------------------------------------------------------------------
                                                                  (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................        $  99,026   $   46,459   $  145,485   $  142,390   $  287,875
      Securities (2).....................            6,203        9,954       16,157       75,653       91,810
      Funds sold and other...............            9,225          219        9,444            -        9,444
                                                ----------   ----------  -----------  -----------   -----------
        Total earning assets.............          114,454       56,632      171,086      218,043      389,129
                                                ----------   ----------  -----------  -----------   -----------
Liabilities
   Interest-bearing liabilities
   Interest-bearing deposits
      NOW accounts (1)...................         $      -   $   61,673   $   61,673     $      -   $   61,673
      Money market accounts..............           35,592            -       35,592            -       35,592
      Savings deposits (1) ..............                -       20,621       20,621            -       20,621
      Time deposits......................           22,242      122,933      145,175       30,009      175,184
                                                ----------   ----------  -----------  -----------   -----------
         Total interest-bearing deposits.           57,834      205,227      263,061       30,009      293,070

   Borrowed funds (3)....................              750        4,153        4,903       15,924       20,827
                                                ----------   ----------  -----------  -----------   -----------
   Total interest-bearing liabilities....           58,584      209,380      267,964       45,933      313,897
                                                ----------   ----------  -----------  -----------   -----------
   Interest-sensitivity gap per period...        $  55,870   $(152,748)  $  (96,878)   $  172,010    $  75,132
                                                ==========   ==========  ===========  ===========   ===========
   Cumulative gap at December 31, 2006...        $  55,870  $  (96,878)  $  (96,878)    $  75,132    $  75,132
                                                ==========   ==========  ===========  ===========   ===========
   Ratio of cumulative gap to total earning
      assets at December 31, 2006 .......            14.4%      (24.9%)      (24.9%)        19.3%

______________
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
(3)  Does not include subordinated debentures of $11,341,000.

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

Additions to the allowance for loan losses, which are reported as the provision for loan losses on the Company's consolidated statements of income, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. The allowance consists of two components: allocated and unallocated. The allocated portion of the allowance is based upon specific allocations to specific loans, including impaired loans, and upon historical loan loss experience of the bank and its peer group ratios. Because the subsidiary bank was recently formed and has not yet established a reliable long term loss experience, management has elected to consider the loss experience of the bank's peer groups in determining an appropriate allowance based upon internal loan grades.

In August 2005, the bank's service area was impacted by Hurricane Katrina. In a significant portion of the service area, the damage can best be described as moderate; however, in our Pascagoula, Mississippi, branch location, the damage can be described as severe. The impact of damage caused by Hurricane Katrina on the quality of the bank's loan portfolio and the related loan loss exposure is extremely difficult to estimate and the situation has created an uncertainty in this regard. The uncertainty arises out of a number of circumstances over which the bank has no control and, at present, an inability to reasonably estimate an effect. The more significant uncertainties are: possible damage to or destruction of assets providing collateral to loans; continuing unresolved issues with insurance companies claiming no liability for damage to insured properties because of flooding, which is not covered under conventional residential and building policies; unknown number of business and individual bank borrowers impacted by business interruptions and related unemployment; and the unknown number of business borrowers that have lost, at least temporarily, a majority of their customer base. In addition, government officials and banking regulators have requested the Bank to extend or renew loans directly impacted by the Hurricane that might have otherwise been considered past due. As a result of this matter, the bank has increased its allowance for loan losses over that which would have resulted from utilization of its historical methodology by $152,347. The ultimate resolution of this matter may have a significant impact on the financial statements of the period in which the matters are resolved, however, as of March 15, 2007, no loss or increased delinquency can be attributed to loans affected by Hurricane Katrina.

The unallocated component reflects management's estimate of the probable inherent but undetected losses within the portfolio due to uncertainties about economic conditions, changes in collateral values and borrower financial condition, expansion into new markets, as well as other risk factors that have not yet manifested themselves.

The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the allowance during a given period, and current and anticipated economic conditions.

At December 31, 2006 the consolidated allowance for loan losses amounted to $3,793,000, or 1.32% of outstanding loans. At December 31, 2005, the allowance for loan losses amounted to $2,367,000, which was 1.18% of outstanding loans at December 31, 2005. The Company's provision for loan losses was $800,000 for the year ended December 31, 2006, compared to $921,000 for the year ended December 31, 2005. In each year, the provision was made based on management's assessment of general loan loss risk and asset quality.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis generally using the fair value of the collateral if the loan is collateral dependent. At December 31, 2006 and 2005, loans considered impaired were the same as nonaccrual loans as described in the following paragraph.

The Company discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that the collection of interest is doubtful. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. The Company had nonaccrual loans of $1,789,000 and $283,000 and no restructured or other nonperforming loans at December 31, 2006 and 2005, respectively. At December 31, 2006 the Company had loans in the principal amount of $3,035,000 delinquent 30 to 89 days, and loans of approximately $118,000 that were delinquent 90 days or more and still accruing. At December 31, 2005, the Company had loans in the principal amount of $1,046,000 delinquent by 30 to 89 days, and loans of approximately $331,000 that were delinquent by 90 days and still accruing.

A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming assets categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2006 and December 31, 2005, the subsidiary bank had potential problem loans of $7,691,231 and $3,592,717, respectively. This represents an increase of $4,098,514 of which $2,879,834 is attributable to two specific loan relationships.

                                      Consolidated Allowance For Loan Losses

                                                                                  Years Ended December 31,
                                                             ----------------------------------------------------------------------
                                                                  2006         2005         2004         2003         2002
                                                             -------------  ------------  ------------  -----------  --------------

Average loans outstanding........................               $ 237,578    $ 189,187     $140,052      $  112,468    $ 103,069
                                                             =============  ============  ============  ===========  ==============
Loans outstanding at period end..................               $ 287,875    $ 200,310     $164,374      $  115,242      107,662
                                                             =============  ============  ============  ===========  ==============
Total nonperforming loans........................                   1,789          283          361             197          274
                                                             =============  ============  ============  ===========  ==============
Beginning balance of allowance...................                   2,367        1,659        1,166           1,228        1,060

Loans charged-off................................                   (186)        (303)        (291)           (603)        (243)
                                                             -------------  ------------  ------------  -----------  --------------
Total loans charged-off..........................                   (186)        (303)        (291)           (603)        (243)
                                                             -------------  ------------  ------------  -----------  --------------
Total recoveries.................................                     107           90          112              73           42
                                                             -------------  ------------  ------------  -----------  --------------
Net loans charged-off............................                    (79)        (213)        (179)           (530)        (201)

Acquisition......................................                     705            -            -               -            -

Provision for loan losses........................                     800          921          672             468          369
                                                             -------------  ------------  ------------  -----------  --------------
Balance at period end............................               $   3,793    $   2,367     $  1,659      $    1,166    $   1,228
                                                             =============  ============  ============  ===========  ==============
Net charge-offs to average loans.................                    .03%         .11%         .13%            .47%         .20%
Allowance as percent of total loans..............                   1.32%        1.18%        1.01%           1.01%        1.14%
Nonperforming loans as a percentage of total loans                   .62%         .14%         .22%            .17%         .25%
Allowance as a multiple of nonperforming loans...                    2.1X         8.4X         4.6X            5.9X         4.8X

At December 31, 2006, the components of the allowance for loan losses consisted of the

                                                                  Allowance
                                                                (In thousands)
Allocated:
   Impaired loans                                                $      75
   Graded loans                                                        949
Unallocated                                                          2,769
                                                                 ----------
                                                                 $   3,793
                                                                 ==========

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

Noninterest income increased by $557,000 or 33.1% from $1,682,000 for the year ended December 31, 2005, to $2,239,000 for the year ended December 31, 2006. The activity fees were $1,318,000 for 2006 compared to $1,130,000 for 2005. A gain on sale of a parcel of land for $224,000 is also reflected in the increase.

Noninterest expense increased from $8.1 million for the year ended December 31, 2005 to $11.1 million for the year ended December 31, 2006. The Company experienced increases in most expense categories, which reflects the continued growth of the Company. The largest increase was in salary and employee benefits, which increased by $1.8 million in 2006 as compared to 2005. This increase included normal merit increases in salaries as well as the employment of additional employees throughout 2006, as well as staffing a new location and the acquisition of the First National Bank of Wiggins.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense

                                                                              Years ended December 31,
                                                                         --------------------------------
                                                                             2006       2005       2004
                                                                         ---------   ---------   --------
                                                                                  (In thousands)

Salaries and employee benefits....................................         $ 6,613    $ 4,816    $ 4,085
Occupancy.........................................................             746        585        531
Equipment.........................................................             858        768        690
Marketing and public relations....................................             320        207        176
Data processing...................................................             199        150        153
Supplies and printing.............................................             311        194        170
Telephone.........................................................             114         66         73
Correspondent services............................................             102         72        115
Deposit and other insurance.......................................             144        149        161
Professional and consulting fees..................................             407        287        298
Postage...........................................................             128        108        102
ATM fees..........................................................             110         77        109
Other.............................................................           1,086        659        565
                                                                         ---------   ---------   --------

     Total........................................................        $ 11,138    $ 8,138    $ 7,228
                                                                         =========   =========   ========

Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company’s goals is for loans to be the largest category of the Company’s earning assets. At December 31, 2006 and 2005, respectively, loans accounted for 74% and 75% of earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $237.6 million during 2006, as compared to $189.2 million during 2005, and $140 million during 2004, reflecting the substantial growth of the Company during the period.

The following table shows the composition of the loan portfolio by category:

                                           Composition of Loan Portfolio

                                                                              December 31,
                                                  ----------------------------------------------------------------------
                                                           2006                    2005                   2004
                                                  -----------------------  --------------------- -----------------------
                                                                Percent                  Percent               Percent
                                                     Amount    of Total       Amount    of Total     Amount    of Total
                                                   ----------  -----------  ---------- ----------- ---------  ----------
                                                                         (Dollars in thousands)

   Mortgage loans held for sale...................     $3,945       1.4%       $ 3,319       1.7%    $ 3,073       1.9%
   Commercial, financial and agricultural ........     36,258      12.6%        30,576      15.3%     23,248      14.2%
   Real Estate:
      Mortgage-commercial.........................     63,698      22.2%        48,335      24.1%     36,695      22.3%
      Mortgage-residential........................     94,840      32.9%        68,148      34.0%     61,869      37.6%
      Construction................................     69,420      24.1%        37,660      18.8%     28,842      17.5%
   Consumer and other.............................     19,714       6.8%        12,271       6.1%     10,648       6.5%
                                                   ----------  -----------  ---------- ----------- ---------  ----------
   Total loans....................................    287,875       100%       200,309     100.0%    164,375     100.0%
                                                               ===========             ===========            ==========
   Allowance for loan losses......................    (3,793)                  (2,367)               (1,659)
                                                   ----------               ----------             ---------
   Net loans......................................   $284,082                $ 197,942             $ 162,716
                                                   ==========               ==========             =========

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

The following table sets forth the Company’s commercial and construction real estate loans maturing within specified intervals at December 31, 2006.

                Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                December 31, 2006
                                              -------------------------------------------------------
                                                             Over One Year
                                                 One Year       Through       Over Five
                     Type                        or Less       Five Years       Years       Total
--------------------------------------------- -------------  ---------------  ------------ -----------
                                                              (Dollars in thousands)

Commercial, financial and agricultural......        $ 15,453        $ 18,767      $ 1,964   $ 36,184
Real estate - construction..................          69,420               -            -     69,420
                                                ------------      ----------    ---------  ----------
                                                    $ 84,873        $ 18,767      $ 1,964   $105,604
                                                ============      ==========    =========  ==========

Loans maturing after one year with:
Fixed interest rates........................                                                 $13,893
Floating interest rates.....................                                                   6,838
                                                                                            ---------
                                                                                             $20,731
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

Investment Securities. The investment securities portfolio is a significant component of the Company’s total earning assets. Total securities averaged $65.8 million in 2006, as compared to $31.0 million in 2005 and $24.7 million in 2004. This represents 20.9%, 13.4%, and 14.7% of the average earning assets for the years ended December 31, 2006, 2005, and 2004, respectively. At December 31, 2006, investment securities were $91.8 million and represented 23.6% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short term U.S. Treasury or agency obligations. This objective is particularly important as the Company continues to grow its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the book value of securities for the dates indicated.

                                               Securities Portfolio

                                                                December 31,
                                                   ---------------------------------------
                                                       2006          2005         2004
                                                               (In thousands)
Available-for-sale
    U. S. Government agencies.................        $ 69,453       $ 39,904    $ 16,565
    States and municipal subdivisions.........          15,474          5,879       7,280
    Corporate obligations.....................           3,448          2,760       2,506
    Mutual finds .............................           1,105              -           -
                                                    ----------    -----------    ----------
      Total available-for-sale................          89,480         48,543      26,351
                                                    ----------    -----------    ----------
Held-to-maturity
    U.S. Government agencies..................              13             14          14
                                                    ----------    -----------    ----------
Total.........................................        $ 89,493       $ 48,557    $ 26,365
                                                    ==========    ===========    ==========

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2006.

                            Investment Securities Maturity Distribution and Yields (1)

                                                                        December 31, 2006
                                      ---------------------------------------------------------------------------------------
                                                               After One But         After Five But
                                        Within One Year      Within Five Years      Within Ten Years      After Ten Years
                                      --------------------- --------------------- --------------------- ---------------------
                                       Amount      Yield     Amount      Yield     Amount      Yield     Amount      Yield
                                      ---------   --------- ---------  ---------- ---------  ---------- ---------  ----------
Held-to-maturity:
   U.S. Government agencies (2).....   $      -          -   $      -          -    $     -         -    $     -          -
Available-for-sale:

   U.S. Government agencies (3).....    $10,950      4.38%    $27,793      4.91%    $ 6,879      5.32%          -          -
   States and municipal subdivisions      1,134      3.03%      4,070      3.44%      6,973      3.86%      3,297      4.37%
   Corporate obligations............          -          -          -          -          -          -      3,448      6.86%
                                       ---------             ---------            ----------             ----------

Total investment securities
   available-for-sale...............    $12,084               $31,863               $13,852               $ 6,745
                                       =========             =========            ==========             ==========

____________________

(1)  Investments with a call feature are shown as of the contractual maturity date.
(2)  Excludes mortgage-backed securities with a yield of 7.22%.
(3)  Excludes mortgage-backed securities totaling $23.8 million with a yield of 5.21% and mutual funds of $1.1 million.

Short-Term Investments. Short-term investments, consisting of Federal Funds sold, averaged $11.0 million in 2006, $10.6 million in 2005, and $2.9 million in 2004. At December 31, 2006, and December 31, 2005, short-term investments totaled $8,772 and $15,785, respectively. These funds are a primary source of the Company’s liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits. Average total deposits increased $63.6 million, or 47.2% in 2005. Average total deposits increased $84.9 million, or 42.8% in 2006. At December 31, 2006, total deposits were $351.7 million, compared to $241.9 million a year earlier, an increase of 45.4%.

The following table sets forth the deposits of the Company by category for the period indicated.

                                                     Deposits

                                                               December 31,
                                     --------------------- ---------------------- ---------------------
                                             2006                  2005                   2004
                                     --------------------- ---------------------- ---------------------
                                                Percent                 Percent              Percent
                                                   of                     of                   of
                                      Amount    Deposits    Amount     Deposits    Amount    Deposits
                                     ---------  ---------  ---------  ----------  ---------- ----------

Noninterest-bearing accounts.......    $58,652      16.7%    $49,585       20.5%    $30,365      19.4%
NOW accounts.......................     61,673      17.5%     29,160       12.0%     26,100      16.6%
Money market accounts..............     35,592      10.1%     33,122       13.7%     28,757      18.3%
Savings accounts...................     20,621       5.9%     17,786        7.4%      7,129       4.6%
Time deposits less than $100,000...     92,364      26.3%     61,907       25.6%     34,710      22.1%
Time deposits of $100,000 or over..     82,820      23.5%     50,389       20.8%     29,769      19.0%
                                     ---------  ---------  ---------  ----------  ---------- ----------
    Total deposits.................   $351,722       100%   $241,949        100%   $156,830     100.0%
                                     =========  =========  =========  ==========  ========== ==========

The Company’s loan-to-deposit ratio was 80.7% at December 31, 2006 and 81.4% at December 31, 2005. The loan-to-deposit ratio averaged 81.0% during 2006. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $268.9 million at December 31, 2006 and $191.6 million at December 31, 2005. Management anticipates that a stable base of deposits will be the Company’s primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company’s certificates of deposit of $100,000 or more at December 31, 2006, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

                                       Maturities of Certificates of Deposit
                                                of $100,000 or More

                                                           After Three
                                          Within Three       Through       After Twelve
                                             Months       Twelve Months       Months            Total
                                         ---------------- --------------- ---------------- ----------------

December 31, 2006.....................      $ 11,004         $ 57,877        $ 13,939         $ 82,820

Borrowed Funds

Borrowed funds consist primarily of advances from the Federal Home Loan Bank of Dallas and federal funds purchased. At December 31, 2006, advances from the FHLB totaled $20.8 million compared to $25.5 million at December 31, 2005. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. No federal funds purchased were outstanding at December 31, 2006 or December 31, 2005.

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

In 2006, the Company issued subordinated debentures of $4,124,000 to The First Bancshares, Inc. Statutory Trust 2 (Trust 2). The Company is the sole owner of the equity of the Trust 2. The Trust 2 issued $4,000,000 of preferred securities to investors. The Company makes interest payments and will make principal payments on the debentures to the Trust 2. These payments will be the source of funds used to retire the preferred securities, which are redeemable at any time beginning in 2011 and mature in 2036. The Company entered into this arrangement to provide funding for expected growth.

Capital

Total shareholders’ equity as of December 31, 2006, was $32.4 million, an increase of $13.9 million or approximately 75.2%, compared with shareholders’ equity of $18.5 million as of December 31, 2005. $8.2 million of this increase is attributable to a public offering that closed in November, 2006. The Company sold 365,000 shares at a price of $22.50 per share.

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

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and the subsidiary bank exceeded their minimum regulatory capital ratios as of December 31, 2006 and 2005.

                                                    Analysis of Capital

                                      Adequately      Well             The Company                   The First
Capital Ratios                        Capitalized  Capitalized         December 31,                 December 31,
--------------                        ------------ -----------    -----------------------      -----------------------
                                                                     2006        2005             2006        2005
                                                                  ----------- -----------      ----------- -----------

Leverage.........................            4.0%        5.0%          10.3%        8.0%             7.9%        7.8%
Risk-based capital:
   Tier 1........................            4.0%        6.0%          13.7%       12.0%            10.6%       10.8%
   Total.........................            8.0%       10.0%          15.0%       12.4%            11.9%       11.9%

                                           Ratios

                                                            2006         2005          2004
                                                            ----         ----          ----
Return on assets (net income divided by
         average total assets)                               .97%         .75%          .67%

Return on equity (net income divided by
         average equity)                                    16.3%        11.0%          7.7%

Dividend payout ratio (dividends per
         share divided by net income per
            share)                                          11.9%        12.3%         14.2%

Equity to asset ratio (average equity
         divided  by average total assets)                   6.0%         6.8%          8.7%

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

The Company’s Federal Funds sold position, which is typically its primary source of liquidity, averaged $11.0 million during the year ended December 31, 2006 and totaled $8,772,000 at December 31, 2006. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2006, advances available totaled approximately $88.5 million of which $20.8 million had been drawn.

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

To the Audit Committee of the
Board of Directors and Stockholders
The First Bancshares, Inc.
Hattiesburg, Mississippi

We have audited the  accompanying  consolidated  balance sheets of The First  Bancshares,  Inc., and subsidiary as of December
31, 2006 and 2005, and the related  consolidated  statements of income,  changes in stockholders'  equity,  and cash flows for the years then ended.  These financial  statements are the responsibility of the Company'  management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion,  the financial  statements  referred to above  present  fairly,  in all material  respects,  the  consolidated financial  position of The First  Bancshares,  Inc., and  subsidiary as of  December 31,  2006 and 2005, and the  consolidated results  of their  operations  and their cash  flows for the years  then  ended,  in  conformity  with  accounting  principles generally accepted in the United States of America.

                                                     /S/ T. E. LOTT & COMPANY

Columbus, Mississippi
March 28, 2007

                                                   THE FIRST BANCSHARES, INC.
                                                  CONSOLIDATED BALANCE SHEETS
                                                   DECEMBER 31, 2006 AND 2005

       ASSETS                                                                                2006                 2005
                                                                                      -------------------- --------------------

Cash and due from banks                                                                      $  9,743,065         $ 12,144,142
Interest-bearing deposits with banks                                                              672,137              958,790
Federal funds sold                                                                              8,772,000           15,785,000
                                                                                      -------------------- --------------------
    Total cash and cash equivalents                                                            19,187,202           28,887,932
Held-to-maturity securities (fair value of  $13,539 in
    2006 and $13,967 in 2005)                                                                      13,363               13,808
Available-for-sale securities                                                                  89,480,015           48,543,078
Other securities                                                                                2,316,500            2,102,700
                                                                                      -------------------- --------------------
    Total securities                                                                           91,809,878           50,659,586
Loans held for sale                                                                             3,944,818            3,318,993
Loans, net of allowance for loan losses of $3,792,937
    in 2006 and $2,366,773 in 2005                                                            280,137,343          194,623,514
Interest receivable                                                                             2,905,133            1,714,535
Premises and equipment                                                                          9,953,178            8,330,506
Cash surrender value of life insurance                                                          5,247,889            5,054,161
Goodwill                                                                                          782,420                    -
Other assets                                                                                    3,800,942            1,800,588
                                                                                      -------------------- --------------------
Total assets                                                                                $ 417,768,803        $ 294,389,815
                                                                                      ==================== ====================

       LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Noninterest-bearing                                                                      $ 58,651,631         $ 49,584,666
    Interest-bearing                                                                          293,070,049          192,364,456
       Total deposits                                                                         351,721,680          241,949,122
Interest payable                                                                                1,021,194              452,469
Borrowed funds                                                                                 20,827,427           25,465,272
Subordinated debentures                                                                        11,341,000            7,217,000
Other liabilities                                                                                 492,697              828,352
                                                                                      -------------------- --------------------
       Total liabilities                                                                      385,403,998          275,912,215
                                                                                      -------------------- --------------------
Stockholders' Equity:
    Preferred stock, par value $1 per share, 10,000,000
       shares authorized; no shares issued and outstanding                                              -                    -
    Common stock, par value $1 per share: 10,000,000 shares
       authorized; 2,884,902 and 1,213,844 shares issued
       in 2006 and 2005, respectively                                                           2,884,902            1,213,844
    Additional paid-in capital                                                                 22,344,734           13,220,940
    Retained earnings                                                                           7,629,275            4,694,292
    Accumulated other comprehensive loss                                                         (30,461)            (187,831)
    Treasury stock, at cost                                                                     (463,645)            (463,645)
                                                                                      -------------------- --------------------
       Total stockholders' equity                                                              32,364,805           18,477,600
                                                                                      -------------------- --------------------
Total liabilities and stockholders' equity                                                  $ 417,768,803         $294,389,815
                                                                                      ==================== ====================

                         The accompanying notes are an integral part of these statements.

                                                   THE FIRST BANCSHARES, INC.
                                               CONSOLIDATED STATEMENTS OF INCOME
                                             YEARS ENDED DECEMBER 31, 2006 AND 2005

INTEREST INCOME                                                                                2006                 2005
                                                                                      -------------------- --------------------
    Interest and fees on loans                                                              $  19,976,374        $  14,097,048
    Interest and dividends on securities
       Taxable interest and dividends                                                           2,932,262              987,487
       Tax-exempt interest                                                                        262,469              183,141
    Interest on federal funds sold                                                                544,880              387,518
    Interest on deposits in banks                                                                  43,557               37,269
                                                                                      -------------------- --------------------
    Total interest income                                                                      23,759,542           15,692,463
                                                                                      -------------------- --------------------

INTEREST EXPENSE
    Interest on time deposits of $100,000 or more                                               1,830,773              898,990
    Interest on other deposits                                                                  5,755,611            3,127,870
    Interest on borrowed funds                                                                  1,789,894            1,515,792
                                                                                      -------------------- --------------------
       Total interest expense                                                                   9,376,278            5,542,652
                                                                                      -------------------- --------------------
    Net interest income                                                                        14,383,264           10,149,811
    Provision for loan losses                                                                     800,361              920,737
                                                                                      -------------------- --------------------
       Net interest income after provision for loan losses                                     13,582,903            9,229,074
                                                                                      -------------------- --------------------

OTHER INCOME
    Service charges on deposit accounts                                                         1,318,244            1,129,889
    Other service charges and fees                                                                490,421              385,315
    Bank owned life insurance income                                                              194,078              134,564
    Other gains                                                                                   224,315               59,748
    Loss on other real estate                                                                    (39,993)              (7,065)
    Gain (Loss) on fixed assets                                                                     2,645             (58,462)
    Other                                                                                          49,484               38,159
                                                                                      -------------------- --------------------
       Total other income                                                                       2,239,194            1,682,148
                                                                                      -------------------- --------------------

OTHER EXPENSE
    Salaries                                                                                    5,507,187            3,967,191
    Employee benefits                                                                           1,105,907              848,476
    Occupancy                                                                                     745,981              584,621
    Furniture and equipment                                                                       858,205              767,778
    Supplies and printing                                                                         311,111              193,500
    Professional and consulting fees                                                              407,004              287,428
    Marketing and public relations                                                                319,786              207,391
    Data processing                                                                               198,798              150,123
    Other                                                                                       1,684,278            1,131,717
                                                                                      -------------------- --------------------
       Total other expense                                                                     11,138,257            8,138,225
                                                                                      -------------------- --------------------

Income before income taxes                                                                      4,683,840            2,772,997
Income taxes                                                                                    1,368,826              863,803
                                                                                      -------------------- --------------------

Net income                                                                                   $  3,315,014         $  1,909,194
                                                                                      ==================== ====================
Net income per common share:
    Basic                                                                                    $       1.35         $        .81
    Diluted                                                                                          1.27                  .77

                         The accompanying notes are an integral part of these statements.

                                            THE FIRST BANCSHARES, INC.
                            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                      YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                                          Accumulated
                                                                                             Other
                             Compre-                      Additional                        Compre-
                             hensive        Common          Paid-in        Retained         hensive        Treasury
                              Income         Stock          Capital        Earnings          Loss           Stock          Total
                           ------------ --------------- --------------- --------------- --------------- -------------- ------------
Balance,
  January 1, 2005                          $ 1,194,940     $12,985,939    $3,018,788       $   3,579     $(463,645)    $ 16,739,601
Comprehensive
income:
    Net income 2005          $1,909,194              -               -     1,909,194               -              -       1,909,194
    Net change in
      unrealized gain
      (loss) on
      Available-for-
      sale securities,
      net of tax              (191,410)              -               -             -       (191,410)              -       (191,410)
                           ------------
Comprehensive
  Income                     $1,717,784
                           ============
Exercise of stock
  Options                                       18,904         235,001             -               -              -         253,905
Cash dividend
  declared, $.10
  per share                           -              -               -     (233,690)               -              -       (233,690)
                           ------------ --------------- --------------- --------------- --------------- -------------- ------------
Balance,
  December 31, 2005                          1,213,844      13,220,940     4,694,292       (187,831)      (463,645)      18,477,600
                                        --------------- --------------- --------------- --------------- -------------- ------------

Comprehensive
  income:
    Net income 2006          $3,315,014              -               -     3,315,014               -              -       3,315,014
    Net change in
      unrealized gain
      (loss) on
      Available-for-
      sale securities,
      net of tax                157,370              -               -             -         157,370              -         157,370
                           ------------
Comprehensive
  Income                     $3,472,384
                           ============
Stock Sale                                     365,000       7,820,355             -               -              -       8,185,355
2 for 1 stock split                          1,187,600     (1,187,600)             -               -              -               -
Exercise of stock
  Options                                        9,277          58,011             -               -              -          67,288
Adoption of SFAS
  123R                                                           9,211             -               -              -           9,211
Stock issued in
  Acquisition                                  109,181       2,423,817             -               -              -       2,532,998
Cash dividend
  declared, $.16
  per share                                          -               -     (380,031)               -              -       (380,031)
                                        --------------- --------------- --------------- --------------- -------------- ------------
Balance,
  December 31, 2006                      $   2,884,902    $ 22,344,734   $ 7,629,275      $ (30,461)    $ (463,645)    $ 32,364,805
                                        =============== =============== =============== =============== ============== ============

                         The accompanying notes are an integral part of these statements.

                                                 THE FIRST BANCSHARES, INC.
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                                             2006                 2005
                                                                                      -------------------- --------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                               $  3,315,014         $  1,909,194
    Adjustments to reconcile net income to net cash:
       Depreciation and amortization                                                              676,074              626,287
       SFAS 123 expense                                                                             9,211                    -
       FHLB Stock dividends                                                                      (72,800)             (51,700)
       Loss on disposal of assets                                                                       -               63,113
       Provision for loan losses                                                                  800,361              920,737
       Deferred income taxes                                                                       20,186              229,453
       Increase in cash value of life insurance                                                 (193,728)            (134,564)
       Securities, amortization and accretion, net                                                127,940               43,941
       Other gains                                                                              (224,315)             (59,748)
       Loss on other real estate                                                                   39,993                7,065
       Changes in:
          Loans held for sale                                                                   (625,825)            (246,137)
          Interest receivable                                                                   (782,616)            (626,433)
          Other assets                                                                          (510,874)            (793,160)
          Interest payable                                                                        455,273              261,420
          Other liabilities                                                                     (425,738)              129,379
                                                                                      -------------------- --------------------
    Net cash provided by operating activities                                                   2,608,156            2,278,847
                                                                                      -------------------- --------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Cash received in excess of cash paid for acquisition                                        1,833,291                    -
    Purchases of available-for-sale securities                                               (47,441,689)         (32,178,300)
    Purchases of other securities                                                               (444,350)            (301,100)
    Proceeds from maturities and calls of available-for-sale securities                        28,102,155            8,653,164
    Proceeds from sales of securities available-for-sale                                        2,457,620            1,000,000
    Proceeds from redemption of other securities                                                  303,350              406,400
    Proceeds from sale of lease/land                                                              532,755              134,977
    Proceeds from sale of other real estate                                                       492,670               50,625
    Increase in loans                                                                        (69,404,210)         (36,101,865)
    Investment in bank owned life insurance                                                             -          (1,600,000)
    Additions to premises and equipment                                                       (1,672,841)            (354,854)
                                                                                      -------------------- --------------------
    Net cash used in investing activities                                                    (85,241,249)         (60,290,953)
                                                                                      -------------------- --------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Increase in deposits                                                                       65,573,596           85,119,496
    Proceeds from borrowed funds                                                               10,000,000           19,901,100
    Repayment of borrowed funds                                                              (14,637,845)         (25,286,461)
    Exercise of stock options                                                                      67,288              253,905
    Dividends paid on common stock                                                              (380,031)            (233,690)
    Issuance of subordinated debentures                                                         4,124,000                    -
    Issuance of common stock                                                                    8,185,355                    -
                                                                                      -------------------- --------------------
    Net cash provided by financing activities                                                  72,932,363           79,754,350
                                                                                      -------------------- --------------------

                         The accompanying notes are an integral part of these statements.

                                            THE FIRST BANCSHARES, INC.
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      YEARS ENDED DECEMBER 31, 2006 AND 2005

Net increase (decrease) in cash and cash equivalents                                          (9,700,730)           21,742,244
Cash and cash equivalents at beginning of year                                                 28,887,932            7,145,688
                                                                                          ----------------      ---------------
Cash and cash equivalents at end of year                                                     $ 19,187,202         $ 28,887,932
                                                                                          ================      ===============

Cash paid during the year for:
    Interest                                                                                 $  8,807,553         $  5,281,232
    Income taxes                                                                                2,457,655            1,051,417

Non-cash activities:
    Transfers of loans to other real estate                                                       739,030              193,560
    Issuance of stock in acquisition                                                            2,532,998                    -

                               The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — NATURE OF BUSINESS

The First Bancshares, Inc. (the Company) is a financial holding company whose business is primarily conducted by its wholly-owned subsidiary, The First, A National Banking Association. The bank provides a full range of banking services in its primary market area of South Mississippi. The Company, as a financial holding company, is regulated by the Federal Reserve Bank. Its subsidiary bank is subject to the regulation of the Office of the Comptroller of the Currency (OCC).

NOTE B — SUMMARY OF ACCOUNTING POLICIES

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

3.     Cash and Due From Banks

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2006, the required reserve balance on deposit with the Federal Reserve Bank was approximately $25,000.

4.     Securities

Investments in securities are accounted for as follows:

Available-for-Sale Securities

Securities classified as available-for-sale are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported in stockholders’ equity, net of tax, until realized. Premiums and discounts are recognized in interest income using the interest method.

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

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2006 and 2005.

Other Securities

Other securities are carried at cost and are restricted in marketability. Other securities consist of investments in the Federal Home Loan Bank (FHLB), Federal Reserve Bank and First National Bankers’ Bankshares, Inc.

5.     Loans held for sale

The Company originates fixed rate single family, residential first mortgage loans on a presold basis. The Company issues a rate lock commitment to a customer and concurrently “locks in” with a secondary market investor under a best efforts delivery mechanism. Such loans are sold without the servicing retained by the Company. The terms of the loan are dictated by the secondary investors and are transferred within several weeks of the Company initially funding the loan. The Company recognizes certain origination fees and service release fees upon the sale which are included in interest and fees on loans in the consolidated statements of income. Between the initial funding of the loans by the Company and the subsequent purchase by the investor, the Company carries the loans held for sale at the lower of cost or fair value in the aggregate as determined by the outstanding commitments from investors.

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

Loans are generally placed on a nonaccrual status when principal or interest is past due ninety days or when specifically determined to be impaired. When a loan is placed on nonaccrual status, interest accrued but not received is generally reversed against interest income. If collectibility is in doubt, cash receipts on nonaccrual loans are used to reduce principal rather than recorded in interest income. Past due status is determined based upon contractual terms.

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

Management evaluates the adequacy of the allowance for loan losses on a regular basis. These evaluations are based upon a periodic review of the collectibility considering historical experience, the nature and value of the loan portfolio, underlying collateral values, internal and independent loan. reviews, and prevailing economic conditions. In addition, the OCC, as a part of the regulatory examination process, reviews the loan portfolio and the allowance for loan losses and may require changes in the allowance based upon information available at the time of the examination. The allowance consists of two components: allocated and unallocated. The components represent an estimation done pursuant to either Financial Accounting Standards Board (FASB) Statement No. 5, Accounting for Contingencies, or FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan. The allocated component of the allowance reflects expected losses resulting from an analysis developed through specific credit allocations for individual loans, including any impaired loans, and historical loan loss history. The analysis is performed quarterly, and loss factors are updated regularly.

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

9.     Other Real Estate

Other real estate consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses. At December 31, 2006 and 2005, other real estate totaled $557,089 and $310,728, respectively.

10.     Goodwill and Intangible Assets

The following table summarizes the changes in goodwill and core deposit intangible asset for the year ended December 31, 2006.

                                                                                            Core deposit
(Dollars in thousands)                                                  Goodwill              intangible
                                                          ----------------------- -----------------------

Balance, January 1, 2006                                                    $  0                    $  0
Additions                                                                    782                     693
Amortization                                                                   -                    (17)
                                                                        --------                --------
Balance, December 31, 2006                                                  $782                    $676
                                                                        ========                ========

Acquired goodwill and core deposit intangible are related to the acquisition of First National Bank of Wiggins.

The following table presents the forecasted core deposit intangible asset amortization expense for 2007 through 2011.

(Dollars in thousands)                          Full year
                                                 expected
Year                                           amortization
----                                           ------------
2007                                               $ 69
2008                                               $ 69
2009                                               $ 69
2010                                               $ 69
2011                                               $ 69

11.     Other Assets and Cash Surrender Value

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

12.     Stock Options

Prior to January 1, 2006, the Company’s stock option plans were accounted for under the recognition and measurement provisions of APB Opinion No. 25 (Opinion 25), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation (as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure) (collectively SFAS 123). No stock-based employee compensation cost was recognized in the Company’s consolidated statements of earnings through December 31, 2005, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of the grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123 (R), Share-Based Payment (SFAS 123R), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. As of December 31, 2006, only 5,283 stock options were not fully vested and no stock options were granted during the twelve months ended December 31, 2006.

As a result of adopting SFAS 123R on January 1, 2006, the Company’s earnings before income taxes for the twelve months ended December 31, 2005 are not materially different than if the Company had continued to account for share-based compensation under Opinion 25. As of December 31, 2006, the Company had 5,283 stock options not fully vested and there was $4,013 of total unrecognized compensation cost related to these non-vested options.

The following table illustrates the effect on net income and income per share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company’s stock option plan for the twelve months ended December 31, 2005. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and is being amortized to expense over the options’ vesting periods.

                                                                                     Year ended
                                                                                  December 31, 2005
                                                                                  ------------------
                     Net income, as reported                                             $1,909,194
                     Deduct:  Total stock-based employee
                         compensation expense determined
                         under fair value based method
                         for all awards, net of related
                         tax effects                                                          8,368

                                                                                         ----------
                     Pro forma net income                                                $1,900,826
                                                                                         ==========
                     Earnings per share:
                         Basic - as reported                                               $    .81
                         Basic - pro forma                                                      .80

                         Diluted - as reported                                                  .77
                         Diluted - pro forma                                                    .77

13.     Income Taxes

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

14.     Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2006 and 2005, was approximately $263,644 and $149,340, respectively.

15.     Statements of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold. Generally, federal funds are sold for a one to seven day period.

16.     Off-Balance Sheet Financial Instruments

In the ordinary course of business, the subsidiary bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines and standby letters of credit. Such financial instruments are recorded in the financial statements when they are exercised.

17.     Per Share Amounts

Per share amounts are presented in accordance with FASB Statement No. 128, Earnings Per Share. Under Statement No. 128, two per share amounts are considered and presented, if applicable. Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reporting period. Diluted per share data includes any dilution from potential common stock outstanding, such as exercise of stock options.

The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations:

                                       For the Year Ended                                       For the Year Ended
                                       December 31, 2006                                        December 31, 2005
                           --------------------------------------------------   -------------------------------------------------
                                Net                                                  Net
                               Income            Shares          Per Share         Income              Shares         Per Share
                            (Numerator)       (Denominator)        Amount        (Numerator)       (Denominator)        Amount
                           ---------------   -----------------  -------------   ----------------  -----------------  ------------
Basic per share                $3,315,014            2,450,988       $  1.35        $ 1,909,194           2,358,308        $  .81
                                                                =============                                        ============
Effect of dilutive
    Shares:
        Stock options                                  158,156                                              130,582
                                             -----------------                                    -----------------

Diluted per share              $3,315,014            2,609,144       $  1.27        $ 1,909,194           2,488,890        $  .77
                           ===============   ================= ==============   ================  =================   ===========

The diluted per share amounts were computed by applying the treasury stock method.

18.     Reclassifications

Certain reclassifications have been made to the 2005 financial statements to conform with the classifications used in 2006. These reclassifications did not impact the Company’s consolidated financial condition or results of operations.

19.     Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. This statement will be effective for financial statements issued for the year ending December 31, 2008. Management is currently evaluating the impact of this statement on the Company.

NOTE C — ACQUISITION

On October 1, 2006, the Company completed a merger transaction in which it acquired First National Bank of Wiggins (“Wiggins”), headquartered in Wiggins, Mississippi. This acquisition was consistent with the Company’s strategy of expanding its operations and market share in Mississippi. The results of operations of Wiggins have been included in the Company’s consolidated financial statements since the acquisition date.

The aggregate purchase price for the acquisition was $5.0 million which included cash of $2.1 million, direct merger costs of $.4 million, and approximately 109,000 shares of common stock with an aggregate fair value of $2.5 million. The aggregate value of the common stock was calculated for this purpose using a $23.20 per share value based on the closing price of First Bancshares stock on the acquisition announcement date.

The transaction was accounted for under the purchase method of accounting, with Wiggins’ assets and liabilities being recorded at their estimated fair values. Wiggins’ allowance for loan losses was recorded at the carrying value and contained no specific reserves. The purchase price in excess of the net fair value of the assets and liabilities acquired was recorded as goodwill. The amount of goodwill recorded was $.8 million. The goodwill will not be tax deductible for federal income tax purposes.

The following table summarizes the preliminary estimated fair value of assets and liabilities purchased at the date of acquisition.

            (Dollars in thousands)
            ----------------------
                Assets acquired:
                     Cash and cash equivalents                                                                $  4,268
                     Investment securities                                                                      24,025
                     Loans, net                                                                                 17,649
                     Premises and equipment, net                                                                   832
                     Core deposit intangible                                                                       693
                     Goodwill                                                                                      782
                     Other assets, net                                                                           1,121
                                                                                                            ----------
                           Total assets acquired                                                              $ 49,370
                                                                                                            ==========
                Liabilities assumed:
                     Deposits                                                                                 $ 44,199
                     Other liabilities                                                                             203
                                                                                                            ----------
                           Total liabilities assumed                                                          $ 44,402
                                                                                                            ----------
                           Net assets purchased                                                               $  4,968
                                                                                                            ==========

The Company is amortizing the resulting core deposit intangible of $693,000 using the straight-line method over ten years. In periods subsequent to the acquisition date for up to one year, certain assets and liabilities may be adjusted as part of the allocation of the purchase price as preliminary estimates are finalized.

The following unaudited summary information presents the consolidated results of operations of the Company on a pro forma basis for the years ended December 31, 2006 and 2005 as if the First National Bank of Wiggins had been acquired on January 1, 2006 and 2005, respectively.

                                                   Year Ended December 31,
                                              -----------------------------------
                                                    2006              2005
                                              ----------------- -----------------

Interest income                                      $  25,888         $  18,240
Interest expense                                        10,180             6,604
    Net income                                           2,721             1,666

Net income per share:
    Basic                                             $   1.07          $   0.65
    Diluted                                               1.01              0.62

NOTE D — SECURITIES

    A  summary  of  the  amortized   cost  and  estimated   fair  value  of   available-for-sale   securities   and
    held-to-maturity securities at December 31, 2006 and 2005, follows:

                                                                                  December 31, 2006
                                                        -----------------------------------------------------------------------

                                                                               Gross             Gross           Estimated
                                                           Amortized         Unrealized        Unrealized           Fair
                                                              Cost             Gains             Losses            Value
                                                        ----------------- ----------------- ----------------- -----------------
   Available-for-sale securities:
      Obligations of U.S. Government
         Agencies                                            $45,766,878         $  53,137         $ 198,001       $45,622,014
      Tax-exempt and taxable
         obligations of states and
         municipal subdivisions                               15,393,960           132,295            52,420        15,473,835
       Mortgage-backed securities                             23,809,129            88,553            66,127        23,831,555
       Corporate obligations                                   3,451,390               490             4,072         3,447,808
       Arm Fund                                                1,104,803                 -                 -         1,104,803
                                                        ----------------- ----------------- ----------------- -----------------
                                                             $89,526,160        $  274,475         $ 320,620       $89,480,015
                                                        ================= ================= ================= =================
   Held-to-maturity securities:
       Mortgage-backed securities                              $  13,363          $    176           $     -         $  13,539

                                                                                  December 31, 2005
                                                        -----------------------------------------------------------------------

                                                                                Gross             Gross          Estimated
                                                           Amortized         Unrealized        Unrealized           Fair
                                                              Cost              Gains            Losses            Value
                                                        ----------------- ----------------- ----------------- -----------------
   Available-for-sale securities:
      Obligations of U.S. Government
         Agencies                                            $32,030,191          $   5,699        $ 239,639       $31,796,251
      Tax-exempt and taxable
         obligations of states and
         municipal subdivisions                                5,844,353             82,114           47,043         5,879,424
       Mortgage-backed securities                              8,194,035              6,226           92,858         8,107,403
       Corporate obligations                                   2,759,092                908                -         2,760,000
                                                        ----------------- ----------------- ----------------- -----------------
                                                             $48,827,671         $   94,947        $ 379,540       $48,543,078
                                                        ================= ================= ================= =================
   Held-to-maturity securities:
       Mortgage-backed securities                            $    13,808         $      159        $       -       $    13,967
                                                        ================= ================= ================= =================

The scheduled maturities of securities at December 31, 2006, are as follows:

                                                                Available-for-Sale                    Held-to-Maturity
                                                       -------------------------------------- ----------------------------------
                                                                               Estimated                           Estimated
                                                           Amortized             Fair            Amortized           Fair
                                                              Cost               Value              Cost             Value
                                                       ------------------- ------------------ ----------------- ----------------

      Due less than one year                                 $ 11,971,035        $11,947,740           $     -          $     -
      Due after one year through five years                    31,976,445         31,863,407                 -                -
      Due after five years through ten years                   12,665,354         12,668,879                 -                -
      Due after ten years                                       9,104,197          9,168,434                 -                -
      Mortgage-backed securities                               23,809,129        $23,831,555            13,363           13,539
                                                       ------------------- ------------------ ----------------- ----------------
                                                             $ 89,526,160        $89,480,015         $  13,363        $  13,539
                                                       =================== ================== ================= ================

Actual  maturities can differ from  contractual  maturities  because the  obligations  may be called or prepaid with or without penalties.

No gains or losses were realized on available-for-sale securities in 2006 or 2005.

Securities with a carrying value of $39,773,897  and  $11,221,000 at December 31, 2006 and 2005,  respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

The  details   concerning   securities   classified  as   available-for-sale   with  unrealized   losses  as  of
December 31, 2006 and 2005, were as follows:

                                                                          2006
                                 ------------------------------- -------------------------------- -------------------------------
                                       Losses < 12 Months             Losses 12 Months or >                   Total
                                 ------------------------------- -------------------------------- -------------------------------
                                                     Gross                            Gross                           Gross
                                      Fair         Unrealized         Fair         Unrealized          Fair         Unrealized
                                     Value           Losses          Value           Losses           Value           Losses
                                 --------------- --------------- --------------- ---------------- --------------- ---------------
Obligations of U.S.
   Government agencies              $12,516,448       $  35,403     $13,356,106        $ 162,598     $25,872,554       $ 198,001
Tax-exempt and tax-
     able obligations of
     states and municipal
     subdivisions                     4,801,648          25,135       2,122,409           27,285       6,924,057          52,420
Mortgage-backed
     Securities                       4,097,314          11,463       3,299,976           54,664       7,397,290          66,127
Corporate obligations                 1,303,272           4,072               -                -       1,303,272           4,072
                                 --------------- --------------- --------------- ---------------- --------------- ---------------
                                    $22,718,682       $  76,073     $18,778,491        $ 244,547     $41,497,173       $ 320,620
                                 =============== =============== =============== ================ =============== ===============

                                                                       2005
                                 ------------------------------- -------------------------------- -------------------------------
                                       Losses < 12 Months             Losses 12 Months or >                   Total
                                 ------------------------------- -------------------------------- -------------------------------
                                                     Gross                            Gross                           Gross
                                      Fair         Unrealized         Fair         Unrealized          Fair         Unrealized
                                     Value           Losses          Value           Losses           Value           Losses
                                 --------------- --------------- --------------- ---------------- --------------- ---------------
Obligations of U.S.
   Government agencies              $22,124,908       $ 164,105      $5,179,618        $  75,534     $27,304,526       $ 239,639
Tax-exempt and tax-
     able obligations of
     states and municipal
     subdivisions                     1,616,839          19,078       1,519,399           27,966       3,136,238          47,044
Mortgage-backed
     Securities                       4,148,550          56,071       1,756,360           36,786       5,904,910          92,857
                                 --------------- --------------- --------------- ---------------- --------------- ---------------
                                    $27,890,297       $ 239,254      $8,455,377        $ 140,286     $36,345,674       $ 379,540
                                 =============== =============== =============== ================ =============== ===============

Approximately 52% of the number of securities in the investment portfolio at December 31, 2006 reflected an unrealized loss. Management is of the opinion the Company has the ability to hold these securities until such time as the value recovers or the securities mature. Management also believes the deterioration in value is attributable to changes in market interest rates and not to the credit quality of the issuer.

NOTE E — LOANS

Loans outstanding included the following types at December 31, 2006 and 2005:

                                                                                                  2006               2005
                                                                                           ----------------- ------------------
                                                                                                     (In thousands)

      Commercial, financial and agricultural                                                      $  36,258          $  30,576
      Real estate - construction                                                                     69,420             37,660
      Real estate - mortgage                                                                        158,538            116,484
      Installment loans to individuals                                                               19,525             12,145
      Overdrafts                                                                                        189                126
                                                                                           ----------------- ------------------
                                                                                                    283,930            196,991
      Allowance for loan losses                                                                     (3,793)            (2,367)
                                                                                           ----------------- ------------------
                                                                                                 $  280,137         $  194,624
                                                                                           ================= ==================

    Transactions in the allowance for loan losses for the years ended December 31, 2006 and 2005, were as follows:

                                                                                                 2006                2005
                                                                                          ------------------ ------------------

      Balance at beginning of year                                                              $ 2,366,773        $ 1,658,527

      Additions:
          First National Bank of Wiggins acquisition                                                704,707                  -
          Provision for loan losses charged to operations                                           800,361            920,737
          Recoveries                                                                                107,386             89,978
                                                                                          ------------------ ------------------
                                                                                                  3,979,227          2,669,242
      Deductions:
          Loans charged off                                                                         186,290            302,469
                                                                                          ------------------ ------------------
      Balance at end of year                                                                    $ 3,792,937        $ 2,366,773
                                                                                          ================== ==================

During the years 2006 and 2005 and as of December 31, 2006 and 2005, no significant loans were classified as impaired.

At December 31, 2006 and 2005, the Company had nonaccrual loans and loans past due 90 days or more as follows:

                                                                                                2006                 2005
                                                                                         ------------------- ------------------
                                                                                                    (In thousands)

      Nonaccrual loans                                                                        $  1,789            $   283
      Past due 90 days or more and still accruing                                                  118                331

NOTE F — PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

                                                                                                2006                 2005
                                                                                         ------------------- ------------------

      Premises:
          Land                                                                                   $3,205,280         $2,431,604
          Buildings and improvements                                                              6,462,212          5,640,164
      Equipment                                                                                   4,287,101          3,669,932
      Construction in progress                                                                       18,529             11,893
                                                                                         ------------------- ------------------
                                                                                                 13,973,122         11,753,593
      Less accumulated depreciation and amortization                                            (4,019,944)        (3,423,087)
                                                                                         ------------------- ------------------

                                                                                                 $9,953,178         $8,330,506
                                                                                         =================== ==================

The amounts charged to operating expense for depreciation were $573,471 and $556,455 in 2006 and 2005, respectively.

NOTE G — DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more for 2006 and 2005 was $82,820,395 and $50,388,588, respectively.

At December 31, 2006, the scheduled maturities of time deposits included in interest-bearing deposits were as follows (in thousands):

                                                        Year                    Amount
                                                        ----                    ------
                                                        2007                  $ 68,881,140
                                                        2008                     8,645,762
                                                        2009                     2,226,993
                                                        2010                     2,033,665
                                                        2011                     1,032,835
                                                                              ------------
                                                                              $ 82,820,395
                                                                              ============

NOTE H — BORROWED FUNDS

Borrowed funds consisted of the following:

                                                                                                     December 31,
                                                                                         --------------------------------------
                                                                                                2006                 2005
                                                                                         ------------------- ------------------

      FHLB advances                                                                             $20,827,427        $25,465,272
                                                                                                ===========        ===========

Advances from the FHLB have maturity dates ranging from March, 2007, through June, 2013. Interest is payable monthly at rates ranging from 2.651% to 5.920%. Advances due to the FHLB are collateralized by a blanket lien on first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. At December 31, 2006, FHLB advances available and unused totaled $67.7 million.

Future annual principal repayment requirements on the borrowings from the FHLB at December 31, 2006, are as follows:

                                                 Year                               Amount
                                                 ----                               ------

                                                 2007                           $ 4,903,071
                                                 2008                             3,342,236
                                                 2009                             4,545,036
                                                 2010                             7,530,288
                                                 2011                                36,140
                                            Thereafter                              470,656
                                                                                -----------
                                                                                $20,827,427
                                                                                ===========

NOTE I — REGULATORY MATTERS

The Company and its subsidiary bank are subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage). Management believes, as of December 31, 2006, that the Company and its subsidiary bank exceed all capital adequacy requirements.

At December 31, 2006 and 2005, the subsidiary bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization. The actual capital amounts and ratios at December 31, 2006 and 2005, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

                                                               Company                             Subsidiary
                                                         (Consolidated)                             The First
                                            ------------------------------------ ----------------------------------
                                                    Amount               Ratio          Amount              Ratio
                                                    ------               -----          ------              -----
      December 31, 2006
          Total risk-based                           $45,627              15.0%          $36,027             11.9%
          Tier I risk-based                           41,834              13.7%           32,234             10.6%
          Tier I leverage                             41,834              10.3%           32,234              7.9%

      December 31, 2005
          Total risk-based                           $25,666              12.4%          $24,728             11.9%
          Tier I risk-based                           24,887              12.0%           22,361             10.8%
          Tier I leverage                             24,887               8.0%           22,361              7.8%

    The minimum  amounts of capital and ratios as established by banking  regulators at December 31, 2006 and 2005, are as follows:

                                                               Company                             Subsidiary
                                                         (Consolidated)                             The First
                                            ------------------------------------ ----------------------------------
                                                    Amount                Ratio          Amount              Ratio
                                                    ------                -----          ------              -----
      December 31, 2006
          Total risk-based                           $24,473               8.0%          $24,372              8.0%
          Tier I risk-based                           12,236               4.0%           12,185              4.0%
          Tier I leverage                             16,287               4.0%           16,237              4.0%

      December 31, 2005
          Total risk-based                           $16,612               8.0%          $16,588              8.0%
          Tier I risk-based                            8,306               4.0%            8,294              4.0%
          Tier I leverage                             12,504               4.0%           11,496              4.0%

The Company’s dividends, if any, are expected to be made from dividends received from its subsidiary bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years.

NOTE J — COMPREHENSIVE INCOME

The Company and its subsidiary bank report comprehensive income as required by FASB Statement No. 130, Reporting Comprehensive Income. In accordance with this statement, unrealized gains and losses on securities available-for-sale are included in other comprehensive income.

In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting amounts that are displayed as part of net income for a period that also had been displayed as part of other comprehensive income. The disclosure of the reclassification amounts is as follows:

                                                                                               Years Ended December 31,
                                                                                         --------------------------------------
                                                                                                  2006               2005
                                                                                         ------------------- ------------------

      Unrealized holdings gains (losses) on available-for-
          sale securities                                                                          $238,439         $(290,015)
      Reclassification adjustment for (gains) losses
          realized in income                                                                             -                  -
                                                                                         ------------------- ------------------
      Net unrealized gains (losses)                                                                 238,439          (290,015)
      Tax effect                                                                                   (81,069)             98,605
                                                                                         ------------------- ------------------
      Net-of-tax amount                                                                            $157,370         $(191,410)
                                                                                         =================== ==================

NOTE K — INCOME TAXES

The components of income tax expense are as follows:

                                                                                                     December 31,
                                                                                         --------------------------------------
                                                                                                  2006               2005
                                                                                         ------------------- ------------------

      Current:
          Federal                                                                                $1,243,198          $ 958,287
          State                                                                                     145,814            134,969
      Deferred                                                                                      (20,186)          (229,453)
                                                                                         ------------------- ------------------

                                                                                                 $1,368,826          $ 863,803
                                                                                         =================== ==================

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                               Years Ended December 31,
                                                        -----------------------------------------------------------------------
                                                                            2006                                     2005
                                                        ------------------------------------ ----------------------------------
                                                                Amount                  %            Amount                %
                                                        ------------------     ------------- -----------------  ---------------

              Income taxes at statutory rate                 $ 1,592,506                34%        $ 942,819               34%
              Tax-exempt income                                (155,459)               (3)%        (107,996)              (4)%
              State income tax, net of federal
                  tax effect                                      96,237                 2%           89,080                3%
              Tax credits                                      (121,414)               (3)%         (43,502)              (2)%
              Other, net                                        (43,044)               (1)%         (16,598)                 -
                                                        ------------------     ------------- -----------------  ---------------
                                                             $ 1,368,826                29%        $ 863,803               31%
                                                        ==================     ============= =================  ===============

    The components of deferred income taxes included in the consolidated financial statements were as follows:

                                                                                                     December 31,
                                                                                         --------------------------------------
                                                                                                  2006               2005
                                                                                         ------------------- ------------------
      Deferred tax assets:
          Allowance for loan losses                                                               $ 916,228          $ 734,157
          Unrealized loss on available-for-sale securities                                           15,690             96,762
          Wiggins' NOL carryover                                                                    990,688                  -
          Other                                                                                      21,292              3,414
                                                                                         ------------------- ------------------
                                                                                                  1,943,898            834,333
                                                                                         ------------------- ------------------

      Deferred tax liabilities:
          Securities                                                                               (92,719)           (53,180)
          Premises and equipment                                                                  (726,417)          (467,325)
          Core deposit intangible                                                                 (252,027)                 -
                                                                                         ------------------- ------------------
                                                                                                (1,071,163)          (520,505)
                                                                                         ------------------- ------------------
      Net deferred tax asset                                                                      $ 872,735           $313,828
                                                                                         =================== ==================

NOTE L — EMPLOYEE BENEFITS

The Company and its subsidiary bank provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of three percent or less, the Company and its subsidiary bank provide a matching contribution. Contributions totaled $90,148 in 2006 and $67,227 in 2005.

The Company sponsors an Employee Stock Ownership Plan (ESOP) for employees who have completed one year of service for the Company and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are at the discretion of the Board of Directors. At December 31, 2006, the ESOP held 3,777 shares of Company common stock and had no debt obligation. All shares held by the plan were considered outstanding for net income per share purposes. Total ESOP expense was $85,000 and $0 for 2006 and 2005, respectively.

The Company and its subsidiary bank have employment agreements with certain executive officers. These agreements contain provisions concerning salaries, bonuses, incentive programs, and benefits related to a change in control.

NOTE M — STOCK PLANS

In 1997, the Company adopted the 1997 Stock Option Plan (1997 Plan) which provides for the granting of options to purchase up to 144,370 shares of Company common stock by directors and key employees of the Company and its subsidiary. Options granted under the 1997 Plan were exercisable at December 31, 1999, and expire ten years after the grant date. As of December 31, 2006, 105,134 shares had not been exercised or forfeited. All options expire and are void unless exercised on or before March 18, 2007. The options are exercisable at not less than the market value of the Company’s stock at the grant date. Accordingly, no compensation cost has been recognized.

On May 27, 1999, the Company’s shareholders approved the 1999 Stock Incentive Plan (1999 Plan). The 1999 Plan provides for the granting of options to purchase up to 213,376 shares of the Company’s common stock by the Company’s and its subsidiary’s directors, key employees, and management. Under the 1999 Plan, the Company may grant either incentive stock options or nonqualified stock options. Options granted to directors and employees vest in equal amounts over three years. Stock options granted to management vest based on annual performance goals or after nine years and eleven months, if still employed. At December 31, 2006, 213,356 options had been granted, and 66,905 had been exercised or forfeited. All options expire and are void unless exercised on or before April 15, 2009. The options are exercisable at not less than the market value of the Company’s stock at the grant date.

A summary of the status of the stock option plans as of December 31, 2006 and 2005, and changes during the years ending on those dates is presented below:

                                                                                     December 31,
                                                        -----------------------------------------------------------------------
                                                                            2006                                     2005
                                                        ------------------------------------ ----------------------------------
                                                                              Weighted                            Weighted
                                                                               Average                            Average
                                                                              Exercise                            Exercise
                                                             Shares             Price            Shares            Price
                                                        -----------------  ----------------- ----------------  ----------------

   Options outstanding at beginning of year                      261,112             $    7          294,990            $    7
   Options granted                                                     0                               7,930            $   13
   Options exercised                                             (9,527)             $    7         (37,808)            $    7
   Options forfeited                                                   0                             (4,000)            $    9
                                                        -----------------                    ----------------
   Options outstanding at end of year                            251,585             $    7          261,112            $    7
                                                        =================                    ================
   Options exercisable at end of year                            246,302             $    7          253,182            $    7
                                                        =================                    ================

    The following table summarizes information about stock options at December 31, 2006:

                                                                              Remaining
          Exercise Price                       Number                        Contractual                       Number
                                             Outstanding                    Life in Years                    Exercisable
         ----------------                  ---------------                ----------------                 ---------------
                $5                             105,134                           .3                            105,134
          $7.50 - $8.75                        138,688                          2.3                            138,688
              $12.50                             7,763                          2.3                              2,480

NOTE N - SUBORDINATED DEBENTURES

The Company issued $7,217,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 1, a Connecticut business trust, in which the Company owns all of the common equity. The debentures are the sole asset of Trust 1. The Trust issued $7,000,000 of Trust Preferred Securities (TPSs) to investors. The Company's obligations under the debentures and related documents, taken together, constitute a fully and unconditional guarantee by the Company of the Trust's obligations under the preferred securities. The preferred securities are redeemable by the Company in 2007, or earlier in the event the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2032. Interest on the preferred securities is the three month London Interbank Offer Rate (LIBOR) plus 3.6% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. On June 30, 2006, The Company issued $4,124,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 2 in which the Company owns all of the common equity. The debentures are the sole asset of Trust 2. The Trust issued $4,000,000 of Trust Preferred Securities (TPSs) to investors. The Company's obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust's obligations under the preferred securities. The preferred securities are redeemable by the Company in 2011, or earlier in the event the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2036. Interest on the preferred securities is the three month LIBOR plus 1.65% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. In December 2003, the Company adopted the provisions of FASB Interpretations No 46R (FIN 46R), Consolidation of Variable Interest Entities, An Interpretation of ARB No. 51. The adoption of FIN 46R required the Company to deconsolidate the subsidiary.

NOTE O - TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2006, and 2005.

NOTE P - RELATED PARTY TRANSACTIONS

In the normal course of business, the subsidiary bank makes loans to their directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. Such loans amounted to approximately $7,046,000 and $8,093,000 at December 31, 2006 and 2005, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2006, is summarized as follows (in thousands):

           Loans outstanding at beginning of year                           $ 8,093
           New loans                                                          1,524
           Repayments                                                        (2,571)
                                                                          ----------
           Loans outstanding at end of year                                 $ 7,046
                                                                          ==========

NOTE Q - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The subsidiary bank had outstanding letters of credit of $1,679,000 and $1,446,000 at December 31, 2006 and 2005, respectively, and had made loan commitments of approximately $57,114,000 and $33,364,000 at December 31, 2006 and 2005, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the two years ended December 31, 2006, nor are any significant losses as a result of these transactions anticipated.

The primary market area served by the subsidiary bank is Forrest, Lamar, Jones, Pearl River, Jackson, Hancock and Stone Counties within South Mississippi. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2006, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the Bank’s loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower’s ability to repay a loan is dependent upon the economic stability of the area.

The Company has five leases for facilities. The first lease expires May 31, 2008. Monthly lease payments are $2,392. The second lease requires monthly payments of $1,954 through December, 2006 with escalation to $2,043 through the lease expiration in June, 2007. Three one-year renewals options are included in the lease terms. Renewal rates will be based on the increase in the Consumer Price Index. The third lease requires monthly payments of $752 through December, 2006 with escalation to $786 through the lease expiration in June, 2007. Three one-year renewals options are included in the lease terms. Renewal rates will be based on the increase in the Consumer Price Index. The fourth lease expires in December, 2009. Monthly lease payments are $1,293. Lease payments increase 3% every twelve month period. The fifth lease expires in June, 2008. Monthly lease payments are $6,045. The lease allows two six month options to renew. Three of the five leases are to related parties. Rent expense for 2006 to the related parties amounted to $79,750.00.

Rental expense for premises and equipment for the years ended December 31, 2006 and 2005 was approximately $177,000 and $136,000, respectively.

The Company and its subsidiary bank are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

NOTE R — DISCLOSURE ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents — For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities — For securities held as investments, fair value equals market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans — The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits — The fair values of demand deposits are, as required by Statement No. 107, equal to the carrying value of such deposits. Demand deposits include noninterest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. The fair value of variable rate term deposits, those repricing within six months or less, approximates the carrying value of these deposits. Discounted cash flows have been used to value fixed rate term deposits and variable rate term deposits repricing after six months. The discount rate used is based on interest rates currently being offered on comparable deposits as to amount and term.

Short-Term Borrowings — The carrying value of any federal funds purchased and other short-term borrowings approximates their fair values.

FHLB and Other Borrowings — The fair value of the fixed rate borrowings are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of any variable rate borrowings approximates their fair values.

Subordinated Debentures — The subordinated debentures bear interest at a variable rate and the carrying value approximates the fair value.

Off-Balance Sheet Instruments — Fair values of off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value until such commitments are funded or closed. Management has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                                                                         For the Year Ended            For the Year Ended
                                                                         December 31, 2006             December 31, 2005
                                                                  -----------------------------  -----------------------------
                                                                     Carrying       Estimated      Carrying        Estimated
                                                                      Amount       Fair Value       Amount        Fair Value
                                                                  --------------  -------------  --------------  -------------
                                                                                         (In thousands)
        Financial Instruments:
            Assets:
                Cash and cash equivalents                              19,187         19,187       $ 28,888         $ 28,888
                Securities available-for-sale                          89,480         89,480         48,543           48,543
                Securities held-to-maturity                                13             14             14               14
                Other securities                                        2,317          2,317          2,103            2,103
                Loans                                                 284,082        289,282        197,943          194,380

            Liabilities:
                Noninterest-bearing
                   Deposits                                            58,652         58,652         49,585           49,585
                Interest-bearing deposits                             293,070        293,132        192,364          192,364
                Subordinated debentures                                11,341         11,341          7,217            7,217
                FHLB and other borrowings                              20,827         20,827         25,465           25,465

NOTE S — STOCK SPLIT

On February 22, 2006, the Company’s board of directors declared a two-for-one stock split effected in the form of a 100% stock dividend. The record date for the shareholders entitled to receive the additional shares was March 1, 2006. The stock split resulted in the issuance of approximately 1,187,600 shares of common stock and was accounted for by the transfer of approximately $1,187,600 from additional paid-in capital to common stock. All per share amounts have been changed to reflect the stock split.

NOTE T — EQUITY OFFERING

On November 21, 2006, the Company closed on a public offering of its common stock. As a result of this offering, 365,000 shares were sold at a price of $22.50 per share, with net proceeds of approximately $8.2 million. Some of these proceeds were used to fund the acquisition of the First National Bank of Wiggins and the remainder will be used for general corporate purposes.

NOTE U — PARENT COMPANY FINANCIAL INFORMATION

The balance sheets, statements of income and cash flows for The First Bancshares, Inc. (parent only) follow.

                                               Condensed Balance Sheets

                                                                                                     December 31,
                                                                                         --------------------------------------
                                                                                                  2006               2005
                                                                                         ------------------- ------------------
      Assets:
          Cash and cash equivalents                                                             $ 8,693,312       $  1,796,768
          Investment in subsidiary bank                                                          33,775,619         22,172,888
          Investment in statutory trust                                                             341,000            217,000
          Other securities                                                                          100,000            150,000
          Premises and equipment                                                                    368,623            677,063
          Other                                                                                     453,435            680,881
                                                                                         ------------------- ------------------
                                                                                               $ 43,731,989       $ 25,694,600
                                                                                         =================== ==================
      Liabilities and Stockholders' Equity:
          Subordinated debentures                                                                11,341,000          7,217,000
          Other                                                                                      26,184                  -
          Stockholders' equity                                                                   32,364,805         18,477,600
                                                                                         ------------------- ------------------
                                                                                               $ 43,731,989       $ 25,694,600

                                          Condensed Statements of Income

                                                                                                     December 31,
                                                                                         --------------------------------------
                                                                                                  2006               2005
                                                                                         ------------------- ------------------
      Income:
          Interest and dividends                                                                 $  102,106        $   141,000
          Gain on sale of land                                                                      224,315             59,748
          Other                                                                                      10,191              3,847
                                                                                         ------------------- ------------------
                                                                                                    336,612            204,595
      Expenses:
          Interest on borrowed funds                                                                783,657            502,649
          Other                                                                                     294,955            102,823
                                                                                         ------------------- ------------------
                                                                                                  1,078,612            605,472
      Loss before income taxes and equity in undistributed income of
          Subsidiary                                                                              (742,000)          (400,877)
      Income tax benefit                                                                          (360,435)          (171,813)
                                                                                         ------------------- ------------------
      Loss before equity in undistributed income of subsidiary                                    (381,565)          (229,064)
      Equity in undistributed income of subsidiary                                                3,696,579          2,138,258
                                                                                         ------------------- ------------------

      Net income                                                                                 $3,315,014        $ 1,909,194
                                                                                         =================== ==================

                                        Condensed Statements of Cash Flows

                                                                                                     Years Ended
                                                                                                     December 31,
                                                                                         --------------------------------------
                                                                                                  2006               2005
                                                                                         ------------------- ------------------
      Cash flows from operating activities:
          Net income                                                                            $ 3,315,014        $ 1,909,194
          Adjustments to reconcile net income to net cash and cash
              equivalents:
                 Equity in undistributed income of subsidiary                                   (3,696,579)        (2,138,258)
                 Gain on sale of land                                                             (224,315)           (59,748)
                 Other, net                                                                         253,630          (222,460)
                                                                                         ------------------- ------------------
                    Net cash used in operating activities                                         (352,250)          (511,272)
                                                                                         ------------------- ------------------

      Cash flows from investing activities:
          Investment in subsidiary bank                                                         (7,748,781)        (2,000,000)
          Other, net                                                                               (74,000)          (188,074)
          Proceeds from sale of lease and land                                                      532,755            134,977
                                                                                         ------------------- ------------------
                Net cash used in investing activities                                           (7,290,026)        (2,053,097)
                                                                                         ------------------- ------------------

      Cash flows from financing activities:
          Dividends paid on common stock                                                          (380,032)          (233,690)
          Issuance of subordinated debentures                                                     4,124,000                  -
          Exercise of stock options                                                                  76,498            253,905
          Issuance of common stock                                                               10,718,354                  -
                                                                                         ------------------- ------------------
                Net cash provided by financing activities                                        14,538,820             20,215
                                                                                         ------------------- ------------------
      Net increase (decrease) in cash and cash equivalents                                        6,896,544        (2,544,154)

      Cash and cash equivalents at beginning of year                                              1,796,768          4,340,922
                                                                                         ------------------- ------------------

      Cash and cash equivalents at end of year                                                   $8,693,312      $ 1,796,768
                                                                                         =================== ==================

NOTE V - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)

                                                                                         Three Months Ended
                                                                        March 31        June 30        Sept. 30        Dec. 31
                                                                        --------        -------        --------        -------
                                                                            (In thousands, except per share amounts)

        2006
        Total interest income                                            $ 4,843        $ 5,548         $ 6,079        $ 7,289
        Total interest expense                                             1,802          2,014           2,382          3,178
                                                                        --------        -------        --------        -------
            Net interest income                                            3,041          3,534           3,697          4,111
        Provision for loan losses                                             84            209             289            218
                                                                        --------        -------        --------        -------
            Net interest income after provision for
                loan losses                                                2,957          3,325           3,408          3,893
        Total non-interest income                                            447            676             509            607
        Total non-interest expense                                         2,308          2,662           2,864          3,304
        Income tax expense                                                   337            351             322            359
                                                                        --------        -------        --------        -------

        Net income                                                        $  759         $  988          $  731         $  837
                                                                        ========        =======        ========        =======

        Per share:
            Net income                                                    $  .32         $  .42          $  .31         $  .30
            Net income, diluted                                              .30            .39             .29            .29
            Cash dividends declared                                          .16              -               -              -

        2005
        Total interest income                                            $ 3,302        $ 3,718         $ 4,101        $ 4,571
        Total interest expense                                             1,073          1,274           1,493          1,703
                                                                        --------        -------        --------        -------
            Net interest income                                            2,229          2,444           2,608          2,868
        Provision for loan losses                                            204            233             313            170
                                                                        --------        -------        --------        -------
            Net interest income after provision for
                Loan losses                                                2,025          2,211           2,295          2,698
        Total non-interest income                                            459            433             368            422
        Total non-interest expense                                         1,937          1,900           2,055          2,246
        Income tax expense                                                   182            250             203            229
                                                                        --------        -------        --------        -------

        Net income                                                        $  365         $  494          $  405         $  645
                                                                        ========        =======        ========        =======

        Per share:
            Net income                                                    $  .16         $  .21          $  .17         $  .27
            Net income, diluted                                              .15            .20             .16            .26
            Cash dividends declared                                          .10              -               -              -