Form 10KSB/A, Exhibit 13
period 2006-12-31
FIRST BANCSHARES INC /MS/
filed 2007-04-16
CIK 947559

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

NOTE G — DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more for 2006 and 2005 was $82,820,395 and $50,388,588, respectively.

At December 31, 2006, the scheduled maturities of time deposits included in interest-bearing deposits were as follows (in thousands):

                                                        Year                    Amount
                                                        ----                    ------
                                                        2007                  $ 145,182
                                                        2008                     17,720
                                                        2009                      5,861
                                                        2010                      4,775
                                                        2011                      1,646
                                                                              ---------
                                                                              $ 175,184
                                                                              =========

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
                                                                                         =================== ==================

                                        Condensed Statements of Cash Flows

                                                                                                     Years Ended
                                                                                                     December 31,
                                                                                         --------------------------------------
                                                                                                  2006               2005
                                                                                         ------------------- ------------------
      Cash flows from operating activities:
          Net income                                                                            $ 3,315,014        $ 1,909,194
          Adjustments to reconcile net income to net cash and cash
              equivalents:
                 Equity in undistributed income of subsidiary                                   (3,696,579)        (2,138,258)
                 Gain on sale of land                                                             (224,315)           (59,748)
                 Other, net                                                                         262,839          (222,460)
                                                                                         ------------------- ------------------
                    Net cash used in operating activities                                         (343,041)          (511,272)
                                                                                         ------------------- ------------------

      Cash flows from investing activities:
          Investment in subsidiary bank                                                         (5,215,782)        (2,000,000)
          Other, net                                                                               (74,000)          (188,074)
          Proceeds from sale of lease and land                                                      532,755            134,977
                                                                                         ------------------- ------------------
                Net cash used in investing activities                                           (4,757,027)        (2,053,097)
                                                                                         ------------------- ------------------

      Cash flows from financing activities:
          Dividends paid on common stock                                                          (380,031)          (233,690)
          Issuance of subordinated debentures                                                     4,124,000                  -
          Exercise of stock options                                                                  67,288            253,905
          Issuance of common stock                                                                8,185,355                  -
                                                                                         ------------------- ------------------
                Net cash provided by financing activities                                        11,996,612             20,215
                                                                                         ------------------- ------------------
      Net increase (decrease) in cash and cash equivalents                                        6,896,544        (2,544,154)

      Cash and cash equivalents at beginning of year                                              1,796,768          4,340,922
                                                                                         ------------------- ------------------

      Cash and cash equivalents at end of year                                                   $8,693,312      $ 1,796,768
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