Form 10-K, Exhibit 13
period 2007-12-31
FIRST BANCSHARES INC /MS/
filed 2008-03-28
CIK 947559

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management’s discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and its subsidiaries during the year ended December 31, 2007. The Company’s consolidated financial statements and related notes should also be considered.

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

Overview

The Company was incorporated on June 23, 1995, and serves as a financial holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi. The First began operations on August 5, 1996, from its main office in the Oak Grove community, which is on the western side of Hattiesburg. The First currently operates its main office and two branches in Hattiesburg, one in Laurel, one in Purvis, one in Picayune, one in Pascagoula, one in Bay St. Louis, one in Wiggins and one in Gulfport, Mississippi. The Company and its subsidiary bank engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals. The First is a wholly-owned subsidiary bank of the Company.

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

The Company grew from approximately $417.8 million in total assets, $287.9 million in loans, $351.7 million in deposits, and $32.4 million in shareholders’ equity at December 31, 2006 to approximately $496.1 million in total assets, $371.2 million in loans, $386.2 million in deposits, and $36.3 million in shareholders’ equity at December 31, 2007. The First reported net income of $4,031,000 and $3,697,000 for the years ended December 31, 2007, and 2006, respectively. For the years ended December 31, 2007 and 2006, the Company reported consolidated net income of $3,823,000 and $3,315,000, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company’s Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

The following table demonstrates the Company’s growth during each calendar year.

                                    SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Dollars In Thousands, Except Per Share Data)

                                                                       December 31,
                                   --------------------------------------------------------------------------------------
                                        2007             2006              2005              2004             2003
                                   ---------------- ---------------- ----------------- ----------------- ----------------
Earnings:
   Net interest income               $  18,256        $  14,383         $  10,150         $   7,815        $   7,309
   Provision for loan Losses             1,321              800               921               672              468

   Noninterest income                    3,189            2,239             1,682             1,963            1,772
   Noninterest expense                  14,823           11,138             8,138             7,228            7,134
   Net income                            3,823            3,315             1,909             1,243            1,007

Per share data:
   Basic net income per Share        $    1.28        $    1.35         $     .81         $     .53        $     .43
   Diluted net income per Share           1.25             1.27               .77               .51              .41

Selected Year End
  Balances:
     Total assets                    $ 496,056        $ 417,769         $ 294,390         $ 212,396        $ 164,941
     Securities                         87,052           91,810            50,660            28,522           31,445
     Loans, net of Allowance           367,002          284,082           197,943           162,716          114,076
     Deposits                          386,168          351,722           241,949           156,830          121,698
     Stockholders' equity               36,281           32,365            18,478            16,740           15,651

                                    Results of Operations

         The  following  is a summary of the results of  operations  by The First for the years ended  December 31,
2007 and 2006.

                                                 2007                2006
                                          -------------------------------------
                                                      (In thousands)

Interest income                              $   33,382          $   23,736
Interest expense                                 14,743               8,671
                                             ----------          ----------
    Net interest income                          18,639              15,065

Provision for loan losses                        1,321                 800
                                             ----------          ----------
Net interest income after
  provision for loan losses                      17,318              14,265
                                             ----------          ----------

Other income                                      2,880               2,005

Other expense                                    14,446              10,844

Income tax expense                                1,721               1,729
                                             ----------          ----------

    Net income                               $    4,031          $    3,697
                                             ==========          ==========

         The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2007 and 2006:

                                                 2007                2006
                                          ---------------------------------------
                                                      (In thousands)

Net interest income:
    Net income of subsidiary bank            $   18,639          $   15,065
    Intercompany eliminations                     (383)               (682)
                                              ---------           ---------
                                             $   18,256          $   14,383
                                              =========           =========

Net income:
    Net income of subsidiary bank            $    4,031          $    3,697
    Net loss of the Company, excluding
       Intercompany accounts                      (208)               (382)
                                              ---------           ---------
                                             $    3,823          $    3,315
                                              =========           =========

Consolidated Net Income

The Company reported consolidated net income of $3,823,000 for the year ended December 31, 2007, compared to a consolidated net income of $3,315,000 for the year ended December 31, 2006. This was the result of an increase in interest income of $9,640,000 due to the continued growth of earning assets. The increase in income was partially offset by a net increase in noninterest expense of $3,684,000, which was the result of anticipated staff additions and other operating costs related to the growth of the subsidiary bank and the opening of the new location in Gulfport.

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

Consolidated net interest income was $18,256,000 for the year ended December 31, 2007, as compared to $14,383,000 for the year ended December 31, 2006. This increase was the direct result of an increase in average earning assets for the year 2007 to $434,096,000 compared to $315,217,000 for the year 2006. This increase in earning assets was funded by an increase in deposits and by Federal Home Loan Bank (FHLB) borrowings. Deposits at December 31, 2007, totaled $386,168,000 compared to $351,722,000 at December 31, 2006. Average interest-bearing liabilities for the year 2007 were $366,567,000 compared to $262,165,000 for the year 2006. At December 31, 2007, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.56% compared to 3.96% at December 31, 2006. The net interest margin (which is net interest income divided by average earning assets) was 4.21% for the year 2007 compared to 4.56% for the year 2006. Rates paid on average interest-bearing liabilities increased from 3.58% for the year 2006 to 4.13% for the year 2007. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 77.9% of average earning assets for the year 2007 compared to 75.4% for the year 2006.

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

                                 Average Balances, Income and Expenses, and Rates

                                                                           Years Ended December 31,
                                --------------------------------------------------------------------------------------------------
                                              2007                              2006                              2005
                                --------------------------------------------------------------------------------------------------
                                Average     Income/     Yield/     Average    Income/     Yield/     Average    Income/     Yield/
                                 Balance    Expenses     Rate      Balance    Expenses     Rate      Balance    Expenses     Rate
                                --------------------------------------------------------------------------------------------------
Assets                                                                 (Dollars in thousands)
Earning Assets
      Loans (1)(2)               $338,368     $28,732      8.49%   $237,578     $19,976      8.41%   $189,187     $14,097    7.45%
                                   90,638       4,403      4.86%     65,795       3,195      4.86%     30,985       1,170    3.78%
Securities
      Federal funds sold            4,478         232      5.18%     11,000         545      4.95%     10,564         388    3.67%
      Other                           612          32      5.23%        844          44      5.21%        829          37    4.46%
                                 --------     -------     ------   --------     -------     ------   --------     -------   ------

    Total earning assets          434,096      33,399      7.69%    315,217      23,760      7.54%    231,565      15,692    6.78%
                                 --------     -------     ------   --------     -------     ------   --------     -------   ------

    Cash and due from banks         9,570                            10,352                             8,380
       Premises and equipment      15,553                             8,561                             8,478
       Other assets                 9,158                             9,158                             6,507
       Allowance for loan
          losses                   (4,160)                           (2,848)                           (2,017)
                                 --------                          --------                          --------
      Total assets               $464,217                          $340,440                          $252,913
                                 ========                          ========                          ========

Liabilities
      Interest-bearing
          liabilities            $366,567     $15,143      4.13%   $262,165     $ 9,377      3.58%   $195,382     $ 5,543    2.84%
                                              -------                           -------                           -------
      Demand deposits (1)          61,565                            55,639                            38,766
      Other liabilities             2,691                             2,282                             1,487

      Shareholders' equity         33,394                            20,354                            17,278
                                 --------                          --------                          --------

      Total liabilities and
      shareholders' equity       $464,217                          $340,440                          $252,913
                                 ========                          ========                          ========

           Net interest spread                             3.56%                             3.96%                           3.94%

   Net yield on interest-earning
   Assets                                     $18,256      4.21%                $14,383      4.56%                $10,149    4.38%
                                              =======                           =======                           =======

____________________
(1)  All loans and deposits were made to borrowers in the United States.  The Company had no significant nonaccrual loans during the periods presented.  Loans include held for sale loans.
(2)  Includes loan fees of $1,136, $976, and $755  respectively.

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

                              Analysis of Changes in Consolidated Net Interest Income

                                            Year Ended December 31,         Year Ended December 31,
                                          -----------------------------   ----------------------------
                                                2007 versus 2006               2006 versus 2005
                                           Increase (decrease) due to     Increase (decrease) due to
                                          -----------------------------   ----------------------------
                                           Volume    Rate       Net       Volume     Rate      Net
                                          --------- -------- ----------   -------- --------- ---------
                                                            (Dollars in thousands)
Earning Assets
   Loans............................       $ 8,475   $  281   $  8,756    $ 3,605   $ 2,274   $ 5,879
   Securities.......................         1,206        2      1,208      1,316       709     2,025
   Federal funds sold ..............         (323)       10      (313)         16       141       157
   Other short-term investments ....          (12)       -        (12)          1         6         7
                                          --------- -------- ----------   -------- --------- ---------
     Total interest income .........         9,346      293      9,639      4,938     3,130     8,068
                                          --------- -------- ----------   -------- --------- ---------
Interest-Bearing Liabilities
   Interest-bearing transaction
      accounts......................           660      716      1,376        507        44       551
   Money market accounts............            60      251        311         51       224       275
   Savings deposits.................            50       22         72        129        80       209
   Time deposits....................         2,397    1,266      3,663      1,300     1,224     2,524
   Borrowed funds...................           549    (205)        344        118       156       274
                                          --------- -------- ----------   -------- --------- ---------
   Total interest expense...........         3,716    2,050      5,766      2,105     1,728     3,833
                                          --------- -------- ----------   -------- --------- ---------
   Net interest income..............       $ 5,630  $(1,757)  $  3,873    $ 2,833   $ 1,402   $ 4,235
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

         The following tables illustrate the Company's consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2005, 2006, and 2007.

                                                                    December 31, 2005
                                           ---------------------------------------------------------------------
                                                           After Three
                                                Within       Through      Within    Greater Than
                                                 Three       Twelve         One     One Year or
                                                Months       Months        Year     Nonsensitive       Total
                                                ------       ------        ----     ------------       -----
                                                                   (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................           81,679       29,211      110,890    $  89,419    $  200,309
      Securities (2).....................            9,110        5,650       14,760       35,750        50,510
      Funds sold and other...............           16,639          105       16,744            -        16,744
                                                ----------    ---------   ----------    ---------    ----------
        Total earning assets.............          107,428       34,966      142,394      125,169       267,563
                                                ----------    ---------   ----------    ---------    ----------

Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................        $       -    $  29,160    $  29,160      $     -     $  29,160
      Money market accounts..............           33,122            -       33,122            -        33,122
      Savings deposits (1) ..............                -       17,786       17,786            -        17,786
      Time deposits......................           11,832       74,169       86,001       26,295       112,296
                                                ----------    ---------   ----------    ---------    ----------
         Total interest-bearing deposits.           44,954      121,115      166,069       26,295       192,364
   Borrowed funds........................                -        3,999        3,999       21,466        25,465
                                                ----------    ---------   ----------    ---------    ----------
   Total interest-bearing liabilities               44,954      125,114      170,068       47,761       217,829
                                                ----------    ---------   ----------    ---------    ----------
      Interest-sensitivity gap per period...     $  62,474    $(90,148)    $(27,674)     $ 77,408     $  49,734
                                                ==========    =========   ==========    =========    ==========
     Cumulative gap at December 31, 2005....     $  62,474    $(27,674)    $(27,674)     $ 49,734     $  49,734
                                                ==========    =========   ==========    =========    ==========
     Ratio of cumulative gap to total
      earning assets at  December 31, 2005..         23.3%      (10.3%)      (10.3%)        18.6%

                                                                    December 31, 2006
                                           ---------------------------------------------------------------------
                                                           After Three
                                                Within       Through      Within    Greater Than
                                                 Three       Twelve         One     One Year or
                                                Months       Months        Year     Nonsensitive       Total
                                                ------       ------        ----     ------------       -----
                                                                   (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................        $  99,026    $  46,459   $  145,485   $  142,390   $  287,875
      Securities (2).....................            6,203        9,954       16,157       75,653       91,810
      Funds sold and other...............            9,225          219        9,444            -        9,444
                                                ----------    ---------   ----------    ---------    ----------
        Total earning assets.............          114,454       56,632      171,086      218,043      389,129
                                                ----------    ---------   ----------    ---------    ----------

Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................         $      -    $  61,673   $   61,673     $      -   $   61,673
      Money market accounts..............           35,592            -       35,592            -       35,592
      Savings deposits (1) ..............                -       20,621       20,621            -       20,621
      Time deposits......................           22,242      122,933      145,175       30,009      175,184
                                                ----------    ---------   ----------    ---------    ----------
         Total interest-bearing deposits.           57,834      205,227      263,061       30,009      293,070
   Borrowed funds........................              750        4,153        4,903       15,924       20,827
                                                ----------    ---------   ----------    ---------    ----------
   Total interest-bearing liabilities....           58,584      209,380      267,964       45,933      313,897
                                                ----------    ---------   ----------    ---------    ----------
   Interest-sensitivity gap per period...        $  55,870  $ (152,748)  $  (96,878)   $  172,010    $  75,132
                                                ==========    =========   ==========    =========    ==========
   Cumulative gap at December 31, 2006...        $  55,870  $  (96,878)  $  (96,878)    $  75,132    $  75,132
                                                ==========    =========   ==========    =========    ==========
   Ratio of cumulative gap to total earning
      assets at December 31, 2006 .......            14.4%      (24.9%)      (24.9%)        19.3%

                                                                    December 31, 2006
                                           ---------------------------------------------------------------------
                                                           After Three
                                                Within       Through      Within    Greater Than
                                                 Three       Twelve         One     One Year or
                                                Months       Months        Year     Nonsensitive       Total
                                                ------       ------        ----     ------------       -----
                                                                   (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................        $140,579   $   59,868   $  200,447   $  170,776   $  371,223
      Securities (2).....................           8,011        6,721       14,732       72,320       87,052
      Funds sold and other...............             223          228          451            -          451
                                                ---------   ----------   ----------   ----------   ----------
        Total earning assets.............         148,813       66,817      215,630      243,096      458,726
                                                ---------   ----------   ----------   ----------   ----------
Liabilities
   Interest-bearing liabilities
   Interest-bearing deposits
      NOW accounts (1)...................        $      -    $  73,398    $  73,398     $      -    $  73,398
      Money market accounts..............          38,820            -       38,820            -       38,820
      Savings deposits (1) ..............               -       20,934       20,934            -       20,934
      Time deposits......................          58,049      123,616      181,665       16,002      197,667
                                                ---------   ----------   ----------   ----------   ----------
         Total interest-bearing deposits.          96,869      217,948      314,817       16,002      330,819
   Borrowed funds (3)....................          17,052       12,693       29,745       31,027       60,772
                                                ---------   ----------   ----------   ----------   ----------
   Total interest-bearing liabilities....         113,921      230,641      344,562       47,029      391,591
                                                ---------   ----------   ----------   ----------   ----------
   Interest-sensitivity gap per period...        $ 34,892   $(163,824)   $(128,932)     $196,067    $  67,135
                                                =========   ==========   ==========   ==========   ==========
   Cumulative gap at December 31, 2007...        $  34,892  $(128,932)   $(128,932)     $ 67,135    $  67,135
                                                =========   ==========   ==========   ==========   ==========
   Ratio of cumulative gap to total earning
      assets at December 31, 2007 .......             7.6%     (28.1%)      (28.1%)        14.6%

_________________________

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
(3)  Does not include subordinated debentures of $10,310,000.

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

Additions to the allowance for loan losses, which are reported as the provision for loan losses on the Company’s consolidated statements of income, are made periodically to maintain the allowance at an appropriate level based on management’s analysis of the potential risk in the loan portfolio. The allowance consists of two components: allocated and unallocated. The allocated portion of the allowance is based upon specific allocations to specific loans, including impaired loans, and upon historical loan loss experience of the bank and its peer group ratios. Due to minimal loss history in various sections of the loan loss portfolio, management has elected to integrate the loss experience of the bank’s peer groups in determining an appropriate allowance based on the various loan types within the bank’s loan portfolio.

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

At December 31, 2007 the consolidated allowance for loan losses amounted to $4,221,000, or 1.14% of outstanding loans. At December 31, 2006, the allowance for loan losses amounted to $3,793,000, which was 1.32% of outstanding loans at December 31, 2006. The Company’s provision for loan losses was $1,321,000 for the year ended December 31, 2007, compared to $800,000 for the year ended December 31, 2006. In each year, the provision was made based on management’s assessment of general loan loss risk and asset quality.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis generally using the fair value of the collateral if the loan is collateral dependent. At December 31, 2007 and 2006, loans considered impaired were the same as nonaccrual loans as described in the following paragraph.

The Company discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower’s financial condition is such that the collection of interest is doubtful. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. The Company had nonaccrual loans of $2,429,000 and $1,789,000 and no restructured or other nonperforming loans at December 31, 2007 and 2006, respectively. At December 31, 2007 the Company had loans in the principal amount of $4,686,000 delinquent 30 to 89 days, and loans of approximately $994,000 that were delinquent 90 days or more and still accruing. At December 31, 2006, the Company had loans in the principal amount of $3,035,000 delinquent by 30 to 89 days, and loans of approximately $118,000 that were delinquent by 90 days and still accruing.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming assets categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2007 and December 31, 2006, the subsidiary bank had potential problem loans of $9,558,070 and $7,691,231, respectively. This represents an increase of $1,866,839 which is attributable to one specific loan relationship. As of March 14, 2008 problem loans decreased to $8,165,867.

Consolidated Allowance For Loan Losses

                                                                                Years Ended December 31,
                                                              -------------------------------------------------------------------
                                                                   2007         2006         2005         2004         2003
                                                              -----------   ----------   ----------    ---------     ------------

Average loans outstanding........................              $  338,368   $  237,578   $  189,187    $ 140,052     $   112,468
                                                              ===========   ==========   ==========    =========     ============
Loans outstanding at period end..................              $  371,223   $  287,875   $  200,310      164,374     $   115,242
                                                              ===========   ==========   ==========    =========     ============
Total nonperforming loans........................                   2,429        1,789          283          361             197
                                                              ===========   ==========   ==========    =========     ============
Beginning balance of allowance...................                   3,793        2,367        1,659        1,166           1,228

Loans charged-off................................                   (950)        (186)        (303)        (291)           (603)
                                                              -----------   ----------   ----------    ---------     ------------
Total loans charged-off..........................                   (950)        (186)        (303)        (291)           (603)
                                                              -----------   ----------   ----------    ---------     ------------
Total recoveries.................................                      57          107           90          112              73
                                                              -----------   ----------   ----------    ---------     ------------
Net loans charged-off............................                   (893)         (79)        (213)        (179)           (530)
Acquisition......................................                       -          705            -            -               -

Provision for loan losses........................                   1,321          800       921             672             468
                                                              -----------   ----------   ----------    ---------     ------------
Balance at period end............................               $   4,221    $   3,793  $  2,367        $  1,659     $     1,166
                                                              ===========   ==========   ==========    =========     ============
Net charge-offs to average loans.................                    .26%         .03%         .11%         .13%            .47%
Allowance as percent of total loans..............                   1.14%        1.32%        1.18%        1.01%           1.01%
Nonperforming loans as a percentage of total loans                   .65%         .62%         .14%         .22%            .17%
Allowance as a multiple of nonperforming loans...                    1.7X         2.1X         8.4X         4.6X            5.9X

At December 31, 2007, the components of the allowance for loan losses consisted of the

                                                                                      Allowance
                                                                                      ---------
                                                                                   (In thousands)
                     Allocated:
                       Impaired loans                                                $    1,052
                       Graded loans                                                       3,169
                                                                                     ----------
                                                                                     $    4,221
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

Noninterest income increased by $950,000 or 42.4% from $2,239,000 for the year ended December 31, 2006, to $3,189,000 for the year ended December 31, 2007. The deposit activity fees were $1,878,000 for 2007 compared to $1,318,000 for 2006. Other service charges increased by $230,000 or 46.9% from $490,000 for the year ended December 31, 2006, to $720,000 for the year ended December 31, 2007.

Noninterest expense increased from $11.1 million for the year ended December 31, 2006 to $14.8 million for the year ended December 31, 2007. The Company experienced increases in most expense categories, which reflects the continued growth of the Company. The largest increase was in salary and employee benefits, which increased by $2.3 million in 2007 as compared to 2006. This increase included normal merit increases in salaries as well as the employment of additional employees throughout 2007, as well as staffing a new location.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense

                                                                              Years ended December 31,
                                                                         --------------------------------
                                                                             2007        2006     2005
                                                                             ----        ----     ----
                                                                                  (In thousands)

Salaries and employee benefits....................................         $ 8,962    $ 6,613    $ 4,816
Occupancy.........................................................             983        746        585
Equipment.........................................................           1,008        858        768
Marketing and public relations....................................             323        320        207
Data processing...................................................              89        199        150
Supplies and printing.............................................             402        311        194
Telephone.........................................................             162        114         66
Correspondent services............................................             106        102         72
Deposit and other insurance.......................................             283        144        149
Professional and consulting fees..................................             506        407        287
Postage...........................................................             181        128        108
ATM fees..........................................................             204        110         77
Other.............................................................           1,614      1,086        659
                                                                          --------   --------    -------
     Total........................................................         $14,823   $ 11,138    $ 8,138
                                                                          ========   ========    =======

Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition

Earning Assets

Loans.     Loans typically provide higher yields than the other types of earning assets, and thus one of the Company’s goals is for loans to be the largest category of the Company’s earning assets. At December 31, 2007 and 2006, respectively, loans accounted for 80% and 74% of earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $338.4 million during 2007, as compared to $237.6 million during 2006, and $189.2 million during 2005, reflecting the substantial growth of the Company during the period.

The following table shows the composition of the loan portfolio by category:

                                           Composition of Loan Portfolio

                                                                              December 31,
                                                  ----------------------------------------------------------------------
                                                            2007                   2006                   2005
                                                  -----------------------  ---------------------- -----------------------
                                                                 Percent                  Percent                Percent
                                                     Amount     Of Total     Amount      of Total     Amount    of Total
                                                  -----------------------  ----------------------   ---------------------
                                                                           (Dollars in thousands)

   Mortgage loans held for sale...................   $  5,664       1.5%      $  3,945       1.4%    $ 3,319       1.7%
   Commercial, financial and agricultural ........     46,633      12.6%        36,258      12.6%     30,576      15.3%
   Real Estate:
      Mortgage-commercial.........................     84,854      22.9%        63,698      22.2%     48,335      24.1%
      Mortgage-residential........................    112,676      30.3%        94,840      32.9%     68,148      34.0%
      Construction................................    100,634      27.1%        69,420      24.1%     37,660      18.8%
   Consumer and other.............................     20,762       5.6%        19,714       6.8%     12,271       6.1%
                                                  -----------------------  ----------------------   ---------------------
   Total loans....................................    371,223       100%       287,875       100%    200,309     100.0%
                                                                =========                 =======              ==========
   Allowance for loan losses......................    (4,221)                  (3,793)               (2,367)
                                                  -----------------------  ----------------------   ---------------------
   Net loans......................................  $ 367,002                 $284,082              $197,942
                                                  ===========              ===========              ========

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

Loans held for sale consist of mortgage loans originated by the bank and sold into the secondary market. Commitments from investors to purchase the loans are obtained upon origination.

The following table sets forth the Company’s commercial and construction real estate loans maturing within specified intervals at December 31, 2007.

                Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                December 31, 2006
                                                ----------------------------------------------------
                                                             Over One Year
                                                 One Year       Through       Over Five
                     Type                        or Less       Five Years       Years       Total
----------------------------------------------- ----------   --------------   ----------   ---------
                                                              (Dollars in thousands)

Commercial, financial and agricultural........   $  24,844     $   20,543      $  1,246    $  46,633
Real estate - construction....................     100,634              -             -      100,634
                                                ----------   --------------   ----------   ---------
                                                 $ 125,478     $   20,543      $  1,246    $ 147,267
                                                ==========   ==============   ==========   =========

Loans maturing after one year with:
Fixed interest rates..........................                                             $  18,112
Floating interest rates.......................                                                 3,677
                                                                                           ---------
                                                                                           $  21,789
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

Investment Securities.     The investment securities portfolio is a significant component of the Company’s total earning assets. Total securities averaged $90.6 million in 2007, as compared to $65.8 million in 2006 and $31.0 million in 2005. This represents 20.9%, 20.9%, and 13.4% of the average earning assets for the years ended December 31, 2007, 2006, and 2005, respectively. At December 31, 2007, investment securities were $87.1 million and represented 19.0% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short term U.S. Treasury or agency obligations. This objective is particularly important as the Company continues to grow its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the book value of securities for the dates indicated.

                                               Securities Portfolio

                                                                  December 31,
                                                     ---------------------------------------
                                                         2007          2006         2005
                                                         ----          ----         ----
                                                                 (In thousands)
Available-for-sale
    U. S. Government agencies.................        $ 58,080       $ 69,453    $ 39,904
    States and municipal subdivisions.........          21,224         15,474       5,879
    Corporate obligations.....................           3,859          3,448       2,760
      Mutual finds ...........................           1,156          1,105           -
                                                      --------       --------    --------
      Total available-for-sale................          84,319         89,480      48,543
                                                      --------       --------    --------
Held-to-maturity
    U.S. Government agencies..................              13             13          14
                                                      --------       --------    --------
Total.........................................        $ 84,332       $ 89,493    $ 48,557
                                                      ========       ========    ========

         The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2007.

                            Investment Securities Maturity Distribution and Yields (1)

                                                                        December 31, 2007
                                      ---------------------------------------------------------------------------------------
                                                               After One But         After Five But
                                        Within One Year      Within Five Years      Within Ten Years      After Ten Years
                                      -------------------   -------------------   -------------------   ---------------------
                                       Amount      Yield     Amount      Yield     Amount      Yield     Amount      Yield
                                      -------      ------   --------     ------   --------     ------   --------     --------
Held-to-maturity:
   U.S. Government agencies (2)...... $     -         -     $    -          -     $     -          -     $    -          -
Available-for-sale:

   U.S. Government agencies (3)...... $ 7,756      4.43%    $24,473      4.62%    $ 1,034      6.02%     $    -          -
   States and municipal subdivisions.     877      3.23%      7,152      3.63%      8,337      3.96%      4,858      4.32%
   Corporate obligations and other...       -          -        957      6.55%          -          -      4,059      6.89%
                                      -------      -----    -------     ------    -------      -----     ------      -----

Total investment securities
   available-for-sale................ $ 8,633               $32,582               $ 9,371                $8,917
                                      =======               =======               =======                ======

____________________
(1)  Investments with a call feature are shown as of the contractual maturity date.
(2)  Excludes mortgage-backed securities totaling $13 with a yield of 7.2%.
(3)  Excludes mortgage-backed securities totaling $24.8 million with a yield of 5.28% and mutual funds of $1.2 million.

Short-Term Investments.     Short-term investments, consisting of Federal Funds sold, averaged $4.5 million in 2007, $11.0 million in 2006, and $10.6 million in 2005. At December 31, 2007, and December 31, 2006, short-term investments totaled $223,000 and $8,772,000 respectively. These funds are a primary source of the Company’s liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits.     Average total deposits increased $84.9 million, or 42.8% in 2006. Average total deposits increased $99.7 million, or 35.2% in 2007. At December 31, 2007, total deposits were $386.2 million, compared to $351.7 million a year earlier, an increase of 9.8%.

The following table sets forth the deposits of the Company by category for the period indicated.

                                                                Deposits

                                                                                 December 31,
                                     --------------------- ---------------------- ---------------------
                                             2007                  2006                   2005
                                     --------------------- ---------------------- ---------------------
                                                  Percent                Percent               Percent
                                                    of                     of                    of
                                        Amount    Deposits    Amount     Deposits    Amount    Deposits
                                     ----------  --------- ----------   --------- ----------  ---------

Noninterest-bearing accounts.....     $ 55,349      14.3%    $58,652       16.7%    $49,585      20.5%
NOW accounts.....................       73,398      19.0%     61,673       17.5%     29,160      12.0%
Money market accounts............       38,820      10.2%     35,592       10.1%     33,122      13.7%
Savings accounts.................       20,934       5.4%     20,621        5.9%     17,786       7.4%
Time deposits less than
  $100,000.......................
Time deposits of $100,000 or            93,213      24.1%     92,364       26.3%     61,907      25.6%
  over...........................      104,454      27.0%     82,820       23.5%     50,389      20.8%
                                     ----------  --------- ----------   --------- ----------  ---------
    Total deposits...............     $386,168       100%   $351,722        100%   $241,949
                                                                                                  100%

The Company’s loan-to-deposit ratio was 94.7% at December 31, 2007 and 80.7% at December 31, 2006. The loan-to-deposit ratio averaged 88% during 2007. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $281.7 million at December 31, 2007 and $268.9 million at December 31, 2006. Management anticipates that a stable base of deposits will be the Company’s primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company’s certificates of deposit of $100,000 or more at December 31, 2007, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

                                       Maturities of Certificates of Deposit
                                                of $100,000 or More

                                                            After Three
                                           Within Three       Through       After Twelve
                                              Months       Twelve Months       Months            Total
                                         ---------------- --------------- ---------------- ----------------

December 31, 2007....................        $  35,119      $   63,602        $   5,733       $  104,454

Borrowed Funds

Borrowed funds consists of advances from the Federal Home Loan Bank of Dallas, federal funds purchased and reverse repurchase agreements. At December 31, 2007, advances from the FHLB totaled $32.9 million compared to $20.8 million at December 31, 2006. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. Federal funds purchased totaled $12.9 million at December 31, 2007 compared to none at December 31, 2006.

Reverse Repurchase Agreements consists of three $5,000,000 agreements. These agreements are secured by securities with a fair value of $16,451,000 at December 31, 2007. The maturity dates are from August 22, 2012 through September 26, 2017 with rates between 3.81% and 4.51%.

Subordinated Debentures

In 2002, the Company issued subordinated debentures of $7,217,000 to The First Bancshares Statutory Trust I (the Trust). The Company is the sole owner of the equity of the Trust. The Trust issued $7,000,000 of preferred securities to investors. The Company entered into this arrangement to provide funding for expected growth. These debentures were called on March 26, 2007.

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

In 2007, the Company issued subordinated debentures of $6,186,000 to The First Bancshares, Inc. Statutory Trust 3 (Trust 3). The Company is the sole owner of the equity of the Trust 3. The Trust 3 issued $6,000,000 of preferred securities to investors. The Company makes interest payments and will make principal payments on the debentures to the Trust 3. These payments will be the source of funds used to retire the preferred securities, which are redeemable at any time beginning in 2012 and mature in 2037. The Company entered into this arrangement to provide funding for expected growth.

Capital

Total shareholders’ equity as of December 31, 2007, was $36.3 million, an increase of $3.9 million or approximately 12.1%, compared with shareholders’ equity of $32.4 million as of December 31, 2006.

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

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and the subsidiary bank exceeded their minimum regulatory capital ratios as of December 31, 2007 and 2006.

                                                    Analysis of Capital

                                      Adequately      Well             The Company                   The First
Capital Ratios                        Capitalized  Capitalized         December 31,                 December 31,
-----------------------------        ------------  ------------   -----------------------      -----------------------
                                                                     2007        2006             2007        2006
                                                                     ----        ----             ----        ----

Leverage........................          4.0%        5.0%           9.1%       10.3%             8.7%        7.9%
Risk-based capital:
   Tier 1.......................          4.0%        6.0%          11.6%       13.7%            11.0%       10.6%
   Total........................          8.0%       10.0%          12.7%       15.0%            12.1%       11.9%

                                                            Ratios

                                                        2007         2006          2005
                                                        ----         ----          ----
Return on assets (net income divided by
    average total assets)                               .82%         .97%          .75%

Return on equity (net income divided by
    average equity)                                    11.4%        16.3%         11.0%

Dividend payout ratio (dividends per
    share divided by net income per share)             41.0%        11.9%         12.3%

Equity to asset ratio (average equity
    divided  by average total assets)                   7.2%         6.0%          6.8%

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

The Company’s Federal Funds sold position, which is typically its primary source of liquidity, averaged $4.5 million during the year ended December 31, 2007 and totaled $223,000 at December 31, 2007. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2007, advances available totaled approximately $120.7 million of which $52.9 million had been drawn, or used for letters of credit.

Management regularly reviews the liquidity position of the Company and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

Subprime Assets

The Bank does not engage in subprime lending activities targeted towards borrowers in high risk categories.

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

To the Audit Committee of the
Board of Directors and Stockholders
The First Bancshares, Inc.
Hattiesburg, Mississippi

We have audited the accompanying  consolidated balance sheets of The First Bancshares,  Inc., and subsidiary as of December 31,
2007 and 2006, and the related  consolidated  statements of income,  changes in  stockholders'  equity,  and cash flows for the years then ended.  These financial  statements are the  responsibility of the Company's  management.  Our  responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance  with the standards of the Public Company  Accounting  Oversight  Board (United  States).
Those  standards  require  that we plan and perform  the audits to obtain  reasonable  assurance  about  whether the  financial statements are free of material  misstatement.  The Company is not required to have,  nor were we engaged to perform,  an audit of its internal  control over  financial  reporting.  Our audits  included  consideration  of internal  control over  financial reporting as a basis for designing  audit  procedures  that are  appropriate in the  circumstances,  but not for the purpose of expressing  an opinion on the  effectiveness  of the Company's  internal  control over  financial  reporting.  Accordingly,  we express no such opinion.  An audit includes  examining,  on a test basis,  evidence  supporting the amounts and  disclosures in the financial  statements.  An audit also includes assessing the accounting  principles used and significant  estimates made by management,  as well as  evaluating  the  overall  financial  statement  presentation.  We believe  that our  audits  provide a reasonable basis for our opinion.

In our opinion,  the  financial  statements  referred to above  present  fairly,  in all material  respects,  the  consolidated financial  position of The First  Bancshares,  Inc., and  subsidiary as of  December 31,  2007 and 2006,  and the  consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting  principles  generally accepted in the United States of America.

                                                       /s/ T. E. LOTT & COMPANY

Columbus, Mississippi
March 28, 2008

                                                  THE FIRST BANCSHARES, INC.
                                                  CONSOLIDATED BALANCE SHEETS
                                                  DECEMBER 31, 2007 AND 2006

       ASSETS                                                                                    2007                 2006
                                                                                          ----------------     ----------------

Cash and due from banks                                                                      $ 10,890,248         $  9,743,065
Interest-bearing deposits with banks                                                              227,853              672,137
Federal funds sold                                                                                223,000            8,772,000
                                                                                          ----------------     ----------------
    Total cash and cash equivalents                                                            11,341,101           19,187,202
Held-to-maturity securities (fair value of  $13,130 in
    2007 and $13,539 in 2006)                                                                      12,932               13,363
Available-for-sale securities                                                                  84,319,208           89,480,015
Other securities                                                                                2,719,950            2,316,500
                                                                                          ----------------     ----------------
    Total securities                                                                           87,052,090           91,809,878
Loans held for sale                                                                             5,663,813            3,944,818
Loans, net of allowance for loan losses of $4,221,240
    in 2007 and $3,792,937 in 2006                                                            361,337,973          280,137,343
Interest receivable                                                                             3,538,560            2,905,133
Premises and equipment                                                                         15,622,426            9,953,178
Cash surrender value of life insurance                                                          5,461,938            5,247,889
Goodwill                                                                                          702,213              782,420
Other assets                                                                                    5,336,164            3,800,942
                                                                                          ----------------     ----------------
Total assets                                                                                $ 496,056,278        $ 417,768,803

       LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Noninterest-bearing                                                                      $ 55,349,239         $ 58,651,631
    Interest-bearing                                                                          330,818,605          293,070,049
                                                                                          ----------------     ----------------
       Total deposits                                                                         386,167,844          351,721,680
Interest payable                                                                                1,284,550            1,021,194
Borrowed funds                                                                                 60,772,520           20,827,427
Subordinated debentures                                                                        10,310,000           11,341,000
Other liabilities                                                                               1,240,705              492,697
                                                                                          ----------------     ----------------
       Total liabilities                                                                      459,775,619          385,403,998
Stockholders' Equity:
    Preferred stock, par value $1 per share, 10,000,000
       shares authorized; no shares issued and outstanding                                              -                    -
    Common stock, par value $1 per share: 10,000,000 shares
       authorized; 3,015,045 and 2,884,902 shares issued
       In 2007 and 2006, respectively                                                           3,015,045            2,884,902
    Additional paid-in capital                                                                 22,929,333           22,344,734
    Retained earnings                                                                          10,306,336            7,629,275
    Accumulated other comprehensive income (loss)                                                 493,590             (30,461)
    Treasury stock, at cost                                                                     (463,645)            (463,645)
                                                                                          ----------------     ----------------
       Total stockholders' equity                                                              36,280,659           32,364,805
                                                                                          ----------------     ----------------

Total liabilities and stockholders' equity                                                  $ 496,056,278        $ 417,768,803
                                                                                          ================     ================

                               The accompanying notes are an integral part of these statements.

                                                  THE FIRST BANCSHARES, INC.
                                               CONSOLIDATED STATEMENTS OF INCOME
                                            YEARS ENDED DECEMBER 31, 2007 AND 2006

INTEREST INCOME                                                                                   2007                 2006
                                                                                         -----------------     -----------------
    Interest and fees on loans                                                              $  28,731,899        $  19,976,374
    Interest and dividends on securities
       Taxable interest and dividends                                                           3,669,168            2,932,262
       Tax-exempt interest                                                                        734,373              262,469
    Interest on federal funds sold                                                                231,706              544,880
    Interest on deposits in banks                                                                  32,218               43,557
                                                                                         -----------------     -----------------
    Total interest income                                                                      33,399,364           23,759,542

INTEREST EXPENSE
    Interest on time deposits of $100,000 or more                                               3,066,445            1,830,773
    Interest on other deposits                                                                  9,942,972            5,755,611
    Interest on borrowed funds                                                                  2,134,196            1,789,894
                                                                                         -----------------     -----------------
       Total interest expense                                                                  15,143,613            9,376,278
                                                                                         -----------------     -----------------
    Net interest income                                                                        18,255,751           14,383,264
    Provision for loan losses                                                                   1,320,914              800,361
                                                                                         -----------------     -----------------
       Net interest income after provision for loan losses                                     16,934,837           13,582,903
                                                                                         -----------------     -----------------
OTHER INCOME
    Service charges on deposit accounts                                                         1,877,952            1,318,244
    Other service charges and fees                                                                720,461              490,421
    Bank owned life insurance income                                                              213,699              194,078
    Other gains                                                                                   198,682              224,315
    Gain(loss) on other real estate                                                                37,322             (39,993)
    Other                                                                                         141,019               52,129
                                                                                         -----------------     -----------------
       Total other income                                                                       3,189,135            2,239,194
                                                                                         -----------------     -----------------
OTHER EXPENSE
    Salaries                                                                                    7,550,615            5,507,187
    Employee benefits                                                                           1,411,188            1,105,907
    Occupancy                                                                                     967,425              745,981
    Furniture and equipment                                                                       917,197              858,205
    Supplies and printing                                                                         402,125              311,111
    Professional and consulting fees                                                              505,908              407,004
    Marketing and public relations                                                                322,593              319,786
    Data processing                                                                               206,772              198,798
    Other                                                                                       2,538,807            1,684,278
                                                                                         -----------------     -----------------
       Total other expense                                                                     14,822,630           11,138,257
                                                                                         -----------------     -----------------

Income before income taxes                                                                      5,301,342            4,683,840
Income taxes                                                                                    1,478,669            1,368,826
                                                                                         -----------------     -----------------

Net income                                                                                   $  3,822,673         $  3,315,014
                                                                                         =================     =================
Net income per common share:
    Basic                                                                                    $       1.28         $       1.35
    Diluted                                                                                          1.25                 1.27

                               The accompanying notes are an integral part of these statements.

                                                  THE FIRST BANCSHARES, INC.
                                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                            YEARS ENDED DECEMBER 31, 2007 AND 2006

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
                            Income         Stock          Capital        Earnings      Income (Loss)      Stock           Total
                         ------------ --------------- --------------- --------------- --------------- -------------- --------------
Balance,
  January 1, 2006                       $ 1,213,844    $ 13,220,940     $ 4,694,292     $ (187,831)  $   (463,645)    $ 18,477,600

Comprehensive
income:
    Net income 2006        $3,315,014             -               -       3,315,014               -              -       3,315,014
    Net change in
      unrealized gain
      on available-
      For-sale
      securities,
      Net of tax              157,370             -               -               -         157,370              -         157,370
                         ------------
Comprehensive
  Income                   $3,472,384
                         ============
Stock Sale                                  365,000       7,820,355               -               -              -       8,185,355
2 for 1 stock split                       1,187,600     (1,187,600)               -               -              -               -
Exercise of stock
  Options                                     9,277          58,011               -               -              -          67,288
Adoption of SFAS
  123R                                            -           9,211               -               -              -           9,211
Stock issued in
  acquisition                               109,181       2,423,817               -               -              -       2,532,998
Cash dividend
  Declared, $.16
  per share                                       -               -       (380,031)               -              -       (380,031)
                                      --------------- --------------- --------------- --------------- -------------- --------------
Balance,
  December 31, 2006                       2,884,902      22,344,734       7,629,275        (30,461)      (463,645)      32,364,805
                                      --------------- --------------- --------------- --------------- -------------- --------------
Comprehensive
  Income:
    Net income 2007        $3,822,673             -               -       3,822,673               -              -       3,822,673
    Net change in
      unrealized gain
      on available-
      For-sale
      securities,
      Net of tax              524,051             -               -               -         524,051              -         524,051
                         ------------
Comprehensive
  Income                   $4,346,724
                         ============
Exercise of stock
  Options                                   130,143         582,322               -               -              -         712,465
Stock option expense                              -           2,277               -               -              -           2,277
Tax benefit on
  Options                                         -               -         418,543               -              -         418,543
Cash dividend
  Declared, $.525
  per share                                       -               -     (1,564,155)               -              -     (1,564,155)
                                      --------------- --------------- --------------- --------------- -------------- --------------
Balance,
  December 31, 2007                     $ 3,015,045    $ 22,929,333    $ 10,306,336      $  493,590    $ (463,645)    $ 36,280,659
                                      =============== =============== =============== =============== ============== ==============

                             The accompanying notes are an integral part of these statements.

                                                  THE FIRST BANCSHARES, INC.
                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            YEARS ENDED DECEMBER 31, 2007 AND 2006

                                                                                                 2007                 2006
                                                                                         -----------------     -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                               $  3,822,673         $  3,315,014
    Adjustments to reconcile net income to net cash:
       Depreciation and amortization                                                              978,964              676,074
       Stock option expense                                                                         2,277                9,211
       FHLB Stock dividends                                                                      (75,600)             (72,800)
       Provision for loan losses                                                                1,320,914              800,361
       Deferred income taxes                                                                      210,766               20,186
       Increase in cash value of life insurance                                                 (214,049)            (193,728)
       Securities, amortization and accretion, net                                                 75,958              127,940
       Other gains                                                                              (198,682)            (224,315)
       (Gain)loss on other real estate                                                           (37,322)               39,993
       Changes in:
          Loans held for sale                                                                 (1,718,995)            (625,825)
          Interest receivable                                                                   (633,427)            (782,616)
          Other assets                                                                          (477,809)            (510,874)
          Interest payable                                                                        263,356              455,273
          Other liabilities                                                                       748,008            (425,738)
                                                                                         -----------------     -----------------
    Net cash provided by operating activities                                                   4,067,032            2,608,156
                                                                                         -----------------     -----------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Cash received in excess of cash paid for acquisition                                                -            1,833,291
    Purchases of available-for-sale securities                                               (24,340,284)         (47,441,689)
    Purchases of other securities                                                             (1,239,250)            (444,350)
    Proceeds from maturities and calls of available-for-sale securities                        29,906,029           28,102,155
    Proceeds from sales of securities available-for-sale                                                -            2,457,620
    Proceeds from redemption of other securities                                                  911,400              303,350
    Proceeds from sale of lease/land                                                              352,669              532,755
    Proceeds from sale of other real estate                                                        96,511              492,670
    Increase in loans                                                                        (83,940,396)         (69,404,210)
    Additions to premises and equipment                                                       (6,586,922)          (1,672,841)
                                                                                         -----------------     -----------------
    Net cash used in investing activities                                                    (84,840,243)         (85,241,249)
                                                                                         -----------------     -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Increase in deposits                                                                       34,446,164           65,573,596
    Proceeds from borrowed funds                                                               44,875,000           10,000,000
    Repayment of borrowed funds                                                               (4,929,907)         (14,637,845)
    Exercise of stock options                                                                     712,465               67,288
    Dividends paid on common stock                                                            (1,564,155)            (380,031)
    Issuance of subordinated debentures                                                         6,186,000            4,124,000
    Repayment of subordinated debentures                                                      (7,217,000)                    -
    Tax benefit on non-incentive stock options                                                    418,543                    -
    Issuance of common stock                                                                            -            8,185,355
                                                                                         -----------------     -----------------
    Net cash provided by financing activities                                                  72,927,110           72,932,363
                                                                                         -----------------     -----------------

                               The accompanying notes are an integral part of these statements.

                                                  THE FIRST BANCSHARES, INC.
                                      CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                            YEARS ENDED DECEMBER 31, 2007 AND 2006

                                                                                                 2007                 2006
                                                                                          -----------------    -----------------

Net increase (decrease) in cash and cash equivalents                                          (7,846,101)          (9,700,730)
Cash and cash equivalents at beginning of year                                                 19,187,202           28,887,932
                                                                                          -----------------    -----------------
Cash and cash equivalents at end of year                                                     $ 11,341,101         $ 19,187,202
                                                                                          =================    =================
Cash paid during the year for:
    Interest                                                                                 $ 14,880,257         $  8,807,553
    Income taxes                                                                                1,907,080            2,457,655

Non-cash activities:
    Transfers of loans to other real estate                                                     1,542,644              739,030
    Issuance of stock in acquisition                                                                    -            2,532,998

                               The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — NATURE OF BUSINESS

The First Bancshares, Inc. (the Company) is a financial holding company whose business is primarily conducted by its wholly-owned subsidiary, The First, A National Banking Association (the Bank). The Bank provides a full range of banking services in its primary market area of South Mississippi. The Company, as a financial holding company, is regulated by the Federal Reserve Bank. Its subsidiary bank is subject to the regulation of the Office of the Comptroller of the Currency (OCC).

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

3.     Cash and Due From Banks

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2007, the required reserve balance on deposit with the Federal Reserve Bank was approximately $25,000.

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

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2007 and 2006.

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

9.     Other Real Estate

Other real estate consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses. At December 31, 2007 and 2006, other real estate totaled $1,758,968 and $557,089, respectively.

10.     Goodwill and Intangible Assets

The following table summarizes the changes in goodwill and core deposit intangible asset for the year ended December 31, 2007.

                                                                                            Core deposit
(Dollars in thousands)                                               Goodwill                intangible
                                                             -----------------------    -----------------------

Balance, January 1, 2007                                               $  782                  $  676
Adjustments                                                              (80)                       -
Amortization                                                                -                      70
                                                                      --------                ---------
Balance, December 31, 2007                                             $  702                  $  606
                                                                      ========                =========

Acquired goodwill and core deposit intangible are related to the acquisition of First National Bank of Wiggins on October 1, 2006. Adjustments to goodwill were the result of the finalization of values subsequent to January 1, 2007.

The following table presents the forecasted core deposit intangible asset amortization expense for 2008 through 2012.

                          (Dollars in thousands)                          Full year
                                                                          expected
                          Year                                          Amortization
                          ----                                          ------------
                          2008                                               $69
                          2009                                               $69
                          2010                                               $69
                          2011                                               $69
                          2012                                               $69

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

As of December 31, 2007, only 2,308 stock options were not fully vested and no stock options were granted during the twelve months ended December 31, 2007.

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

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (the Interpretation). This Interpretation provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. The initial adoption of this Interpretation had no impact on the consolidated financial statements.

14.     Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2007 and 2006, was approximately $221,616 and $263,644, respectively.

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

The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations:

                                       For the Year Ended                                       For the Year Ended
                                       December 31, 2007                                        December 31, 2006
                          ---------------------------------------------------   ---------------------------------------------------
                                Net                                                  Net
                               Income            Shares         Per Share          Income              Shares        Per Share
                            (Numerator)       (Denominator)       Amount         (Numerator)        (Denominator)      Amount

Basic per share              $3,822,673         2,980,566        $  1.28        $ 3,315,014           2,450,988       $  1.35
                                                                 =======                                              =======

Effect of dilutive
    Shares:
        Stock options                              81,089                                               158,156
                                                ---------                                             ---------
                             $3,822,673         3,061,655        $   .25        $ 3,315,014           2,609,144       $  1.27
                             ==========         =========        =======        ===========           =========       =======

The diluted per share amounts were computed by applying the treasury stock method.

18.     Reclassifications

Certain reclassifications have been made to the 2006 financial statements to conform with the classifications used in 2007. These reclassifications did not impact the Company's consolidated financial condition or results of operations.

19.     Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements. This Statement is effective for years beginning after December 15, 2007. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS 159 permits entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. The fair value option (i) may be applied instrument by instrument, with certain exceptions, (ii) is irrevocable (unless a new election date occurs) and (iii) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective for the Company on January 1, 2008 and is not expected to have a significant impact on the Corporation’s financial statements.

Emerging Issues Task Force (“EITF”) Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements” EITF 06-4 requires the recognition of a liability and related compensation expense for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to post-retirement periods. Under EITF 06-4, life insurance policies purchased for the purpose of providing such benefits do not effectively settle an entity’s obligation to the employee. Accordingly, the entity must recognize a liability and related compensation expense during the employee’s active service period based on the future cost of insurance to be incurred during the employee’s retirement. If the entity has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106, “Employer’s Accounting for Postretirement Benefits Other Than Pensions.” The Company expects to adopt EITF 06-4 effective as of January 1, 2008 as a change in accounting principle through a cumulative-effect adjustment to retained earnings. The amount of the adjustment is not expected to be significant.

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

The transaction was accounted for under the purchase method of accounting, with Wiggins’ assets and liabilities being recorded at their estimated fair values. Wiggins’ allowance for loan losses was recorded at the carrying value and contained no specific reserves. The purchase price in excess of the net fair value of the assets and liabilities acquired was recorded as goodwill. The amount of goodwill recorded was $.7 million. The goodwill is not tax deductible for federal income tax purposes.

The following table summarizes the preliminary estimated fair value of assets and liabilities purchased at the date of acquisition.

            (Dollars in thousands)
            ----------------------
                Assets acquired:
                     Cash and cash equivalents                                                             $     4,268
                     Investment securities                                                                      23,981
                     Loans, net                                                                                 17,649
                Premises and equipment, net                                                                        832
                     Core deposit intangible                                                                       693
                     Goodwill                                                                                      702
                     Other assets, net                                                                           1,121
                                                                                                           ------------
                           Total assets acquired                                                           $    49,246
                                                                                                           ============
                Liabilities assumed:
                     Deposits                                                                              $    44,199
                     Other liabilities                                                                             203
                                                                                                           ------------
                           Total liabilities assumed                                                       $    44,402
                                                                                                           ------------
                           Net assets purchased                                                            $     4,844
                                                                                                           ============

The Company is amortizing the resulting core deposit intangible of $693,000 using the straight-line method over ten years.

The following unaudited summary information presents the consolidated results of operations of the Company on a pro forma basis for the year ended December 31, 2006 as if the First National Bank of Wiggins had been acquired on January 1, 2006.

                                                    Year Ended December 31, 2006
                                        -------------------------------------------------

                                        Interest income                       $  25,888
                                        Interest expense                         10,180
                                            Net income                            2,721

                                        Net income per share:
                                            Basic                             $    1.07
                                            Diluted                                1.01

NOTE D — SECURITIES

A summary of the amortized cost and estimated fair value of available-for-sale securities and held-to-maturity securities at December 31, 2007 and 2006, follows:

                                                                                  December 31, 2007
                                                        -----------------------------------------------------------------------
                                                                               Gross             Gross           Estimated
                                                           Amortized         Unrealized        Unrealized           Fair
                                                              Cost             Gains             Losses            Value
                                                        --------------     ----------------   ---------------   ---------------
   Available-for-sale securities:
      Obligations of U.S. Government
         Agencies                                          $32,774,364         $ 491,294         $   3,007       $33,262,651
      Tax-exempt and taxable
         obligations of states and
         municipal subdivisions                             21,148,995           218,846           144,021        21,223,820
       Mortgage-backed securities                           24,597,996           230,483            11,424        24,817,055
       Corporate obligations                                 3,891,491             8,972            40,993         3,859,470
       Other                                                 1,158,492                 -             2,280         1,156,212
                                                        --------------     ----------------   ---------------   ---------------
                                                           $83,571,338        $  949,595         $ 201,725       $84,319,208
                                                        ==============     ================   ===============   ===============
   Held-to-maturity securities:
       Mortgage-backed securities                          $    12,932        $      198         $       -       $    13,130
                                                        ==============     ================   ===============   ===============

                                                                                      December 31, 2006
                                                        -----------------------------------------------------------------------
                                                                                   Gross            Gross           Estimated
                                                               Amortized         Unrealized       Unrealized          Fair
                                                                 Cost              Gains           Losses             Value
                                                        ------------------   ----------------   ----------------   -------------
   Available-for-sale securities:
      Obligations of U.S. Government
         Agencies                                            $45,766,878          $  53,137        $ 198,001       $45,622,014
      Tax-exempt and taxable
         obligations of states and
         municipal subdivisions                               15,393,960            132,295           52,420        15,473,835
       Mortgage-backed securities                             23,809,129             88,553           66,127        23,831,555
       Corporate obligations                                   3,451,390                490            4,072         3,447,808
       Other                                                   1,104,803                  -                -         1,104,803
                                                        ------------------   ----------------   ----------------   -------------
                                                             $89,526,160         $  274,475        $ 320,620       $89,480,015
                                                        ==================   ================   ================   =============
   Held-to-maturity securities:
       Mortgage-backed securities                            $    13,363         $      176        $       -       $    13,539
                                                        ==================   ================   ================   =============

The scheduled maturities of securities at December 31, 2007, were as follows:

                                                                Available-for-Sale                    Held-to-Maturity
                                                       ---------------------------------------  --------------------------------
                                                                               Estimated                           Estimated
                                                           Amortized             Fair            Amortized           Fair
                                                              Cost               Value              Cost             Value
                                                       ------------------    -----------------  ----------------   -------------

      Due less than one year                                 $  8,624,347        $ 8,633,164         $       -        $       -
      Due after one year through five years                    32,079,268         32,582,068                 -                -
      Due after five years through ten years                    9,306,833          9,370,053                 -                -
      Due after ten years                                       8,962,894          8,916,868                 -                -
      Mortgage-backed securities                               24,597,996         24,817,055            12,932           13,130
                                                       ------------------    -----------------  ----------------   -------------
                                                             $ 83,571,338        $84,319,208         $  12,932        $  13,130
                                                       ==================    =================  ================   =============

Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

No gains or losses were realized on available-for-sale securities in 2007 or 2006.

Securities with a carrying value of $49,721,719 and $39,773,897 at December 31, 2007 and 2006, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

The    details    concerning    securities    classified    as    available-for-sale    with    unrealized    losses   as   of
December 31, 2007 and 2006, were as follows:

                                                                          2007
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
                                       Losses < 12 Months             Losses 12 Months or >                   Total
                                 ------------------------------- -------------------------------- -------------------------------
                                                     Gross                            Gross                           Gross
                                      Fair         Unrealized         Fair         Unrealized          Fair         Unrealized
                                     Value           Losses          Value           Losses           Value           Losses
                                 --------------- --------------- --------------- ---------------- --------------- ---------------
Obligations of U.S.
   Government agencies                $ 499,530        $    107      $3,246,800        $   2,900      $3,746,330       $   3,007
Tax-exempt and tax-
     able obligations of
     states and municipal
     subdivisions                     3,276,146          96,615       4,508,389           47,406       7,784,535         144,021
Mortgage-backed
     Securities                       1,414,177           2,200       1,094,802            9,224       2,508,979          11,424
Corporate obligations                 1,317,201          40,993               -                -       1,317,201          40,993
Other                                 1,156,212           2,280               -                -       1,156,212           2,280
                                 --------------- --------------- --------------- ---------------- --------------- ---------------
                                     $7,663,266       $ 142,195      $8,849,991        $  59,530     $16,513,257       $ 201,725
                                 =============== =============== =============== ================ =============== ===============

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
                                 =============== =============== =============== ================ =============== ===============

Approximately 28.8% of the number of securities in the investment portfolio at December 31, 2007 reflected an unrealized loss. Management is of the opinion the Company has the ability to hold these securities until such time as the value recovers or the securities mature. Management also believes the deterioration in value is attributable to changes in market interest rates and not to the credit quality of the issuer.

NOTE E - LOANS

    Loans outstanding included the following types at December 31, 2007 and 2006:

                                                                                                 2007                2006
                                                                                           ----------------    ----------------
                                                                                                     (In thousands)

      Commercial, financial and agricultural                                                   $  46,633          $  36,258
      Real estate - construction                                                                 100,634             69,420
      Real estate - mortgage                                                                     197,530            158,538
      Installment loans to individuals                                                            20,391             19,525
      Overdrafts                                                                                     371                189
                                                                                           ----------------    ----------------
                                                                                                 365,559            283,930
      Allowance for loan losses                                                                  (4,221)            (3,793)
                                                                                           ----------------    ----------------
                                                                                              $  361,338         $  280,137
                                                                                           ================    ================

    Transactions in the allowance for loan losses for the years ended December 31, 2007 and 2006, were as follows:
                                                                                                  2007               2006
                                                                                           ----------------    ----------------

      Balance at beginning of year                                                            $ 3,792,937        $ 2,366,773

      Additions:
          First National Bank of Wiggins acquisition                                                    -            704,707
          Provision for loan losses charged to operations                                       1,320,914            800,361
          Recoveries                                                                               57,222            107,386
                                                                                           ----------------    ----------------
                                                                                                5,171,073          3,979,227
      Deductions:
          Loans charged off                                                                       949,833            186,290
                                                                                           ----------------    ----------------
      Balance at end of year                                                                  $ 4,221,240        $ 3,792,937
                                                                                           ================    ================

    As of December 31, 2007 and 2006,  impaired loans totaled  $2,429,000  and  $1,789,000,  respectively.  As of December 31,
    2007 and 2006, $1,052,000 and $75,000, respectively of the allowance for loan losses was allocated to impaired loans.

    At December 31, 2007 and 2006, the Company had nonaccrual loans and loans past due 90 days or more as follows:

                                                                                                2007                 2006
                                                                                           ----------------    ----------------
                                                                                                      (In thousands)

      Nonaccrual loans                                                                        $   2,429           $  1,789
      Past due 90 days or more and still accruing                                                   994                118

NOTE F - PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

                                                                                                 2007               2006
                                                                                           ----------------    ----------------
      Premises:
          Land                                                                               $ 4,605,270        $ 3,205,280
          Buildings and improvements                                                           7,471,558          6,462,212
      Equipment                                                                                4,936,037          4,287,101
      Construction in progress                                                                 3,291,769             18,529
                                                                                           ----------------    ----------------
                                                                                              20,304,634         13,973,122
      Less accumulated depreciation and amortization                                         (4,682,208)        (4,019,944)
                                                                                           ----------------    ----------------
                                                                                             $15,622,426        $ 9,953,178
                                                                                           ================    ================

    The amounts charged to operating expense for depreciation were $763,687 and $573,471 in 2007 and 2006, respectively.

NOTE G - DEPOSITS

    The  aggregate  amount of time  deposits  in  denominations  of $100,000 or more as of  December  31,  2007,  and 2006 was
    $104,453,577 and $82,820,395, respectively.

    At December 31, 2007, the scheduled maturities of time deposits included in interest-bearing  deposits were as follows (in thousands):

                                                        Year             Amount
                                                        ----             ------

                                                        2008            $181,720
                                                        2009               8,226
                                                        2010               4,699
                                                        2011               1,250
                                                        2012               1,772
                                                                        --------
                                                                        $197,667
                                                                        ========

NOTE H - BORROWED FUNDS

    Borrowed funds consisted of the following:

                                                                                                     December 31,
                                                                                         --------------------------------------
                                                                                                2007                 2006
                                                                                         -----------------    -----------------

      Reverse Repurchase Agreement                                                           $15,000,000                  -
      Federal Funds Purchased                                                                 12,875,000                  -
      FHLB advances                                                                           32,897,520         20,827,427
                                                                                         -----------------    -----------------
                                                                                             $60,772,520        $20,827,427
                                                                                         =================    =================

    Advances from the FHLB have maturity dates ranging from  January, 2008 through  June,  2013.  Interest  is payable monthly at rates ranging from 2.651% to 5.920%.  Advances due to the FHLB are  collateralized by a blanket lien on first mortgage loans in the amount of the  outstanding  borrowings,  FHLB capital stock,  and amounts on deposit with the FHLB.  At
    December 31, 2007, FHLB advances available and unused totaled $67.8 million.

    Future annual principal repayment requirements on the borrowings from the FHLB at December 31, 2007, were as follows:

                                                 Year                             Amount
                                                 ----                             ------

                                                 2008                         $ 16,870,246
                                                 2009                            7,990,192
                                                 2010                            7,430,185
                                                 2011                               75,064
                                                 2012                              261,060
                                              Thereafter                           270,773
                                                                              ------------
                                                                              $ 32,897,520
                                                                              ============

    Reverse Repurchase  Agreements  consists of three $5,000,000  agreements.  The agreements are secured by securities with a fair value of $16,451,000  at December 31, 2007.  The maturity  dates are from August 22, 2012 through  September 26, 2017 with rates between 3.81% and 4.51%.

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

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage). Management believes, as of December 31, 2007, that the Company and its subsidiary bank exceed all capital adequacy requirements.

At December 31, 2007 and 2006, the subsidiary bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization.

The actual capital amounts and ratios at December 31, 2007 and 2006, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

                                                              Company                             Subsidiary
                                                           (Consolidated)                         The First
                                               ------------------------------------    ----------------------------------
                                                      Amount              Ratio          Amount              Ratio
                                                      ------              -----          ------              -----
      December 31, 2007
          Total risk-based                           $49,051              12.7%          $46,684             12.1%
          Tier I risk-based                           44,830              11.6%           42,463             11.0%
          Tier I leverage                             44,830               9.1%           42,463              8.7%

      December 31, 2006
          Total risk-based                           $45,627              15.0%          $36,027             11.9%
          Tier I risk-based                           41,834              13.7%           32,234             10.6%
          Tier I leverage                             41,834              10.3%           32,234              7.9%

    The minimum  amounts of capital and ratios as  established  by banking  regulators at December 31, 2007 and 2006,  were as follows:

                                                              Company                             Subsidiary
                                                           (Consolidated)                         The First
                                               ------------------------------------    ----------------------------------
                                                      Amount              Ratio          Amount              Ratio
                                                      ------              -----          ------              -----
      December 31, 2007
          Total risk-based                           $30,860               8.0%          $30,771              8.0%
          Tier I risk-based                           15,430               4.0%           15,385              4.0%
          Tier I leverage                             19,598               4.0%           19,554              4.0%

      December 31, 2006
          Total risk-based                           $24,473               8.0%          $24,372              8.0%
          Tier I risk-based                           12,236               4.0%           12,185              4.0%
          Tier I leverage                             16,287               4.0%           16,237              4.0%

    The Company's dividends,  if any, are expected to be made from dividends received from its subsidiary bank. The OCC limits dividends of a national  bank in any calendar  year to the net profits of that year combined with the retained net profits for the two preceding years.

NOTE J - COMPREHENSIVE INCOME

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
                                                                                               Years Ended December 31,
                                                                                         --------------------------------------
                                                                                                  2007               2006
                                                                                         ------------------- ------------------

      Unrealized holdings gains (losses) on available-for-
          sale securities                                                                      $794,016          $ 238,439
      Reclassification adjustment for (gains) losses
          realized in income                                                                          -                  -
                                                                                             ----------         -----------
      Net unrealized gains (losses)                                                             794,016            238,439
      Tax effect                                                                              (269,965)           (81,069)
                                                                                             ----------         -----------
      Net unrealized gains (losses), net of tax                                                $524,051          $ 157,370
                                                                                             ==========         ===========

NOTE K - INCOME TAXES

    The components of income tax expense are as follows:

                                                                                                     December 31,
                                                                                         --------------------------------------
                                                                                                  2007               2006
                                                                                         ------------------- ------------------

      Current:
          Federal                                                                             $1,560,595         $1,243,198
          State                                                                                  128,840            145,814
      Deferred                                                                                 (210,766)           (20,186)
                                                                                              ----------         -----------
                                                                                              $1,478,669         $1,368,826
                                                                                              ==========         ===========

    The Company's  income tax expense differs from the amounts  computed by applying the federal income tax statutory rates to income before income taxes.  A reconciliation of the differences is as follows:

                                                                               Years Ended December 31,
                                                        -----------------------------------------------------------------------
                                                                            2007                                     2006
                                                        ------------------------------------ ----------------------------------
                                                                Amount                  %            Amount                %
                                                                ------                 ---           ------               ---

              Income taxes at statutory rate                  $1,802,456                34%      $ 1,592,506               34%
              Tax-exempt income                                (323,197)               (6)%        (155,459)              (3)%
              State income tax, net of federal
                  Tax effect                                      85,034                 2%           96,237                2%
              Tax credits                                      (139,850)               (3)%        (121,414)              (3)%
              Other, net                                          54,226                 1%         (43,044)              (1)%
                                                             ------------             ------    ------------             ------
                                                              $1,478,669                28%      $ 1,368,826               29%
                                                             ============             ======    ============             ======

    The components of deferred income taxes included in the consolidated financial statements were as follows:

                                                                                                    December 31,
                                                                                         -----------------------------------
                                                                                                2007               2006
                                                                                         ----------------    ---------------
      Deferred tax assets:
          Allowance for loan losses                                                          $ 1,099,576         $  916,228
          Unrealized loss on available-for-sale securities                                             -             15,690
          Net operating loss carryover                                                         1,040,746            990,688
          Other                                                                                   94,653             21,292
                                                                                         ----------------    ---------------
                                                                                               2,234,975          1,943,898
                                                                                         ----------------    ---------------

      Deferred tax liabilities:
          Securities                                                                           (112,799)           (92,719)
          Unrealized gain on available-for-sale securities                                     (254,276)                  -
          Premises and equipment                                                               (828,186)          (726,417)
          Core deposit intangible                                                              (226,178)          (252,027)
                                                                                         ----------------    ---------------
                                                                                             (1,421,439)        (1,071,163)
                                                                                         ----------------    ---------------
      Net deferred tax asset                                                                 $   813,536        $   872,735
                                                                                         ================    ===============

With the acquisition of Wiggins, the Company assumed a federal tax net operating loss carryover. This net operating loss is available to the Company through the year 2026.

NOTE L — EMPLOYEE BENEFITS

The Company and its subsidiary bank provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of three percent or less, the Company and its subsidiary bank provide a matching contribution. Contributions totaled $114,397 in 2007 and $90,148 in 2006.

The Company sponsors an Employee Stock Ownership Plan (ESOP) for employees who have completed one year of service for the Company and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are at the discretion of the Board of Directors. At December 31, 2007, the ESOP held 6,946 shares of Company common stock and had no debt obligation. All shares held by the plan were considered outstanding for net income per share purposes. Total ESOP expense was $75,000 for 2007 and $85,000 for 2006, respectively.

The Company and its subsidiary bank have employment agreements with certain executive officers. These agreements contain provisions concerning salaries, bonuses, incentive programs, and benefits related to a change in control.

NOTE M — STOCK PLANS

In 1997, the Company adopted the 1997 Stock Option Plan (1997 Plan) which provides for the granting of options to purchase up to 144,370 shares of Company common stock by directors and key employees of the Company and its subsidiary. Options granted under the 1997 Plan were exercisable at December 31, 1999, and expired ten years after the grant date. As of December 31, 2007, all shares had been exercised or forfeited. All options expired and were void unless exercised on or before March 18, 2007. The options were exercisable at not less than the market value of the Company’s stock at the grant date.

On May 27, 1999, the Company’s shareholders approved the 1999 Stock Incentive Plan (1999 Plan). The 1999 Plan provides for the granting of options to purchase up to 213,376 shares of the Company’s common stock by the Company’s and its subsidiary’s directors, key employees, and management. Under the 1999 Plan, the Company may grant either incentive stock options or nonqualified stock options. Options granted to directors and employees vest in equal amounts over three years. Stock options granted to management vest based on annual performance goals or after nine years and eleven months, if still employed. At December 31, 2007, 213,356 options had been granted, and 92,580 had been exercised or forfeited. All options expire and are void unless exercised on or before April 15, 2009. The options are exercisable at not less than the market value of the Company’s stock at the grant date.

    A summary of the status of the stock option plans as of December  31, 2007 and 2006,  and changes  during the years ending on those dates is presented below:

                                                                                     December 31,
                                                        -----------------------------------------------------------------------
                                                                            2007                                     2006
                                                        ------------------------------------ ----------------------------------
                                                                              Weighted                            Weighted
                                                                              Average                             Average
                                                                              Exercise                            Exercise
                                                            Shares              Price            Shares            Price
                                                        -------------      ----------------  --------------   -----------------

   Options outstanding at beginning of year                  251,585         $        7          261,112         $       7
   Options granted                                                 0                                   0
   Options exercised                                       (130,143)         $        5          (9,527)         $       7
   Options forfeited                                           (666)         $       12                0
                                                        -------------                        --------------
   Options outstanding at end of year                        120,776         $        8          251,585         $       7
                                                        =============                        ==============
   Options exercisable at end of year                        118,468         $        8          246,302         $       7
                                                        =============                        ==============

    The following table summarizes information about stock options at December 31, 2007:

                                                                              Remaining
                                               Number                        Contractual                       Number
          Exercise Price                     Outstanding                    Life in Years                    Exercisable
          --------------                     -----------                    -------------                    -----------
           $7.50 - 8.75                        114,847                           1.3                           114,847
              $12.50                             5,929                           1.3                             3,621

NOTE N — SUBORDINATED DEBENTURES

The Company issued $7,217,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust I, a Connecticut business trust, in which the Company owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $7,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a fully and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. These debentures were called on March 26, 2007. On June 30, 2006, The Company issued $4,124,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 2 in which the Company owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $4,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a fully and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the company in 2011, or earlier in the event the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2036. Interest on the preferred securities is the three month London Interbank Offer Rate (LIBOR) plus 1.65% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. On July 27, 2007, The Company issued $6,186,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 3 in which the Company owns all of the common equity. The debentures are the sole asset of Trust 3. The Trust issued $6,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Company in 2012, or earlier in the event the deduction of related interest for federal income taxes is prohibited, treatment as Tier 1 capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2037. Interest on the preferred securities is the three month LIBOR plus 1.40% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. In accordance with the provisions of FASB Interpretation No. 46R (FIN 46R), “Consolidation of Variable Interest Entities, An Interpretation of ARB No. 51,” the trusts are not included in the consolidated financial statements.

NOTE O — TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2007, and 2006.

NOTE P — RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank makes loans to its directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. Such loans amounted to approximately $6,955,000 and $7,046,000 at December 31, 2007 and 2006, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2007, is summarized as follows (in thousands):

           Loans outstanding at beginning of year                               $ 7,046
           New loans                                                              2,573
           Repayments                                                           (2,664)
                                                                                -------
           Loans outstanding at end of year                                     $ 6,955
                                                                                =======

During 2007, the Company purchased a building from one of its directors for approximately $600,000.

NOTE Q — COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The subsidiary bank had outstanding letters of credit of $1,168,000 and $1,679,000 at December 31, 2007 and 2006, respectively, and had made loan commitments of approximately $47,402,000 and $57,114,000 at December 31, 2007 and 2006, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the two years ended December 31, 2007, nor are any significant losses as a result of these transactions anticipated.

The primary market area served by the Bank is Forrest, Lamar, Jones, Pearl River, Jackson, Hancock, Stone, and Harrison Counties within South Mississippi. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2007, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the Bank’s loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower’s ability to repay a loan is dependent upon the economic stability of the area.

The Company has four leases for facilities. The first lease expires May 31, 2008. Monthly lease payments are $2,392. The second lease requires monthly payments of $3,013 through June, 2012. One five-year renewal option is included in the lease term. The third lease expires in December, 2008. Monthly lease payments are $1,293. Lease payments increase 3% every twelve month period. The fourth lease expires in June, 2008. Monthly lease payments are $6,045. The lease allows two six month options to renew. Three of the four leases are to related parties. Rent expense for 2007 to the related parties amounted to $117,160.02.

Rental expense for premises and equipment for the years ended December 31, 2007 and 2006 was approximately $208,000 and $177,000, respectively.

On October 8, 2007 The First Banchsares, Inc. (the “Company”) and its subsidiary, The First, A National Banking Association (the “Bank”) were formally named as defendants.

The allegations against the Company and the Bank include counts of 1) Intentional Misrepresentation and Omission; 2) Negligent Misrepresentation and/or Omission; 3) Breach of Fiduciary Duty; 4) Breach of Duty of Good Faith and Fair Dealing; and 5) Civil Conspiracy. The First Amended Complaint seeks damages from all the defendants, including $2,420,775, annual dividends for the year 2006 in the amount of $.30 per share, punitive damages, and attorneys’ fees and costs. The Company and the Bank deny any liability, and they intend to defend vigorously against this lawsuit.

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

                                                                       For the Year Ended             For the Year Ended
                                                                        December 31, 2007             December 31, 2006
                                                                    ---------------------------   ----------------------------
                                                                     Carrying       Estimated      Carrying        Estimated
                                                                      Amount       Fair Value       Amount        Fair Value
                                                                    -----------   -------------   -----------   --------------
                                                                                         (In thousands)
        Financial Instruments:
            Assets:
                Cash and cash equivalents                              11,341         11,341         19,187           19,187
                Securities available-for-sale                          84,319         84,319         89,480           89,480
                Securities held-to-maturity                                13             13             13               14
                Other securities                                        2,720          2,720          2,317            2,317
                Loans                                                 367,002        381,149        284,082          289,282

            Liabilities:
                Noninterest-bearing
                   Deposits                                            55,349         55,349         58,652           58,652
                Interest-bearing deposits                             330,819        332,837        293,070          293,132
                Subordinated debentures                                10,310         10,310         11,341           11,341
                FHLB and other borrowings                              60,773         60,773         20,827           20,827

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

                                                     Condensed Balance Sheets

                                                                                                     December 31,
                                                                                         --------------------------------------
                                                                                                2007               2006
                                                                                         -----------------   ------------------
      Assets:
          Cash and cash equivalents                                                        $    928,329       $  8,693,312
          Investment in subsidiary bank                                                      44,224,553         33,775,619
          Investments in statutory trusts                                                       310,000            341,000
          Other securities                                                                      100,000            100,000
          Premises and equipment                                                                368,623            368,623
          Other                                                                                 660,875            453,435
                                                                                         -----------------   ------------------
                                                                                           $ 46,592,380       $ 43,731,989
                                                                                         =================   ==================
      Liabilities and Stockholders' Equity:
          Subordinated debentures                                                            10,310,000         11,341,000
          Other                                                                                   1,721             26,184
          Stockholders' equity                                                               36,280,659         32,364,805
                                                                                         -----------------   ------------------
                                                                                           $ 46,592,380       $ 43,731,989
                                                                                         =================   ==================

                                                Condensed Statements of Income

                                                                                                     December 31,
                                                                                         --------------------------------------
                                                                                                  2007               2006
                                                                                         -----------------    -----------------
      Income:
          Interest and dividends                                                               $ 180,191         $  102,106
          Other gains                                                                            198,682            224,315
          Other                                                                                    1,875             10,191
                                                                                         -----------------    -----------------
                                                                                                 380,748            336,612
      Expenses:
          Interest on borrowed funds                                                             563,806            783,657
          Other                                                                                  267,943            294,955
                                                                                         -----------------    -----------------
                                                                                                 831,749          1,078,612
      Loss before income taxes and equity in undistributed income of
          Subsidiary                                                                           (451,001)          (742,000)
      Income tax benefit                                                                       (242,332)          (360,435)
                                                                                         -----------------    -----------------
      Loss before equity in undistributed income of subsidiary                                 (208,669)          (381,565)
      Equity in undistributed income of subsidiary                                             4,031,342          3,696,579
                                                                                         -----------------    -----------------

      Net income                                                                              $3,822,673         $3,315,014
                                                                                         =================    =================

                                              Condensed Statements of Cash Flows

                                                                                                     Years Ended
                                                                                                     December 31,
                                                                                         --------------------------------------
                                                                                                  2007               2006
                                                                                         -----------------    -----------------
      Cash flows from operating activities:
          Net income                                                                          $3,822,673        $ 3,315,014
          Adjustments to reconcile net income to net cash and cash
              Equivalents:
                 Equity in undistributed income of subsidiary                                (4,031,342)        (3,696,579)
                 Other gains                                                                   (198,682)          (224,315)
                 Other, net                                                                    (385,890)            253,628
                 Stock option expense                                                              2,277              9,211
                                                                                         -----------------    -----------------
                    Net cash used in operating activities                                      (790,964)          (343,041)
                                                                                         -----------------    -----------------

      Cash flows from investing activities:
          Investment in subsidiary bank                                                      (5,893,541)        (5,215,782)
          Other, net                                                                              31,000           (74,000)
          Proceeds from sale of lease and land                                                   352,669            532,755
                                                                                         -----------------    -----------------
                Net cash used in investing activities                                        (5,509,872)        (4,757,027)
                                                                                         -----------------    -----------------

      Cash flows from financing activities:
          Dividends paid on common stock                                                     (1,564,155)          (380,031)
          Issuance of subordinated debentures                                                  6,186,000          4,124,000
          Tax benefit of non-incentive stock options                                             418,543                  -
          Repayment of subordinated debentures                                               (7,217,000)                  -
          Exercise of stock options                                                              712,465             67,288
          Issuance of common stock                                                                     -          8,185,355
                                                                                         -----------------    -----------------
                Net cash provided by (used in) financing activities                          (1,464,147)         11,996,612
                                                                                         -----------------    -----------------
      Net increase (decrease) in cash and cash equivalents                                   (7,764,983)          6,896,544

      Cash and cash equivalents at beginning of year                                           8,693,312          1,796,768
                                                                                         -----------------    -----------------
      Cash and cash equivalents at end of year                                                 $ 928,329         $8,693,312
                                                                                         =================    =================

NOTE V - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)

                                                                                       Three Months Ended
                                                                 --------------------------------------------------------------
                                                                   March 31          June 30        Sept. 30        Dec. 31
                                                                 ------------     ------------    -------------  --------------
                                                                            (In thousands, except per share amounts)
        2007
        Total interest income                                      $  7,513       $  8,219        $  8,909       $  8,758
        Total interest expense                                        3,344          3,603           3,987          4,208
                                                                 ------------     ------------    -------------  --------------
            Net interest income                                       4,169          4,616           4,922          4,550
        Provision for loan losses                                       330            320             316            355
                                                                 ------------     ------------    -------------  --------------
            Net interest income after provision for
                loan losses                                           3,839          4,296           4,606          4,195
        Total non-interest income                                       654            707             966            862
        Total non-interest expense                                    3,506          3,550           3,783          3,984
        Income tax expense                                              276            341             496            366
                                                                 ------------     ------------    -------------  --------------

        Net income                                                 $    711       $  1,112        $  1,293       $    707
                                                                 ============     ============    =============  ==============

        Per share:
            Net income, basic                                      $    .24       $    .37        $    .43       $    .24
            Net income, diluted                                         .23            .36             .42            .24
            Cash dividends declared                                     .30           .075            .075           .075

        2006
        Total interest income                                      $  4,843       $  5,548        $  6,079       $  7,289
        Total interest expense                                        1,802          2,014           2,382          3,178
                                                                 ------------     ------------    -------------  --------------
            Net interest income                                       3,041          3,534           3,697          4,111
        Provision for loan losses                                        84            209             289            218
                                                                 ------------     ------------    -------------  --------------
            Net interest income after provision for
                loan losses                                           2,957          3,325           3,408          3,893
        Total non-interest income                                       447            676             509            607
        Total non-interest expense                                    2,308          2,662           2,864          3,304
        Income tax expense                                              377            351             322            359
                                                                 ------------     ------------    -------------  --------------

        Net income                                                  $   759        $   988         $   731        $   837
                                                                 ============     =============   =============  ==============

        Per share:
            Net income, basic                                       $   .32        $   .42         $   .31        $   .30
            Net income, diluted                                         .30            .39             .29            .29
            Cash dividends declared                                     .16              -               -              -