Form 10-K/A, Exhibit 13
period 2007-12-31
FIRST BANCSHARES INC /MS/
filed 2008-05-13
CIK 947559

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

The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations:

                                       For the Year Ended                                       For the Year Ended
                                       December 31, 2007                                        December 31, 2006
                          ---------------------------------------------------   ---------------------------------------------------
                                Net                                                  Net
                               Income            Shares         Per Share          Income              Shares        Per Share
                            (Numerator)       (Denominator)       Amount         (Numerator)        (Denominator)      Amount

Basic per share              $3,822,673         2,980,566        $  1.28        $ 3,315,014           2,450,988       $  1.35
                                                                 =======                                              =======

Effect of dilutive
    Shares:
        Stock options                              81,089                                               158,156
                                                ---------                                             ---------
                             $3,822,673         3,061,655        $  1.25        $ 3,315,014           2,609,144       $  1.27
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