Form 10-K, Exhibit 13
FIRST BANCSHARES INC /MS/
filed 2009-03-31
CIK 947559

                                       MANAGEMENT'S DISCUSSION AND ANALYSIS
                                 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management’s discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and its subsidiary during the year ended December 31, 2008. The Company’s consolidated financial statements and related notes should also be considered.

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

Companies are required to perform periodic reviews of individual securities in their investment portfolios to determine whether decline in the value of a security is other than temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the materiality of the decline, its effect on the financial statements and the probability, extent and timing of a valuation recovery and the company’s intent and ability to hold the security. Pursuant to these requirements, Management assesses valuation declines to determine the extent to which such changes are attributable to fundamental factors specific to the issuer, such as financial condition, business prospects or other factors or market-related factors, such as interest rates. Declines in the fair value of securities below their cost that are deemed to be other than temporary are recorded in earnings as realized losses.

Goodwill is assessed for impairment both annually and when events or circumstances occur that make it more likely than not that impairment has occurred. The impairment test compares the estimated fair value of a reporting unit with its net book value. The Company has assigned all goodwill to one reporting unit that represents the overall banking operations. The analysis of goodwill for impairment requires significant assumptions about the economic environment, expected net interest margins, growth rates and the rate at which cash flows are discounted. No impairment was indicated when the annual test was performed in 2008.

Overview

The Company was incorporated on June 23, 1995, and serves as a bank holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi. The First began operations on August 5, 1996, from its main office in the Oak Grove community, which is on the western side of Hattiesburg. The First currently operates its main office and two branches in Hattiesburg, one in Laurel, one in Purvis, one in Picayune, one in Pascagoula, one in Bay St. Louis, one in Wiggins and one in Gulfport, Mississippi. The Company and its subsidiary bank engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals. The First is a wholly-owned subsidiary bank of the Company.

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

The Company decreased from approximately $496.1 million in total assets, $371.2 million in loans, and $386.2 million in deposits at December 31, 2007 to approximately $474.8 million in total assets, $323.1 million in loans and $378.1 million in deposits at December 31, 2008. The Company increased from $36.3 million in shareholders’ equity at December 31, 2007 to approximately $36.6 million at December 31, 2008. The First reported net income of $2,528,000 and $4,031,000 for the years ended December 31, 2008, and 2007, respectively. For the years ended December 31, 2008 and 2007, the Company reported consolidated net income of $1,849,000 and $3,823,000, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company’s Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

                                       SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
                                      (Dollars In Thousands, Except Per Share Data)

                                                                       December 31,
                                     --------------------------------------------------------------------------------------
                                            2008             2007              2006              2005             2004
                                     ---------------- ---------------- ----------------- ----------------- ----------------
Earnings:
   Net interest income                   $  17,577        $  18,256         $  14,383         $  10,150        $   7,815
   Provision for loan
     Losses                                  2,205            1,321               800               921              672

   Noninterest income                        3,162            3,189             2,239             1,682            1,963
   Noninterest expense                      15,998           14,823            11,138             8,138            7,228
   Net income                                1,849            3,823             3,315             1,909            1,243

Per share data:
   Basic net income per
     Share                                $    .62         $   1.28          $   1.35          $    .81         $    .53
   Diluted net income per
     Share                                     .61             1.25              1.27               .77              .51

Selected Year End
  Balances:
     Total assets                        $ 474,824        $ 496,056         $ 417,769         $ 294,390        $ 212,396
     Securities                            102,303           87,052            91,810            50,660           28,522
     Loans, net of
       Allowance                           318,300          367,002           284,082           197,943          162,716
     Deposits                              378,079          386,168           351,722           241,949          156,830
     Stockholders' equity                   36,568           36,281            32,365            18,478           16,740

Results of Operations

The following is a summary of the results of operations by The First for the years ended December 31, 2008 and 2007.

                                                                      2008                2007
                                                              --------------------------------------
                                                                          (In thousands)

Interest income                                                   $   31,708          $   33,382
Interest expense                                                      13,645              14,743
                                                                ------------         -----------
    Net interest income                                               18,063              18,639

Provision for loan losses                                              2,205               1,321
                                                                ------------         -----------
Net interest income after
  provision for loan losses                                           15,858              17,318
                                                                ------------         -----------
Other income                                                           3,160               2,880

Other expense                                                         15,560              14,446

Income tax expense                                                       930               1,721
                                                                ------------         -----------
    Net income                                                    $    2,528          $    4,031
                                                                ============         ===========

         The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2008 and 2007:

                                                                      2008                2007
                                                              --------------------------------------
                                                                           (In thousands)

Net interest income:
    Net interest income of subsidiary bank                        $   18,063          $   18,639
    Intercompany eliminations                                          (486)               (383)
                                                                ------------         -----------
                                                                  $   17,577          $   18,256
                                                                ============         ===========

Net income:
    Net income of subsidiary bank                                 $    2,528          $    4,031
    Net loss of the Company, excluding
       Intercompany accounts                                           (679)               (208)
                                                                ------------         -----------
                                                                  $    1,849          $    3,823
                                                                ============         ===========

Consolidated Net Income

The Company reported consolidated net income of $1,849,000 for the year ended December 31, 2008, compared to a consolidated net income of $3,823,000 for the year ended December 31, 2007. The decrease in income was attributable to a decrease in net interest income of 3.7%, an increase of 66.9% in provision for loan losses expense and an increase in other expenses of 7.9%.

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

Consolidated net interest income was $17,577,000 for the year ended December 31, 2008, as compared to $18,256,000 for the year ended December 31, 2007. This decrease was the direct result of declining interest rates during 2008 as compared to 2007. The increase in 2008 in earning assets was funded by an increase in average deposits and by Federal Home Loan Bank (FHLB) borrowings. Average interest-bearing liabilities for the year 2008 were $403,017,000 compared to $366,567,000 for the year 2007. At December 31, 2008, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.30% compared to 3.56% at December 31, 2007. The net interest margin (which is net interest income divided by average earning assets) was 3.78% for the year 2008 compared to 4.21% for the year 2007. Rates paid on average interest-bearing liabilities decreased from 4.13% for the year 2007 to 3.51% for the year 2008. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 75.1% of average earning assets for the year 2008 compared to 77.9% for the year 2007.

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

                                               Average Balances, Income and Expenses, and Rates

                                                                           Years Ended December 31,
                                --------------------------------------------------------------------------------------------------
                                              2008                              2007                              2006
                                --------------------------------------------------------------------------------------------------
                                 Average     Income/     Yield/     Average    Income/     Yield/     Average    Income/     Yield/
                                 Balance    Expenses     Rate      Balance    Expenses     Rate      Balance    Expenses     Rate
                                --------------------------------------------------------------------------------------------------
Assets                                                                 (Dollars in thousands)
Earning Assets................
      Loans (1)(2)............   $349,572     $26,879      7.69%   $338,368     $28,732      8.49%   $237,578     $19,976    8.41%
      Securities..............     96,357       4,416      4.58%     90,638       4,403      4.86%     65,795       3,195    4.86%
      Federal funds sold......     16,885         331      1.96%      4,478         232      5.18%     11,000         545    4.95%
      Other...................      2,783          98      3.52%        612          32      5.23%        844          44    5.21%
                                 --------    --------              --------     -------              --------    --------
      Total earning assets....    465,597      31,724      6.81%    434,096      33,399      7.69%    315,217      23,760    7.54%
                                 --------    --------              --------     -------              --------    --------

      Cash and due from banks..     9,940                             9,570                            10,352
      Premises and equipment       15,538                            11,300                             8,561
      Other assets.............    13,256                            13,411                             9,158
      Allowance for loan losses   (4,566)                           (4,160)                           (2,848)
                                 --------                          --------                          --------
   Total assets................  $499,765                          $464,217                          $340,440
                                 ========                          ========                          ========

Liabilities
      Interest-bearing
        liabilities              $403,017     $14,146      3.51%   $366,567     $15,143      4.13%   $262,165     $ 9,377    3.58%
                                             --------                           -------                          --------
      Demand deposits (1)......    56,236                            61,565                            55,639
      Other liabilities........     3,964                             2,691                             2,282
      Shareholders' equity.....    36,548                            33,394                            20,354
                                 --------                          --------                          --------
   Total liabilities and
     shareholders' equity......  $499,765                          $464,217                          $340,440
                                 ========                          ========                          ========

      Net interest spread                                  3.30%                             3.56%                           3.96%
      Net yield on interest-
       earning assets                         $17,578      3.78%                $18,256      4.21%                $14,383    4.56%
                                             ========                           =======                          ========

____________________
(1)  All loans and deposits were made to borrowers in the United States.  The Company had no significant nonaccrual loans during the periods presented.  Loans include held for sale loans.
(2)  Includes loan fees of $1,176, $1,136, and $976, respectively.

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

                                   Analysis of Changes in Consolidated Net Interest Income

                                            Year Ended December 31,         Year Ended December 31,
                                          -----------------------------   ----------------------------
                                                2008 versus 2007               2007 versus 2006
                                           Increase (decrease) due to     Increase (decrease) due to
                                          -----------------------------   ----------------------------
                                           Volume    Rate       Net       Volume     Rate      Net
                                          --------- -------- ----------   -------- --------- ---------
                                                            (Dollars in thousands)
Earning Assets
   Loans............................        $  950  $ (2,803)  $ (1,853)  $ 8,475    $  281  $  8,756
   Securities.......................           278      (265)         13    1,206         2     1,208
   Federal funds sold ..............           643      (544)         99    (323)        10     (313)
   Other short-term investments ....           114       (48)         66     (12)         -      (12)
                                          --------  ---------  ---------  -------  --------  --------
     Total interest income .........         1,985    (3,660)    (1,675)    9,346       293     9,639
                                          --------  ---------  ---------  -------  --------  --------
Interest-Bearing Liabilities
   Interest-bearing transaction
      accounts......................           535      (129)        406      660       716     1,376
   Money market accounts............          (29)      (467)      (496)       60       251       311
   Savings deposits.................          (31)      (284)      (315)       50        22        72
   Time deposits....................           467    (1,373)      (906)    2,397     1,266     3,663
   Borrowed funds...................           570      (256)        314      549     (205)       344
                                          --------  ---------  ---------  -------  --------  --------
   Total interest expense...........         1,512    (2,509)      (997)    3,716     2,050     5,766
                                          --------  ---------  ---------  -------  --------  --------
   Net interest income..............        $  473  $ (1,151)   $  (678)  $ 5,630  $(1,757)  $  3,873
                                          ========  =========  =========  =======  ========  ========

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. A monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. The Company also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. The Company evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk. The following tables illustrate the Company's consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2006, 2007, and 2008.
                                                                    December 31, 2006
                                           ---------------------------------------------------------------------
                                                             After Three
                                                   Within      Through      Within    Great Than
                                                   Three       Twelve         One     One Year or
                                                   Months      Months        Year     Nonsensitive     Total
                                                   ------      ------        ----     ------------     -----
                                                                   (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................        $  99,026    $  46,459   $  145,485   $  142,390    $  287,875
      Securities (2).....................            6,203        9,954       16,157       75,653        91,810
      Funds sold and other...............            9,225          219        9,444            -         9,444
                                                 ---------  -----------  -----------   ----------     ---------
        Total earning assets.............          114,454       56,632      171,086      218,043       389,129
                                                 ---------  -----------  -----------   ----------     ---------
Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
          NOW accounts (1)...............        $       -    $  61,673   $   61,673     $      -    $   61,673
      Money market accounts..............           35,592            -       35,592            -        35,592
      Savings deposits (1) ..............                -       20,621       20,621            -        20,621
      Time deposits......................           22,242      122,933      145,175       30,009       175,184
                                                 ---------  -----------  -----------   ----------     ---------
         Total interest-bearing deposits.           57,834      205,227      263,061       30,009       293,070
   Borrowed funds (3) ...................              750        4,153        4,903       15,924        20,827
                                                 ---------  -----------  -----------   ----------     ---------
   Total interest-bearing liabilities               58,584      209,380      267,964       45,933       313,897
                                                 ---------  -----------  -----------   ----------     ---------
   Interest-sensitivity gap per period...        $  55,870  $ (152,748)  $  (96,878)   $  172,010     $  75,132
                                                 =========  ===========  ===========   ==========     =========
   Cumulative gap at December 31, 2006           $  55,870  $  (96,878)  $  (96,878)   $   75,132     $  75,132
                                                 =========  ===========  ===========   ==========     =========
   Ratio of cumulative gap to total
      earning assets at  December 31, 2006           14.4%      (24.9%)      (24.9%)        19.3%

                                                                    December 31, 2007
                                           ---------------------------------------------------------------------
                                                             After Three
                                                   Within      Through      Within    Great Than
                                                   Three       Twelve         One     One Year or
                                                   Months      Months        Year     Nonsensitive     Total
                                                   ------      ------        ----     ------------     -----
                                                                   (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................       $  140,579   $   59,868   $  200,447   $  170,776   $  371,223
      Securities (2).....................            8,011        6,721       14,732       72,320       87,052
      Funds sold and other...............              223          228          451            -          451
                                                 ---------  -----------  -----------   ----------     ---------
        Total earning assets.............          148,813       66,817      215,630      243,096      458,726
                                                 ---------  -----------  -----------   ----------     ---------
Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................         $      -    $  73,398    $  73,398     $      -    $  73,398
      Money market accounts..............           38,820            -       38,820            -       38,820
      Savings deposits (1) ..............                -       20,934       20,934            -       20,934
      Time deposits......................           58,049      123,616      181,665       16,002      197,667
                                                 ---------  -----------  -----------   ----------     ---------
         Total interest-bearing deposits.           96,869      217,948      314,817       16,002      330,819
   Borrowed funds (3)....................           17,052       12,693       29,745       31,027       60,772
                                                 ---------  -----------  -----------   ----------     ---------
   Total interest-bearing liabilities              113,921      230,641      344,562       47,029      391,591
                                                 ---------  -----------  -----------   ----------     ---------
   Interest-sensitivity gap per period           $  34,892  $ (163,824)  $ (128,932)   $  196,067    $  67,135
                                                 =========  ===========  ===========   ==========     =========
   Cumulative gap at December 31, 2007...        $  34,892  $ (128,932)  $ (128,932)    $  67,135    $  67,135
                                                 =========  ===========  ===========   ==========     =========
   Ratio of cumulative gap to total earning
      assets at December 31, 2007 .......             7.6%      (28.1%)      (28.1%)        14.6%

                                                                    December 31, 2008
                                           ---------------------------------------------------------------------
                                                             After Three
                                                   Within      Through      Within    Great Than
                                                   Three       Twelve         One     One Year or
                                                   Months      Months        Year     Nonsensitive     Total
                                                   ------      ------        ----     ------------     -----
                                                                   (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................        $  81,230    $  57,092   $  138,322    $ 184,762    $ 323,084
      Securities (2).....................           14,487       14,112       28,599       73,704      102,303
      Funds sold and other...............           13,359        2,762       16,121            -       16,121
                                                 ---------  -----------  -----------   ----------     ---------
        Total earning assets.............          109,076       73,966      183,042      258,466      441,508
                                                 ---------  -----------  -----------   ----------     ---------
Liabilities
      Interest-bearing liabilities:
      Interest-bearing deposits:
        NOW accounts (1).................         $      -    $  86,795    $  86,795      $     -    $  86,795
        Money market accounts............           27,836            -       27,836            -       27,836
        Savings deposits (1) ............                -       18,419       18,419            -       18,419
        Time deposits....................           15,361      114,555      129,916       57,518      187,434
                                                 ---------  -----------  -----------   ----------     ---------
          Total interest-bearing deposits           43,197      219,769      262,966       57,518      320,484
      Borrowed funds (3).................           10,519        6,471       16,990       29,037       46,027
                                                 ---------  -----------  -----------   ----------     ---------
      Total interest-bearing liabilities            53,716      226,240      279,956       86,555      366,511
                                                 ---------  -----------  -----------   ----------     ---------
      Interest-sensitivity gap per period        $  55,360   $(152,274)  $  (96,914)    $ 171,911    $  74,997
                                                 =========  ===========  ===========   ==========     =========
      Cumulative gap at December 31, 2008        $  55,360   $ (96,914)  $  (96,914)    $  74,997    $  74,997
                                                 =========  ===========  ===========   ==========     =========
      Ratio of cumulative gap to total earning
         assets at December 31, 2008 ....            12.5%      (21.9%)      (21.9%)        16.9%

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

         The Company's  allowance  consists of two parts. The first part is determined in accordance with Financial
Accounting Standard No. 5, Accounting for Contingencies  (SFAS No. 5). The Company's  determination of this part of the allowance is based upon  quantitative and qualitative  factors.  A loan loss history based upon the prior three years is utilized in determining  the appropriate  allowance.  Historical loss factors are determined by graded and ungraded loans by loan type.  These  historical  loss factors are applied to the loans by loan type to determine an indicated  allowance.  The loss factors of peer groups are considered in the determination of the allowance and are used to assist in the  establishment  of a long term loss history for areas in which this data is  unavailable  and incorporated  into the  qualitative  factors to be  considered.  The  historical  loss factors may also be modified based upon other qualitative  factors including but not limited to local and national economic  conditions,  trends of delinquent  loans,  changes in lending policies and  underwriting  standards,  concentrations,  and management's knowledge of the loan  portfolio.  These factors  require  judgment upon the part of management  and are based upon state and national economic reports received from various  institutions and agencies  including the Federal Reserve
Bank,  United States Bureau of Economic  Analysis,  Bureau of Labor  Statistics,  meetings with the Company's  loan officers  and loan  committees,  and  data  and  guidance  received  or  obtained  from  the  Company's  regulatory authorities.

         The second part of the allowance is determined in accordance with Financial  Accounting  Standard No. 114,
Accounting  by Creditors  for  Impairment  of a Loan (SFAS No. 114).  Impaired  loans are  determined  based upon a review by  internal  loan  review and senior loan  officers.  Impaired  loans are loans for which the bank does not expect to receive  contractual  interest and/or principal by the due date. A specific allowance is assigned to each loan  determined to be impaired based upon the value of the loan's  underlying  collateral.  Appraisals are used by management to determine the value of the collateral.

         The sum of the two parts  constitute  management's  best  estimate of an  appropriate  allowance  for loan losses.  When the estimated  allowance is determined,  it is presented to the Company's  audit committee for review and approval on a quarterly basis.

         Our  allowance  for loan  losses  model is  focused on  establishing  a loss  history  within the bank and relying on specific  impairment  to determine  credits that the bank feels the  ultimate  repayment  source will be
liquidation of the subject  collateral.   Our model takes into account many other factors as well such as local and national economic factors,  portfolio trends,  non performing asset,  charge off, and delinquency trends as well as
underwriting  standards and the experience of branch  management and lending  staff.   These trends are measured in
the following ways:

Local Trends: (Updated quarterly usually the month following quarter end)
     Local Unemployment Rate
     Insurance issues (Windpool areas)
     Bankruptcy Rates (increasing/declining)
     Local Commercial R/E Vacancy rates
     Established market/new market
     Hurricane threat

National Trends: (Updated quarterly usually the month following quarter end)
     GDP
     Home Sales
     CPI
     Interest Rate Environment

(increasing/steady/declining)
     Single Family construction starts
     Inflation Rate
     Retail Sales

Portfolio Trends: (Updated monthly as the ALLL is calculated)
     Second Mortgages
     Single Pay Loans
     Non-Recourse Loans
     Limited Guaranty Loans
     L to V exceptions
     Secured by Non-Owner Occupied property
     Raw Land Loans
     Unsecured Loans

Measurable Bank Trends: (Updated quarterly)
     Delinquency Trends
     Non-Accrual Trends
     Net Charge Offs
     Loan Volume Trends
     Non-Performing Assets
     Underwriting Standards/Lending Policies
     Experience/Depth of Bank Lending
     Management

Our model takes into account many local and national economic factors as well as portfolio trends. Local and national economic trends are measured quarterly, typically in the month following quarter end to facilitate the release of economic data from the reporting agencies. These factors are allocated a basis point value ranging from -25 to +25 basis points and directly affect the amount reserved for each branch. As of 12/31/08 most economic indicators both local and national pointed to a weak economy thus most factors were assigned a positive basis point value. This increased the amount of the allowance that was indicated by historical loss factors. Portfolio trends are measured monthly on a per branch basis to determine the percentage of loans in each branch that the bank has determined as having more risk. Portfolio risk is defined as areas in the banks loan portfolio in which there is additional risk involved in the loan type or some other area in which the bank has identified as having more risk. Each area is tracked on bank wide as well as on a branch wide basis. Branches are analyzed based on the gross percentage of concentrations of the bank as a whole. Portfolio risk is determined by analyzing concentrations in the areas outlined by determining the percentage of each branches total portfolio that is made up of the particular loan type and then comparing that concentration to the bank as a whole. Branches with concentrations in these areas are graded on a scale from — 25 basis points to + 25 basis points. Second mortgages, single pay loans, loans secured by raw land, unsecured loans and loans secured by non owner occupied property are considered to be of higher risk than those of a secured and amortizing basis. LTV exceptions place the bank at risk in the event of repossession or foreclosure. Measurable Bank Wide Trends are measured on a quarterly basis as well. This consists of data tracked on a bank wide basis in which we have identified areas of additional risk or the need for additional allocation to the allowance for loan loss. Data is updated quarterly, each area is assigned a basis point value from -25 basis points to + 25 basis points based on how each area measures to the previous time period. Net charge offs, loan volume trends and non performing assets have all trended upwards therefore increasing the need for increased funds reserved for loan losses. Underwriting standards/ lending standards as well as experience/ depth of bank lending management is evaluated on a per branch level. At December 31, 2008, the allowance was increased due to these factors as compared to the allowance based upon historical loss factors.

Loans are deemed to be impaired when in the banks opinion the ultimate source of repayment will be the liquidation of collateral through foreclosure or repossession. Once identified updated collateral values are attained on these loans and impairment worksheets are prepared to determine if impairment exists. This method takes into account any expected expenses related to the disposal of the subject collateral. Specific allowances for these loans are done on a per loan basis as each loan is reviewed for impairment. Updated appraisals are ordered on real estate loans and updated valuations are ordered on non real estate loans to determine actual market value.

At December 31, 2008, the consolidated allowance for loan losses amounted to $4,785,000, or 1.48% of outstanding loans. At December 31, 2007, the allowance for loan losses amounted to $4,221,000, which was 1.14% of outstanding loans. The Company’s provision for loan losses was $2,205,000 for the year ended December 31, 2008, compared to $1,321,000 for the year ended December 31, 2007.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis. Impaired loans not deemed collateral dependent are analyzed according to the ultimate repayment source, whether that is cash flow from the borrower, guarantor or some other source of repayment. Impaired loans are deemed collateral dependent if in the bank’s opinion the ultimate source of repayment will be generated from the liquidation of collateral.

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

The following tables illustrate the Company’s past due and nonaccrual loans at December 31, 2008 and 2007.

                                                                   December 31, 2008
                                         ----------------------------------------------------------------------
                                                                    (In thousands)
                                         ----------------------------------------------------------------------
                                               Past Due 30 to      Past Due 90 days or
                                                   89 Days       more and still accruing         Non-Accrual
                                                   -------       -----------------------         -----------

Real Estate-construction                           $ 1,845               $   884                   $ 1,480
Real Estate-mortgage                                 1,794                   632                       646
Real Estate-non farm nonresidential                    994                     0                     1,140
Commercial                                             907                    83                        50
Consumer                                               496                   133                        24
                                                   -------              --------                   -------
          Total                                    $ 6,036               $ 1,732                   $ 3,340
                                                   =======              ========                   =======

                                                                   December 31, 2007
                                         ----------------------------------------------------------------------
                                                                    (In thousands)
                                         ----------------------------------------------------------------------
                                               Past Due 30 to      Past Due 90 days or
                                                   89 Days       more and still accruing         Non-Accrual
                                                   -------       -----------------------         -----------

Real Estate-construction                           $ 1,052              $    448                   $ 2,084
Real Estate-farmland                                    63                     0                        92
Real Estate-mortgage                                 1,223                   427                       106
Real Estate-multifamily                                 97                     0                         0
Real Estate-nonfarm residential                        228                     0                       147
Commercial                                           1,544                    81                         0
Consumer                                               479                    38                         0
                                                   -------              --------                   -------
          Total                                    $ 4,686              $    994                   $ 2,429
                                                   =======              ========                   =======

Total nonaccrual loans at December 31, 2008 amounted to $3.3 million which was an increase of $0.9 million over the December 31, 2007 amount of $2.4 million. This increase is due to the weakening real estate market and in large is due to one specific relationship. Management believes these relationships were adequately reserved at December 31, 2008. Restructured loans not reported as past due or nonaccrual at December 31, 2008 amounted to $5.2 million.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming asset categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2008 and December 31, 2007, the subsidiary bank had potential problem loans of $17,702,838 and $9,558,070, respectively. This represents an increase of $8,144,768.

                                         Consolidated Allowance For Loan Losses

                                                                                  Years Ended December 31,
                                                              ----------------------------------------------------------------
                                                                   2008         2007         2006         2005         2004
                                                                   ----         ----         ----         ----         ----

Average loans outstanding........................              $  349,572   $  338,368   $  237,578   $  189,187      140,052
                                                               ==========   ==========   ==========   ==========    =========
Loans outstanding at year end....................              $  323,084   $  371,223   $  287,875   $  200,310      164,374
                                                               ==========   ==========   ==========   ==========    =========

Total nonperforming loans........................              $    3,340   $    2,429   $    1,789   $      283    $     361
                                                               ==========   ==========   ==========   ==========    =========

Beginning balance of allowance...................              $    4,221   $    3,793   $    2,367        1,659        1,166
Loans charged-off................................                 (1,784)        (950)        (186)        (303)        (291)
                                                               ----------   ----------   ----------   ----------    ---------

Total loans charged-off..........................                 (1,784)        (950)        (186)        (303)        (291)
                                                               ----------   ----------   ----------   ----------    ---------
Total recoveries.................................                     143           57          107           90          112
                                                               ----------   ----------   ----------   ----------    ---------
Net loans charged-off............................                 (1,641)        (893)         (79)        (213)        (179)
Acquisition......................................                       -            -          705            -            -
Provision for loan losses........................                   2,205        1,321          800          921          672
                                                               ----------   ----------   ----------   ----------    ---------
Balance at year end..............................              $    4,785    $   4,221   $    3,793   $    2,367    $   1,659
                                                               ==========   ==========   ==========   ==========    =========

Net charge-offs to average loans.................                    .47%         .26%         .03%         .11%         .13%
Allowance as percent of total loans..............                   1.48%        1.14%        1.32%        1.18%        1.01%
Nonperforming loans as a percentage of total loans                  1.03%         .65%         .62%         .14%         .22%
Allowance as a multiple of nonperforming loans...                    1.4X         1.7X         2.1X         8.4X         4.6X

At December 31, 2008, the components of the allowance for loan losses consisted of the following:

                                                                     Allowance
                                                                     ---------
                                                                  (In thousands)
                 Allocated:
                   Impaired loans                                    $    1,369
                   Graded loans                                           3,416
                                                                     ----------
                                                                     $    4,785

Graded loans are those loans or pools of loans assigned a grade by internal loan review.

The following table represents the activity of the allowance for loan losses for the years 2007 and 2008.

                               Analysis of the Allowance for Loan Losses

                                                                  Years Ended December 31,
                                                                     2008           2007
                                                              -----------------------------
                                                                   (Dollars in thousands)

              Balance at beginning of  year                        $  4,221      $  3,793
              Charge-offs:
                   Real Estate-construction                             974            20
                   Real Estate-mortgage                                 179           410
                  Real Estate-nonfarm residential                        11           220
                   Commercial                                           290           105
                   Consumer                                             330           195
                                                                  ---------      --------
                        Total                                         1,784           950
              Recoveries:
                 Real Estate-mortgage                                     1             4
                 Commercial                                              19            10
                 Consumer                                               123            43
                                                                  ---------      --------
                        Total                                           143            57
                                                                  ---------      --------
              Net charge-off                                          1,641           893
                                                                  ---------      --------
              Provision for loan losses                               2,205         1,321
                                                                  ---------      --------
              Balance at end of year                               $  4,785      $  4,221
                                                                  =========      ========

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2008 and 2007.

                                 Allocation of the Allowance for Loan Losses

                                                                       December 31, 2008
                                                                ---------------------------------
                                                                     (Dollars in thousands)

                                                                                      % of loans
                                                                                   in each category
                                                                       Amount       to total loans
                                                                       ------       --------------

              Commercial Non Real Estate                              $   746              11.8%
              Commercial Real Estate                                    2,603              60.4%
              Consumer Real Estate                                        965              20.8%
              Consumer                                                    452               7.0%
              Unallocated                                                  19                  -
                      Total                                           $ 4,785               100%

                                                                       December 31, 2007
                                                                ---------------------------------
                                                                     (Dollars in thousands)

                                                                                      % of loans
                                                                                   in each category
                                                                       Amount       to total loans
                                                                       ------       --------------

              Commercial Non Real Estate                              $   689              13.4%
              Commercial Real Estate                                    2,002              58.4%
              Consumer Real Estate                                        858              21.0%
              Consumer                                                    478               7.2%
              Unallocated                                                 194                  -
                      Total                                           $ 4,221               100%

Noninterest Income and Expense

Noninterest Income. The Company's primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income experienced a slight decrease of $27,000 or 0.8% as compared to $3,189,000 for the year ended December 31, 2007, to $3,162,000 for the year ended December 31, 2008. This decrease was due to a one-time gain on the sale of property during 2007 that amounted to $199,000. The deposit activity fees were $2,113,000 for 2008 compared to $1,878,000 for 2007. Other service charges increased by $59,000 or 8.2% from $720,000 for the year ended December 31, 2007, to $779,000 for the year ended December 31, 2008.

Noninterest expense increased from $14.8 million for the year ended December 31, 2007 to $16.0 million for the year ended December 31, 2008. The Company experienced increases in most expense categories, which reflects the continued growth of the Company. The largest increase was in salary and employee benefits, which increased by $606,000 in 2008 as compared to 2007. During the 4th quarter of 2008 the Company made efforts to cut non-interest expenses by reducing the workforce by thirteen positions, or 7.8%. Costs related to the opening of our temporary location in Gulfport, MS attributed to the increase as well as overlapping expenses related to the moving of administrative and operations personnel to owned space from leased space.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense

                                                                         --------------------------------
                                                                              Years ended December 31,
                                                                         --------------------------------
                                                                             2008        2007      2006
                                                                             ----        ----      ----
                                                                                      (In thousands)

Salaries and employee benefits....................................         $ 9,455    $ 8,962    $ 6,613
Occupancy.........................................................           1,146        983        746
Equipment.........................................................           1,055      1,008        858
Marketing and public relations....................................             250        323        320
Data processing...................................................              20         89        199
Supplies and printing.............................................             352        402        311
Telephone.........................................................             260        162        114
Correspondent services............................................             110        106        102
Deposit and other insurance.......................................             474        283        144
Professional and consulting fees..................................             845        506        407
Postage...........................................................             196        181        128
ATM fees..........................................................             206        204        110
Other.............................................................           1,629      1,614      1,086
                                                                          --------    -------    -------
     Total........................................................         $15,998    $14,823    $11,138
                                                                          ========    =======    =======

Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

                                          Analysis of Financial Condition

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company’s goals is for loans to be the largest category of the Company’s earning assets. At December 31, 2008 and 2007, respectively, loans accounted for 75% and 80% of earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $349.6 million during 2008, as compared to $338.4 million during 2007, and $237.6 million during 2006, reflecting the substantial growth of the Company during the period.

The following table shows the composition of the loan portfolio by category:

                                              Composition of Loan Portfolio

                                                                              December 31,
                                                  ----------------------------------------------------------------------
                                                           2008                    2007                   2006
                                                  -----------------------  -----------------------  --------------------
                                                                Percent                   Percent              Percent
                                                     Amount     Of Total       Amount     of Total   Amount    of Total
                                                     ------     --------       ------     --------   ------    --------
                                                                            (Dollars in thousands)

   Mortgage loans held for sale...................   $  3,113       1.0%      $  5,664       1.5%   $  3,945       1.4%
   Commercial, financial and agricultural ........     37,861      11.7%        46,633      12.6%     36,258      12.6%
   Real Estate:
      Mortgage-commercial.........................     84,181      26.1%        84,854      22.9%     63,698      22.2%
      Mortgage-residential........................    100,603      31.1%       112,676      30.3%     94,840      32.9%
      Construction................................     81,178      25.1%       100,634      27.1%     69,420      24.1%
   Consumer and other.............................     16,149       5.0%        20,762       5.6%     19,714       6.8%
                                                    ---------     ------     ---------     ------   --------      -----
   Total loans....................................    323,085       100%       371,223       100%    287,875       100%
                                                                  ======                   ======                 =====
   Allowance for loan losses......................    (4,785)                  (4,221)               (3,793)
                                                    ---------                ---------              --------
   Net loans......................................  $ 318,300                $ 367,002              $284,082
                                                    =========                =========              ========

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

         The following table sets forth the Company's commercial and construction real estate loans maturing within specified intervals at December 31, 2008.

                Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                December 31, 2008
                                              -------------------------------------------------------
                                                                Over One Year
                                                    One Year       Through       Over Five
                     Type                           or Less       Five Years       Years       Total
-----------------------------------------------     -------       ----------       -----       -----
                                                              (Dollars in thousands)

Commercial, financial and agricultural........     $  11,442       $  25,669       $  750   $ 37,861
Real estate - construction....................        81,178               -            -     81,178
                                                   ---------       ---------       ------   --------
                                                   $  92,620       $  25,669       $  750   $119,039
                                                   =========       =========       ======   ========

Loans maturing after one year with:
Fixed interest rates..........................                                              $ 23,062
Floating interest rates.......................                                                 3,357
                                                                                            --------
                                                                                            $ 26,419
                                                                                            ========

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities averaged $96.4 million in 2008, as compared to $90.6 million in 2007 and $65.8 million in 2006. This represents 20.7%, 20.9%, and 20.9% of the average earning assets for the years ended December 31, 2008, 2007, and 2006, respectively. At December 31, 2008, investment securities were $102.3 million and represented 23% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short term U.S. Treasury or agency obligations. This objective is particularly important as the Company continues to grow its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the book value of securities for the dates indicated.

                                               Securities Portfolio

                                                                December 31,
                                                   ---------------------------------------
                                                        2008          2007         2006
                                                        ----          ----         ----
                                                               (In thousands)
Available-for-sale
    U. S. Government agencies.................        $ 64,814       $ 58,080    $ 69,453
    States and municipal subdivisions.........          23,093         21,224      15,474
    Corporate obligations.....................          10,813          3,859       3,448
      Mutual finds ...........................             959          1,156       1,105
                                                      --------       --------    --------
      Total available-for-sale................          99,679         84,319      89,480
                                                      --------       --------    --------
Held-to-maturity
    U.S. Government agencies..................              12             13          13
                                                      --------       --------    --------
Total.........................................        $ 99,691       $ 84,332    $ 89,493
                                                      ========       ========    ========

         The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2008.

                            Investment Securities Maturity Distribution and Yields (1)

                                                                          December 31, 2008
                                        ---------------------------------------------------------------------------------------
                                                                  After One But         After Five But
($ in thousands)                          Within One Year      Within Five Years      Within Ten Years      After Ten Years
                                        ------------------     -----------------     -----------------     -----------------
                                         Amount      Yield     Amount      Yield     Amount      Yield     Amount      Yield
                                         ------      -----     ------      -----     ------      -----     ------      -----
Held-to-maturity:
   U.S. Government agencies (2)....     $     -          -    $     -          -    $     -          -    $     -          -
                                        =======     ======    =======     ======    =======     ======    =======     ======
Available-for-sale:

   U.S. Government agencies (3)....      11,692      4.37%     15,995      4.84%      1,027      6.03%          -          -
   States and municipal subdivisions      2,095      3.83%      8,822      5.11%      9,655      5.56%      2,521      5.87%
   Corporate obligations and other..      2,902      4.28%      1,664      4.43%      1,092      2.71%      5,155      4.70%
                                        -------     ------    -------     ------    -------     ------    -------     ------
Total investment securities
   available-for-sale...............    $16,689               $26,481               $11,774               $ 7,676
                                        =======               =======               =======               =======
_________________
(1)  Investments with a call feature are shown as of the contractual maturity date.
(2)  Excludes mortgage-backed securities totaling $12 million with a yield of 5.22%.
(3)  Excludes mortgage-backed securities totaling $36.1 million with a yield of 4.98% and mutual funds of $1.0 million.

Short-Term Investments. Short-term investments, consisting of Federal Funds sold, averaged $16.9 million in 2008, $4.5 million in 2007, and $11.0 million in 2006. At December 31, 2008, and December 31, 2007, short-term investments totaled $13,359,000 and $223,000, respectively. These funds are a primary source of the Company’s liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits. Average total deposits increased $99.7 million, or 35.2% in 2007. Average total deposits increased $19.1 million, or 5.0% in 2008. At December 31, 2008, total deposits were $378.1 million, compared to $386.2 million a year earlier, a decrease of 2.1%.

The following table sets forth the deposits of the Company by category for the period indicated.

                                               Deposits

                                                                  December 31,
                                     ------------------------------------------------------------------
($ in thousands)                             2008                  2007                   2006
                                     ------------------------------------------------------------------
                                                  Percent                Percent               Percent
                                                     of                     of                    of
                                        Amount    Deposits    Amount     Deposits    Amount    Deposits
                                        ------    --------    ------     --------    ------    --------

Noninterest-bearing accounts....      $ 57,594      15.2%   $ 55,349       14.3%   $ 58,652      16.7%
NOW accounts....................        86,795      22.9%     73,398       19.0%     61,673      17.5%
Money market accounts...........        27,836       7.4%     38,820       10.2%     35,592      10.1%
Savings accounts................        18,419       4.9%     20,934        5.4%     20,621       5.9%
Time deposits less than $100,000        99,491      26.3%     93,213       24.1%     92,364      26.3%
Time deposits of $100,000 or over       87,944      23.3%    104,454       27.0%     82,820      23.5%
                                      --------      -----   --------       -----   --------      -----
    Total deposits..............      $378,079       100%   $386,168        100%   $351,722       100%
                                      ========      =====   ========       =====   ========      =====

The Company’s loan-to-deposit ratio was 84% at December 31, 2008 and 94.7% at December 31, 2007. The loan-to-deposit ratio averaged 87% during 2008. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $290.1 million at December 31, 2008 and $281.7 million at December 31, 2007. Management anticipates that a stable base of deposits will be the Company’s primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company’s certificates of deposit of $100,000 or more at December 31, 2008, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

                                      Maturities of Certificates of Deposit
                                               of $100,000 or More

                                                           After Three
                                          Within Three       Through       After Twelve
(In thousands)                               Months       Twelve Months       Months            Total
                                         ---------------- --------------- ---------------- ----------------

December 31, 2008................          $ 22,119           $ 37,722      $ 28,103           $ 87,944

Borrowed Funds

Borrowed funds consists of advances from the Federal Home Loan Bank of Dallas, federal funds purchased and reverse repurchase agreements. At December 31, 2008, advances from the FHLB totaled $31.0 million compared to $32.9 million at December 31, 2007. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. Federal funds purchased totaled $12.9 million at December 31, 2007 and none at December 31, 2008.

Reverse Repurchase Agreements consist of three $5,000,000 agreements. These agreements are secured by securities with a fair value of $17,804,869 at December 31, 2008. The maturity dates are from August 22, 2012 through September 26, 2017, with rates between 3.81% and 4.51%.

Subordinated Debentures

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

Capital

Total shareholders’ equity as of December 31, 2008, was $36.6 million, an increase of $.3 million or approximately .8%, compared with shareholders’ equity of $36.3 million as of December 31, 2007.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses, subject to certain limitations. An institution’s total risk-based capital for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The risk-based regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 4%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and the subsidiary bank exceeded their minimum regulatory capital ratios as of December 31, 2008 and 2007.

                                                    Analysis of Capital

                                  Adequately      Well              The Company                Subsidiary Bank
Capital Ratios                    Capitalized  Capitalized          December 31,                 December 31,
--------------                    -----------  -----------    -----------------------      -----------------------
                                                                   2008        2007             2008        2007
                                                                   ----        ----             ----        ----

Leverage.....................           4.0%         5.0%           9.4%        9.1%             9.3%        8.7%
Risk-based capital:
   Tier 1....................           4.0%         6.0%          12.8%       11.6%            12.5%       11.0%
   Total.....................           8.0%        10.0%          14.0%       12.7%            13.8%       12.1%

                                                             Ratios

                                                             2008         2007          2006
                                                             ----         ----          ----
Return on assets (net income divided by average
   total assets)                                             .37%         .82%          .97%

Return on equity (net income divided by
   average equity)                                           5.1%        11.4%         16.3%

Dividend payout ratio (dividends per share divided
   by net income per share)                                 36.3%        41.0%         11.9%

Equity to asset ratio (average equity divided
   by average total assets)                                  7.3%         7.2%          6.0%

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

The Company’s Federal Funds sold position, which is typically its primary source of liquidity, averaged $16.9 million during the year ended December 31, 2008 and totaled $13.4 million at December 31, 2008. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2008, advances available totaled approximately $110.1 million of which $51.0 million had been drawn, or used for letters of credit.

Management regularly reviews the liquidity position of the Company and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

In October 2008, the FDIC temporarily increased deposit insurance coverage limits for all deposit accounts from $100,000 to $250,000 per depositor through December 31, 2009 and offered to provide unlimited deposit insurance coverage for noninterest-bearing transaction accounts and certain other specified deposits over the same period. The Company elected to participate in the unlimited coverage program. These steps were taken as part of the federal government’s response to the recent severe disruption in the credit markets and were designed to support deposit retention and enhance the liquidity of the nation’s insured depository institutions and thereby assist in stabilizing the overall economy; however, there is no assurance these steps will be successful.

The Company elected to participate in the Treasury TLG Program that provides an FDIC guarantee for all senior unsecured debt, with stated maturities in excess of 30 days, issued between October 14, 2008 and June 30, 2009. The guarantees will expire no later than June 30, 2012. The Company has not issued any debt under this program as of December 31, 2008.

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

To the Audit Committee of the
Board of Directors and Stockholders
The First Bancshares, Inc.
Hattiesburg, Mississippi

We have audited the accompanying  consolidated  balance sheets of The First Bancshares,  Inc., and subsidiary as of
December 31, 2008 and 2007, and the related  consolidated  statements of income,  changes in stockholders'  equity, and cash flows for the years then  ended.  These  financial  statements  are the  responsibility  of the  Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our  opinion,  the  financial  statements  referred to above  present  fairly,  in all  material  respects,  the consolidated  financial  position of The First Bancshares,  Inc., and subsidiary as of December 31,  2008 and 2007, and the  consolidated  results of their  operations  and their cash flows for the years then ended,  in  conformity with accounting principles generally accepted in the United States of America.

                                                     /S/ T. E. LOTT & COMPANY

Columbus, Mississippi
March 26, 2009

                                                  THE FIRST BANCSHARES, INC.
                                                  CONSOLIDATED BALANCE SHEETS
                                                  DECEMBER 31, 2008 AND 2007

        ASSETS                                                                                    2008                 2007
                                                                                        --------------------------------------

Cash and due from banks                                                                     $   8,887,322        $  10,890,248
Interest-bearing deposits with banks                                                            2,762,203              227,853
Federal funds sold                                                                             13,359,000              223,000
                                                                                           --------------        -------------
    Total cash and cash equivalents                                                            25,008,525           11,341,101
Held-to-maturity securities (fair value of  $12,302 in
    2008 and $13,130 in 2007)                                                                      12,440               12,932
Available-for-sale securities                                                                  99,678,613           84,319,208
Other securities                                                                                2,611,900            2,719,950
                                                                                           --------------        -------------
    Total securities                                                                          102,302,953           87,052,090
Loans held for sale                                                                             3,112,572            5,663,813
Loans, net of allowance for loan losses of $4,784,919
    in 2008 and $4,221,240 in 2007                                                            315,186,957          361,337,973
Interest receivable                                                                             2,604,585            3,538,560
Premises and equipment                                                                         15,279,185           15,622,426
Cash surrender value of life insurance                                                          5,659,897            5,461,938
Goodwill                                                                                          702,213              702,213
Other assets                                                                                    4,967,341            5,336,164
                                                                                           --------------        -------------

Total assets                                                                                $ 474,824,228        $ 496,056,278
                                                                                           ==============        =============

       LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Noninterest-bearing                                                                     $  57,594,234        $  55,349,239
    Interest-bearing                                                                          320,484,383          330,818,605
                                                                                           --------------        -------------
       Total deposits                                                                         378,078,617          386,167,844
Interest payable                                                                                  849,873            1,284,550
Borrowed funds                                                                                 46,027,274           60,772,520
Subordinated debentures                                                                        10,310,000           10,310,000
Other liabilities                                                                               2,990,378            1,240,705
                                                                                           --------------        -------------
     Total liabilities                                                                        438,256,142          459,775,619
                                                                                           --------------        -------------
Stockholders' Equity:
    Preferred stock, par value $1 per share, 10,000,000
       shares authorized; no shares issued and outstanding                                              -                    -
    Common stock, par value $1 per share: 10,000,000 shares
       authorized; 3,016,695 and 3,015,045 shares issued
       in 2008 and 2007, respectively                                                           3,016,695            3,015,045
    Additional paid-in capital                                                                 22,941,924           22,929,333
    Retained earnings                                                                          11,482,585           10,306,336
    Accumulated other comprehensive income (loss)                                               (409,473)              493,590
    Treasury stock, at cost                                                                     (463,645)            (463,645)
                                                                                           --------------        -------------
       Total stockholders' equity                                                              36,568,086           36,280,659
                                                                                           --------------        -------------

Total liabilities and stockholders' equity                                                  $ 474,824,228        $ 496,056,278
                                                                                           ==============        =============

                         The accompanying notes are an integral part of these statements.

                                                   THE FIRST BANCSHARES, INC.
                                               CONSOLIDATED STATEMENTS OF INCOME
                                            YEARS ENDED DECEMBER 31, 2008 AND 2007

INTEREST INCOME                                                                                   2008                2007
                                                                                      ------------------------------------------
    Interest and fees on loans                                                              $  26,878,927        $  28,731,899
    Interest and dividends on securities:
       Taxable interest and dividends                                                           3,575,212            3,669,168
       Tax-exempt interest                                                                        840,450              734,373
    Interest on federal funds sold                                                                331,376              231,706
    Interest on deposits in banks                                                                  97,719               32,218
                                                                                            -------------        -------------
        Total interest income                                                                  31,723,684           33,399,364
                                                                                            -------------        -------------

INTEREST EXPENSE
    Interest on time deposits of $100,000 or more                                               2,821,373            3,066,445
    Interest on other deposits                                                                  8,877,148            9,942,972
    Interest on borrowed funds                                                                  2,447,674            2,134,196
                                                                                            -------------        -------------
       Total interest expense                                                                  14,146,195           15,143,613
                                                                                            -------------        -------------
    Net interest income                                                                        17,577,489           18,255,751
    Provision for loan losses                                                                   2,204,672            1,320,914
                                                                                            -------------        -------------
       Net interest income after provision for loan losses                                     15,372,817           16,934,837
                                                                                            -------------        -------------

OTHER INCOME
    Service charges on deposit accounts                                                         2,112,822            1,877,952
    Other service charges and fees                                                                779,428              720,461
    Bank owned life insurance income                                                              197,959              213,699
    Other gains                                                                                         -              198,682
    Gain(loss) on other real estate                                                              (82,127)               37,322
    Other                                                                                         153,635              141,019
                                                                                            -------------        -------------
       Total other income                                                                       3,161,717            3,189,135
                                                                                            -------------        -------------

OTHER EXPENSE
    Salaries                                                                                    8,156,502            7,550,615
    Employee benefits                                                                           1,298,422            1,411,188
    Occupancy                                                                                   1,158,206              967,425
    Furniture and equipment                                                                     1,172,961              917,197
    Supplies and printing                                                                         352,050              402,125
    Professional and consulting fees                                                              845,457              505,908
    Marketing and public relations                                                                250,140              322,593
    Data processing                                                                               149,026              206,772
    Other                                                                                       2,614,747            2,538,807
                                                                                            -------------        -------------
       Total other expense                                                                     15,997,511           14,822,630
                                                                                            -------------        -------------

Income before income taxes                                                                      2,537,023            5,301,342
Income taxes                                                                                      688,158            1,478,669
                                                                                            -------------        -------------

Net income                                                                                   $  1,848,865         $  3,822,673
                                                                                            =============        =============
Net income per common share:
    Basic                                                                                    $        .62         $       1.28
    Diluted                                                                                           .61                 1.25

                               The accompanying notes are an integral part of these statements.

                                                            THE FIRST BANCSHARES, INC.
                                           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                                     YEARS ENDED DECEMBER 31, 2008 AND 2007

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
                           Income         Stock          Capital        Earnings      Income (Loss)      Stock           Total
                        ------------ --------------- --------------- --------------- --------------- -------------- ---------------
Balance,
  January 1, 2007                        $ 2,884,902    $ 22,344,734     $ 7,629,275      $ (30,461)    $ (463,645)    $ 32,364,805
Comprehensive
  Income:
    Net income 2007       $3,822,673               -               -       3,822,673               -              -       3,822,673
    Net change in

unrealized
gain (loss)
      on available-
      for-sale
      securities,
      net of tax             524,051               -               -               -         524,051              -         524,051
                        ------------
Comprehensive
  Income                  $4,346,724
                        ============
Exercise of stock
  options                                    130,143         582,322               -               -              -         712,465
Stock option expense                               -           2,277               -               -              -           2,277
Tax benefit on
  options                                          -               -         418,543               -              -         418,543
Cash dividend
  declared, $.525
  per share                                                              (1,564,155)                                    (1,564,155)
                                                   -               -                               -              -
Balance,
  December 31, 2007                        3,015,045      22,929,333      10,306,336         493,590      (463,645)      36,280,659
                                         -----------    ------------    ------------   -------------   ------------   -------------

Comprehensive
  Income:
    Net income 2008       $1,848,865               -               -       1,848,865               -              -       1,848,865
                                         -----------    ------------    ------------   -------------   ------------   -------------

    Net change in
      unrealized
      gain (loss)
      on available-
      for-sale
      securities,
      net of tax           (903,063)               -               -               -       (903,063)              -       (903,063)
                      --------------
Comprehensive
  Income                   $ 945,802
                      ==============
Exercise of stock
  Options                                      1,650          10,725               -               -              -          12,375
Stock option expense                               -           1,866               -               -              -           1,866
Cash dividend
  declared, $.225
  per share                                        -               -       (672,616)               -              -       (672,616)
                                         -----------    ------------    ------------   -------------   ------------   -------------
Balance,
  December 31, 2008                       $3,016,695    $ 22,941,924    $ 11,482,585      $(409,473)     $(463,645)    $ 36,568,086
                                         ===========    ============    ============   =============   ============   =============

                                  The accompanying notes are an integral part of these statements.

                                                          THE FIRST BANCSHARES, INC.
                                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                   YEARS ENDED DECEMBER 31, 2008 AND 2007

                                                                                                 2008                  2007
                                                                                      ------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                               $  1,848,865         $  3,822,673
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization                                                            1,056,786              978,964
       Stock option expense                                                                         1,866                2,277
       FHLB Stock dividends                                                                      (70,400)             (75,600)
       Provision for loan losses                                                                2,204,672            1,320,914
       Deferred income taxes                                                                    (206,303)            (210,766)
       Increase in cash value of life insurance                                                 (197,959)            (214,049)
       Securities, amortization and accretion, net                                                 32,249               75,958
       Other gains                                                                                      -            (198,682)
       (Gain) loss on other real estate                                                            82,127             (37,322)
       Changes in:
          Loans held for sale                                                                   2,551,241          (1,718,995)
          Interest receivable                                                                     933,975            (633,427)
          Other assets                                                                          1,978,689             (56,277)
          Interest payable                                                                         72,144              263,356
          Other liabilities                                                                     1,242,852              748,008
                                                                                            -------------        -------------
    Net cash provided by operating activities                                                  11,530,804            4,067,032
                                                                                            -------------        -------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of available-for-sale securities                                               (49,708,592)         (24,340,284)
    Purchases of other securities                                                               (374,350)          (1,239,250)
    Proceeds from maturities and calls of available-for-sale securities                        30,654,367           29,906,029
    Proceeds from sales of securities available-for-sale                                        2,760,000                    -
    Proceeds from redemption of other securities                                                  552,800              911,400
    Proceeds from sale of lease/land                                                                    -              352,669
    Proceeds from sale of other real estate                                                             -               96,511
    (Increase) decrease in loans                                                               42,244,369         (83,940,396)
    Additions to premises and equipment                                                         (497,260)          (6,586,922)
                                                                                            -------------        -------------
    Net cash provided by (used in) investing activities                                        25,631,334         (84,840,243)
                                                                                            -------------        -------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Increase (decrease) in deposits                                                           (8,089,227)           34,446,164
    Proceeds from borrowed funds                                                               15,000,000           44,875,000
    Repayment of borrowed funds                                                              (29,745,246)          (4,929,907)
    Exercise of stock options                                                                      12,375              712,465
    Dividends paid on common stock                                                              (672,616)          (1,564,155)
    Issuance of subordinated debentures                                                                 -            6,186,000
    Repayment of subordinated debentures                                                                -          (7,217,000)
    Tax benefit on non-incentive stock options                                                          -              418,543
                                                                                            -------------        -------------
    Net cash provided by (used in) financing activities                                      (23,494,714)           72,927,110
                                                                                            -------------        -------------

                                    The accompanying notes are an integral part of these statements.

                                                         THE FIRST BANCSHARES, INC.
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 YEARS ENDED DECEMBER 31, 2008 AND 2007

Continued:                                                                                       2008                 2007
                                                                                      ------------------------------------------

Net increase (decrease) in cash and cash equivalents                                           13,667,424          (7,846,101)
Cash and cash equivalents at beginning of year                                                 11,341,101           19,187,202
                                                                                            -------------        -------------
Cash and cash equivalents at end of year                                                     $ 25,008,525         $ 11,341,101
                                                                                            =============        =============

Cash paid during the year for:
    Interest                                                                                 $ 14,580,872         $ 14,880,257
    Income taxes                                                                                  934,200            1,907,080

Non-cash activities:
    Transfers of loans to other real estate                                                     1,701,975            1,542,644

                                        The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — NATURE OF BUSINESS

The First Bancshares, Inc. (the Company) is a bank holding company whose business is primarily conducted by its wholly-owned subsidiary, The First, A National Banking Association (the Bank). The Bank provides a full range of banking services in its primary market area of South Mississippi. The Company is regulated by the Federal Reserve Bank. Its subsidiary bank is subject to the regulation of the Office of the Comptroller of the Currency (OCC).

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

3.    Cash and Due From Banks

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2008, the required reserve balance on deposit with the Federal Reserve Bank was approximately $25,000.

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

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2008 and 2007.

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

9.    Other Real Estate

Other real estate consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses. At December 31, 2008 and 2007, other real estate totaled $1,629,409 and $1,758,968, respectively.

10.    Goodwill and Intangible Assets

The following table summarizes the changes in goodwill and core deposit intangible asset for the year ended December 31, 2008.

                                                                                         Core deposit
(Dollars in thousands)                                              Goodwill              intangible
                                                          ----------------------------------------------

Balance, January 1, 2008                                            $  702                  $  606
Amortization                                                             -                      69
                                                                  --------                --------
Balance, December 31, 2008                                          $  702                  $  537
                                                                  ========                ========

Acquired goodwill and core deposit intangible are related to the acquisition of First National Bank of Wiggins on October 1, 2006.

The following table presents the forecasted core deposit intangible asset amortization expense for 2009 through 2013.

                    (Dollars in thousands)                          Full year
                                                                     expected
                    Year                                           Amortization
                    ----                                           ------------
                    2009                                               $69
                    2010                                                69
                    2011                                                69
                    2012                                                69
                    2013                                                69

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

12.    Stock Options

The Company accounts for stock based compensation in accordance with FASB Statement No. 123 (R), Share-Based Payment (SFAS 123R). As of December 31, 2008 all stock options were fully vested and no stock options were granted during the twelve months ended December 31, 2008.

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

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (the Interpretation). This Interpretation provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns, and requires a company to evaluate whether a tax position will more likely than not be sustained upon examination by taxing authorities. The initial adoption of this Interpretation had no impact on the consolidated financial statements and the Company does not have tax positions that meet these requirements as of December 31, 2008 or 2007.

14.    Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2008 and 2007, was approximately $186,073 and $221,616, respectively.

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

17.    Per Share Amounts

Per share amounts are presented in accordance with FASB Statement No. 128, Earnings Per Share. Under Statement No. 128, two per share amounts are considered and presented, if applicable. Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reporting period. Diluted per share data includes any dilution from potential common stock, such as outstanding stock options.

The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations:

                                               For the Year Ended                                 For the Year Ended
                                               December 31, 2008                                  December 31, 2007
                             --------------------------------------------------   -----------------------------------------------
                                  Net                                                  Net
                                Income                Shares        Per Share         Income              Shares       Per Share
                              (Numerator)          (Denominator)     Amount        (Numerator)         (Denominator)     Amount
                              -----------          ------------      ------        -----------         -------------     ------

Basic per share                $1,848,865            2,989,666       $   .62        $ 3,822,673           2,980,566      $  1 .28
                                                                    ========                                            =========

Effect of dilutive
    shares:
        Stock options                                   46,393                                               81,089
                                                    ----------                                           ----------
                               $1,848,865            3,036,059       $   .61        $ 3,822,673           3,061,655       $  1.25
                              ===========           ==========      ========       ============          ==========     ==========

    The diluted per share amounts were computed by applying the treasury stock method.

18.    Reclassifications

Certain reclassifications have been made to the 2007 financial statements to conform with the classifications used in 2008. These reclassifications did not impact the Company’s consolidated financial condition or results of operations.

19.    Accounting Pronouncements

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS No. 157”) which defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. This Statement was effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We adopted SFAS No. 157 as of January 1, 2008, however, there was no significant impact on the consolidated financial statements.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”) which permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS No. 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The FASB’s stated objective in issuing this standard is as follows: “to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.”

The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. We have not adopted the provisions of SFAS No. 159 with regard to any assets or liabilities as of December 31, 2008 or 2007.

In December 2007, FASB issued Statement No. 141R, Business Combinations (“SFAS No. 141R”). Under SFAS No. 141, organizations utilized the announcement date as the measurement date for the purchase price of the acquired entity. SFAS No. 141R requires measurement at the date the acquirer obtains control of the acquiree, generally referred to as the acquisition date. SFAS No. 141R will have a significant impact on the accounting for transaction and restructuring costs, as well as the initial recognition of contingent assets and liabilities assumed during a business combination. Under SFAS No. 141R, adjustments to the acquired entity’s deferred tax assets and uncertain tax position balances occurring outside the measurement period are recorded as a component of the income tax expense, rather than goodwill. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of derivative instruments and related gains and losses, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The statement provides only for enhanced disclosures. The Company does not participate in derivative instruments or hedging activities. Therefore, adoption will have no impact on our financial position, results of operations, and cash flows.

Emerging Issues Task Force (“EITF”) Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements EITF 06-4 requires the recognition of a liability and related compensation expense for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to post-retirement periods. Under EITF 06-4, life insurance policies purchased for the purpose of providing such benefits do not effectively settle an entity’s obligation to the employee. Accordingly, the entity must recognize a liability and related compensation expense during the employee’s active service period based on the future cost of insurance to be incurred during the employee’s retirement. If the entity has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions. EITF 06-4 was effective as of January 1, 2008; however, there was no impact on the Company’s consolidated financial statements.

NOTE C — SECURITIES

A summary of the amortized cost and estimated fair value of available-for-sale securities and held-to-maturity securities at December 31, 2008 and 2007, follows:

                                                                                 December 31, 2008
                                                      -------------------------------------------------------------------------
                                                                                  Gross             Gross           Estimated
                                                             Amortized          Unrealized        Unrealized           Fair
                                                                Cost              Gains             Losses            Value
                                                                ----              -----             ------            -----
   Available-for-sale securities:
      Obligations of U.S. Government
         agencies                                           $ 28,010,915       $   703,354        $        -       $28,714,269
      Tax-exempt and taxable
         obligations of states and
         municipal subdivisions                               23,305,755           243,123           455,620        23,093,258
       Mortgage-backed securities                             35,869,951           524,946           295,877        36,099,020
       Corporate obligations                                  11,903,923            59,839         1,150,369        10,813,393
       Other                                                   1,208,474                 -           249,801           958,673
                                                           -------------       -----------        ----------       -----------
                                                            $100,299,018       $ 1,531,262        $2,151,667       $99,678,613
                                                           =============       ===========        ==========       ===========
   Held-to-maturity securities:
       Mortgage-backed securities                           $     12,440       $         -        $      138       $    12,302
                                                           =============       ===========        ==========       ===========

                                                                                 December 31, 2007
                                                      -------------------------------------------------------------------------
                                                                                   Gross             Gross          Estimated
                                                             Amortized          Unrealized        Unrealized           Fair
                                                                Cost               Gains            Losses            Value
                                                                ----               -----            ------            -----
   Available-for-sale securities:
      Obligations of U.S. Government
         agencies                                            $32,774,364          $ 491,294        $   3,007       $33,262,651
      Tax-exempt and taxable
         obligations of states and
         municipal subdivisions                               21,148,995            218,846          144,021        21,223,820
       Mortgage-backed securities                             24,597,996            230,483           11,424        24,817,055
       Corporate obligations                                   3,891,491              8,972           40,993         3,859,470
       Other                                                   1,158,492                  -            2,280         1,156,212
                                                           -------------       ------------       ----------       -----------
                                                             $83,571,338         $  949,595        $ 201,725       $84,319,208
                                                           =============       ============       ==========       ===========
   Held-to-maturity securities:
       Mortgage-backed securities                            $    12,932         $      198        $       -       $    13,130
                                                           =============       ============       ==========       ===========

The scheduled maturities of securities at December 31, 2008, were as follows:

                                                                Available-for-Sale                    Held-to-Maturity
                                                       --------------------------------------------------------------------------
                                                                               Estimated                           Estimated
                                                           Amortized             Fair            Amortized           Fair
                                                              Cost               Value              Cost             Value
                                                       --------------------------------------------------------------------------

      Due less than one year                                $  16,648,395        $16,689,438     $           -     $          -
      Due after one year through five years                    26,110,163         26,481,166                 -                -
      Due after five years through ten years                   11,836,077         11,773,536                 -                -
      Due after ten years                                       9,834,432          8,635,453                 -                -
      Mortgage-backed securities                               35,869,951         36,099,020            12,440           12,302
                                                           --------------       ------------     -------------     ------------
                                                            $ 100,299,018        $99,678,613     $      12,440     $     12,302
                                                           ==============       ============     =============     ============

Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

No gains or losses were realized on available-for-sale securities in 2008 or 2007.

Securities with a carrying value of $53,743,733 and $49,721,719 at December 31, 2008 and 2007, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

The details concerning securities classified as available-for-sale with unrealized losses as of December 31, 2008 and 2007, were as follows:

                                                                          2008
                                 ------------------------------------------------------------------------------------------------
                                       Losses < 12 Months             Losses 12 Months or >                   Total
                                 ------------------------------------------------------------------------------------------------
                                                     Gross                            Gross                           Gross
                                      Fair         Unrealized         Fair         Unrealized          Fair         Unrealized
                                     Value           Losses          Value           Losses           Value           Losses
                                 -----------------------------------------------------------------------------------------------
Obligations of U.S.
     government agencies            $         -    $          -     $         -     $          -     $         -    $          -
Tax-exempt and tax-
     able obligations of
     states and municipal
     subdivisions                     8,517,167         354,987         684,367          100,633       9,201,534         455,620
Mortgage-backed
     securities                       8,327,567         292,600          14,702            3,277       8,342,269         295,877
Corporate obligations                 7,946,273       1,058,465         280,090           91,904       8,226,363       1,150,369
Other                                         -               -         958,673          249,801         958,673         249,801
                                   ------------     -----------     -----------      -----------    ------------     -----------
                                    $24,791,007     $ 1,706,052     $ 1,937,832      $   445,615     $26,728,839     $ 2,151,667
                                   ============     ===========     ===========      ===========    ============     ===========

                                                                          2007
                                 ------------------------------------------------------------------------------------------------
                                       Losses < 12 Months             Losses 12 Months or >                 Total
                                 ------------------------------------------------------------------------------------------------
                                                       Gross                            Gross                           Gross
                                        Fair         Unrealized         Fair         Unrealized          Fair         Unrealized
                                       Value           Losses          Value           Losses           Value           Losses
                                 ------------------------------------------------------------------------------------------------
Obligations of U.S.
     government agencies             $  499,530       $     107      $3,246,800        $   2,900     $ 3,746,330       $   3,007
Tax-exempt and tax-
     able obligations of
     states and municipal
     subdivisions                     3,276,146          96,615       4,508,389           47,406       7,784,535         144,021
Mortgage-backed
     securities                       1,414,177           2,200       1,094,802            9,224       2,508,979          11,424
Corporate obligations                 1,317,201          40,993               -                -       1,317,201          40,993
Other                                 1,156,212           2,280               -                -       1,156,212           2,280
                                   ------------     -----------     -----------      -----------    ------------     -----------
                                     $7,663,266       $ 142,195      $8,849,991        $  59,530     $16,513,257       $ 201,725
                                   ============     ===========     ===========      ===========    ============     ===========

Approximately 36.7% of the number of securities in the investment portfolio at December 31, 2008 reflected an unrealized loss. Management is of the opinion the Company has the ability to hold these securities until such time as the value recovers or the securities mature. Management also believes the deterioration in value is attributable to changes in market interest rates and lack of liquidity in the credit markets. We have determined that these securities are not other than temporary impaired based upon anticipated cash flows.

NOTE D - LOANS

    Loans outstanding included the following types at December 31, 2008 and 2007:

                                                                                                    2008               2007
                                                                                           -------------------------------------
                                                                                                         (In thousands)

      Commercial, financial and agricultural                                                      $  37,861          $  46,633
      Real estate - construction                                                                     81,178            100,634
      Real estate - mortgage                                                                        184,784            197,530
      Installment loans to individuals                                                               15,942             20,391
      Overdrafts                                                                                        207                371
                                                                                               ------------       ------------
                                                                                                    319,972            365,559
      Allowance for loan losses                                                                     (4,785)            (4,221)
                                                                                               ------------       ------------
                                                                                                 $  315,187         $  361,338
                                                                                               ============       ============

    Transactions in the allowance for loan losses for the years ended December 31, 2008 and 2007, were as follows:

                                                                                                   2008                2007
                                                                                          --------------------------------------

      Balance at beginning of year                                                              $ 4,221,240        $ 3,792,937

      Additions:
          Provision for loan losses charged to operations                                         2,204,672          1,320,914
          Recoveries                                                                                142,861             57,222
                                                                                               ------------       ------------
                                                                                                  6,568,773          5,171,073
      Deductions:
          Loans charged off                                                                       1,783,854            949,833
                                                                                               ------------       ------------
      Balance at end of year                                                                    $ 4,784,919        $ 4,221,240
                                                                                               ============       ============

    As of December 31, 2008 and 2007,  impaired  loans  totaled  $3,340,000  and  $2,429,000,  respectively.  As of
    December 31, 2008 and 2007,  $1,369,000  and  $1,052,000,  respectively,  of the  allowance for loan losses was allocated to impaired loans.

    At December 31, 2008 and 2007, the Company had nonaccrual loans and loans past due 90 days or more as follows:

                                                                                                  2008                 2007
                                                                                         ---------------------------------------
                                                                                                        (In thousands)

      Nonaccrual loans                                                                            $   3,340          $   2,429
      Past due 90 days or more and still accruing                                                     1,732                994

NOTE E - PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

                                                                                                  2008                 2007
                                                                                         ---------------------------------------

      Premises:
          Land                                                                                  $ 4,963,029        $ 4,605,270
          Buildings and improvements                                                             10,316,062          7,471,558
      Equipment                                                                                   5,341,598          4,936,037
      Construction in progress                                                                       10,947          3,291,769
                                                                                               ------------       ------------
                                                                                                 20,631,636         20,304,634
      Less accumulated depreciation and amortization                                              5,352,451          4,682,208
                                                                                               ------------       ------------
                                                                                                $15,279,185        $15,622,426
                                                                                               ============       ============

    The amounts  charged to  operating  expense  for  depreciation  were  $840,501  and  $763,687 in 2008 and 2007, respectively.

NOTE F - DEPOSITS

    The aggregate  amount of time deposits in  denominations  of $100,000 or more as of December 31, 2008, and 2007 was $87,943,691 and $104,453,577, respectively.

    At December 31, 2008, the scheduled  maturities of time deposits included in interest-bearing  deposits were as follows (in thousands):
                                                        Year            Amount
                                                        ----            ------

                                                        2009           $129,916
                                                        2010             52,625
                                                        2011              2,037
                                                        2012              1,601
                                                        2013              1,255
                                                                      ---------
                                                                       $187,434
                                                                      =========

NOTE G - BORROWED FUNDS

    Borrowed funds consisted of the following:

                                                                                                        December 31,
                                                                                         --------------------------------------
                                                                                                  2008                2007
                                                                                         --------------------------------------

      Reverse Repurchase Agreement                                                              $15,000,000        $15,000,000
      Federal Funds Purchased                                                                             -         12,875,000
      FHLB advances                                                                              31,027,274         32,897,520
                                                                                               ------------       ------------
                                                                                                $46,027,274        $60,772,520
                                                                                               ============       ============

    Advances from the FHLB have maturity dates ranging from  January, 2009 through  June, 2013.  Interest  is  payable monthly  at  rates  ranging  from  3.183%  to  5.920%.  Advances  due  to the  FHLB  are collateralized  by a blanket lien on first mortgage  loans in the amount of the  outstanding  borrowings,  FHLB capital  stock,  and amounts on deposit with the FHLB.  At December  31,  2008,  FHLB  advances  available  and unused totaled $59.1 million.

    Future annual  principal  repayment  requirements on the borrowings from the FHLB at December 31, 2008, were as follows:

                                                 Year                            Amount
                                                 ----                            ------

                                                 2009                         $ 16,990,192
                                                 2010                           10,430,185
                                                 2011                            3,075,064
                                                 2012                              261,059
                                                 2013                              270,774
                                                                            --------------
                                                                              $ 31,027,274
                                                                            ==============

Reverse Repurchase Agreements consisted of three $5,000,000 agreements. The agreements are secured by securities with a fair value of $17,804,869 at December 31, 2008. The maturity dates are from August 22, 2012 through September 26, 2017, with rates between 3.81% and 4.51%.

NOTE H — REGULATORY MATTERS

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

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage). Management believes, as of December 31, 2008, that the Company and its subsidiary bank exceeded all capital adequacy requirements.

At December 31, 2008 and 2007, the subsidiary bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization. The actual capital amounts and ratios at December 31, 2008 and 2007, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

                                                               Company                           Subsidiary
                                                            (Consolidated)                       The First
                                            ------------------------------------------------------------------------
                                                     Amount               Ratio           Amount             Ratio
                                                     ------               -----           ------             -----
      December 31, 2008
          Total risk-based                           $49,637              14.0%          $48,580             13.8%
          Tier I risk-based                           45,214              12.8%           44,171             12.5%
          Tier I leverage                             45,214               9.4%           44,171              9.3%

      December 31, 2007
          Total risk-based                           $49,051              12.7%          $46,684             12.1%
          Tier I risk-based                           44,830              11.6%           42,463             11.0%
          Tier I leverage                             44,830               9.1%           42,463              8.7%

The minimum amounts of capital and ratios as established by banking regulators at December 31, 2008 and 2007, were as follows:

                                                               Company                            Subsidiary
                                                           (Consolidated)                         The First
                                            ------------------------------------------------------------------------
                                                      Amount              Ratio           Amount             Ratio
                                                      ------              -----           ------             -----
      December 31, 2008
          Total risk-based                           $28,278               8.0%          $28,189              8.0%
          Tier I risk-based                           14,139               4.0%           14,095              4.0%
          Tier I leverage                             19,106               4.0%           19,052              4.0%

      December 31, 2007
          Total risk-based                           $30,860               8.0%          $30,771              8.0%
          Tier I risk-based                           15,430               4.0%           15,385              4.0%
          Tier I leverage                             19,598               4.0%           19,554              4.0%

    The Company's  dividends,  if any, are expected to be made from dividends  received from its  subsidiary  bank.
    The OCC limits  dividends  of a national  bank in any  calendar  year to the net profits of that year  combined with the retained net profits for the two preceding years.

NOTE I - COMPREHENSIVE INCOME

    The Company  and its  subsidiary  bank report  comprehensive  income as  required  by FASB  Statement  No. 130,
    Reporting  Comprehensive  Income. In accordance with this statement,  unrealized gains and losses on securities available-for-sale are included in accumulated other comprehensive income.

    In the  calculation of  comprehensive  income,  certain  reclassification  adjustments are made to avoid double counting  amounts that are  displayed  as part of net income for a period that also had been  displayed as part of other comprehensive income.  The disclosure of the reclassification amounts is as follows:

                                                                                                Years Ended December 31,
                                                                                       ----------------------------------------
                                                                                                  2008               2007
                                                                                       ----------------------------------------
      Unrealized holdings gains (losses) on available-for-
          sale securities                                                                      $(1,368,275)        $   794,016
      Reclassification adjustment for (gains) losses
          realized in income                                                                              -                  -
                                                                                              -------------        -----------
      Net unrealized gains (losses)                                                             (1,368,275)            794,016
      Tax effect                                                                                    465,212          (269,965)
                                                                                              -------------        -----------
      Net unrealized gains (losses), net of tax                                                 $ (903,063)           $524,051
                                                                                              =============        ===========

NOTE J - INCOME TAXES

    The components of income tax expense are as follows:

                                                                                                 Years Ended December 31,
                                                                                         --------------------------------------
                                                                                                    2008              2007
                                                                                         --------------------------------------
      Current:
          Federal                                                                                 $ 820,839         $1,560,595
          State                                                                                      73,622            128,840
      Deferred (benefit)                                                                          (206,303)          (210,766)
                                                                                              -------------        -----------
                                                                                                  $ 688,158         $1,478,669
                                                                                              =============        ===========

    The  Company's  income tax expense  differs  from the  amounts  computed  by  applying  the federal  income tax statutory rates to income before income taxes.  A reconciliation of the differences is as follows:

                                                                                 Years Ended December 31,
                                                        -----------------------------------------------------------------------
                                                                            2008                                 2007
                                                        -----------------------------------------------------------------------
                                                                Amount                  %            Amount                %
                                                                ------                 --            ------               --

              Income taxes at statutory rate                 $   862,588                34%       $1,802,456               34%
              Tax-exempt income                                (352,397)              (14)%        (323,197)              (6)%
              State income tax, net of federal
                    tax effect                                    48,591                 2%           85,034                2%
              Tax credits                                       (63,797)               (3)%        (139,850)              (3)%
              Other, net                                         193,173                 8%           54,226                1%
                                                            ------------             ------      -----------             -----
                                                             $   688,158                27%       $1,478,669               28%
                                                            ============             ======      ===========             =====

    The components of deferred income taxes included in the consolidated financial statements were as follows:

                                                                                                       December 31,
                                                                                         --------------------------------------
                                                                                                    2008              2007
                                                                                         --------------------------------------
      Deferred tax assets:
          Allowance for loan losses                                                             $ 1,354,720        $ 1,099,576
          Unrealized loss on available-for-sale securities                                          210,938                  -
          Net operating loss carryover                                                              963,009          1,040,746
          Other                                                                                     154,736             94,653
                                                                                                -----------        -----------
                                                                                                  2,683,403          2,234,975
                                                                                                -----------        -----------
      Deferred tax liabilities:
          Securities                                                                              (158,298)          (112,799)
          Unrealized gain on available-for-sale securities                                                -          (254,276)
          Premises and equipment                                                                  (839,723)          (828,186)
          Core deposit intangible                                                                 (200,329)          (226,178)
                                                                                                -----------        -----------
                                                                                                (1,198,350)        (1,421,439)
                                                                                                -----------        -----------
      Net deferred tax asset, included in other assets                                          $ 1,485,053        $   813,536
                                                                                                ===========        ===========

With the  acquisition  of  Wiggins,  the Company  assumed a federal  tax net  operating  loss  carryover.  This net operating loss is available to the Company through the year 2026.

NOTE K — EMPLOYEE BENEFITS

The Company and its subsidiary bank provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of three percent or less, the Company and its subsidiary bank provide a matching contribution. Contributions totaled $138,841 in 2008 and $114,397 in 2007.

The Company sponsors an Employee Stock Ownership Plan (ESOP) for employees who have completed one year of service for the Company and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are at the discretion of the Board of Directors. At December 31, 2008, the ESOP held 6,891 shares of Company common stock and had no debt obligation. All shares held by the plan were considered outstanding for net income per share purposes. Total ESOP expense was $10,500 for 2008 and $75,000 for 2007, respectively.

The Company and its subsidiary bank have employment agreements with certain executive officers. These agreements contain provisions concerning salaries, bonuses, incentive programs, and benefits related to a change in control.

NOTE L — STOCK PLANS

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

On May 27, 1999, the Company’s shareholders approved the 1999 Stock Incentive Plan (1999 Plan). The 1999 Plan provides for the granting of options to purchase up to 213,376 shares of the Company’s common stock by the Company’s and its subsidiary’s directors, key employees, and management. Under the 1999 Plan, the Company may grant either incentive stock options or nonqualified stock options. Options granted to directors and employees vest in equal amounts over three years. Stock options granted to management vest based on annual performance goals or after nine years and eleven months, if still employed. At December 31, 2008, 213,356 options had been granted, and 95,530 had been exercised or forfeited. All options expire and are void unless exercised on or before April 15, 2009. The options are exercisable at not less than the market value of the Company’s stock at the grant date.

In 2007, the Company adopted the 2007 Stock Incentive Plan. The 2007 Plan provides for the issuance of up to 315,000 shares of Company Common Stock, $1.00 par value per share. Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares. As of December 31, 2008, no awards had been granted.

A summary of the status of the stock option plans as of December 31, 2008 and 2007, and changes during the years ending on those dates is presented below:

                                                                                     December 31,
                                                        -----------------------------------------------------------------------
                                                                       2008                              2007
                                                        -----------------------------------------------------------------------
                                                                                    Weighted                            Weighted
                                                                                     Average                            Average
                                                                                    Exercise                            Exercise
                                                                 Shares               Price           Shares              Price
                                                                 ------               -----           ------              -----

   Options outstanding at beginning of year                      120,776                 $8          251,585                $7
   Options exercised                                             (1,650)                  8        (130,143)                 5
   Options forfeited                                             (1,300)                 12            (666)                12
                                                              ----------               ----        ---------               ----
   Options outstanding at end of year                            117,826                  8          120,776                 8
                                                              ==========               ====        =========               ====
   Options exercisable at end of year                            117,826                  8          118,468                 8
                                                              ==========               ====        =========               ====

    The following table summarizes information about stock options at December 31, 2008:

                                                                             Remaining
              Exercise                           Number                      Contractual                       Number
               Price                           Outstanding                   Life in Years                   Exercisable
               -----                           -----------                   -------------                   -----------

           $7.50 - 8.75                          113,197                         .3                            113,197
              $12.50                              4,629                          .3                              4,629

NOTE M — SUBORDINATED DEBENTURES

The Company issued $7,217,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust I, a Connecticut business trust, in which the Company owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $7,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. These debentures were called on March 26, 2007. On June 30, 2006, The Company issued $4,124,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 2 in which the Company owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $4,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Company in 2011, or earlier in the event the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2036. Interest on the preferred securities is the three month London Interbank Offer Rate (LIBOR) plus 1.65% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. On July 27, 2007, The Company issued $6,186,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 3 in which the Company owns all of the common equity. The debentures are the sole asset of Trust 3. The Trust issued $6,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Company in 2012, or earlier in the event the deduction of related interest for federal income taxes is prohibited, treatment as Tier 1 capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2037. Interest on the preferred securities is the three month LIBOR plus 1.40% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. In accordance with the provisions of FASB Interpretation No. 46R (FIN 46R), Consolidation of Variable Interest Entities, An Interpretation of ARB No. 51, the trusts are not included in the consolidated financial statements.

NOTE N — TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2008, and 2007.

NOTE O — RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank makes loans to its directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. Such loans amounted to approximately $11,875,000 and $6,955,000 at December 31, 2008 and 2007, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2008, is summarized as follows (in thousands):

           Loans outstanding at beginning of year                                                            $   6,955
           New loans                                                                                             6,063
           Repayments                                                                                          (1,143)
                                                                                                             ---------
           Loans outstanding at end of year                                                                  $  11,875
                                                                                                             =========

During 2008, the Company contracted from one of its directors to renovate a building for approximately $561,565.

NOTE P — COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The subsidiary bank had outstanding letters of credit of $937,000 and $1,168,000 at December 31, 2008 and 2007, respectively, and had made loan commitments of approximately $36,117,000 and $47,402,000 at December 31, 2008 and 2007, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the two years ended December 31, 2008, nor are any significant losses as a result of these transactions anticipated.

The primary market area served by the Bank is Forrest, Lamar, Jones, Pearl River, Jackson, Hancock, Stone, and Harrison Counties within South Mississippi. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2008, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the Bank’s loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower’s ability to repay a loan is dependent upon the economic stability of the area.

The Company had five leases for facilities during 2008. The first lease expired May, 2008 and was not renewed. Monthly lease payments were $2,458. The second lease expired in August, 2008 and was not renewed. Monthly lease payments were $1,293. The third lease expired in May, 2008 and was not renewed. Monthly lease payments were $6,045. Permanent owned space was used to replace these three expired leases. The fourth lease requires monthly payments of $3,013 through June, 2012. One five-year renewal option is included in the lease term. The fifth lease requires monthly payments of $4,600 and expires in May, 2009. After May, 2009 the lease will be on a monthly basis with a 60 day termination notice requirement. Rent expense for 2008 to related parties amounted to $52,859.

Rental expense for premises and equipment for the years ended December 31, 2008 and 2007, was approximately $193,000 and $208,000, respectively. On October 8, 2007, the Company and the Bank were named as defendants in a lawsuit alleging 1) Intentional Misrepresentation and Omission; 2) Negligent Misrepresentation and/or Omission; 3) Breach of Fiduciary Duty; 4) Breach of Duty of Good Faith and Fair Dealing; and 5) Civil Conspiracy. The First Amended Complaint seeks damages from all the defendants, including $2,420,775, annual dividends for the year 2006 in the amount of $.30 per share, punitive damages, and attorneys’ fees and costs. The Company and the Bank deny any liability, and they intend to defend vigorously against this lawsuit.

NOTE Q — DISCLOSURE ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 157, Fair Value Measurements, became effective for the Company’s 2008 fiscal year. SFAS No. 157 redefines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Although the exchange price concept is not new, the new definition focuses on the exit price as opposed to the entry price, or the price that would be paid to acquire an asset or received to assume a liability. The standard also emphasizes that fair value is a market-based measurement and not an entity-specific measurement and establishes a hierarchy to prioritize the inputs that can be used in the fair value measurement process. The inputs in the three levels of this hierarchy are described as follows:

Level 1-Quoted prices in active markets for identical assets or liabilities. An active market is one in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2-Observable inputs other than Level 1 prices. This would include quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3-Unobservable inputs, to the extent that observable inputs are unavailable. This allows for situations in which there is little or no market activity for the asset or liability at the measurement date.

The material assets or liabilities measured and reported at fair value by the Company on a recurring basis are summarized below. The Level 2 fair value measurement shown below was obtained from a third-party pricing service that uses industry-standard pricing models. Substantially all of the model inputs are observable in the marketplace or can be supported by observable market data.

                                                                              December 31, 2008
                                                                    --------------------------------------
                                                                         Fair Value Measurement Using
                                                                    --------------------------------------
                                                                      Level 1      Level 2      Level 3
                                                                      -------      -------      -------
                                                                               (In thousands)
                Investment securities available-for-sale                 -         $99,679         -

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

Investment in securities available-for-sale and held-to-maturity — The fair value measurement for securities available-for-sale was discussed earlier. The same measurement approach was used for securities held to maturity.

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

FHLB and Other Borrowings — The fair value of the fixed rate borrowings are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of any variable rate borrowing approximates its fair value.

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

                                                                         For the Year Ended           For the Year Ended
                                                                         December 31, 2008            December 31, 2007
                                                                         -----------------            -----------------

                                                                        Carrying       Estimated      Carrying        Estimated
                                                                         Amount       Fair Value       Amount        Fair Value
                                                                         ------       ----------       ------        ----------
                                                                                             (In thousands)
        Financial Instruments:
            Assets:
                Cash and cash equivalents                               $ 25,009       $ 25,009       $ 11,341         $ 11,341
                Securities available-for-sale                             99,679         99,679         84,319           84,319
                Securities held-to-maturity                                   12             12             13               13
                Other securities                                           2,612          2,612          2,720            2,720
                Loans                                                    318,300        332,389        367,002          381,149

        Liabilities:
                Noninterest-bearing
                   Deposits                                             $ 57,594       $ 57,594       $ 55,349         $ 55,349
                Interest-bearing deposits                                320,484        325,777        330,819          332,837
                Subordinated debentures                                   10,310         10,310         10,310           10,310
                FHLB and other borrowings                                 46,027         46,027         60,773           60,773

NOTE R — SENIOR PREFERRED STOCK

On February 6, 2009, under the U.S. Department of Treasury’s (Treasury) Capital Purchase Program (CPP) established under the Troubled Asset Relief Program (TARP) that was created as part of the Emergency Economic Stabilization Act of 2008 (EESA), the Company issued to Treasury 5,000 non-voting shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, having a liquidation amount of $1,000 per share, and a ten-year warrant to purchase 54,705 shares of common stock at an exercise price of $13.71 per share, for aggregate proceeds of $5 million. The total capital raised through this issue qualifies as Tier 1 regulatory capital and can be used in calculating all regulatory capital ratios.

Cumulative preferred stock dividends are payable quarterly at a 5% annual rate on the per share liquidation amount for the first five years and 9% thereafter. Under the original terms of the CPP, the Company may not redeem the preferred stock for three years unless it finances the redemption with the net cash proceeds from sales of common or preferred stock that qualify as Tier 1 regulatory capital (qualified equity offering), and only if such proceeds total at least $1.25 million. All redemptions, whether before or after the first three years, would be at the liquidation amount per share plus accrued and unpaid dividends and are subject to prior regulatory approval.

The Company may not declare or pay dividends on its common stock or, with certain exceptions, repurchase common stock without first having paid all accrued cumulative preferred dividends that are due. For three years from the issue date, the Company also may not increase its common stock dividend rate above an annual rate of $.15 per share or repurchase its common shares without Treasury’s consent, unless Treasury has transferred all the preferred shares to third parties or the preferred stock has been redeemed.

The American Recovery and Reinvestment Act (ARRA) became law on February 17, 2009. Among its many provisions, the ARRA imposes certain new executive compensation and corporate expenditure limits on all current and future TARP recipients, including the Company, that are in addition to those previously announced by the Treasury. These limits are effective until the institution has repaid the Treasury, which is now permitted under the ARRA without penalty and without the need to raise new capital, subject to the Treasury’s consultation with the recipient’s appropriate regulatory agency.

NOTE S — PARENT COMPANY FINANCIAL INFORMATION

The balance sheets, statements of income and cash flows for The First Bancshares, Inc. (parent company only) follow.

                                                       Condensed Balance Sheets

                                                                                                     December 31,
                                                                                         --------------------------------------
                                                                                                  2008               2007
                                                                                         --------------------------------------
      Assets:
          Cash and cash equivalents                                                            $    561,309       $    928,329
          Investment in subsidiary bank                                                          45,249,878         44,224,553
          Investments in statutory trusts                                                           310,000            310,000
          Other securities                                                                          100,000            100,000
          Premises and equipment                                                                    368,623            368,623
          Other                                                                                     290,705            660,875
                                                                                              -------------      -------------
                                                                                               $ 46,880,515       $ 46,592,380
                                                                                              =============      =============
      Liabilities and Stockholders' Equity:
          Subordinated debentures                                                                10,310,000         10,310,000
          Other                                                                                       2,429              1,721
          Stockholders' equity                                                                   36,568,086         36,280,659
                                                                                              -------------      -------------
                                                                                               $ 46,880,515       $ 46,592,380
                                                                                              =============      =============

                                                       Condensed Statements of Income

                                                                                                 Years Ended December 31,
                                                                                         --------------------------------------
                                                                                                    2008               2007
                                                                                         --------------------------------------
      Income:
          Interest and dividends                                                               $     38,196       $    180,191
          Dividend income                                                                           600,000                  -
          Other gains                                                                                     -            198,682
          Other                                                                                       1,500              1,875
                                                                                              -------------      -------------
                                                                                                    639,696            380,748
      Expenses:
          Interest on borrowed funds                                                                523,894            563,806
          Other                                                                                     436,863            267,943
                                                                                              -------------      -------------
                                                                                                    960,757            831,749
      Loss before income taxes and equity in undistributed income of
          Subsidiary                                                                              (321,061)          (451,001)
      Income tax benefit                                                                          (241,539)          (242,332)
                                                                                              -------------      -------------
      Loss before equity in undistributed income of subsidiary                                     (79,522)          (208,669)
      Equity in undistributed income of subsidiary                                                1,928,387          4,031,342
                                                                                              -------------      -------------

      Net income                                                                                 $1,848,865       $  3,822,673
                                                                                              =============      =============

                                                      Condensed Statements of Cash Flows

                                                                                                 Years Ended December 31,
                                                                                         --------------------------------------
                                                                                                  2008               2007
                                                                                         --------------------------------------
      Cash flows from operating activities:
          Net income                                                                          $   1,848,865      $   3,822,673
          Adjustments to reconcile net income to net cash used in
              operating activities:
                 Equity in undistributed income of subsidiary                                   (1,928,387)        (4,031,342)
                 Other gains                                                                              -          (198,682)
                 Other, net                                                                         370,877          (385,890)
                 Stock option expense                                                                 1,866              2,277
                                                                                              -------------      -------------
                    Net cash used in operating activities                                           293,221          (790,964)
                                                                                              -------------      -------------

      Cash flows from investing activities:
          Investment in subsidiary bank                                                                   -        (5,893,541)
          Other, net                                                                                      -             31,000
          Proceeds from sale of lease and land                                                            -            352,669
                                                                                              -------------      -------------
                    Net cash provided by (used in) investing activities                                   -        (5,509,872)
                                                                                              -------------      -------------

      Cash flows from financing activities:
          Dividends paid on common stock                                                          (672,616)        (1,564,155)
          Issuance of subordinated debentures                                                             -          6,186,000
          Tax benefit of non-incentive stock options                                                      -            418,543
          Repayment of subordinated debentures                                                            -        (7,217,000)
          Exercise of stock options                                                                  12,375            712,465
          Issuance of common stock                                                                        -                  -
                                                                                              -------------      -------------
                Net cash used in financing activities                                             (660,241)        (1,464,147)
                                                                                              -------------      -------------
      Net decrease in cash and cash equivalents                                                   (367,020)        (7,764,983)

      Cash and cash equivalents at beginning of year                                                928,329          8,693,312
                                                                                              -------------      -------------

      Cash and cash equivalents at end of year                                                $     561,309      $     928,329
                                                                                              =============      =============

NOTE T - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)

                                                                                         Three Months Ended
                                                                       March 31         June 30        Sept. 30        Dec. 31
                                                                       --------         -------        --------        -------
                                                                            (In thousands, except per share amounts)

        2008
        Total interest income                                           $  8,682       $  8,168        $  7,672       $  7,202
        Total interest expense                                             3,990          3,816           3,183          3,157
                                                                        --------       --------        --------       --------
            Net interest income                                            4,692          4,352           4,489          4,045
        Provision for loan losses                                            366            634             721            484
                                                                        --------       --------        --------       --------
            Net interest income after provision for
                loan losses                                                4,326          3,718           3,768          3,561
        Total non-interest income                                            762            915             795            690
        Total non-interest expense                                         3,963          4,176           4,085          3,774
        Income tax expense                                                   335            118             143             92
                                                                        --------       --------        --------       --------

        Net income                                                       $   790        $   339        $    335       $    385
                                                                        =======-       ========        ========       ========

        Per share:
            Net income, basic                                            $   .26        $   .11        $    .11       $    .14
            Net income, diluted                                              .26            .11             .11            .13
            Cash dividends declared                                         .075           .075            .075              -

        2007
        Total interest income                                            $ 7,513        $ 8,219        $  8,909       $  8,758
        Total interest expense                                             3,344          3,603           3,987          4,208
            Net interest income                                            4,169          4,616           4,922          4,550
        Provision for loan losses                                            330            320             316            355
                                                                        --------       --------        --------       --------

            Net interest income after provision for
                loan losses                                                3,839          4,296           4,606          4,195
        Total non-interest income                                            654            707             966            862
        Total non-interest expense                                         3,506          3,550           3,783          3,984
        Income tax expense                                                   276            341             496            366
                                                                        --------       --------        --------       --------

        Net income                                                       $   711        $ 1,112        $  1,293        $   707
                                                                        ========       ========        ========       ========

        Per share:
            Net income, basic                                            $   .24        $   .37        $    .43        $   .24
            Net income, diluted                                              .23            .36             .42            .24
            Cash dividends declared                                          .30           .075            .075           .075