Form 10-K, Exhibit 13
period 2009-12-31
FIRST BANCSHARES INC /MS/
filed 2010-03-30
CIK 947559

                                      EXHIBIT 13

                              THE FIRST BANCSHARES, INC.
                                  2009 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management’s discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and its subsidiary during the year ended December 31, 2009 when compared to the years 2008 and 2007. The Company’s consolidated financial statements and related notes should also be considered.

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

Companies are required to perform periodic reviews of individual securities in their investment portfolios to determine whether decline in the value of a security is other than temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the materiality of the decline, its effect on the financial statements and the probability, extent and timing of a valuation recovery and the company’s intent and ability to hold the security. Pursuant to these requirements, Management assesses valuation declines to determine the extent to which such changes are attributable to fundamental factors specific to the issuer, such as financial condition, business prospects or other factors or market-related factors, such as interest rates. Declines in the fair value of securities below their cost that are deemed to be other-than-temporary are recorded in earnings as realized losses.

Goodwill is assessed for impairment both annually and when events or circumstances occur that make it more likely than not that impairment has occurred. The impairment test compares the estimated fair value of a reporting unit with its net book value. The Company has assigned all goodwill to one reporting unit that represents the overall banking operations. The analysis of goodwill for impairment requires significant assumptions about the economic environment, expected net interest margins, growth rates and the rate at which cash flows are discounted. No impairment was indicated when the annual test was performed in 2009.

Overview

The Company was incorporated on June 23, 1995, and serves as a bank holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi. The First began operations on August 5, 1996, from its main office in the Oak Grove community, which is on the western side of Hattiesburg. The First currently operates its main office and two branches in Hattiesburg, one in Laurel, one in Purvis, one in Picayune, one in Pascagoula, one in Bay St. Louis, one in Wiggins and one in Gulfport, Mississippi. The Company and its subsidiary bank engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals. The First is a wholly-owned subsidiary of the Company.

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

The Company increased from approximately $474.8 million in total assets, and $378.1 million in deposits at December 31, 2008 to approximately $477.6 million in total assets, and $383.8 million in deposits at December 31, 2009. Loans decreased from $318.3 million at December 31, 2008 to approximately $314.0 at December 31, 2009. The Company increased from $36.6 million in shareholders’ equity at December 31, 2008 to approximately $43.6 million at December 31, 2009. The First reported net income of $2,210,000 and $2,528,000 for the years ended December 31, 2009, and 2008, respectively. For the years ended December 31, 2009 and 2008, the Company reported consolidated net income applicable to common stockholders of $1,461,000 and $1,849,000, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company’s Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

                                    SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Dollars In Thousands, Except Per Share Data)

                                                                       December 31,
                                   --------------------------------------------------------------------------------------
                                        2009             2008              2007              2006             2005
                                   ---------------- ---------------- ----------------- ----------------- ----------------
Earnings:
   Net interest income               $  16,039        $  17,577         $  18,256         $  14,383        $  10,150
   Provision for loan
     Losses                              1,206            2,205             1,321               800              921

   Noninterest income                    2,749            3,162             3,189             2,239            1,682
   Noninterest expense                  15,324           15,998            14,823            11,138            8,138
   Net income                            1,743            1,849             3,823             3,315            1,909
   Net income applicable
     to common
     Stockholders                        1,461            1,849             3,823             3,315            1,909

Per  common share data:
   Basic net income per
     Share                            $    .49         $    .62          $   1.28          $   1.35         $    .81

  Diluted net income per
     Share                                 .49              .61              1.25              1.27              .77
  Per share data:
     Basic net income
        per share                     $    .58         $    .62          $   1.28          $   1.35         $    .81
     Diluted net income
        per share                          .58              .61              1.25              1.27              .77

Selected Year End
  Balances:

     Total assets                    $ 477,552        $ 474,824         $ 496,056         $ 417,769        $ 294,390
     Securities                        114,618          102,303            87,052            91,810           50,660
     Loans, net of
       Allowance                       314,033          318,300           367,002           284,082          197,943
     Deposits                          383,754          378,079           386,168           351,722          241,949
     Stockholders' equity               43,617           36,568            36,281            32,365           18,478

                                    Results of Operations

The  following  is a summary of the results of  operations  by The First for the years ended  December 31,
2009 and 2008.

                                                               2009                2008
                                                          ---------------------------------------
                                                                      (In thousands)

Interest income                                           $   26,270          $   31,708
Interest expense                                                                  13,645
                                                               9,966
                                                          ----------          ----------
    Net interest income                                       16,304              18,063

Provision for loan losses                                      1,206               2,205
                                                          ----------          ----------
Net interest income after
  provision for loan losses                                   15,098              15,858
                                                          ----------          ----------

Other income                                                   2,747               3,160

Other expense                                                 14,963              15,560

Income tax expense                                               672                 930
                                                          ----------          ----------

    Net income                                            $    2,210          $    2,528
                                                          ==========          ==========

The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2009 and 2008:

                                                                 2009                2008
                                                          ---------------------------------------
                                                                      (In thousands)

Net interest income:
    Net interest income of subsidiary bank                 $   16,304          $   18,063
    Intercompany eliminations                                   (265)               (486)
                                                           ----------          ----------
                                                           $   16,039          $   17,577
                                                           ==========          ==========

Net income:
    Net income of subsidiary bank                          $    2,210          $    2,528
    Net loss of the Company, excluding
       intercompany accounts                                    (749)               (679)
                                                           ----------          ----------
                                                           $    1,461          $    1,849
                                                           ==========          ==========

Consolidated Net Income

The Company reported consolidated net income applicable to common stockholders of $1,461,000 for the year ended December 31, 2009, compared to a consolidated net income of $1,849,000 for the year ended December 31, 2008. The decrease in income was attributable to a decrease in net interest income of $1,539,000 or 8.8%, and a decrease of $413,000 or 13.1% in other income and an increase in preferred stock dividends and accretion of $282,000 relating to the participation in the Capital Purchase Program (CPP).

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

Consolidated net interest income was $16,039,000 for the year ended December 31, 2009, as compared to $17,577,000 for the year ended December 31, 2008. This decrease was the direct result of declining interest rates during 2009 as compared to 2008. Average interest-bearing liabilities for the year 2009 were $384,744,000 compared to $403,017,000 for the year 2008. At December 31, 2009, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.19% compared to 3.30% at December 31, 2008. The net interest margin (which is net interest income divided by average earning assets) was 3.57% for the year 2009 compared to 3.78% for the year 2008. Rates paid on average interest-bearing liabilities decreased from 3.51% for the year 2008 to 2.66% for the year 2009. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 71.3% of average earning assets for the year 2009 compared to 75.1% for the year 2008.

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

                                 Average Balances, Income and Expenses, and Rates

                                                                           Years Ended December 31,
                                -------------------------------------------------------------------------------------------------
                                              2009                              2008                              2007
                                -------------------------------------------------------------------------------------------------
                                Average     Income/     Yield/     Average    Income/     Yield/     Average    Income/     Yield/
                                 Balance    Expenses     Rate      Balance    Expenses     Rate      Balance    Expenses     Rate
                                -------------------------------------------------------------------------------------------------
Assets                                                                 (Dollars in thousands)
Earning Assets..............
      Loans (1)(2)..........   $320,495     $22,323      6.97%    $349,572     $26,879     7.69%    $338,368     $28,732     8.49%
      Securities............    109,422       3,861      3.53%      96,357       4,416     4.58%      90,638       4,403     4.86%
      Federal funds.sold....     17,331          28       .16%      16,885         331     1.96%       4,478         232     5.18%
      Other.................      1,991          66      3.31%       2,783          98     3.52%         612          32     5.23%
                               --------     -------     ------    --------     -------    ------   ---------     -------    ------
      Total earning assets..    449,239      26,278      5.85%     465,597      31,724     6.81%     434,096      33,399     7.69%
                               --------     -------     ------    --------     -------    ------   ---------     -------    ------

    Cash and due from banks.      9,172                              9,940                            9,570
    Premises and equipment..     14,675                             15,538                           11,300
    Other assets............     13,620                             13,256                           13,411
    Allowance for loan losses   (5,064)                            (4,566)                          (4,160)
                               --------                           --------                         --------
    Total assets............   $481,642                           $499,765                         $464,217
                               ========                           ========                         ========

Liabilities
    Interest-bearing
      liabilities...........   $384,744     $10,239      2.66%    $403,017     $14,146     3.51%   $366,567      $15,143     4.13%
                                            -------                            -------                           -------
    Demand deposits (1).....     48,855                             56,236                           61,565
    Other liabilities.......      6,366                              3,964                            2,691
    Shareholders' equity....     41,677                             36,548                           33,394
                               --------                           --------                         --------
   Total liabilities
     and shareholders' equity  $481,642                           $499,765                         $464,217
                               ========                           ========                         ========

   Net interest spread......                             3.19%                             3.30%                             3.56%
   Net yield on interest-earning
     assets.................                $16,039      3.57%                 $17,578     3.78%                 $18,256     4.21%
                                            =======                            =======                           =======

____________________
(1)  All loans and deposits were made to borrowers in the United States.  Includes nonaccrual loans of
     $4,367, $3,340, and $2,429, respectively, during the periods presented.  Loans include held for sale loans.
(2)  Includes loan fees of $1,161, $1,176, and $1,136, respectively.

Analysis of Changes in Net Interest Income.  The following table presents the  consolidated  dollar amount of changes in interest  income and interest  expense  attributable to changes in volume and to changes in rate. The combined  effect in both volume and rate which cannot be separately  identified has been allocated  proportionately to the change due to volume and due to rate.

                              Analysis of Changes in Consolidated Net Interest Income

                                            Year Ended December 31,         Year Ended December 31,
                                          -----------------------------   ----------------------------
                                                2009 versus 2008               2008 versus 2007
                                           Increase (decrease) due to     Increase (decrease) due to
                                          -----------------------------   ----------------------------
                                           Volume    Rate       Net       Volume     Rate      Net
                                          --------- -------- ----------   -------- --------- ---------
                                                            (Dollars in thousands)
Earning Assets
   Loans............................      $(2,236)  $(2,320)  $(4,556)     $  950  $ (2,803) $(1,853)
   Securities.......................           598  (1,153)      (555)        278     (265)        13
   Federal funds sold ..............             9    (312)      (303)        643     (544)        99
   Other short-term investments ....          (28)      (4)       (32)        114      (48)        66
                                          --------- -------- ----------   -------- --------- ---------
   Total interest income ...........       (1,657)  (3,789)    (5,446)      1,985   (3,660)   (1,675)
                                          --------- -------- ----------   -------- --------- ---------
Interest-Bearing Liabilities
   Interest-bearing transaction
     accounts.......................           618    (792)      (174)        535     (129)       406
   Money market accounts............         (242)    (108)      (350)       (29)     (467)     (496)
   Savings deposits.................          (18)     (58)       (76)       (31)     (284)     (315)
   Time deposits....................         (566)  (2,058)    (2,624)        467   (1,373)     (906)
   Borrowed funds...................         (471)    (212)      (683)        570     (256)       314
                                          --------- -------- ----------   -------- --------- ---------
   Total interest expense...........         (679)  (3,228)    (3,907)      1,512   (2,509)     (997)
                                          --------- -------- ----------   -------- --------- ---------
   Net interest income..............       $ (978)  $ (561)  $ (1,539)     $  473  $(1,151)  $  (678)
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

The following tables illustrate the Company’s consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2007, 2008, and 2009.

                                                                   December 31, 2007
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
                                                Within       Through      Within    Greater Than
                                                Three        Twelve         One      One Year or
                                                Months       Months        Year     Nonsensitive     Total
                                          ---------------------------------------------------------------------
                                                                  (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................       $  140,579   $   59,868   $  200,447   $  170,776   $  371,223
      Securities (2).....................            8,011        6,721       14,732       72,320       87,052
      Funds sold and other...............              223          228          451            -          451
                                                ----------   ----------   ----------   ----------   ----------
        Total earning assets.............          148,813       66,817      215,630      243,096      458,726
                                                ----------   ----------   ----------   ----------   ----------
Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................       $        -   $   73,398   $   73,398   $        -   $   73,398
      Money market accounts..............           38,820            -       38,820            -       38,820
      Savings deposits (1) ..............                -       20,934       20,934            -       20,934
      Time deposits......................           58,049      123,616      181,665       16,002      197,667
                                                ----------   ----------   ----------   ----------   ----------
         Total interest-bearing deposits.           96,869      217,948      314,817       16,002      330,819
   Borrowed funds (3)....................           17,052       12,693       29,745       31,027       60,772
                                                ----------   ----------   ----------   ----------   ----------
   Total interest-bearing liabilities              113,921      230,641      344,562       47,029      391,591
                                                ----------   ----------   ----------   ----------   ----------
   Interest-sensitivity gap per period...       $   34,892   $(163,824)   $(128,932)   $  196,067   $   67,135
                                                ==========   ==========   ==========   ==========   ==========
   Cumulative gap at December 31, 2007...       $   34,892   $(128,932)   $(128,932)   $   67,135   $   67,135
                                                ==========   ==========   ==========   ==========   ==========
   Ratio of cumulative gap to total earning
      assets at December 31, 2007 .......             7.6%      (28.1%)      (28.1%)        14.6%

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
                                                Within       Through      Within    Greater Than
                                                Three        Twelve         One      One Year of
                                                Months       Months        Year     Nonsensitive     Total
                                          ---------------------------------------------------------------------
                                                                  (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................        $  81,230   $   57,092   $  138,322    $ 184,762    $ 323,084
      Securities (2).....................           14,487       14,112       28,599       73,704      102,303
      Funds sold and other...............           13,359        2,762       16,121            -       16,121
                                                ----------   ----------   ----------   ----------   ----------
        Total earning assets.............          109,076       73,966      183,042      258,466      441,508
                                                ----------   ----------   ----------   ----------   ----------
Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................        $       -   $   86,795   $   86,795    $       -     $ 86,795
      Money market accounts..............           27,836            -       27,836            -       27,836
      Savings deposits (1) ..............                -       18,419       18,419            -       18,419
      Time deposits......................           15,361      114,555      129,916       57,518      187,434
                                                ----------   ----------   ----------   ----------   ----------
         Total interest-bearing deposits.           43,197      219,769      262,966       57,518      320,484
   Borrowed funds (3)....................           10,519        6,471       16,990       29,037       46,027
                                                ----------   ----------   ----------   ----------   ----------
   Total interest-bearing liabilities               53,716      226,240      279,956       86,555      366,511
                                                ----------   ----------   ----------   ----------   ----------
   Interest-sensitivity gap per period...        $  55,360   $(152,274)   $ (96,914)    $ 171,911     $ 74,997
                                                ==========   ==========   ==========   ==========   ==========
   Cumulative gap at December 31, 2008...        $  55,360   $ (96,914)   $ (96,914)    $  74,997     $ 74,997
                                                ==========   ==========   ==========   ==========   ==========
   Ratio of cumulative gap to total earnings
      assets at December 31, 2008 .......            12.5%      (21.9%)      (21.9%)        16.9%

                                                                   December 31, 2009
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
                                                Within       Through      Within    Greater Than
                                                Three        Twelve         One      One Year of
                                                Months       Months        Year     Nonsensitive     Total
                                          ---------------------------------------------------------------------
                                                                  (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................        $  63,217    $  55,419   $  118,636    $ 200,159     $ 318,795
      Securities (2).....................           12,099       15,059       27,158       87,460       114,618
      Funds sold and other...............            7,575          296        7,871            -         7,871
                                                ----------   ----------   ----------   ----------    ----------
        Total earning assets.............           82,891       70,774      153,665      287,619       441,284
                                                ----------   ----------   ----------   ----------    ----------
Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................        $       -    $ 122,363   $  122,363    $       -     $ 122,363
      Money market accounts..............           25,110            -       25,110            -        25,110
      Savings deposits (1) ..............                -       15,712       15,712            -        15,712
      Time deposits......................           59,192       95,291      154,483     17,559         172,042
                                                ----------   ----------   ----------   ----------    ----------
         Total interest-bearing deposits.           84,302      233,366      317,668       17,559       335,227
   Borrowed funds (3) ...................               26       10,404       10,430       21,607        32,037
                                                ----------   ----------   ----------   ----------    ----------
   Total interest-bearing liabilities               84,328      243,770      328,098       39,166       367,264
                                                ----------   ----------   ----------   ----------    ----------
   Interest-sensitivity gap per period...       $  (1,437)  $ (172,996)   $(174,433)    $ 248,453     $  74,020
                                                ==========   ==========   ==========   ==========    ==========
   Cumulative gap at December 31, 2009...       $  (1,437)  $ (174,433)   $(174,433)    $  74,020     $  74,020
                                                ==========   ==========   ==========   ==========    ==========
   Ratio of cumulative gap to total earning
      assets at  December 31, 2009.......            (.3%)      (39.5%)      (39.5%)        16.8%

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

Provision and Allowance for Loan Losses

The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem loans. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may not prove to be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

The Company’s allowance consists of two parts. The first part is determined in accordance with authoritative guidance issued by the FASB regarding the allowance. The Company’s determination of this part of the allowance is based upon quantitative and qualitative factors. A loan loss history based upon the prior four years is utilized in determining the appropriate allowance. Historical loss factors are determined by graded and ungraded loans by loan type. These historical loss factors are applied to the loans by loan type to determine an indicated allowance. The loss factors of peer groups are considered in the determination of the allowance and are used to assist in the establishment of a long-term loss history for areas in which this data is unavailable and incorporated into the qualitative factors to be considered. The historical loss factors may also be modified based upon other qualitative factors including but not limited to local and national economic conditions, trends of delinquent loans, changes in lending policies and underwriting standards, concentrations, and management’s knowledge of the loan portfolio. These factors require judgment upon the part of management and are based upon state and national economic reports received from various institutions and agencies including the Federal Reserve Bank, United States Bureau of Economic Analysis, Bureau of Labor Statistics, meetings with the Company’s loan officers and loan committees, and data and guidance received or obtained from the Company’s regulatory authorities.

The second part of the allowance is determined in accordance with guidance issued by the FASB regarding impaired loans. Impaired loans are determined based upon a review by internal loan review and senior loan officers. Impaired loans are loans for which the bank does not expect to receive contractual interest and/or principal by the due date. A specific allowance is assigned to each loan determined to be impaired based upon the value of the loan’s underlying collateral. Appraisals are used by management to determine the value of the collateral.

The sum of the two parts constitutes management’s best estimate of an appropriate allowance for loan losses. When the estimated allowance is determined, it is presented to the Company’s audit committee for review and approval on a quarterly basis.

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
     Insurance issues (Windpool areas)
     Bankruptcy Rates (increasing/declining)
     Local Commercial R/E Vacancy rates
     Established market/new market
     Hurricane threat

National Trends: (Updated quarterly usually the month following quarter end)
     Gross Domestic Product (GDP)
     Home Sales
     Consumer Price Index (CPI)
     Interest Rate Environment (increasing/steady/declining)
     Single Family construction starts
     Inflation Rate
     Retail Sales

Portfolio Trends: (Updated monthly as the ALLL is calculated)
     Second Mortgages
     Single Pay Loans
     Non-Recourse Loans
     Limited Guaranty Loans
     Loan to Value Exceptions
     Secured by Non-Owner Occupied property
     Raw Land Loans
     Unsecured Loans

Measurable Bank Trends: (Updated quarterly)
     Delinquency Trends
     Non-Accrual Trends
     Net Charge Offs
     Loan Volume Trends
     Non-Performing Assets
     Underwriting Standards/Lending Policies
     Experience/Depth of Bank Lending
     Management

Our model takes into account many local and national economic factors as well as portfolio trends. Local and national economic trends are measured quarterly, typically in the month following quarter end to facilitate the release of economic data from the reporting agencies. These factors are allocated a basis point value ranging from -25 to +25 basis points and directly affect the amount reserved for each branch. As of December 31, 2009, most economic indicators both local and national pointed to a weak economy thus most factors were assigned a positive basis point value. This increased the amount of the allowance that was indicated by historical loss factors. Portfolio trends are measured monthly on a per branch basis to determine the percentage of loans in each branch that the bank has determined as having more risk. Portfolio risk is defined as areas in the bank’s loan portfolio in which there is additional risk involved in the loan type or some other area in which the bank has identified as having more risk. Each area is tracked on bank-wide as well as on a branch-wide basis. Branches are analyzed based on the gross percentage of concentrations of the bank as a whole. Portfolio risk is determined by analyzing concentrations in the areas outlined by determining the percentage of each branch’s total portfolio that is made up of the particular loan type and then comparing that concentration to the bank as a whole. Branches with concentrations in these areas are graded on a scale from — 25 basis points to + 25 basis points. Second mortgages, single pay loans, loans secured by raw land, unsecured loans and loans secured by non owner occupied property are considered to be of higher risk than those of a secured and amortizing basis. LTV exceptions place the bank at risk in the event of repossession or foreclosure.

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

Loans are deemed to be impaired when, in the bank’s opinion, the ultimate source of repayment will be the liquidation of collateral through foreclosure or repossession. Once identified updated collateral values are attained on these loans and impairment worksheets are prepared to determine if impairment exists. This method takes into account any expected expenses related to the disposal of the subject collateral. Specific allowances for these loans are done on a per loan basis as each loan is reviewed for impairment. Updated appraisals are ordered on real estate loans and updated valuations are ordered on non real estate loans to determine actual market value.

At December 31, 2009, the consolidated allowance for loan losses amounted to $4,762,000, or 1.49% of outstanding loans. At December 31, 2008, the allowance for loan losses amounted to $4,785,000, which was 1.48% of outstanding loans. The Company’s provision for loan losses was $1,206,000 for the year ended December 31, 2009, compared to $2,205,000 for the year ended December 31, 2008.

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

The following  tables  illustrate  the Company's  past due and  nonaccrual  loans at December 31, 2009 and
2008.

                                                                   December 31, 2009
                                         ----------------------------------------------------------------------
                                                                    (In thousands)
                                         ----------------------------------------------------------------------
                                          Past Due 30 to      Past Due 90 days or
                                              89 Days       more and still accruing          Non-Accrual
                                          --------------    -----------------------          -----------

Real Estate-construction                   $  3,737                   $   205                   $ 1,890
Real Estate-mortgage                          2,104                        74                     1,416
Real Estate-non farm nonresidential           3,004                       735                       589
Commercial                                      897                       419                       452
Consumer                                        619                        14                        20
                                           --------                   -------                   -------
          Total                            $ 10,361                   $ 1,447                   $ 4,367
                                           ========                   =======                   =======

                                                                   December 31, 2008
                                         ----------------------------------------------------------------------
                                                                    (In thousands)
                                         ----------------------------------------------------------------------
                                          Past Due 30 to      Past Due 90 days or
                                              89 Days       more and still accruing          Non-Accrual
                                          --------------    -----------------------          -----------

Real Estate-construction                    $ 1,845                  $    884                   $ 1,480
Real Estate-mortgage                          1,794                       632                       646
Real Estate-nonfarm residential                 994                         -                     1,140
Commercial                                      907                        83                        50
Consumer                                        496                       133                        24
                                           --------                  --------                   -------
          Total                             $ 6,036                  $  1,732                   $ 3,340
                                           ========                  ========                   =======

Total nonaccrual loans at December 31, 2009 amounted to $4.4 million which was an increase of $1.1 million over the December 31, 2008 amount of $3.3 million. This increase was due to the continued weakening of the real estate market. Management believes these relationships were adequately reserved at December 31, 2009. Restructured loans not reported as past due or nonaccrual at December 31, 2009 amounted to $.5 million.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming asset categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2009 and December 31, 2008, the subsidiary bank had potential problem loans of $27,700,000 and $17,703,000, respectively. This represents an increase of $9,997,000.

                                      Consolidated Allowance For Loan Losses

                                                                                Years Ended December 31,
                                                                -------------------------------------------------------------
                                                                  2009         2008         2007         2006         2005
                                                                ---------   ----------   ----------   ----------   ----------

Average loans outstanding........................               $ 320,495   $  349,572   $  338,368   $  237,578   $  189,187
                                                                =========   ==========   ==========   ==========   ==========
Loans outstanding at year end....................               $ 318,795   $  323,084   $  371,223   $  287,875   $  200,310
                                                                =========   ==========   ==========   ==========   ==========

Total nonaccrual loans...........................               $   4,367   $    3,340   $    2,429   $    1,789   $      283
                                                                =========   ==========   ==========   ==========   ==========

Beginning balance of allowance...................               $   4,785   $    4,221   $    3,793   $    2,367        1,659
Loans charged-off................................                 (1,396)      (1,784)        (950)        (186)        (303)
                                                                ---------   ----------   ----------   ----------   ----------

Total loans charged-off..........................                 (1,396)      (1,784)        (950)        (186)        (303)
                                                                ---------   ----------   ----------   ----------   ----------
Total recoveries.................................                     167          143           57          107           90
                                                                ---------   ----------   ----------   ----------   ----------
Net loans charged-off............................                 (1,229)      (1,641)        (893)         (79)        (213)
Acquisition......................................                       -            -            -          705            -
Provision for loan losses........................                   1,206        2,205        1,321          800          921
                                                                ---------   ----------   ----------   ----------   ----------
Balance at year end..............................               $   4,762   $    4,785   $    4,221   $    3,793   $    2,367
                                                                =========   ==========   ==========   ==========   ==========

Net charge-offs to average loans.................                    .38%         .47%         .26%         .03%         .11%
Allowance as percent of total loans..............                   1.49%        1.48%        1.14%        1.32%        1.18%
Nonperforming loans as a percentage of total loans                  1.37%        1.03%         .65%         .62%         .14%
Allowance as a multiple of nonaccrual loans......                    1.1X         1.4X         1.7X         2.1X         8.4X

     At December 31, 2009, the components of the allowance for loan losses consisted of the following:

                                                                  Allowance
                                                               ---------------
                                                                (In thousands)
               Allocated:
                  Impaired loans                                   $ 2,004
                  Graded loans                                       2,758
                                                                   -------
                                                                   $ 4,762
                                                                   =======

     Graded loans are those loans or pools of loans assigned a grade by internal loan review.

      The following table represents the activity of the allowance for loan losses for the years 2008 and 2009.

                               Analysis of the Allowance for Loan Losses

                                                                Years Ended December 31,
                                                                   2009          2008
                                                            -----------------------------
                                                                 (Dollars in thousands)

              Balance at beginning of  year                   $   4,785      $  4,221
              Charge-offs:
                 Real Estate-construction                           296           974
                 Real Estate-farmland                                 2             -
                 Real Estate-mortgage                               443           179
                 Real Estate-nonfarm residential                      -            11
                 Commercial                                         389           290
                 Consumer                                           266           330
                                                              ---------      --------
                        Total                                     1,396         1,784
              Recoveries:
                 Real Estate-construction                            45             -
                 Real Estate-mortgage                                 4             1
                 Commercial                                           3            19
                 Consumer                                           115           123
                                                              ---------      --------
                        Total                                       167           143
                                                              ---------      --------
              Net charge-off                                      1,229         1,641
                                                              ---------      --------
              Provision for loan losses                           1,206         2,205
                                                              ---------      --------
              Balance at end of year                          $   4,762      $  4,785
                                                              =========      ========

        The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2009 and 2008.

                                 Allocation of the Allowance for Loan Losses

                                                                       December 31, 2009
                                                                ---------------------------------
                                                                     (Dollars in thousands)
                                                                                  % of loans
                                                                               in each category
                                                                       Amount   to total loans
                                                                     --------- ------------------
              Commercial Non Real Estate                              $ 1,015           13.9%
              Commercial Real Estate                                    2,564           62.2%
              Consumer Real Estate                                        687           17.8%
              Consumer                                                    317            3.9%
              Unallocated                                                 179            2.2%
                                                                      -------          ------
                      Total                                           $ 4,762            100%
                                                                      =======          ======

                                                                       December 31, 2008
                                                                ---------------------------------
                                                                     (Dollars in thousands)
                                                                                  % of loans
                                                                               in each category
                                                                       Amount   to total loans
                                                                     --------- ------------------
              Commercial Non Real Estate                              $   746        11.8%
              Commercial Real Estate                                    2,603        60.4%
              Consumer Real Estate                                        965        20.8%
              Consumer                                                    452         7.0%
              Unallocated                                                  19            -
                                                                      -------       ------
                      Total                                           $ 4,785         100%
                                                                      =======       ======

Noninterest Income and Expense

Noninterest Income. The Company’s primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income experienced a decrease of $413,000 or 13.1% as compared to $3,161,000 for the year ended December 31, 2008, to $2,748,000 for the year ended December 31, 2009. The deposit activity fees were $1,897,000 for 2009 compared to $2,113,000 for 2008. Other service charges decreased by $17,000 or 2.1% from $779,000 for the year ended December 31, 2008, to $762,000 for the year ended December 31, 2009. Impairment losses on investment securities were $111,000 for 2009 as compared to none for 2008.

Noninterest expense decreased from $16.0 million for the year ended December 31, 2008 to $15.3 million for the year ended December 31, 2009. The Company experienced decreases in most expense categories. The largest increase was in deposit and other insurance, which increased by $545,000 in 2009 as compared to 2008. During the 4th quarter of 2008 the Company made efforts to cut non-interest expenses by reducing its workforce by thirteen positions, or 7.8%.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense

                                                                         --------------------------------
                                                                              Years ended December 31,
                                                                         --------------------------------
                                                                             2009       2008       2007
                                                                             ----       ----       ----
                                                                                   (In thousands)

Salaries and employee benefits....................................        $  8,401   $  9,455    $ 8,962
Occupancy.........................................................           1,071      1,146        983
Equipment.........................................................             900      1,055      1,008
Marketing and public relations....................................             329        250        323
Data processing...................................................              30         20         89
Supplies and printing.............................................             278        352        402
Telephone.........................................................             249        260        162
Correspondent services............................................             110        110        106
Deposit and other insurance.......................................           1,019        474        283
Professional and consulting fees..................................             830        845        506
Postage...........................................................             173        196        181
ATM fees..........................................................             217        206        204
Other.............................................................           1,716      1,629      1,614
                                                                          --------   --------    --------

     Total........................................................        $ 15,323   $ 15,998    $14,823
                                                                          ========   ========    ========

Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition

Earning Assets

Loans.     Loans typically provide higher yields than the other types of earning assets, and thus one of the Company’s goals is for loans to be the largest category of the Company’s earning assets. At December 31, 2009 and 2008, respectively, loans accounted for 71% and 75% of earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $320.5 million during 2009, as compared to $349.6 million during 2008, and $338.4 million during 2007.

The following table shows the composition of the loan portfolio by category:

                                              Composition of Loan Portfolio

                                                                              December 31,
                                                  ----------------------------------------------------------------------
                                                           2009                    2008                   2007
                                                  -----------------------  ---------------------  ----------------------
                                                     Amount    Percent     Amount     Percent     Amount    Percent
                                                              Of Total               of Total               of Total
                                                  ----------  -----------  --------  -----------  --------  ------------
                                                                         (Dollars in thousands)

   Mortgage loans held for sale...................    $ 3,692       1.2%      $  3,113       1.0%   $  5,664       1.5%
   Commercial, financial and agricultural ........     43,229      13.6%        37,861      11.7%     46,633      12.6%
   Real Estate:
      Mortgage-commercial.........................     87,492      27.4%        84,181      26.1%     84,854      22.9%
      Mortgage-residential........................    102,738      32.2%       100,603      31.1%    112,676      30.3%
      Construction................................     68,695      21.5%        81,178      25.1%    100,634      27.1%
   Consumer and other.............................     12,949       4.1%        16,149       5.0%     20,762       5.6%
                                                     --------     ------     ---------     ------  ---------     ------
   Total loans....................................    318,795       100%       323,085       100%    371,223       100%
                                                                  ======                   ======                ======
   Allowance for loan losses......................    (4,762)                  (4,785)               (4,221)
                                                     --------                ---------             ---------
   Net loans......................................   $314,033                $ 318,300             $ 367,002
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

The following table sets forth the Company’s commercial and construction real estate loans maturing within specified intervals at December 31, 2009.

                Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                December 31, 2009
                                              -------------------------------------------------------
                                                 One Year       Through       Over Five
                     Type                        or Less       Five Years       Years       Total
-----------------------------------------     ------------   -------------   ------------  ----------
                                                              (Dollars in thousands)

Commercial, financial and agricultural.....     $  23,032       $  19,821       $  376      $ 43,229
Real estate - construction.................        68,695               -            -        68,695
                                                ---------       ---------       ------      --------
                                                $  91,727       $  19,821       $  376      $111,924

Loans maturing after one year with:
Fixed interest rates.................................................................       $ 19,167
Floating interest rates..............................................................          1,030
                                                                                            --------
                                                                                            $ 20,197

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities. The investment securities portfolio is a significant component of the Company’s total earning assets. Total securities averaged $109.4 million in 2009, as compared to $96.4 million in 2008 and $90.6 million in 2007. This represents 24.4%, 20.7%, and 20.9% of the average earning assets for the years ended December 31, 2009, 2008, and 2007, respectively. At December 31, 2009, investment securities were $114.6 million and represented 26% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short-term U.S. Treasury or agency obligations. This objective is particularly important as the Company focuses on growing its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the book value of securities for the dates indicated.

                                               Securities Portfolio

                                                                  December 31,
                                                   ---------------------------------------
                                                        2009           2008        2007
                                                        ----           ----        ----
                                                                 (In thousands)
Available-for-sale
    U. S. Government agencies.................        $ 59,519       $ 64,814    $ 58,080
    States and municipal subdivisions.........          41,982         23,093      21,224
    Corporate obligations.....................           9,772         10,813       3,859
      Mutual finds ...........................             958            959       1,156
                                                      --------       --------    --------
      Total available-for-sale................         112,231         99,679      84,319
                                                      --------       --------    --------
Held-to-maturity
    U.S. Government agencies..................               3             12          13
                                                      --------       --------    --------
Total.........................................        $112,234       $ 99,691    $ 84,332
                                                      ========       ========    ========

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2009.

                            Investment Securities Maturity Distribution and Yields (1)

                                                                        December 31, 2009
                                      ---------------------------------------------------------------------------------------
                                                               After One But         After Five But
($ in thousands)                          Within One Year      Within Five Years      Within Ten Years      After Ten Years
                                      ---------------------   ------------------    -------------------   -------------------
                                         Amount      Yield     Amount      Yield     Amount      Yield     Amount      Yield
                                      ----------   --------   ---------   ------    --------   --------   --------   --------
Held-to-maturity:
   U.S. Government agencies (2)....     $     -          -    $     -          -    $     -          -    $     -          -
                                      ==========              =========             ========              ========

Available-for-sale:

   U.S. Government agencies (3)....       9,676      3.81%     19,576      4.09%      2,140      1.37%          -          -
   States and municipal subdivisions      5,267      1.84%     21,380      2.81%     12,680      3.83%      2,655      4.56%
   Corporate obligations and other        1,001      5.07%      3,977       .80%      1,043      2.71%      3,751      2.30%
                                      ----------              ---------             --------              --------
Total investment securities
   available-for-sale..............     $15,944               $44,933               $15,863               $ 6,406
                                      ==========              =========             ========              ========
_________________
(1)  Investments with a call feature are shown as of the contractual maturity date.
(2)  Excludes mortgage-backed securities totaling $3 thousand with a yield of 3.22%.
(3)  Excludes mortgage-backed securities totaling $28.1 million with a yield of 4.71% and mutual funds of $1.0 million.

Short-Term Investments. Short-term investments, consisting of Federal Funds Sold, averaged $17.3 million in 2009, $16.9 million in 2008, and $4.5 million in 2007. At December 31, 2009, and December 31, 2008, short-term investments totaled $7,575,000 and $13,359,000, respectively. These funds are a primary source of the Company’s liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits. Average total deposits increased $19.1 million, or 5.0% in 2008. Average total deposits decreased $14.7 million, or 3.6% in 2009. At December 31, 2009, total deposits were $383.8 million, compared to $378.1 million a year earlier, an increase of 1.5%.

The following table sets forth the deposits of the Company by category for the period indicated.

                                                               Deposits

                                                               December 31,
                                     ----------------------------------------------------------------
($ in thousands)                             2009                  2008                   2007
                                     ----------------------------------------------------------------
                                                Percent                Percent               Percent
                                                   of                     of                    of
                                      Amount    Deposits     Amount    Deposits    Amount    Deposits
                                     ---------  ---------   --------- -----------  --------  --------

Noninterest-bearing accounts......    $ 48,527      12.6%   $ 57,594       15.2%   $ 55,349      14.3%
NOW accounts......................     122,363      31.9%     86,795       22.9%     73,398      19.0%
Money market accounts.............      25,110       6.5%     27,836        7.4%     38,820      10.2%
Savings accounts..................      15,712       4.1%     18,419        4.9%     20,934       5.4%
Time deposits less than $100,000..      82,116      21.4%     99,491       26.3%     93,213      24.1%
Time deposits of $100,000 or over.      89,926      23.5%     87,944       23.3%    104,454      27.0%
                                     ---------    -------   --------     -------   --------     ------
    Total deposits................    $383,754       100%   $378,079        100%   $386,168       100%
                                     =========    =======   ========     =======   ========     ======

The Company’s loan-to-deposit ratio was 82% at December 31, 2009 and 84% at December 31, 2008. The loan-to-deposit ratio averaged 83% during 2009. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $293.8 million at December 31, 2009 and $290.1 million at December 31, 2008. Management anticipates that a stable base of deposits will be the Company’s primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company’s certificates of deposit of $100,000 or more at December 31, 2009, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

                                  Maturities of Certificates of Deposit
                                           of $100,000 or More

                                                           After Three
                                          Within Three       Through       After Twelve
(In thousands)                               Months       Twelve Months       Months            Total
                                         ---------------- --------------- ---------------- ----------------

December 31, 2009....................        $ 32,365        $ 50,558          $ 7,003         $ 89,926

Borrowed Funds

Borrowed funds consists of advances from the Federal Home Loan Bank of Dallas, federal funds purchased and reverse repurchase agreements. At December 31, 2009, advances from the FHLB totaled $17.0 million compared to $31.0 million at December 31, 2008. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. There were no federal funds purchased at December 31, 2009 and December 31, 2008.

Reverse Repurchase Agreements consist of three $5,000,000 agreements. These agreements are secured by securities with a fair value of $17,444,000 at December 31, 2009 and $17,805,000 at December 31, 2008. The maturity dates are from August 22, 2012 through September 26, 2017, with rates between 3.81% and 4.51%.

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

Capital

Total shareholders’ equity as of December 31, 2009, was $43.6 million, an increase of $7.0 million or approximately 19.3%, compared with shareholders’ equity of $36.6 million as of December 31, 2008.

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

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 4%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and the subsidiary bank exceeded their minimum regulatory capital ratios as of December 31, 2009 and 2008.

                                                    Analysis of Capital

                                  Adequately      Well              The Company                Subsidiary Bank
Capital Ratios                    Capitalized  Capitalized          December 31,                 December 31,
--------------                    -----------  -----------    -----------------------      -----------------------
                                                                 2009        2008             2009        2008
                                                                 ----        ----             ----        ----

Leverage.......................       4.0%         5.0%          10.8%       9.4%             10.7%        9.3%
Risk-based capital:
   Tier 1......................       4.0%         6.0%          15.3%      12.8%             15.1%       12.5%
   Total.......................       8.0%        10.0%          16.5%      14.0%             16.3%       13.8%

                                           Ratios

                                                            2009         2008          2007
                                                            ----         ----          ----
Return on assets (net income applicable
     to common stockholders divided by
     average total assets)                                   .30%         .37%          .82%

Return on equity (net income applicable
     to common stockholders divided by
     average equity)                                         3.5%         5.1%         11.4%

Dividend payout ratio (dividends per
    share divided by net income per
    common share)                                               -        36.3%         41.0%

Equity to asset ratio (average equity
         divided  by average total assets)                   8.7%         7.3%          7.2%

Liquidity Management

Liquidity management involves monitoring the Company’s sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made; however, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in the Company’s market area.

The Company’s Federal Funds Sold position, which is typically its primary source of liquidity, averaged $17.3 million during the year ended December 31, 2009 and totaled $7.6 million at December 31, 2009. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2009, advances available totaled approximately $113.2 million of which $27.0 million had been drawn, or used for letters of credit.

Management regularly reviews the liquidity position of the Company and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

EESA also increased FDIC deposit insurance on most accounts from $100,000 to $250,000. This increase is in place until the end of 2013 and is not covered by deposit insurance premiums paid by the banking industry.

Following a systemic risk determination, the FDIC established a Temporary Liquidity Guarantee Program (“TLGP”) on October 14, 2008. The TLGP includes the Transaction Account Guarantee Program (“TAGP”), which provides unlimited deposit insurance coverage through June 30, 2010 for noninterest-bearing transaction accounts (typically business checking accounts) and certain funds swept into noninterest-bearing savings accounts. Institutions participating in the TAGP pay a 10 basis points fee (annualized) on the balance of each covered account in excess of $250,000, while the extra deposit insurance is in place. The Company is participating in the TAGP.

The Company elected to participate in the Treasury TLG Program that provides an FDIC guarantee for all senior unsecured debt, with stated maturities in excess of 30 days, issued between October 14, 2008 and June 30, 2009. The guarantees will expire no later than June 30, 2012. The Company did not issue any debt under this program.

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

                                                     REPORT OF
                                   INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
The First Bancshares, Inc.
Hattiesburg, Mississippi

We have audited the accompanying  consolidated  balance sheets of The First Bancshares,  Inc., and subsidiary as of
December 31, 2009 and 2008, and the related  consolidated  statements of income,  changes in stockholders'  equity, and cash flows for the years then  ended.  These  financial  statements  are the  responsibility  of the  Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our  opinion,  the  financial  statements  referred to above  present  fairly,  in all  material  respects,  the consolidated  financial  position of The First Bancshares,  Inc., and subsidiary as of December 31,  2009 and 2008, and the  consolidated  results of their  operations  and their cash flows for the years then ended,  in  conformity with accounting principles generally accepted in the United States of America.

/s/ T. E. LOTT & COMPANY

Columbus, Mississippi
March 29, 2010

                                                  THE FIRST BANCSHARES, INC.
                                                  CONSOLIDATED BALANCE SHEETS
                                                  DECEMBER 31, 2009 AND 2008

     ASSETS                                                                      2009                 2008
                                                                         --------------------   --------------------

Cash and due from banks                                                     $   8,119,637        $   8,887,322
Interest-bearing deposits with banks                                              296,236            2,762,203
Federal funds sold                                                              7,575,000           13,359,000
                                                                            -------------        -------------
    Total cash and cash equivalents                                            15,990,873           25,008,525
Held-to-maturity securities (fair value of  $3,047 in
    2009 and $12,302 in 2008)                                                       2,983               12,440
Available-for-sale securities                                                 112,231,024           99,678,613
Other securities                                                                2,383,650            2,611,900
                                                                            -------------        -------------
    Total securities                                                          114,617,657          102,302,953
Loans held for sale                                                             3,692,316            3,112,572
Loans, net of allowance for loan losses of $4,762,069
    in 2009 and $4,784,919 in 2008                                            310,340,494          315,186,957
Interest receivable                                                             2,318,207            2,604,585
Premises and equipment                                                         14,279,291           15,279,185
Cash surrender value of life insurance                                          5,857,074            5,659,897
Goodwill                                                                          702,213              702,213
Other assets                                                                    9,754,144            4,967,341
                                                                            -------------        -------------
Total assets                                                                $ 477,552,269        $ 474,824,228
                                                                            =============        =============

     LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Noninterest-bearing                                                     $  48,527,218        $  57,594,234
    Interest-bearing                                                          335,226,686          320,484,383
                                                                            -------------        -------------
       Total deposits                                                         383,753,904          378,078,617
Interest payable                                                                  672,355              849,873
Borrowed funds                                                                 32,037,082           46,027,274
Subordinated debentures                                                        10,310,000           10,310,000
Other liabilities                                                               7,162,262            2,990,378
                                                                            -------------        -------------
     Total liabilities                                                        433,935,603          438,256,142
                                                                            -------------        -------------
Stockholders' Equity:
    Preferred stock, no par value, $1,000 per share liquidation,
       10,000,000 shares authorized; 5,000 shares issued and out-
         standing in 2009 and no shares issued and outstanding in 2008          4,773,010                    -
    Common stock, par value $1 per share: 10,000,000 shares
       authorized; 3,046,363 and 3,016,695 shares issued
       in 2009 and 2008, respectively                                           3,046,363            3,016,695
    Additional paid-in capital                                                 23,418,504           22,941,924
    Retained earnings                                                          12,943,540           11,482,585
    Accumulated other comprehensive loss                                        (101,106)            (409,473)
    Treasury stock, at cost                                                     (463,645)            (463,645)
                                                                            -------------        -------------
       Total stockholders' equity                                              43,616,666           36,568,086

Total liabilities and stockholders' equity                                  $ 477,552,269        $ 474,824,228
                                                                            =============        =============

                             The accompanying notes are an integral part of these statements.

                                                THE FIRST BANCSHARES, INC.
                                               CONSOLIDATED STATEMENTS OF INCOME
                                            YEARS ENDED DECEMBER 31, 2009 AND 2008

INTEREST INCOME                                                                     2009                 2008
                                                                           ----------------------------------------
    Interest and fees on loans                                                $  22,322,737        $  26,878,927
    Interest and dividends on securities:
       Taxable interest and dividends                                             2,878,125            3,575,212
       Tax-exempt interest                                                          983,326              840,450
    Interest on federal funds sold                                                   28,143              331,376
    Interest on deposits in banks
                                                                                     65,993               97,719
                                                                              -------------        -------------
        Total interest income                                                    26,278,324           31,723,684
                                                                              -------------        -------------

INTEREST EXPENSE
    Interest on time deposits of $100,000 or more                                 2,246,314            2,821,373
    Interest on other deposits                                                    6,230,761            8,877,148
    Interest on borrowed funds                                                    1,762,639            2,447,674
                                                                              -------------        -------------
       Total interest expense                                                    10,239,714           14,146,195
                                                                              -------------        -------------
    Net interest income                                                          16,038,610           17,577,489
    Provision for loan losses                                                     1,206,343            2,204,672
                                                                              -------------        -------------
       Net interest income after provision for loan losses                       14,832,267           15,372,817
                                                                              -------------        -------------

OTHER INCOME
    Service charges on deposit accounts                                           1,897,174            2,112,822
    Other service charges and fees                                                  762,783              779,428
    Bank owned life insurance income                                                197,177              197,959
    Loss on other real estate                                                      (20,831)             (82,127)
    Other                                                                            23,557              153,635
     Impairment loss on securities:
         Total other-than-temporary impairment loss                               (689,579)                    -
         Less:  Portion of loss recognized in other comprehensive income            578,151                    -
                                                                              -------------        -------------
         Net impairment loss recognized in earnings                               (111,428)                    -
                                                                              -------------        -------------
         Total other income                                                       2,748,432            3,161,717
                                                                              -------------        -------------
OTHER EXPENSE
    Salaries                                                                      7,098,129            8,156,502
    Employee benefits                                                             1,302,807            1,298,422
    Occupancy                                                                     1,082,818            1,158,206
    Furniture and equipment                                                       1,104,138            1,172,961
    Supplies and printing                                                           278,376              352,050
    Professional and consulting fees                                                830,387              845,457
    Marketing and public relations                                                  328,690              250,140
    FDIC and OCC assessments                                                        968,524              421,724
    Other                                                                         2,329,322            2,342,049
                                                                              -------------        -------------
       Total other expense                                                       15,323,191           15,997,511
                                                                              -------------        -------------

                                                  THE FIRST BANCSHARES, INC.
                                               CONSOLIDATED STATEMENTS OF INCOME
                                            YEARS ENDED DECEMBER 31, 2009 AND 2008

Continued:                                                                 2009                 2008
                                                                 ----------------------------------------

Income before income taxes                                               2,257,508            2,537,023
Income taxes                                                               514,111              688,158
                                                                   ---------------         ------------
Net income                                                               1,743,397            1,848,865
Preferred dividends                                                        225,694                    -
Preferred stock accretion                                                   56,748                    -
                                                                   ---------------         ------------
     Net income applicable to common stockholders                  $     1,460,955         $  1,848,865
                                                                   ===============         ============

Net income per share:
     Basic                                                         $           .58         $        .62
     Diluted                                                                   .58                  .61
Net income applicable to common stockholders:
    Basic                                                          $           .49         $        .62
    Diluted                                                                    .49                  .61

                             The accompanying notes are an integral part of these statements.

                                                THE FIRST BANCSHARES, INC.
                                CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                          YEARS ENDED DECEMBER 31, 2009 AND 2008

                                                                                                      Accum-
                       Compre-                                Additional                   Other      ulated
                       hensive      Common      Preferred     Paid-in        Retained      Compre-    Treasury
                       Income       Stock        Stock        Capital        Earnings      hensive    Stock           Total
                                                                                                      Income
                                                                                                      (Loss)
                     ---------- ------------- ------------ -------------- -------------- ----------- ------------- ------------
Balance,
  January 1, 2008                $ 3,015,045  $        -    $22,929,333    $10,306,336    $493,590   $ (463,645)   $ 36,280,659
Comprehensive
  Income:
    Net income 2008  $1,848,865            -           -              -      1,848,865           -             -      1,848,865
    Net change in
      unrealized
      gain (loss)
      on available-
      for-sale
      securities,
      net of tax      (903,063)            -           -              -              -   (903,063)             -      (903,063)
                    -----------
Comprehensive
  Income             $  945,802
                    ===========
Exercise of stock
  options                              1,650           -         10,725              -           -             -         12,375
Stock option expense                       -                      1,866              -           -             -          1,866
Cash dividend
  declared, $.225
  per share                                -           -              -      (672,616)           -             -      (672,616)
                                  ----------   ----------    ----------     ----------     -------    ----------    -----------

Balance,
  December 31, 2008                 3,016,695          -     22,941,924     11,482,585   (409,473)     (463,645)     36,568,086
                                  ----------   ----------    ----------     ----------     -------    ----------    -----------

                                                       THE FIRST BANCSHARES, INC.
                                       CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                                 YEARS ENDED DECEMBER 31, 2009 AND 2008

Continued:

                                                                                                    Accum-
                                                                                                    ulated
                             Compre-                                  Additional                     Other
                             hensive        Common      Preferred      Paid-in        Retained      Compre-   Treasury
                              Income         Stock        Stock        Capital        Earnings      hensive     Stock      Total
                                                                                                    Income
                                                                                                    (Loss)
                          -------------- ------------- ------------ -------------- -------------- ----------- ---------- ----------
Comprehensive
  Income:
    Net income 2009        $ 1,743,397             -            -              -      1,743,397           -          -   1,743,397
     Non-credit related
       impairment
       loss on
       investment
       securities,
       net of tax            (381,580)             -            -              -              -   (381,580)          -   (381,580)
    Net change in
       unrealized
       gain
       on available-
       for-sale
       securities,
       net of tax              702,010             -            -              -              -     702,010          -     702,010
     Net change in
       unrealized
       loss on
       loans held for
       sale, net of tax       (12,063)             -            -              -              -    (12,063)          -    (12,063)
                          ------------
Comprehensive
  Income                   $ 2,051,764
                          ============
Issuance of
  preferred
  stock and warrant                                -    4,716,262        283,738              -          -           -   5,000,000
Accretion of
   preferred
   stock discount                                  -       56,748              -       (56,748)          -           -           -
Dividends on
   preferred stock                                 -            -              -      (225,694)          -           -   (225,694)
Exercise of stock
  options                                     29,668            -        192,842             -           -           -     222,510
                                        ------------   -----------  -------------  ------------ ----------  ---------- ------------
Balance,
  December 31, 2009                      $ 3,046,363   $4,773,010   $ 23,418,504   $12,943,540  $(101,106)  $(463,645) $43,616,666
                                        ============   ===========  =============  ============ ==========  ========== ============

                             The accompanying notes are an integral part of these statements.

                                                 THE FIRST BANCSHARES, INC.
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          YEARS ENDED DECEMBER 31, 2009 AND 2008

                                                                                    2009                 2008
                                                                            -------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                  $  1,743,397         $  1,848,865
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization                                                 970,262            1,056,786
       Stock option expense                                                                -                1,866
       FHLB Stock dividends                                                         (11,300)             (70,400)
       Provision for loan losses                                                   1,206,343            2,204,672
       Impairment loss on investment securities                                      111,428                    -
       Deferred income taxes                                                       (265,607)            (206,303)
       Increase in cash value of life insurance                                    (197,177)            (197,959)
       Securities, amortization and accretion, net                                   336,253               32,249
       Loss on sale/writedown of other real estate                                   268,062               82,127
       Changes in:
          Loans held for sale                                                      (598,021)            2,551,241
          Interest receivable                                                        286,378              933,975
          Other assets                                                           (2,342,018)            1,978,689
          Interest payable                                                         (177,518)               72,144
          Other liabilities                                                        4,139,940            1,242,852
                                                                                ------------         ------------
    Net cash provided by operating activities                                      5,470,422           11,530,804
                                                                                ------------         ------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of available-for-sale securities                                  (64,793,467)         (49,708,592)
    Purchases of other securities                                                  (110,600)            (374,350)
    Proceeds from maturities and calls of available-for-sale securities           52,288,321           30,654,367
    Proceeds from sales of securities available-for-sale                                   -            2,760,000
    Proceeds from redemption of other securities                                     350,150              552,800
    Decrease in loans                                                                818,581           42,244,369
    Net (additions) disposals to premises and equipment                              245,086            (497,260)
                                                                                ------------         ------------
    Net cash provided by (used in) investing activities                         (11,201,929)           25,631,334
                                                                                ------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Increase (decrease) in deposits                                                5,675,287          (8,089,227)
    Proceeds from borrowed funds                                                   3,000,000           15,000,000
    Repayment of borrowed funds                                                 (16,990,192)         (29,745,246)
    Exercise of stock options                                                        222,510               12,375
    Dividends paid on common stock                                                         -            (672,616)
    Dividends paid on preferred stock                                              (193,750)                    -
    Proceeds from issuance of preferred stock and warrant                          5,000,000                    -
                                                                                ------------         ------------
    Net cash used in financing activities                                        (3,286,145)         (23,494,714)
                                                                                ------------         ------------

                             The accompanying notes are an integral part of these statements.

                                               THE FIRST BANCSHARES, INC.
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          YEARS ENDED DECEMBER 31, 2009 AND 2008

Continued:                                                              2009                 2008
                                                                  -------------------------------------

Net increase (decrease) in cash and cash equivalents                   (9,017,652)           13,667,424
Cash and cash equivalents at beginning of year                          25,008,525           11,341,101
                                                                      ------------         ------------
Cash and cash equivalents at end of year                              $ 15,990,873         $ 25,008,525
                                                                      ============         ============

Supplemental disclosures:

Cash paid during the year for:
    Interest                                                          $ 10,417,232         $ 14,580,872
    Income taxes                                                           876,436              934,200

Non-cash activities:
    Transfers of loans to other real estate                              2,821,539            1,701,975

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

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

     3.       Cash and Due From Banks

    Included in cash and due from banks are legal reserve  requirements which must be maintained on an average basis in the form of cash and  balances  due from the Federal  Reserve.  The reserve  balance  varies  depending  upon the types and amounts of deposits.  At December 31, 2009, the required  reserve  balance on deposit with the Federal Reserve Bank was approximately $25,000.

     4.       Securities

    Investments in securities are accounted for as follows:

    Available-for-Sale Securities

    Securities classified as available-for-sale  are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity.  Any decision to sell a security  classified as  available-for-sale  would be based on various factors,  including movements in interest rates,  liquidity needs, security risk assessments,  changes in the mix of assets and liabilities and other similar  factors.  These  securities are carried at their estimated fair value, and the net unrealized gain or loss is reported in stockholders'  equity,  net of tax, until realized.  Premiums and  discounts  are  recognized  in  interest  income  using  the  interest  method.  Gains  and  losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific security sold.

    Securities to be Held-to-Maturity

    Securities  classified as  held-to-maturity  are those  securities for which there is a positive  intent and ability to hold to  maturity.  These  securities  are carried at cost  adjusted  for  amortization  of premiums  and  accretion of discounts, computed by the interest method.

    Trading Account Securities

    Trading account securities are those securities which are held for the purpose of selling them at a profit.  There were no trading account securities on hand at December 31, 2009 and 2008.

    Other Securities

    Other  securities  are  carried  at  cost  and  are  restricted  in   marketability.   Other   securities   consist  of
    investments in the Federal Home Loan Bank (FHLB),  Federal Reserve Bank and First National  Bankers'  Bankshares,  Inc.
    Management reviews for impairment based on the ultimate recoverability of the cost basis.

    Other-than-Temporary Impairment

    Management evaluates investment securities for  other-than-temporary  impairment on a quarterly basis. A decline in the fair value of  available-for-sale  and held-to-maturity  securities below cost that is deemed  other-than-temporary  is charged to  earnings  for a decline in value  deemed to be credit  related  and a new cost  basis for the  security  is established.  The decline in value  attributed to  non-credit  related  factors is  recognized  in other  comprehensive income.

    5.       Loans held for sale

       The Company  originates fixed rate single family,  residential  first mortgage loans on a presold basis. The Company issues a rate lock commitment to a customer and  concurrently  "locks in" with a secondary market investor under a best efforts delivery  mechanism.  Such loans are sold without the servicing retained by the Company.  The terms of the loan are dictated by the secondary  investors and are transferred  within several weeks of the Company initially funding the loan. The Company  recognizes  certain  origination  fees and service release fees upon the sale, which are included in interest and fees on loans in the  consolidated  statements of income.  Between the initial funding of the loans by the
    Company and the subsequent  purchase by the investor,  the Company carries the loans held for sale at the lower of cost or fair value in the aggregate as determined by the outstanding commitments from investors.

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

    A loan is considered impaired, in accordance with the impairment accounting guidance Accounting Standards  Codification
    (ASC) Section 310-10-35,  Receivables,  Subsequent Measurement,  when--based upon current events and information--it is probable that the scheduled  payments of principal or interest will not be collected in accordance with the contractual terms of the loan  agreement.  Factors  considered by management in  determining  impairment  include  payment  status, collateral  values,  and the  probability  of  collecting  scheduled  payments  of  principal  and  interest  when due.
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
    In addition,  the OCC, as a part of the regulatory  examination  process,  reviews the loan portfolio and the allowance for loan  losses  and may  require  changes  in the  allowance  based  upon  information  available  at the time of the examination.  The  allowance  consists of two  components:  allocated  and  unallocated.  The  components  represent an estimation done pursuant to either ASC Topic 450,  Contingencies,  or ASC Subtopic 310-10.  The allocated  component of the allowance  reflects expected losses resulting from an analysis  developed  through specific credit  allocations for individual loans,  including any impaired loans, and historical loan loss history.  The analysis is performed quarterly and loss factors are updated regularly.

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

     9.       Other Real Estate

    Other real estate consists of properties  acquired through  foreclosure and, as held for sale property,  is recorded at the lower of the  outstanding  loan balance or current  appraisal less estimated  costs to sell. Any write-down to fair value required at the time of foreclosure  is charged to the allowance for loan losses.  Subsequent  gains or losses on other real estate are  reported in other  operating  income or  expenses.  At  December  31, 2009 and 2008,  other real estate totaled $2,902,997 and $1,629,409, respectively.

    10.      Goodwill and Intangible Assets

    The following table summarizes the changes in goodwill and core deposit intangible asset for the year ended December 31, 2009.

                                                                                Core deposit
          (Dollars in thousands)                            Goodwill              intangible
                                                  ------------------------------------------

          Balance, January 1, 2009                            $  702                $    537
          Amortization                                             -                      69
                                                            --------            ------------
          Balance, December 31, 2009                          $  702                $    468
                                                            ========            ============

    Acquired  goodwill and core deposit  intangible  are related to the  acquisition  of First  National Bank of Wiggins on
    October 1, 2006.

    The following table presents the forecasted core deposit intangible asset amortization expense for 2010 through 2014.

                    (Dollars in thousands)             Full year
                                                        expected
                    Year                              amortization
                    ----                              ------------
                    2010                                  $69
                    2011                                   69
                    2012                                   69
                    2013                                   69
                    2014                                   69

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

    12.      Stock Options

    The  Company  accounted  for  stock  based  compensation  in  accordance  with  ASC  Topic  718,  Compensation  - Stock
    Compensation.  No stock options were granted during the twelve months ended December 31, 2009.

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
    ASC Topic 740,  Income Taxes,  provides  guidance on financial  statement  recognition and measurement of tax positions taken, or expected to be taken,  in tax returns.  ASC Topic 740 requires an evaluation of tax positions to determine if the tax positions will more likely than not be sustainable upon examination by the appropriate  taxing  authority.  The
    Company at  December  31, 2009 and 2008,  had no  uncertain  tax  positions  that  qualify  for either  recognition  or disclosure in the financial statements.

    14.      Advertising Costs

    Advertising  costs are  expensed  in the period in which they are  incurred.  Advertising  expense  for the years ended
    December 31, 2009 and 2008, was approximately $246,306 and $186,073, respectively.

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

    17.      Earnings Applicable to Common Stockholders

    Per share  amounts are  presented in accordance  with ASC Topic 260,  Earnings Per Share.  Under ASC Topic 260, two per
    share  amounts  are  considered  and  presented,  if  applicable.  Basic  per  share  data is  calculated  based on the weighted-average  number of common shares outstanding during the reporting period.  Diluted per share data includes any dilution from potential common stock, such as outstanding stock options.

    The  following  table  discloses  the  reconciliation  of the  numerators  and  denominators  of the basic and  diluted computations applicable to common stockholders:

                                         For the Year Ended                                    For the Year Ended
                                          December 31, 2009                                     December 31, 2008
                            -------------------------------------------------    ------------------------------------------------
                                Net                                                  Net
                               Income            Shares          Per Share         Income              Shares         Per Share
                            (Numerator)       (Denominator)        Amount        (Numerator)       (Denominator)        Amount
                            -----------       -------------      ----------      -----------       -------------      ---------

Basic per common share      $1,460,955          3,011,430         $   .49         $1,848,865         2,989,666          $   .62
                                                                 =========                                            =========

Effect of dilutive shares:
  Stock options                                         -                                               46,393
                                              -----------                                           ----------
                            $1,460,955          3,011,430         $   .49         $1,848,865         3,036,059          $   .61
                            ==========        ===========        =========        ==========        ==========        =========

    The diluted per share amounts were computed by applying the treasury stock method.

    18.      Reclassifications

    Certain reclassifications have been made to the 2008 financial statements to conform with the classifications used in 2009. These  reclassifications  did not impact the Company's  consolidated  financial condition or results of operations.

    19.      Accounting Pronouncements

    In June, 2009, FASB issued the Accounting Standards Codification (ASC) Topic 105, Generally Accepted Accounting
    Principles, which became effective on July 1, 2009.  At that date, the ASC became FASB's officially recognized source of authoritative U.S. generally accepted accounting principles (GAAP) applicable to all public and non-public non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (AICPA),
    Emerging Issues Task Force (EITF) and related literature.  Rules and interpretive releases of the SEC under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  All other accounting literature is considered nonauthoritative.  The switch to the ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies.  Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

    In April, 2009, the FASB issued ASC Topic 820, Fair Value Measurements and Disclosures. This guidance affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction; includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market is inactive; eliminates the presumption that all transactions are distressed unless proven otherwise requiring an entity to base its conclusion on the weight of evidence; and
    requires an entity to disclose a change in valuation technique resulting from application of the guidance and to quantify its effects, if practicable.  The guidance is effective for interim and annual periods ending after June 15,
    2009 with early adoption permitted for periods ending after March 15, 2009.  The adoption of the guidance did not have a material impact on the Company's financial condition or results of operation.

    In April 2009, the FASB issued ASC Topic 320, Investments-Debt and Equity Securities,(specifically ASC Section
    320-10-35) regarding recognition and presentation of other-than-temporary impairments that changes existing guidance for determining whether an impairment is other-than-temporary to debt securities; replaces the existing requirement that the entity's management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis; requires that an entity recognize noncredit losses on held-to-maturity debt securities in other comprehensive income and amortize the amount over the remaining life of the security in a prospective manner by offsetting the recorded value of the asset unless the security is subsequently sold or there are credit losses; requires an entity to present the total other-than-temporary impairment in the statement of earnings with an offset for the amount recognized in other comprehensive income; and at adoption, requires an entity to record a cumulative-effect adjustment as of the beginning of the period of adoption to reclassify the noncredit component of a previously recognized other-than-temporary impairment from retained earnings to accumulated other comprehensive income if the entity does not intend to sell the security and it is more likely than not that the entity will not be required to sell the security before recovery.  The authoritative guidance is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009.  The adoption of the guidance did not have a material impact on the Company's financial condition or results of operations.

    In April 2009, the FASB issued ASC  Topic 825, Financial Instruments.  Under this guidance, a publicly traded company is required to include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods.  In addition, an entity is required to disclose in the body or in the accompanying notes of its summarized financial information for interim reporting periods and in its financial statements for annual reporting periods the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the balance sheet.  The guidance was effective for interim periods ending after June 15, 2009.  The adoption of the guidance did not have a material impact on the
    Company's financial condition or results of operations.

    In February 2009, the FASB issued ASC Topic 805, Business Combinations, regarding accounting for assets acquired and liability assumed in a business combination that arise from contingencies, that amends provisions related to the initial recognition and measurement, subsequent measurement and disclosure of assets and liabilities arising from contingencies in a business combination. The guidance is effective for all business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15,
    2008. The impact on the Company's financial condition or results of operations is dependent on the extent of future business combinations.

    In April 2008, the FASB issued ASC Subtopic 350-20, Goodwill and ASC Subtopic 350-30, Intangible Other than Goodwill for the determination of the useful life of intangible assets which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previous guidance for determining goodwill and other intangible assets.  The intent of the guidance is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset.  This guidance was effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of the guidance did not have a material impact on the Company's financial condition or results of operations.

    ASC Topic 860,  Transfers  and  Servicing,  amends prior  guidance to enhance  reporting  about  transfers of financial assets,  including  securitizations,  and where companies have continuing  exposure to the risks related to transferred financial assets. The new authoritative  accounting  guidance  eliminates the concept of a "qualifying  special-purpose entity" and changes the requirements for derecognizing  financial assets.  The new  authoritative  accounting  guidance also requires  additional  disclosures about all continuing  involvements  with transferred  financial assets including information  about gains and losses  resulting  from  transfers  during the period.  The new  authoritative  accounting guidance  under ASC Topic 860 will be effective  January 1, 2010,  and is not expected to have a significant  impact on the Company's consolidated financial statements.

NOTE C - SECURITIES

    A summary  of the  amortized  cost and  estimated  fair value of  available-for-sale  securities  and  held-to-maturity securities at December 31, 2009 and 2008, follows:

                                                                          December 31, 2009
                                              --------------------------------------------------------------------------

                                                                          Gross             Gross            Estimated
                                                     Amortized          Unrealized        Unrealized           Fair
                                                        Cost              Gains             Losses             Value
                                                     ----------         ----------        ----------         ---------
   Available-for-sale securities:
      Obligations of U.S. Government
         Agencies                                   $ 31,061,333       $   387,491        $   56,602       $ 31,392,222
      Tax-exempt and taxable
         obligations of states and
         municipal subdivisions                       41,088,714           965,403            72,217         41,981,900
       Mortgage-backed securities                     27,226,696           985,163            84,851         28,127,008
       Corporate obligations                          11,742,149            51,683         2,021,721          9,772,111
       Other                                           1,247,049                 -           289,266            957,783
                                                    ------------       -----------        ----------       ------------
                                                    $112,365,941       $ 2,389,740        $2,524,657       $112,231,024
                                                    ============       ===========        ==========       ============
   Held-to-maturity securities:
       Mortgage-backed securities                   $      2,983       $        64        $        -       $      3,047
                                                    ============       ===========        ==========       ============

                                                                          December 31, 2008
                                              --------------------------------------------------------------------------

                                                                            Gross            Gross            Estimated
                                                      Amortized          Unrealized        Unrealized           Fair
                                                         Cost               Gains            Losses             Value
                                                      ----------         ----------        ----------         ---------
   Available-for-sale securities:
      Obligations of U.S. Government
         agencies                                   $ 28,010,915         $  703,354          $     -        $28,714,269
      Tax-exempt and taxable
         obligations of states and
         municipal subdivisions                       23,305,755            243,123          455,620         23,093,258
       Mortgage-backed securities                     35,869,951            524,946          295,877         36,099,020
       Corporate obligations                          11,903,923             59,839        1,150,369         10,813,393
       Other                                           1,208,474                  -          249,801            958,673
                                                    ------------        -----------       ----------        -----------
                                                    $100,299,018        $ 1,531,262       $2,151,667        $99,678,613
                                                    ============        ===========       ==========        ===========
   Held-to-maturity securities:
       Mortgage-backed securities                   $     12,440        $         -       $      138        $    12,302
                                                    ============        ===========       ==========        ===========

The scheduled maturities of securities at December 31, 2009, were as follows:

                                                                Available-for-Sale                    Held-to-Maturity
                                                       ------------------------------------------------------------------------
                                                                               Estimated                           Estimated
                                                           Amortized             Fair            Amortized           Fair
                                                              Cost               Value              Cost             Value
                                                       ------------------------------------------------------------------------

      Due less than one year                             $ 15,731,960        $15,943,868         $       -         $      -
      Due after one year through five years                44,261,937         44,932,952                 -                -
      Due after five years through ten years               15,504,492         15,863,078                 -                -
      Due after ten years                                   9,640,856          7,364,118                 -                -
      Mortgage-backed securities                           27,226,696         28,127,008             2,983            3,047
                                                         ------------       ------------         ---------         --------
                                                         $112,365,941       $112,231,024         $   2,983         $  3,047
                                                         ============       ============         =========         ========

    Actual maturities can differ from contractual  maturities  because the obligations may be called or prepaid with or without penalties.

    No  gains  or  losses  resulting  from  the  sale of  available-for-sale  securities  were  realized  in 2009 or  2008.  An other-than-temporary  impairment loss of $111,428 was recognized for the year ended 2009.

    Securities with a carrying value of $84,231,952 and $53,743,733 at December 31, 2009 and 2008,  respectively,  were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

    The   details    concerning    securities    classified   as    available-for-sale    with   unrealized    losses   as   of
    December 31, 2009 and 2008, were as follows:

                                                                          2009
                                 ----------------------------------------------------------------------------------------------
                                       Losses  <12 Months             Losses 12 Months or >                   Total
                                 ----------------------------------------------------------------------------------------------
                                                     Gross                            Gross                           Gross
                                      Fair         Unrealized         Fair         Unrealized          Fair         Unrealized
                                     Value           Losses          Value           Losses           Value           Losses
                                 ----------------------------------------------------------------------------------------------
    Obligations of U.S.
     government agencies         $ 7,113,888       $  56,602     $         -      $         -     $ 7,113,888      $   56,602
    Tax-exempt and tax-
     able obligations of
     states and municipal
     subdivisions                  5,055,888          71,665          90,567              552       5,146,455          72,217
    Mortgage-backed
     securities                      776,355           3,091         321,532           81,760       1,097,887          84,851
    Corporate obligations            487,730         398,736       3,811,605        1,622,985       4,299,335       2,021,721
    Other                                  -               -         957,783          289,266         957,783         289,266
                                 -----------       ---------     -----------      -----------     -----------      ----------
                                 $13,433,861       $ 530,094     $ 5,181,487      $ 1,994,563     $18,615,348      $2,524,657
                                 ===========       =========     ===========      ===========     ===========      ==========

                                                                       2008
                                 ------------------------------- -------------------------------- -------------------------------
                                       Losses  <12 Months             Losses 12 Months or >                   Total
                                 ----------------------------------------------------------------------------------------------
                                                     Gross                            Gross                           Gross
                                      Fair         Unrealized         Fair         Unrealized          Fair         Unrealized
                                     Value           Losses          Value           Losses           Value           Losses
                                 ----------------------------------------------------------------------------------------------
    Obligations of U.S.
     government agencies          $         -      $        -      $        -        $       -     $         -      $        -
    Tax-exempt and tax-
     able obligations of
     states and municipal
     subdivisions                   8,517,167         354,987         684,367          100,633       9,201,534         455,620
    Mortgage-backed
     securities                     8,327,567         292,600          14,702            3,277       8,342,269         295,877
    Corporate obligations           7,946,273       1,058,465         280,090           91,904       8,226,363       1,150,369
    Other                                   -               -         958,673          249,801         958,673         249,801
                                  -----------      ----------      ----------        ---------     -----------      ----------
                                  $24,791,007      $1,706,052      $1,937,832        $ 445,615     $26,728,839      $2,151,667
                                  ===========      ==========      ==========        =========     ===========      ==========

    Approximately  23.5% of the number of  securities  in the  investment  portfolio  at December  31,  2009,  reflected  an unrealized  loss.  Management is of the opinion the Company has the ability to hold these  securities until such time as the value recovers or the securities  mature.  Management  also believes the  deterioration  in value is attributable to changes in market interest rates and lack of liquidity in the credit markets.  We have determined that these  securities are not other-than-temporarily impaired based upon anticipated cash flows.

NOTE D - LOANS

    Loans outstanding included the following types at December 31, 2009 and 2008:

                                                                             2009               2008
                                                                     ----------------------------------
                                                                                 (In thousands)

      Commercial, financial and agricultural                               $  43,229          $  37,861
      Real estate - construction                                              68,695             81,178
      Real estate - mortgage                                                 190,229            184,784
      Installment loans to individuals                                        12,812             15,942
      Overdrafts                                                                 137                207
                                                                           ---------         ----------
                                                                             315,102            319,972
      Allowance for loan losses                                              (4,762)            (4,785)
                                                                           ---------         ----------

                                                                           $ 310,340         $  315,187
                                                                           =========         ==========

    Transactions in the allowance for loan losses for the years ended December 31, 2009 and 2008, were as follows:

                                                                            2009                2008
                                                                    -----------------------------------

      Balance at beginning of year                                       $ 4,784,919        $ 4,221,240

      Additions:
          Provision for loan losses charged to operations                  1,206,343          2,204,672
          Recoveries                                                         166,904            142,861
                                                                         -----------        -----------
                                                                           6,158,166          6,568,773
      Deductions:
          Loans charged off                                                1,396,097          1,783,854
                                                                         -----------        -----------
      Balance at end of year                                              $4,762,069        $ 4,784,919
                                                                         ===========        ===========

    Included in certain loan  categories in the impaired  loans are troubled debt  restructurings  that were  classified as impaired.  At December 31, 2009,  the Company had $0.8  million of  commercial  loans and $1.5 million of real estate -
    mortgage  loans that were modified in troubled debt  restructurings  and impaired.  In addition to these  amounts,  the
    Company had troubled debt  restructurings  that were  performing in accordance with their modified terms of $.5 million of real estate - mortgage loans at December 31, 2009.

    The  following  table  represents  the  Company's  impaired  loans at December 31, 2009 and 2008.  This table  excludes performing troubled debt restructurings.

                                                                            2009               2008
                                                                        --------------------------------
                                                                                 (In thousands)
      Impaired Loans:
          Impaired loans without a valuation allowance                   $    12,295        $    9,322
          Impaired loans with a valuation allowance                            8,314             7,470
                                                                         -----------        -----------
      Total impaired loans                                               $    20,609        $   16,792
                                                                         ===========        ===========

     Continued:
                                                                                2009               2008
                                                                          --------------------------------
                                                                                    (In thousands)

      Allowance for loan losses on impaired loans at year end               $  2,004           $  1,369

      Total nonaccrual loans                                                   4,367              3,340

      Past due 90 days or more and still accruing                              1,447              1,732

      Average investment in impaired loans                                    19,114             13,784

      Interest paid on impaired loans                                          1,297                861

NOTE E - PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

                                                                                 2009                 2008
                                                                           ------------------------------------

      Premises:
          Land                                                               $ 4,970,959        $ 4,963,029
          Buildings and improvements                                           9,848,581         10,316,062
      Equipment                                                                4,418,294          5,341,598
      Construction in progress                                                   141,923             10,947
                                                                            ------------        -----------
                                                                              19,379,757         20,631,636
      Less accumulated depreciation and amortization                           5,100,466          5,352,451
                                                                            ------------        -----------
                                                                             $14,279,291        $15,279,185
                                                                            ============        ===========

    The amounts charged to operating expense for depreciation were $754,808 and $840,501 in 2009 and 2008, respectively.

NOTE F - DEPOSITS

    The  aggregate  amount of time  deposits in  denominations  of $100,000 or more as of December 31,  2009,  and 2008 was
    $89,926,071 and $87,943,691, respectively.

    At December 31, 2009, the scheduled  maturities of time deposits included in interest-bearing  deposits were as follows
    (in thousands):
                                                        Year               Amount
                                                        ----               ------

                                                        2010              $154,483
                                                        2011                10,030
                                                        2012                 2,819
                                                        2013                 1,286
                                                        2014                 3,424
                                                                          --------
                                                                          $172,042
                                                                          ========

NOTE G - BORROWED FUNDS

    Borrowed funds consisted of the following:

                                                                          December 31,
                                                             ------------------------------------
                                                                     2009               2008
                                                             -----------------------------------

      Reverse Repurchase Agreement                                $15,000,000        $15,000,000
      FHLB advances                                                17,037,082         31,027,274
                                                                  -----------        -----------
                                                                  $32,037,082        $46,027,274
                                                                  ===========        ===========

    Advances from the FHLB have maturity dates ranging from June, 2010 through July,  2013.  Interest is payable monthly at rates ranging from 2.959% to 5.920%.  Advances due to the FHLB are  collateralized  by a blanket lien on first mortgage loans in the amount of the  outstanding  borrowings,  FHLB  capital  stock,  and amounts on deposit  with the FHLB.  At
    December 31, 2009, FHLB advances available and unused totaled $86,214,775.

    Future annual principal repayment requirements on the borrowings from the FHLB at December 31, 2009, were as follows:

                                                 Year                            Amount
                                                 ----                            ------

                                                 2010                          $10,430,185
                                                 2011                            3,075,064
                                                 2012                            1,761,059
                                                 2013                            1,770,774
                                                                               -----------
                                                                               $17,037,082
                                                                               ===========

    Reverse Repurchase Agreements consisted of three $5,000,000  agreements.  The agreements are secured by securities with a fair value of  $17,444,000  at December 31, 2009 and  $17,805,000  at December 31, 2008.  The maturity dates are from
    August 22, 2012 through September 26, 2017, with rates between 3.81% and 4.51%.

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
    Management  believes,  as of December 31, 2009, that the Company and its subsidiary bank exceeded all capital  adequacy requirements.

    At December 31, 2009 and 2008,  the  subsidiary  bank was  categorized  by  regulators  as  well-capitalized  under the regulatory  framework for prompt corrective action. A financial  institution is considered to be well-capitalized if it has a total  risk-based  capital ratio of 10% or more,  has a Tier I risk-based  capital ratio of 6% or more, and has a
    Tier I leverage  capital ratio of 5% or more.  There are no conditions  or  anticipated  events that, in the opinion of management,  would change the categorization.  The actual capital amounts and ratios at December 31, 2009 and 2008, are presented in the following table.  No amount was deducted from capital for interest-rate risk exposure.

                                                               Company                          Subsidiary
                                                           (Consolidated)                        The First
                                            ----------------------------------------------------------------------
                                                      Amount              Ratio           Amount           Ratio
                                                      ------              -----           ------           -----

      December 31, 2009
          Total risk-based                           $56,545              16.5%          $55,686           16.3%
          Tier I risk-based                           52,259              15.3%           51,410           15.1%
          Tier I leverage                             52,259              10.8%           51,410           10.7%

      December 31, 2008
          Total risk-based                           $49,637              14.0%          $48,580           13.8%
          Tier I risk-based                           45,214              12.8%           44,171           12.5%
          Tier I leverage                             45,214               9.4%           44,171            9.3%

    The minimum  amounts of capital and ratios as established by banking  regulators at December 31, 2009 and 2008, were as follows:

                                                              Company                            Subsidiary
                                                           (Consolidated)                         The First
                                            ------------------------------------ ----------------------------------
                                                    Amount              Ratio          Amount              Ratio
                                                    ------              -----          ------              -----
      December 31, 2009
          Total risk-based                         $27,397               8.0%          $27,326              8.0%
          Tier I risk-based                         13,698               4.0%           13,663              4.0%
          Tier I leverage                           19,307               4.0%           19,252              4.0%

      December 31, 2008
          Total risk-based                         $28,278               8.0%          $28,189              8.0%
          Tier I risk-based                         14,139               4.0%           14,095              4.0%
          Tier I leverage                           19,106               4.0%           19,052              4.0%

    The Company's  dividends,  if any, are expected to be made from dividends  received from its  subsidiary  bank. The OCC limits  dividends of a national  bank in any calendar  year to the net profits of that year  combined with the retained net profits for the two preceding years.

NOTE I - COMPREHENSIVE INCOME

    The Company and its subsidiary bank report  comprehensive  income as required by ASC Topic 220,  Comprehensive  Income.
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

                                                                                             Years Ended December 31,
                                                                                    -------------------------------------------
                                                                                             2009                 2008
                                                                                    --------------------- ---------------------
      Unrealized holdings gains (losses) on available-for-
          sale securities and loans held for sale                                          $ 355,795          $(1,368,275)
      Reclassification adjustment for losses
          realized in income                                                                 111,428                     -
                                                                                           ---------          ------------
      Net unrealized gains (losses)                                                          467,223           (1,368,275)
      Tax effect                                                                             158,856               465,212
                                                                                           ---------          ------------
      Net unrealized gains (losses), net of tax                                            $ 308,367          $  (903,063)
                                                                                           =========          ============

NOTE J - INCOME TAXES

    The components of income tax expense are as follows:
                                                                                               Years Ended December 31,
                                                                                         --------------------------------------
                                                                                              2009               2008
                                                                                         ------------------- ------------------
      Current:
          Federal                                                                          $  731,452         $  820,839
          State                                                                                48,266             73,622
      Deferred (benefit)                                                                    (265,607)          (206,303)
                                                                                           ----------         ----------
                                                                                           $  514,111         $  688,158

    The Company's  income tax expense differs from the amounts  computed by applying the federal income tax statutory rates to income before income taxes.  A reconciliation of the differences is as follows:

                                                                         Years Ended December 31,
                                                        -------------------------------------------------------------
                                                                    2009                           2008
                                                        -------------------------------------------------------------
                                                          Amount             %            Amount             %
                                                          ------            ---           ------            ---

              Income taxes at statutory rate            $  767,553           34%       $  862,588            34%
              Tax-exempt income                          (399,973)         (18)%        (352,397)          (14)%
              Nondeductible expenses                       140,342            6%          186,832             8%
              State income tax, net of federal
                    tax effect                              31,856            2%           48,591             2%
              Tax credits                                 (25,887)          (1)%         (63,797)           (3)%
              Other, net                                       220            -             6,341              -
                                                        ----------        ------       ----------          -----
                                                        $  514,111           23%       $  688,158            27%
                                                        ==========        ======       ==========          =====

    The components of deferred income taxes included in the consolidated financial statements were as follows:

                                                                                 December 31,
                                                                     --------------------------------------
                                                                              2009               2008
                                                                     -------------------------------------
      Deferred tax assets:
          Allowance for loan losses                                     $ 1,384,855        $ 1,354,720
          Unrealized loss on available-for-sale securities                   45,870            210,938
          Net operating loss carryover                                      885,272            963,009
          Other                                                             360,925            154,736
                                                                        -----------        -----------
                                                                          2,676,922          2,683,403
                                                                        -----------        -----------
      Deferred tax liabilities:
          Securities                                                      (155,772)          (158,298)
          Premises and equipment                                          (761,078)          (839,723)
          Core deposit intangible                                         (174,480)          (200,329)
                                                                        -----------        -----------
                                                                        (1,091,330)        (1,198,350)
                                                                        -----------        -----------
      Net deferred tax asset, included in other assets                  $ 1,585,592        $ 1,485,053
                                                                        ===========        ===========

     With the acquisition of Wiggins, the Company assumed a federal tax net operating loss carryover.  This net operating loss is available to the Company through the year 2026.

     The Company adopted the provisions of the ASC Topic 740, Income Taxes, which prescribes a  recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be  taken in  a  tax return.  ASC  Topic 740 also provides guidance on  derecognition, classification,  interest and penalties, accounting in interim periods, disclosure and transition.  As a result of the implementation of ASC Topic
     740, the Company did not identify any uncertain tax positions that it believes should be recognized in the financial statements.  The tax years still subject to examination by taxing authorities are years subsequent to 2006.

NOTE K - EMPLOYEE BENEFITS

    The Company and its  subsidiary  bank provide a deferred  compensation  arrangement  (401(k)  plan)  whereby  employees contribute a percentage of their  compensation.  For employee  contributions  of three percent or less, the Company and its subsidiary bank provide a matching contribution.  Contributions totaled $131,660 in 2009 and $138,841 in 2008.

    The Company  sponsors an Employee Stock  Ownership Plan (ESOP) for employees who have completed one year of service for the Company and attained age 21.  Employees  become  fully  vested  after five years of service.  Contributions  to the plan are at the  discretion  of the Board of  Directors.  At December 31,  2009,  the ESOP held 6,620 shares of Company common stock and had no debt  obligation.  All shares held by the plan were  considered  outstanding for net income per share purposes.  Total ESOP expense was $2,500 for 2009 and $10,500 for 2008.

NOTE L - STOCK PLANS

    On May 27, 1999, the Company's  stockholders approved the 1999 Stock Incentive Plan (1999 Plan). The 1999 Plan provides for the granting of options to purchase up to 213,376  shares of the  Company's  common stock by the  Company's and its subsidiary's  directors,  key employees,  and management.  Under the 1999 Plan, the Company may grant either  incentive stock options or  nonqualified  stock  options.  Options  granted to directors and employees vest in equal amounts over three  years.  Stock  options  granted to  management  vest based on annual  performance  goals or after nine years and eleven  months,  if still  employed.  At December  31,  2008,  213,356  options had been  granted,  and 95,530 had been exercised or  forfeited.  All options  expired and were void unless  exercised  on or before  April 15, 2009.  In 2009,
    29,668  options were exercised and the remaining  options  expired.  The options were  exercisable at not less than the market value of the Company's stock at the grant date.

    In 2007, the Company adopted the 2007 Stock  Incentive  Plan.  The 2007 Plan provides for the issuance of up to 315,000 shares of Company  Common Stock,  $1.00 par value per share.  Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.  As of December 31, 2009, no awards had been granted.

    A summary of the status of the stock  option  plans as of  December  31, 2009 and 2008,  and  changes  during the years ending on those dates is presented below:
                                                                              December 31,
                                                   ----------------------------------------------------------------------
                                                               2009                              2008
                                                   ----------------------------------------------------------------------
                                                                      Weighted                            Weighted
                                                                       Average                            Average
                                                                      Exercise                            Exercise
                                                     Shares             Price            Shares            Price
                                                     ------           --------           ------           --------

   Options outstanding at beginning of year         117,826                 $8          120,776                $8
   Options exercised                               (29,668)                  8          (1,650)                 8
   Options forfeited                               (88,158)                 12          (1,300)                12
                                                  ---------                           ---------
   Options outstanding at end of year                     -                  0          117,826                 8
                                                  =========                           =========
   Options exercisable at end of year                     -                  0          117,826                 8
                                                  =========                           =========

NOTE M - SUBORDINATED DEBENTURES

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
   Interest on the  preferred  securities  is the three month LIBOR plus 1.40% and is payable  quarterly.  The terms of the subordinated  debentures are identical to those of the preferred  securities.  In accordance  with the provisions of ASC
   Topic 810, Consolidation, the trusts are not included in the consolidated financial statements.

NOTE N - TREASURY STOCK

    Shares held in treasury totaled 26,494 at December 31, 2009, and 2008.

NOTE O - RELATED PARTY TRANSACTIONS

    In the normal course of business,  the Bank makes loans to its  directors  and  executive  officers and to companies in which they have a significant ownership interest.  In the opinion of management,  these loans are made on substantially the same terms,  including interest rates and collateral,  as those prevailing at the time for comparable  transactions with other parties,  are consistent  with sound banking  practices,  and are within  applicable  regulatory and lending limitations.  Such loans  amounted  to  approximately  $14,814,000  and  $11,875,000  at  December  31,  2009 and 2008,
    respectively.  The activity in loans to current  directors,  executive  officers,  and their affiliates during the year ended December 31, 2009, is summarized as follows (in thousands):

           Loans outstanding at beginning of year                              $ 11,875
           New loans                                                              4,285
           Repayments                                                           (1,346)
                                                                               --------
           Loans outstanding at end of year                                    $ 14,814
                                                                               ========

NOTE P - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

    In the normal course of business,  there are  outstanding  various  commitments  and  contingent  liabilities,  such as guaranties,  commitments to extend credit, etc., which are not reflected in the accompanying financial statements.  The
    subsidiary bank  had outstanding  letters  of  credit  of $1,012,000 and   $937,000  at  December 31,  2009  and  2008,
    respectively,  and  had  made  loan  commitments  of  approximately  $39,967,000  and $36,117,000  at December 31, 2009
    and 2008, respectively.

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
    No  significant  losses on  commitments  were  incurred  during the two years  ended  December  31,  2009,  nor are any significant losses as a result of these transactions anticipated.

    The primary  market area served by the Bank is Forrest,  Lamar,  Jones,  Pearl  River,  Jackson,  Hancock,  Stone,  and
    Harrison  Counties within South  Mississippi.  Management  closely monitors its credit  concentrations  and attempts to diversify the portfolio  within its primary  market area. As of December 31, 2009,  management  does not consider there to be any significant credit concentrations within the loan portfolio.  Although the Bank's loan portfolio,  as well as existing commitments,  reflects the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

    The Company  had five leases for  facilities  during  2008.  The first lease  expired  May,  2008 and was not  renewed.
    Monthly  lease  payments  were $2,458.  The second lease  expired in August,  2008 and was not renewed.  Monthly  lease payments  were  $1,293.  The third  lease  expired  in May,  2008 and was not  renewed.  Monthly  lease  payments  were
    $6,045.  Permanent  owned space was used to replace  these three  expired  leases.  The fourth lease  requires  monthly payments of $3,013  through June,  2012.  One five-year  renewal  option is included in the lease term. The fifth lease requires  monthly  payments of $4,600 and expired in May,  2009.  Since May, 2009 the lease has been on a monthly basis with a 60 day termination notice requirement.  Rental expense for 2009 to related parties amounted to $0.

    Rental expense for premises and equipment for the years ended December 31, 2009 and 2008,  was  approximately  $136,000 and $193,000, respectively.

    On October 8, 2007, The First  Bancshares,  Inc. (the  "Company")  and its  subsidiary,  The First, A National  Banking
    Association  (the "Bank") were  formally  named as defendants  and served with a First Amended  Complaint in litigation styled Nick D. Welch v. Oak Grove Land Company,  Inc.,  Fred  McMurry,  David E. Johnson,  J. Douglas  Seidenburg,  The
    First, A National  Banking  Association,  The First  Bancshares,  Inc., and John Does 1 through 10. The Plaintiff seeks damages from all the defendants,  including  $2,957,385,  annual  dividends for the year 2006 in the amount of $.30 per share,  punitive  damages and attorneys' fees and costs. The Company and the Bank both deny any liability to Welch, and intend to defend vigorously against this lawsuit.

NOTE Q - FAIR VALUES OF ASSETS AND LIABILITIES

    Effective  January 1,  2008,  the  Company  adopted  ASC Topic  820,  Fair Value  Measurements  and  Disclosures,  that establishes a framework for measuring fair value and expands disclosures about fair value  measurements.  This guidance has been applied prospectively as of the beginning of the period.
    The  guidance  defines  the fair  value as the price  that  would be  received  to sell an asset or paid to  transfer a liability in an orderly  transaction  between market  participants at the measurement  date. It also establishes a fair value hierarchy which requires an entity to maximize the use of observable  inputs and minimize the use of unobservable inputs when measuring fair value.
    In accordance with the guidance,  the Company groups its financial  assets and financial  liabilities  measured at fair value in three levels,  based on the markets in which the assets and  liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

           Level 1:       Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock
                          Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
           Level 2:       Valuations for assets and liabilities traded in less active dealer or broker markets.  Valuations are obtained from third party pricing  services for identical or comparable  assets or liabilities  which use  observable  inputs  other  than Level 1 prices,  such as quoted  prices  for  similar  assets or liabilities;  quoted  prices in markets that are not active;  or other inputs that are  observable or can be  corroborated  by  observable  market data for  substantially  the full term of the assets and liabilities.
           Level 3:       Unobservable  inputs that are supported by little or no market  activity and that are  significant to the fair value of the assets or liabilities.

    Following  is  a  description  of  the  valuation  methodologies  used  for  instruments  measured  at  fair  value  on a recurring basis and recognized in the accompanying balance sheet.

    Available-for-Sale Securities

    The  fair  value  of  available-for-sale  securities  is  determined  by  various  valuation  methodologies.  Where  quoted
    market  prices  are  available  in  an  active  market,   securities  are  classified  within  Level  1.  The  Company  has no  securities  classified  within  Level 1. If quoted  market  prices are not  available,  then fair values are  estimated by using  pricing  models  or quoted  prices  of  securities  with  similar  characteristics.  Level 2  securities  include
    U.S.  Treasury  securities,   obligations  of  U.S.  government  corporations  and  agencies,  obligations  of  states  and political  subdivisions,  mortgage-backed  securities  and  collateralized  mortgage  obligations.  In certain  cases where
    Level 1 or Level 2 inputs are not available, securities are          classified within Level 3 of the hierarchy.

    The  following  table  presents  the  Company's  assets  that  are  measured  at  fair  value on a  recurring basis and the level  within  the  hierarchy  in which  the fair  value  measurements  fall as of  December  31,  2009  and  December  31,
    2008 (in thousands):

December 31, 2009
                                                                       Fair Value Measurements Using
                                      -----------------------------------------------------------------------------------
                                                        Quoted Prices in                                 Significant
                                                       Active Markets for       Significant Other        Unobservable
                                                        Identical Assets        Observable Inputs           Inputs
                                       Fair Value          (Level 1)                (Level 2)             (Level 3)
                                     ------------------------------------------------------------------------------------
Available-for-sale securities        $   112,231              $ -                    $ 108,998             $ 3,233

December 31, 2008
                                                                     Fair Value Measurements Using
                                     ------------------------------------------------------------------------------------
                                                        Quoted Prices in                                 Significant
                                                      Active Markets for        Significant Other        Unobservable
                                                       Identical Assets         Observable Inputs           Inputs
                                       Fair Value         (Level 1)                 (Level 2)             (Level 3)
                                     ------------------------------------------------------------------------------------

Available-for-sale securities        $    99,679              $ -                    $  99,679                $ -

   The  following is  a  reconciliation  of  activity for  assets  measured at fair value based on significant unobservable (non-market) information.
                                                                                      Bank-Issued
                                                                                         Trust
                                                                                       Preferred
      (Dollars in thousands)                                                           Securities
                                                                                    -----------------
      Balance, December 31, 2008                                                         $     -

         Transfers into Level 3                                                            5,338

         Transfers out of Level 3                                                              -

         Other-than-temporary impairment loss included in earnings                         (111)

         Unrealized loss included in comprehensive income                                (1,994)
                                                                                         -------

      Balance, December 31, 2009                                                         $ 3,233
                                                                                         =======

   Following  is a  description  of the  valuation  methodologies  used for assets and  liabilities  measured  at fair value on a non-recurring  basis and recognized in the  accompanying  balance  sheets,  as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

   Impaired Loans

   Loans  for which it is  probable  that the  Company  will not  collect  all  principal  and  interest  due  according  to
   contractual  terms  are  measured  for  impairment.   Allowable  methods  for  estimating  fair  value include  using the fair  value  of the  collateral  for  collateral  dependent  loans  or,  where a loan is  determined not to be collateral dependent, using the discounted cash flow method.

   If the  impaired  loan is  identified  as  collateral  dependent,  then the fair  value  method of  measuring  the amount of  impairment  is  utilized.  This method  requires  obtaining  a current  independent  appraisal of the  collateral and
   applying   a   discount   factor   to  the   value.   If  the   impaired   loan  is   determined   not  to  be collateral
   dependent,  then the  discounted  cash flow  method is used.  This  method  requires  the impaired loan to be recorded at the  present  value of  expected  future  cash flows  discounted  at the loan's  effective interest rate.  The  effective interest  rate  of a  loan  is  the  contractual  interest  rate  adjusted  for  any  net  deferred loan fees  or  costs,
   premiums  or  discount   existing  at   origination   or   acquisition   of  the  loan.   Impaired loans  are  classified
   within Level 2 of the fair value hierarchy.

   Other Real Estate Owned

   Other  real  estate  owned  consists  of  properties  obtained  through  foreclosure.  The  adjustment  at  the  time  of foreclosure  is  recorded  through  the  allowance  for  loan  losses.  Fair  value  of other  real  estate  owned is based on  current  independent  appraisals.  Due to the  subjective  nature  of  establishing  the fair  value  when the asset is acquired,  the actual  fair value of the other real  estate  owned or  foreclosed  asset  could  differ  from the  original estimate.  If it is  determined  the fair value  declines  subsequent  to  foreclosure,  a valuation  allowance is recorded
   through  non-interest   expense.   Operating  costs  associated  with  the  assets  after  acquisition  are  also  recorded as  non-interest  expense.  Gains and  losses on the  disposition  of other real  estate  owned and  foreclosed  assets are netted and posted to other  non-interest  expense.  Other  real  estate  owned  measured  at fair value on a  non-recurring basis at December  31,  2009,  amounted  to $2.9  million.  Other real estate  owned is  classified  within  Level 2 of the fair value hierarchy.

   The  following  table  presents  the fair  value  measurement  of  assets  and  liabilities  measured  at fair  value on a nonrecurring  basis and the level  within the fair value  hierarchy in which the fair value  measurements  fall at December
   31, 2009 and December 31, 2008.

December 31, 2009
                                                                           Fair Value Measurements Using
                                               -------------------------------------------------------------------------
                                                             Quoted Prices in      Significant
                                                              Active Markets         Other           Sinificant
                                                                    for            Observable        Unobservable
                                                             Identical Assets        Inputs             Inputs
                                                Fair Value       (Level 1)          (Level 2)         (Level 3)
                                               -------------------------------------------------------------------------
Impaired loans                                   $ 20,609      $        -          $    20,609        $       -
                                                                                                              -
Other real estate owned                          $  2,903      $        -          $     2,903        $       -

December 31, 2008
                                                                          Fair Value Measurements Using
                                               -------------------------------------------------------------------------
                                                             Quoted Prices in      Significant
                                                              Active Markets         Other           Sinificant
                                                                    for            Observable        Unobservable
                                                             Identical Assets        Inputs             Inputs
                                                Fair Value       (Level 1)          (Level 2)         (Level 3)
                                               -------------------------------------------------------------------------
Impaired loans                                   $  16,792     $      -            $   16,792         $      -

Other real estate owned                          $   1,629     $      -            $    1,629         $      -

   The  following  methods and  assumptions  were used to estimate  the fair value of each class of financial  instrument  for which it is practicable to estimate that value:

   Cash and Cash Equivalents - For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

   Investment  in  securities   available-for-sale   and   held-to-maturity  -  The  fair  value  measurement  for  securities available-for-sale was discussed earlier.  The same measurement approach was used for securities held-to-maturity.

   Loans - The fair value of loans is  estimated  by  discounting  the  future  cash flows  using the  current  rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

   Deposits - The fair  values of demand  deposits  are, as required  by ASC Topic 825,  equal to the  carrying  value of such deposits.  Demand deposits include  noninterest-bearing  demand deposits,  savings accounts, NOW accounts, and money market demand accounts.  The fair value of variable rate term deposits,  those repricing  within six months or less,  approximates the  carrying  value of these  deposits.  Discounted  cash  flows  have been used to value  fixed  rate term  deposits  and variable  rate term  deposits  repricing  after six months.  The discount  rate used is based on interest  rates  currently being offered on comparable deposits as to amount and term.

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

                                                                   As of                         As of
                                                             December 31, 2009             December 31, 2008
                                                             -----------------             -----------------

                                                          Carrying       Estimated      Carrying        Estimated
                                                           Amount       Fair Value       Amount        Fair Value
                                                          --------      ----------      --------       ----------
                                                                              (In thousands)
        Financial Instruments:
            Assets:
                Cash and cash equivalents                    $ 15,991       $ 15,991        $25,009          $25,009
                Securities available-for-sale                 112,231        112,231         99,679           99,679
                Securities held-to-maturity                         3              3             12               12
                Other securities                                2,384          2,384          2,612            2,612
                Loans, net                                    314,033        326,271        318,300          332,389

        Liabilities:
                Noninterest-bearing
                   Deposits                                  $ 48,527       $ 48,527        $57,594          $57,594
                Interest-bearing deposits                     335,227        337,238        320,484          325,777
                Subordinated debentures                        10,310         10,310         10,310           10,310
                FHLB and other borrowings                      32,037         32,037         46,027           46,027

NOTE R - SENIOR PREFERRED STOCK

    On February 6, 2009, under the U.S.  Department of Treasury's  (Treasury)  Capital  Purchase Program (CPP)  established under the Troubled Asset Relief Program (TARP) that was created as part of the Emergency Economic  Stabilization Act of
    2008 (EESA),  the Company issued to Treasury  5,000  non-voting  shares of Fixed Rate  Cumulative  Perpetual  Preferred
    Stock,  Series A, no par value,  having a liquidation  amount of $1,000 per share,  and a ten-year  warrant to purchase
    54,705  shares of common stock at an exercise  price of $13.71 per share,  for  aggregate  proceeds of $5 million.  The total capital  raised  through this issue  qualifies as Tier 1 regulatory  capital and can be used in  calculating  all regulatory capital ratios.

    Cumulative  preferred stock dividends are payable quarterly at a 5% annual rate on the per share liquidation amount for the first five years and 9% thereafter.  All redemptions would be at the liquidation  amount per share plus accrued and unpaid dividends and are subject to prior regulatory approval.

    The Company may not declare or pay dividends on its common stock or, with certain  exceptions,  repurchase common stock without  first  having paid all accrued  cumulative  preferred  dividends  that are due. For three years from the issue date,  the Company  also may not  increase  its common  stock  dividend  rate above an annual rate of $.15 per share or repurchase its common shares without  Treasury's  consent,  unless Treasury has transferred all the preferred shares to third parties or the preferred stock has been redeemed.

    The American  Recovery and  Reinvestment  Act (ARRA) became law on February 17, 2009.  Among its many  provisions,  the
    ARRA  imposes  certain new  executive  compensation  and  corporate  expenditure  limits on all current and future TARP recipients,  including the Company,  that are in addition to those previously  announced by the Treasury.  These limits are effective until the institution has repaid the Treasury.

NOTE S - SUBSEQUENT EVENTS

     Management  has  evaluated  the  effect  of  subsequent  events  on  these  financial   statements  through  the  date
     the financial statements were issued.

NOTE  T - PARENT COMPANY FINANCIAL INFORMATION

    The balance sheets, statements of income and cash flows for The First Bancshares, Inc. (parent company only) follow.

                                                   Condensed Balance Sheets

                                                                        December 31,
                                                          --------------------------------------
                                                                     2009               2008
                                                          --------------------------------------
      Assets:
          Cash and cash equivalents                              $   285,232       $    561,309
          Investment in subsidiary bank                           52,768,436         45,249,878
          Investments in statutory trusts                            310,000            310,000
          Other securities                                           100,000            100,000
          Premises and equipment                                     368,623            368,623
          Other                                                      207,448            290,705
                                                                 -----------       ------------
                                                                 $54,039,739       $ 46,880,515
                                                                 ===========       ============
      Liabilities and Stockholders' Equity:
          Subordinated debentures                                 10,310,000         10,310,000
          Other                                                      113,073              2,429
          Stockholders' equity                                    43,616,666         36,568,086
                                                                 -----------       ------------
                                                                 $54,039,739        $46,880,515
                                                                 ===========       ============

                                              Condensed Statements of Income

                                                                                  Years Ended December 31,
                                                                          --------------------------------------
                                                                                     2009               2008
                                                                          --------------------------------------
      Income:
          Interest and dividends                                                  $   25,354         $   38,196
          Dividend income                                                                  -            600,000
          Other                                                                        1,500              1,500
                                                                                  ----------         ----------
                                                                                      26,854            639,696

      Expenses:
          Interest on borrowed funds                                                 291,110            523,894
          Other                                                                      360,820            436,863
                                                                                  ----------         ----------
                                                                                     651,930            960,757
      Loss before income taxes and equity in undistributed income of
          Subsidiary                                                               (625,076)          (321,061)
      Income tax benefit                                                           (158,282)          (241,539)
                                                                                  ----------         ----------
      Loss before equity in undistributed income of subsidiary                     (466,794)           (79,522)
      Equity in undistributed income of subsidiary                                 2,210,191          1,928,387
                                                                                  ----------         ----------

      Net income                                                                  $1,743,397         $1,848,865
                                                                                  ==========         ==========

                                            Condensed Statements of Cash Flows

                                                                                                   Years Ended December 31,
                                                                                         --------------------------------------
                                                                                                    2009               2008
                                                                                         --------------------------------------
      Cash flows from operating activities:
          Net income                                                                           $  1,743,397       $  1,848,865
          Adjustments to reconcile net income to net cash provided by
              (used in) operating activities:
                 Equity in undistributed income of subsidiary                                   (2,210,191)        (1,928,387)
                 Other, net                                                                         161,957            370,877
                 Stock option expense                                                                     -              1,866
                                                                                               ------------       ------------
                    Net cash provided by (used in) operating activities                           (304,837)            293,221
                                                                                               ------------       ------------

      Cash flows from investing activities:
          Investment in subsidiary bank                                                         (5,000,000)                  -
                                                                                               ------------       ------------
                    Net cash used in investing activities                                       (5,000,000)                  -
                                                                                               ------------       ------------

      Cash flows from financing activities:
          Dividends paid on common stock                                                                  -          (672,616)
          Dividends paid on preferred stock                                                       (193,750)                  -
          Exercise of stock options                                                                 222,510             12,375
          Proceeds from issuance of preferred stock and warrant                                   5,000,000                  -
                                                                                               ------------       ------------
                Net cash provided by (used in) financing activities                               5,028,760          (660,241)
                                                                                               ------------       ------------
      Net decrease in cash and cash equivalents                                                   (276,077)          (367,020)

      Cash and cash equivalents at beginning of year                                                561,309            928,329
                                                                                               ------------       ------------

      Cash and cash equivalents at end of year                                                 $    285,232         $  561,309
                                                                                               ============       ============

NOTE U - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE
         AMOUNTS (UNAUDITED)
                                                                               Three Months Ended
                                                             March 31        June 30        Sept. 30        Dec. 31
                                                             --------        -------        --------        -------
                                                                      (In thousands, except per share amounts)

        2009
        Total interest income                                $  6,666       $  6,608        $  6,501       $  6,503
        Total interest expense                                  2,812          2,634           2,493          2,301
                                                             --------       --------        --------       --------
            Net interest income                                 3,854          3,974           4,008          4,202
        Provision (credit) for loan losses                        628            464            (36)            150
                                                             --------       --------        --------       --------
            Net interest income after provision for
                loan losses                                     3,226          3,510           4,044          4,052
        Total non-interest income                                 684            604             734            727
        Total non-interest expense                              3,658          3,890           3,707          4,069
        Income tax expense                                         61             43             301            109
                                                             --------       --------        --------       --------

        Net income                                                191            181             770            601
                                                             --------       --------        --------       --------

        Preferred dividends                                        38             63              63             62
        Preferred stock accretion                                  14             14              14             14
                                                             --------       --------        --------       --------
        Net income applicable to common stockholders           $  139         $  104         $   693        $   525
                                                             ========       ========        ========       ========

        Per common share:
            Net income, basic                                  $  .05         $  .03         $   .23        $   .18
            Net income, diluted                                   .05            .03             .23            .18
            Cash dividends declared                                 -              -               -              -

        2008
        Total interest income                                $  8,682       $  8,168        $  7,672       $  7,202
        Total interest expense                                  3,990          3,816           3,183          3,157
                                                             --------       --------        --------       --------
            Net interest income                                 4,692          4,352           4,489          4,045

        Provision for loan losses                                 366            634             721            484
                                                             --------       --------        --------       --------
            Net interest income after provision for
                loan losses                                     4,326          3,718           3,768          3,561
        Total non-interest income                                 762            915             795            690
        Total non-interest expense                              3,963          4,176           4,085          3,774
        Income tax expense                                        335            118             143             92
                                                             --------       --------        --------       --------

        Net income applicable to common stockholders         $    790       $    339        $    335       $    385
                                                             ========       ========        ========       ========

        Per common share:
            Net income, basic                                $    .26       $    .11        $    .11       $    .14
            Net income, diluted                                   .26            .11             .11            .13
            Cash dividends declared                              .075           .075            .075              -

