Form 10-K, Exhibit 13
period 2010-12-31
FIRST BANCSHARES INC /MS/
filed 2011-03-31
CIK 947559

EXHIBIT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management's discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and its subsidiary during the year ended December 31, 2010 when compared to the years 2009 and 2008. The Company's consolidated financial statements and related notes should also be considered.

Critical Accounting Policies

In the preparation of the Company's consolidated financial statements, certain significant amounts are based upon judgment and estimates.  The most critical of these is the accounting policy related to the allowance for loan losses.  The allowance is based in large measure upon management's evaluation of borrowers' abilities to make loan payments, local and national economic conditions, and other subjective factors.  If any of these factors were to deteriorate, management would update its estimates and judgments which may require additional loss provisions.

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

Goodwill is assessed for impairment both annually and when events or circumstances occur that make it more likely than not that impairment has occurred. The impairment test compares the estimated fair value of a reporting unit with its net book value. The Company has assigned all goodwill to one reporting unit that represents the overall banking operations. The analysis of goodwill for impairment requires significant assumptions about the economic environment, expected net interest margins, growth rates and the rate at which cash flows are discounted. No impairment was indicated when the annual test was performed in 2010.

Overview

The First Bancshares, Inc. (the Company)  was incorporated on June 23, 1995, and serves as a bank holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi.  The First began operations on August 5, 1996, from its main office in the Oak Grove community, which is on the western side of Hattiesburg.  The First currently operates its main office and two branches in Hattiesburg, one in Laurel, one in Purvis, one in Picayune, one in Pascagoula, one in Bay St. Louis, one in Wiggins and one in Gulfport, Mississippi. The Company and its subsidiary bank engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals.  The First is a wholly-owned subsidiary of the Company.

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

The Company increased from approximately $477.6 million in total assets, and $383.8 million in deposits at December 31, 2009 to approximately  $503.0 million in total assets, and $396.5 million in deposits at December 31, 2010.  Loans net of allowance for loan losses increased from $314.0 million at December 31, 2009 to approximately $328.0 at December 31, 2010.  The Company increased from $43.6 million in shareholders’ equity at December 31, 2009 to approximately $57.1 million at December 31, 2010. The First reported net income of $3,016,000 and $2,210,000 for the years ended December 31, 2010, and 2009, respectively.  For the years ended December 31, 2010 and 2009, the Company reported consolidated net income applicable to common stockholders of $2,233,000 and $1,461,000, respectively.  The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company's Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars In Thousands, Except Per Share Data)

	December 31,
	2010	2009	2008	2007	2006
Earnings:
Net interest income	$ 16,334	$ 14,390	$ 16,105	$ 16,870	$ 13,242
Provision for loan
Losses	983	1,206	2,205	1,321	800

Noninterest income	3,895	4,397	4,631	4,575	3,380
Noninterest expense	15,843	15,323	15,998	14,823	11,138
Net income	2,549	1,743	1,849	3,823	3,315
Net income applicable
to common
stockholders	2,233	1,461	1,849	3,823	3,315

Per common share data:
Basic net income per
Share	$ .74	$ .49	$ .62	$ 1.28	$ 1.35
Diluted net income per
Share	.74	.49	.61	1.25	1.27
Per share data:
Basic net income
per share	$ .84	$ .58	$ .62	$ 1.28	$ 1.35
Diluted net income
per share	.84	.58	.61	1.25	1.27

Selected Year End
Balances:

Total assets	$ 503,045	$ 477,552	$ 474,824	$ 496,056	$ 417,769
Securities	107,136	114,618	102,303	87,052	91,810
Loans, net of
allowance	327,956	314,033	318,300	367,002	284,082
Deposits	396,479	383,754	378,079	386,168	351,722
Stockholders’ equity	57,098	43,617	36,568	36,281	32,365

Results of Operations

The following is a summary of the results of operations by The First for the years ended December 31, 2010 and 2009.

	2010	2009
	(In thousands)

Interest income	$ 23,453	$ 24,621
Interest expense	6,933	9,966
Net interest income	16,520	14,655

Provision for loan losses	983	1,206

Net interest income after
provision for loan losses	15,537	13,449

Other income	3,894	4,396

Other expense	15,405	14,963

Income tax expense	1,010	672

Net income	$ 3,016	$ 2,210

  The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2010 and 2009:

	2010	2009
	(In thousands)

Net interest income:
Net interest income of subsidiary bank	$ 16,520	$ 14,655
Intercompany eliminations	(186)	(265)
	$ 16,334	$ 14,390

Net income:
Net income of subsidiary bank	$ 3,016	$ 2,210
Net loss of the Company, excluding
intercompany accounts	(783)	(749)
	$ 2,233	$ 1,461

Consolidated Net Income

The Company reported consolidated net income applicable to common stockholders of  approximately $2,233,000 for the year ended December 31, 2010, compared to a consolidated net income of $1,461,000 for the year ended December 31, 2009.  The increase in income was attributable to an increase in net interest income of $1.9 million or  13.5%, and a decrease of $224,000 or 18.5% in provision for loan losses.

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

Consolidated net interest income was approximately $16,334,000 for the year ended December 31, 2010, as compared to $14,390,000 for the year ended December 31, 2009.  This increase was the direct result of increased loan volumes and decreased rates paid on interest-bearing liabilities during 2010 as compared to 2009.  Average interest-bearing liabilities for the year 2010 were $395,956,000 compared to $384,744,000 for the year 2009.  At December 31, 2010, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.38% compared to 2.82% at December 31, 2009.  The net interest margin (which is net interest income divided by average earning assets) was 3.60% for the year 2010 compared to 3.20% for the year 2009.  Rates paid on average interest-bearing liabilities decreased from 2.66% for the year 2009 to 1.80% for the year 2010.  Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies.  Average loans comprised 72.6% of average earning assets for the year 2010 compared to 71.3% for the year 2009.

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

Average Balances, Income and Expenses, and Rates

		Years Ended December 31,
	2010			2009			2008
	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate
Assets	(Dollars in thousands)
Earning Assets
Loans (1)(2	$328,950	$ 20,289	6.17%	$320,495	$ 20,674	6.45%	$349,572	$ 25,407	7.27%
Securities	106,891	3,121	2.92%	109,422	3,861	3.53%	96,357	4,416	4.58%
Federal funds sold	16,473	21.13%		17,331	28.16%		16,885	331	1.96%
Other	859	22	2.56%	1,991	66	3.31%	2,783	98	3.52%
Total earning assets	453,173	23,453	5.18%	449,239	24,629	5.48%	465,597	30,252	6.50%

Cash and due from banks	16,686			9,172			9,940
Premises and equipment	14,490			14,675			15,538
Other assets	18,469			13,620			13,256
Allowance for loan losses	(4,513)			(5,064)			(4,566)
Total assets	$498,305			$481,642			$499,765

Liabilities
Interest-bearing liabilities	$395,956	$ 7,119	1.80%	$384,744	$ 10,239	2.66%	$403,017	$ 14,146	3.51%
Demand deposits (1)	49,203			48,855			56,236
Other liabilities	9,434			6,366			3,964
Shareholders’ equity	43,712			41,677			36,548
Total liabilities and
shareholders’ equity	$498,305			$481,642			$499,765

Net interest spread			3.38%			2.82%			2.99%
Net yield on interest-earning
assets		$ 16,334	3.60%		$ 14,390	3.20%		$ 16,106	3.46%

____________________
(1)
All loans and deposits were made to borrowers in the United States.  Includes nonaccrual loans of $4,212, $4,367, and $3,340, respectively, during the periods presented.  Loans include held for sale loans.

(2)	Includes loan fees of $400, $477, and $609, respectively.

Analysis of Changes in Net Interest Income.  The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate.  The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

Analysis of Changes in Consolidated Net Interest Income

	Year Ended December 31,			Year Ended December 31,
	2010 versus 2009 Increase (decrease) due to			2009 versus 2008 Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Earning Assets
Loans	$ 545	$ (930)	$ (385)	$ (2,113)	$(2,622)	$ (4,735)
Securities	(89)	(651)	(740)	598	(1,153)	(555)
Federal funds sold	(2)	(5)	(7)	9	(312)	(303)
Other short-term investments	(37)	(7)	(44)	(28)	(4)	(32)
Total interest income	417	(1,593)	(1,176)	(1,534)	(4,091)	(5,625)
Interest-Bearing Liabilities
Interest-bearing transaction accounts	992	(1,369)	(377)	618	(792)	(174)
Money market accounts	(50)	(31)	(81)	(242)	(108)	(350)
Savings deposits	(5)	(8)	(13)	(18)	(58)	(76)
Time deposits	(671)	(1,590)	(2,261)	(566)	(2,058)	(2,624)
Borrowed funds	(172)	(216)	(388)	(471)	(212)	(683)
Total interest expense	94	(3,214)	(3,120)	(679)	(3,228)	(3,907)
Net interest income	$ 323	$ 1,621	$ 1,944	$ (855)	$ (863)	$ (1,718)

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

The following tables illustrate the Company's consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2008, 2009, and 2010.

	December 31, 2008
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$ 81,230	$ 57,092	$ 138,322	$ 184,762	$ 323,084
Securities (2)	14,487	14,112	28,599	73,704	102,303
Funds sold and other	13,359	2,762	16,121	-	16,121
Total earning assets	109,076	73,966	183,042	258,466	441,508
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$ -	$ 86,795	$ 86,795	$ -	$ 86,795
Money market accounts	27,836	-	27,836	-	27,836
Savings deposits (1)	-	18,419	18,419	-	18,419
Time deposits	15,361	114,555	129,916	57,518	187,434
Total interest-bearing deposits	43,197	219,769	262,966	57,518	320,484
Borrowed funds (3)	10,519	6,471	16,990	29,037	46,027
Total interest-bearing liabilities	53,716	226,240	279,956	86,555	366,511
Interest-sensitivity gap per period	$ 55,360	$ (152,274)	$ (96,914)	$ 171,911	$ 74,997
Cumulative gap at December 31, 2008	$ 55,360	$ (96,914)	$ (96,914)	$ 74,997	$ 74,997
Ratio of cumulative gap to total earning assets at December 31, 2008	12.5%	(21.9%)	(21.9%)	16.9%

	December 31, 2009
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$ 63,217	$ 55,419	$ 118,636	$ 200,159	$ 318,795
Securities (2)	12,099	15,059	27,158	87,460	114,618
Funds sold and other	7,575	296	7,871	-	7,871
Total earning assets	82,891	70,774	153,665	287,619	441,284
Liabilities
Interest-bearing liabilities: Interest-bearing deposits:
NOW accounts (1)	$ -	$ 122,363	$ 122,363	$ -	$ 122,363
Money market accounts	25,110	-	25,110	-	25,110
Savings deposits (1)	-	15,712	15,712	-	15,712
Time deposits	59,192	95,291	154,483	17,559	172,042
Total interest-bearing deposits	84,302	233,366	317,668	17,559	335,227
Borrowed funds (3)	26	10,404	10,430	21,607	32,037
Total interest-bearing liabilities	84,328	243,770	328,098	39,166	367,264
Interest-sensitivity gap per period	$ (1,437)	$ (172,996)	$ (174,433)	$ 248,453	$ 74,020
Cumulative gap at December 31, 2009	$ (1,437)	$ (174,433)	$ (174,433)	$ 74,020	$ 74,020
Ratio of cumulative gap to total earning assets at December 31, 2009	(.3%)	(39.5%)	(39.5%)	16.8%

	December 31, 2010
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$ 62,439	$ 62,095	$ 124,534	$ 208,039	$ 332,573
Securities (2)	12,011	7,592	19,603	87,533	107,136
Funds sold and other	9,083	12,443	21,526	-	21,526
Total earning assets	83,533	82,130	165,663	295,572	461,235
Liabilities
Interest-bearing liabilities: Interest-bearing deposits:
NOW accounts (1)	$ -	$ 149,551	$ 149,551	$ -	$ 149,551
Money market accounts	18,853	-	18,853	-	18,853
Savings deposits (1)	-	14,043	14,043	-	14,043
Time deposits	34,437	72,886	107,323	58,398	165,721
Total interest-bearing deposits	53,290	236,480	289,770	58,398	348,168
Borrowed funds (3)	-	3,075	3,075	27,032	30,107
Total interest-bearing liabilities	53,290	239,555	292,845	85,430	378,275
Interest-sensitivity gap per period	$ 30,243	$ (157,425)	$ (127,182)	$ 210,142	$ 82,960
Cumulative gap at December 31, 2010	$ 30,243	$ (127,182)	$ (127,182)	$ 82,960	$ 82,960
Ratio of cumulative gap to total earning assets at December 31, 2010	6.6%	(27.6%)	(27.6%)	18.0%

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
Loan Volume Trends
Non-Performing Assets
Underwriting Standards/Lending Policies
Experience/Depth of Bank Lending Management

Our model takes into account many local and national economic factors as well as portfolio trends.  Local and national economic trends are measured quarterly, typically in the month following quarter end to facilitate the release of economic data from the reporting agencies.  These factors are allocated a basis point value ranging from -25 to +25 basis points and directly affect the amount reserved for each branch.  As of December 31, 2010, most economic indicators both local and national pointed to a weak economy thus most factors were assigned a positive basis point value. This increased the amount of the allowance that was indicated by historical loss factors.  Portfolio trends are measured monthly on a per branch basis to determine the percentage of loans in each branch that the bank has determined as having more risk.  Portfolio risk is defined as areas in the bank’s loan portfolio in which there is additional risk involved in the loan type or some other area in which the bank has identified as having more risk.  Each area is tracked on bank-wide as well as on a branch-wide basis.  Branches are analyzed based on the gross percentage of concentrations of the bank as a whole.  Portfolio risk is determined by analyzing concentrations in the areas outlined by determining the percentage of each branch’s total portfolio that is made up of the particular loan type and then comparing that concentration to the bank as a whole. Branches with concentrations in these areas are graded on a scale from – 25 basis points to + 25 basis points. Second mortgages, single pay loans, loans secured by raw land, unsecured loans and loans secured by non owner occupied property are considered to be of higher risk than those of a secured and amortizing basis. LTV exceptions place the bank at risk in the event of repossession or foreclosure.

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

At December 31, 2010, the consolidated allowance for loan losses amounted to approximately $4,617,000, or 1.39% of outstanding loans.  At December 31, 2009, the allowance for loan losses amounted to approximately $4,762,000, which was 1.49% of outstanding loans.  The Company’s provision for loan losses was $983,000 for the year ended December 31, 2010, compared to $1,206,000 for the year ended December 31, 2009.

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

The following tables illustrate the Company’s past due and nonaccrual loans at December 31, 2010 and 2009.

	December 31, 2010
	(In thousands)

	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$ 593	$ 1	$ 1,433
Real Estate-mortgage	3,673	153	893
Real Estate-non farm nonresidential	438	737	1,452
Commercial	740	144	386
Consumer	262	36	48
Total	$ 5,706	$ 1,071	$ 4,212

	December 31, 2009
	(In thousands)

	Past Due 30 to 89 Days	Past Due 90 days or More and still accruing	Non-Accrual

Real Estate-construction	$ 3,737	$ 205	$ 1,890
Real Estate-mortgage	2,104	74	1,416
Real Estate-non farm nonresidential	3,004	735	589
Commercial	897	419	452
Consumer	619	14	20
Total	$ 10,361	$ 1,447	$ 4,367

Total nonaccrual loans at December 31, 2010 amounted to $4.2 million which was a decrease of $.2 million over the December 31, 2009 amount of $4.4 million.  Management believes these relationships were adequately reserved at December 31, 2010.  Restructured loans not reported as past due or nonaccrual at December 31, 2010 amounted to $2.6 million.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract.  These loans are current as to principal and interest and, accordingly, they are not included in nonperforming asset categories.  The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses.  At December 31, 2010 and December 31, 2009, the subsidiary bank had potential problem loans of $30,300,000 and $27,700,000, respectively.  This represents an increase of $2,600,000.

Consolidated Allowance For Loan Losses

	Years Ended December 31,
	2010	2009	2008	2007	2006

Average loans outstanding	$ 328,950	$ 320,495	$ 349,572	$ 338,368	$ 237,578
Loans outstanding at year end	$ 332,573	$ 318,795	$ 323,084	$ 371,223	$ 287,875

Total nonaccrual loans	$ 4,212	$ 4,367	$ 3,340	$ 2,429	$ 1,789

Beginning balance of allowance	$ 4,762	$ 4,785	$ 4,221	$ 3,793	$ 2,367
Loans charged-off	(1,370)	(1,396)	(1,784)	(950)	(186)
Total loans charged-off	(1,370)	(1,396)	(1,784)	(950)	(186)
Total recoveries	242	167	143	57	107
Net loans charged-off	(1,128)	(1,229)	(1,641)	(893)	(79)
Acquisition	-	-	-	-	705
Provision for loan losses	983	1,206	2,205	1,321	800
Balance at year end	$ 4,617	$ 4,762	$ 4,785	$ 4,221	$ 3,793

Net charge-offs to average loans	.34%	.38%	.47%	.26%	.03%
Allowance as percent of total loans	1.39%	1.49%	1.48%	1.14%	1.32%
Nonperforming loans as a percentage of total loans	1.27%	1.37%	1.03%	.65%	.62%
Allowance as a multiple of nonaccrual loans	1.1X	1.1X	1.4X	1.7X	2.1X

At December 31, 2010, the components of the allowance for loan losses consisted of the following:

Allowance
(In thousands)
Allocated:
Impaired loans	$ 738
Graded loans	3,879
$ 4,617

Graded loans are those loans or pools of loans assigned a grade by internal loan review.

The following table represents the activity of the allowance for loan losses for the years 2009 and 2010.

Analysis of the Allowance for Loan Losses

	Years Ended December 31,
	2010	2009
	(Dollars in thousands)

Balance at beginning of year	$ 4,762	$ 4,785
Charge-offs:
Real Estate-construction	312	296
Real Estate-farmland	-	2
Real Estate-mortgage	460	443
Real Estate-nonfarm residential	43	-
Commercial	367	389
Consumer	188	266
Total	1,370	1,396
Recoveries:
Real Estate-construction	14	45
Real Estate-mortgage	51	4
Commercial	71	3
Consumer	106	115
Total	242	167
Net charge-off	1,128	1,229
Provision for loan losses	983	1,206
Balance at end of year	$ 4,617	$ 4,762

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2010 and 2009.

Allocation of the Allowance for Loan Losses

	December 31, 2010
	(Dollars in thousands)

	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$ 757	15.90%
Commercial Real Estate	2,817	62.20%
Consumer Real Estate	902	18.04%
Consumer	140	2.90%
Unallocated	1.96%
Total	$ 4,617	100%

	December 31, 2009
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$ 1,015	13.9%
Commercial Real Estate	2,564	62.2%
Consumer Real Estate	687	17.8%
Consumer	317	3.9%
Unallocated	179	2.2%
Total	$ 4,762	100%

Noninterest Income and Expense

Noninterest Income. The Company’s primary source of noninterest income is service charges on deposit accounts.  Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income experienced a decrease of $502,000 or 11.4% as compared to  $4,397,000 for the year ended December 31, 2009, to $3,895,000 for the year ended December 31, 2010.  The deposit activity fees were $2,374,000 for 2010 compared to $2,477,000 for 2009.  Other service charges decreased by $179,000 or 9.6% from $1,876,000 for the year ended December 31, 2009, to $1,697,000 for the year ended December 31, 2010.  Impairment losses on investment securities were $472,000 for 2010 as compared to $111,000 for 2009.

Noninterest expense increased from $15.3 million for the year ended December 31, 2009 to $15.8 million for the year ended December 31, 2010.  The Company experienced slight increases in most expense categories.  The largest increase was in salaries and employee benefits, which increased by $292,000 in 2010 as compared to 2009.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense

	Years ended December 31,
	2010	2009	2008
	(In thousands )
Salaries and employee benefits	$ 8,693	$ 8,401	$ 9,455
Occupancy	1,052	1,071	1,146
Equipment	976	900	1,055
Marketing and public relations	312	329	250
Data processing	12	30	20
Supplies and printing	284	278	352
Telephone	271	249	260
Correspondent services	118	110	110
Deposit and other insurance	1,118	1,019	474
Professional and consulting fees	924	830	845
Postage	148	173	196
ATM fees	225	217	206
Other	1,710	1,716	1,629
Total	$ 15,843	$ 15,323	$ 15,998

Income Tax Expense

Income tax expense consists of two components.  The first is the current tax expense which represents the expected income tax to be paid to taxing authorities.  The Company also recognizes deferred tax for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition

Earning Assets

Loans.  Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets.  At December 31, 2010 and 2009, respectively, loans accounted for 73% and 71% of earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals.  Loans averaged $329.0 million during 2010, as compared to $320.5 million during 2009, and $349.6 million during 2008.

The following table shows the composition of the loan portfolio by category:

Composition of Loan Portfolio

	December 31,
	2010		2009		2008
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
			(Dollars in Thousands)

Mortgage loans held for sale	$ 2,938	0.9%	$ 3,692	1.2%	$ 3,113	1.0%
Commercial, financial and agricultural	48,427	14.6%	43,229	13.6%	37,861	11.7%
Real Estate: Mortgage-commercial	109,073	32.8%	87,492	27.4%	84,181	26.1%
Mortgage-residential	102,425	30.8%	102,738	32.2%	100,603	31.1%
Construction	58,962	17.7%	68,695	21.5%	81,178	25.1%
Consumer and other	10,748	3.2%	12,949	4.1%	16,149	5.0%
Total loans	332,573	100%	318,795	100%	323,085	100%
Allowance for loan losses	(4,617)		(4,762)		(4,785)
Net loans	$ 327,956		$ 314,033		$ 318,300

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

           The following table sets forth the Company's commercial and construction real estate loans maturing within specified intervals at December 31, 2010.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

	December 31, 2010
	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
	(Dollars in thousands)

Commercial, financial and agricultural	$ 20,888	$ 25,223	$ 2,316	$ 48,427
Real estate – construction	58,962	-	-	58,962
	$ 79,850	$ 25,223	$ 2,316	$ 107,389

Loans maturing after one year with:
Fixed interest rates				$ 22,170
Floating interest rates				5,369
				$ 27,539

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities.  The investment securities portfolio is a significant component of the Company's total earning assets.  Total securities averaged $106.9 million in 2010, as compared to $109.4 million in 2009 and $96.4 million in 2008.  This represents 23.6%, 24.4%, and 20.7% of the average earning assets for the years ended December 31, 2010, 2009, and 2008, respectively.  At December 31, 2010, investment securities were $107.1 million and represented 23.2% of earning assets.  The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short-term U.S. Treasury or agency obligations.  This objective is particularly important as the Company focuses on growing its loan portfolio.  The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the book value of securities for the dates indicated.

Securities Portfolio

	December 31
	2010	2009	2008
	(In thousands)
Available-for-sale
U. S. Government agencies	$ 41,173	$ 59,519	$ 64,814
States and municipal subdivisions	54,673	41,982	23,093
Corporate obligations	7,702	9,772	10,813
Mutual finds	986	958	959
Total available-for-sale	104,534	112,231	99,679
Held-to-maturity
U.S. Government agencies	3	3	12
Total	$ 104,537	$ 112,234	$ 99,691

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2010.

Investment Securities Maturity Distribution and Yields (1)

	December 31, 2010
			After One But		After Five But
($ in thousands)	Within One Year		Within Five Years		Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Held-to-maturity:
U.S. Government agencies (2)	$ -	-	$ -	-	$ -	-	$ -	-

Available-for-sale:
U.S. Government agencies (3)	1,023	4.90%	19,827	1.41%	2,005.98%		-	-
States and municipal subdivisions	7,504	3.28%	31,478	3.55%	10,854	5.28%	4,837	6.02%
Corporate obligations and other	2,002	1.19%	2,008.45%		484	4.99%	3,208	2.17%

Total investment securities
available-for-sale	$ 10,529		$ 53,313		$ 13,343		$ 8,045
_________________
(1)  Investments with a call feature are shown as of the contractual maturity date.
(2)  Excludes mortgage-backed securities totaling $3 thousand with a yield of 2.59%.
(3)  Excludes mortgage-backed securities totaling $18.3 million with a yield of 4.30% and mutual funds of $1.0 million.

Short-Term Investments.  Short-term investments, consisting of Federal Funds Sold, averaged $16.5  million in 2010, $17.3 million in 2009, and $16.9 million in 2008.  At December 31, 2010, and December 31, 2009, short-term investments totaled $9,083,000 and $7,575,000, respectively. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits. Average total deposits decreased $14.7 million, or 3.6% in 2009.  Average total deposits increased  $18.0 million, or 4.6%  in 2010.   At December 31, 2010, total deposits were $396.5 million, compared to $383.8 million a year earlier, an increase of  $12.7 million, or 3.3%.

The following table sets forth the deposits of the Company by category for the period indicated.

Deposits
	December 31,
($ in thousands)	2010		2009		2008
		Percent of		Percent of		Percent of
	Amount	Deposits	Amount	Deposits	Amount	Deposits

Noninterest-bearing accounts	$ 48,311	12.2%	$ 48,527	12.6%	$ 57,594	15.2%
NOW accounts	149,551	37.7%	122,363	31.9%	86,795	22.9%
Money market accounts	18,853	4.8%	25,110	6.5%	27,836	7.4%
Savings accounts	14,043	3.5%	15,712	4.1%	18,419	4.9%
Time deposits less than $100,000	65,393	16.5%	82,116	21.4%	99,491	26.3%
Time deposits of $100,000 or over	100,328	25.3%	89,926	23.5%	87,944	23.3%
Total deposits	$396,479	100%	$383,754	100%	$378,079	100%

The Company’s loan-to-deposit ratio was 83% at December 31, 2010 and 82% at December 31, 2009.  The loan-to-deposit ratio averaged 81% during 2010.  Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets.  The Company's core deposits were $296.2 million at December 31, 2010 and $293.8 million at December 31, 2009. Management anticipates that a stable base of deposits will be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future.  The Company has purchased brokered deposits from time to time to help fund loan growth.  Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits.  Further, brokered deposit customers typically do not have loan or other relationships with the Company.  The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company's certificates of deposit of $100,000 or more at December 31, 2010, is shown in the following table.  The Company did not have any other time deposits of $100,000 or more.

Maturities of Certificates of Deposit of $100,000 or More
After Three
	Within Three	Through	After Twelve
(In thousands)	Months	Twelve Months	Months	Total

December 31, 2010	$ 23,811	$ 43,426	$ 33,091	$ 100,328

Borrowed Funds

Borrowed funds consists of advances from the Federal Home Loan Bank of Dallas, federal funds purchased and reverse repurchase agreements.  At December 31, 2010, advances from the FHLB totaled $15.1 million compared to $17.0 million at December 31, 2009.  The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. There were no federal funds purchased at December 31, 2010 and December 31, 2009.

Reverse Repurchase Agreements consist of three $5,000,000 agreements.  These agreements are secured by securities with a fair value of $18,193,000 at December 31, 2010 and $17,444,000 at December 31, 2009. The maturity dates are from August 22, 2012 through September 26, 2017, with rates between 3.81% and 4.51%.

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

Capital

Total shareholders’ equity as of December 31, 2010, was $57.1 million, an increase of $13.5 million or approximately 30.9%, compared with shareholders' equity of $43.6 million as of December 31, 2009.

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

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio.  The minimum requirement for the leverage ratio is 4%.  All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum.  The Company and the subsidiary bank exceeded their minimum regulatory capital ratios as of December 31, 2010 and 2009.

Analysis of Capital

	Adequately	Well	The Company		Subsidiary Bank
Capital Ratios	Capitalized	Capitalized	December 31,		December 31,
			2010	2009	2010	2009

Leverage	4.0%	5.0%	13.1%	10.8%	10.7%	10.7%
Risk-based capital:
Tier 1	4.0%	6.0%	18.4%	15.3%	15.0%	15.1%
Total	8.0%	10.0%	19.6%	16.5%	16.2%	16.3%

Ratios

	2010	2009	2008
Return on assets (net income applicable
to common stockholders divided by
average total assets)	.45%	.30%	.37%

Return on equity (net income applicable
to common stockholders divided by
average equity)	5.1%	3.5%	5.1%

Dividend payout ratio (dividends per
share divided by net income per
common share)	20.3%	-	36.3%

Equity to asset ratio (average equity
divided by average total assets)	8.8%	8.7%	7.3%

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

The Company's Federal Funds Sold position, which is typically its primary source of liquidity, averaged $16.5 million during the year ended December 31, 2010 and totaled $9.1 million at December 31, 2010.  Also, the Company has available advances from the Federal Home Loan Bank.  Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral.  At December 31, 2010, advances available totaled approximately $131.4 million of which $45.1 million had been drawn, or used for letters of credit.

Management regularly reviews the liquidity position of the Company and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

EESA also increased FDIC deposit insurance on most accounts from $100,000 to $250,000.  However, with the passage of the Dodd-Frank Act, this increase in the basic coverage limit has been made permanent.

Following a systemic risk determination, the FDIC established a Temporary Liquidity Guarantee Program (“TLGP”) on October 14, 2008.  The TLGP included the Transaction Account Guarantee Program (“TAGP”), which provided unlimited deposit insurance coverage through June 30, 2010 for noninterest-bearing transaction accounts (typically business checking accounts) and certain funds swept into noninterest-bearing savings accounts.  Institutions participating in the TAGP pay a 10 basis points fee (annualized) on the balance of each covered account in excess of $250,000, while the extra deposit insurance is in place. The Company is participating in the TAGP.

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
Hattiesburg, Mississippi

We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc., as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The First Bancshares, Inc., as of December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ T. E. LOTT & COMPANY

Columbus, Mississippi
March 30, 2011

THE FIRST BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009

ASSETS	2010	2009

Cash and due from banks	$ 12,450,296	$ 8,119,637
Interest-bearing deposits with banks	12,443,412	296,236
Federal funds sold	9,083,000	7,575,000
Total cash and cash equivalents	33,976,708	15,990,873
Held-to-maturity securities (fair value of $2,763 in
2010 and $3,047 in 2009)	2,640	2,983
Available-for-sale securities	104,534,242	112,231,024
Other securities	2,598,950	2,383,650
Total securities	107,135,832	114,617,657
Loans held for sale	2,937,834	3,692,316
Loans, net of allowance for loan losses of $4,617,080
in 2010 and $4,762,069 in 2009	325,017,844	310,340,494
Interest receivable	2,022,851	2,318,207
Premises and equipment	14,993,926	14,279,291
Cash surrender value of life insurance	6,083,567	5,857,074
Goodwill	702,213	702,213
Other assets	10,174,000	9,754,144
Total assets	$ 503,044,775	$ 477,552,269

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$ 48,312,231	$ 48,527,218
Interest-bearing	348,167,188	335,226,686
Total deposits	396,479,419	383,753,904
Interest payable	410,919	672,355
Borrowed funds	30,106,895	32,037,082
Subordinated debentures	10,310,000	10,310,000
Other liabilities	8,639,457	7,162,262
Total liabilities	445,946,690	433,935,603
Stockholders’ Equity:
Preferred stock, no par value, $1,000 per share liquidation,
10,000,000 shares authorized; 17,123 and 5,000 shares
issued and outstanding in 2010 and 2009, respectively	16,938,571	4,773,010
Common stock, par value $1 per share: 10,000,000 shares
authorized; 3,058,716 and 3,046,363 shares issued and
outstanding in 2010 and 2009, respectively	3,058,716	3,046,363
Additional paid-in capital	23,418,761	23,418,504
Retained earnings	14,722,496	12,943,540
Accumulated other comprehensive loss	(576,814)	(101,106)
Treasury stock, at cost	(463,645)	(463,645)
Total stockholders’ equity	57,098,085	43,616,666
Total liabilities and stockholders’ equity	$503,044,775	$ 477,552,269

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2010 AND 2009

INTEREST INCOME	2010	2009
Interest and fees on loans	$ 20,289,150	$ 20,674,170
Interest and dividends on securities:
Taxable interest and dividends	1,891,322	2,878,125
Tax-exempt interest	1,230,024	983,326
Interest on federal funds sold	21,339	28,143
Interest on deposits in banks	21,577	65,993
Total interest income	23,453,412	24,629,757

INTEREST EXPENSE
Interest on time deposits of $100,000 or more	1,814,201	2,246,314
Interest on other deposits	3,930,024	6,230,761
Interest on borrowed funds	1,375,067	1,762,639
Total interest expense	7,119,292	10,239,714
Net interest income	16,334,120	14,390,043
Provision for loan losses	982,663	1,206,343
Net interest income after provision for loan losses	15,351,457	13,183,700

OTHER INCOME
Service charges on deposit accounts	2,373,684	2,476,904
Other service charges and fees	1,697,123	1,876,477
Bank owned life insurance income	226,493	197,177
Loss on sale of other real estate	(20,075)	(20,831)
Other	89,949	(21,300)
Impairment loss on securities:
Total other-than-temporary impairment loss	(1,713,525)	(689,579)
Less: Portion of loss recognized in other comprehensive income	1,241,714	578,151
Net impairment loss recognized in earnings	(471,811)	(111,428)
Total other income	3,895,363	4,396,999

OTHER EXPENSE
Salaries	7,268,974	7,098,129
Employee benefits	1,423,630	1,302,807
Occupancy	1,051,537	1,082,818
Furniture and equipment	975,791	1,104,138
Supplies and printing	284,352	278,376
Professional and consulting fees	923,626	830,387
Marketing and public relations	311,533	328,690
FDIC and OCC assessments	1,066,963	968,524
Other	2,536,472	2,329,322
Total other expense	15,842,878	15,323,191

THE FIRST BANCSHARES, INC. CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2010 AND 2009

Continued:	2010	2009

Income before income taxes	3,403,942	2,257,508
Income taxes	855,198	514,111

Net income	2,548,744	1,743,397
Preferred dividends	273,629	225,694
Preferred stock accretion	42,561	56,748
Net income applicable to common stockholders	$ 2,232,554	$ 1,460,955

Net income per share:
Basic	$ .84	$ .58
Diluted	.84	.58
Net income applicable to common stockholders:
Basic	$ .74	$ .49
Diluted	.74	.49

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2010 AND 2009

	Compre- hensive Income	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance,
January 1, 2009		$3,016,695	-	-	$22,941,924	$11,482,585	$ (409,473)	$ (463,645)	$36,568,086
Comprehensive
Income:
Net income 2009	$1,743,397	-	-	-	-	1,743,397	-	-	1,743,397
Non-credit related
impairment
loss on
investment
securities,
net of tax	(381,580)	-	-	-	-	-	(381,580)	-	(381,580)
Net change in
unrealized gain
on available-
for-sale
securities,
net of tax	702,010	-	-	-	-	-	702,010	-	702,010
Net change in
unrealized
loss on
loans held for
sale, net of tax	(12,063)	-	-	-	-	-	(12,063)	-	(12,063)
Comprehensive
Income	$2,051,764
Issuance of
Preferred
stock and warrants		-	4,716,262	283,738	-	-	-	-	5,000,000
Accretion of
Preferred
stock discount		-	56,748	-	-	(56,748)	-	-	-
Dividends on
preferred stock		-	-	-	-	(225,694)	-	-	(225,694)

THE FIRST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2010 AND 2009

Continued:	Compre- hensive Income	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total

Exercise of stock
Options		29,668	-	-	192,842	-	-	-	222,510
Balance,
December 31, 2009		3,046,363	4,773,010	283,738	23,134,766	12,943,540	(101,106)	(463,645)	43,616,666

Comprehensive
Income:
Net income 2010	$2,548,744	-	-	-	-	2,548,744	-	-	2,548,744
Non-credit related
impairment
loss on
investment
securities,
net of tax	(819,528)	-	-	-	-	-	(819,528)	-	(819,528)
Net change in
unrealized gain
on available-
for-sale
securities,
net of tax	335,313	-	-	-	-	-	335,313	-	335,313
Net change in
unrealized
loss on
loans held for
sale, net of tax	8,507	-	-	-	-	-	8,507	-	8,507
Comprehensive
Income	$2,073,036
Issuance of
preferred stock		-	12,123,000	-	-	-	-	-	12,123,000

THE FIRST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2010 AND 2009

Continued:	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total

Accretion of
Preferred
stock discount	-	42,561	-	-	(42,561)	-	-	-
Dividends on
preferred stock	-	-	-	-	(273,629)	-	-	(273,629)
Cash dividend
declared, $.15 per
common share					(453,598)			(453,598)
Grant of restricted
Stock	12,353	-	-	(12,353)	-	-	-	-
Compensation cost
on restricted stock	-	-	-	12,610	-	-	-	12,610
Balance,
December 31, 2010	$3,058,716	$16,938,571	$ 283,738	$23,135,023	$14,722,496	$(576,814)	$ (463,645)	$ 57,098,085

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 2,548,744	$ 1,743,397
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	869,736	970,262
FHLB Stock dividends	(4,100)	(11,300)
Provision for loan losses	982,663	1,206,343
Impairment loss on securities	471,811	111,428
Gain on sale/call of securities	(50,715)	-
Deferred income taxes	(84,605)	(265,607)
Restricted stock expense	12,610	-
Increase in cash value of life insurance	(226,493)	(197,177)
Securities, amortization and accretion, net	271,206	336,253
Loss on sale/writedown of other real estate	351,392	268,062
Changes in:
Loans held for sale	767,370	(598,021)
Interest receivable	295,356	286,378
Other assets	2,640,435	(2,342,018)
Interest payable	(261,436)	(177,518)
Other liabilities	1,464,758	4,139,940
Net cash provided by operating activities	10,048,732	5,470,422

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities	(51,246,717)	(64,793,467)
Purchases of other securities	(595,500)	(110,600)
Proceeds from maturities and calls of available-for-sale securities	56,508,885	52,288,321
Proceeds from sales of securities available-for-sale	1,009,000	-
Proceeds from redemption of other securities	384,300	350,150
(Increase) decrease in loans	(18,956,156)	818,581
Net (additions) disposals to premises and equipment	(1,370,243)	245,086
Net cash used in investing activities	(14,266,431)	(11,201,929)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in deposits	12,725,515	5,675,287
Proceeds from borrowed funds	8,500,000	3,000,000
Repayment of borrowed funds	(10,430,187)	(16,990,192)
Exercise of stock options	-	222,510
Dividends paid on common stock	(452,980)	-
Dividends paid on preferred stock	(261,814)	(193,750)
Proceeds from issuance of preferred stock and warrant	12,123,000	5,000,000
Net cash provided by (used in) financing activities	22,203,534	(3,286,145)

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Continued:	2010	2009

Net increase (decrease) in cash and cash equivalents	17,985,835	(9,017,652)
Cash and cash equivalents at beginning of year	15,990,873	25,008,525
Cash and cash equivalents at end of year	$ 33,976,708	$ 15,990,873

Supplemental disclosures:

Cash paid during the year for:
Interest	$ 7,380,728	$ 10,417,232
Income taxes	1,366,854	876,436

Non-cash activities:
Transfers of loans to other real estate	3,296,143	2,821,539
Issuance of restricted stock grants	12,353	-

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

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company and the Bank follow accounting principles generally accepted in the United States of America including, where applicable, general practices within the banking industry.

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

 3.            Cash and Due From Banks

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve.  The reserve balance varies depending upon the types and amounts of deposits.  At December 31, 2010, the required reserve balance on deposit with the Federal Reserve Bank was approximately $2,936,000.

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

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2010 and 2009.

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

The Company originates fixed rate single family, residential first mortgage loans on a presold basis.  The Company issues a rate lock commitment to a customer and concurrently “locks in” with a secondary market investor under a best efforts delivery mechanism.  Such loans are sold without the servicing retained by the Company.  The terms of the loan are dictated by the secondary investors and are transferred within several weeks of the Company initially funding the loan.  The Company recognizes certain origination fees and service release fees upon the sale, which are included in other income on loans in the consolidated statements of income.  Between the initial funding of the loans by the Company and the subsequent purchase by the investor, the Company carries the loans held for sale at the lower of cost or fair value in the aggregate as determined by the outstanding commitments from investors.

6.	Loans

Loans are carried at the principal amount outstanding, net of the allowance for loan losses.  Interest income on loans is recognized based on the principal balance outstanding and the stated rate of the loan. Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the related loan yield using the interest method.

A loan is considered impaired, in accordance with the impairment accounting guidance Accounting Standards Codification (ASC) Section 310-10-35, Receivables, Subsequent Measurement, when--based upon current events and information--it is probable that the scheduled payments of principal and interest will not be collected in accordance with the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral values, and the probability of collecting scheduled payments of principal and interest when due.  Generally, impairment is measured on a loan by loan basis using the fair value of the supporting collateral.

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

9.         Other Real Estate

Other real estate consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses.  Subsequent gains or losses on other real estate are reported in other operating income or expenses.  At December 31, 2010 and 2009, other real estate totaled $3,995,017 and $2,902,997, respectively.

10.        Goodwill and Intangible Assets

The following table summarizes the changes in goodwill and core deposit intangible asset for the year ended December 31, 2010.

(Dollars in thousands)	Goodwill	Core deposit intangible

Balance, January 1, 2010	$ 702	$ 468
Amortization	-	69
Balance, December 31, 2010	$ 702	$ 399

Acquired goodwill and core deposit intangible are related to the acquisition of First National Bank of Wiggins on October 1, 2006.

The following table presents the forecasted core deposit intangible asset amortization expense for 2011 through 2015.

(Dollars in thousands) Year	Full year expected amortization
2011	$69
2012	69
2013	69
2014	69
2015	69

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

12.        Stock Options

The Company accounts for stock based compensation in accordance with ASC Topic 718, Compensation - Stock Compensation.  Compensation cost is recognized for all stock options granted based on the weighted average fair value stock price at the grant date.

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

ASC Topic 740, Income Taxes, provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. ASC Topic 740 requires an evaluation of tax positions to determine if the tax positions will more likely than not be sustainable upon examination by the appropriate taxing authority.  The Company at December 31, 2010 and 2009, had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

14.         Advertising Costs

Advertising costs are expensed in the period in which they are incurred.  Advertising expense for the years ended December 31, 2010 and 2009, was $261,727 and $246,306, respectively.

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

The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations applicable to common stockholders:

	For the Year Ended December 31, 2010			For the Year Ended December 31, 2009
	Net Income (Numerator)	Shares (Denominator)	Per Share Amount	Net Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic per common share	$ 2,232,554	3,019,869	$ .74	$ 1,460,955	3,011,430	$ .49

Effect of dilutive shares:
Restricted Stock		2,058			-
	$ 2,232,554	3,021,927	$ .74	$ 1,460,955	3,011,430	$ .49

The diluted per share amounts were computed by applying the treasury stock method.

 18.        Reclassifications

Certain reclassifications have  been made to  the 2009 financial statements to  conform  with  the  classifications used in 2010.  These reclassifications did not impact the Company's consolidated financial condition or results of operations.

        19.    Accounting Pronouncements

ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures About Fair Value Measurements.” ASU 2010-06 requires expanded disclosures related to fair value measurements including (i) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (ii) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (iii) the policy for determining when transfers between levels of the fair value hierarchy are recognized and (iv) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements. ASU 2010-06 further clarifies that (i) fair value measurement disclosures should be provided for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the consolidated balance sheets and (ii) companies should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. The disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy will be required for the Company beginning January 1, 2011. The remaining disclosure requirements and clarifications made by ASU 2010-06 became effective for the Company on January 1, 2010.  (See Note Q – Fair Values of Assets and Liabilities)

ASU No. 2010-20, “Receivables (Topic 310)—Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” ASU 2010-20 requires entities to provide disclosures designed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (iii) the changes and reasons for those changes in the allowance for credit losses. Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a disaggregation of portfolio segment. The required disclosures include, among other things, a roll forward of the allowance for credit losses as well as information about modified, impaired, non-accrual and past due loans and credit quality indicators. ASU 2010-20 became effective for the Company’s financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period.  (See Note D – Loans.)  Disclosures that relate to activity during a reporting period will be required for the Company’s financial statements that include periods beginning on or after January 1, 2011. ASU 2011-01, “Receivables (Topic 310)—Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20,” temporarily deferred the effective date for disclosures related to troubled debt restructurings to coincide with the effective date of a proposed accounting standards update related to troubled debt restructurings, which is currently expected to be effective for periods ending after June 15, 2011.

ASU No. 2010-28, “Intangibles—Goodwill and Other (Topic 350)—When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.” ASU 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist such as if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. ASU 2010-28 became effective for the Company on January 1, 2011 and is not expected have a significant impact on the Company’s consolidated financial statements.

ASU No. 2010-29, “Business Combinations (Topic 805)—Disclosure of Supplementary Pro Forma Information for Business Combinations.” ASU 2010-29 provides clarification regarding the acquisition date that should be used for reporting the pro forma financial information disclosures required by Topic 805 when comparative financial statements are presented. ASU 2010-29 also requires entities to provide a description of the nature and amount of material, nonrecurring pro forma adjustments that are directly attributable to the business combination. ASU 2010-29 is effective for the Company prospectively for business combinations occurring after December 31, 2010.

NOTE C - SECURITIES

A summary of the amortized cost and estimated fair value of available-for-sale securities and held-to-maturity securities at December 31, 2010 and 2009, follows:

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government
agencies	$ 22,886,882	$ 169,384	$ 201,664	$ 22,854,602
Tax-exempt and taxable
obligations of states and
municipal subdivisions	53,895,368	998,689	221,155	54,672,902
Mortgage-backed securities	17,638,563	727,725	47,866	18,318,422
Corporate obligations	9,726,518	12,163	2,036,387	7,702,294
Other	1,255,483	-	269,461	986,022
	$ 105,402,814	$ 1,907,961	$ 2,776,533	$ 104,534,242
Held-to-maturity securities:
Mortgage-backed securities	$ 2,640	$ 123	$ -	$ 2,763

	December 31, 2009

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government
agencies	$ 31,061,333	$ 387,491	$ 56,602	$ 31,392,222
Tax-exempt and taxable
obligations of states and
municipal subdivisions	41,088,714	965,403	72,217	41,981,900
Mortgage-backed securities	27,226,696	985,163	84,851	28,127,008
Corporate obligations	11,742,149	51,683	2,021,721	9,772,111
Other	1,247,049	-	289,266	957,783
	$ 112,365,941	$ 2,389,740	$ 2,524,657	$ 112,231,024
Held-to-maturity securities:
Mortgage-backed securities	$ 2,983	$ 64	$ -	$ 3,047

The scheduled maturities of securities at December 31, 2010, were as follows:

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due less than one year	10,476,227	10,530,199	-	-
Due after one year through five years	52,717,729	53,311,717	-	-
Due after five years through ten years	13,200,070	13,343,290	-	-
Due after ten years	11,370,225	9,030,614	-	-
Mortgage-backed securities	17,638,563	18,318,422	2,640	2,763
	$ 105,402,814	$104,534,242	$ 2,640	$ 2,763

Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

A gain of $50,715 was realized from the sale or call of available-for-sale securities in 2010. No gains or losses resulting from the sale of available-for-sale securities were realized in 2009. An other-than-temporary  impairment loss of $471,811 was recognized for the year ended 2010 and $111,428 for the year ended 2009.

Securities with a carrying value of $63,692,752 and $84,231,952 at December 31, 2010 and 2009, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

The details concerning securities classified as available-for-sale with unrealized losses as of December 31, 2010 and 2009, were as follows:

2010
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S.
government agencies	$13,340,460	$ 201,664	$ -	$ -	$13,340,460	$ 201,664
Tax-exempt and tax-
able obligations of
states and municipal
subdivisions	9,144,237	204,952	257,160	16,203	9,401,397	221,155
Mortgage-backed
securities	1,708,389	3,331	310,610	44,535	2,018,999	47,866
Corporate obligations	-	-	3,199,650	2,036,387	3,199,650	2,036,387
Other	-	-	986,022	269,461	986,022	269,461
	$24,193,086	$ 409,947	$ 4,753,442	$ 2,366,586	$28,946,528	$ 2,776,533

2009
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S.
government agencies	$ 7,113,888	$ 56,602	$ -	$ -	$ 7,113,888	$ 56,602
Tax-exempt and tax-
able obligations of
states and municipal
subdivisions	5,055,888	71,665	90,567	552	5,146,455	72,217
Mortgage-backed
securities	776,355	3,091	321,532	81,760	1,097,887	84,851
Corporate obligations	487,730	398,736	3,811,605	1,622,985	4,299,335	2,021,721
Other	-	-	957,783	289,266	957,783	289,266
	$13,433,861	$ 530,094	$ 5,181,487	$ 1,994,563	$18,615,348	$ 2,524,657

 Approximately 26.1% of the number of securities in the investment portfolio at December 31, 2010, reflected an unrealized loss.  Management is of the opinion the Company has the ability to hold these securities until such time as the value recovers or the securities mature.  Management also believes the deterioration in value is attributable to changes in market interest rates and lack of liquidity in the credit   markets.  We have determined that these securities are not other-than-temporarily impaired based upon anticipated cash flows.

NOTE D - LOANS

Loans outstanding included the following types at December 31, 2010 and 2009:

	2010	2009
	(In thousands)

Commercial, financial and agricultural	$ 48,427	$ 43,229
Real estate – construction	58,962	68,695
Real estate – mortgage	211,499	190,229
Installment loans to individuals	10,589	12,812
Overdrafts	158	137
	329,635	315,102
Allowance for loan losses	(4,617)	(4,762)
	$ 325,018	$ 310,340

Transactions in the allowance for loan losses for the years ended December 31, 2010 and 2009, were as follows:
	2010	2009

Balance at beginning of year	$ 4,762,069	$ 4,784,919
Additions:
Provision for loan losses charged to operations	982,663	1,206,343
Recoveries	242,002	166,904
	5,986,734	6,158,166
Deductions: Loans charged off	1,369,654	1,396,097
Balance at end of year	$ 4,617,080	$ 4,762,069

Included in certain loan categories in the impaired loans are troubled debt restructurings that were classified as impaired.  At December 31, 2010, the Company had $2.6 million of commercial loans and $2.1 million of 1-4 family real estate - mortgage loans that were modified in troubled debt restructurings and impaired.  Included in these amounts, the Company had troubled debt restructurings that were performing in accordance with their modified terms of $.9 million of 1-4 family real estate - mortgage loans at December 31, 2010.

The following table represents the Company’s impaired loans at December 31, 2010 and 2009.  This table excludes performing troubled debt restructurings.

	2010	2009
	(In thousands)
Impaired Loans:
Impaired loans without a valuation allowance	$ 2,406	$ 12,295
Impaired loans with a valuation allowance	2,123	8,314
Total impaired loans	$ 4,529	$ 20,609

Allowance for loan losses on impaired loans at year end	738	2,004

Total nonaccrual loans	4,212	4,367

Past due 90 days or more and still accruing	1,071	1,447

Average investment in impaired loans	14,486	19,114

Interest paid on impaired loans	208	1,297

The following table provides the ending balances in the Company's loans and allowance for loan losses, broken down by portfolio segment as of December 31, 2010. The table also provides additional detail as to the amount of our loans and allowance that correspond to individual versus collective impairment evaluation. The impairment evaluation corresponds to the Company's systematic methodology for  estimating its Allowance for Loan Losses.

			Commercial,
		Installment	Financial
	Real Estate	and Other	and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$ 4,091	$ 48	$ 390	$ 4,529
Collectively evaluated	266,504	9,083	49,519	325,106
Total	$ 270,595	$ 9,131	$ 49,909	$329,635

Allowance for Loan Losses
Individually evaluated	$ 464	$ 10	$ 264	$ 738
Collectively evaluated	3,254	132	493	3,879
Total	$ 3,718	$ 142	$ 757	$ 4,617

The amount of interest income that would have been recognized on impaired loans using the cash-basis  would have been $158,000 for the period ended December 31, 2010.  The Company had no loan    commitments to borrowers in non-accrual status at December 31, 2010 and 2009.

The following table provides additional detail of impaired loans broken out according to class as of December 31, 2010. The recorded investment included in the following table represents customer balances net of any partial charge-offs recognized on the loans, net of any deferred fees and costs. As nearly all of our impaired loans at December 31, 2010 are on nonaccrual status, recorded investment excludes any insignificant amount of accrued interest receivable on loans 90-days or more past due and still accruing. The unpaid balance represents the recorded balance prior to any partial charge-offs.

				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)
Impaired loans with
no related allowance:
Commercial installment	$ 12	$ 12	$ -	$ 387	$ 1
Commercial real estate	2,230	2,230	-	7,884	72
Consumer real estate	147	149	-	2,185	8
Consumer installment	15	15	-	183	1
Total	$ 2,404	$ 2,406	$ -	$ 10,639	$ 82
Impaired loans with
a related allowance:
Commercial installment	$ 113	$ 377	$ 264	$ 481	$ 17
Commercial real estate	966	1,370	401	2,421	89
Consumer real estate	280	343	63	796	20
Consumer installment	23	33	10	149	-
Total	$ 1,382	$ 2,123	$ 738	$ 3,847	$ 126
Total Impaired Loans
Commercial installment	$ 125	$ 389	$ 264	$ 868	$ 18
Commercial real estate	3,196	3,600	401	10,305	161
Consumer real estate	427	492	63	2,981	28
Consumer installment	38	48	10	332	1
Total Impaired Loans	$ 3,786	$ 4,529	$ 738	$ 14,486	$ 208

The book balance of troubled debt restructurings at December 31, 2010 is $4,750,813.  Approximately  $240,000 in specific reserves have been established with respect to these loans as of December 31, 2010. As of December 31, 2010, the Company had no additional amounts committed on any loan classified as a troubled debt restructuring. The book balance of trouble debt restructurings as of December 31, 2009   was $2,801,464.

The gross interest income that would have been recorded in the period that ended if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period for December 31, 2010 and 2009, was $158,000 and $80,000, respectively.

    The following table summarizes by class our loans classified as past due in excess of 30 days or more in addition to those loans classified as non-accrual:

	December 31, 2010
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$ 593	$ 1	$ 1,433	$ 2,027	$ 58,962
Real Estate-mortgage	3,673	153	893	4,719	102,426
Real Estate-non farm nonresidential	438	737	1,452	2,627	109,073
Commercial	740	144	386	1,270	48,427
Consumer	262	36	48	346	10,747
Total	$ 5,706	$ 1,071	$ 4,212	$ 10,989	$ 329,635

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company uses the following definitions for risk ratings, which are consistent with the definitions used in supervisory guidance:

Special Mention.    Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

Substandard.    Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful.    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

    Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

As of December 31, 2010, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

				Commercial,
			Installment	Financial
	Real Estate Commercial	Real Estate Mortgage	and Other	and Agriculture	Total

Pass	$ 187,657	$ 53,776	$ 8,764	$ 47,500	$ 297,697
Special Mention	5,154	125	70	14	5,363
Substandard	17,820	6,130	297	2,215	26,462
Doubtful	-	-	-	180	180
Subtotal	210,631	60,031	9,131	49,909	329,702
Less:
Unearned Discount	67	-	-	-	67
Loans, net of unearned discount	$ 210,564	$ 60,031	$ 9,131	$ 49,909	$ 329,635

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

	2010	2009

Premises:
Land	$ 4,970,959	$ 4,970,959
Buildings and improvements	9,881,906	9,848,581
Equipment	4,504,541	4,418,294
Construction in progress	1,329,262	141,923
	20,686,668	19,379,757
Less accumulated depreciation and amortization	5,692,742	5,100,466
	$ 14,993,926	$ 14,279,291

The amounts charged to operating expense for depreciation were $655,608 and $754,808 in 2010 and 2009, respectively.

NOTE F - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more as of December 31, 2010, and 2009 was $100,328,380 and $89,926,071, respectively.

At December 31, 2010, the scheduled maturities of time deposits included in interest-bearing deposits were as follows (in thousands):

Year	Amount

2011	$ 107,323
2012	35,107
2013	8,732
2014	3,409
2015	11,150
$ 165,721

NOTE G - BORROWED FUNDS

Borrowed funds consisted of the following:
	December 31,
	2010	2009

Reverse Repurchase Agreement	$15,000,000	$15,000,000
FHLB advances	15,106,895	17,037,082
	$30,106,895	$32,037,082

Advances from the FHLB have maturity dates ranging from  September, 2011 through August, 2015. Interest is payable monthly at rates ranging from 1.296% to 5.920%.  Advances due to the FHLB are collateralized by a blanket lien on first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB.  At December 31, 2010, FHLB advances available and unused totaled $86,326,904.

Future annual principal repayment requirements on the borrowings from the FHLB at December 31, 2010, were as follows:

Year	Amount

2011	$ 3,075,064
2012	3,261,058
2013	1,770,773
2014	7,000,000
$ 15,106,895

Reverse Repurchase Agreements consisted of three $5,000,000 agreements.  The agreements are secured by securities with a fair value of $18,193,100 at December 31, 2010 and $17,444,000 at December 31, 2009.  The maturity dates are from August 22, 2012 through September 26, 2017, with rates between 3.81% and 4.51%.

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

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage).  Management believes, as of December 31, 2010, that the Company and its subsidiary bank exceeded all capital adequacy requirements.

At December 31, 2010 and 2009, the subsidiary bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action.  A financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more.  There are no conditions or anticipated events that, in the opinion of management, would change the categorization.  The actual capital amounts and ratios at December 31, 2010 and 2009, are presented in the following table.  No amount was deducted from capital for interest-rate risk exposure.

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2010
Total risk-based	$ 70,818	19.6%	$ 58,368	16.2%
Tier I risk-based	66,307	18.4%	53,867	15.0%
Tier I leverage	66,307	13.1%	53,867	10.7%

December 31, 2009
Total risk-based	$ 56,545	16.5%	$ 55,686	16.3%
Tier I risk-based	52,259	15.3%	51,410	15.1%
Tier I leverage	52,259	10.8%	51,410	10.7%

The minimum amounts of capital and ratios as established by banking regulators at December 31, 2010 and 2009, were as follows:

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2010
Total risk-based	$ 28,860	8.0%	$ 28,798	8.0%
Tier I risk-based	14,430	4.0%	14,399	4.0%
Tier I leverage	20,249	4.0%	20,212	4.0%

December 31, 2009
Total risk-based	$ 27,397	8.0%	$ 27,326	8.0%
Tier I risk-based	13,698	4.0%	13,663	4.0%
Tier I leverage	19,307	4.0%	19,252	4.0%

The Company’s dividends, if any, are expected to be made from dividends received from its subsidiary bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years.

NOTE I - COMPREHENSIVE INCOME

The Company and its subsidiary bank report comprehensive income as required by ASC Topic 220, Comprehensive Income.  In accordance with this guidance, unrealized gains and losses on securities available-for-sale are included in accumulated other comprehensive income (loss).

In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting amounts that are displayed as part of net income for a period that also had been displayed as part of accumulated other comprehensive income.  The disclosure of the reclassification amounts is as follows:
	Years Ended December 31,
	2010	2009
Unrealized holdings gains (losses) on available-for-
sale securities and loans held for sale	$(1,141,866)	$ 355,795
Reclassification adjustment for net losses
realized in income	421,096	111,428
Net unrealized gains (losses)	(720,770)	467,223
Tax effect	245,062	158,856
Net unrealized gains (losses), net of tax	$ (475,708)	$ 308,367

NOTE J - INCOME TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2010	2009
Current:
Federal	$832,607	$731,452
State	107,196	48,266
Deferred (benefit)	(84,605)	(265,607)
	$855,198	$514,111

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes.  A reconciliation of the differences is as follows:

	Years Ended December 31,
	2010		2009
	Amount	%	Amount	%

Income taxes at statutory rate	$ 1,157,340	34%	$ 767,553	34%
Tax-exempt income	(492,985)	(15)%	(399,973)	(18)%
Nondeductible expenses	127,413	4%	140,342	6%
State income tax, net of federal
tax effect	69,140	2%	31,856	2%
Tax credits	-	-	(25,887)	(1)%
Other, net	(5,710)	-	220	-
	$ 855,198	25%	$ 514,111	23%

The components of deferred income taxes included in the consolidated financial statements were as follows:

	December 31,
	2010	2009
Deferred tax assets:
Allowance for loan losses	$ 1,331,481	$ 1,384,855
Unrealized loss on available-for-sale securities	295,315	45,870
Net operating loss carryover	807,535	885,272
Other	448,375	360,925
	2,882,706	2,676,922
Deferred tax liabilities:
Securities	(113,808)	(155,772)
Premises and equipment	(700,625)	(761,078)
Core deposit intangible	(148,631)	(174,480)
	(963,064)	(1,091,330)
Net deferred tax asset, included in other assets	$ 1,919,642	$ 1,585,592

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

NOTE K - EMPLOYEE BENEFITS

The Company and its subsidiary bank provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation.  For employee contributions of three percent or less, the Company and its subsidiary bank provide a matching contribution.  Contributions totaled $127,922 in 2010 and $131,660 in 2009.

The Company sponsors an Employee Stock Ownership Plan (ESOP) for employees who have completed one year of service for the Company and attained age 21.  Employees become fully vested after five years of service.  Contributions to the plan are at the discretion of the Board of Directors.  At December 31, 2010, the ESOP held 6,142 shares of Company common stock and had no debt obligation.  All shares held by the plan were considered outstanding for net income per share purposes.  Total ESOP expense was $17,177 for 2010 and $13,211 for 2009.

NOTE L - STOCK PLANS

On May 27, 1999, the Company's stockholders approved the 1999 Stock Incentive Plan (1999 Plan). The 1999 Plan provides for the granting of options to purchase up to 213,376 shares of the Company's common stock by the Company's and its subsidiary’s directors, key employees, and management.  Under the 1999 Plan, the Company may grant either incentive stock options or nonqualified stock options.  Options granted to directors and employees vest in equal amounts over three years.  Stock options granted to management vest based on annual performance goals or after nine years and eleven months, if still employed.  At December 31, 2008, 213,356 options had been granted, and 95,530 had been exercised or forfeited.  All options expired and were void unless exercised on or before April 15, 2009. In 2009, 29,668 options were exercised and the remaining options expired. The options were exercisable at not less than the market value of the Company's stock at the grant date.

A summary of the 1999 stock option plan as of December 31, 2009, is presented below:

	Shares	Weighted Average Exercise Price

Options outstanding at beginning of year	117,826	$8
Options exercised	(29,668)	8
Options forfeited	(88,158)	12
Options outstanding at end of year	-	0
Options exercisable at end of year	-	0

In 2007, the Company adopted the 2007 Stock Incentive Plan.  The 2007 Plan provides for the issuance of up to 315,000 shares of Company Common Stock, $1.00 par value per share.  Shares issued under the 2007 Plan may consist in whole or in part authorized but unissued shares or treasury shares.  Through the year ended December 31, 2009, no shares were issued under this Plan. During the year ended December 31, 2010, 12,353 nonvested restricted stock awards were granted under the Plan.  The weighted average grant-date fair value for these shares was $7.35 per share.  Compensation costs in the amount of $12,610, was recognized for the year ended December 31, 2010.  Shares of restricted stock granted to employees under this stock plan are subject to restrictions as to the vesting period.  The restricted stock award becomes 100% vested on the earliest of 1) the three year vesting period provided the Grantee has not incurred a termination of employment prior to that date, 2) the Grantee’s retirement, or 3) the Grantee’s death.  During this period, the holder is entitled to full voting rights and dividends.  As of December 31, 2010, there was approximately $78,000 of unrecognized compensation cost related to this Plan.  The cost is expected to be recognized over the remaining term of the vesting period (approximately 2.75 years).

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

NOTE N - TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2010, and 2009.

NOTE O - RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank makes loans to its directors and executive officers and to companies in which they have a significant ownership interest.  In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations.  Such loans amounted to approximately $14,580,000 and $14,814,000 at December 31, 2010 and 2009, respectively.  The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2010, is summarized as follows (in thousands):

Loans outstanding at beginning of year	$ 14,814
New loans	2,489
Repayments	(2,723)
Loans outstanding at end of year	$ 14,580

NOTE P - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements.  The subsidiary bank had outstanding letters of credit of $960,000 and   $1,012,000 at December 31, 2010 and 2009, respectively, and had made loan commitments of approximately $52,083,000 and $39,967,000 at December 31, 2010 and 2009, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities.  Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk.  No significant losses on commitments were incurred during the two years ended December 31, 2010, nor are any significant losses as a result of these transactions anticipated.

The primary market area served by the Bank is Forrest, Lamar, Jones, Pearl River, Jackson, Hancock, Stone, and Harrison Counties within South Mississippi.  Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area.  As of December 31, 2010, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the Bank’s loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

The Company had two leases for facilities during 2009 and 2010.  The first lease requires monthly payments of $3,013 through June, 2012.  One five-year renewal option is included in the lease term.  The second lease requires monthly payments of $4,600 and expired in May, 2009.  Since May, 2009 the lease has been on a monthly basis with a 60 day termination notice requirement.  Rental expense for 2009 and 2010 to related parties amounted to $0.

Rental expense for premises and equipment for the years ended December 31, 2010 and 2009, was approximately $126,000 and $136,000, respectively.

On October 8, 2007, The First Bancshares, Inc. (the “Company”) and its subsidiary, The First, A National Banking Association (the “Bank”) were formally named as defendants and served with a First Amended Complaint in litigation styled Nick D. Welch v. Oak Grove Land Company, Inc., Fred McMurry, David E. Johnson, J. Douglas Seidenburg, The First, A National Banking Association, The First Bancshares, Inc., and John Does 1 through 10.  The Plaintiff seeks damages from all the defendants, including $2,957,385, annual dividends for the year 2006 in the amount of $.30 per share, punitive damages and attorneys’ fees and costs.  The Company and the Bank both denied any liability to Welch.

On March 7, 2011 an Agreed Order of Dismissal was entered in the litigation as previously disclosed by the Company on Form 8-K filed on March 8, 2011.

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

      Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets.

      Available-for-Sale Securities

      The fair value of available-for-sale securities is determined by various valuation methodologies. Where quoted market prices are available in an active market, securities are classified within Level 1. Level 1  securities include mutual funds. If quoted market prices are not available, then fair values are estimated  by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities include U.S. Treasury securities, obligations of U.S. government corporations and agencies, obligations of states and political subdivisions, mortgage-backed securities and collateralized mortgage obligations.       In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

      The following table presents the Company’s assets that are measured at fair value on a recurring basis and the level within the hierarchy in which the fair value measurements fall as of December 31, 2010 and December 31, 2009 (in thousands):

   December 31, 2010

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale securities	$ 104,534	$ 986	$100,929	$2,619

December 31, 2009

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale securities	$ 112,231	$ 958	$108,040	$3,233

      The following is a reconciliation of activity for assets measured at fair value based on significant unobservable (non-market) information.

(Dollars in thousands)	Bank-Issued Trust Preferred Securities

Balance, December 31, 2009	$ 3,233
Transfers into Level 3	-
Transfers out of Level 3	-
Other-than-temporary impairment loss included in earnings	(472)
Unrealized loss included in comprehensive income	(142)
Balance, December 31, 2010	$ 2,619

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

      If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value. If the impaired loan is determined not to be collateral dependent, then the discounted cash flow method is used. This method requires the impaired loan to be recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate. The effective interest rate of a loan is the contractual interest rate adjusted for any net deferred loan fees or costs, premiums or discount existing at origination or acquisition of the loan.   Impaired loans are classified within Level 2 of the fair value hierarchy.

Other Real Estate Owned

Other real estate owned consists of properties obtained through foreclosure.  The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Fair value of other real estate owned is based on current independent appraisals.  Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through non-interest expense. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other non-interest expense. Other real estate owned measured at fair value on a non-recurring basis at December 31, 2010, amounted to $4.0 million.  Other real estate owned is classified within Level 2 of the fair value hierarchy.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fell at December 31, 2010 and December 31, 2009.

December 31, 2010
		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$ 4,529	$ -	$ 4,529	$ -
Other real estate owned	3,995	-	3,995	-

December 31, 2009

Impaired loans	$ 20,609	$ -	$ 20,609	$ -
Other real estate owned	2,903	-	2,903	-

      The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

      Cash and Cash Equivalents – For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment in securities available-for-sale and held-to-maturity – The fair value measurement for securities available-for-sale was discussed earlier.  The same measurement approach was used for securities held-to-maturity.

 Loans – The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same  remaining maturities.

Deposits – The fair values of demand deposits are, as required by ASC Topic 825, equal to the carrying value of such deposits.  Demand deposits include noninterest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts.  The fair value of variable rate term deposits, those repricing within six months or less, approximates the carrying value of these deposits.  Discounted cash flows have been used to value fixed rate term deposits and variable rate term deposits repricing after six months.  The discount rate used is based on interest rates currently being offered on comparable deposits as to amount and term.

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

	As of December 31, 2010		As of December 31, 2009

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Financial Instruments:
Assets:
Cash and cash equivalents Securities available-for-sale	$ 33,977 104,534	$ 33,977 104,534	$ 15,991 112,231	$ 15,991 112,231
Securities held-to-maturity	3	3	3	3
Other securities	2,599	2,599	2,384	2,384
Loans, net	327,956	339,927	314,033	326,271

Liabilities:
Noninterest-bearing
deposits	$ 48,312	$ 48,312	$ 48,527	$ 48,527
Interest-bearing deposits	348,167	349,565	335,227	337,238
Subordinated debentures	10,310	10,310	10,310	10,310
FHLB and other borrowings	30,107	30,107	32,037	32,037

NOTE R - SENIOR PREFERRED STOCK

On February 6, 2009, as part of the U.S. Department of Treasury’s (“Treasury”) Capital Purchase Program (“CPP”), the Company received a $5.0 million equity investment by issuing 5 thousand shares of Series A, no par value preferred stock to the Treasury pursuant to a Letter Agreement and Securities Purchase Agreement that was previously disclosed by the Company.  The Company also issued a warrant to the Treasury allowing it to purchase 54,705 shares of the Company’s common stock at an exercise price of $13.71.  The warrant can be exercised immediately and has a term of 10 years.

The non-voting Series A preferred shares issued, with a liquidation preference of $1 thousand per share, will pay a cumulative cash dividend quarterly at 5% per annum during the first five years the preferred shares are outstanding, resetting to 9% thereafter if not redeemed.  The CPP also includes certain restrictions on dividend payments of the Company’s lower ranking equity and the ability to purchase its outstanding common shares.

The Company allocated the proceeds received from the Treasury, net of transaction costs, on a pro rata basis to the Series A preferred stock and the warrant based on their relative fair values.  The Company assigned $.3 million and $4.7 million to the warrant and the Series A preferred stock, respectively.  The resulting discount on the Series A preferred stock is being accreted up to the $5.0 million liquidation amount over the five year expected life of the Series A preferred stock.

On September 29, 2010, and pursuant to the terms of the letter agreement between the Company and the United States Department of the Treasury (“Treasury”), the Company closed a transaction whereby Treasury exchanged its 5,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series UST, (The “CPP Preferred Shares”) for 5,000 shares of a new series of preferred stock designated Fixed Rate Cumulative Perpetual Preferred Stock, Series CD (the “CDCI Preferred Shares”).  On the same day, and pursuant to the terms of the letter agreement between the Company and Treasury, the Company issued an additional 12,123 CDCI Preferred Shares to Treasury for a purchase price of $12,123,000.  As a result of the CDCI Transactions, the Company is no longer participating in the TARP Capital Purchase Program being administered by Treasury and is now participating in Treasury’s TARP Community Development Capital Initiative (the “CDCI”).  The terms of the CDCI Transactions are more fully set forth in the Exchange Letter Agreement and the Purchase Letter Agreement.

The Letter Agreement, pursuant to which the Preferred Shares were exchanged, contains limitations on the payment of dividends on the common stock to no more than 100% of the aggregate per share dividend and distributions for the immediate prior fiscal year (dividends of $0.15 per share were declared and paid in 2010) and on the Company’s ability to repurchase its common stock, and continues to subject the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (EESA), as previously disclosed by the Company.

The most significant difference in terms between the CDCI Preferred Shares and the CPP Preferred Shares is the dividend rate applicable to each.  The CPP Preferred Shares entitled the holder to an annual dividend of 5% of the liquidation value of the shares, payable quarterly in arrears; by contrast, the CDCI Preferred Shares entitle the holder to an annual dividend of 2% of the liquidation value of the shares, payable quarterly in arrears.  Other differences in terms between the CDCI Preferred Shares and the CPP Preferred Shares, include, without limitation, the restrictions on common stock dividends and on redemption of common stock and other securities exist.  The terms of the CDCI Preferred Shares are more fully set forth in the Articles of Amendment creating the CDCI Preferred Shares, which Articles of Amendment were filed with the Mississippi Secretary of State on September 27, 2010.

As a condition to participation in the CDCI, the Company was required to obtain certification as a Community Development Financial Institution (a “CDFI”) from Treasury’s Community Development Financial Fund.  On September 28, 2010, the Company was notified that its application for CDFI certification had been approved.  In order to become certified and maintain its certification as a CDFI, the Company is required to meet the CDFI eligibility requirements set forth in 12 C.F.R. 1805.201(b).

NOTE S - SUBSEQUENT EVENTS

  Management has evaluated the effect of subsequent events on these financial statements through the date the financial statements were issued.

NOTE  T - PARENT COMPANY FINANCIAL INFORMATION

The balance sheets, statements of income and cash flows for The First Bancshares, Inc. (parent company only) follow.

Condensed Balance Sheets

	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$ 11,819,433	$ 285,232
Investment in subsidiary bank	54,659,166	52,768,436
Investments in statutory trusts	310,000	310,000
Other securities	100,000	100,000
Premises and equipment	368,623	368,623
Other	204,364	207,448
	$ 67,461,586	$ 54,039,739
Liabilities and Stockholders’ Equity:
Subordinated debentures	10,310,000	10,310,000
Other	53,501	113,073
Stockholders’ equity	57,098,085	43,616,666
	$ 67,461,586	$ 54,039,739

Condensed Statements of Income

	Years Ended December 31,
	2010	2009
Income:
Interest and dividends	$ 799	$ 25,354
Dividend income	650,000	-
Other	1,500	1,500
	652,299	26,854
Expenses:
Interest on borrowed funds	187,160	291,110
Other	438,031	360,820
	625,191	651,930
Income (loss) before income taxes and equity in undistributed
income of subsidiary	27,108	(625,076)
Income tax benefit	155,197	158,282
Income (loss) before equity in undistributed income of subsidiary	182,305	(466,794)
Equity in undistributed income of subsidiary	2,366,439	2,210,191

Net income	$ 2,548,744	$ 1,743,397

Condensed Statements of Cash Flows

	Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$ 2,548,744	$ 1,743,397
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Equity in undistributed income of subsidiary	(2,366,439)	(2,210,191)
Restricted stock expense	12,610	-
Other, net	(68,920)	161,957
Net cash provided by (used in) operating activities	125,995	(304,837)

Cash flows from investing activities:
Investment in subsidiary bank	-	(5,000,000)
Net cash used in investing activities	-	(5,000,000)

Cash flows from financing activities:
Dividends paid on common stock	(452,980)	-
Dividends paid on preferred stock	(261,814)	(193,750)
Exercise of stock options	-	222,510
Proceeds from issuance of preferred stock and warrant	12,123,000	5,000,000
Net cash provided by financing activities	11,408,206	5,028,760

Net increase (decrease) in cash and cash equivalents	11,534,201	(276,077)
Cash and cash equivalents at beginning of year	285,232	561,309

Cash and cash equivalents at end of year	$11,819,433	$ 285,232

NOTE U - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE
AMOUNTS (UNAUDITED)

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31
	(In thousands, except per share amounts)

2010
Total interest income	$ 5,884	$ 5,944	$ 5,849	$ 5,776
Total interest expense	2,094	1,865	1,623	1,537
Net interest income	3,790	4,079	4,226	4,239
Provision for loan losses	165	217	372	229
Net interest income after provision for
loan losses	3,625	3,862	3,854	4,010
Total non-interest income	841	986	1,054	1,014
Total non-interest expense	3,698	3,895	4,025	4,224
Income tax expense	232	304	261	58
Net income	536	649	622	742
Preferred dividends	62	63	61	88
Preferred stock accretion	14	14	14	-
Net income applicable to common
stockholders	$ 460	$ 572	$ 547	$ 654
Per common share:
Net income, basic	$ .15	$ .19	$ .18	$ .22
Net income, diluted	.15	.19	.18	.22
Cash dividends declared	.075	.025	.05	-
2009
Total interest income	$ 6,253	$ 6,156	$ 6,104	$ 6,117
Total interest expense	2,812	2,634	2,493	2,301
Net interest income	3,441	3,522	3,611	3,816
Provision (credit) for loan losses	628	464	(36)	150
Net interest income after provision for
loan losses	2,813	3,058	3,647	3,666
Total non-interest income	1,097	1,056	1,131	1,113
Total non-interest expense	3,658	3,890	3,707	4,069
Income tax expense	61	43	301	109
Net income	191	181	770	601
Preferred dividends	38	63	63	62
Preferred stock accretion	14	14	14	14
Net income applicable to common
stockholders	$ 139	$ 104	$ 693	$ 525
Per common share:
Net income, basic	$ .05	$ .03	$ .23	$ .18
Net income, diluted	.05	.03	.23	.18
Cash dividends declared	-	-	-	-