Form 10-K/A, Exhibit 13
period 2011-12-31
FIRST BANCSHARES INC /MS/
filed 2012-03-29
CIK 947559

EXHIBIT 13

THE FIRST BANCSHARES, INC.

2011 ANNUAL REPORT

The First Bancshares, Inc.

Selected Financial Data

(Dollars In Thousands, Except Per Share Data)

	December 31,
	2011	2010	2009	2008	2007
Earnings:
Net interest income	$19,079	$16,334	$14,390	$16,105	$16,870
Provision for loan losses	1,468	983	1,206	2,205	1,321

Noninterest income	4,598	3,895	4,397	4,631	4,575
Noninterest expense	18,870	15,843	15,323	15,998	14,823
Net income	2,871	2,549	1,743	1,849	3,823
Net income applicable to common stockholders	2,529	2,233	1,461	1,849	3,823

Per common share data:
Basic net income per share	$.83	$.74	$.49	$.62	$1.28

Diluted net income per share	.82	.74	.49	.61	1.25
Per share data:
Basic net income per share	$.94	$.84	$.58	$.62	$1.28
Diluted net income per share	.93	.84	.58	.61	1.25

Selected Year End Balances:

Total assets	$681,413	$503,045	$477,552	$474,824	$496,056
Securities	221,176	107,136	114,618	102,303	87,052
Loans, net of allowance	383,418	327,956	314,033	318,300	367,002
Deposits	573,394	396,479	383,754	378,079	386,168
Stockholders’ equity	60,425	57,098	43,617	36,568	36,281

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management's discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and its subsidiary during the year ended December 31, 2011 when compared to the years 2010 and 2009. The Company's consolidated financial statements and related notes should also be considered.

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

Goodwill is assessed for impairment both annually and when events or circumstances occur that make it more likely than not that impairment has occurred. As part of its testing, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines the fair value of a reporting unit is less than its carrying amount using these qualitative factors, the Company then compares the fair value of goodwill with its carrying amount, and then measures impaired loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. No impairment was indicated when the annual test was performed in 2011.

Overview

The First Bancshares, Inc. (the Company) was incorporated on June 23, 1995, and serves as a bank holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi. The First began operations on August 5, 1996, from its main office in the Oak Grove community, which is on the western side of Hattiesburg. The First currently operates its main office and two branches in Hattiesburg, one in Laurel, one in Purvis, one in Picayune, one in Pascagoula, one in Bay St. Louis, one in Wiggins and four in Gulfport, one in Biloxi, one in Long Beach, and one in Diamondhead, Mississippi, as well as one branch in Bogalusa, Louisiana. See Note C of Notes to Consolidated Financial Statements for information regarding branch acquisitions. The Company and its subsidiary bank engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals. The First is a wholly-owned subsidiary of the Company.

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

The Company increased from approximately $503.0 million in total assets, and $396.5 million in deposits at December 31, 2010 to approximately $681.4 million in total assets, and $573.4 million in deposits at December 31, 2011. Loans net of allowance for loan losses increased from $328.0 million at December 31, 2010 to approximately $383.4 at December 31, 2011. The Company increased from $57.1 million in shareholders’ equity at December 31, 2010 to approximately $60.4 million at December 31, 2011. The First reported net income of $3,496,000 and $3,016,000 for the years ended December 31, 2011, and 2010, respectively. For the years ended December 31, 2011 and 2010, the Company reported consolidated net income applicable to common stockholders of $2,529,000 and $2,233,000, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company's Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars In Thousands, Except Per Share Data)

	December 31,
	2011	2010	2009	2008	2007
Earnings:
Net interest income	$19,079	$16,334	$14,390	$16,105	$16,870
Provision for loan losses	1,468	983	1,206	2,205	1,321

Noninterest income	4,598	3,895	4,397	4,631	4,575
Noninterest expense	18,870	15,843	15,323	15,998	14,823
Net income	2,871	2,549	1,743	1,849	3,823
Net income applicable to common stockholders	2,529	2,233	1,461	1,849	3,823

Per common share data:
Basic net income per share	$.83	$.74	$.49	$.62	$1.28

Diluted net income per share	.82	.74	.49	.61	1.25
Per share data:
Basic net income per share	$.94	$.84	$.58	$.62	$1.28
Diluted net income per share	.93	.84	.58	.61	1.25

Selected Year End Balances:

Total assets	$681,413	$503,045	$477,552	$474,824	$496,056
Securities	221,176	107,136	114,618	102,303	87,052
Loans, net of allowance	383,418	327,956	314,033	318,300	367,002
Deposits	573,394	396,479	383,754	378,079	386,168
Stockholders’ equity	60,425	57,098	43,617	36,568	36,281

3

Results of Operations

The following is a summary of the results of operations by The First for the years ended December 31, 2011 and 2010.

	2011	2010
	(In thousands)

Interest income	$24,469	$23,453
Interest expense	5,208	6,933
Net interest income	19,261	16,520

Provision for loan losses	1,468	983

Net interest income after provision for loan losses	17,793	15,537

Other income	4,598	3,894

Other expense	17,736	15,405

Income tax expense	1,159	1,010

Net income	$3,496	$3,016

The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2011 and 2010:

	2011	2010
	(In thousands)

Net interest income:
Net interest income of subsidiary bank	$19,261	$16,520
Intercompany eliminations	(182)	(186)
	$19,079	$16,334

Net income:
Net income of subsidiary bank	$3,496	$3,016
Net loss of the Company, excluding intercompany accounts	(967)	(783)
	$2,529	$2,233

Consolidated Net Income

The Company reported consolidated net income applicable to common stockholders of approximately $2,529,000 for the year ended December 31, 2011, compared to a consolidated net income of $2,233,000 for the year ended December 31, 2010. The increase in income was attributable to an increase in net interest income of $2.7 million or 16.8%, and an increase of $702,000 or 18.0% in other income which were offset by an increase in other expenses of $3.0 million or 19.1%.

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

Consolidated net interest income was approximately $19,079,000 for the year ended December 31, 2011, as compared to $16,334,000 for the year ended December 31, 2010. This increase was the direct result of increased loan volumes and decreased rates paid on interest-bearing liabilities during 2011 as compared to 2010. Average interest-bearing liabilities for the year 2011 were $445,893,000 compared to $395,956,000 for the year 2010. At December 31, 2011, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.71% compared to 3.38% at December 31, 2010. The net interest margin (which is net interest income divided by average earning assets) was 3.84% for the year 2011 compared to 3.60% for the year 2010. Rates paid on average interest-bearing liabilities decreased from 1.80% for the year 2010 to 1.21% for the year 2011. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 71.3% of average earning assets for the year 2011 compared to 72.6% for the year 2010.

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

Average Balances, Income and Expenses, and Rates

	Years Ended December 31,
	2011			2010			2009
	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate
	(Dollars in thousands)
Assets
Earning Assets
Loans (1)(2)	$354,295	$20,971	5.92%	$328,950	$20,289	6.17%	$320,495	$20,674	6.45%
Securities	134,815	3,360	2.49%	106,891	3,121	2.92%	109,422	3,861	3.53%
Federal funds sold	5,486	72	1.31%	16,473	21	.13%	17,331	28	.16%
Other	2,530	72	2.85%	859	22	2.56%	1,991	66	3.31%
Total earning assets	497,126	24,475	4.92%	453,173	23,453	5.18%	449,239	24,629	5.48%

Cash and due from banks	47,632			16,686			9,172
Premises and equipment	17,401			14,490			14,675
Other assets	21,613			18,469			13,620
Allowance for loan losses	(4,340)			(4,513)			(5,064)
Total assets	$579,432			$498,305			$481,642

Liabilities
Interest-bearing liabilities	$445,893	$5,396	1.21%	$395,956	$7,119	1.80%	$384,744	$10,239	2.66%
Demand deposits (1)	65,830			49,203			48,855
Other liabilities	18,757			9,434			6,366
Shareholders’ equity	48,952			43,712			41,677
Total liabilities and shareholders’ equity	$579,432			$498,305			$481,642

Net interest spread			3.71%			3.38%			2.82%
Net yield on interest-earning assets		$19,079	3.84%		$16,334	3.60%		$14,390	3.20%

(1)	All loans and deposits were made to borrowers in the United States. Includes nonaccrual loans of $5,125, $4,212, and $4,367, respectively, during the periods presented. Loans include held for sale loans.
(2)	Includes loan fees of $418, $400, and $477, respectively.

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

Analysis of Changes in Consolidated Net Interest Income

	Year Ended December 31,			Year Ended December 31,
	2011 versus 2010 Increase (decrease) due to			2010 versus 2009 Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Earning Assets
Loans	$1,564	$(882)	$682	$545	$(930)	$(385)
Securities	815	(576)	239	(89)	(651)	(740)
Federal funds sold	(14)	65	51	(2)	(5)	(7)
Other short-term investments	43	7	50	(37)	(7)	(44)
Total interest income	2,408	(1,386)	1,022	417	(1,593)	(1,176)
Interest-Bearing Liabilities
Interest-bearing transaction accounts	395	(1,193)	(798)	992	(1,369)	(377)
Money market accounts	152	(206)	(54)	(50)	(31)	(81)
Savings deposits	18	(32)	(14)	(5)	(8)	(13)
Time deposits	(190)	(487)	(677)	(671)	(1,590)	(2,261)
Borrowed funds	(58)	(122)	(180)	(172)	(216)	(388)
Total interest expense	317	(2,040)	(1,723)	94	(3,214)	(3,120)
Net interest income	$2,091	$654	$2,745	$323	$1,621	$1,944

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

The following tables illustrate the Company's consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2009, 2010, and 2011.

	December 31, 2009
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$63,217	$55,419	$118,636	$200,159	$318,795
Securities (2)	12,099	15,059	27,158	87,460	114,618
Funds sold and other	7,575	296	7,871	-	7,871
Total earning assets	82,891	70,774	153,665	287,619	441,284
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$122,363	$122,363	$-	$122,363
Money market accounts	25,110	-	25,110	-	25,110
Savings deposits (1)	-	15,712	15,712	-	15,712
Time deposits	59,192	95,291	154,483	17,559	172,042
Total interest-bearing deposits	84,302	233,366	317,668	17,559	335,227
Borrowed funds (3)	26	10,404	10,430	21,607	32,037
Total interest-bearing liabilities	84,328	243,770	328,098	39,166	367,264
Interest-sensitivity gap per period	$(1,437)	$(172,996)	$(174,433)	$248,453	$74,020
Cumulative gap at December 31, 2009	$(1,437)	$(174,433)	$(174,433)	$74,020	$74,020
Ratio of cumulative gap to total earning assets at December 31, 2009	(.3)%	(39.5)%	(39.5)%	16.8%

	December 31, 2010
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$62,439	$62,095	$124,534	$208,039	$332,573
Securities (2)	12,011	7,592	19,603	87,533	107,136
Funds sold and other	9,083	12,443	21,526	-	21,526
Total earning assets	83,533	82,130	165,663	295,572	461,235
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$149,551	$149,551	$-	$149,551
Money market accounts	18,853	-	18,853	-	18,853
Savings deposits (1)	-	14,043	14,043	-	14,043
Time deposits	34,437	72,886	107,323	58,398	165,721
Total interest-bearing deposits	53,290	236,480	289,770	58,398	348,168
Borrowed funds (3)	-	3,075	3,075	27,032	30,107
Total interest-bearing liabilities	53,290	239,555	292,845	85,430	378,275
Interest-sensitivity gap per period	$30,243	$(157,425)	$(127,182)	$210,142	$82,960
Cumulative gap at December 31, 2010	$30,243	$(127,182)	$(127,182)	$82,960	$82,960
Ratio of cumulative gap to total earning assets at December 31, 2010	6.6%	(27.6)%	(27.6)%	18.0%

	December 31, 2011
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$72,117	$74,832	$146,949	$240,980	$387,929
Securities (2)	9,987	12,945	22,932	198,244	221,176
Funds sold and other	241	12,788	13,029	-	13,029
Total earning assets	82,345	100,565	182,910	439,224	622,134
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$200,210	$200,210	$-	$200,210
Money market accounts	43,296	-	43,296	-	43,296
Savings deposits (1)	-	45,644	45,644	-	45,644
Time deposits	39,411	87,259	126,670	50,445	177,115
Total interest-bearing deposits	82,707	333,113	415,820	50,445	466,265
Borrowed funds (3)	231	12,990	13,221	13,811	27,032
Total interest-bearing liabilities	82,938	346,103	429,041	64,256	493,297
Interest-sensitivity gap per period	$(593)	$(245,538)	$(246,131)	$374,968	$128,837
Cumulative gap at December 31, 2011	$(593)	$(246,131)	$(246,131)	$128,837	$128,837
Ratio of cumulative gap to total earning assets at December 31, 2011	(.09)%	(39.6)%	(39.6)%	20.7%

(1)	NOW and savings accounts are subject to immediate withdrawal and repricing. These deposits do not tend to immediately react to changes in interest rates and the Company believes these deposits are a stable and predictable funding source. Therefore, these deposits are included in the repricing period that management believes most closely matches the periods in which they are likely to reprice rather than the period in which the funds can be withdrawn contractually.
(2)	Securities include mortgage backed and other installment paying obligations based upon stated maturity dates.
(3)	Does not include subordinated debentures of $10,310,000.

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

Secured by Non-Owner Occupied property

Raw Land Loans

Unsecured Loans

Measurable Bank Trends: (Updated quarterly)

Delinquency Trends

Non-Accrual Trends

Net Charge Offs

Loan Volume Trends

Non-Performing Assets

Underwriting Standards/Lending Policies

Experience/Depth of Bank Lending

Management

Our model takes into account many local and national economic factors as well as portfolio trends.  Local and national economic trends are measured quarterly, typically in the month following quarter end to facilitate the release of economic data from the reporting agencies.  These factors are allocated a basis point value ranging from -25 to +25 basis points and directly affect the amount reserved for each branch.  As of December 31, 2011, most economic indicators both local and national pointed to a weak economy thus most factors were assigned a positive basis point value. This increased the amount of the allowance that was indicated by historical loss factors.  Portfolio trends are measured monthly on a per branch basis to determine the percentage of loans in each branch that the bank has determined as having more risk.  Portfolio risk is defined as areas in the bank’s loan portfolio in which there is additional risk involved in the loan type or some other area in which the bank has identified as having more risk.  Each area is tracked on bank-wide as well as on a branch-wide basis.  Branches are analyzed based on the gross percentage of concentrations of the bank as a whole.  Portfolio risk is determined by analyzing concentrations in the areas outlined by determining the percentage of each branch’s total portfolio that is made up of the particular loan type and then comparing that concentration to the bank as a whole. Branches with concentrations in these areas are graded on a scale from – 25 basis points to + 25 basis points. Second mortgages, single pay loans, loans secured by raw land, unsecured loans and loans secured by non owner occupied property are considered to be of higher risk than those of a secured and amortizing basis. LTV exceptions place the bank at risk in the event of repossession or foreclosure.

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

Loans are reviewed for impairment when, in the bank’s opinion, the ultimate source of repayment will be the liquidation of collateral through foreclosure or repossession.  Once identified updated collateral values are attained on these loans and impairment worksheets are prepared to determine if impairment exists.  This method takes into account any expected expenses related to the disposal of the subject collateral.  Specific allowances for these loans are done on a per loan basis as each loan is reviewed for impairment.  Updated appraisals are ordered on real estate loans and updated valuations are ordered on non real estate loans to determine actual market value.

At December 31, 2011, the consolidated allowance for loan losses amounted to approximately $4,511,000, or 1.16% of outstanding loans or 1.31% of loans excluding those booked at fair value due to business combination. At December 31, 2010, the allowance for loan losses amounted to approximately $4,617,000, which was 1.39% of outstanding loans. The Company’s provision for loan losses was $1,468,000 for the year ended December 31, 2011, compared to $983,000 for the year ended December 31, 2010.

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

The following tables illustrate the Company’s past due and nonaccrual loans at December 31, 2011 and 2010.

	December 31, 2011
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$70	$22	$945
Real Estate-mortgage	2,189	311	984
Real Estate-non farm nonresidential	1,662	144	2,877
Commercial	138	19	246
Consumer	214	-	73
Total	$4,273	$496	$5,125

	December 31, 2010
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$593	$1	$1,433
Real Estate-mortgage	3,673	153	893
Real Estate-non farm nonresidential	438	737	1,452
Commercial	740	144	386
Consumer	262	36	48
Total	$5,706	$1,071	$4,212

Total nonaccrual loans at December 31, 2011 amounted to $5.1 million which was an increase of $.9 million over the December 31, 2010 amount of $4.2 million. Management believes these relationships were adequately reserved at December 31, 2011. Restructured loans not reported as past due or nonaccrual at December 31, 2011 amounted to $4.2 million.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming asset categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2011 and December 31, 2010, the subsidiary bank had potential problem loans of $25,687,000 and $30,300,000, respectively. This represents a decrease of $4,613,000.

Consolidated Allowance For Loan Losses

	Years Ended December 31,
	2011		2010		2009		2008		2007

Average loans outstanding	$354,295		$328,950		$320,495		$349,572		$338,368
Loans outstanding at year end	$387,929		$332,573		$318,795		$323,084		$371,223

Total nonaccrual loans	$5,125		$4,212		$4,367		$3,340		$2,429

Beginning balance of allowance	$4,617		$4,762		$4,785		$4,221		$3,793
Loans charged-off	(1,987)		(1,370)		(1,396)		(1,784)		(950)
Total loans charged-off	(1,987)		(1,370)		(1,396)		(1,784)		(950)
Total recoveries	413		242		167		143		57
Net loans charged-off	(1,574)		(1,128)		(1,229)		(1,641)		(893)
Acquisition	-		-		-		-		-
Provision for loan losses	1,468		983		1,206		2,205		1,321
Balance at year end	$4,511		$4,617		$4,762		$4,785		$4,221

Net charge-offs to average loans	.44%		.34%		.38%		.47%		.26%
Allowance as percent of total loans	1.16%		1.39%		1.49%		1.48%		1.14%
Nonperforming loans as a percentage of total loans	1.32%		1.27%		1.37%		1.03%		.65%
Allowance as a multiple of nonaccrual loans	.88	X	1.1	X	1.1	X	1.4	X	1.7	X

At December 31, 2011, the components of the allowance for loan losses consisted of the following:

Allowance
(In thousands)
Allocated:
Impaired loans	$738
Graded loans	3,773
$4,511

Graded loans are those loans or pools of loans assigned a grade by internal loan review.

The following table represents the activity of the allowance for loan losses for the years 2011 and 2010.

Analysis of the Allowance for Loan Losses

	Years Ended December 31,
	2011	2010
	(Dollars in thousands)

Balance at beginning of year	$4,617	$4,762
Charge-offs:
Real Estate-construction	(330)	(312)
Real Estate-mortgage	(799)	(460)
Real Estate-nonfarm nonresidential	(440)	(43)
Commercial	(321)	(367)
Consumer	(97)	(188)
Total	(1,987)	(1,370)
Recoveries:
Real Estate-construction	-	14
Real Estate-mortgage	96	51
Real Estate-nonfarm nonresidential	215	-
Commercial	29	71
Consumer	73	106
Total	413	242
Net Charge-offs	(1,574)	(1,128)
Provision for Loan Losses	1,468	983
Balance at end of year	$4,511	$4,617

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2011 and 2010.

Allocation of the Allowance for Loan Losses

	December 31, 2011
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$397	16.3%
Commercial Real Estate	3,356	63.8%
Consumer Real Estate	680	15.7%
Consumer	78	4.2%
Unallocated	-	-
Total	$4,511	100%

	December 31, 2010
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$757	15.9%
Commercial Real Estate	2,817	62.2%
Consumer Real Estate	902	18.0%
Consumer	140	2.9%
Unallocated	1	1.0%
Total	$4,617	100%

Noninterest Income and Expense

Noninterest Income. The Company’s primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income experienced an increase of $703,000 or 18.0% as compared to $3,895,000 for the year ended December 31, 2010, to $4,598,000 for the year ended December 31, 2011. The deposit activity fees were $2,704,000 for 2011 compared to $2,374,000 for 2010. Other service charges decreased by $44,000 or 2.6% from $1,697,000 for the year ended December 31, 2010, to $1,653,000 for the year ended December 31, 2011. Impairment losses on investment securities were $4,000 for 2011 as compared to $472,000 for 2010.

Noninterest expense increased from $15.8 million for the year ended December 31, 2010 to $18.9 million for the year ended December 31, 2011. The Company experienced slight increases in most expense categories. The largest increase was in salaries and employee benefits, which increased by $986,000 in 2011 as compared to 2010. These increases were due in part to the addition of the Whitney branches and associated staff.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense
	Years ended December 31,
	2011	2010	2009
	(In thousands)

Salaries and employee benefits	$9,679	$8,693	$8,401
Occupancy	1,356	1,052	1,071
Equipment	1,114	976	900
Marketing and public relations	353	312	329
Data processing	46	12	30
Supplies and printing	416	284	278
Telephone	346	271	249
Correspondent services	105	118	110
Deposit and other insurance	865	1,118	1,019
Professional and consulting fees	1,825	924	830
Postage	236	148	173
ATM fees	310	225	217
Other	2,219	1,710	1,716

Total	$18,870	$15,843	$15,323

Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2011 and 2010, respectively, average loans accounted for 71% and 73% of earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $354.3 million during 2011, as compared to $329.0 million during 2010, and $320.5 million during 2009.

The following table shows the composition of the loan portfolio by category:

Composition of Loan Portfolio

	December 31,
	2011		2010		2009
	Amount	Percent Of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)

Mortgage loans held for sale	$2,906	0.7%	$2,938	0.9%	$3,692	1.2%
Commercial, financial and agricultural	48,385	12.5%	48,427	14.6%	43,229	13.6%
Real Estate:
Mortgage-commercial	138,943	35.8%	109,073	32.8%	87,492	27.4%
Mortgage-residential	117,692	30.3%	102,425	30.8%	102,738	32.2%
Construction	63,357	16.3%	58,962	17.7%	68,695	21.5%
Consumer and other	16,645	4.4%	10,748	3.2%	12,949	4.1%
Total loans	387,928	100%	332,573	100%	318,795	100%
Allowance for loan losses	(4,511)		(4,617)		(4,762)
Net loans	$383,417		$327,956		$314,033

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

The following table sets forth the Company's commercial and construction real estate loans maturing within specified intervals at December 31, 2011.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

	December 31, 2011
Type	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
	(In thousands)

Commercial, financial and agricultural	$27,955	$18,042	$2,388	$48,385
Real estate – construction	63,357	-	-	63,357
	$91,312	$18,042	$2,388	$111,742

Loans maturing after one year with:				$17,731
Fixed interest rates				2,699
Floating interest rates				$20,430

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities averaged $134.8 million in 2011, as compared to $106.9 million in 2010 and $109.4 million in 2009. This represents 27.1%, 23.6%, and 24.4% of the average earning assets for the years ended December 31, 2011, 2010, and 2009, respectively. At December 31, 2011, investment securities were $221.2 million and represented 35.6% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short-term U.S. Treasury or agency obligations. This objective is particularly important as the Company focuses on growing its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the book value of securities for the dates indicated.

Securities Portfolio

	December 31,
	2011	2010	2009
	(In thousands)
Available-for-sale
U. S. Government agencies	$103,004	$41,173	$59,519
States and municipal subdivisions	94,258	54,673	41,982
Corporate obligations	14,293	7,702	9,772
Mutual finds	974	986	958
Total available-for-sale	212,529	104,534	112,231
Held-to-maturity
U.S. Government agencies	2	3	3
States and municipal subdivisions	6,000	-	-
Total held-to-maturity	6,002	3	3
Total	$218,531	$104,537	$112,234

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2011.

Investment Securities Maturity Distribution and Yields (1)

	December 31, 2011
			After One But		After Five But
(Dollars in thousands)	Within One Year		Within Five Years		Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Held-to-maturity:
U.S. Government agencies (2)	$-	-	$-	-	$-	-	$-	-
States and municipal subdivisions	-	-	-	-	-	-	6,000	.67%
Total investment securities held-to-maturity	$-		$-		$-		$6,000
Available-for-sale:
U.S. Government agencies (3)	2,003	.59%	33,818	1.06%	7,852	3.60%	-	-
States and municipal subdivisions	10,132	3.03%	39,305	3.06%	30,485	4.18%	14,336	5.28%
Corporate obligations and other	1,847	5.07%	10,225	1.96%	-	-	2,221	1.89%

Total investment securities available-for-sale	$13,982		$83,348		$38,337		$16,557

(1)	Investments with a call feature are shown as of the contractual maturity date.
(2)	Excludes mortgage-backed securities totaling $2 thousand with a yield of 2.34%.
(3)	Excludes mortgage-backed securities totaling $59.3 million with a yield of 2.59% and mutual funds of $1.0 million.

Short-Term Investments. Short-term investments, consisting of Federal Funds Sold, averaged $5.5 million in 2011, $16.5 million in 2010, and $17.9 million in 2009. At December 31, 2011, and December 31, 2010, short-term investments totaled $241,000 and $9,083,000, respectively. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits. Average total deposits increased $18.0 million, or 4.6% in 2010. Average total deposits increased $68.3 million, or 16.9% in 2011. At December 31, 2011, total deposits were $573.4 million, compared to $396.5 million a year earlier, an increase of $176.9 million, or 44.6%.

The following table sets forth the deposits of the Company by category for the period indicated.

	Deposits

	December 31,
(Dollars in thousands)	2011		2010		2009
		Percent of		Percent of		Percent of
	Amount	Deposits	Amount	Deposits	Amount	Deposits

Noninterest-bearing accounts	$107,129	18.7%	$48,311	12.2%	$48,527	12.6%
NOW accounts	200,210	34.9%	149,551	37.7%	122,363	31.9%
Money market accounts	43,296	7.6%	18,853	4.8%	25,110	6.5%
Savings accounts	45,644	8.0%	14,043	3.5%	15,712	4.1%
Time deposits less than $100,000	77,569	13.5%	65,393	16.5%	82,116	21.4%
Time deposits of $100,000 or over	99,546	17.3%	100,328	25.3%	89,926	23.5%
Total deposits	$573,394	100%	$396,479	100%	$383,754	100%

The Company’s loan-to-deposit ratio was 67% at December 31, 2011 and 83% at December 31, 2010. The loan-to-deposit ratio averaged 75.1% during 2011. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $473.8 million at December 31, 2011 and $296.2 million at December 31, 2010. Management anticipates that a stable base of deposits will be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company's certificates of deposit of $100,000 or more at December 31, 2011, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

Maturities of Certificates of Deposit

of $100,000 or More

		After Three
	Within Three	Through	After Twelve
(In thousands)	Months	Twelve Months	Months	Total

December 31, 2011	$21,853	$52,094	$25,599	$99,546

Borrowed Funds

Borrowed funds consists of advances from the Federal Home Loan Bank of Dallas, federal funds purchased and reverse repurchase agreements. At December 31, 2011, advances from the FHLB totaled $12.0 million compared to $15.1 million at December 31, 2010. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. There were no federal funds purchased at December 31, 2011 and December 31, 2010.

Reverse Repurchase Agreements consist of three $5,000,000 agreements. These agreements are secured by securities with a fair value of $19,460,231 at December 31, 2011 and $18,193,000 at December 31, 2010. The maturity dates are from August 22, 2012 through September 26, 2017, with rates between 3.81% and 4.51%.

Subordinated Debentures

In 2006, the Company issued subordinated debentures of $4,124,000 to The First Bancshares, Inc. Statutory Trust 2 (Trust 2). The Company is the sole owner of the equity of the Trust 2. The Trust 2 issued $4,000,000 of preferred securities to investors. The Company makes interest payments and will make principal payments on the debentures to the Trust 2. These payments will be the source of funds used to retire the preferred securities, which are redeemable at any time beginning in 2011 and thereafter, and mature in 2036. The Company entered into this arrangement to provide funding for expected growth.

In 2007, the Company issued subordinated debentures of $6,186,000 to The First Bancshares, Inc. Statutory Trust 3 (Trust 3). The Company is the sole owner of the equity of the Trust 3. The Trust 3 issued $6,000,000 of preferred securities to investors. The Company makes interest payments and will make principal payments on the debentures to the Trust 3. These payments will be the source of funds used to retire the preferred securities, which are redeemable at any time beginning in 2012 and thereafter, and mature in 2037. The Company entered into this arrangement to provide funding for expected growth.

Capital

Total shareholders’ equity as of December 31, 2011, was $60.4 million, an increase of $3.3 million or approximately 5.8%, compared with shareholders' equity of $57.1 million as of December 31, 2010.

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

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 4%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and the subsidiary bank exceeded their minimum regulatory capital ratios as of December 31, 2011 and 2010.

Analysis of Capital

	Adequately	Well	The Company		Subsidiary Bank
Capital Ratios	Capitalized	Capitalized	December 31,		December 31,
			2011	2010	2011	2010

Leverage	4.0%	5.0%	8.5%	13.1%	8.3%	10.7%
Risk-based capital:
Tier 1	4.0%	6.0%	12.6%	18.4%	12.4%	15.0%
Total	8.0%	10.0%	13.6%	19.6%	13.3%	16.2%

Ratios

	2011	2010	2009
Return on assets (net income applicable to common stockholders divided by average total assets)	.44%	.45%	.30%

Return on equity (net income applicable to common stockholders divided by average equity)	5.2%	5.1%	3.5%

Dividend payout ratio (dividends per share divided by net income per common share)	18.3%	20.3%	-

Equity to asset ratio (average equity divided by average total assets)	8.4%	8.8%	8.7%

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

The Company's Federal Funds Sold position, which is typically its primary source of liquidity, averaged $5.5 million during the year ended December 31, 2011 and totaled $241,000 at December 31, 2011. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2011, advances available totaled approximately $160.3 million of which $12.0 million had been drawn, or used for letters of credit.

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

THE FIRST BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS
Cash and due from banks	$10,152,337	$12,450,296
Interest-bearing deposits with banks	12,787,616	12,443,412
Federal funds sold	241,000	9,083,000
Total cash and cash equivalents	23,180,953	33,976,708
Held-to-maturity securities (fair value of $6,002,399 in 2011 and $2,763 in 2010)	6,002,278	2,640
Available-for-sale securities	212,528,385	104,534,242
Other securities	2,645,250	2,598,950
Total securities	221,175,913	107,135,832
Loans held for sale	2,906,433	2,937,834
Loans, net of allowance for loan losses of $4,510,938 in 2011 and $4,617,080 in 2010	380,511,384	325,017,844
Interest receivable	2,771,676	2,022,851
Premises and equipment	22,990,441	14,993,926
Cash surrender value of life insurance	6,270,191	6,083,567
Goodwill	9,362,498	702,213
Other assets	12,243,758	10,174,000
Total assets	$681,413,247	$503,044,775

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$107,129,476	$48,312,231
Interest-bearing	466,264,701	348,167,188
Total deposits	573,394,177	396,479,419
Interest payable	307,752	410,919
Borrowed funds	27,031,831	30,106,895
Subordinated debentures	10,310,000	10,310,000
Other liabilities	9,944,206	8,639,457
Total liabilities	620,987,966	445,946,690
Stockholders’ Equity:
Preferred stock, no par value, $1,000 per share liquidation, 10,000,000 shares authorized; 17,123 shares issued and outstanding in 2011 and 2010, respectively	16,938,571	16,938,571
Common stock, par value $1 per share: 10,000,000 shares authorized; 3,092,566 and 3,058,716 shares issued and outstanding in 2011 and 2010, respectively	3,092,566	3,058,716
Additional paid-in capital	23,504,231	23,418,761
Retained earnings	16,791,561	14,722,496
Accumulated other comprehensive income (loss)	561,997	(576,814)
Treasury stock, at cost	(463,645)	(463,645)
Total stockholders’ equity	60,425,281	57,098,085
Total liabilities and stockholders’ equity	$681,413,247	$503,044,775

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
INTEREST INCOME
Interest and fees on loans	$20,971,200	$20,289,150
Interest and dividends on securities:
Taxable interest and dividends	1,892,623	1,891,322
Tax-exempt interest	1,467,394	1,230,024
Interest on federal funds sold	72,364	21,339
Interest on deposits in banks	71,134	21,577
Total interest income	24,474,715	23,453,412

INTEREST EXPENSE
Interest on time deposits of $100,000 or more	1,443,579	1,814,201
Interest on other deposits	2,757,320	3,930,024
Interest on borrowed funds	1,194,636	1,375,067
Total interest expense	5,395,535	7,119,292
Net interest income	19,079,180	16,334,120
Provision for loan losses	1,468,359	982,663
Net interest income after provision for loan losses	17,610,821	15,351,457

OTHER INCOME
Service charges on deposit accounts	2,704,145	2,373,684
Other service charges and fees	1,653,270	1,697,123
Bank owned life insurance income	186,624	226,493
Loss on sale of other real estate	(78,845)	(20,075)
Other	136,781	89,949
Impairment loss on securities:
Total other-than-temporary impairment loss	(140,355)	(1,713,525)
Less: Portion of loss recognized in other comprehensive income	136,077	1,241,714
Net impairment loss recognized in earnings	(4,278)	(471,811)
Total other income	4,597,697	3,895,363

OTHER EXPENSE
Salaries	8,166,475	7,268,974
Employee benefits	1,512,609	1,423,630
Occupancy	1,355,766	1,051,537
Furniture and equipment	1,113,622	975,791
Supplies and printing	415,957	284,352
Professional and consulting fees	1,825,232	923,626
Marketing and public relations	353,145	311,533
FDIC and OCC assessments	811,145	1,066,963
Other	3,316,229	2,536,472
Total other expense	18,870,180	15,842,878

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2011 AND 2010

Continued:	2011	2010

Income before income taxes	3,338,338	3,403,942
Income taxes	466,900	855,198

Net income	2,871,438	2,548,744
Preferred dividends and stock accretion	342,460	316,190
Net income applicable to common stockholders	$2,528,978	$2,232,554

Net income per share:
Basic	$.94	$.84
Diluted	.93	.84
Net income applicable to common stockholders:
Basic	$.83	$.74
Diluted	.82	.74

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2011 AND 2010

	Compre- hensive Income	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accum- ulated Other Compre- hensive Income (Loss)	Treasury Stock	Total
Balance,
January 1, 2010		$3,046,363	$4,773,010	$283,738	$23,134,766	$12,943,540	$(101,106)	$(463,645)	$43,616,666
Comprehensive
Income:
Net income 2010	$2,548,744	—	—	—	—	2,548,744	—	—	2,548,744
Non-credit related impairment loss on investment securities, net of tax	(819,528)	—	—	—	—	—	(819,528)	—	(819,528)
Net change in unrealized gain on available- for-sale securities, net of tax	335,313	—	—	—	—	—	335,313	—	335,313
Net change in unrealized loss on loans held for sale, net of tax	8,507	—	—	—	—	—	8,507	—	8,507
Comprehensive Income	$2,073,036
Issuance of preferred stock		—	12,123,000	—	—	—	—	—	12,123,000
Accretion of preferred stock discount		—	42,561	—	—	(42,561)	—	—	—
Dividends on preferred stock		—	—	—	—	(273,629)	—	—	(273,629)

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2011 AND 2010

Continued:	Compre- hensive Income	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accum- ulated Other Compre- hensive Income (Loss)	Treasury Stock	Total

Cash dividend declared, $.15 per common share		—	—	—	—	(453,598)	—	—	(453,598)
Grant of restricted Stock		12,353	—	—	(12,353)	—	—	—	—
Compensation cost on restricted stock		—	—	—	12,610	—	—	—	12,610
Balance, December 31, 2010		$3,058,716	$16,938,571	$283,738	$23,135,023	$14,722,496	$(576,814)	$(463,645)	$57,098,085

Comprehensive
Income:
Net income 2011	$2,871,438	$—	$—	$—	$—	$2,871,438	$—	$—	$2,871,438
Non-credit related impairment loss on investment securities, net of tax	(118,206)	—	—	—	—	—	(118,206)	—	(118,206)
Net change in unrealized gain on available- for-sale securities, net of tax	1,238,660	—	—	—	—	—	1,238,660	—	1,238,660
Net change in unrealized loss on loans held for sale, net of tax	18,357	—	—	—	—	—	18,357	—	18,357

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2011 AND 2010

Continued:	Compre- hensive Income	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accum- ulated Other Compre- hensive Income (Loss)	Treasury Stock	Total

Comprehensive Income	$4,010,249
Dividends on preferred stock		—	—	—	—	(342,460)	—	—	(342,460)
Cash dividend declared, $.15 per common share		—	—	—	—	(459,913)	—	—	(459,913)
Grant of restricted stock		33,850	—	—	(33,850)	—	—	—	—
Compensation cost on restricted stock		—	—	—	119,320	—	—	—	119,320
Balance, December 31, 2011		$3,092,566	$16,938,571	$283,738	$23,220,493	$16,791,561	$561,997	$(463,645)	$60,425,281

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,871,438	$2,548,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,159,746	869,736
FHLB Stock dividends	(3,700)	(4,100)
Provision for loan losses	1,468,359	982,663
Impairment loss on securities	4,278	471,811
Loss (Gain) on sale/call of securities	318	(50,715)
Deferred income taxes	163,746	(84,605)
Restricted stock expense	119,320	12,610
Increase in cash value of life insurance	(186,624)	(226,493)
Amortization and accretion, net	213,534	271,206
Loss on sale/writedown of other real estate	394,912	351,392
Changes in:
Loans held for sale	59,215	767,370
Interest receivable	(662,192)	295,356
Other assets	2,111,333	2,640,435
Interest payable	(176,005)	(261,436)
Other liabilities	(405,181)	1,464,758
Net cash provided by operating activities	7,132,497	10,048,732

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities	(162,035,574)	(51,246,717)
Purchases of other securities	(315,000)	(595,500)
Purchase of held-to-maturity securities	(6,000,000)	—
Proceeds from maturities and calls of available-for-sale securities	48,350,275	56,508,885
Proceeds from sales of securities available-for-sale	7,144,270	1,009,000
Proceeds from redemption of other securities	272,400	384,300
Increase in loans	(13,972,402)	(18,956,156)
Net additions to premises and equipment	(1,373,857)	(1,370,243)
Net cash received from acquisition	116,143,031	—
Net cash used in investing activities	(11,786,857)	(14,266,431)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposits	(2,270,888)	12,725,515
Proceeds from borrowed funds	31,675,000	8,500,000
Repayment of borrowed funds	(34,750,064)	(10,430,187)
Dividends paid on common stock	(452,983)	(452,980)
Dividends paid on preferred stock	(342,460)	(261,814)
Proceeds from issuance of preferred stock and warrant	—	12,123,000
Net cash provided by (used in) financing activities	(6,141,395)	22,203,534

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2011 AND 2010

Continued:	2011	2010

Net increase (decrease) in cash and cash equivalents	(10,795,755)	17,985,835
Cash and cash equivalents at beginning of year	33,976,708	15,990,873
Cash and cash equivalents at end of year	$23,180,953	$33,976,708

Supplemental disclosures:

Cash paid during the year for:
Interest	$5,498,702	$7,380,728
Income taxes	862,855	1,366,854

Non-cash activities:
Transfers of loans to other real estate	3,128,503	3,296,143
Issuance of restricted stock grants	33,850	12,353

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - NATURE OF BUSINESS

The First Bancshares, Inc. (the Company) is a bank holding company whose business is primarily conducted by its wholly-owned subsidiary, The First, A National Banking Association (the Bank). The Bank provides a full range of banking services in its primary market area of South Mississippi and Bogalusa, Louisiana. The Company is regulated by the Federal Reserve Bank. Its subsidiary bank is subject to the regulation of the Office of the Comptroller of the Currency (OCC).

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

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2011, the required reserve balance on deposit with the Federal Reserve Bank was approximately $4,122,000.

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

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2011 and 2010.

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

Other real estate, carried in other assets in the consolidated balance sheets, consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses. At December 31, 2011 and 2010, other real estate totaled $4,353,203 and $3,995,017, respectively.

10.	Goodwill and Other Intangible Assets

Changes to the carrying amount of goodwill for the years ended December 31, 2011 and 2010 are provided in the following table.

(Dollars in thousands)	Amount

Balance, December 31, 2010	$702
Goodwill acquired during the year	8,660
Balance, December 31, 2011	$9,362

The goodwill acquired during the year ended December 31, 2011 was a result of the branch acquisitions from Whitney National Bank and Hancock Bank of Louisiana. Footnote C to these consolidated financial statements provides additional information on the acquisition during 2011.

The Company performed the required annual impairment tests of goodwill as of December 1, 2011. The company’s annual impairment test did not indicate impairment as of the testing date, and subsequent to that date, management is not aware of any events or changes in circumstances since the impairment test that would indicate that goodwill might be impaired.

The Company’s purchase accounting intangible, assets which are subject to amortization, include core deposit intangibles, amortized on a straight line, over a 10 year average life. The definite-lived intangible assets had the following carrying values at December 31, 2011 and 2010.

	2011			2010
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
(Dollars in thousands)

Core deposit intangibles	$3,095	$(434)	$2,661	$693	$(294)	$399

During 2011, the Company recorded $2,402,000 in core deposit intangible assets related to the deposits acquired in the Whitney acquisition.

The related amortization expense of purchase accounting intangible assets is a follows:

(dollars in thousands)
Amount
Aggregate amortization expense for the year ended December 31:

2010	$69
2011	140

Estimated amortization expense for the year ending December 31:

2012	$309
2013	309
2014	309
2015	309
2016	292
Thereafter	1,133
$2,661

11.	Other Assets and Cash Surrender Value

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

ASC Topic 740, Income Taxes, provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. ASC Topic 740 requires an evaluation of tax positions to determine if the tax positions will more likely than not be sustainable upon examination by the appropriate taxing authority. The Company at December 31, 2011 and 2010, had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

14.	Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2011 and 2010, was $307,514 and $261,727, respectively.

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

The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations applicable to common stockholders:

	For the Year Ended			For the Year Ended
	December 31, 2011			December 31, 2010
	Net Income (Numerator)	Shares (Denominator)	Per Share Amount	Net Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic per common Share	$2,528,978	3,063,251	$.83	$2,232,554	3,019,869	$.74

Effect of dilutive shares:
Restricted Stock		10,438			2,058
	$2,528,978	3,073,689	$.82	$2,232,554	3,021,927	$.74

The diluted per share amounts were computed by applying the treasury stock method.

18.	Reclassifications

Certain reclassifications have been made to the 2010 financial statements to conform with the classifications used in 2011. These reclassifications did not impact the Company's consolidated financial condition or results of operations.

19.	Accounting Pronouncements

In December 2010, the FASB issued ASU No. 2010-29, “Disclosure of Supplementary Pro Forma Information for Business Combinations.” This guidance provides clarification regarding the acquisition date that should be used for reporting the pro forma financial information disclosures required by Topic 805 when comparative financial statements are presented. The amendments in ASU 2010-29 specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. ASU 2010-29 was effective for the Company prospectively for business combinations occurring after December 15, 2010. See the business combination disclosures in Note C.

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-02 “A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.” This updated guidance (ASC Topic 310, Receivables) is designed to assist creditors with determining whether or not a restructuring constitutes a troubled debt restructuring. In particular, additional guidance has been added to help creditors determine whether a concession has been granted and whether a debtor is experiencing financial difficulties. Both of these conditions are required to be met for a restructuring to constitute a troubled debt restructuring. The amendments in the update were effective for the first interim period beginning on or after June 15, 2011, and should be applied retroactively to the beginning of the annual period of adoption. The amendment did not have a material impact on the Company’s financial statements.

In April 2011, the FASB issued ASU No. 2011-03, “Reconsideration of Effective Control of Repurchase Agreements.” This guidance (ASC Topic 860, Transfers and Servicing) eliminates a requirement for entities to consider whether a transferor has the ability to repurchase the financial assets in a repurchase agreement. This requirement was previously used to determine whether the transferor maintained effective control. The change could lead to more conclusions that a repo arrangement should be accounted for as a secured borrowing rather than as a sale. ASU 2011-03 is effective for the first interim period beginning on or after December 15, 2011. The Company does not expect the guidance will have a material impact on the financial statements.

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” This ASU is the result of joint efforts by the FASB and the International Accounting Standards Board (“IASB”) to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures about fair value measurements are required. This ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (ASC Topic 820, Fair Value Measurement). It does expand existing disclosure requirements for fair value measurements and eliminates unnecessary wording differences between U.S. GAAP and IFRS. ASU 2011-04 is effective for interim periods beginning after December 15, 2011. The Company does not expect the guidance will have a material impact on the financial statements and is evaluating the effect on the financial statement disclosures.

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income.” This guidance (ASC Topic 220, Comprehensive Income) revises the manner in which entities present comprehensive income in their financial statements. It requires entities to report components in either a continuous statement of comprehensive income or in two separate but consecutive statements. The items that must be reported in other comprehensive income do not change. ASU 2011-05 is effective for fiscal years and interim periods beginning after December 15, 2011. The Company believes the adoption will impact only the presentation of the financial statements.

In September 2011, FASB issued ASU No. 2011-08, Intangibles – Goodwill and other (Topic 350): Testing Goodwill for Impairment, which simplifies how companies test goodwill for impairment by permitting an entity to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The ASU allows the results of the assessment to become a basis for determining whether it is necessary to perform the two-step goodwill impairment testing required by ASC Topic 350. The “more-likely-than-not” threshold is defined in the ASU as a likelihood of more than 50 percent. Under the amendments of this ASU, the Company is not required to calculate the fair value of a reporting unit unless the Company determines that it is more likely than not that its fair value is less than its carrying amount.

The ASU is effective beginning with the Company’s first quarter of 2012, with early adoption permitted. The Company adopted the provisions of the ASU in the current year. The adoption of the ASU had an effect on how the Company performs its test for impairment of goodwill, but the adoption of this ASU did not have an effect on the Company’s operating results, financial position, or liquidity for the year ended December 31, 2011. For additional information on goodwill impairment testing, see Note B, item 10 to these consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (ASC Topic 210) Disclosures about Offsetting Assets and Liabilities.” The ASU amends ASC Topic 210 by requiring additional improved information to be disclosed regarding financial instruments and derivative instruments that are offset in accordance with the conditions under ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The disclosures required by the amendments should be applied retrospectively for all comparative periods presented. The Company does not believe the amendments will have a material impact on the financial statements.

NOTE C – BUSINESS COMBINATION

On September 16, 2011 the Company completed the purchase of seven (7) branches located on the Mississippi Gulf Coast and one (1) branch located in Bogalusa, Louisiana from Whitney National Bank and Hancock Bank of Louisiana (the “Whitney branches”). As part of the agreement, the Company purchased loans of $46.8 million and assumed deposit liabilities of $179.3 million, and purchased the related fixed assets and cash of the branches. The Company operates the acquired bank branches under the name The First, A National Banking Association. The acquisition allowed the Company to expand its presence in South Mississippi as well as enter a new market in Louisiana. The Company’s condensed consolidated statements of income include the results of operations of the Whitney branches from the closing date of the acquisition.

In connection with the acquisition, the Company recorded $8.7 million of goodwill and $2.4 million of core deposit intangible. The core deposit intangible of $2.4 million will be expensed over 10 years. The recorded goodwill is deductible for tax purposes. The Company acquired the $46.8 million loan portfolio at a fair value discount of $.7 million. The discount represents expected credit losses, adjustments to market interest rates and liquidity adjustments. The noncredit quality portion of the discount was $.1 million and the credit quality portion of the discount was $.6 million.

The amounts of the acquired identifiable assets and liabilities as of the acquisition date were as follows (dollars in thousands):

Purchase price
Cash	$9,100
Total purchase price	9,100
Identifiable assets:
Cash	125,243
Loans, leases and interest receivable	46,118
Core deposit intangible	2,402
Personal and real property	7,481
Other assets	95
Total assets	181,339
Liabilities and equity:
Deposits and interest payable	179,196
Other liabilities	1,703
Total liabilities	180,899
Net assets acquired	$440
Goodwill resulting from acquisition	$8,660

Interest income of $693,000 was recorded on loans acquired in the Whitney branch acquisition. The outstanding principal balance and the carrying amount of these loans included in the consolidated balance sheet at December 31, 2011 were as follows (dollars in thousands):

Outstanding principal balance	$39,426
Carrying amount	38,830

All loans obtained in the acquisition of the Whitney branches reflect no specific evidence of credit deterioration and very low probability that the Company would be unable to collect all contractually required principal and interest payments.

The following unaudited pro forma financial information presents the combined results of operations as if the acquisition had been effective January 1, 2010. These results include the impact of amortizing certain purchase accounting adjustments such as intangible assets, compensation expenses and the impact of the acquisition on income tax expense. There were no material nonrecurring pro forma adjustments directly attributable to the acquisition included within the following pro forma financial information. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the combination constituted a single entity during such periods. Growth opportunities are expected to be achieved in various amounts at various times during the years subsequent to the acquisition and not ratably over, or at the beginning or end of such periods. No adjustments have been reflected in the following pro forma financial information for anticipated growth opportunities.

	Year Ended December 31,

(In thousands)	2011	2010
	(Unaudited)

Interest income	$28,860	$27,838
Net income	3,328	3,032

Acquisition-related expenses associated with the acquisition of the Whitney branches were $651,000 for the twelve month period ended December 31, 2011, which are included in other expenses of the income statement. Such costs included principally system conversion and integrating operations charges which have been expensed as incurred.

NOTE D – SECURITIES

A summary of the amortized cost and estimated fair value of available-for-sale securities and held-to-maturity securities at December 31, 2011 and 2010, follows:

	December 31, 2011

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$43,474,933	$216,229	$17,712	$43,673,450
Tax-exempt and taxable obligations of states and municipal subdivisions	91,756,084	2,738,898	236,951	94,258,031
Mortgage-backed securities	58,534,125	959,018	163,596	59,329,547
Corporate obligations	16,678,672	26,618	2,412,076	14,293,214
Other	1,255,483	—	281,340	974,143
	$211,699,297	$3,940,763	$3,111,675	$212,528,385
Held-to-maturity securities:
Mortgage-backed securities	$2,278	$121	$—	$2,399
Taxable obligations of states and municipal subdivisions	6,000,000	—	—	6,000,000
	$6,002,278	$121	$—	$6,002,399

	December 31, 2010

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$22,886,882	$169,384	$201,664	$22,854,602
Tax-exempt and taxable obligations of states and municipal subdivisions	53,895,368	998,689	221,155	54,672,902
Mortgage-backed securities	17,638,563	727,725	47,866	18,318,422
Corporate obligations	9,726,518	12,163	2,036,387	7,702,294
Other	1,255,483	—	269,461	986,022
	$105,402,814	$1,907,961	$2,776,533	$104,534,242
Held-to-maturity securities:
Mortgage-backed securities	$2,640	$123	$—	$2,763

The scheduled maturities of securities at December 31, 2011, were as follows:

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due less than one year	$13,843,453	$13,982,424	$—	$—
Due after one year through five years	82,483,139	83,348,189	—	—
Due after five years through ten years	38,170,849	38,337,082	—	—
Due after ten years	18,667,731	17,531,143	6,000,000	6,000,000
Mortgage-backed securities	58,534,125	59,329,547	2,278	2,399
	$211,699,297	$212,528,385	$6,002,278	$6,002,399

Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

A loss of $318 was realized from the sale of available-for-sale securities in 2011. A gain of $50,715 was realized from the sale or call of available-for-sale securities in 2010. An other-than-temporary impairment loss of $4,278 was recognized for the year ended 2011 and $471,811 for the year ended 2010.

Securities with a carrying value of $135,394,139 and $63,692,752 at December 31, 2011 and 2010, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

The details concerning securities classified as available-for-sale with unrealized losses as of December 31, 2011 and 2010, were as follows:

	2011
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$9,142,470	$17,712	$—	$—	$9,142,470	$17,712
Tax-exempt and tax- able obligations of states and municipal subdivisions	6,451,142	183,678	598,851	53,273	7,049,993	236,951
Mortgage-backed securities	16,208,868	94,240	236,425	69,356	16,445,293	163,596
Corporate obligations	9,099,728	240,686	2,749,114	2,171,390	11,848,842	2,412,076
Other	—	—	974,143	281,340	974,143	281,340
	$40,902,208	$536,316	$4,558,533	$2,575,359	$45,460,741	$3,111,675

42

	2010
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$13,340,460	$201,664	$—	$—	$13,340,460	$201,664
Tax-exempt and tax- able obligations of states and municipal subdivisions	9,144,237	204,952	257,160	16,203	9,401,397	221,155
Mortgage-backed securities	1,708,389	3,331	310,610	44,535	2,018,999	47,866
Corporate obligations	—	—	3,199,650	2,036,387	3,199,650	2,036,387
Other	—	—	986,022	269,461	986,022	269,461
	$24,193,086	$409,947	$4,753,442	$2,366,586	$28,946,528	$2,776,533

Approximately 17.5% of the number of securities in the investment portfolio at December 31, 2011, reflected an unrealized loss. Management is of the opinion the Company has the ability to hold these securities until such time as the value recovers or the securities mature. Management also believes the deterioration in value is attributable to changes in market interest rates and lack of liquidity in the credit markets. We have determined that these securities are not other-than-temporarily impaired based upon anticipated cash flows.

NOTE E - LOANS

Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2011 and December 31, 2010, respectively, loans accounted for 62.4% and 72.1% of earning assets. The Company controls and mitigates the inherent credit and liquidity risks through the composition of its loan portfolio.

The following table shows the composition of the loan portfolio by category:

	December 31, 2011		December 31, 2010
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Mortgage loans held for sale	$2,906	0.7%	$2,938	0.9%
Commercial, financial and agricultural	48,385	12.5	48,427	14.6
Real Estate:
Mortgage-commercial	138,943	35.8	109,073	32.8
Mortgage-residential	117,692	30.3	102,425	30.8
Construction	63,357	16.3	58,962	17.7
Consumer and other	16,645	4.4	10,748	3.2
Total loans	387,928	100%	332,573	100%
Allowance for loan losses	(4,511)		(4,617)
Net loans	$383,417		$327,956

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than a loan for construction purposes, secured by real estate, regardless of the purpose of the loan. The Company follows the common practice of financial institutions in the Company’s market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, the Company limits its loan-to-value ratio to 80%. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

Loans held for sale consist of mortgage loans originated by the Bank and sold into the secondary market. Commitments from investors to purchase the loans are obtained upon origination.

Activity in the allowance for loan losses for December 31, 2011 and 2010 is as follows:

(In thousands)

	2011	2010

Balance at beginning of period	$4,617	$4,762
Loans charged-off:
Real Estate	(1,569)	(815)
Installment and Other	(97)	(188)
Commercial, Financial and Agriculture	(321)	(367)
Total	(1,987)	(1,370)
Recoveries on loans previously charged-off:
Real Estate	311	65
Installment and Other	73	106
Commercial, Financial and Agriculture	29	71
Total	413	242
Net Charge-offs	(1,574)	(1,128)
Provision for Loan Losses	1,468	983
Balance at end of period	$4,511	$4,617

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2011 and December 31, 2010.

Allocation of the Allowance for Loan Losses

	December 31, 2011
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$397	16.3%
Commercial Real Estate	3,356	63.8
Consumer Real Estate	680	15.7
Consumer	78	4.2
Unallocated	—	—
Total	$4,511	100%

	December 31, 2010
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$757	15.9%
Commercial Real Estate	2,817	62.2
Consumer Real Estate	902	18.0
Consumer	140	2.9
Unallocated	1	1.0
Total	$4,185	100%

The following table represents the Company’s impaired loans at December 31, 2011 and December 31, 2010. This table excludes performing troubled debt restructurings.

	December 31,	December 31,
	2011	2010
	(In thousands)
Impaired Loans:
Impaired loans without a valuation allowance	$2,791	$2,406
Impaired loans with a valuation allowance	2,334	2,123
Total impaired loans	$5,125	$4,529
Allowance for loan losses on impaired loans at period end	738	738
Total nonaccrual loans	5,125	4,212

Past due 90 days or more and still accruing	496	1,071
Average investment in impaired loans	4,185	14,486

The following table is a summary of interest recognized and cash-basis interest earned on impaired loans for December 31, 2011 and December 31, 2010:

	2011	2010

Average of individually impaired loans during period	$4,827	$4,286
Interest income recognized during impairment	-	-
Cash-basis interest income recognized	287	158

The gross interest income that would have been recorded in the period that ended if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the twelve months for December 31, 2011 and 2010, was $112,000 and $96,000, respectively. The Company had no loan commitments to borrowers in non-accrual status at December 31, 2011 and 2010.

The following tables provide the ending balances in the Company's loans (excluding mortgage loans held for sale) and allowance for loan losses, broken down by portfolio segment as of December 31, 2011 and December 31, 2010. The tables also provide additional detail as to the amount of our loans and allowance that correspond to individual versus collective impairment evaluation. The impairment evaluation corresponds to the Company's systematic methodology for estimating its Allowance for Loan Losses.

December 31, 2011

		Installment	Commercial,
	Real Estate	and Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$4,841	$38	$246	$5,125
Collectively evaluated	301,271	16,107	62,519	379,897
Total	$306,112	$16,145	$62,765	$385,022

Allowance for Loan Losses
Individually evaluated	$662	$13	$63	$738
Collectively evaluated	3,375	64	334	3,773
Total	$4,037	$77	$397	$4,511

December 31, 2010

		Installment	Commercial,
	Real Estate	And Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$4,091	$48	$390	$4,529
Collectively evaluated	266,504	9,083	49,519	325,106
Total	$270,595	$9,131	$49,909	$329,635

Allowance for Loan Losses
Individually evaluated	$464	$10	$264	$738
Collectively evaluated	3,254	132	493	3,879
Total	$3,718	$142	$757	$4,617

The following tables provide additional detail of impaired loans broken out according to class as of December 31, 2011 and 2010. The recorded investment included in the following table represents customer balances net of any partial charge-offs recognized on the loans, net of any deferred fees and costs. As nearly all of our impaired loans at December 31, 2011 are on nonaccrual status, recorded investment excludes any insignificant amount of accrued interest receivable on loans 90-days or more past due and still accruing. The unpaid balance represents the recorded balance prior to any partial charge-offs.

December 31, 2011

				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial installment	$121	$121	$-	$69	$5
Commercial real estate	2,420	2,420	-	1,457	85
Consumer real estate	241	241	-	288	3
Consumer installment	9	9	-	11	-
Total	$2,791	$2,791	$-	$1,825	$93

Impaired loans with a related allowance:
Commercial installment	$125	$125	$63	$128	$-
Commercial real estate	1,533	1,533	574	1,463	23
Consumer real estate	647	647	88	740	12
Consumer installment	29	29	13	29	6
Total	$2,334	$2,334	$738	$2,360	$41

Total Impaired Loans:
Commercial installment	$246	$246	$63	$197	$5
Commercial real estate	3,953	3,953	571	2,920	108
Consumer real estate	888	888	91	1,028	15
Consumer installment	38	38	13	40	6
Total Impaired Loans	$5,125	$5,125	$738	$4,185	$134

December 31, 2010

				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)

Impaired loans with no related allowance:
Commercial installment	$12	$12	$-	$387	$1
Commercial real estate	2,230	2,230	-	7,884	72
Consumer real estate	147	149	-	2,185	8
Consumer installment	15	15	-	183	1
Total	$2,404	$2,406	$-	$10,639	$82

Impaired loans with a related allowance:
Commercial installment	$113	$377	$264	$481	$17
Commercial real estate	966	1,370	401	2,421	89
Consumer real estate	280	343	63	796	20
Consumer installment	23	33	10	149	-
Total	$1,382	$2,123	$738	$3,847	$126

Total Impaired Loans:
Commercial installment	$125	$389	$264	$868	$18
Commercial real estate	3,196	3,600	401	10,305	161
Consumer real estate	427	492	63	2,981	28
Consumer installment	38	48	10	332	1
Total Impaired Loans	$3,786	$4,529	$738	$14,486	$208

The following tables provide additional detail of troubled debt restructurings at December 31, 2011.

	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
	(in thousands except number of loans)

Commercial installment	$14	$10	1	$1
Commercial real estate	1,214	1,842	3	86
Consumer real estate	2,970	3,112	2	193
Consumer installment	22	18	2	1
Total	$4,220	$4,982	8	$281

The balance of troubled debt restructurings at December 31, 2011 was $4.9 million, calculated for regulatory reporting purpose. Of these amounts, $4.2 million were performing in accordance with the modified terms. The remaining $.7 million are on non-accrual. There was no allocation in specific reserves established with respect to these loans as of December 31, 2011. As of December 31, 2011, the Company had no additional amount committed on any loan classified as troubled debt restructuring.

The recorded investment in loans for which the allowance for loan losses was previously measured under a general allowance for loan losses methodology and are now impaired under Section 310-10-35 was $4,201,000. The allowance for loan losses associated with those loans on the basis of a current evaluation of loss was $-. All loans were performing as agreed with modified terms.

During the twelve month period ending December 31, 2011, the terms of 8 loans were modified as TDRs. The modifications included one of the following or a combination of the following: maturity date extensions, interest only payments, amortizations were extended beyond what would be available on similar type loans, and payment waiver. No interest rate concessions were given on these nor were any of these loans written down.

The following tables summarize by class our loans classified as past due in excess of 30 days or more in addition to those loans classified as non-accrual:

	December 31, 2011
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$70	$22	$945	$1,037	$63,357
Real Estate-mortgage	2,189	311	984	3,484	117,692
Real Estate-non farm nonresidential	1,662	144	2,877	4,683	138,943
Commercial	138	19	246	403	48,385
Consumer	214	-	73	287	16,645
Total	$4,273	$496	$5,125	$9,894	$385,022

	December 31, 2010
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$593	$1	$1,433	$2,027	$58,962
Real Estate-mortgage	3,673	153	893	4,719	102,426
Real Estate-non farm nonresidential	438	737	1,452	2,627	109,073
Commercial	740	144	386	1,270	48,427
Consumer	262	36	48	346	10,747
Total	$5,706	$1,071	$4,212	$10,989	$329,635

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience credit documentation, public information, and current economic trends, among other factors. The Company uses the following definitions for risk ratings, which are consistent with the definitions used in supervisory guidance:

Special Mention.    Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.

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

As of December 31, 2011 and December 31, 2010, and based on the most recent analysis performed, the risk category of loans by class of loans (excluding mortgage loans held for sale) was as follows:

(In thousands)

December 31, 2011

				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total

Pass	$223,692	$57,835	$16,004	$60,741	$358,272
Special Mention	5,169	71	45	3	5,288
Substandard	16,815	2,553	99	1,846	21,313
Doubtful	-	104	-	175	279
Subtotal	245,676	60,563	16,148	62,765	385,152
Less:
Unearned Discount	94	34	-	2	130
Loans, net of unearned discount	$245,582	$60,529	$16,148	$62,763	$385,022

December 31, 2010

				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total

Pass	$187,657	$53,776	$8,764	$47,500	$297,697
Special Mention	5,154	125	70	14	5,363
Substandard	17,820	6,130	297	2,215	26,462
Doubtful	-	-	-	180	180
Subtotal	210,631	60,031	9,131	49,909	329,702
Less:
Unearned Discount	67	-	-	-	67
Loans, net of unearned discount	$210,564	$60,031	$9,131	$49,909	$329,635

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

	2011	2010

Premises:
Land	$7,226,252	$4,970,959
Buildings and improvements	15,729,044	9,881,906
Equipment	6,344,642	4,504,541
Construction in progress	227,414	1,329,262
	29,527,352	20,686,668
Less accumulated depreciation and amortization	6,536,911	5,692,742
	$22,990,441	$14,993,926

The amounts charged to operating expense for depreciation were $858,342 and $655,608 in 2011 and 2010, respectively.

NOTE G - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more as of December 31, 2011, and 2010 was $99,545,812 and $100,328,380, respectively.

At December 31, 2011, the scheduled maturities of time deposits included in interest-bearing deposits were as follows (in thousands):

Year	Amount

2012	$126,670
2013	26,759
2014	6,064
2015	11,398
2016	6,224
$177,115

NOTE H - BORROWED FUNDS

Borrowed funds consisted of the following:

	December 31,
	2011	2010

Reverse Repurchase Agreement	$15,000,000	$15,000,000
FHLB advances	12,031,831	15,106,895
	$27,031,831	$30,106,895

Advances from the FHLB have maturity dates ranging from January 2012 through August 2015. Interest is payable monthly at rates ranging from 1.296% to 3.813%. Advances due to the FHLB are collateralized by a blanket lien on first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. At December 31, 2011, FHLB advances available and unused totaled $148,307,622.

Future annual principal repayment requirements on the borrowings from the FHLB at December 31, 2011, were as follows:

Year	Amount

2012	$3,261,058
2013	1,770,773
2014	4,000,000
2015	3,000,000
$12,031,831

Reverse Repurchase Agreements consisted of three $5,000,000 agreements. The agreements are secured by securities with a fair value of $19,460,231 at December 31, 2011 and $18,193,100 at December 31, 2010. The maturity dates are from August 22, 2012 through September 26, 2017, with rates between 3.81% and 4.51%.

NOTE I – LEASE OBLIGATIONS

The Company is committed under several long-term operating leases which provide for minimum lease payments. Certain leases contain options for renewal. Total rental expense under these operating leases amounted to $93,000 and $126,000 as of December 31, 2011 and 2010, respectively.

The Company is also committed under one long-term capital lease agreement. The capital lease agreement had an outstanding balance of $1,540,000 and $- at December 31, 2011 and 2010, respectively (included in other liabilities). This lease has a remaining term of 10 years at December 31, 2011. Assets related to the capital lease are included in premises and equipment and the cost consists of $2.6 million less accumulated depreciation of approximately $86,500 and $- at December 31, 2011 and 2010, respectively.

Minimum future lease payments for the operating and capital leases at December 31, 2011 were as follows:

	Operating
	Leases	Capital Lease
	(In thousands)

2012	$79	$166
2013	80	166
2014	83	166
2015	83	166
2016	83	168
Thereafter	104	936

Total Minimum Lease Payments	$512	1,768

Less: Amounts representing interest		(228)

Present value of minimum lease payments		$1,540

NOTE J - REGULATORY MATTERS

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

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage). Management believes, as of December 31, 2011, that the Company and its subsidiary bank exceeded all capital adequacy requirements.

At December 31, 2011 and 2010, the subsidiary bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization. The actual capital amounts and ratios at December 31, 2011 and 2010, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2011
Total risk-based	$62,071	13.6%	$60,910	13.3%
Tier I risk-based	57,560	12.6%	56,399	12.4%
Tier I leverage	57,560	8.5%	56,399	8.3%

December 31, 2010
Total risk-based	$70,818	19.6%	$58,368	16.2%
Tier I risk-based	66,307	18.4%	53,867	15.0%
Tier I leverage	66,307	13.1%	53,867	10.7%

The minimum amounts of capital and ratios as established by banking regulators at December 31, 2011 and 2010, were as follows:

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2011
Total risk-based	$36,649	8.0%	$36,527	8.0%
Tier I risk-based	18,324	4.0%	18,264	4.0%
Tier I leverage	27,164	4.0%	27,103	4.0%

December 31, 2010
Total risk-based	$28,860	8.0%	$28,798	8.0%
Tier I risk-based	14,430	4.0%	14,399	4.0%
Tier I leverage	20,249	4.0%	20,212	4.0%

The Company’s dividends, if any, are expected to be made from dividends received from its subsidiary bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years.

NOTE K - COMPREHENSIVE INCOME

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

In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting amounts that are displayed as part of net income for a period that also had been displayed as part of accumulated other comprehensive income. The disclosure of the reclassification amounts is as follows:

	Years Ended December 31,
	2011	2010
Unrealized holdings gains (losses) on available-for- sale securities and loans held for sale	$1,720,875	$(1,141,866)
Reclassification adjustment for net losses realized in income	4,596	421,096
Net unrealized gains (losses)	1,725,471	(720,770)
Tax effect	(586,660)	245,062
Net unrealized gains (losses), net of tax	$1,138,811	$(475,708)

NOTE L - INCOME TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2011	2010
Current:
Federal	$255,955	$832,607
State	47,199	107,196
Deferred (benefit)	163,746	(84,605)
	$466,900	$855,198

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2011		2010
	Amount	%	Amount	%

Income taxes at statutory rate	$1,135,035	34%	$1,157,340	34%
Tax-exempt income	(559,078)	(17)%	(492,985)	(15)%
Nondeductible expenses	92,339	3%	127,413	4%
State income tax, net of federal tax effect	52,788	2%	69,140	2%
Tax credits	(12,325)	-	-	-
Other, net	(241,859)	(8)%	(5,710)	-
	$466,900	14%	$855,198	25%

The components of deferred income taxes included in the consolidated financial statements were as follows:

	December 31,
	2011	2010
Deferred tax assets:
Allowance for loan losses	$1,330,959	$1,331,481
Unrealized loss on available-for-sale securities	-	295,315
Net operating loss carryover	729,798	807,535
Other	603,039	448,375
	2,663,796	2,882,706
Deferred tax liabilities:
Securities	(97,744)	(113,808)
Premises and equipment	(927,939)	(700,625)
Unrealized gain on available-for-sale securities	(281,889)	-
Core deposit intangible	(114,072)	(148,631)
Goodwill	(63,460)	-
	(1,485,104)	(963,064)
Net deferred tax asset, included in other assets	$1,178,692	$1,919,642

With the acquisition of Wiggins in 2006, the Company assumed a federal tax net operating loss carryover. This net operating loss is available to the Company through the year 2026.

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

NOTE M - EMPLOYEE BENEFITS

The Company and its subsidiary bank provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of six percent or less, the Company and its subsidiary bank provide a 50% matching contribution. Contributions totaled $142,584 in 2011 and $127,922 in 2010.

The Company sponsors an Employee Stock Ownership Plan (ESOP) for employees who have completed one year of service for the Company and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are at the discretion of the Board of Directors. At December 31, 2011, the ESOP held 6,040 shares of Company common stock and had no debt obligation. All shares held by the plan were considered outstanding for net income per share purposes. Total ESOP expense was $16,339 for 2011 and $17,177 for 2010.

NOTE N - STOCK PLANS

In 2007, the Company adopted the 2007 Stock Incentive Plan.  The 2007 Plan provides for the issuance of up to 315,000 shares of Company Common Stock, $1.00 par value per share.  Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.  Through the year ended December 31, 2009, no shares were issued under this Plan. During the year ended December 31, 2010, 12,353 nonvested restricted stock awards were granted under the Plan. During the year ended December 31, 2011, 33,850 nonvested restricted stock awards were granted under the Plan. The weighted average grant-date fair value for these shares was $8.27 per share. Compensation costs in the amount of $119,320, was recognized for the year ended December 31, 2011 and $12,610 for the year ended December 31, 2010. Shares of restricted stock granted to employees under this stock plan are subject to restrictions as to the vesting period. The restricted stock award becomes 100% vested on the earliest of 1) the three year vesting period provided the Grantee has not incurred a termination of employment prior to that date, 2) the Grantee’s retirement, or 3) the Grantee’s death. During this period, the holder is entitled to full voting rights and dividends. As of December 31, 2011, there was approximately $250,314 of unrecognized compensation cost related to this Plan. The cost is expected to be recognized over the remaining term of the vesting period (approximately 2 years).

NOTE O - SUBORDINATED DEBENTURES

On June 30, 2006, the Company issued $4,124,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 2 in which the Company owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $4,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities were redeemable by the Company in 2011, or earlier in the event the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2036. Interest on the preferred securities is the three month London Interbank Offer Rate (LIBOR) plus 1.65% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. On July 27, 2007, the Company issued $6,186,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 3 in which the Company owns all of the common equity. The debentures are the sole asset of Trust 3. The Trust issued $6,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Company in 2012, or earlier in the event the deduction of related interest for federal income taxes is prohibited, treatment as Tier 1 capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2037. Interest on the preferred securities is the three month LIBOR plus 1.40% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. In accordance with the provisions of ASC Topic 810, Consolidation, the trusts are not included in the consolidated financial statements.

NOTE P - TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2011, and 2010.

NOTE Q - RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank makes loans to its directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. Such loans amounted to approximately $12,955,000 and $14,580,000 at December 31, 2011 and 2010, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2011, is summarized as follows (in thousands):

Loans outstanding at beginning of year	$14,580
New loans	1,422
Repayments	(3,047)
Loans outstanding at end of year	$12,955

NOTE R - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The subsidiary bank had outstanding letters of credit of $799,000 and $960,000 at December 31, 2011 and 2010, respectively, and had made loan commitments of approximately $59,035,000 and $52,083,000 at December 31, 2011 and 2010, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the two years ended December 31, 2011, nor are any significant losses as a result of these transactions anticipated.

The primary market area served by the Bank is Forrest, Lamar, Jones, Pearl River, Jackson, Hancock, Stone, and Harrison Counties within South Mississippi as well as Washington Parish in Louisiana. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2011, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the Bank’s loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

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

NOTE S - FAIR VALUES OF ASSETS AND LIABILITIES

The Company follows the guidance of ASC Topic 820, Fair Value Measurements and Disclosures, that establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance has been applied prospectively as of the beginning of the period.

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

The following table presents the Company’s assets that are measured at fair value on a recurring basis and the level within the hierarchy in which the fair value measurements fall as of December 31, 2011 and December 31, 2010 (in thousands):

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2011

Obligations of U.S.
Government agencies	$43,673	$-	$43,673	$-
Municipal securities	94,258	-	94,258	-
Mortgage-backed securities	59,330	-	59,330	-
Corporate obligations	14,293	-	12,041	2,252
Other	974	974	-	-
Total	$212,528	$974	$209,302	$2,252

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2010

Obligations of U.S.
Government agencies	$22,855	$-	$22,855	$-
Municipal securities	54,673	-	54,673	-
Mortgage-backed securities	18,318	-	18,318	-
Corporate obligations	7,702	-	5,083	2,619
Other	986	986	-	-
Total	$104,534	$986	$100,929	$2,619

The following is a reconciliation of activity for assets measured at fair value based on significant unobservable (non-market) information.

(In thousands)	Bank- Issued Trust Preferred Securities

Balance, December 31, 2010	$2,619
Transfers into Level 3	-
Transfers out of Level 3	-
Other-than-temporary impairment loss included in earnings	(4)
Unrealized loss included in comprehensive income	(363)
Balance, December 31, 2011	$2,252

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

Other Real Estate Owned

Other real estate owned consists of properties obtained through foreclosure. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Fair value of other real estate owned is based on current independent appraisals. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through non-interest expense. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other non-interest expense. Other real estate owned measured at fair value on a non-recurring basis at December 31, 2011, amounted to $4.4 million. Other real estate owned is classified within Level 2 of the fair value hierarchy.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fell at December 31, 2011 and December 31, 2010 (in thousands).

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2011

Impaired loans	$5,125	$-	$5,125	$-
Other real estate owned	4,353	-	4,353	-

December 31, 2010

Impaired loans	$4,529	$-	$4,529	$-
Other real estate owned	3,995	-	3,995	-

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

	As of		As of
	December 31, 2011		December 31, 2010

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Financial Instruments:
Assets:
Cash and cash equivalents	$23,181	$23,181	$33,977	$33,977
Securities available-for-sale	212,528	212,528	104,534	104,534
Securities held-to-maturity	6,002	6,002	3	3
Other securities	2,645	2,645	2,599	2,599
Loans, net	383,418	396,905	327,956	339,927

Liabilities:
Noninterest-bearing deposits	$107,129	$107,129	$48,312	$48,312
Interest-bearing deposits	466,265	467,198	348,167	349,565
Subordinated debentures	10,310	10,310	10,310	10,310
FHLB and other borrowings	27,032	27,032	30,107	30,107

NOTE T - SENIOR PREFERRED STOCK

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

The Company allocated the proceeds received from the Treasury, net of transaction costs, on a pro rata basis to the Series A preferred stock and the warrant based on their relative fair values. The Company assigned $.3 million and $4.7 million to the warrant and the Series A preferred stock, respectively. The resulting discount on the Series A preferred stock is being accreted up to the $5.0 million liquidation amount at the time of the exchange discussed in the following paragraph.

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

NOTE U - SUBSEQUENT EVENTS

Management has evaluated the effect of subsequent events on these financial statements through the date the financial statements were issued.

NOTE V - PARENT COMPANY FINANCIAL INFORMATION

The balance sheets, statements of income and cash flows for The First Bancshares, Inc. (parent company only) follow.

Condensed Balance Sheets

	December 31,
	2011	2010
Assets:
Cash and cash equivalents	$6,391	$11,819,433
Investment in subsidiary bank	69,263,750	54,659,166
Investments in statutory trusts	310,000	310,000
Other securities	100,000	100,000
Premises and equipment	368,623	368,623
Other	741,012	204,364
	$70,789,776	$67,461,586
Liabilities and Stockholders’ Equity:
Subordinated debentures	$10,310,000	$10,310,000
Other	54,495	53,501
Stockholders’ equity	60,425,281	57,098,085
	$70,789,776	$67,461,586

Condensed Statements of Income

	Years Ended December 31,
	2011	2010
Income:
Interest and dividends	$5,626	$799
Dividend income	530,000	650,000
Other	-	1,500
	535,626	652,299
Expenses:
Interest on borrowed funds	187,117	187,160
Legal	820,935	303,003
Other	313,754	135,028
	1,321,806	625,191
Income (loss) before income taxes and equity in undistributed income of subsidiary	(786,180)	27,108
Income tax benefit	691,846	155,197
Income (loss) before equity in undistributed income of subsidiary	(94,334)	182,305
Equity in undistributed income of subsidiary	2,965,772	2,366,439

Net income	$2,871,438	$2,548,744

Condensed Statements of Cash Flows

	Years Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income	$2,871,438	$2,548,744
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed income of subsidiary	(2,965,772)	(2,366,439)
Restricted stock expense	119,320	12,610
Other, net	(542,585)	(68,920)
Net cash provided by (used in) operating activities	(517,599)	125,995

Cash flows from investing activities:
Investment in subsidiary bank	(10,500,000)	-
Net cash used in investing activities	(10,500,000)	-

Cash flows from financing activities:
Dividends paid on common stock	(452,983)	(452,980)
Dividends paid on preferred stock	(342,460)	(261,814)
Exercise of stock options	-	-
Proceeds from issuance of preferred stock and warrant	-	12,123,000
Net cash provided by (used in) financing activities	(795,443)	11,408,206

Net increase (decrease) in cash and cash equivalents	(11,813,042)	11,534,201
Cash and cash equivalents at beginning of year	11,819,433	285,232

Cash and cash equivalents at end of year	$6,391	$11,819,433

NOTE W - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31
	(In thousands, except per share amounts)

2011
Total interest income	$5,733	$5,941	$5,999	$6,802
Total interest expense	1,482	1,430	1,267	1,217
Net interest income	4,251	4,511	4,732	5,585
Provision for loan losses	348	305	230	585
Net interest income after provision for loan losses	3,903	4,206	4,502	5,000
Total non-interest income	915	1,024	1,088	1,570
Total non-interest expense	4,524	4,293	4,479	5,574
Income tax expense	(207)	267	365	42
Net income	501	670	746	954
Preferred dividends and stock accretion	86	85	86	85
Net income applicable to common stockholders	$415	$585	$660	$869
Per common share:
Net income, basic	$.14	$.19	$.22	$.28
Net income, diluted	.14	.19	.21	.28
Cash dividends declared	.0375	.0375	.0375	.0375
2010
Total interest income	$5,884	$5,944	$5,849	$5,776
Total interest expense	2,094	1,865	1,623	1,537
Net interest income	3,790	4,079	4,226	4,239
Provision for loan losses	165	217	372	229
Net interest income after provision for loan losses	3,625	3,862	3,854	4,010
Total non-interest income	841	986	1,054	1,014
Total non-interest expense	3,698	3,895	4,025	4,224
Income tax expense	232	304	261	58
Net income	536	649	622	742
Preferred dividends and stock accretion	76	77	75	88
Net income applicable to common stockholders	$460	$572	$547	$654
Per common share:
Net income, basic	$.15	$.19	$.18	$.22
Net income, diluted	.15	.19	.18	.22
Cash dividends declared	.075	.025	.05	-

