Form 10-K, Exhibit 13
period 2012-12-31
FIRST BANCSHARES INC /MS/
filed 2013-03-28
CIK 947559

EXHIBIT 13

THE FIRST BANCSHARES, INC.

2012 ANNUAL REPORT

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars In Thousands, Except Per Share Data)

	December 31,
	2012	2011	2010	2009	2008
Earnings:
Net interest income	$22,194	$19,079	$16,334	$14,390	$16,105
Provision for loan
losses	1,228	1,468	983	1,206	2,205

Noninterest income	6,324	4,598	3,895	4,397	4,631
Noninterest expense	22,164	18,870	15,843	15,323	15,998
Net income	4,049	2,871	2,549	1,743	1,849
Net income applicable
to common
stockholders	3,624	2,529	2,233	1,461	1,849

Per common share data:
Basic net income per
share	$1.17	$.83	$.74	$.49	$.62

Diluted net income per
share	1.16	.82	.74	.49	.61
Per share data:
Basic net income
per share	$1.31	$.94	$.84	$.58	$.62
Diluted net income
per share	1.29	.93	.84	.58	.61

Selected Year End
Balances:

Total assets	$721,385	$681,413	$503,045	$477,552	$474,824
Securities	226,301	221,176	107,136	114,618	102,303
Loans, net of
allowance	408,970	383,418	327,956	314,033	318,300
Deposits	596,627	573,394	396,479	383,754	378,079
Stockholders’ equity	65,885	60,425	57,098	43,617	36,568

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management's discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and The First during the year ended December 31, 2012 when compared to the years 2011 and 2010. The Company's consolidated financial statements and related notes should also be considered.

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

Goodwill is assessed for impairment both annually and when events or circumstances occur that make it more likely than not that impairment has occurred. As part of its testing, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines the fair value of a reporting unit is less than its carrying amount using these qualitative factors, the Company then compares the fair value of goodwill with its carrying amount, and then measures impaired loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. No impairment was indicated when the annual test was performed in 2012.

Overview

The First Bancshares, Inc. (the Company) was incorporated on June 23, 1995, and serves as a bank holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi. The First began operations on August 5, 1996, from its main office in the Oak Grove community, which is on the western side of Hattiesburg. The First currently operates its main office and two branches in Hattiesburg, one in Laurel, one in Purvis, one in Picayune, one in Pascagoula, one in Bay St. Louis, one in Wiggins and four in Gulfport, one in Biloxi, one in Long Beach, and one in Diamondhead, Mississippi, as well as one branch in Bogalusa, Louisiana. See Note C of Notes to Consolidated Financial Statements for information regarding branch acquisitions. The Company and The First engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals.

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

The Company increased from approximately $681.4 million in total assets, and $573.4 million in deposits at December 31, 2011 to approximately $721.4 million in total assets, and $596.6 million in deposits at December 31, 2012. Loans net of allowance for loan losses increased from $383.4 million at December 31, 2011 to approximately $409.0 at December 31, 2012. The Company increased from $60.4 million in shareholders’ equity at December 31, 2011 to approximately $65.9 million at December 31, 2012. The First reported net income of $4,597,000 and $3,496,000 for the years ended December 31, 2012, and 2011, respectively. For the years ended December 31, 2012 and 2011, the Company reported consolidated net income applicable to common stockholders of $3,624,000 and $2,529,000, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company's Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars In Thousands, Except Per Share Data)

	December 31,
	2012	2011	2010	2009	2008
Earnings:
Net interest income	$22,194	$19,079	$16,334	$14,390	$16,105
Provision for loan losses	1,228	1,468	983	1,206	2,205

Noninterest income	6,324	4,598	3,895	4,397	4,631
Noninterest expense	22,164	18,870	15,843	15,323	15,998
Net income	4,049	2,871	2,549	1,743	1,849
Net income applicable to common stockholders	3,624	2,529	2,233	1,461	1,849

Per common share data:
Basic net income per share	$1.17	$.83	$.74	$.49	$.62

Diluted net income per share	1.16	.82	.74	.49	.61
Per share data:
Basic net income per share	$1.31	$.94	$.84	$.58	$.62
Diluted net income per share	1.29	.93	.84	.58	.61

Selected Year End Balances:

Total assets	$721,385	$681,413	$503,045	$477,552	$474,824
Securities	226,301	221,176	107,136	114,618	102,303
Loans, net of allowance	408,970	383,418	327,956	314,033	318,300
Deposits	596,627	573,394	396,479	383,754	378,079
Stockholders’ equity	65,885	60,425	57,098	43,617	36,568

Results of Operations

The following is a summary of the results of operations by The First for the years ended December 31, 2012 and 2011.

	2012	2011
	(In thousands)

Interest income	$26,325	$24,469
Interest expense	3,930	5,208
Net interest income	22,395	19,261

Provision for loan losses	1,228	1,468

Net interest income after provision for loan losses	21,167	17,793

Other income	6,324	4,598

Other expense	21,647	17,736

Income tax expense	1,247	1,159

Net income	$4,597	$3,496

The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2012 and 2011:

	2012	2011
	(In thousands)

Net interest income:
Net interest income of The First	$22,395	$19,261
Intercompany eliminations	(201)	(182)
	$22,194	$19,079

Net income applicable to common stockholders:
Net income of The First	$4,597	$3,496
Net loss of the Company, excluding intercompany accounts	(973)	(967)
	$3,624	$2,529

Consolidated Net Income

The Company reported consolidated net income applicable to common stockholders of approximately $3,624,339 for the year ended December 31, 2012, compared to a consolidated net income of $2,529,000 for the year ended December 31, 2011. The increase in income was attributable to an increase in net interest income of $3.1 million or 16.3%, and an increase of $1.7 or 37.5% in other income which were offset by an increase in other expenses of $3.3 million or 17.5%.

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

Consolidated net interest income was approximately $22,194,000 for the year ended December 31, 2012, as compared to $19,079,000 for the year ended December 31, 2011. This increase was the direct result of increased loan volumes and decreased rates paid on interest-bearing liabilities during 2012 as compared to 2011. Average interest-bearing liabilities for the year 2012 were $534,998,000 compared to $445,893,000 for the year 2011. At December 31, 2012, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.29% compared to 3.71% at December 31, 2011. The net interest margin (which is net interest income divided by average earning assets) was 3.42% for the year 2012 compared to 3.84% for the year 2011. Rates paid on average interest-bearing liabilities decreased from 1.21% for the year 2011 to .77% for the year 2012. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 59.8% of average earning assets for the year 2012 compared to 71.3% for the year 2011.

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

Average Balances, Income and Expenses, and Rates

	Years Ended December 31,
	2012			2011			2010
	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate
	(Dollars in thousands)
Assets
Earning Assets
Loans (1)(2)	$388,012	$21,412	5.52%	$354,295	$20,971	5.92%	$328,950	$20,289	6.17%
Securities	235,833	4,785	2.03%	134,815	3,360	2.49%	106,891	3,121	2.92%
Federal funds sold (3)	19,670	51	.26%	5,486	72	1.31%	16,473	21	.13%
Other	4,845	83	1.71%	2,530	72	2.85%	859	22	2.56%
Total earning assets	648,360	26,331	4.06%	497,126	24,475	4.92%	453,173	23,453	5.18%

Cash and due from banks	16,699			47,632			16,686
Premises and equipment	22,633			17,401			14,490
Other assets	32,337			21,613			18,469
Allowance for loan losses	(4,457)			(4,340)			(4,513)
Total assets	$715,572			$579,432			$498,305

Liabilities
Interest-bearing liabilities	$534,998	$4,137	.77%	$445,893	$5,396	1.21%	$395,956	$7,119	1.80%
Demand deposits (1)	107,392			65,830			49,203
Other liabilities	10,036			18,757			9,434
Shareholders’ equity	63,146			48,952			43,712
Total liabilities and shareholders’ equity	$715,572			$579,432			$498,305

Net interest spread			3.29%			3.71%			3.38%
Net yield on interest-earning assets		$22,194	3.42%		$19,079	3.84%		$16,334	3.60%

____________________

(1)	All loans and deposits were made to borrowers in the United States. Includes nonaccrual loans of $3,589, $5,125, and $4,212, respectively, during the periods presented. Loans include held for sale loans.
(2)	Includes loan fees of $430, $418, and $400 respectively.
(3)	Includes EBA-MNBB and Federal Reserve – New Orleans.

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

Analysis of Changes in Consolidated Net Interest Income

	Year Ended December 31,			Year Ended December 31,
	2012 versus 2011 Increase (decrease) due to			2011 versus 2010 Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Earning Assets
Loans	$1,993	$(1,552)	$441	$1,564	$(882)	$682
Securities	2,518	(1,093)	1,425	815	(576)	239
Federal funds sold	186	(207)	(21)	(14)	65	51
Other short-term investments	66	(55)	11	43	7	50
Total interest income	4,763	(2,907)	1,856	2,408	(1,386)	1,022
Interest-Bearing Liabilities
Interest-bearing transaction accounts	361	(785)	(424)	395	(1,193)	(798)
Money market accounts	116	(185)	(69)	152	(206)	(54)
Savings deposits	23	(9)	14	18	(32)	(14)
Time deposits	36	(683)	(647)	(190)	(487)	(677)
Borrowed funds	542	(675)	(133)	(58)	(122)	(180)
Total interest expense	1,078	(2,337)	(1,259)	317	(2,040)	(1,723)
Net interest income	$3,685	$(570)	$3,115	$2,091	$654	$2,745

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

The following tables illustrate the Company's consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2010, 2011, and 2012.

	December 31, 2010
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$62,439	$62,095	$124,534	$208,039	$332,573
Securities (2)	12,011	7,592	19,603	87,533	107,136
Funds sold and other	9,083	12,443	21,526	-	21,526
Total earning assets	83,533	82,130	165,663	295,572	461,235
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$149,551	$149,551	$-	$149,551
Money market accounts	18,853	-	18,853	-	18,853
Savings deposits (1)	-	14,043	14,043	-	14,043
Time deposits	34,437	72,886	107,323	58,398	165,721
Total interest-bearing deposits	53,290	236,480	289,770	58,398	348,168
Borrowed funds (3)	-	3,075	3,075	27,032	30,107
Total interest-bearing liabilities	53,290	239,555	292,845	85,430	378,275
Interest-sensitivity gap per period	$30,243	$(157,425)	$(127,182)	$210,142	$82,960
Cumulative gap at December 31, 2010	$30,243	$(127,182)	$(127,182)	$82,960	$82,960
Ratio of cumulative gap to total earning assets at December 31, 2010	6.6%	(27.6)%	(27.6)%	18.0%

	December 31, 2011
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$72,117	$74,832	$146,949	$240,980	$387,929
Securities (2)	9,987	12,945	22,932	198,244	221,176
Funds sold and other	241	12,788	13,029	-	13,029
Total earning assets	82,345	100,565	182,910	439,224	622,134
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$200,210	$200,210	$-	$200,210
Money market accounts	43,296	-	43,296	-	43,296
Savings deposits (1)	-	45,644	45,644	-	45,644
Time deposits	39,411	87,259	126,670	50,445	177,115
Total interest-bearing deposits	82,707	333,113	415,820	50,445	466,265
Borrowed funds (3)	231	12,990	13,221	13,811	27,032
Total interest-bearing liabilities	82,938	346,103	429,041	64,256	493,297
Interest-sensitivity gap per period	$(593)	$(245,538)	$(246,131)	$374,968	$128,837
Cumulative gap at December 31, 2011	$(593)	$(246,131)	$(246,131)	$128,837	$128,837
Ratio of cumulative gap to total earning assets at December 31, 2011	(.09)%	(39.6)%	(39.6)%	20.7%

	December 31, 2012
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$72,670	$78,168	$150,838	$262,859	$413,697
Securities (2)	11,185	15,504	26,689	199,612	226,301
Funds sold and other	1,064	9,588	10,652	-	10,652
Total earning assets	84,919	$103,260	$188,179	$462,471	$650,650
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$230,588	$230,588	$-	$230,588
Money market accounts	47,325	-	47,325	-	47,325
Savings deposits (1)	-	48,153	48,153	-	48,153
Time deposits	32,624	70,883	103,507	57,429	160,936
Total interest-bearing deposits	79,949	349,624	429,573	57,429	487,002
Borrowed funds (3)	20,000	1,771	21,771	15,000	36,771
Total interest-bearing liabilities	99,949	351,395	451,344	72,429	523,773
Interest-sensitivity gap per period	$(15,030)	$(248,135)	$(263,165)	$390,042	$126,877
Cumulative gap at December 31, 2012	$(15,030)	$(263,165)	$(263,165)	$126,877	$126,877
Ratio of cumulative gap to total earning assets at December 31, 2012	(2.3)%	(40.4)%	(40.4)%	19.5%

______________

(1)	NOW and savings accounts are subject to immediate withdrawal and repricing. These deposits do not tend to immediately react to changes in interest rates and the Company believes these deposits are a stable and predictable funding source. Therefore, these deposits are included in the repricing period that management believes most closely matches the periods in which they are likely to reprice rather than the period in which the funds can be withdrawn contractually.
(2)	Securities include mortgage backed and other installment paying obligations based upon stated maturity dates.
(3)	Does not include subordinated debentures of $10,310,000.

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

The Company’s allowance consists of two parts. The first part is determined in accordance with authoritative guidance issued by the FASB regarding the allowance. The Company’s determination of this part of the allowance is based upon quantitative and qualitative factors. A loan loss history based upon the prior three years is utilized in determining the appropriate allowance. Historical loss factors are determined by criticized and uncriticized loans by loan type. These historical loss factors are applied to the loans by loan type to determine an indicated allowance. The loss factors of peer groups are considered in the determination of the allowance and are used to assist in the establishment of a long-term loss history for areas in which this data is unavailable and incorporated into the qualitative factors to be considered. The historical loss factors may also be modified based upon other qualitative factors including but not limited to local and national economic conditions, trends of delinquent loans, changes in lending policies and underwriting standards, concentrations, and management’s knowledge of the loan portfolio. These factors require judgment upon the part of management and are based upon state and national economic reports received from various institutions and agencies including the Federal Reserve Bank, United States Bureau of Economic Analysis, Bureau of Labor Statistics, meetings with the Company’s loan officers and loan committees, and data and guidance received or obtained from the Company’s regulatory authorities.

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
Loan Volume Trends
Non-Performing Assets
Underwriting Standards/Lending Policies
Experience/Depth of Bank Lending Management

Our model takes into account many local and national economic factors as well as portfolio trends.  Local and national economic trends are measured quarterly, typically in the month following quarter end to facilitate the release of economic data from the reporting agencies.  These factors are allocated a basis point value ranging from -25 to +25 basis points and directly affect the amount reserved for each branch.  As of December 31, 2012, most economic indicators both local and national pointed to a weak economy thus most factors were assigned a positive basis point value. This increased the amount of the allowance that was indicated by historical loss factors.  Portfolio trends are measured monthly on a per branch basis to determine the percentage of loans in each branch that the Bank has determined as having more risk.  Portfolio risk is defined as areas in the Bank’s loan portfolio in which there is additional risk involved in the loan type or some other area in which the Bank has identified as having more risk.  Each area is tracked on bank-wide as well as on a branch-wide basis.  Branches are analyzed based on the gross percentage of concentrations of the Bank as a whole.  Portfolio risk is determined by analyzing concentrations in the areas outlined by determining the percentage of each branch’s total portfolio that is made up of the particular loan type and then comparing that concentration to the Bank as a whole. Branches with concentrations in these areas are graded on a scale from – 25 basis points to + 25 basis points. Second mortgages, single pay loans, loans secured by raw land, unsecured loans and loans secured by non owner occupied property are considered to be of higher risk than those of a secured and amortizing basis. LTV exceptions place the Bank at risk in the event of repossession or foreclosure.

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

At December 31, 2012, the consolidated allowance for loan losses amounted to approximately $4,727,000, or 1.14% of outstanding loans or 1.20% of loans excluding those booked at fair value due to business combination. At December 31, 2011, the allowance for loan losses amounted to approximately $4,511,000, which was 1.16% of outstanding loans. The Company’s provision for loan losses was $1,228,000 for the year ended December 31, 2012, compared to $1,468,000 for the year ended December 31, 2011.

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

The following tables illustrate the Company’s past due and nonaccrual loans at December 31, 2012 and 2011.

	December 31, 2012
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$990	$-	$1,667
Real Estate-mortgage	3,045	147	1,174
Real Estate-non farm nonresidential	389	-	608
Commercial	88	-	135
Consumer	132	11	5
Total	$4,644	$158	$3,589

	December 31, 2011
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$70	$22	$945
Real Estate-mortgage	2,189	311	984
Real Estate-non farm nonresidential	1,662	144	2,877
Commercial	138	19	246
Consumer	214	-	73
Total	$4,273	$496	$5,125

Total nonaccrual loans at December 31, 2012 amounted to $3.6 million which was a decrease of $1.5 million from the December 31, 2011 amount of $5.1 million. Management believes these relationships were adequately reserved at December 31, 2012. Restructured loans not reported as past due or nonaccrual at December 31, 2012 amounted to $.7 million.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming asset categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2012 and December 31, 2011, The First had potential problem loans of $19,164,000 and $25,687,000, respectively. This represents a decrease of $6,523,000.

Consolidated Allowance For Loan Losses

	Years Ended December 31,
	2012		2011		2010		2009		2008

Average loans outstanding	$388,012		$354,295		$328,950		$320,495		$349,572
Loans outstanding at year end	$413,697		$387,929		$332,573		$318,795		$323,084

Total nonaccrual loans	$3,589		$5,125		$4,212		$4,367		$3,340

Beginning balance of allowance	$4,511		$4,617		$4,762		$4,785		$4,221
Loans charged-off	(1,190)		(1,987)		(1,370)		(1,396)		(1,784)
Total loans charged-off	(1,190)		(1,987)		(1,370)		(1,396)		(1,784)
Total recoveries	178		413		242		167		143
Net loans charged-off	(1,012)		(1,574)		(1,128)		(1,229)		(1,641)
Acquisition	-		-		-		-		-
Provision for loan losses	1,228		1,468		983		1,206		2,205
Balance at year end	$4,727		$4,511		$4,617		$4,762		$4,785

Net charge-offs to average loans	.26%		.44%		.34%		.38%		.47%
Allowance as percent of total loans	1.14%		1.16%		1.39%		1.49%		1.48%
Nonperforming loans as a percentage of total loans	.87%		1.32%		1.27%		1.37%		1.03%
Allowance as a multiple of nonaccrual loans	1.3	X	.88	X	1.1	X	1.1	X	1.4	X

At December 31, 2012, the components of the allowance for loan losses consisted of the following:

Allowance
(In thousands)
Allocated:
Impaired loans	$936
Graded loans	3,791
$4,727

Graded loans are those loans or pools of loans assigned a grade by internal loan review.

The following table represents the activity of the allowance for loan losses for the years 2012 and 2011.

Analysis of the Allowance for Loan Losses

	Years Ended December 31,
	2012	2011
	(Dollars in thousands)

Balance at beginning of year	$4,511	$4,617
Charge-offs:
Real Estate-construction	(102)	(330)
Real Estate-mortgage	(559)	(799)
Real Estate-nonfarm nonresidential	(160)	(440)
Commercial	(166)	(321)
Consumer	(203)	(97)
Total	(1,190)	(1,987)
Recoveries:
Real Estate-construction	14	-
Real Estate-mortgage	37	96
Real Estate-nonfarm nonresidential	32	215
Commercial	25	29
Consumer	70	73
Total	178	413
Net Charge-offs	(1,012)	(1,574)
Provision for Loan Losses	1,228	1,468
Balance at end of year	$4,727	$4,511

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2012 and 2011.

Allocation of the Allowance for Loan Losses

	December 31, 2012
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$420	13.3%
Commercial Real Estate	3,338	63.7%
Consumer Real Estate	810	19.0%
Consumer	151	4.0%
Unallocated	8	-
Total	$4,727	100%

	December 31, 2011
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$397	16.3%
Commercial Real Estate	3,356	63.8%
Consumer Real Estate	680	15.7%
Consumer	78	4.2%
Unallocated	-	-
Total	$4,511	100%

Noninterest Income and Expense

Noninterest Income. The Company’s primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income experienced an increase of $1,726,000 or 37.5% as compared to $4,598,000 for the year ended December 31, 2011, to $6,324,000 for the year ended December 31, 2012. The deposit activity fees were $3,432,000 for 2012 compared to $2,704,000 for 2011. Other service charges increased by $774,000 or 46.8% from $1,653,000 for the year ended December 31, 2011, to $2,427,000 for the year ended December 31, 2012. Impairment losses on investment securities were $0 for 2012 as compared to $4,000 for 2011.

Noninterest expense increased from $18.9 million for the year ended December 31, 2011 to $22.2 million for the year ended December 31, 2012. The Company experienced slight increases in most expense categories. The largest increase was in salaries and employee benefits, which increased by $2.3 million in 2012 as compared to 2011. These increases were due in part to the addition of the Whitney branches and associated staff.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense

	Years ended December 31,
	2012	2011	2010
	(In thousands)

Salaries and employee benefits	$12,001	$9,679	$8,693
Occupancy	1,797	1,356	1,052
Equipment	1,435	1,114	976
Marketing and public relations	329	353	312
Data processing	85	46	12
Supplies and printing	425	416	284
Telephone	533	346	271
Correspondent services	96	105	118
Deposit and other insurance	734	865	1,118
Professional and consulting fees	747	1,825	924
Postage	252	236	148
ATM fees	434	310	225
Other	3,296	2,219	1,710

Total	$22,164	$18,870	$15,843

Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2012 and 2011, respectively, average loans accounted for 59.8% and 71.3% of average earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $388.0 million during 2012, as compared to $354.3 million during 2011, and $329.0 million during 2010.

The following table shows the composition of the loan portfolio by category:

Composition of Loan Portfolio

	December 31,
	2012		2011		2010
	Amount	Percent Of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Mortgage loans held for sale	$5,585	1.4%	$2,906	0.7%	$2,938	0.9%
Commercial, financial and agricultural	53,234	12.9%	48,385	12.5%	48,427	14.6%
Real Estate:
Mortgage-commercial	142,046	34.3%	138,943	35.8%	109,073	32.8%
Mortgage-residential	140,703	34.0%	117,692	30.3%	102,425	30.8%
Construction	57,529	13.9%	63,357	16.3%	58,962	17.7%
Consumer and other	14,600	3.5%	16,645	4.4%	10,748	3.2%
Total loans	413,697	100%	387,928	100%	332,573	100%
Allowance for loan losses	(4,727)		(4,511)		(4,617)
Net loans	$408,970		$383,417		$327,956

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

The following table sets forth the Company's commercial and construction real estate loans maturing within specified intervals at December 31, 2012.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

	December 31, 2012
Type	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
	(In thousands)

Commercial, financial and agricultural	$32,544	$19,858	$832	$53,234
Real estate – construction	57,529	-	-	57,529
	$90,073	$19,858	$832	$110,763

Loans maturing after one year with:
Fixed interest rates				$19,141
Floating interest rates				1,549
				$20,690

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities averaged $235.8 million in 2012, as compared to $134.8 million in 2011 and $106.9 million in 2010. This represents 36.4%, 27.1%, and 23.6% of the average earning assets for the years ended December 31, 2012, 2011, and 2010, respectively. At December 31, 2012, investment securities were $226.3 million and represented 34.8% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short-term U.S. Treasury or agency obligations. This objective is particularly important as the Company focuses on growing its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the carrying value of securities for the dates indicated.

Securities Portfolio

	December 31,
	2012	2011	2010
	(In thousands)
Available-for-sale
U. S. Government agencies	$98,326	$103,004	$41,173
States and municipal subdivisions	98,910	94,258	54,673
Corporate obligations	16,187	14,293	7,702
Mutual finds	970	974	986
Total available-for-sale	214,393	212,529	104,534
Held-to-maturity
U.S. Government agencies	2,470	2	3
States and municipal subdivisions	6,000	6,000	-
Total held-to-maturity	8,470	6,002	3
Total	$222,863	$218,531	$104,537

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2012.

Investment Securities Maturity Distribution and Yields (1)

	December 31, 2012
			After One But		After Five But
(Dollars in thousands)	Within One Year		Within Five Years		Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Held-to-maturity:
U.S. Government agencies (2)	$-	-	$-	-	$-	-	$-	-
States and municipal subdivisions	-	-	-	-	-	-	6,000	.93%
Total investment securities held-to-maturity	$-		$-		$-		$6,000
Available-for-sale:
U.S. Government agencies (3)	$4,575	.69%	$24,393	.96%	$5,266	4.19%	$3,095	1.99%
States and municipal subdivisions.	12,901	2.65%	41,785	3.08%	30,038	4.20%	14,186	5.41%
Corporate obligations and other	-	-	7,072	3.30%	3,070	1.91%	6,045	2.09%
Total investment securities available-for-sale	$17,476		$73,250		$38,374		$23,326

_________________

(1)	Investments with a call feature are shown as of the contractual maturity date.
(2)	Excludes mortgage-backed securities totaling $2.5 million with a yield of 2.63%.
(3)	Excludes mortgage-backed securities totaling $62.0 million with a yield of 2.39% and mutual funds of $1.0 million.

Short-Term Investments. Short-term investments, consisting of Federal Funds Sold, funds in due from banks and interest-bearing deposits with banks, averaged $19.7 million in 2012, $5.5 million in 2011, and $16.5 million in 2010. At December 31, 2012, and December 31, 2011, short-term investments totaled $1,064,000 and $241,000, respectively. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits. Average total deposits increased $68.3 million, or 16.9% in 2011. Average total deposits increased $125.1 million, or 26.3% in 2012. At December 31, 2012, total deposits were $596.6 million, compared to $573.4 million a year earlier, an increase of $23.2 million, or 4.1%.

The following table sets forth the deposits of the Company by category for the period indicated.

	Deposits

	December 31,
(Dollars in thousands)	2012		2011		2010
		Percent of		Percent of		Percent of
	Amount	Deposits	Amount	Deposits	Amount	Deposits

Noninterest-bearing accounts	$109,624	18.4%	$107,129	18.7%	$48,311	12.2%
NOW accounts	230,589	38.6%	200,210	34.9%	149,551	37.7%
Money market accounts	47,325	7.9%	43,296	7.6%	18,853	4.8%
Savings accounts	48,153	8.1%	45,644	8.0%	14,043	3.5%
Time deposits less than $100,000	69,115	11.6%	77,569	13.5%	65,393	16.5%
Time deposits of $100,000 or over	91,821	15.4%	99,546	17.3%	100,328	25.3%
Total deposits	$596,627	100%	$573,394	100%	$396,479	100%

The Company’s loan-to-deposit ratio was 68.4% at December 31, 2012 and 67.1% at December 31, 2011. The loan-to-deposit ratio averaged 64.5% during 2012. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $504.8 million at December 31, 2012 and $473.8 million at December 31, 2011. Management anticipates that a stable base of deposits will be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company's certificates of deposit of $100,000 or more at December 31, 2012, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

Maturities of Certificates of Deposit

of $100,000 or More

		After Three
	Within Three	Through	After Twelve
(In thousands)	Months	Twelve Months	Months	Total

December 31, 2012	$19,098	$40,648	$32,075	$91,821

Borrowed Funds

Borrowed funds consists of advances from the Federal Home Loan Bank of Dallas, federal funds purchased and reverse repurchase agreements. At December 31, 2012, advances from the FHLB totaled $31.8 million compared to $12.0 million at December 31, 2011. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. There were no federal funds purchased at December 31, 2012 and December 31, 2011.

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $6,421,762 at December 31, 2012 and $19,460,231 at December 31, 2011. The maturity date of the remaining agreement is September 26, 2017 with a rate of 3.81%.

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

Capital

Total shareholders’ equity as of December 31, 2012, was $65.9 million, an increase of $5.5 million or approximately 9.0%, compared with shareholders' equity of $60.4 million as of December 31, 2011.

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

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 4%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and The First exceeded their minimum regulatory capital ratios as of December 31, 2012 and 2011.

Analysis of Capital

	Adequately	Well	The Company		The First
Capital Ratios	Capitalized	Capitalized	December 31,		December 31,
			2012	2011	2012	2011

Leverage	4.0%	5.0%	8.6%	8.5%	8.4%	8.3%
Risk-based capital:
Tier 1	4.0%	6.0%	12.8%	12.6%	12.7%	12.4%
Total	8.0%	10.0%	13.8%	13.6%	13.6%	13.3%

Ratios

	2012	2011	2010
Return on assets (net income applicable to common stockholders divided by average total assets)	.51%	.44%	.45%

Return on equity (net income applicable to common stockholders divided by average equity)	5.7%	5.2%	5.1%

Dividend payout ratio (dividends per share divided by net income per common share)	12.9%	18.3%	20.3%

Equity to asset ratio (average equity divided by average total assets)	8.8%	8.4%	8.8%

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

The Company's Federal Funds Sold position, which includes funds in due from banks and interest-bearing deposits with banks, is typically its primary source of liquidity, averaged $19.7 million during the year ended December 31, 2012 and totaled $6.4 million at December 31, 2012. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2012, advances available totaled approximately $181.0 million of which $31.8 million had been drawn, or used for letters of credit.

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

REPORT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

The First Bancshares, Inc.

Hattiesburg, Mississippi

We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc., as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2012. The management of The First Bancshares, Inc. is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The First Bancshares, Inc., as of December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ T. E. LOTT & COMPANY

Columbus, Mississippi

March 28, 2013

THE FIRST BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS

Cash and due from banks	$20,225,123	$10,152,337
Interest-bearing deposits with banks	9,587,601	12,787,616
Federal funds sold	1,064,000	241,000
Total cash and cash equivalents	30,876,724	23,180,953
Held-to-maturity securities (fair value of $7,055,499 in 2012 and $6,002,399 in 2011)	8,470,103	6,002,278
Available-for-sale securities	214,392,682	212,528,385
Other securities	3,437,750	2,645,250
Total securities	226,300,535	221,175,913
Loans held for sale	5,585,373	2,906,433
Loans, net of allowance for loan losses of $4,726,618 in 2012 and $4,510,938 in 2011	403,384,642	380,511,384
Interest receivable	2,887,287	2,771,676
Premises and equipment	22,242,838	22,990,441
Cash surrender value of life insurance	6,441,109	6,270,191
Goodwill	9,362,498	9,362,498
Other assets	14,304,274	12,243,758
Total assets	$721,385,280	$681,413,247

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$109,624,640	$107,129,476
Interest-bearing	487,001,945	466,264,701
Total deposits	596,626,585	573,394,177
Interest payable	212,041	307,752
Borrowed funds	36,770,773	27,031,831
Subordinated debentures	10,310,000	10,310,000
Other liabilities	11,580,415	9,944,206
Total liabilities	655,499,814	620,987,966
Stockholders’ Equity:
Preferred stock, no par value, $1,000 per share liquidation, 10,000,000 shares authorized; 17,123 shares issued and outstanding in 2012 and 2011, respectively	17,020,539	16,938,571
Common stock, par value $1 per share: 10,000,000 shares authorized; 3,133,596 and 3,092,566 shares issued and outstanding in 2012 and 2011, respectively	3,133,596	3,092,566
Additional paid-in capital	23,710,775	23,504,231
Retained earnings	19,951,173	16,791,561
Accumulated other comprehensive income	2,533,028	561,997
Treasury stock, at cost	(463,645)	(463,645)
Total stockholders’ equity	65,885,466	60,425,281
Total liabilities and stockholders’ equity	$721,385,280	$681,413,247

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
INTEREST INCOME
Interest and fees on loans	$21,412,469	$20,971,200
Interest and dividends on securities:
Taxable interest and dividends	2,744,643	1,892,623
Tax-exempt interest	2,040,412	1,467,394
Interest on federal funds sold	50,689	72,364
Interest on deposits in banks	82,716	71,134
Total interest income	26,330,929	24,474,715

INTEREST EXPENSE
Interest on time deposits of $100,000 or more	1,050,138	1,443,579
Interest on other deposits	2,016,490	2,757,320
Interest on borrowed funds	1,069,988	1,194,636
Total interest expense	4,136,616	5,395,535
Net interest income	22,194,313	19,079,180
Provision for loan losses	1,228,016	1,468,359
Net interest income after provision for loan losses	20,966,297	17,610,821

OTHER INCOME
Service charges on deposit accounts	3,431,579	2,704,145
Other service charges and fees	2,426,759	1,653,270
Bank owned life insurance income	170,918	186,624
Loss on sale of other real estate	(55,426)	(78,845)
Other	349,922	136,781
Impairment loss on securities:
Total other-than-temporary impairment loss	-	(140,355)
Less: Portion of loss recognized in other comprehensive income	-	136,077
Net impairment loss recognized in earnings	-	(4,278)
Total other income	6,323,752	4,597,697

OTHER EXPENSE
Salaries	10,059,380	8,166,475
Employee benefits	1,941,330	1,512,609
Occupancy	1,797,347	1,355,766
Furniture and equipment	1,435,153	1,113,622
Supplies and printing	425,086	415,957
Professional and consulting fees	746,941	1,825,232
Marketing and public relations	329,362	353,145
FDIC and OCC assessments	681,540	811,145
Other	4,747,764	3,316,229
Total other expense	22,163,903	18,870,180

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2012 AND 2011

Continued:

	2012	2011

Income before income taxes	5,126,146	3,338,338
Income taxes	1,077,379	466,900

Net income	4,048,767	2,871,438
Preferred dividends and stock accretion	424,428	342,460
Net income applicable to common stockholders	$3,624,339	$2,528,978

Net income per share:
Basic	$1.31	$.94
Diluted	1.29	.93
Net income applicable to common stockholders:
Basic	$1.17	$.83
Diluted	1.16	.82

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

Net income	$4,048,767	$2,871,438

Other comprehensive income:
Unrealized gains on securities:
Unrealized holding gains arising during the period	3,022,776	1,872,162
Plus reclassification adjustment for losses included in net income	-	4,596
	3,022,776	1,876,758

Unrealized holding gains (losses) on loans held for sale	(36,365)	27,814

Non-credit related impairment loss on investment securities	-	(179,101)

Income tax benefit (expense)	(1,015,380)	(586,660)

Other comprehensive income	1,971,031	1,138,811

Comprehensive income	$6,019,798	$4,010,249

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2012 AND 2011

	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, January 1, 2011	$3,058,716	$16,938,571	$283,738	$23,135,023	$14,722,496	$(576,814)	$(463,645)	$57,098,085

Net income 2011	-	-	-	-	2,871,438	-	-	2,871,438
Other comprehensive income						1,138,811		1,138,811
Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(459,913)	-	-	(459,913)
Grant of restricted stock	33,850	-	-	(33,850)	-	-	-	-
Compensation cost on restricted stock	-	-	-	119,320	-	-	-	119,320

Balance, December 31, 2011	$3,092,566	$16,938,571	$283,738	$23,220,493	$16,791,561	$561,997	$(463,645)	$60,425,281

Net income 2012	-	-	-	-	4,048,767	-	-	4,048,767
Other comprehensive Income						1,971,031		1,971,031
Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(464,727)	-	-	(464,727)
Grant of restricted stock	42,795	-	-	(42,795)	-	-	-	-
Compensation cost on restricted stock	-	-	-	263,216	-	-	-	263,216

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2012 AND 2011

Continued:

	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total

Preferred stock accretion	-	81,968	-	-	(81,968)	-	-	-
Repurchase of restricted stock for payment of taxes	(1,765)	-	-	(13,877)	-	-	-	(15,642)
Balance, December 31, 2012	$3,133,596	$17,020,539	$283,738	$23,427,037	$19,951,173	$2,533,028	$(463,645)	$65,885,466

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,048,767	$2,871,438
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,724,050	1,159,746
FHLB Stock dividends	(3,300)	(3,700)
Provision for loan losses	1,228,016	1,468,359
Impairment loss on securities	-	4,278
Loss (Gain) on sale/call of securities	-	318
Deferred income taxes	(136,348)	163,746
Restricted stock expense	263,216	119,320
Increase in cash value of life insurance	(170,918)	(186,624)
Amortization and accretion, net	789,999	213,534
Loss on sale/writedown of other real estate	526,957	394,912
Changes in:
Loans held for sale	(2,716,039)	59,215
Interest receivable	(115,611)	(662,192)
Other assets	3,255,806	2,111,333
Interest payable	(95,711)	(176,005)
Other liabilities	1,624,587	(405,181)
Net cash provided by operating activities	10,223,471	7,132,497

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities	(60,102,101)	(162,035,574)
Purchases of other securities	(1,409,300)	(315,000)
Purchases of held-to-maturity securities	(2,489,450)	(6,000,000)
Proceeds from maturities and calls of available-for-sale securities	59,198,136	48,350,275
Proceeds from sales of securities available-for-sale	-	7,144,270
Proceeds from redemption of other securities	620,100	272,400
Increase in loans	(29,994,973)	(13,972,402)
Net additions to premises and equipment	(448,274)	(1,373,857)
Net cash received from acquisition	-	116,143,031
Net cash used in investing activities	(34,625,862)	(11,786,857)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposits	23,170,427	(2,270,888)
Proceeds from borrowed funds	133,340,000	31,675,000
Repayment of borrowed funds	(123,601,058)	(34,750,064)
Dividends paid on common stock	(453,105)	(452,983)
Dividends paid on preferred stock	(342,460)	(342,460)
Repurchase of restricted stock for payment of taxes	(15,642)	-
Net cash provided by (used in) financing activities	32,098,162	(6,141,395)

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012 AND 2011

Continued:

	2012	2011

Net increase (decrease) in cash and cash equivalents	7,695,771	(10,795,755)
Cash and cash equivalents at beginning of year	23,180,953	33,976,708
Cash and cash equivalents at end of year	$30,876,724	$23,180,953

Supplemental disclosures:

Cash paid during the year for:
Interest	$4,232,327	$5,498,702
Income taxes	1,562,850	862,855

Non-cash activities:
Transfers of loans to other real estate	6,198,006	3,128,503
Issuance of restricted stock grants	42,795	33,850

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

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2012, the required reserve balance on deposit with the Federal Reserve Bank was approximately $4,646,000.

4.	Securities

Investments in securities are accounted for as follows:

Available-for-Sale Securities

Securities classified as available-for-sale are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported net of tax, as a component of accumulated other comprehensive income (loss) in stockholders' equity, until realized. Premiums and discounts are recognized in interest income using the interest method. Gains and losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific security sold.

Securities to be Held-to-Maturity

Securities classified as held-to-maturity are those securities for which there is a positive intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts, computed by the interest method.

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2012 and 2011.

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

The Bank originates fixed rate single family, residential first mortgage loans on a presold basis. The Bank issues a rate lock commitment to a customer and concurrently “locks in” with a secondary market investor under a best efforts delivery mechanism. Such loans are sold without the servicing retained by the Bank. The terms of the loan are dictated by the secondary investors and are transferred within several weeks of the Bank initially funding the loan. The Bank recognizes certain origination fees and service release fees upon the sale, which are included in other income on loans in the consolidated statements of income. Between the initial funding of the loans by the Bank and the subsequent purchase by the investor, the Bank carries the loans held for sale at the lower of cost or fair value in the aggregate as determined by the outstanding commitments from investors.

6.	Loans

Loans are carried at the principal amount outstanding, net of the allowance for loan losses. Interest income on loans is recognized based on the principal balance outstanding and the stated rate of the loan. Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the related loan yield using the interest method.

A loan is considered impaired, in accordance with the impairment accounting guidance Accounting Standards Codification (ASC) Section 310-10-35, Receivables, Subsequent Measurement, when—based upon current events and information—it is probable that the scheduled payments of principal and interest will not be collected in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral values, and the probability of collecting scheduled payments of principal and interest when due. Generally, impairment is measured on a loan by loan basis using the fair value of the supporting collateral.

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

Management evaluates the adequacy of the allowance for loan losses on a regular basis. These evaluations are based upon a periodic review of the collectibility considering historical experience, the nature and value of the loan portfolio, underlying collateral values, internal and independent loan reviews, and prevailing economic conditions. In addition, the OCC, as a part of the regulatory examination process, reviews the loan portfolio and the allowance for loan losses and may require changes in the allowance based upon information available at the time of the examination. The allowance consists of two components: allocated and unallocated. The components represent an estimation done pursuant to either ASC Topic 450, Contingencies, or ASC Subtopic 310-10, Receivables. The allocated component of the allowance reflects expected losses resulting from an analysis developed through specific credit allocations for individual loans, including any impaired loans, and historical loan loss history. The analysis is performed quarterly and loss factors are updated regularly.

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

Other real estate, carried in other assets in the consolidated balance sheets, consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses. At December 31, 2012 and 2011, other real estate totaled $6,782,422 and $4,353,203, respectively.

10.	Goodwill and Other Intangible Assets

Goodwill totaled $9,362,000 for the years ended December 31, 2012 and 2011.

Goodwill totaling $8,660,000 acquired during the year ended December 31, 2011 was a result of the branch acquisitions from Whitney National Bank and Hancock Bank of Louisiana. Footnote C to these consolidated financial statements provides additional information on the acquisition during 2011.

The Company performed the required annual impairment tests of goodwill as of December 1, 2012. The Company’s annual impairment test did not indicate impairment as of the testing date, and subsequent to that date, management is not aware of any events or changes in circumstances since the impairment test that would indicate that goodwill might be impaired.

The Company’s purchase accounting intangible, assets which are subject to amortization, include core deposit intangibles, amortized on a straight-line basis, over a 10 year average life. The definite-lived intangible assets had the following carrying values at December 31, 2012 and 2011.

	2012			2011
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
(Dollars in thousands)

Core deposit intangibles	$3,095	$(743)	$2,352	$3,095	$(434)	$2,661

During 2011, the Company recorded $2,402,000 in core deposit intangible assets related to the deposits acquired in the Whitney acquisition.

The related amortization expense of business combination related intangible assets is a follows:

(dollars in thousands)
Amount
Aggregate amortization expense for the year ended December 31:

2011	$140
2012	309

Estimated amortization expense for the year ending December 31:

2013	$309
2014	309
2015	309
2016	292
2017	240
Thereafter	893
$2,352

11.	Other Assets and Cash Surrender Value

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

ASC Topic 740, Income Taxes, provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. ASC Topic 740 requires an evaluation of tax positions to determine if the tax positions will more likely than not be sustainable upon examination by the appropriate taxing authority. The Company at December 31, 2012 and 2011, had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

14.	Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2012 and 2011, was $278,330 and $307,514, respectively.

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

The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations applicable to common stockholders:

	For the Year Ended			For the Year Ended
	December 31, 2012			December 31, 2011
	Net Income (Numerator)	Shares (Denominator)	Per Share Amount	Net Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic per common share	$3,624,339	3,101,411	$1.17	$2,528,978	3,063,251	$.83

Effect of dilutive shares:
Restricted Stock		23,856			10,438
	$3,624,339	3,125,267	$1.16	$2,528,978	3,073,689	$.82

The diluted per share amounts were computed by applying the treasury stock method.

18.	Reclassifications

Certain reclassifications have been made to the 2011 financial statements to conform with the classi-fications used in 2012. These reclassifications did not impact the Company's consolidated financial condition or results of operations.

19.	Accounting Pronouncements

The Company has adopted ASU No. 2011-05, “Presentation of Comprehensive Income.” This guidance (ASC Topic 220, Comprehensive Income) revises the manner in which entities present comprehensive income in their financial statements. It requires entities to report components in either a continuous statement of comprehensive income or in two separate but consecutive statements. The Company chose the latter presentation. The items that must be reported in other comprehensive income did not change.

In December 2011, the FASB issued ASU No. 2011-11, “Balance Sheet Disclosures about Offsetting Assets and Liabilities.” The ASU amends ASC Topic 210 by requiring additional improved information to be disclosed regarding financial instruments and derivative instruments that are offset in accordance with the conditions under ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. The amendment is effective for annual and interim reporting periods beginning on or after January 1, 2013. The disclosures required by the amendments should be applied retrospectively for all comparative periods presented. In January 2013, the FASB issued ASU No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The ASU clarifies that ordinary trade receivables and receivables are not in the scope of ASU 2011-11. Only derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in the Codification or subject to a master netting arrangement or similar agreement are applicable. The Company does not believe the amendments will have a material impact on the financial statements.

In July 2012, the FASB issued ASU No. 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment.” This revised standard is intended to reduce the cost and complexity of testing indefinite-lived intangible assets other than goodwill for impairment. It allows companies to perform a “qualitative” assessment to determine whether further impairment testing of indefinite-lived intangible assets is necessary, similar in approach to the goodwill impairment test. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income – Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. These amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U. S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U. S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U. S. GAAP that provide additional details about these amounts. ASU 2013-02 is effective for interim and annual periods beginning after December 15, 2012. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

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

The outstanding principal balance and the carrying amount of these loans included in the consolidated balance sheet at December 31, 2012 were as follows (dollars in thousands):

Outstanding principal balance	$19,145
Carrying amount	18,853

All loans obtained in the acquisition of the Whitney branches reflect no specific evidence of credit deterioration and very low probability that the Company would be unable to collect all contractually required principal and interest payments.

NOTE D – SECURITIES

A summary of the amortized cost and estimated fair value of available-for-sale securities and held-to-maturity securities at December 31, 2012 and 2011, follows:

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$36,148,002	$231,810	$20,735	$36,359,077
Tax-exempt and taxable obligations of states and municipal subdivisions	95,113,063	3,823,242	26,121	98,910,184
Mortgage-backed securities	60,384,181	1,596,672	14,364	61,966,489
Corporate obligations	17,640,092	298,471	1,751,814	16,186,749
Other	1,255,483	-	285,300	970,183
	$210,540,821	$5,950,195	$2,098,334	$214,392,682
Held-to-maturity securities:
Mortgage-backed securities	$2,470,103	$84,796	$-	$2,554,899
Taxable obligations of states and municipal subdivisions	6,000,000	-	1,499,400	4,500,600
	$8,470,103	$84,796	$1,499,400	$7,055,499

	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$43,474,933	$216,229	$17,712	$43,673,450
Tax-exempt and taxable obligations of states and municipal subdivisions	91,756,084	2,738,898	236,951	94,258,031
Mortgage-backed securities	58,534,125	959,018	163,596	59,329,547
Corporate obligations	16,678,672	26,618	2,412,076	14,293,214
Other	1,255,483	-	281,340	974,143
	$211,699,297	$3,940,763	$3,111,675	$212,528,385
Held-to-maturity securities:
Mortgage-backed securities
Taxable obligations of states and municipal subdivisions	$2,278	$121	$-	$2,399
	6,000,000	-	-	6,000,000
	$6,002,278	$121	$-	$6,002,399

The scheduled maturities of securities at December 31, 2012, were as follows:

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due less than one year	$17,393,747	$17,476,162	$-	$-
Due after one year through five years	72,776,427	73,249,911	-	-
Due after five years through ten years	36,660,487	38,374,331	-	-
Due after ten years	23,325,979	23,325,789	6,000,000	4,500,600
Mortgage-backed securities	60,384,181	61,966,489	2,470,103	2,554,899
	$210,540,821	$214,392,682	$8,470,103	$7,055,499

Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

No gain or loss was realized from the sale of available-for-sale securities in 2012. A loss of $318 was realized from the sale or call of available-for-sale securities in 2011. An other-than-temporary impairment loss of $-0- was recognized for the year ended 2012 and $4,278 for the year ended 2011.

Securities with a carrying value of $159,725,903 and $135,394,139 at December 31, 2012 and 2011, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

The details concerning securities classified as available-for-sale with unrealized losses as of December 31, 2012 and 2011, were as follows:

	2012
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$5,063,924	$20,735	$-	$-	$5,063,924	$20,735
Tax-exempt and tax- able obligations of states and municipal subdivisions	4,556,699	26,000	254,605	121	4,811,304	26,121
Mortgage-backed securities	-	-	236,886	14,364	236,886	14,364
Corporate obligations	978,600	1,764	2,668,168	1,750,050	3,646,768	1,751,814
Other	-	-	970,183	285,300	970,183	285,300
	$10,599,223	$48,499	$4,129,842	$2,049,835	$14,729,065	$2,098,334

	2011
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$9,142,470	$17,712	$-	$-	$9,142,470	$17,712
Tax-exempt and tax- able obligations of states and municipal subdivisions	6,451,142	183,678	598,851	53,273	7,049,993	236,951
Mortgage-backed securities	16,208,868	94,240	236,425	69,356	16,445,293	163,596
Corporate obligations	9,099,728	240,686	2,749,114	2,171,390	11,848,842	2,412,076
Other	-	-	974,143	281,340	974,143	281,340
	$40,902,208	$536,316	$4,558,533	$2,575,359	$45,460,741	$3,111,675

Approximately 9.4% of the number of securities in the investment portfolio at December 31, 2012, reflected an unrealized loss. Management is of the opinion the Company has the ability to hold these securities until such time as the value recovers or the securities mature. Management also believes the deterioration in value is attributable to changes in market interest rates and lack of liquidity in the credit markets. We have determined that these securities are not other-than-temporarily impaired based upon anticipated cash flows.

NOTE E - LOANS

Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2012 and December 31, 2011, respectively, loans accounted for 63.6% and 62.4% of earning assets. The Company controls and mitigates the inherent credit and liquidity risks through the composition of its loan portfolio.

The following table shows the composition of the loan portfolio by category:

	December 31, 2012		December 31, 2011
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)

Mortgage loans held for sale	$5,585	1.4%	$2,906	0.7%
Commercial, financial and agricultural	53,234	12.9	48,385	12.5
Real Estate:
Mortgage-commercial	142,046	34.3	138,943	35.8
Mortgage-residential	140,703	34.0	117,692	30.3
Construction	57,529	13.9	63,357	16.3
Consumer and other	14,600	3.5	16,645	4.4
Total loans	413,697	100%	387,928	100%
Allowance for loan losses	(4,727)		(4,511)
Net loans	$408,970		$383,417

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

Activity in the allowance for loan losses for December 31, 2012 and 2011 is as follows:

(In thousands)

	2012	2011

Balance at beginning of period	$4,511	$4,617
Loans charged-off:
Real Estate	(821)	(1,569)
Installment and Other	(203)	(97)
Commercial, Financial and Agriculture	(166)	(321)
Total	(1,190)	(1,987)
Recoveries on loans previously charged-off:
Real Estate	83	311
Installment and Other	70	73
Commercial, Financial and Agriculture	25	29
Total	178	413
Net Charge-offs	(1,012)	(1,574)
Provision for Loan Losses	1,228	1,468
Balance at end of period	$4,727	$4,511

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2012 and December 31, 2011.

Allocation of the Allowance for Loan Losses

	December 31, 2012
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$420	13.3%
Commercial Real Estate	3,338	63.7
Consumer Real Estate	810	19.0
Consumer	151	4.0
Unallocated	8	-
Total	$4,727	100%

	December 31, 2011
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$397	16.3%
Commercial Real Estate	3,356	63.8
Consumer Real Estate	680	15.7
Consumer	78	4.2
Unallocated	-	-
Total	$4,511	100%

The following table represents the Company’s impaired loans at December 31, 2012 and December 31, 2011. This table excludes performing troubled debt restructurings.

	December 31,	December 31,
	2012	2011
	(In thousands)
Impaired Loans:
Impaired loans without a valuation allowance	$1,445	$2,791
Impaired loans with a valuation allowance	2,144	2,334
Total impaired loans	$3,589	$5,125
Allowance for loan losses on impaired loans at period End	936	738
Total nonaccrual loans	3,401	5,125

Past due 90 days or more and still accruing	158	496
Average investment in impaired loans	2,979	4,185

The following table is a summary of interest recognized and cash-basis interest earned on impaired loans for the years ended December 31, 2012 and December 31, 2011:

	2012	2011

Average of individually impaired loans during period	$2,979	$4,827
Interest income recognized during Impairment	-	-
Cash-basis interest income Recognized	50	287

The gross interest income that would have been recorded in the period that ended if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the twelve months for December 31, 2012 and 2011, was $81,000 and $112,000, respectively. The Company had no loan commitments to borrowers in non-accrual status at December 31, 2012 and 2011.

The following tables provide the ending balances in the Company's loans (excluding mortgage loans held for sale) and allowance for loan losses, broken down by portfolio segment as of December 31, 2012 and December 31, 2011. The tables also provide additional detail as to the amount of our loans and allowance that correspond to individual versus collective impairment evaluation. The impairment evaluation corresponds to the Company's systematic methodology for estimating its Allowance for Loan Losses.

December 31, 2012

		Installment	Commercial,
	Real Estate	and Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$4,111	$55	$221	$4,387
Collectively evaluated	333,298	16,401	54,025	403,724
Total	$337,409	$16,456	$54,246	$408,111

Allowance for Loan Losses
Individually evaluated	$917	$110	$76	$1,103
Collectively evaluated	3,231	49	344	3,624
Total	$4,148	$159	$420	$4,727

December 31, 2011

		Installment	Commercial,
	Real Estate	And Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$4,841	$38	$246	$5,125
Collectively evaluated	301,271	16,107	62,519	379,897
Total	$306,112	$16,145	$62,765	$385,022

Allowance for Loan Losses
Individually evaluated	$662	$13	$63	$738
Collectively evaluated	3,375	64	334	3,773
Total	$4,037	$77	$397	$4,511

The following tables provide additional detail of impaired loans broken out according to class as of December 31, 2012 and 2011. The recorded investment included in the following table represents customer balances net of any partial charge-offs recognized on the loans, net of any deferred fees and costs. As nearly all of our impaired loans at December 31, 2012 are on nonaccrual status, recorded investment excludes any insignificant amount of accrued interest receivable on loans 90-days or more past due and still accruing. The unpaid balance represents the recorded balance prior to any partial charge-offs.

December 31, 2012

				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial installment	$15	$15	$-	$46	$-
Commercial real estate	1,013	1,529	-	1,004	39
Consumer real estate	106	969	-	168	8
Consumer installment	311	311	-	156	1
Total	$1,445	$2,824	$-	$1,374	$48

Impaired loans with a related allowance:
Commercial installment	$203	$203	$73	$173	$8
Commercial real estate	1,549	1,549	747	1,546	38
Consumer real estate	44	44	44	72	4
Consumer installment	348	348	72	197	2
Total	$2,144	$2,144	$936	$1,988	$52

Total Impaired Loans:
Commercial installment	$218	$218	$73	$219	$8
Commercial real estate	2,562	3,078	747	2,550	77
Consumer real estate	150	1,013	44	240	12
Consumer installment	659	659	72	353	3
Total Impaired Loans	$3,589	$4,968	$936	$3,362	$100

December 31, 2011

				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial installment	$121	$121	$-	$69	$5
Commercial real estate	2,420	2,420	-	1,457	85
Consumer real estate	241	241	-	288	3
Consumer installment	9	9	-	11	-
Total	$2,791	$2,791	$-	$1,825	$93

Impaired loans with a related allowance:
Commercial installment	$125	$125	$63	$128	$-
Commercial real estate	1,533	1,533	574	1,463	23
Consumer real estate	647	647	88	740	12
Consumer installment	29	29	13	29	6
Total	$2,334	$2,334	$738	$2,360	$41

Total Impaired Loans:
Commercial installment	$246	$246	$63	$197	$5
Commercial real estate	3,953	3,953	571	2,920	108
Consumer real estate	888	888	91	1,028	15
Consumer installment	38	38	13	40	6
Total Impaired Loans	$5,125	$5,125	$738	$4,185	$134

The following tables provide additional detail of troubled debt restructurings at December 31, 2012.

	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
(in thousands except number of loans)

Commercial installment	$-	$-	-	$-
Commercial real estate	107	104	1	8
Consumer real estate	-	-	-	-
Consumer installment	-	-	-	-
Total	$107	$104	1	$8

The balance of troubled debt restructurings at December 31, 2012 was $2.7 million, calculated for regulatory reporting purpose. Of these amounts, $1.0 million were performing in accordance with the modified terms. The remaining $1.7 million are on non-accrual. There was $51,000 in specific reserves established with respect to these loans as of December 31, 2012. As of December 31, 2012, the Company had no additional amount committed on any loan classified as troubled debt restructuring.

The recorded investment in loans for which the allowance for loan losses was previously measured under a general allowance for loan losses methodology and are now impaired under ASC Section 310-10-35 was $205,000. The allowance for loan losses associated with those loans on the basis of a current evaluation of loss was $51,000. All loans were performing as agreed with modified terms.

During the twelve month period ending December 31, 2012, the terms of 1 loan was modified as a TDR. The modifications included one of the following or a combination of the following: maturity date extensions, interest only payments, amortizations were extended beyond what would be available on similar type loans, and payment waiver. No interest rate concessions were given on these nor were any of these loans written down.

The following tables summarize by class our loans classified as past due in excess of 30 days or more in addition to those loans classified as non-accrual:

	December 31, 2012
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$990	$-	$1,667	$2,657	$57,529
Real Estate-mortgage	3,045	147	986	4,178	140,702
Real Estate-non farm nonresidential	389	-	608	997	142,046
Commercial	88	-	135	223	53,234
Consumer	132	11	5	148	14,600
Total	$4,644	$158	$3,401	$8,203	$408,111

	December 31, 2011
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$70	$22	$945	$1,037	$63,357
Real Estate-mortgage	2,189	311	984	3,484	117,692
Real Estate-non farm nonresidential	1,662	144	2,877	4,683	138,943
Commercial	138	19	246	403	48,385
Consumer	214	-	73	287	16,645
Total	$4,273	$496	$5,125	$9,894	$385,022

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

Substandard.    Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

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

As of December 31, 2012 and December 31, 2011, and based on the most recent analysis performed, the risk category of loans by class of loans (excluding mortgage loans held for sale) was as follows:

(In thousands)
December 31, 2012

				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total

Pass	$241,926	$76,206	$16,426	$53,880	$388,438
Special Mention	5,653	144	17	-	5,814
Substandard	12,606	1,059	15	320	14,000
Doubtful	-	-	-	60	60
Subtotal	260,185	77,409	16,458	54,260	408,312
Less:
Unearned Discount	91	94	2	14	201

Loans, net of unearned discount	$260,094	$77,315	$16,456	$54,246	$408,111

December 31, 2011

				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total

Pass	$223,692	$57,835	$16,004	$60,741	$358,272
Special Mention	5,169	71	45	3	5,288
Substandard	16,815	2,553	99	1,846	21,313
Doubtful	-	104	-	175	279
Subtotal	245,676	60,563	16,148	62,765	385,152
Less:
Unearned Discount	94	34	-	2	130

Loans, net of unearned discount	$245,582	$60,529	$16,148	$62,763	$385,022

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

	2012	2011

Premises:
Land	$7,226,252	$7,226,252
Buildings and improvements	15,697,160	15,729,044
Equipment	6,954,110	6,344,642
Construction in progress	11,473	227,414
	29,888,995	29,527,352
Less accumulated depreciation and amortization	7,646,157	6,536,911
	$22,242,838	$22,990,441

The amounts charged to operating expense for depreciation were $1,195,877 and $858,342 in 2012 and 2011, respectively.

NOTE G - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more as of December 31, 2012, and 2011 was $91,821,044 and $99,545,812, respectively.

At December 31, 2012, the scheduled maturities of time deposits included in interest-bearing deposits were as follows (in thousands):

Year	Amount

2013	$103,507
2014	24,349
2015	16,375
2016	6,368
2017	10,326
Thereafter	11
$160,936

NOTE H - BORROWED FUNDS

Borrowed funds consisted of the following:

	December 31,
	2012	2011

Reverse Repurchase Agreement	$5,000,000	$15,000,000
FHLB advances	31,770,773	12,031,831
	$36,770,773	$27,031,831

Advances from the FHLB have maturity dates ranging from January 2013 through June, 2019. Interest is payable monthly at rates ranging from 0.17% to 3.813%. Advances due to the FHLB are collateralized by a blanket lien on first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. At December 31, 2012, FHLB advances available and unused totaled $149,194,016.

Future annual principal repayment requirements on the borrowings from the FHLB at December 31, 2012, were as follows:

Year	Amount

2013	$21,770,773
2014	4,000,000
2015	3,000,000
2016	-
2017	-
2018	-
2019	3,000,000
$31,770,773

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $6,421,762 at December 31, 2012 and $19,460,231 at December 31, 2011. The maturity date of the remaining agreement is September 26, 2017 with a rate of 3.81%.

NOTE I – LEASE OBLIGATIONS

The Company is committed under several long-term operating leases which provide for minimum lease payments. Certain leases contain options for renewal. Total rental expense under these operating leases amounted to $125,000 and $93,000 as of December 31, 2012 and 2011, respectively.

The Company is also committed under one long-term capital lease agreement. The capital lease agreement had an outstanding balance of $1,415,000 and $1,540,000 at December 31, 2012 and 2011, respectively (included in other liabilities). This lease has a remaining term of 9 years at December 31, 2012. Assets related to the capital lease are included in premises and equipment and the cost consists of $2.6 million less accumulated depreciation of approximately $346,110 and $86,500 at December 31, 2012 and 2011, respectively.

Minimum future lease payments for the operating and capital leases at December 31, 2012 were as follows:

	Operating
	Leases	Capital Lease
	(In thousands)

2013	$118	$166
2014	122	166
2015	96	166
2016	96	168
2017	77	191
Thereafter	355	745

Total Minimum Lease Payments	$864	1,602

Less: Amounts representing interest		(187)

Present value of minimum lease payments		$1,415

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

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage). Management believes, as of December 31, 2012, that the Company and its subsidiary bank exceeded all capital adequacy requirements.

At December 31, 2012 and 2011, the subsidiary bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization. The actual capital amounts and ratios at December 31, 2012 and 2011, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2012
Total risk-based	$66,080	13.8%	$65,046	13.6%
Tier I risk-based	61,353	12.8%	60,319	12.7%
Tier I leverage	61,353	8.6%	60,319	8.4%

December 31, 2011
Total risk-based	$62,071	13.6%	$60,910	13.3%
Tier I risk-based	57,560	12.6%	56,399	12.4%
Tier I leverage	57,560	8.5%	56,399	8.3%

The minimum amounts of capital and ratios as established by banking regulators at December 31, 2012 and 2011, were as follows:

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2012
Total risk-based	$38,271	8.0%	$38,161	8.0%
Tier I risk-based	19,135	4.0%	19,080	4.0%
Tier I leverage	28,712	4.0%	28,661	4.0%

December 31, 2011
Total risk-based	$36,649	8.0%	$36,527	8.0%
Tier I risk-based	18,324	4.0%	18,264	4.0%
Tier I leverage	27,164	4.0%	27,103	4.0%

The Company’s dividends, if any, are expected to be made from dividends received from its subsidiary bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years.

NOTE K - INCOME TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2012	2011
Current:
Federal	$1,000,418	$255,955
State	213,309	47,199
Deferred (benefit)	(136,348)	163,746
	$1,077,379	$466,900

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2012		2011
	Amount	%	Amount	%

Income taxes at statutory rate	$1,742,890	34%	$1,135,035	34%
Tax-exempt income	(745,595)	(15)%	(559,078)	(17)%
Nondeductible expenses	233,006	5%	92,339	3%
State income tax, net of federal tax effect	92,156	2%	52,788	2%
Tax credits	(295,800)	(6)%	(12,325)	-
Other, net	50,722	1%	(241,859)	(8)%
	$1,077,379	21%	$466,900	14%

The components of deferred income taxes included in the consolidated financial statements were as follows:

	December 31,
	2012	2011
Deferred tax assets:
Allowance for loan losses	$1,489,546	$1,330,959
Net operating loss carryover	652,061	729,798
Other	870,831	603,039
	3,012,438	2,663,796
Deferred tax liabilities:
Securities	(89,426)	(97,744)
Premises and equipment	(986,689)	(927,939)
Unrealized gain on available-for-sale securities	(1,309,633)	(281,889)
Core deposit intangible	(58,358)	(114,072)
Goodwill	(281,036)	(63,460)

	(2,725,142)	(1,485,104)

Net deferred tax asset, included in other assets	$287,296	$1,178,692

With the acquisition of Wiggins in 2006, the Company assumed a federal tax net operating loss carryover. This net operating loss is available to the Company through the year 2026.

The Company follows the guidance of ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2012, the Company had no uncertain tax positions that it believes should be recognized in the financial statements. The tax years still subject to examination by taxing authorities are years subsequent to 2007.

NOTE L - EMPLOYEE BENEFITS

The Company and its subsidiary bank provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of six percent or less, the Company and its subsidiary bank provide a 50% matching contribution. Contributions totaled $189,519 in 2012 and $142,584 in 2011.

The Company sponsors an Employee Stock Ownership Plan (ESOP) for employees who have completed one year of service for the Company and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are at the discretion of the Board of Directors. At December 31, 2012, the ESOP held 6,038 shares of Company common stock and had no debt obligation. All shares held by the plan were considered outstanding for net income per share purposes. Total ESOP expense was $22,785 for 2012 and $16,339 for 2011.

NOTE M - STOCK PLANS

In 2007, the Company adopted the 2007 Stock Incentive Plan.  The 2007 Plan provides for the issuance of up to 315,000 shares of Company Common Stock, $1.00 par value per share.  Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.  Through the year ended December 31, 2009, no shares were issued under this Plan. During the year ended December 31, 2011, 33,850 nonvested restricted stock awards were granted under the Plan. During the year ended December 31, 2012, 42,795 nonvested restricted stock awards were granted under the Plan. During 2012, 1,765 shares were repurchased for payment of taxes. The weighted average grant-date fair value for these shares was $9.45 per share. Compensation costs in the amount of $263,216 was recognized for the year ended December 31, 2012 and $119,320 for the year ended December 31, 2011. Shares of restricted stock granted to employees under this stock plan are subject to restrictions as to the vesting period. The restricted stock award becomes 100% vested on the earliest of 1) the three year vesting period provided the Grantee has not incurred a termination of employment prior to that date, 2) the Grantee’s retirement, or 3) the Grantee’s death. During this period, the holder is entitled to full voting rights and dividends. As of December 31, 2012, there was approximately $416,000 of unrecognized compensation cost related to this Plan. The cost is expected to be recognized over the remaining term of the vesting period (approximately 2 years).

NOTE N - SUBORDINATED DEBENTURES

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

NOTE O - TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2012, and 2011.

NOTE P - RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank makes loans to its directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. Such loans amounted to approximately $9,683,000 and $12,955,000 at December 31, 2012 and 2011, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2012, is summarized as follows (in thousands):

Loans outstanding at beginning of year	$12,955
New loans	702
Repayments	(3,974)
Loans outstanding at end of year	$9,683

NOTE Q - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The subsidiary bank had outstanding letters of credit of $574,000 and $387,000 at December 31, 2012 and 2011, respectively, and had made loan commitments of approximately $63,583,000 and $59,035,000 at December 31, 2012 and 2011, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the two years ended December 31, 2012, nor are any significant losses as a result of these transactions anticipated.

The primary market area served by the Bank is Forrest, Lamar, Jones, Pearl River, Jackson, Hancock, Stone, and Harrison Counties within South Mississippi as well as Washington Parish in Louisiana. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2012, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the Bank’s loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

NOTE R - FAIR VALUES OF ASSETS AND LIABILITIES

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

Following is a description of the valuation methodologies used for instruments measured at fair valueon a recurring basis and recognized in the accompanying consolidated balance sheets.

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

The following table presents the Company’s available-for-sale securities that are measured at fair value on a recurring basis and the level within the hierarchy in which the fair value measurements fell as of December 31, 2012 and December 31, 2011 (in thousands):

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2012

Obligations of U.S. Government agencies	$36,359	$-	$36,359	$-
Municipal securities	98,910	-	98,910	-
Mortgage-backed securities	61,967	-	61,967	-
Corporate obligations	16,187	-	13,519	2,668
Other	970	970	-	-
Total	$214,393	$970	$210,755	$2,668

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2011

Obligations of U.S. Government agencies	$43,673	$-	$43,673	$-
Municipal securities	94,258	-	94,258	-
Mortgage-backed securities	59,330	-	59,330	-
Corporate obligations	14,293	-	12,041	2,252
Other	974	974	-	-
Total	$212,528	$974	$209,302	$2,252

The following is a reconciliation of activity for assets measured at fair value based on significant unobservable (non-market) information.

(In thousands)	Bank-Issued Trust Preferred Securities

Balance, December 31, 2011	$2,252
Transfers into Level 3	-
Transfers out of Level 3	-
Unrealized income included in comprehensive income	416
Balance, December 31, 2012	$2,668

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

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value. If the impaired loan is determined not to be collateral dependent, then the discounted cash flow method is used. This method requires the impaired loan to be recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate. The effective interest rate of a loan is the contractual interest rate adjusted for any net deferred loan fees or costs, premiums or discounts existing at origination or acquisition of the loan. Impaired loans are classified within Level 2 of the fair value hierarchy.

Other Real Estate Owned

Other real estate owned consists of properties obtained through foreclosure. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Fair value of other real estate owned is based on current independent appraisals. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through other income. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other income. Other real estate owned measured at fair value on a non-recurring basis at December 31, 2012, amounted to $6.8 million. Other real estate owned is classified within Level 2 of the fair value hierarchy.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fell at December 31, 2012 and December 31, 2011 (in thousands).

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2012

Impaired loans	$3,589	$-	$3,589	$-
Other real estate owned	6,782	-	6,782	-

December 31, 2011

Impaired loans	$5,125	$-	$5,125	$-
Other real estate owned	4,353	-	4,353	-

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

	As of December 31, 2012		As of December 31, 2011
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Financial Instruments:
Assets:
Cash and cash equivalents	$30,877	$30,877	$23,181	$23,181
Securities available-for-sale	214,393	214,393	212,528	212,528
Securities held-to-maturity	8,470	7,055	6,002	6,002
Other securities	3,438	3,438	2,645	2,645
Loans, net	408,970	422,029	383,418	396,905

Liabilities:
Noninterest-bearing deposits	$109,625	$109,625	$107,129	$107,129
Interest-bearing deposits	487,002	487,599	466,265	467,198
Subordinated debentures	10,310	10,310	10,310	10,310
FHLB and other borrowings	36,771	36,771	27,032	27,032

NOTE S - SENIOR PREFERRED STOCK

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

The Letter Agreement, pursuant to which the Preferred Shares were exchanged, contains limitations on the payment of dividends on the common stock to no more than 100% of the aggregate per share dividend and distributions for the immediate prior fiscal year (dividends of $0.15 per share were declared and paid in 2010, 2011, and 2012) and on the Company’s ability to repurchase its common stock, and continues to subject the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (EESA), as previously disclosed by the Company.

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

NOTE T - SUBSEQUENT EVENTS

On January 31, 2013, The First Bancshares, Inc. a Mississippi corporation (“The First”) entered into an Acquisition Agreement (the “Agreement”) with First Baldwin Bancshares, Inc., an Alabama corporation (“Baldwin”). The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, The First will acquire all of the outstanding shares (the “Acquisition”) of Baldwin’s wholly-owned subsidiary, First National Bank of Baldwin County, a national banking association (“FNB”). Subject to the terms and conditions of the Agreement, which has been approved by the Boards of Directors of The First and Baldwin, Baldwin intends to file a voluntary bankruptcy petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court (“Bankruptcy Court”) and seek Bankruptcy Court approval of the Agreement and the Acquisition through a Chapter 11 plan. Upon approval by the Bankruptcy Court and consummation of the Acquisition, all outstanding FNB common stock will be sold to The First for cash consideration not to exceed $3,300,000 (the “Purchase Price”). Each outstanding share of FNB common stock will remain outstanding and be unaffected by the Acquisition.

On March 22, 2013, The First Bancshares, Inc. announced the successful completion of a private placement of Series D Nonvoting Convertible Preferred Stock, $1 par value. The Company raised $20 million in new capital through a private placement of 1,951,220 shares of its Series D Nonvoting Convertible Preferred Stock at a price of $10.25 per share.

NOTE U - PARENT COMPANY FINANCIAL INFORMATION

The balance sheets, statements of income and cash flows for The First Bancshares, Inc. (parent company only) follow.

Condensed Balance Sheets

	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$48,525	$6,391
Investment in subsidiary bank	74,851,305	69,263,750
Investments in statutory trusts	310,000	310,000
Other securities	100,000	100,000
Premises and equipment	368,623	368,623
Other	599,192	741,012
	$76,277,645	$70,789,776
Liabilities and Stockholders’ Equity:
Subordinated debentures	$10,310,000	$10,310,000
Other	82,179	54,495
Stockholders’ equity	65,885,466	60,425,281
	$76,277,645	$70,789,776

Condensed Statements of Income

	Years Ended December 31,
	2012	2011
Income:
Interest and dividends	$6,212	$5,626
Dividend income	980,000	530,000
Other	-	-
	986,212	535,626
Expenses:
Interest on borrowed funds	206,594	187,117
Legal	112,203	820,935
Other	404,447	313,754
	723,244	1,321,806
Income (loss) before income taxes and equity in undistributed income of subsidiary	262,968	(786,180)
Income tax benefit	169,274	691,846
Income (loss) before equity in undistributed income of subsidiary	432,242	(94,334)
Equity in undistributed income of subsidiary	3,616,525	2,965,772

Net income	$4,048,767	$2,871,438

Condensed Statements of Cash Flows

	Years Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$4,048,767	$2,871,438
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed income of subsidiary	(3,616,525)	(2,965,772)
Restricted stock expense	263,216	119,320
Other, net	157,883	(542,585)
Net cash provided by (used in) operating activities	853,341	(517,599)

Cash flows from investing activities:
Investment in subsidiary bank	-	(10,500,000)
Net cash used in investing activities	-	(10,500,000)

Cash flows from financing activities:
Dividends paid on common stock	(453,105)	(452,983)
Dividends paid on preferred stock	(342,460)	(342,460)
Repurchase of restricted stock for payment of taxes	(15,642)	-
Net cash used in financing activities	(811,207)	(795,443)

Net increase (decrease) in cash and cash equivalents	42,134	(11,813,042)
Cash and cash equivalents at beginning of year	6,391	11,819,433

Cash and cash equivalents at end of year	$48,525	$6,391

NOTE V - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31
	(In thousands, except per share amounts)

2012
Total interest income	$6,666	$6,609	$6,459	$6,597
Total interest expense	1,181	1,101	1,028	827
Net interest income	5,485	5,508	5,431	5,770
Provision for loan losses	152	221	371	484
Net interest income after provision for loan losses	5,333	5,287	5,060	5,286
Total non-interest income	1,475	1,510	1,518	1,821
Total non-interest expense	5,522	5,414	5,437	5,791
Income tax expense	315	346	269	148
Net income	971	1,037	872	1,168
Preferred dividends and stock accretion	106	106	106	106
Net income applicable to common stockholders	$865	$931	$766	$1,062
Per common share:
Net income, basic	$.28	$.30	$.25	$.34
Net income, diluted	.28	.30	.24	.34
Cash dividends declared	.0375	.0375	.0375	.0375

2011
Total interest income	$5,733	$5,941	$5,999	$6,802
Total interest expense	1,482	1,430	1,267	1,217
Net interest income	4,251	4,511	4,732	5,585
Provision for loan losses	348	305	230	585
Net interest income after provision for loan losses	3,903	4,206	4,502	5,000
Total non-interest income	915	1,024	1,088	1,570
Total non-interest expense	4,524	4,293	4,479	5,574
Income tax expense	(207)	267	365	42
Net income	501	670	746	954
Preferred dividends and stock accretion	86	85	86	85
Net income applicable to common stockholders	$415	$585	$660	$869
Per common share:
Net income, basic	$.14	$.19	$.22	$.28
Net income, diluted	.14	.19	.21	.28
Cash dividends declared	.0375	.0375	.0375	.0375

