Form 10-K/A, Exhibit 13
period 2012-12-31
FIRST BANCSHARES INC /MS/
filed 2013-05-02
CIK 947559

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

CORPORATE INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held on Thursday, May 23, 2013 at the principal offices of The First, A National Banking Association, located at 6480 U.S. Highway 98 West, Hattiesburg, MS 39402. All Shareholders are invited.

STOCK TRANSFER AGENT	INDEPENDENT AUDITOR
Registrar and Transfer Company	T. E. Lott & Company
10 Commerce Blvd.	A Professional Association
Cranford, NJ 07016	Certified Public Accountants
1-800-368-5948	Columbus, Mississippi

FINANCIAL INFORMATION

Copies of the form 10-K Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, are available without charge upon request at:

The First Bancshares, Inc.

6480 U.S. Highway 98 West (39402)

P. O. Box 15549

Hattiesburg, MS 39404-5549

The Form 10-K Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, serves as the alternative annual disclosure statement pursuant to 12 CFR §350.0.

STOCK INFORMATION

The Company’s articles of incorporation authorize it to issue up to 10,000,000 shares of Common Stock. As of March 21, 2013, the Company had 3,142,235 shares outstanding, held by shareholders of record.

The Common Stock of the Company is traded on the NASDAQ Global Market under the symbol FBMS.

