Form 10-K, Exhibit 13
period 2013-12-31
FIRST BANCSHARES INC /MS/
filed 2014-03-31
CIK 947559

EXHIBIT 13

THE FIRST BANCSHARES, INC.

2013 ANNUAL REPORT

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars In Thousands, Except Per Share Data)

	December 31,
	2013	2012	2011	2010	2009
Earnings:
Net interest income	$28,401	$22,194	$19,079	$16,334	$14,390
Provision for loan losses	1,076	1,228	1,468	983	1,206

Noninterest income	7,083	6,324	4,598	3,895	4,397
Noninterest expense	28,165	22,164	18,870	15,843	15,323
Net income	4,639	4,049	2,871	2,549	1,743
Net income applicable to common Stockholders	4,215	3,624	2,529	2,233	1,461

Per common share data:
Basic net income per Share	$.98	$1.17	$.83	$.74	$.49

Diluted net income per Share	.96	1.16	.82	.74	.49
Per share data:
Basic net income per share	$1.07	$1.31	$.94	$.84	$.58
Diluted net income per share	1.06	1.29	.93	.84	.58

Selected Year End
Balances:

Total assets	$940,890	$721,385	$681,413	$503,045	$477,552
Securities	258,023	226,301	221,176	107,136	114,618
Loans, net of allowance	577,574	408,970	383,418	327,956	314,033
Deposits	779,971	596,627	573,394	396,479	383,754
Stockholders’ equity	85,108	65,885	60,425	57,098	43,617

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management's discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and The First during the year ended December 31, 2013 when compared to the years 2012 and 2011. The Company's consolidated financial statements and related notes should also be considered.

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

Goodwill is assessed for impairment both annually and when events or circumstances occur that make it more likely than not that impairment has occurred. As part of its testing, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines the fair value of a reporting unit is less than its carrying amount using these qualitative factors, the Company then compares the fair value of goodwill with its carrying amount, and then measures impaired loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. No impairment was indicated when the annual test was performed in 2013.

Overview

The First Bancshares, Inc. (the Company) was incorporated on June 23, 1995, and serves as a bank holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi. The First began operations on August 5, 1996, from its main office in the Oak Grove community, which is on the western side of Hattiesburg. The First has 25 locations in South Mississippi, South Alabama and Louisiana. See Note C of Notes to Consolidated Financial Statements for information regarding branch acquisitions. The Company and The First engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals.

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

The Company increased from approximately $721.4 million in total assets, and $596.6 million in deposits at December 31, 2012 to approximately $940.9 million in total assets, and $780.0 million in deposits at December 31, 2013. Loans net of allowance for loan losses increased from $409.0 million at December 31, 2012 to approximately $577.6 at December 31, 2013. The Company increased from $65.9 million in shareholders’ equity at December 31, 2012 to approximately $85.1 million at December 31, 2013. The First reported net income of $5,892,000 and $4,597,000 for the years ended December 31, 2013, and 2012, respectively. For the years ended December 31, 2013 and 2012, the Company reported consolidated net income applicable to common stockholders of $4,215,000 and $3,624,000, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company's Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars In Thousands, Except Per Share Data)

	December 31,
	2013	2012	2011	2010	2009
Earnings:
Net interest income	$28,401	$22,194	$19,079	$16,334	$14,390
Provision for loan losses	1,076	1,228	1,468	983	1,206

Noninterest income	7,083	6,324	4,598	3,895	4,397
Noninterest expense	28,165	22,164	18,870	15,843	15,323
Net income	4,639	4,049	2,871	2,549	1,743
Net income applicable to common Stockholders	4,215	3,624	2,529	2,233	1,461

Per common share data:
Basic net income per Share	$.98	$1.17	$.83	$.74	$.49
Diluted net income per Share	.96	1.16	.82	.74	.49
Per share data:
Basic net income per share	$1.07	$1.31	$.94	$.84	$.58
Diluted net income per share	1.06	1.29	.93	.84	.58

Selected Year End Balances:

Total assets	$940,890	$721,385	$681,413	$503,045	$477,552
Securities	258,023	226,301	221,176	107,136	114,618
Loans, net of allowance	577,574	408,970	383,418	327,956	314,033
Deposits	779,971	596,627	573,394	396,479	383,754
Stockholders’ equity	85,108	65,885	60,425	57,098	43,617

Results of Operations

The following is a summary of the results of operations by The First for the years ended December 31, 2013 and 2012.

	2013	2012
	(In thousands)

Interest income	$31,312	$26,325
Interest expense	2,731	3,930
Net interest income	28,581	22,395

Provision for loan losses	1,076	1,228

Net interest income after provision for loan losses	27,505	21,167

Other income	7,083	6,324

Other expense	26,578	21,647

Income tax expense	2,115	1,247

Net income	$5,895	$4,597

The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2013 and 2012:

	2013	2012
	(In thousands)

Net interest income:
Net interest income of The First	$28,581	$22,395
Intercompany eliminations	(180)	(201)
	$28,401	$22,194

Net income applicable to common stockholders:
Net income of The First	$5,892	$4,597
Net loss of the Company, excluding intercompany accounts	(1,677)	(973)
	$4,215	$3,624

Consolidated Net Income

The Company reported consolidated net income applicable to common stockholders of approximately $4,215,067 for the year ended December 31, 2013, compared to a consolidated net income of $3,624,339 for the year ended December 31, 2012. The increase in income was attributable to an increase in net interest income of $6.2 million or 28.0%, and an increase of $.8 million or 12.0% in other income which were offset by an increase in other expenses of $6.0 million or 27.1%.

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

Consolidated net interest income was approximately $28,401,000 for the year ended December 31, 2013, as compared to $22,194,000 for the year ended December 31, 2012. This increase was the direct result of increased loan volumes and decreased rates paid on interest-bearing liabilities during 2013 as compared to 2012. Average interest-bearing liabilities for the year 2013 were $728,322,000 compared to $534,998,000 for the year 2012. At December 31, 2013, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.25% compared to 3.29% at December 31, 2012. The net interest margin (which is net interest income divided by average earning assets) was 3.31% for the year 2013 compared to 3.42% for the year 2012. Rates paid on average interest-bearing liabilities decreased from .77% for the year 2012 to .40% for the year 2013. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 68.0% of average earning assets for the year 2013 compared to 59.8% for the year 2012.

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

Average Balances, Income and Expenses, and Rates

	Years Ended December 31,
	2013			2012			2011
	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate
	(Dollars in thousands)
Assets
Earning Assets
Loans (1)(2)	$583,200	$25,736	4.41%	$388,012	$21,412	5.52%	$354,295	$20,971	5.92%
Securities	248,237	5,419	2.18%	235,833	4,785	2.03%	134,815	3,360	2.49%
Federal funds sold (3)	18,564	62	.33%	19,670	51	.26%	5,486	72	1.31%
Other	7,404	101	1.36%	4,845	83	1.71%	2,530	72	2.85%
Total earning assets	857,405	31,318	3.65%	648,360	26,331	4.06%	497,126	24,475	4.92%

Cash and due from banks	25,447			16,699			47,632
Premises and equipment	30,816			22,633			17,401
Other assets	33,314			32,337			21,613
Allowance for loan losses	(5,240)			(4,457)			(4,340)
Total assets	$941,742			$715,572			$579,432

Liabilities
Interest-bearing liabilities	$728,322	$2,917	.40%	$534,998	$4,137	.77%	$445,893	$5,396	1.21%
Demand deposits (1)	115,909			107,392			65,830
Other liabilities	12,430			10,036			18,757
Shareholders’ equity	85,081			63,146			48,952
Total liabilities and shareholders’ equity	$941,742			$715,572			$579,432

Net interest spread			3.25%			3.29%			3.71%
Net yield on interest-earning assets		$28,401	3.31%		$22,194	3.42%		$19,079	3.84%

(1)	All loans and deposits were made to borrowers in the United States. Includes nonaccrual loans of $3,181, $3,589, and $5,125, respectively, during the periods presented. Loans include held for sale loans.
(2)	Includes loan fees of $525, $430, and $418 respectively.
(3)	Includes EBA-MNBB and Federal Reserve – New Orleans.

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

Analysis of Changes in Consolidated Net Interest Income

	Year Ended December 31,			Year Ended December 31,
	2013 versus 2012 Increase (decrease) due to			2012 versus 2011 Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Earning Assets
Loans	$10,774	$(6,450)	$4,324	$1,993	$(1,552)	$441
Securities	270	374	644	2,518	(1,093)	1,425
Federal funds sold	(3)	13	10	186	(207)	(21)
Other short-term investments	35	(26)	9	66	(55)	11
Total interest income	11,076	(6,089)	4,987	4,763	(2,907)	1,856
Interest-Bearing Liabilities
Interest-bearing transaction accounts	460	(748)	(288)	361	(785)	(424)
Money market accounts	123	(154)	(31)	116	(185)	(69)
Savings deposits	3	(10)	(7)	23	(9)	14
Time deposits	172	(886)	(714)	36	(683)	(647)
Borrowed funds	97	(277)	(180)	542	(675)	(133)
Total interest expense	855	(2,075)	(1,220)	1,078	(2,337)	(1,259)
Net interest income	$10,221	$(4,014)	$6,207	$3,685	$(570)	$3,115

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

The following tables illustrate the Company's consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2011, 2012, and 2013.

	December 31, 2011
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$72,117	$74,832	$146,949	$240,980	$387,929
Securities (2)	9,987	12,945	22,932	198,244	221,176
Funds sold and other	241	12,788	13,029	-	13,029
Total earning assets	$82,345	$100,565	$182,910	$439,224	$622,134
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$200,210	$200,210	$-	$200,210
Money market accounts	43,296	-	43,296	-	43,296
Savings deposits (1)	-	45,644	45,644	-	45,644
Time deposits	39,411	87,259	126,670	50,445	177,115
Total interest-bearing deposits	82,707	333,113	415,820	50,445	466,265
Borrowed funds (3)	231	12,990	13,221	13,811	27,032
Total interest-bearing liabilities	82,938	346,103	429,041	64,256	493,297
Interest-sensitivity gap per period	$(593)	$(245,538)	$(246,131)	$374,968	$128,837
Cumulative gap at December 31, 2011	$(593)	$(246,131)	$(246,131)	$128,837	$128,837
Ratio of cumulative gap to total earning assets at December 31, 2011	(.09)%	(39.6)%	(39.6)%	20.7%

	December 31, 2012
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$72,670	$78,168	$150,838	$262,859	$413,697
Securities (2)	11,185	15,504	26,689	199,612	226,301
Funds sold and other	1,064	9,588	10,652	-	10,652
Total earning assets	$84,919	$103,260	$188,179	$462,471	$650,650
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$230,588	$230,588	$-	$230,588
Money market accounts	47,325	-	47,325	-	47,325
Savings deposits (1)	-	48,153	48,153	-	48,153
Time deposits	32,624	70,883	103,507	57,429	160,936
Total interest-bearing deposits	79,949	349,624	429,573	57,429	487,002
Borrowed funds (3)	20,000	1,771	21,771	15,000	36,771
Total interest-bearing liabilities	99,949	351,395	451,344	72,429	523,773
Interest-sensitivity gap per period	$(15,030)	$(248,135)	$(263,165)	$390,042	$126,877
Cumulative gap at December 31, 2012	$(15,030)	$(263,165)	$(263,165)	$126,877	$126,877
Ratio of cumulative gap to total earning assets at December 31, 2012	(2.3)%	(40.4)%	(40.4)%	19.5%

	December 31, 2013
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$89,314	$98,315	$187,629	$395,673	$583,302
Securities (2)	10,114	16,006	26,120	231,903	258,023
Funds sold and other	967	14,205	15,172	-	15,172
Total earning assets	$100,395	$128,526	$228,921	$627,576	$856,497
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$240,513	$240,513	$-	$240,513
Money market accounts	107,564	-	107,564	-	107,564
Savings deposits (1)	-	55,113	55,113	-	55,113
Time deposits	46,875	87,475	134,350	68,637	202,987
Total interest-bearing deposits	154,439	383,101	537,540	68,637	606,177
Borrowed funds (3)	37,000	4,000	41,000	11,000	52,000
Total interest-bearing liabilities	191,439	387,101	578,540	79,637	658,177
Interest-sensitivity gap per period	$(91,044)	$(258,575)	$(349,619)	$547,939	$198,320
Cumulative gap at December 31, 2013	$(91,044)	$(349,619)	$(349,619)	$198,320	$198,320
Ratio of cumulative gap to total earning assets at December 31, 2013	(10.6)%	(40.8)%	(40.8)%	23.2%

(1)	NOW and savings accounts are subject to immediate withdrawal and repricing. These deposits do not tend to immediately react to changes in interest rates and the Company believes these deposits are a stable and predictable funding source. Therefore, these deposits are included in the repricing period that management believes most closely matches the periods in which they are likely to reprice rather than the period in which the funds can be withdrawn contractually.
(2)	Securities include mortgage backed and other installment paying obligations based upon stated maturity dates.
(3)	Does not include subordinated debentures of $10,310,000.

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
Loan Volume Trends
Non-Performing Assets
Underwriting Standards/Lending Policies
Experience/Depth of Bank Lending Management

Our model takes into account many local and national economic factors as well as portfolio trends.  Local and national economic trends are measured quarterly, typically in the month following quarter end to facilitate the release of economic data from the reporting agencies.  These factors are allocated a basis point value ranging from -25 to +25 basis points and directly affect the amount reserved for each branch.  As of December 31, 2013, most economic indicators both local and national pointed to a weak economy thus most factors were assigned a positive basis point value. This increased the amount of the allowance that was indicated by historical loss factors.  Portfolio trends are measured monthly on a per branch basis to determine the percentage of loans in each branch that the Bank has determined as having more risk.  Portfolio risk is defined as areas in the Bank’s loan portfolio in which there is additional risk involved in the loan type or some other area in which the Bank has identified as having more risk.  Each area is tracked on bank-wide as well as on a branch-wide basis.  Branches are analyzed based on the gross percentage of concentrations of the Bank as a whole.  Portfolio risk is determined by analyzing concentrations in the areas outlined by determining the percentage of each branch’s total portfolio that is made up of the particular loan type and then comparing that concentration to the Bank as a whole. Branches with concentrations in these areas are graded on a scale from – 25 basis points to + 25 basis points. Second mortgages, single pay loans, loans secured by raw land, unsecured loans and loans secured by non owner occupied property are considered to be of higher risk than those of a secured and amortizing basis. LTV exceptions place the Bank at risk in the event of repossession or foreclosure.

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

Loans are reviewed for impairment when, in the Bank’s opinion, the ultimate source of repayment will be the liquidation of collateral through foreclosure or repossession.  Once identified updated collateral values are obtained on these loans and impairment worksheets are prepared to determine if impairment exists.  This method takes into account any expected expenses related to the disposal of the subject collateral.  Specific allowances for these loans are done on a per loan basis as each loan is reviewed for impairment.  Updated appraisals are ordered on real estate loans and updated valuations are ordered on non real estate loans to determine actual market value.

At December 31, 2013, the consolidated allowance for loan losses amounted to approximately $5.7 million, or .98% of outstanding loans or 1.21% of loans excluding those booked at fair value due to business combination. At December 31, 2012, the allowance for loan losses amounted to approximately $4.7 million, which was 1.14% of outstanding loans. The Company’s provision for loan losses was $1,076,000 for the year ended December 31, 2013, compared to $1,228,000 for the year ended December 31, 2012.

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

The following tables illustrate the Company’s past due and nonaccrual loans at December 31, 2013 and 2012.

	December 31, 2013
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$478	$-	$212
Real Estate-mortgage	4,696	143	2,453
Real Estate-non farm nonresidential	252	-	507
Commercial	12	-	9
Consumer	115	16	-
Total	$5,553	$159	$3,181

	December 31, 2012
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$990	$-	$1,667
Real Estate-mortgage	3,045	147	1,174
Real Estate-non farm nonresidential	389	-	608
Commercial	88	-	135
Consumer	132	11	5
Total	$4,644	$158	$3,589

Total nonaccrual loans at December 31, 2013 amounted to $3.2 million which was a decrease of $.2 million from the December 31, 2012 amount of $3.4 million. Management believes these relationships were adequately reserved at December 31, 2013. Restructured loans not reported as past due or nonaccrual at December 31, 2013 amounted to $1.6 million.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming asset categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2013 and December 31, 2012, The First had potential problem loans of $17,070,000 and $19,164,000, respectively. This represents a decrease of $2,094,000.

Consolidated Allowance For Loan Losses

	Years Ended December 31,
	2013		2012		2011		2010		2009

Average loans outstanding	$583,200		$388,012		$354,295		$328,950		$320,495
Loans outstanding at year end	$583,302		$413,697		$387,929		$332,573		$318,795

Total nonaccrual loans	$3,181		$3,401		$5,125		$4,212		$4,367

Beginning balance of allowance	$4,727		$4,511		$4,617		$4,762		$4,785
Loans charged-off	(759)		(1,190)		(1,987)		(1,370)		(1,396)
Total loans charged-off	(759)		(1,190)		(1,987)		(1,370)		(1,396)
Total recoveries	684		178		413		242		167
Net loans charged-off	(75)		(1,012)		(1,574)		(1,128)		(1,229)
Acquisition	-		-		-		-		-
Provision for loan losses	1,076		1,228		1,468		983		1,206
Balance at year end	$5,728		$4,727		$4,511		$4,617		$4,762

Net charge-offs to average loans	.01%		.26%		.44%		.34%		.38%
Allowance as percent of total loans	.98%		1.14%		1.16%		1.39%		1.49%
Nonperforming loans as a percentage of total loans	.55%		.82%		1.32%		1.27%		1.37%
Allowance as a multiple of nonaccrual loans	1.8	X	1.4	X	.88	X	1.1	X	1.1	X

At December 31, 2013, the components of the allowance for loan losses consisted of the following:

Allowance
(In thousands)
Allocated:
Impaired loans	$849
Graded loans	4,879
$5,728

Graded loans are those loans or pools of loans assigned a grade by internal loan review.

The following table represents the activity of the allowance for loan losses for the years 2013 and 2012.

Analysis of the Allowance for Loan Losses

	Years Ended December 31,
	2013	2012
	(Dollars in thousands)

Balance at beginning of year	$4,727	$4,511
Charge-offs:
Real Estate-construction	(305)	(102)
Real Estate-mortgage	(152)	(559)
Real Estate-nonfarm nonresidential	(-)	(160)
Commercial	(105)	(166)
Consumer	(197)	(203)
Total	(759)	(1,190)
Recoveries:
Real Estate-construction	133	14
Real Estate-mortgage	393	37
Real Estate-nonfarm nonresidential	74	32
Commercial	18	25
Consumer	66	70
Total	684	178
Net Charge-offs	(75)	(1,012)
Provision for Loan Losses	1,076	1,228
Balance at end of year	$5,728	$4,727

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2013 and 2012.

Allocation of the Allowance for Loan Losses

	December 31, 2013
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$582	14.0%
Commercial Real Estate	3,384	57.2%
Consumer Real Estate	1,427	25.4%
Consumer	173	3.4%
Unallocated	162	-
Total	$5,278	100%

	December 31, 2012
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$420	13.3%
Commercial Real Estate	3,338	63.7%
Consumer Real Estate	810	19.0%
Consumer	151	4.0%
Unallocated	8	-
Total	$4,727	100%

Noninterest Income and Expense

Noninterest Income. The Company’s primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income increased $760,000 or 12.0% during 2013 to $7,083,000 from $6,324,000 for the year ended December 31, 2012. The deposit activity fees were $3,979,000 for 2013 compared to $3,432,000 for 2012. Other service charges decreased by $240,000 or 9.9% from $2,427,000 for the year ended December 31, 2012, to $2,187,000 for the year ended December 31, 2013. Impairment losses on investment securities were $0 for 2013 as compared to $0 for 2012.

Noninterest expense increased from $22.2 million for the year ended December 31, 2012 to $28.2 million for the year ended December 31, 2013. The Company experienced slight increases in most expense categories. The largest increase was in salaries and employee benefits, which increased by $2.9 million in 2013 as compared to 2012. These increases were due in part to the addition of the Baldwin County branches and staff.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense

	Years ended December 31,
	2013	2012	2011
	(In thousands)

Salaries and employee benefits	$14,855	$12,001	$9,679
Occupancy	2,351	1,797	1,356
Equipment	1,568	1,435	1,114
Marketing and public relations	451	329	353
Data processing	169	85	46
Supplies and printing	455	425	416
Telephone	731	533	346
Correspondent services	74	96	105
Deposit and other insurance	834	734	865
Professional and consulting fees	2,433	747	1,825
Postage	303	252	236
ATM fees	575	434	310
Other	3,366	3,296	2,219

Total	$28,165	$22,164	$18,870

Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2013 and 2012, respectively, average loans accounted for 68.0% and 59.8% of average earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $583.2 million during 2013, as compared to $388.0 million during 2012, and $354.3 million during 2011.

The following table shows the composition of the loan portfolio by category:

Composition of Loan Portfolio

	December 31,
	2013		2012		2011
		Percent		Percent		Percent
	Amount	Of Total	Amount	of Total	Amount	of Total
	(Dollars in thousands)
Mortgage loans held for sale	$3,680	0.6%	$5,585	1.4%	$2,906	0.7%
Commercial, financial and agricultural	81,792	14.0%	53,234	12.9%	48,385	12.5%
Real Estate:
Mortgage-commercial	212,388	36.4%	142,046	34.3%	138,943	35.8%
Mortgage-residential	202,343	34.7%	140,703	34.0%	117,692	30.3%
Construction	67,287	11.5%	57,529	13.9%	63,357	16.3%
Consumer and other	15,812	2.8%	14,600	3.5%	16,645	4.4%
Total loans	583,302	100%	413,697	100%	387,928	100%
Allowance for loan losses	(5,728)		(4,727)		(4,511)
Net loans	$577,574		$408,970		$383,417

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

The following table sets forth the Company's commercial and construction real estate loans maturing within specified intervals at December 31, 2013.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

	December 31, 2013
Type	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
	(In thousands)

Commercial, financial and agricultural	$49,237	$27,785	$4,770	$81,792
Real estate – construction	42,242	25,045	-	67,287
	$91,479	$52,830	$4,770	$149,079
Loans maturing after one year with:				$43,826
Fixed interest rates				13,774
Floating interest rates				$57,600

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities averaged $248.2 million in 2013, as compared to $235.8 million in 2012 and $134.8 million in 2011. This represents 29.0%, 36.4%, and 27.1% of the average earning assets for the years ended December 31, 2013, 2012, and 2011, respectively. At December 31, 2013, investment securities were $258.0 million and represented 30.1% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short-term U.S. Treasury or agency obligations. This objective is particularly important as the Company focuses on growing its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the carrying value of securities for the dates indicated.

Securities Portfolio

	December 31,
	2013	2012	2011
	(In thousands)
Available-for-sale
U. S. Government agencies	$108,148	$98,326	$103,004
States and municipal subdivisions	108,079	98,910	94,258
Corporate obligations	26,852	16,187	14,293
Mutual finds	972	970	974
Total available-for-sale	244,051	214,393	212,529
Held-to-maturity
U.S. Government agencies	2,438	2,470	2
States and municipal subdivisions	6,000	6,000	6,000
Total held-to-maturity	8,438	8,470	6,002
Total	$252,489	$222,863	$218,531

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2013.

Investment Securities Maturity Distribution and Yields (1)

	December 31, 2013
			After One But		After Five But
(Dollars in thousands)	Within One Year		Within Five Years		Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Held-to-maturity:
U.S. Government agencies (2)	$-	-	$-	-	$-	-	$-	-
States and municipal subdivisions	-	-	-	-	-	-	6,000	.93%
Total investment securities held-to-maturity	$-		$-		$-		$6,000
Available-for-sale:
U.S. Government agencies (3)	$3,566	.98%	$25,919	1.11%	$477	1.00%	$-	-
States and municipal subdivisions	12,662	2.70%	44,060	2.88%	30,738	4.05%	20,619	4.83%
Corporate obligations and other	2,035	1.50%	11,368	1.92%	7,686	2.71%	6,734	1.76%
Total investment securities available-for-sale	$18,263		$81,347		$38,901		$27,353

(1)	Investments with a call feature are shown as of the contractual maturity date.
(2)	Excludes mortgage-backed securities totaling $2.4 million with a yield of 2.63%.
(3)	Excludes mortgage-backed securities totaling $78.2 million with a yield of 2.27% and mutual funds of $1.0 million.

Short-Term Investments. Short-term investments, consisting of Federal Funds Sold, funds in due from banks and interest-bearing deposits with banks, averaged $18.6 million in 2013, $19.7 million in 2012, and $5.5 million in 2011. At December 31, 2013, and December 31, 2012, short-term investments totaled $967,000 and $1,064,000, respectively. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits. Average total deposits increased $125.1 million, or 26.3% in 2012. Average total deposits increased $160.0 million, or 26.6% in 2013. At December 31, 2013, total deposits were $780.0 million, compared to $596.6 million a year earlier, an increase of $183.3 million, or 30.7%.

The following table sets forth the deposits of the Company by category for the period indicated.

Deposits

	December 31,
(Dollars in thousands)	2013		2012		2011
		Percent of		Percent of		Percent of
	Amount	Deposits	Amount	Deposits	Amount	Deposits

Noninterest-bearing accounts	$173,793	22.3%	$109,624	18.4%	$107,129	18.7%
NOW accounts	240,514	30.8%	230,589	38.6%	200,210	34.9%
Money market accounts	107,564	13.8%	47,325	7.9%	43,296	7.6%
Savings accounts	55,113	7.1%	48,153	8.1%	45,644	8.0%
Time deposits less than $100,000	86,363	11.1%	69,115	11.6%	77,569	13.5%
Time deposits of $100,000 or over	116,624	14.9%	91,821	15.4%	99,546	17.3%
Total deposits	$779,971	100%	$596,627	100%	$573,394	100%

The Company’s loan-to-deposit ratio was 74.3% at December 31, 2013 and 68.4% at December 31, 2012. The loan-to-deposit ratio averaged 76.6% during 2013. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $663.3 million at December 31, 2013 and $504.8 million at December 31, 2012. Management anticipates that a stable base of deposits will be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company's certificates of deposit of $100,000 or more at December 31, 2013, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

Maturities of Certificates of Deposit

of $100,000 or More

		After Three
	Within Three	Through	After Twelve
(In thousands)	Months	Twelve Months	Months	Total

December 31, 2013	$28,701	$49,487	$38,436	$116,624

Borrowed Funds

Borrowed funds consist of advances from the Federal Home Loan Bank of Dallas, federal funds purchased and reverse repurchase agreements. At December 31, 2013, advances from the FHLB totaled $47.0 million compared to $31.8 million at December 31, 2012. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. There were no federal funds purchased at December 31, 2013 and December 31, 2012.

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $6,530,592 at December 31, 2013 and $6,421,762 at December 31, 2012. The maturity date of the remaining agreement is September 26, 2017 with a rate of 3.81%.

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

Capital

Total shareholders’ equity as of December 31, 2013, was $85.1 million, an increase of $19.2 million or approximately 29.2%, compared with shareholders' equity of $65.9 million as of December 31, 2012.

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

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 4%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and The First exceeded their minimum regulatory capital ratios as of December 31, 2013 and 2012.

Analysis of Capital

	Adequately	Well	The Company		The First
Capital Ratios	Capitalized	Capitalized	December 31,		December 31,
			2013	2012	2013	2012

Leverage	4.0%	5.0%	9.0%	8.6%	8.9%	8.4%
Risk-based capital:
Tier 1	4.0%	6.0%	12.5%	12.8%	12.4%	12.7%
Total	8.0%	10.0%	13.4%	13.8%	13.3%	13.6%

Ratios

	2013	2012	2011
Return on assets (net income applicable to common stockholders divided by average total assets)	.45%	.51%	.44%

Return on equity (net income applicable to common stockholders divided by average equity)	5.0%	5.7%	5.2%

Dividend payout ratio (dividends per share divided by net income per common share)	15.6%	12.9%	18.3%

Equity to asset ratio (average equity divided by average total assets)	9.0%	8.8%	8.4%

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

The Company's Federal Funds Sold position, which includes funds in due from banks and interest-bearing deposits with banks, is typically its primary source of liquidity, averaged $18.6 million during the year ended December 31, 2013 and totaled $10.9 million at December 31, 2013. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2013, advances available totaled approximately $181.8 million of which $47.0 million had been drawn, or used for letters of credit.

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

REPORT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

The First Bancshares, Inc.

Hattiesburg, Mississippi

We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc., as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2013. The management of The First Bancshares, Inc. is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The First Bancshares, Inc., as of December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ T. E. LOTT & COMPANY

Columbus, Mississippi
March 31, 2014

THE FIRST BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

	2013	2012

ASSETS

Cash and due from banks	$24,079,590	$20,225,123
Interest-bearing deposits with banks	14,205,335	9,587,601
Federal funds sold	967,000	1,064,000
Total cash and cash equivalents	39,251,925	30,876,724
Held-to-maturity securities (fair value of $9,624,427 in 2013 and $7,055,499 in 2012)	8,438,435	8,470,103
Available-for-sale securities	244,050,671	214,392,682
Other securities	5,533,850	3,437,750
Total securities	258,022,956	226,300,535
Loans held for sale	3,679,521	5,585,373
Loans, net of allowance for loan losses of $5,727,800 in 2013 and $4,726,618 in 2012	573,894,868	403,384,642
Interest receivable	3,291,887	2,887,287
Premises and equipment	32,071,741	22,242,838
Cash surrender value of life insurance	6,593,403	6,441,109
Goodwill	10,620,814	9,362,498
Other assets	13,462,960	14,304,274
Total assets	$940,890,075	$721,385,280

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$173,793,894	$109,624,640
Interest-bearing	606,177,141	487,001,945
Total deposits	779,971,035	596,626,585
Interest payable	399,976	212,041
Borrowed funds	52,000,000	36,770,773
Subordinated debentures	10,310,000	10,310,000
Other liabilities	13,100,724	11,580,415
Total liabilities	855,781,735	655,499,814
Stockholders’ Equity:
Preferred stock, no par value, $1,000 per share liquidation, 10,000,000 shares authorized; 17,123 shares issued and outstanding in 2013 and 2012, respectively	17,102,507	17,020,539
Common stock, par value $1 per share: 10,000,000 shares authorized; 5,122,941 and 3,133,596 shares issued and outstanding in 2013 and 2012, respectively	5,122,941	3,133,596
Additional paid-in capital	42,086,463	23,710,775
Retained earnings	22,508,918	19,951,173
Accumulated other comprehensive income (loss)	(1,248,844)	2,533,028
Treasury stock, at cost	(463,645)	(463,645)
Total stockholders’ equity	85,108,340	65,885,466
Total liabilities and stockholders’ equity	$940,890,075	$721,385,280

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
INTEREST INCOME
Interest and fees on loans	$25,736,169	$21,412,469
Interest and dividends on securities:
Taxable interest and dividends	3,279,367	2,744,643
Tax-exempt interest	2,140,084	2,040,412
Interest on federal funds sold	62,244	50,689
Interest on deposits in banks	100,169	82,716
Total interest income	31,318,033	26,330,929

INTEREST EXPENSE
Interest on time deposits of $100,000 or more	698,580	1,050,138
Interest on other deposits	1,601,024	2,016,490
Interest on borrowed funds	617,654	1,069,988
Total interest expense	2,917,258	4,136,616
Net interest income	28,400,775	22,194,313
Provision for loan losses	1,075,983	1,228,016
Net interest income after provision for loan losses	27,324,792	20,966,297

OTHER INCOME
Service charges on deposit accounts	3,979,159	3,431,579
Other service charges and fees	2,187,229	2,426,759
Bank owned life insurance income	152,294	170,918
Loss on sale of other real estate	(76,532)	(55,426)
Other	841,147	349,922
Total other income	7,083,297	6,323,752

OTHER EXPENSE
Salaries	12,216,098	10,059,380
Employee benefits	2,638,558	1,941,330
Occupancy	2,351,009	1,797,347
Furniture and equipment	1,568,113	1,435,153
Supplies and printing	455,443	425,086
Professional and consulting fees	2,433,111	746,941
Marketing and public relations	451,018	329,362
FDIC and OCC assessments	766,503	681,540
Other	5,285,148	4,747,764
Total other expense	28,165,001	22,163,903

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2013 AND 2012

Continued:	2013	2012

Income before income taxes	6,243,088	5,126,146
Income taxes	1,603,593	1,077,379

Net income	4,639,495	4,048,767
Preferred dividends and stock accretion	424,428	424,428
Net income applicable to common stockholders	$4,215,067	$3,624,339

Net income per share:
Basic	$1.07	$1.31
Diluted	1.06	1.29
Net income applicable to common stockholders:
Basic	$.98	$1.17
Diluted	.96	1.16

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012

Net income	$4,639,495	$4,048,767

Other comprehensive income (loss):
Unrealized gains on securities:
Unrealized holding gains (losses) arising during the period	(5,676,942)	3,022,776
Plus reclassification adjustment for losses included in net income	-	-
	(5,676,942)	3,022,776

Unrealized holding losses on loans held for sale	(55,967)	(36,365)

Income tax benefit (expense)	1,951,037	(1,015,380)

Other comprehensive income (loss)	(3,781,872)	1,971,031

Comprehensive income	$857,623	$6,019,798

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2013 AND 2012

	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accum- ulated Other Compre- hensive Income (Loss)	Treasury Stock	Total
Balance, January 1, 2012	$3,092,566	$16,938,571	$283,738	$23,220,493	$16,791,561	$561,997	$(463,645)	$60,425,281

Net income 2012	-	-	-	-	4,048,767	-	-	4,048,767
Other comprehensive income						1,971,031		1,971,031
Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(464,727)	-	-	(464,727)
Grant of restricted stock	42,795	-	-	(42,795)	-	-	-	-
Compensation cost on restricted stock	-	-	-	263,216	-	-	-	263,216
Preferred stock accretion	-	81,968	-	-	(81,968)	-	-	-
Repurchase of restricted stock for payment of taxes	(1,765)	-	-	(13,877)	-	-	-	(15,642)
Balance, December 31, 2012	$3,133,596	$17,020,539	$283,738	$23,427,037	$19,951,173	$2,533,028	$(463,645)	$65,885,466

Net income 2013	-	-	-	-	4,639,495	-	-	4,639,495
Other comprehensive income	-	-	-	-	-	(3,781,872)	-	(3,781,872)
Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(615,781)	-	-	(615,781)

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2013 AND 2012

Continued:	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accum- ulated Other Compre- hensive Income (Loss)	Treasury Stock	Total

Grant of restricted stock	39,913	-	-	(39,913)	-	-	-	-
Compensation cost on restricted stock	-	-	-	391,777	-	-	-	391,777
Preferred stock accretion	-	81,968	-	-	(81,968)	-	-	-
Repurchase of restricted stock for payment of taxes	(1,788)	-	-	(24,961)	-	-	-	(26,749)
Issuance of 1,951,220 common shares	1,951,220	-	-	18,048,785	(1,041,541)	-	-	18,958,464
Balance, December 31, 2013	$5,122,941	$17,102,507	$283,738	$41,802,725	$22,508,918	$(1,248,844)	$(463,645)	$85,108,340

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,639,495	$4,048,767
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,915,398	1,724,050
FHLB Stock dividends	(4,100)	(3,300)
Provision for loan losses	1,075,983	1,228,016
Deferred income taxes	1,707,403	(136,348)
Restricted stock expense	391,777	263,216
Increase in cash value of life insurance	(152,294)	(170,918)
Amortization and accretion, net	(107,170)	789,999
Writedown of bank property	193,073	-
Loss on sale/writedown of other real estate	350,023	526,957
Changes in:
Loans held for sale	2,671,885	(2,716,039)
Interest receivable	(54,600)	(115,611)
Other assets	4,412,575	3,255,806
Interest payable	(153,065)	(95,711)
Other liabilities	1,108,980	1,624,587
Net cash provided by operating activities	17,995,363	10,223,471

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities	(83,415,975)	(60,102,101)
Purchases of other securities	(2,780,100)	(1,409,300)
Purchases of held-to-maturity securities	-	(2,489,450)
Proceeds from maturities and calls of available-for-sale securities	52,237,989	59,198,136
Proceeds from redemption of other securities	788,200	620,100
Increase in loans	(50,100,144)	(29,994,973)
Net additions to premises and equipment	(746,724)	(448,274)
Cash received in excess of cash paid for acquisition	43,150,000	-
Net cash used in investing activities	(40,866,754)	(34,625,862)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposits	(1,971,438)	23,170,427
Proceeds from borrowed funds	47,000,000	133,340,000
Repayment of borrowed funds	(31,770,773)	(123,601,058)
Dividends paid on common stock	(600,452)	(453,105)
Dividends paid on preferred stock	(342,460)	(342,460)
Repurchase of restricted stock for payment of taxes	(26,749)	(15,642)
Issuance of 1,951,220 common shares, net	18,958,464	-
Net cash provided by financing activities	31,246,592	32,098,162

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2013 AND 2012

Continued:	2013	2012

Net increase in cash and cash equivalents	8,375,201	7,695,771
Cash and cash equivalents at beginning of year	30,876,724	23,180,953
Cash and cash equivalents at end of year	$39,251,925	$30,876,724

Supplemental disclosures:

Cash paid during the year for:
Interest	$2,729,323	$4,232,327
Income taxes	980,490	1,562,850

Non-cash activities:
Transfers of loans to other real estate	2,136,687	6,198,006
Issuance of restricted stock grants	39,913	42,795

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - NATURE OF BUSINESS

The First Bancshares, Inc. (the Company) is a bank holding company whose business is primarily conducted by its wholly-owned subsidiary, The First, A National Banking Association (the Bank). The Bank provides a full range of banking services in its primary market area of South Mississippi, South Alabama, and Bogalusa, Louisiana. The Company is regulated by the Federal Reserve Bank. Its subsidiary bank is subject to the regulation of the Office of the Comptroller of the Currency (OCC).

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

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2013, the required reserve balance on deposit with the Federal Reserve Bank was approximately $8,706,000.

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

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2013 and 2012.

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

A loan is considered impaired, in accordance with the impairment accounting guidance of Accounting Standards Codification (ASC) Section 310-10-35, Receivables, Subsequent Measurement, when—based upon current events and information—it is probable that the scheduled payments of principal and interest will not be collected in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral values, and the probability of collecting scheduled payments of principal and interest when due. Generally, impairment is measured on a loan by loan basis using the fair value of the supporting collateral.

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

Other real estate, carried in other assets in the consolidated balance sheets, consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses. At December 31, 2013 and 2012, other real estate totaled $4,470,249 and $6,782,422, respectively.

10.	Goodwill and Other Intangible Assets

Goodwill totaled $10,620,814 and $9,362,498 for the years ended December 31, 2013 and 2012, respectively.

Goodwill totaling $1,258,316 acquired during the year ended December 31, 2013 was a result of the acquisition of First National Bank of Baldwin County. Footnote C to these consolidated financial statements provides additional information on the acquisition during 2013.

The Company performed the required annual impairment tests of goodwill as of December 1, 2013. The Company’s annual impairment test did not indicate impairment as of the testing date, and subsequent to that date, management is not aware of any events or changes in circumstances since the impairment test that would indicate that goodwill might be impaired.

The Company’s acquisition method recognized intangible assets, which are subject to amortization, and included in other assets in the accompanying consolidated balance sheets, include core deposit intangibles, amortized on a straight-line basis, over a 10 year average life. The definite-lived intangible assets had the following carrying values at December 31, 2013 and 2012.

	2013			2012
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
(Dollars in thousands)
Core deposit intangibles	$3,775	$(1,098)	$2,677	$3,095	$(743)	$2,352

During 2013, the Company recorded $679,970 in core deposit intangible assets related to the deposits acquired in the Baldwin acquisition.

The related amortization expense of business combination related intangible assets is as follows:

(dollars in thousands)
Amount
Aggregate amortization expense for the year ended December 31:

2012	$309
2013	355

Estimated amortization expense for the year ending December 31:

2014	$377
2015	377
2016	360
2017	308
2018	308
Thereafter	947
$2,677

11.	Other Assets and Cash Surrender Value

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

ASC Topic 740, Income Taxes, provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. ASC Topic 740 requires an evaluation of tax positions to determine if the tax positions will more likely than not be sustainable upon examination by the appropriate taxing authority. The Company at December 31, 2013 and 2012, had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

14.	Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2013 and 2012, was $419,873 and $278,330, respectively.

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

The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations applicable to common stockholders:

	For the Year Ended			For the Year Ended
	December 31, 2013			December 31, 2012
	Net Income (Numerator)	Shares (Denominator)	Per Share Amount	Net Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic per common share	$4,215,067	4,319,485	$.98	$3,624,339	3,101,411	$1.17

Effect of dilutive shares:

Restricted Stock		53,445			23,856
	$4,215,067	4,372,930	$.96	$3,624,339	3,125,267	$1.16

The diluted per share amounts were computed by applying the treasury stock method.

18.	Reclassifications

Certain reclassifications have been made to the 2012 financial statements to conform with the classi-fications used in 2013. These reclassifications did not impact the Company's consolidated financial condition or results of operations.

19.	Accounting Pronouncements

In December 2011, the FASB issued ASU No. 2011-11, “Balance Sheet Disclosures about Offsetting Assets and Liabilities.” The ASU amends ASC Topic 210 by requiring additional improved information to be disclosed regarding financial instruments and derivative instruments that are offset in accordance with the conditions under ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. The amendment is effective for annual and interim reporting periods beginning on or after January 1, 2013. The disclosures required by the amendments should be applied retrospectively for all comparative periods presented. In January 2013, the FASB issued ASU No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The ASU clarifies that ordinary trade receivables and receivables are not in the scope of ASU 2011-11. Only derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in the Codification or subject to a master netting arrangement or similar agreement are applicable. The amendments did not have a material impact on the financial statements.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income – Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. These amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U. S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U. S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U. S. GAAP that provide additional details about these amounts. ASU 2013-02 was effective for interim and annual periods beginning after December 15, 2012. The Company adopted this standard on January 1, 2013. The effect of adopting this guidance increased the disclosures surrounding reclassification items, if any, out of accumulated other comprehensive income.

In February 2013, the FASB issued ASU No. 2013-04, “Liabilities – Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date.” The ASU requires entities to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date. The measurement is the sum of both the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. Required disclosures include a description of the joint-and-several arrangement and the total outstanding amount of the obligation for all joint parties. ASU 2013-04 is effective for interim and annual periods beginning on or after December 15, 2013. The ASU should be applied retrospectively to obligations existing at the beginning of an entity’s fiscal year of adoption. Early adoption is permitted. The Company is currently evaluating the possible effects of this guidance on its financial statement disclosures.

In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes – Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” The ASU requires an entity to present a unrecognized tax benefit, or a portion thereof, in the financial statements as a reduction to a deferred tax asset for an NOL carryforward, a similar tax loss, or a tax credit carryforward, except when the entity does not intend to use the deferred tax asset, or the item is not available as of the reporting date. ASU 2013-11 is effective for interim and annual periods beginning after December 15, 2013. Early adoption and retrospective application is permitted. The Company is currently evaluating the possible effects of this guidance on its financial statements.

NOTE C – BUSINESS COMBINATION

On April 30, 2013, the Company completed the acquisition of all of the outstanding shares of First National Bank of Baldwin County, a wholly-owned subsidiary of First Baldwin Bancshares, Inc., an Alabama corporation, which included five (5) branches and (1) loan production office located on the Alabama Gulf Coast in Baldwin County, Alabama.

In connection with the acquisition, the Company recorded $1.3 million of goodwill and $.7 million of core deposit intangible. The core deposit intangible will be expensed over 10 years. The Company acquired the $124.2 million loan portfolio at a fair value discount of $.5 million. The discount represents expected credit losses, adjustments to market interest rates and liquidity adjustments.

The amounts of the acquired identifiable assets and liabilities as of the acquisition date were as follows (dollars in thousands):

Purchase price:
Cash	$3,300
Total purchase price	3,300
Identifiable assets:
Cash and due from banks	46,450
Investments	2,508
Loans and leases	124,165
Other Real Estate	87
Core deposit intangible	680
Personal and real property	10,655
Deferred tax asset	2,969
Other assets	1,034
Total assets	188,548
Liabilities and equity:
Deposits	185,771
Other liabilities	736
Total liabilities	186,507
Net assets acquired	2,041
Goodwill resulting from acquisition	$1,259

The outstanding principal balance and the carrying amount of these loans included in the consolidated balance sheet at December 31, 2013, are as follows (dollars in thousands):

Outstanding principal balance	$108,639
Carrying amount	108,441

All loans obtained in the acquisition reflect no specific evidence of credit deterioration and very low probability that the Company would be unable to collect all contractually required principal and interest payments.

The amount of the revenue and earnings included in the Company’s consolidated income statement for the year ended December 31, 2013, reflect only amounts from the acquisition date of April 30, 2013, through December 31, 2013. Historical financial information related to each loan and deposit acquired was impractical to determine due to retrospective application requiring significant estimates of amounts that cannot be independently substantiated. Further, we believe it is impossible to distinguish objectively information about those estimates that provides evidence of circumstances that existed on the dates at which those amounts would be recognized and measured under retrospective application.

Expenses associated with the acquisition were $30,000 and $1,439,000 for the three and twelve month periods ended December 31, 2013, respectively. These costs included system conversion and integrating operations charges as well as legal and consulting expenses, which have been expensed as incurred.

NOTE D – SECURITIES

A summary of the amortized cost and estimated fair value of available-for-sale securities and held-to-maturity securities at December 31, 2013 and 2012, follows:

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government Agencies	$29,963,634	$122,764	$124,491	$29,961,907
Tax-exempt and taxable obligations of states and municipal subdivisions	107,676,085	1,937,586	1,535,036	108,078,635
Mortgage-backed securities	78,770,400	810,370	1,394,067	78,186,703
Corporate obligations	28,210,148	223,776	1,582,001	26,851,923
Other	1,255,483	-	283,980	971,503
	$245,875,750	$3,094,496	$4,919,575	$244,050,671
Held-to-maturity securities:
Mortgage-backed securities	$2,438,435	$-	$74,008	$2,364,427
Taxable obligations of states and municipal subdivisions	6,000,000	1,260,000	-	7,260,000
	$8,438,435	$1,260,000	$74,008	$9,624,427

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$36,148,002	$231,810	$20,735	$36,359,077
Tax-exempt and taxable obligations of states and municipal subdivisions	95,113,063	3,823,242	26,121	98,910,184
Mortgage-backed securities	60,384,181	1,596,672	14,364	61,966,489
Corporate obligations	17,640,092	298,471	1,751,814	16,186,749
Other	1,255,483	-	285,300	970,183
	$210,540,821	$5,950,195	$2,098,334	$214,392,682
Held-to-maturity securities:
Mortgage-backed securities	$2,470,103	$84,796	$-	$2,554,899
Taxable obligations of states and municipal subdivisions	6,000,000	-	1,499,400	4,500,600
	$8,470,103	$84,796	$1,499,400	$7,055,499

The scheduled maturities of securities at December 31, 2013, were as follows:

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due less than one year	$18,172,801	$18,263,173	$-	$-
Due after one year through five years	80,376,374	81,347,356	-	-
Due after five years through ten years	38,986,734	38,900,600	-	-
Due after ten years	29,569,441	27,352,839	6,000,000	7,260,000
Mortgage-backed securities	78,770,400	78,186,703	2,438,435	2,364,427
	$245,875,750	$244,050,671	$8,438,435	$9,624,427

Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

No gain or loss was realized from the sale of available-for-sale securities in 2013 or in 2012. No other-than-temporary impairment losses were recognized for the years ended 2013 and 2012.

Securities with a carrying value of $197,611,193 and $159,725,903 at December 31, 2013 and 2012, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

The details concerning securities classified as available-for-sale with unrealized losses as of December 31, 2013 and 2012, were as follows:

46

	2013
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$6,898,945	$124,491	$-	$-	$6,898,945	$124,491
Tax-exempt and tax- able obligations of states and municipal subdivisions	37,725,915	1,523,780	1,297,792	11,256	39,023,707	1,535,036
Mortgage-backed securities	39,540,663	1,394,067	-	-	39,540,663	1,394,067
Corporate obligations	10,814,405	174,210	3,386,225	1,407,791	14,200,630	1,582,001
Other	-	-	971,503	283,980	971,503	283,980
	$94,979,928	$3,216,548	$5,655,520	$1,703,027	$100,635,448	$4,919,575

	2012
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$5,063,924	$20,735	$-	$-	$5,063,924	$20,735
Tax-exempt and tax- able obligations of states and municipal subdivisions	4,556,699	26,000	254,605	121	4,811,304	26,121
Mortgage-backed securities	-	-	236,886	14,364	236,886	14,364
Corporate obligations	978,600	1,764	2,668,168	1,750,050	3,646,768	1,751,814
Other	-	-	970,183	285,300	970,183	285,300
	$10,599,223	$48,499	$4,129,842	$2,049,835	$14,729,065	$2,098,334

Approximately 38% of the number of securities in the investment portfolio at December 31, 2013, reflected an unrealized loss. Management is of the opinion the Company has the ability to hold these securities until such time as the value recovers or the securities mature. Management also believes the deterioration in value is attributable to changes in market interest rates and lack of liquidity in the credit markets. We have determined that these securities are not other-than-temporarily impaired based upon anticipated cash flows.

NOTE E - LOANS

Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2013 and December 31, 2012, respectively, loans accounted for 68.1% and 63.6% of earning assets. The Company controls and mitigates the inherent credit and liquidity risks through the composition of its loan portfolio.

The following table shows the composition of the loan portfolio by category:

	December 31, 2013		December 31, 2012
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Mortgage loans held for sale	$3,680	0.6%	$5,585	1.4%
Commercial, financial and agricultural	81,792	14.0	53,234	12.9
Real Estate:
Mortgage-commercial	212,388	36.4	142,046	34.3
Mortgage-residential	202,343	34.7	140,703	34.0
Construction	67,287	11.5	57,529	13.9
Consumer and other	15,812	2.8	14,600	3.5
Total loans	583,302	100%	413,697	100%
Allowance for loan losses	(5,728)		(4,727)
Net loans	$577,574		$408,970

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

Activity in the allowance for loan losses for December 31, 2013 and 2012 is as follows:

(In thousands)

	2013	2012

Balance at beginning of period	$4,727	$4,511
Loans charged-off:
Real Estate	(457)	(821)
Installment and Other	(197)	(203)
Commercial, Financial and Agriculture	(105)	(166)
Total	(759)	(1,190)
Recoveries on loans previously charged-off:
Real Estate	600	83
Installment and Other	66	70
Commercial, Financial and Agriculture	18	25
Total	684	178
Net Charge-offs	(75)	(1,012)
Provision for Loan Losses	1,076	1,228
Balance at end of period	$5,728	$4,727

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2013 and December 31, 2012.

Allocation of the Allowance for Loan Losses

	December 31, 2013
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$582	14.0%
Commercial Real Estate	3,384	57.2
Consumer Real Estate	1,427	25.4
Consumer	173	3.4
Unallocated	162	-
Total	$5,728	100%

	December 31, 2012
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$420	13.3%
Commercial Real Estate	3,338	63.7
Consumer Real Estate	810	19.0
Consumer	151	4.0
Unallocated	8	-
Total	$4,727	100%

The following table represents the Company’s impaired loans at December 31, 2013 and December 31, 2012. This table excludes performing troubled debt restructurings.

	December 31,	December 31,
	2013	2012
	(In thousands)
Impaired Loans:
Impaired loans without a valuation allowance	$759	$1,445
Impaired loans with a valuation allowance	4,071	2,144
Total impaired loans	$4,830	$3,589
Allowance for loan losses on impaired loans at period End	849	936
Total nonaccrual loans	3,181	3,401

Past due 90 days or more and still accruing	159	158
Average investment in impaired loans	4,007	2,979

The following table is a summary of interest recognized and cash-basis interest earned on impaired loans for the years ended December 31, 2013 and December 31, 2012:

	2013	2012

Average of individually impaired loans during period	$3,811	$2,979
Interest income recognized during Impairment	-	-
Cash-basis interest income Recognized	148	50

The gross interest income that would have been recorded in the period that ended if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the twelve months for the years ended December 31, 2013 and 2012, was $43,000 and $81,000, respectively. The Company had no loan commitments to borrowers in non-accrual status at December 31, 2013 and 2012.

The following tables provide the ending balances in the Company's loans (excluding mortgage loans held for sale) and allowance for loan losses, broken down by portfolio segment as of December 31, 2013 and December 31, 2012. The tables also provide additional detail as to the amount of our loans and allowance that correspond to individual versus collective impairment evaluation. The impairment evaluation corresponds to the Company's systematic methodology for estimating its Allowance for Loan Losses.

December 31, 2013

		Installment	Commercial,
		and	Financial and
	Real Estate	Other	Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$4,709	$39	$82	$4,830
Collectively evaluated	473,832	19,725	81,236	574,793
Total	$478,541	$19,764	$81,318	$579,623

Allowance for Loan Losses
Individually evaluated	$804	$35	$10	$849
Collectively evaluated	4,007	300	572	4,879
Total	$4,811	$335	$582	$5,728

December 31, 2012

		Installment	Commercial,
	Real Estate	And Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$4,111	$55	$221	$4,387
Collectively evaluated	333,298	16,401	54,025	403,724
Total	$337,409	$16,456	$54,246	$408,111

Allowance for Loan Losses
Individually evaluated	$917	$110	$76	$1,103
Collectively evaluated	3,231	49	344	3,624
Total	$4,148	$159	$420	$4,727

The following tables provide additional detail of impaired loans broken out according to class as of December 31, 2013 and 2012. The recorded investment included in the following table represents customer balances net of any partial charge-offs recognized on the loans, net of any deferred fees and costs. As nearly all of our impaired loans at December 31, 2013 are on nonaccrual status, recorded investment excludes any insignificant amount of accrued interest receivable on loans 90-days or more past due and still accruing. The unpaid balance represents the recorded balance prior to any partial charge-offs.

December 31, 2013

				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial installment	$3	$3	$-	$45	$-
Commercial real estate	353	353	-	1,035	8
Consumer real estate	341	399	-	262	9
Consumer installment	4	4	-	5	-
Total	$701	$759	$-	$1,347	$17

Impaired loans with a related allowance:
Commercial installment	$79	$79	$10	$42	$6
Commercial real estate	2,685	2,685	400	2,147	100
Consumer real estate	1,202	1,272	404	1,019	21
Consumer installment	35	35	35	36	4
Total	$4,001	$4,071	$849	$3,244	$131

Total Impaired Loans:
Commercial installment	$82	$82	$10	$87	$6
Commercial real estate	3,038	3,038	400	3,182	108
Consumer real estate	1,543	1,671	404	1,281	30
Consumer installment	39	39	35	41	4
Total Impaired Loans	$4,702	$4,830	$849	$4,591	$148

December 31, 2012

				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial installment	$15	$15	$-	$46	$-
Commercial real estate	1,013	1,529	-	1,004	39
Consumer real estate	106	969	-	168	8
Consumer installment	311	311	-	156	1
Total	$1,445	$2,824	$-	$1,374	$48

Impaired loans with a related allowance:
Commercial installment	$203	$203	$73	$173	$8
Commercial real estate	1,549	1,549	747	1,546	38
Consumer real estate	44	44	44	72	4
Consumer installment	348	348	72	197	2
Total	$2,144	$2,144	$936	$1,988	$52

Total Impaired Loans:
Commercial installment	$218	$218	$73	$219	$8
Commercial real estate	2,562	3,078	747	2,550	77
Consumer real estate	150	1,013	44	240	12
Consumer installment	659	659	72	353	3
Total Impaired Loans	$3,589	$4,968	$936	$3,362	$100

The following tables provide additional detail of troubled debt restructurings at December 31, 2013.

	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
	(in thousands except number of loans)

Commercial installment	$-	$-	-	$-
Commercial real estate	858	858	3	53
Consumer real estate	66	65	1	2
Consumer installment	-	-	-	-
Total	$924	$923	4	$55

The balance of troubled debt restructurings at December 31, 2013 was $2.2 million, calculated for regulatory reporting purpose. Of these amounts, $1.6 million were performing in accordance with the modified terms. The remaining $.6 million are on non-accrual. There was $80,000 in specific reserves established with respect to these loans as of December 31, 2013. As of December 31, 2013, the Company had no additional amount committed on any loan classified as troubled debt restructuring.

The recorded investment in loans for which the allowance for loan losses was previously measured under a general allowance for loan losses methodology and are now impaired under ASC Section 310-10-35 was $1,305,000. The allowance for loan losses associated with those loans on the basis of a current evaluation of loss was $80,000. All loans were performing as agreed with modified terms.

During the twelve month period ending December 31, 2013, the terms of 4 loans were modified as a TDRs. The modifications included one of the following or a combination of the following: maturity date extensions, interest only payments, amortizations were extended beyond what would be available on similar type loans, and payment waiver. No interest rate concessions were given on these nor were any of these loans written down.

The following tables summarize by class our loans classified as past due in excess of 30 days or more in addition to those loans classified as non-accrual:

	December 31, 2013
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$478	$-	$212	$690	$67,287
Real Estate-mortgage	4,696	143	2,453	7,292	202,343
Real Estate-non farm nonresidential	252	-	507	759	212,388
Commercial	12	-	9	21	81,792
Consumer	115	16	-	131	15,813
Total	$5,553	$159	$3,181	$8,893	$579,623

	December 31, 2012
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$990	$-	$1,667	$2,657	$57,529
Real Estate-mortgage	3,045	147	986	4,178	140,702
Real Estate-non farm nonresidential	389	-	608	997	142,046
Commercial	88	-	135	223	53,234
Consumer	132	11	5	148	14,600
Total	$4,644	$158	$3,401	$8,203	$408,111

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

As of December 31, 2013 and December 31, 2012, and based on the most recent analysis performed, the risk category of loans by class of loans (excluding mortgage loans held for sale) was as follows:

(In thousands)
December 31, 2013

				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total

Pass	$316,573	$145,787	$19,725	$80,087	$562,172
Special Mention	4,084	32	-	1,033	5,149
Substandard	10,972	1,426	39	225	12,662
Doubtful	-	-	-	-	-
Subtotal	331,629	147,245	19,764	81,345	579,983
Less:
Unearned Discount	236	97	-	27	360

Loans, net of unearned discount	$331,393	$147,148	$19,764	$81,318	$579,623

December 31, 2012

				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total

Pass	$241,926	$76,206	$16,426	$53,880	$388,438
Special Mention	5,653	144	17	-	5,814
Substandard	12,606	1,059	15	320	14,000
Doubtful	-	-	-	60	60
Subtotal	260,185	77,409	16,458	54,260	408,312
Less:
Unearned Discount	91	94	2	14	201

Loans, net of unearned discount	$260,094	$77,315	$16,456	$54,246	$408,111

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

	2013	2012

Premises:
Land	$9,891,750	$7,226,252
Buildings and improvements	22,966,215	15,697,160
Equipment	9,558,090	6,954,110
Construction in progress	32,985	11,473
	42,449,040	29,888,995
Less accumulated depreciation and amortization	10,377,299	7,646,157
	$32,071,741	$22,242,838

The amounts charged to operating expense for depreciation were $1,379,748 and $1,195,877 in 2013 and 2012, respectively.

NOTE G - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more as of December 31, 2013 and 2012 was $116,623,516 and $91,821,044, respectively.

At December 31, 2013, the scheduled maturities of time deposits included in interest-bearing deposits were as follows (in thousands):

Year	Amount

2014	$134,350
2015	34,571
2016	12,972
2017	13,373
2018	7,721
Thereafter	-
$202,987

NOTE H - BORROWED FUNDS

Borrowed funds consisted of the following:

	December 31,
	2013	2012

Reverse Repurchase Agreement	$5,000,000	$5,000,000
FHLB advances	47,000,000	31,770,773
	$52,000,000	$36,770,773

Advances from the FHLB have maturity dates ranging from January 2014 through June, 2019. Interest is payable monthly at rates ranging from 0.13% to 2.22%. Advances due to the FHLB are collateralized by a blanket lien on first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. At December 31, 2013, FHLB advances available and unused totaled $134,844,839.

Future annual principal repayment requirements on the borrowings from the FHLB at December 31, 2013, were as follows:

Year	Amount

2014	$41,000,000
2015	3,000,000
2016	-
2017	-
2018	-
2019	3,000,000
$47,000,000

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $6,530,592 at December 31, 2013 and $6,421,762 at December 31, 2012. The maturity date of the remaining agreement is September 26, 2017 with a rate of 3.81%.

NOTE I – LEASE OBLIGATIONS

The Company is committed under several long-term operating leases which provide for minimum lease payments. Certain leases contain options for renewal. Total rental expense under these operating leases amounted to $249,000 and $125,000 as of December 31, 2013 and 2012, respectively.

The Company is also committed under one long-term capital lease agreement. The capital lease agreement had an outstanding balance of $1,286,000 and $1,415,000 at December 31, 2013 and 2012, respectively (included in other liabilities). This lease has a remaining term of 8 years at December 31, 2013. Assets related to the capital lease are included in premises and equipment and the cost consists of $2.6 million less accumulated depreciation of approximately $605,712 and $346,110 at December 31, 2013 and 2012, respectively.

Minimum future lease payments for the operating and capital leases at December 31, 2013 were as follows:

	Operating
	Leases	Capital Lease
	(In thousands)

2014	$265	$166
2015	236	166
2016	229	168
2017	167	191
2018	126	191
Thereafter	816	557

Total Minimum Lease Payments	$1,839	$1,439

Less: Amounts representing interest		(153)

Present value of minimum lease payments		$1,286

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

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage). Management believes, as of December 31, 2013, that the Company and its subsidiary bank exceeded all capital adequacy requirements.

At December 31, 2013 and 2012, the subsidiary bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization. The actual capital amounts and ratios at December 31, 2013 and 2012, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2013
Total risk-based	$88,503	13.4%	$87,707	13.3%
Tier I risk-based	82,755	12.5%	81,979	12.4%
Tier I leverage	82,755	9.0%	81,979	8.9%

December 31, 2012
Total risk-based	$66,080	13.8%	$65,046	13.6%
Tier I risk-based	61,353	12.8%	60,319	12.7%
Tier I leverage	61,353	8.6%	60,319	8.4%

The minimum amounts of capital and ratios as established by banking regulators at December 31, 2013 and 2012, were as follows:

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2013
Total risk-based	$53,029	8.0%	$52,935	8.0%
Tier I risk-based	26,514	4.0%	26,467	4.0%
Tier I leverage	37,002	4.0%	36,956	4.0%

December 31, 2012
Total risk-based	$38,271	8.0%	$38,161	8.0%
Tier I risk-based	19,135	4.0%	19,080	4.0%
Tier I leverage	28,712	4.0%	28,661	4.0%

The Company’s dividends, if any, are expected to be made from dividends received from its subsidiary bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years.

NOTE K - INCOME TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2013	2012
Current:
Federal (benefit)	$(88,073)	$1,000,418
State (benefit)	(15,737)	213,309
Deferred (benefit)	1,707,403	(136,348)
	$1,603,593	$1,077,379

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2013		2012
	Amount	%	Amount	%

Income taxes at statutory rate	$2,122,650	34%	$1,742,890	34%
Tax-exempt income	(797,167)	(13)%	(745,595)	(15)%
Nondeductible expenses	326,871	5%	233,006	5%
State income tax, net of federal tax effect	(10,386)	-	92,156	2%
Tax credits	-	-	(295,800)	(6)%
Other, net	(38,375)	-	50,722	1%
	$1,603,593	26%	$1,077,379	21%

The components of deferred income taxes included in the consolidated financial statements were as follows:

	December 31,
	2013	2012
Deferred tax assets:
Allowance for loan losses	$1,980,194	$1,489,546
Net operating loss carryover	1,313,501	652,061
Unrealized loss on available-for-sale securities	620,527	-
Other	1,113,761	870,831
	5,027,983	3,012,438
Deferred tax liabilities:
Securities	(97,917)	(89,426)
Premises and equipment	(684,787)	(986,689)
Unrealized gain on available-for-sale securities	-	(1,309,633)
Core deposit intangible	(239,364)	(58,358)
Goodwill	(498,612)	(281,036)
	(1,520,680)	(2,725,142)
Net deferred tax asset, included in other assets	$3,507,303	$287,296

With the acquisition of Wiggins in 2006 and Baldwin in 2013, the Company assumed federal tax net operating loss carryovers. These net operating losses are available to the Company through the year 2023 and 2033, respectively.

The Company follows the guidance of ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2013, the Company had no uncertain tax positions that it believes should be recognized in the financial statements. The tax years still subject to examination by taxing authorities are years subsequent to 2008.

NOTE L - EMPLOYEE BENEFITS

The Company and its subsidiary bank provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of six percent or less, the Company and its subsidiary bank provide a 50% matching contribution. Contributions totaled $248,355 in 2013 and $189,519 in 2012.

The Company sponsors an Employee Stock Ownership Plan (ESOP) for employees who have completed one year of service for the Company and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are at the discretion of the Board of Directors. At December 31, 2013, the ESOP held 6,022 shares of Company common stock and had no debt obligation. All shares held by the plan were considered outstanding for net income per share purposes. Total ESOP expense was $22,785 for 2013 and $20,310 for 2012.

NOTE M - STOCK PLANS

In 2007, the Company adopted the 2007 Stock Incentive Plan.  The 2007 Plan provides for the issuance of up to 315,000 shares of Company Common Stock, $1.00 par value per share.  Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.  Through the year ended December 31, 2009, no shares were issued under this Plan. During the year ended December 31, 2012, 42,785 nonvested restricted stock awards were granted under the Plan. During the year ended December 31, 2013, 52,653 nonvested restricted stock awards were granted under the Plan and 12,740 stock awards were forfeited due to separation. During 2013, 1,788 shares were repurchased for payment of taxes. The weighted average grant-date fair value for these shares was $11.57 per share. Compensation costs in the amount of $391,777 was recognized for the year ended December 31, 2013 and $263,216 for the year ended December 31, 2012. Shares of restricted stock granted to employees under this stock plan are subject to restrictions as to the vesting period. The restricted stock award becomes 100% vested on the earliest of 1) the three year vesting period provided the Grantee has not incurred a termination of employment prior to that date, 2) the Grantee’s retirement, or 3) the Grantee’s death. During this period, the holder is entitled to full voting rights and dividends. As of December 31, 2013, there was approximately $632,000 of unrecognized compensation cost related to this Plan. The cost is expected to be recognized over the remaining term of the vesting period (approximately 2 years).

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

NOTE O - TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2013, and 2012.

NOTE P - RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank makes loans to its directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. Such loans amounted to approximately $8,977,000 and $9,683,000 at December 31, 2013 and 2012, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2013, is summarized as follows (in thousands):

Loans outstanding at beginning of year	$9,683
New loans	576
Repayments	(1,282)
Loans outstanding at end of year	$8,977

NOTE Q - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The subsidiary bank had outstanding letters of credit of $675,000 and $574,000 at December 31, 2013 and 2012, respectively, and had made loan commitments of approximately $113,372,000 and $63,583,000 at December 31, 2013 and 2012, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the two years ended December 31, 2013, nor are any significant losses as a result of these transactions anticipated.

The primary market area served by the Bank is Forrest, Lamar, Jones, Pearl River, Jackson, Hancock, Stone, and Harrison Counties within South Mississippi, as well as Washington Parish and St. Tammany Parish in Louisiana and Baldwin County in South Alabama. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2013, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the Bank’s loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

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

The following table presents the Company’s available-for-sale securities that are measured at fair value on a recurring basis and the level within the hierarchy in which the fair value measurements fell as of December 31, 2013 and December 31, 2012 (in thousands):

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2013
Obligations of U.S. Government agencies	$29,962	$-	$29,962	$-
Municipal securities	108,078	-	108,078	-
Mortgage-backed securities	78,187	-	78,187	-
Corporate obligations	26,852	-	24,054	2,798
Other	972	972	-	-
Total	$244,051	$972	$240,281	$2,798

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2012
Obligations of U.S. Government agencies	$36,359	$-	$36,359	$-
Municipal securities	98,910	-	98,910	-
Mortgage-backed securities	61,967	-	61,967	-
Corporate obligations	16,187	-	13,519	2,668
Other	970	970	-	-
Total	$214,393	$970	$210,755	$2,668

The following is a reconciliation of activity for assets measured at fair value based on significant unobservable (non-market) information.

(In thousands)	Bank-Issued Trust Trust Preferred Securities
	2013	2012
Balance of recurring Level 3 assets at January 1	$2,668	$2,252
Transfers into Level 3	-	-
Transfers out of Level 3	-	-
Unrealized income included in comprehensive income	130	416
Balance of recurring Level 3 assets at December 31	$2,798	$2,668

The following table presents quantitative information about recurring Level 3 fair value measurements (in thousands):

Trust Preferred Securities	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs
December 31, 2013	$2,798	Discounted cash flow	Probability of default	0 – 100%
December 31, 2012	2,668	Discounted cash flow	Probability of default	0 – 100%

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

Other Real Estate Owned

Other real estate owned consists of properties obtained through foreclosure. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Fair value of other real estate owned is based on current independent appraisals. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through other income. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other income. Other real estate owned measured at fair value on a non-recurring basis at December 31, 2013, amounted to $4.5 million. Other real estate owned is classified within Level 2 of the fair value hierarchy.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fell at December 31, 2013 and December 31, 2012 (in thousands).

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2013

Impaired loans	$4,830	$-	$4,830	$-
Other real estate owned	4,470	-	4,470	-

December 31, 2012

Impaired loans	$3,589	$-	$3,589	$-
Other real estate owned	6,782	-	6,782	-

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Cash Equivalents – For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment in securities available-for-sale and held-to-maturity – The fair value measurement for securities available-for-sale was discussed earlier. The same measurement approach was used for securities held-to-maturity and other securities.

Loans – The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Bank-owned Life Insurance – The fair value of bank-owned life insurance approximates the carrying amount, because upon liquidation of these investments, the Company would receive the cash surrender value which equals the carrying amount.

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

As of December 31, 2013			Fair Value Measurements
	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:
Assets:
Cash and cash equivalents	$39,252	$39,252	$39,252	$-	$-
Securities available-for-sale	244,051	244,051	972	240,281	2,798
Securities held-to-maturity	8,438	9,624	-	9,624	-
Other securities	5,534	5,534	-	5,534	-
Loans, net	577,574	590,866	-	-	590,866
Bank-owned life insurance	6,593	6,593	-	6,593	-

Liabilities:
Noninterest-bearing deposits	$144,624	$144,624	$-	$144,624	$-
Interest-bearing deposits	635,347	634,907	-	634,907	-
Subordinated debentures	10,310	10,310	-	-	10,310
FHLB and other borrowings	52,000	52,000	-	52,000	-

As of December 31, 2012			Fair Value Measurements
	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:
Assets:
Cash and cash equivalents	$30,877	$30,877	$30,877	$-	$-
Securities available-for-sale	214,393	214,393	970	210,755	2,668
Securities held-to-maturity	8,470	7,055	-	7,055	-
Other securities	3,438	3,438	-	3,438	-
Loans, net	408,970	422,029	-	-	422,029
Bank-owned life insurance	6,441	6,441	-	6,441	-

Liabilities:
Noninterest-bearing deposits	$109,625	$109,625	$-	$109,625	$-
Interest-bearing deposits	487,002	487,599	-	487,599	-
Subordinated debentures	10,310	10,310	-	-	10,310
FHLB and other borrowings	36,771	36,771	-	36,771	-

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

NOTE T - SUBSEQUENT EVENTS

On March 3, 2014, The First Bancshares, Inc. a Mississippi corporation (“The First”) entered into an Agreement and Plan of Merger (the “Agreement”) with BCB Holding Company, Inc. an Alabama corporation (“BCB”) and parent of Bay Bank, Mobile, Alabama. The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, BCB will merge with and into The First (the “Merger”) and Bay Bank will merge with and into The First, A National Banking Association (“Bank Merger”). Subject to the terms and conditions of the Agreement, which has been approved by the Boards of Directors of The First and BCB, each outstanding share of BCB common stock, other than shares held by The First or BCB, or, shares with respect to which the holders thereof have perfected dissenters’ rights, will receive (i) for the BCB common stock that was outstanding prior to August 1, 2013, $3.60 per share which may be received in cash or The First common stock provided that at least 30% of the aggregate consideration paid to such shareholders is in FBMS common stock and one non-transferable contingent value right (“CVR”) of the CVR Consideration, and (ii) for the BCB common stock that was issued on August 1, 2013, $2.25 per share in cash. Each CVR is eligible to receive a cash payment equal to up to $0.40, with the exact amount based on the resolution of certain identified BCB loans over a three-year period following the closing of the transaction. Payout of the CVR will be overseen by a special committee of the FBMS Board of Directors. FBMS will also either assume or redeem in full a note payable by BCB to Alostar Bank as well as the preferred stock issued under the U.S. Treasury’s Capital Purchase Program. The total consideration to be paid in connection with the acquisition will range between approximately $6,239,890 and $6,611,762 depending upon the payout of the CVR as well as the price of the FBMS common stock on the closing of the transaction, which is subject to a cap and a collar regarding its price.

The transaction is expected to close in the second quarter of 2014.

Concurrently, The First and BCB will enter into an agreement and plan of merger pursuant to which BCB’s wholly-owned subsidiary, Bay Bank, will be merged with and into The First’s wholly-owned subsidiary, The First, A National Banking Association.

NOTE U - PARENT COMPANY FINANCIAL INFORMATION

The balance sheets, statements of income and cash flows for The First Bancshares, Inc. (parent company only) follow.

Condensed Balance Sheets

	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$8,314	$48,525
Investment in subsidiary bank	94,311,642	74,851,305
Investments in statutory trusts	310,000	310,000
Other securities	100,000	100,000
Premises and equipment	368,623	368,623
Other	511,742	599,192
	$95,610,321	$76,277,645
Liabilities and Stockholders’ Equity:
Subordinated debentures	10,310,000	10,310,000
Other	191,981	82,179
Stockholders’ equity	85,108,340	65,885,466
	$95,610,321	$76,277,645

Condensed Statements of Income

	Years Ended December 31,
	2013	2012
Income:
Interest and dividends	$5,610	$6,212
Dividend income	3,100,000	980,000
Other	-	-
	3,105,610	986,212
Expenses:
Interest on borrowed funds	186,581	206,594
Legal	773,163	112,203
Other	810,323	404,447
	1,770,067	723,244
Income before income taxes and equity in undistributed income of subsidiary	1,335,543	262,968
Income tax benefit	511,743	169,274
Income before equity in undistributed income of subsidiary	1,847,286	432,242
Equity in undistributed income of subsidiary	2,792,209	3,616,525

Net income	$4,639,495	$4,048,767

Condensed Statements of Cash Flows

	Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$4,639,495	$4,048,767
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed income of subsidiary	(2,792,209)	(3,616,525)
Restricted stock expense	391,777	263,216
Other, net	181,923	157,883
Net cash provided by operating activities	2,420,986	853,341

Cash flows from investing activities:
Investment in subsidiary bank	(20,450,000)	-
Net cash used in investing activities	(20,450,000)	-

Cash flows from financing activities:
Dividends paid on common stock	(600,452)	(453,105)
Dividends paid on preferred stock	(342,460)	(342,460)
Repurchase of restricted stock for payment of taxes	(26,749)	(15,642)
Issuance of 1,951,220 common shares, net	18,958,464	-
Net cash provided by (used in) financing activities	17,988,803	(811,207)

Net increase (decrease) in cash and cash equivalents	(40,211)	42,134
Cash and cash equivalents at beginning of year	48,525	6,391

Cash and cash equivalents at end of year	$8,314	$48,525

NOTE V - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31
	(In thousands, except per share amounts)

2013
Total interest income	$6,650	$7,609	$8,648	$8,411
Total interest expense	759	823	690	645
Net interest income	5,891	6,786	7,958	7,766
Provision for loan losses	311	349	360	59
Net interest income after provision for loan losses	5,580	6,437	7,598	7,707
Total non-interest income	1,930	1,890	1,592	1,671
Total non-interest expense	5,979	7,245	7,630	7,308
Income tax expense	306	270	456	572
Net income	1,225	812	1,104	1,498
Preferred dividends and stock accretion	106	106	106	106
Net income applicable to common Stockholders	$1,119	$706	$998	$1,392
Per common share:
Net income, basic	$.36	$.18	$.20	$.27
Net income, diluted	.35	.18	.19	.27
Cash dividends declared	.0375	.0375	.0375	.0375

2012
Total interest income	$6,666	$6,609	$6,459	$6,597
Total interest expense	1,181	1,101	1,028	827
Net interest income	5,485	5,508	5,431	5,770
Provision for loan losses	152	221	371	484
Net interest income after provision for loan losses	5,333	5,287	5,060	5,286
Total non-interest income	1,475	1,510	1,518	1,821
Total non-interest expense	5,522	5,414	5,437	5,791
Income tax expense	315	346	269	148
Net income	971	1,037	872	1,168
Preferred dividends and stock accretion	106	106	106	106
Net income applicable to common Stockholders	$865	$931	$766	$1,062
Per common share:
Net income, basic	$.28	$.30	$.25	$.34
Net income, diluted	.28	.30	.24	.34
Cash dividends declared	.0375	.0375	.0375	.0375

