Form 10-K, Exhibit 13
period 2014-12-31
FIRST BANCSHARES INC /MS/
filed 2015-03-31
CIK 947559

EXHIBIT 13

THE FIRST BANCSHARES, INC.

2014 ANNUAL REPORT

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars In Thousands, Except Per Share Data)

	December 31,
	2014	2013	2012	2011	2010
Earnings:
Net interest income	$33,398	$28,401	$22,194	$19,079	$16,334
Provision for loan losses	1,418	1,076	1,228	1,468	983

Noninterest income	7,803	7,083	6,324	4,598	3,895
Noninterest expense	30,734	28,165	22,164	18,870	15,843
Net income	6,614	4,639	4,049	2,871	2,549
Net income applicable to common stockholders	6,251	4,215	3,624	2,529	2,233

Per common share data:
Basic net income per share	$1.20	$.98	$1.17	$.83	$.74

Diluted net income per share	1.19	.96	1.16	.82	.74
Per share data:
Basic net income per share	$1.27	$1.07	$1.31	$.94	$.84
Diluted net income per share	1.25	1.06	1.29	.93	.84

Selected Year End Balances:

Total assets	$1,093,768	$940,890	$721,385	$681,413	$503,045
Securities	270,174	258,023	226,301	221,176	107,136
Loans, net of allowance	700,540	577,574	408,970	383,418	327,956
Deposits	892,775	779,971	596,627	573,394	396,479
Stockholders’ equity	96,216	85,108	65,885	60,425	57,098

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management's discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and The First during the year ended December 31, 2014, when compared to the years 2013 and 2012. The Company's consolidated financial statements and related notes should also be considered.

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

Goodwill is assessed for impairment both annually and when events or circumstances occur that make it more likely than not that impairment has occurred. As part of its testing, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines the fair value of a reporting unit is less than its carrying amount using these qualitative factors, the Company then compares the fair value of goodwill with its carrying amount, and then measures impaired loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. No impairment was indicated when the annual test was performed in 2014.

Overview

The First Bancshares, Inc. (the Company) was incorporated on June 23, 1995, and serves as a bank holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi. The First began operations on August 5, 1996, from its main office in the Oak Grove community, which is on the western side of Hattiesburg. The First has 31 locations in South Mississippi, South Alabama and Louisiana. See Note C of Notes to Consolidated Financial Statements for information regarding branch acquisitions. The Company and The First engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals.

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

The Company increased from approximately $940.9 million in total assets, and $780.0 million in deposits at December 31, 2013 to approximately $1.1 billion in total assets, and $892.8 million in deposits at December 31, 2014. Loans net of allowance for loan losses increased from $577.6 million at December 31, 2013 to approximately $701.0 at December 31, 2014. The Company increased from $85.1 million in stockholders’ equity at December 31, 2013 to approximately $96.2 million at December 31, 2014. The First reported net income of $7,385,000 and $5,895,000 for the years ended December 31, 2014 and 2013, respectively. For the years ended December 31, 2014 and 2013, the Company reported consolidated net income applicable to common stockholders of $6,251,000 and $4,215,000, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company's Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars In Thousands, Except Per Share Data)

	December 31,
	2014	2013	2012	2011	2010
Earnings:
Net interest income	$33,398	$28,401	$22,194	$19,079	$16,334
Provision for loan losses	1,418	1,076	1,228	1,468	983
Noninterest income	7,803	7,083	6,324	4,598	3,895
Noninterest expense	30,734	28,165	22,164	18,870	15,843
Net income	6,614	4,639	4,049	2,871	2,549
Net income applicable to common stockholders	6,251	4,215	3,624	2,529	2,233

Per common share data:
Basic net income per share	$1.20	$.98	$1.17	$.83	$.74
Diluted net income per share	1.19	.96	1.16	.82	.74
Per share data:
Basic net income per share	$1.27	$1.07	$1.31	$.94	$.84
Diluted net income per share	1.25	1.06	1.29	.93	.84

Selected Year End Balances:

Total assets	$1,093,768	$940,890	$721,385	$681,413	$503,045
Securities	270,174	258,023	226,301	221,176	107,136
Loans, net of allowance	700,540	577,574	408,970	383,418	327,956
Deposits	892,775	779,971	596,627	573,394	396,479
Stockholders’ equity	96,216	85,108	65,885	60,425	57,098

7

Results of Operations

The following is a summary of the results of operations by The First for the years ended December 31, 2014 and 2013.

	2014	2013
	(In thousands)

Interest income	$36,365	$31,312
Interest expense	2,791	2,731
Net interest income	33,574	28,581

Provision for loan losses	1,418	1,076

Net interest income after provision for loan losses	32,156	27,505

Other income	7,439	7,083

Other expense	29,477	26,578

Income tax expense	2,733	2,115

Net income	$7,385	$5,895

The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2014 and 2013:

	2014	2013
	(In thousands)

Net interest income:
Net interest income of The First	$33,574	$28,581
Intercompany eliminations	(176)	(180)
	$33,398	$28,401

Net income applicable to common stockholders:
Net income of The First	$7,385	$5,895
Net loss of the Company, excluding intercompany accounts	(1,134)	(1,680)
	$6,251	$4,215

Consolidated Net Income

The Company reported consolidated net income applicable to common stockholders of $6,250,743 for the year ended December 31, 2014, compared to a consolidated net income of $4,215,067 for the year ended December 31, 2013. The increase in income was attributable to an increase in net interest income of $5.0 million or 17.6%, and an increase of $.7 million or 10.2% in other income which were offset by an increase in other expenses of $2.6 million or 9.1%.

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

Consolidated net interest income was approximately $33,398,000 for the year ended December 31, 2014, as compared to $28,401,000 for the year ended December 31, 2013. This increase was the direct result of increased loan volumes during 2014 as compared to 2013. Average interest-bearing liabilities for the year 2014 were $746,025,000 compared to $728,322,000 for the year 2013. At December 31, 2014, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.50% compared to 3.25% at December 31, 2013. The net interest margin (which is net interest income divided by average earning assets) was 3.58% for the year 2014 compared to 3.31% for the year 2013. Rates paid on average interest-bearing liabilities remained constant at ..40% for the year 2013 and for the year 2014. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 67.8% of average earning assets for the year 2014 compared to 68.0% for the year 2013.

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

Average Balances, Income and Expenses, and Rates

	Years Ended December 31,
	2014			2013			2012
	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate
Assets	(Dollars in thousands)
Earning Assets
Loans (1)(2)	$632,049	$30,276	4.79%	$583,200	$25,736	4.41%	$388,012	$21,412	5.52%
Securities	271,247	5,957	2.20%	248,237	5,419	2.18%	235,833	4,785	2.03%
Federal funds sold (3)	24,845	53	.21%	18,564	62	.33%	19,670	51	.26%
Other	3,827	85	2.22%	7,404	101	1.36%	4,845	83	1.71%
Total earning assets	931,968	36,371	3.90%	857,405	31,318	3.65%	648,360	26,331	4.06%

Cash and due from banks	30,657			25,447			16,699
Premises and equipment	33,252			30,816			22,633
Other assets	40,428			33,314			32,337
Allowance for loan losses	(5,983)			(5,240)			(4,457)
Total assets	$1,030,322			$941,742			$715,572

Liabilities
Interest-bearing liabilities	$746,025	$2,973	.40%	$728,322	$2,917	.40%	$534,998	$4,137	.77%
Demand deposits (1)	184,037			115,909			107,392
Other liabilities	11,990			12,430			10,036
Stockholders’ equity	88,270			85,081			63,146
Total liabilities and stockholders’ equity	$1,030,322			$941,742			$715,572

Net interest spread			3.50%			3.25%			3.29%
Net yield on interest-earning assets		$33,398	3.58%		$28,401	3.31%		$22,194	3.42%

_________________

(1)	All loans and deposits were made to borrowers in the United States. Includes nonaccrual loans of $6,056, $3,181, and $3,589, respectively, during the periods presented. Loans include held for sale loans.
(2)	Includes loan fees of $717, $525, and $430 respectively.
(3)	Includes EBA-MNBB and Federal Reserve – New Orleans.

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

Analysis of Changes in Consolidated Net Interest Income

	Year Ended December 31,			Year Ended December 31,
	2014 versus 2013 Increase (decrease) due to			2013 versus 2012 Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Earning Assets
Loans	$2,154	$2,386	$4,540	$10,774	$(6,450)	$4,324
Securities	502	36	538	270	374	644
Federal funds sold	21	(30)	(9)	(3)	13	10
Other short-term investments	(49)	33	(16)	35	(26)	9
Total interest income	2,628	2,425	5,053	11,076	(6,089)	4,987
Interest-Bearing Liabilities
Interest-bearing transaction accounts	88	(31)	57	460	(748)	(288)
Money market accounts	73	(70)	3	123	(154)	(31)
Savings deposits	9	13	22	3	(10)	(7)
Time deposits	59	62	121	172	(886)	(714)
Borrowed funds	1,113	(1,260)	(147)	97	(277)	(180)
Total interest expense	1,342	(1,286)	56	855	(2,075)	(1,220)
Net interest income	$1,286	$3,711	$4,997	$10,221	$(4,014)	$6,207

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

The following tables illustrate the Company's consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2012, 2013, and 2014.

	December 31, 2012
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$72,670	$78,168	$150,838	$262,859	$413,697
Securities (2)	11,185	15,504	26,689	199,612	226,301
Funds sold and other	1,064	9,588	10,652	-	10,652
Total earning assets	$84,919	$103,260	$188,179	$462,471	$650,650
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$230,588	$230,588	$-	$230,588
Money market accounts	47,325	-	47,325	-	47,325
Savings deposits (1)	-	48,153	48,153	-	48,153
Time deposits	32,624	70,883	103,507	57,429	160,936
Total interest-bearing deposits	79,949	349,624	429,573	57,429	487,002
Borrowed funds (3)	20,000	1,771	21,771	15,000	36,771
Total interest-bearing liabilities	99,949	351,395	451,344	72,429	523,773
Interest-sensitivity gap per period	$(15,030)	$(248,135)	$(263,165)	$390,042	$126,877
Cumulative gap at December 31, 2012	$(15,030)	$(263,165)	$(263,165)	$126,877	$126,877
Ratio of cumulative gap to total earning assets at December 31, 2012	(2.3)%	(40.4)%	(40.4)%	19.5%

	December 31, 2013
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$89,314	$98,315	$187,629	$395,673	$583,302
Securities (2)	10,114	16,006	26,120	231,903	258,023
Funds sold and other	967	14,205	15,172	-	15,172
Total earning assets	$100,395	$128,526	$228,921	$627,576	$856,497
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$240,513	$240,513	$-	$240,513
Money market accounts	107,564	-	107,564	-	107,564
Savings deposits (1)	-	55,113	55,113	-	55,113
Time deposits	46,875	87,475	134,350	68,637	202,987
Total interest-bearing deposits	154,439	383,101	537,540	68,637	606,177
Borrowed funds (3)	37,000	4,000	41,000	11,000	52,000
Total interest-bearing liabilities	191,439	387,101	578,540	79,637	658,177
Interest-sensitivity gap per period	$(91,044)	$(258,575)	$(349,619)	$547,939	$198,320
Cumulative gap at December 31, 2013	$(91,044)	$(349,619)	$(349,619)	$198,320	$198,320
Ratio of cumulative gap to total earning assets at December 31, 2013	(10.6)%	(40.8)%	(40.8)%	23.2%

	December 31, 2014
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$99,183	$82,644	$181,827	$524,808	$706,635
Securities (2)	14,266	14,880	29,146	241,028	270,174
Funds sold and other	386	13,899	14,285	-	14,285
Total earning assets	$113,835	$111,423	$225,258	$765,836	$991,094
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$215,107	$215,107	$86,614	$301,721
Money market accounts	117,018	-	117,018	-	117,018
Savings deposits (1)	-	66,615	66,615	-	66,615
Time deposits	53,529	78,581	132,110	73,949	206,059
Total interest-bearing deposits	170,547	360,303	530,850	160,563	691,413
Borrowed funds (3)	40,004	40,464	80,468	8,982	89,450
Total interest-bearing liabilities	210,551	400,767	611,318	169,545	780,863
Interest-sensitivity gap per period	$(96,716)	$(289,344)	$(386,060)	$596,291	$210,231
Cumulative gap at December 31, 2014	$(96,716)	$(386,060)	$(386,060)	$210,231	$210,231
Ratio of cumulative gap to total earning assets at December 31, 2014	(9.8)%	(38.9)%	(38.9)%	21.2%

______________

(1)	NOW and savings accounts are subject to immediate withdrawal and repricing. These deposits do not tend to immediately react to changes in interest rates and the Company believes these deposits are a stable and predictable funding source. Therefore, these deposits are included in the repricing period that management believes most closely matches the periods in which they are likely to reprice rather than the period in which the funds can be withdrawn contractually.
(2)	Securities include mortgage backed and other installment paying obligations based upon stated maturity dates.
(3)	Does not include subordinated debentures of $10,310,000.

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

Secured by Non-Owner Occupied Property

Raw Land Loans

Unsecured Loans

Measurable Bank Trends: (Updated quarterly)

Delinquency Trends

Non-Accrual Trends

Net Charge Offs

Loan Volume Trends

Non-Performing Assets

Underwriting Standards/Lending Policies

Experience/Depth of Bank Lending

Management

Our model takes into account many local and national economic factors as well as portfolio trends.  Local and national economic trends are measured quarterly, typically in the month following quarter end to facilitate the release of economic data from the reporting agencies.  These factors are allocated a basis point value ranging from -25 to +25 basis points and directly affect the amount reserved for each branch.  As of December 31, 2014, most economic indicators both local and national pointed to a weak economy thus most factors were assigned a positive basis point value. This increased the amount of the allowance that was indicated by historical loss factors.  Portfolio trends are measured monthly on a per branch basis to determine the percentage of loans in each branch that the Bank has determined as having more risk.  Portfolio risk is defined as areas in the Bank’s loan portfolio in which there is additional risk involved in the loan type or some other area in which the Bank has identified as having more risk.  Each area is tracked on bank-wide as well as on a branch-wide basis.  Branches are analyzed based on the gross percentage of concentrations of the Bank as a whole.  Portfolio risk is determined by analyzing concentrations in the areas outlined by determining the percentage of each branch’s total portfolio that is made up of the particular loan type and then comparing that concentration to the Bank as a whole. Branches with concentrations in these areas are graded on a scale from – 25 basis points to + 25 basis points. Second mortgages, single pay loans, loans secured by raw land, unsecured loans and loans secured by non owner occupied property are considered to be of higher risk than those of a secured and amortizing basis. LTV exceptions place the Bank at risk in the event of repossession or foreclosure.

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

At December 31, 2014, the consolidated allowance for loan losses amounted to approximately $6.1 million, or .86% of outstanding loans or 1.01% of loans excluding those booked at fair value due to business combination. At December 31, 2013, the allowance for loan losses amounted to approximately $5.7 million, which was .98% of outstanding loans. The Company’s provision for loan losses was $1,418,000 for the year ended December 31, 2014, compared to $1,076,000 for the year ended December 31, 2013.

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

The following tables illustrate the Company’s past due and nonaccrual loans at December 31, 2014 and 2013.

	December 31, 2014
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$428	$-	$2,747
Real Estate-mortgage	3,208	208	2,164
Real Estate-nonfarm nonresidential	3,408	461	1,102
Commercial	29	-	5
Consumer	90	-	38
Total	$7,163	$669	$6,056

	December 31, 2013
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$478	$-	$212
Real Estate-mortgage	4,696	143	2,453
Real Estate-nonfarm nonresidential	252	-	507
Commercial	12	-	9
Consumer	115	16	-
Total	$5,553	$159	$3,181

Total nonaccrual loans at December 31, 2014, amounted to $6.1 million which was an increase of $2.9 million from the December 31, 2013, amount of $3.2 million. Management believes these relationships were adequately reserved at December 31, 2014. Restructured loans not reported as past due or nonaccrual at December 31, 2014, amounted to $2.9 million.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming asset categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2014 and December 31, 2013, The First had potential problem loans of $20,946,000 and $17,070,000, respectively. This represents an increase of $3,876,000 of which $3,480,000 are acquired loans from Bay Bank.

Consolidated Allowance For Loan Losses

(In thousands)

	Years Ended December 31,
	2014		2013		2012		2011		2010

Average loans outstanding	$632,049		$583,200		$388,012		$354,295		$328,950
Loans outstanding at year end	$706,635		$583,302		$413,697		$387,929		$332,573

Total nonaccrual loans	$6,056		$3,181		$3,401		$5,125		$4,212

Beginning balance of allowance	$5,728		$4,727		$4,511		$4,617		$4,762
Loans charged-off	(1,459)		(759)		(1,190)		(1,987)		(1,370)
Total loans charged-off	(1,459)		(759)		(1,190)		(1,987)		(1,370)
Total recoveries	408		684		178		413		242
Net loans charged-off	(1,051)		(75)		(1,012)		(1,574)		(1,128)
Acquisition	-		-		-		-		-
Provision for loan losses	1,418		1,076		1,228		1,468		983
Balance at year end	$6,095		$5,728		$4,727		$4,511		$4,617

Net charge-offs to average loans	.17%		.01%		.26%		.44%		.34%
Allowance as percent of total loans	.86%		.98%		1.14%		1.16%		1.39%
Nonperforming loans as a percentage of total loans	.86%		.55%		.82%		1.32%		1.27%
Allowance as a multiple of nonaccrual loans	1.0	X	1.8	X	1.4	X	.88	X	1.1	X

At December 31, 2014, the components of the allowance for loan losses consisted of the following:

Allowance
(In thousands)
Allocated:
Impaired loans	$968
Graded loans	5,127
$6,095

Graded loans are those loans or pools of loans assigned a grade by internal loan review.

The following table represents the activity of the allowance for loan losses for the years 2014 and 2013.

Analysis of the Allowance for Loan Losses

	Years Ended December 31,
	2014	2013
	(Dollars in thousands)

Balance at beginning of year	$5,728	$4,727
Charge-offs:
Real Estate-construction	(47)	(305)
Real Estate-mortgage	(1,156)	(152)
Real Estate-nonfarm nonresidential	(-)	(-)
Commercial	(89)	(105)
Consumer	(167)	(197)
Total	(1,459)	(759)
Recoveries:
Real Estate-construction	96	133
Real Estate-mortgage	212	393
Real Estate-nonfarm nonresidential	17	74
Commercial	15	18
Consumer	68	66
Total	408	684
Net Charge-offs	(1,051)	(75)
Provision for Loan Losses	1,418	1,076
Balance at end of year	$6,095	$5,728

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2014 and 2013.

Allocation of the Allowance for Loan Losses

	December 31, 2014
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$713	15.3%
Commercial Real Estate	3,355	57.9%
Consumer Real Estate	1,852	24.2%
Consumer	175	2.6%
Unallocated	-	-
Total	$6,095	100%

	December 31, 2013
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$582	14.0%
Commercial Real Estate	3,384	57.2%
Consumer Real Estate	1,427	25.4%
Consumer	173	3.4%
Unallocated	162	-
Total	$5,728	100%

Noninterest Income and Expense

Noninterest Income. The Company’s primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income increased $720,000 or 10.2% during 2014 to $7,803,000 from $7,083,000 for the year ended December 31, 2013. The deposit activity fees were $4,262,000 for 2014 compared to $3,979,000 for 2013. Other service charges decreased by $24,000 or 1.1% from $2,187,000 for the year ended December 31, 2013, to $2,163,000 for the year ended December 31, 2014. Impairment losses on investment securities were $0 for 2014 and 2013.

Noninterest expense increased from $28.2 million for the year ended December 31, 2013, to $30.7 million for the year ended December 31, 2014. The Company experienced slight increases in most expense categories. The largest increase was in salaries and employee benefits, which increased by $2.6 million in 2014 as compared to 2013. These increases were due in part to the addition of the Bay Bank branches and staff and a full year of the Baldwin branches.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense

	Years ended December 31,
	2014	2013	2012
	(In thousands)

Salaries and employee benefits	$17,462	$14,855	$12,001
Occupancy	2,805	2,351	1,797
Equipment	1,721	1,568	1,435
Marketing and public relations	445	451	329
Data processing	161	169	85
Supplies and printing	498	455	425
Telephone	616	731	533
Correspondent services	83	74	96
Deposit and other insurance	1,048	834	734
Professional and consulting fees	1,618	2,433	747
Postage	302	303	252
ATM fees	623	575	434
Other	3,352	3,366	3,296

Total	$30,734	$28,165	$22,164

Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future income/deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2014 and 2013, respectively, average loans accounted for 67.8% and 68.0% of average earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $632.0 million during 2014, as compared to $583.2 million during 2013, and $388.0 million during 2012.

The following table shows the composition of the loan portfolio by category:

Composition of Loan Portfolio

	December 31,
	2014		2013		2012
	Amount	Percent Of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Mortgage loans held for sale	$2,103	0.3%	$3,680	0.6%	$5,585	1.4%
Commercial, financial and agricultural	106,109	15.0%	81,792	14.0%	53,234	12.9%
Real Estate:
Mortgage-commercial	238,602	33.8%	212,388	36.4%	142,046	34.3%
Mortgage-residential	256,406	36.3%	202,343	34.7%	140,703	34.0%
Construction	84,935	12.0%	67,287	11.5%	57,529	13.9%
Consumer and other	18,480	2.6%	15,812	2.8%	14,600	3.5%
Total loans	706,635	100%	583,302	100%	413,697	100%
Allowance for loan losses	(6,095)		(5,728)		(4,727)
Net loans	$700,540		$577,574		$408,970

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

The following table sets forth the Company's commercial and construction real estate loans maturing within specified intervals at December 31, 2014.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

	December 31, 2014
Type	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
	(In thousands)

Commercial, financial and agricultural	$47,491	$50,706	$7,912	$106,109
Real estate – construction	49.932	30,942	4,061	84,935
	$97,423	$81,648	$11,973	$191,044

Loans maturing after one year with:
Fixed interest rates				$72,492
Floating interest rates				21,129
				$93,621

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities averaged $271.2 million in 2014, as compared to $248.2 million in 2013 and $235.8 million in 2012. This represents 29.1%, 29.0%, and 36.4% of the average earning assets for the years ended December 31, 2014, 2013, and 2012, respectively. At December 31, 2014, investment securities were $270.2 million and represented 27.3% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short-term U.S. Treasury or agency obligations. This objective is particularly important as the Company focuses on growing its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the carrying value of securities for the dates indicated.

Securities Portfolio

	December 31,
	2014	2013	2012
	(In thousands)
Available-for-sale
U. S. Government agencies and Mortgage-backed Securities	$120,407	$108,148	$98,326
States and municipal subdivisions	104,582	108,079	98,910
Corporate obligations	28,785	26,852	16,187
Mutual finds	972	972	970
Total available-for-sale	254,746	244,051	214,393
Held-to-maturity
U.S. Government agencies	2,193	2,438	2,470
States and municipal subdivisions	6,000	6,000	6,000
Total held-to-maturity	8,193	8,438	8,470
Total	$262,939	$252,489	$222,863

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2014.

Investment Securities Maturity Distribution and Yields (1)

	December 31, 2014
			After One But		After Five But
(Dollars in thousands)	Within One Year		Within Five Years		Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Held-to-maturity:
U.S. Government agencies (2)	$-	-	$-	-	$-	-	$-	-
States and municipal subdivisions	-	-	-	-	-	-	6,000	.93%
Total investment securities held-to-maturity	$-		$-		$-		$6,000
Available-for-sale:
U.S. Government agencies (3)	$4,367	.71%	$19,788	1.06%	$3,217	2.77%	$-	-
States and municipal subdivisions	10,094	2.86%	41,678	2.93%	33,146	4.05%	19,665	4.87%
Corporate obligations and other	4,543	1.67%	19,115	2.01%	3,914	1.59%	2,184	1.82%
Total investment securities available-for-sale	$19,004		$80,581		$40,277		$21,849

_______________

(1)	Investments with a call feature are shown as of the contractual maturity date.
(2)	Excludes mortgage-backed securities totaling $2.2 million with a yield of 2.63%.
(3)	Excludes mortgage-backed securities totaling $93.0 million with a yield of 2.34% and mutual funds of $1.0 million.

Short-Term Investments. Short-term investments, consisting of Federal Funds Sold, funds in due from banks and interest-bearing deposits with banks, averaged $24.8 million in 2014, $18.6 million in 2013, and $19.7 million in 2012. At December 31, 2014, and December 31, 2013, short-term investments totaled $386,000 and $967,000, respectively. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits. Average total deposits increased $160.0 million, or 26.6% in 2013. Average total deposits increased $109.8 million, or 14.3% in 2014. At December 31, 2014, total deposits were $892.8 million, compared to $780.0 million a year earlier, an increase of $112.8 million, or 14.5%.

The following table sets forth the deposits of the Company by category for the period indicated.

	Deposits

	December 31,
(Dollars in thousands)	2014		2013		2012
		Percent of		Percent of		Percent of
	Amount	Deposits	Amount	Deposits	Amount	Deposits

Noninterest-bearing accounts	$201,362	22.6%	$173,793	22.3%	$109,624	18.4%
NOW accounts	301,721	33.8%	240,514	30.8%	230,589	38.6%
Money market accounts	117,018	13.1%	107,564	13.8%	47,325	7.9%
Savings accounts	66,615	7.5%	55,113	7.1%	48,153	8.1%
Time deposits less than $100,000	85,365	9.6%	86,363	11.1%	69,115	11.6%
Time deposits of $100,000 or over	120,694	13.4%	116,624	14.9%	91,821	15.4%
Total deposits	$892,775	100%	$779,971	100%	$596,627	100%

The Company’s loan-to-deposit ratio was 78.9% at December 31, 2014 and 74.3% at December 31, 2013. The loan-to-deposit ratio averaged 71.1% during 2014. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $772.1 million at December 31, 2014 and $663.3 million at December 31, 2013. Management anticipates that a stable base of deposits will be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company's certificates of deposit of $100,000 or more at December 31, 2014, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

Maturities of Certificates of Deposit

of $100,000 or More

		After Three
	Within Three	Through	After Twelve
(In thousands)	Months	Twelve Months	Months	Total

December 31, 2014	$36,356	$43,516	$40,822	$120,694

Borrowed Funds

Borrowed funds consist of advances from the Federal Home Loan Bank of Dallas, federal funds purchased and reverse repurchase agreements. At December 31, 2014, advances from the FHLB totaled $84.5 million compared to $47.0 million at December 31, 2013. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. There were no federal funds purchased at December 31, 2014 and December 31, 2013.

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $7,443,951 at December 31, 2014 and $6,530,592 at December 31, 2013. The maturity date of the remaining agreement is September 26, 2017, with a rate of 3.81%.

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

Capital

Total stockholders’ equity as of December 31, 2014, was $96.2 million, an increase of $11.1 million or approximately 13.1%, compared with stockholders' equity of $85.1 million as of December 31, 2013.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common stockholders' equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses, subject to certain limitations. An institution’s total risk-based capital for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The risk-based regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 4%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and The First exceeded their minimum regulatory capital ratios as of December 31, 2014 and 2013.

The Federal Reserve and the Federal Deposit Insurance Corporation approved final capital rules in July 2013, that substantially amend the existing capital rules for banks. These new rules reflect, in part, certain standards initially adopted by the Basel Committee on Banking Supervision in December 2010 (which standards are commonly referred to as “Basel III”) as well as requirements contemplated by the Dodd-Frank Act.

Under the new capital rules, the Company will be required to meet certain minimum capital requirements that differ from current capital requirements. The rules implement a new capital ratio of common equity Tier 1 capital to risk-weighted assets. Common equity Tier 1 capital generally consists of retained earnings and common stock (subject to certain adjustments) as well as accumulated other comprehensive income (“AOCI”), except to the extent that the Company exercises a one-time irrevocable option to exclude certain components of AOCI as of March 31, 2015. The Company will also be required to establish a “conservation buffer,” consisting of a common equity Tier 1 capital amount equal to 2.5% of risk-weighted assets to be phased in by 2019. An institution that does not meet the conservation buffer will be subject to restrictions on certain activities including payment of dividends, stock repurchases, and discretionary bonuses to executive officers.

The prompt corrective action rules are modified to include the common equity Tier 1 capital ratio and to increase the Tier 1 capital ratio requirements for the various thresholds. For example, the requirements for the Company to be considered well-capitalized under the rules will be a 5.0% leverage ratio, a 6.5% common equity Tier 1capital ratio, an 8.0% Tier 1 capital ratio, and a 10.0% total capital ratio. To be adequately capitalized, those ratios are 4.0%, 4.5%, 6.0%, and 8.0%, respectively.

The rules modify the manner in which certain capital elements are determined. The rules make changes to the methods of calculating the risk-weighting of certain assets, which in turn affects the calculation of the risk-weighted capital ratios. Higher risk weights are assigned to various categories of assets, including commercial real estate loans, credit facilities that finance the acquisition, development or construction of real property, certain exposures or credit that are 90 days past due or are nonaccrual, securitization exposures, and in certain cases mortgage servicing rights and deferred tax assets.

The Company is required to comply with the new capital rules on January 1, 2015, with a measurement date of March 31, 2015. The conservation buffer will be phased-in beginning in 2016, and will take full effect on January 1, 2019. Certain calculations under the rules will also have phase-in periods.

Analysis of Capital

	Adequately	Well	The Company		The First
Capital Ratios	Capitalized	Capitalized	December 31,		December 31,
			2014	2013	2014	2013

Leverage	4.0%	5.0%	8.4%	9.0%	8.4%	8.9%
Risk-based capital:
Tier 1	4.0%	6.0%	11.5%	12.5%	11.4%	12.4%
Total	8.0%	10.0%	12.3%	13.4%	12.2%	13.3%

Ratios

	2014	2013	2012
Return on assets (net income applicable to common stockholders divided by average total assets)	.61%	.45%	.51%

Return on equity (net income applicable to common stockholders divided by average equity)	7.1%	5.0%	5.7%

Dividend payout ratio (dividends per share divided by net income per common share)	12.6%	15.6%	12.9%

Equity to asset ratio (average equity divided by average total assets)	8.6%	9.0%	8.8%

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

The Company's Federal Funds Sold position, which includes funds in due from banks and interest-bearing deposits with banks, is typically its primary source of liquidity, averaged $24.8 million during the year ended December 31, 2014 and totaled $14.3 million at December 31, 2014. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2014, advances available totaled approximately $228.4 million of which $84.5 million had been drawn, or used for letters of credit.

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

REPORT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

The First Bancshares, Inc.

Hattiesburg, Mississippi

We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc., as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2014. The management of The First Bancshares, Inc. is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The First Bancshares, Inc., as of December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ T. E. LOTT & COMPANY

Columbus, Mississippi

March 31, 2015

THE FIRST BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS
Cash and due from banks	$30,332,502	$24,079,590
Interest-bearing deposits with banks	13,899,287	14,205,335
Federal funds sold	386,000	967,000
Total cash and cash equivalents	44,617,789	39,251,925
Held-to-maturity securities (fair value of $9,993,816 in 2014 and $9,624,427 in 2013)	8,192,741	8,438,435
Available-for-sale securities	254,746,446	244,050,671
Other securities	7,234,350	5,533,850
Total securities	270,173,537	258,022,956
Loans held for sale	2,103,351	3,679,521
Loans, net of allowance for loan losses of $6,095,001 in 2014 and $5,727,800 in 2013	698,436,345	573,894,868
Interest receivable	3,659,006	3,291,887
Premises and equipment	34,809,843	32,071,741
Cash surrender value of life insurance	14,463, 207	6,593,403
Goodwill	12,276,040	10,620,814
Other assets	13,228,601	13,462,960
Total assets	$1,093,767,719	$940,890,075

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$201,362,468	$173,793,894
Interest-bearing	691,413,018	606,177,141
Total deposits	892,775,486	779,971,035
Interest payable	315,844	399,976
Borrowed funds	89,450,067	52,000,000
Subordinated debentures	10,310,000	10,310,000
Other liabilities	4,700,738	13,100,724
Total liabilities	997,552,135	855,781,735
Stockholders’ Equity:
Preferred stock, no par value, $1,000 per share liquidation, 10,000,000 shares authorized; 17,123 shares issued and outstanding in 2014 and 2013, respectively	17,123,000	17,102,507
Common stock, par value $1 per share: 10,000,000 shares authorized; 5,342,670 and 5,122,941 shares issued and outstanding in 2014 and 2013, respectively	5,342,670	5,122,941
Additional paid-in capital	44,420,149	42,086,463
Retained earnings	27,975,049	22,508,918
Accumulated other comprehensive income (loss)	1,818,361	(1,248,844)
Treasury stock, at cost	(463,645)	(463,645)
Total stockholders’ equity	96,215,584	85,108,340
Total liabilities and stockholders’ equity	$1,093,767,719	$940,890,075

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
INTEREST INCOME
Interest and fees on loans	$30,276,477	$25,736,169
Interest and dividends on securities:
Taxable interest and dividends	3,884,321	3,279,367
Tax-exempt interest	2,071,782	2,140,084
Interest on federal funds sold	52,945	62,244
Interest on deposits in banks	85,257	100,169
Total interest income	36,370,782	31,318,033

INTEREST EXPENSE
Interest on time deposits of $100,000 or more	520,373	698,580
Interest on other deposits	1,848,965	1,601,024
Interest on borrowed funds	603,469	617,654
Total interest expense	2,972,807	2,917,258
Net interest income	33,397,975	28,400,775
Provision for loan losses	1,418,260	1,075,983
Net interest income after provision for loan losses	31,979,715	27,324,792

OTHER INCOME
Service charges on deposit accounts	4,261,795	3,979,159
Other service charges and fees	2,162,958	2,187,229
Bank owned life insurance income	369,804	152,294
Loss on sale of other real estate	(85,256)	(76,532)
Other	1,094,167	841,147
Total other income	7,803,468	7,083,297

OTHER EXPENSE
Salaries	14,207,216	12,216,098
Employee benefits	3,254,399	2,638,558
Occupancy	2,805,157	2,351,009
Furniture and equipment	1,721,170	1,568,113
Supplies and printing	497,755	455,443
Professional and consulting fees	1,617,828	2,433,111
Marketing and public relations	445,451	451,018
FDIC and OCC assessments	938,378	766,503
Other	5,246,254	5,285,148
Total other expense	30,733,608	28,165,001

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2014 AND 2013

Continued:	2014	2013

Income before income taxes	9,049,575	6,243,088
Income taxes	2,435,879	1,603,593

Net income	6,613,696	4,639,495
Preferred dividends and stock accretion	362,953	424,428
Net income applicable to common stockholders	$6,250,743	$4,215,067

Net income per share:
Basic	$1.27	$1.07
Diluted	1.25	1.06
Net income applicable to common stockholders:
Basic	$1.20	$.98
Diluted	1.19	.96

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013

Net income	$6,613,696	$4,639,495

Other comprehensive income:
Unrealized gains on securities:
Unrealized holding gains (losses) arising during the period	4,804,818	(5,676,942)
Less reclassification adjustment for gains included in net income	(237,173)	-
	4,567,645	(5,676,942)

Unrealized holding losses on loans held for sale	(83,826)	(55,967)

Income tax benefit (expense)	(1,416,614)	1,951,037

Other comprehensive income (loss)	3,067,205	(3,781,872)

Comprehensive income	$9,680,901	$857,623

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2014 AND 2013

	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accum- ulated Other Compre- hensive Income (Loss)	Treasury Stock	Total
Balance, January 1, 2013	$3,133,596	$17,020,539	$283,738	$23,427,037	$19,951,173	$2,533,028	$(463,645)	$65,885,466

Net income 2013	-	-	-	-	4,639,495	-	-	4,639,495
Other comprehensive income (loss)	-	-	-	-	-	(3,781,872)	-	(3,781,872)
Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(615,781)	-	-	(615,781)
Grant of restricted stock	39,913	-	-	(39,913)	-	-	-	-
Compensation cost on restricted stock	-	-	-	391,777	-	-	-	391,777
Preferred stock accretion	-	81,968	-	-	(81,968)	-	-	-
Repurchase of restricted stock for payment of taxes	(1,788)	-	-	(24,961)	-	-	-	(26,749)
Issuance of 1,951,220 common shares	1,951,220	-	-	18,048,785	(1,041,541)	-	-	18,958,464
Balance, December 31, 2013	$5,122,941	$17,102,507	$283,738	$41,802,725	$22,508,918	$(1,248,844)	$(463,645)	$85,108,340

Net income 2014	-	-	-	-	6,613,696	-	-	6,613,696
Other comprehensive income	-	-	-	-	-	3,067,205	-	3,067,205

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2014 AND 2013

Continued:	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accum- ulated Other Compre- hensive Income (Loss)	Treasury Stock	Total

Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(784,612)	-	-	(784,612)
Grant of restricted stock	67,627	-	-	(67,627)	-	-	-	-
Compensation cost on restricted stock	-	-	-	617,779	-	-	-	617,779
Preferred stock accretion	-	20,493	-	-	(20,493)	-	-	-
Repurchase of restricted stock for payment of taxes	(5,981)	-	-	(79,551)	-	-	-	(85,532)
Issuance of 158,083 common shares for BCB Holding	158,083	-	-	1,863,085	-	-	-	1,863,085
Balance, December 31, 2014	$5,342,670	$17,123,000	$283,738	$44,136,411	$27,975,049	$1,818,361	$(463,645)	$96,215,584

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,613,696	$4,639,495
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,182,630	1,915,398
FHLB Stock dividends	(6,000)	(4,100)
Provision for loan losses	1,418,260	1,075,983
Deferred income taxes	331,399	1,707,403
Restricted stock expense	617,779	391,777
Increase in cash value of life insurance	(369,804)	(152,294)
Amortization and accretion, net	900,913	(107,170)
Gain on sale of land	(110,734)	-
Writedown of bank property	-	193,073
Gain on sale of securities	(237,174)	-
Loss on sale/writedown of other real estate	395,379	350,023
Changes in:
Loans held for sale	1,659,996	2,671,885
Interest receivable	(152,307)	(54,600)
Other assets	2,643,956	4,412,575
Interest payable	(109,218)	(153,065)
Other liabilities	(8,721,513)	1,108,980
Net cash provided by operating activities	7,057,258	17,995,363

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities	(38,459,683)	(83,415,975)
Purchases of other securities	(3,296,800)	(2,780,100)
Proceeds from maturities and calls of available-for-sale securities	42,723,486	52,237,989
Proceeds from maturities and calls of held-to-maturity securities	246,980	-
Proceeds from sales of securities available-for-sale	10,909,239	-
Proceeds from redemption of other securities	2,514,485	788,200
Increase in loans	(89,190,269)	(50,100,144)
Net additions to premises and equipment	(988,736)	(746,724)
Purchase of bank owned life insurance	(7,500,000)	-
Proceeds from sale of land	76,375	-
Cash received in excess of cash paid for acquisition	4,272,735	43,150,000
Net cash used in investing activities	(78,692,188)	(40,866,754)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposits	53,845,509	(1,971,438)
Proceeds from borrowed funds	180,000,000	47,000,000
Repayment of borrowed funds	(155,653,580)	(31,770,773)
Dividends paid on common stock	(763,143)	(600,452)
Dividends paid on preferred stock	(342,460)	(342,460)

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2014 AND 2013

Continued:	2014	2013

Repurchase of restricted stock for payment of taxes	(85,532)	(26,749)
Issuance of 1,951,220 common shares, net	-	18,958,464
Net cash provided by financing activities	77,000,794	31,246,592

Net increase in cash and cash equivalents	5,365,864	8,375,201
Cash and cash equivalents at beginning of year	39,251,925	30,876,724
Cash and cash equivalents at end of year	$44,617,789	$39,251,925

Supplemental disclosures:

Cash paid during the year for:
Interest	$3,056,939	$2,729,323
Income taxes	275,075	980,490

Non-cash activities:
Transfers of loans to other real estate	2,208,010	2,136,687
Issuance of restricted stock grants	67,627	39,913
Loans originated to facilitate the sale of land	402,982	-

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - NATURE OF BUSINESS

The First Bancshares, Inc. (the Company) is a bank holding company whose business is primarily conducted by its wholly-owned subsidiary, The First, A National Banking Association (the Bank). The Bank provides a full range of banking services in its primary market area of South Mississippi, South Alabama, and Louisiana. The Company is regulated by the Federal Reserve Bank. Its subsidiary bank is subject to the regulation of the Office of the Comptroller of the Currency (OCC).

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

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2014, the required reserve balance on deposit with the Federal Reserve Bank was approximately $4,610,000.

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

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2014 and 2013.

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

A loan is considered impaired, in accordance with the impairment accounting guidance of Accounting Standards Codification (ASC) Section 310-10-35, Receivables, Subsequent Measurement, when--based upon current events and information--it is probable that the scheduled payments of principal and interest will not be collected in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral values, and the probability of collecting scheduled payments of principal and interest when due. Generally, impairment is measured on a loan by loan basis using the fair value of the supporting collateral.

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

For financial reporting purposes, the provision for loan losses charged to operations is based upon management's estimation of the amount necessary to maintain the allowance at an adequate level. Allowances for any impaired loans are generally determined based on collateral values. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

Management evaluates the adequacy of the allowance for loan losses on a regular basis. These evaluations are based upon a periodic review of the collectibility considering historical experience, the nature and value of the loan portfolio, underlying collateral values, internal and independent loan reviews, and prevailing economic conditions. In addition, the OCC, as a part of the regulatory examination process, reviews the loan portfolio and the allowance for loan losses and may require changes in the allowance based upon information available at the time of the examination. The allowance consists of two components: allocated and unallocated. The components represent an estimation performed pursuant to either ASC Topic 450, Contingencies, or ASC Subtopic 310-10, Receivables. The allocated component of the allowance reflects expected losses resulting from an analysis developed through specific credit allocations for individual loans, including any impaired loans, and historical loan loss history. The analysis is performed quarterly and loss factors are updated regularly.

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

Other real estate, carried in other assets in the consolidated balance sheets, consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses. At December 31, 2014 and 2013, other real estate totaled $4,654,604 and $4,470,249, respectively.

10.	Goodwill and Other Intangible Assets

Goodwill totaled $12,276,040 and $10,620,814 for the years ended December 31, 2014 and 2013, respectively.

Goodwill totaling $1,655,225 acquired during the year ended December 31, 2014, was a result of the acquisition of Bay Bank. Footnote C to these consolidated financial statements provides additional information on the acquisition during 2014.

The Company performed the required annual impairment tests of goodwill as of December 1, 2014. The Company’s annual impairment test did not indicate impairment as of the testing date, and subsequent to that date, management is not aware of any events or changes in circumstances since the impairment test that would indicate that goodwill might be impaired.

The Company’s acquisition method recognized intangible assets, which are subject to amortization, and included in other assets in the accompanying consolidated balance sheets, include core deposit intangibles, amortized on a straight-line basis, over a 10 year average life. The definite-lived intangible assets had the following carrying values at December 31, 2014 and 2013.

	2014			2013
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
(Dollars in thousands)

Core deposit intangibles	$4,000	$(1,486)	$2,514	$3,775	$(1,098)	$2,677

During 2014, the Company recorded $225,000 in core deposit intangible assets related to the deposits acquired in the Bay Bank acquisition.

The related amortization expense of business combination related intangible assets is as follows:

(dollars in thousands)
Amount
Aggregate amortization expense for the year ended December 31:

2013	$355
2014	387

Estimated amortization expense for the year ending December 31:

2015	$400
2016	383
2017	331
2018	331
2019	331
Thereafter	738
$2,514

11.	Other Assets and Cash Surrender Value

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

ASC Topic 740, Income Taxes, provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. ASC Topic 740 requires an evaluation of tax positions to determine if the tax positions will more likely than not be sustainable upon examination by the appropriate taxing authority. The Company at December 31, 2014 and 2013, had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

14.	Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2014 and 2013, was $394,363 and $419,873, respectively.

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

The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations applicable to common stockholders:

	For the Year Ended			For the Year Ended
	December 31, 2014			December 31, 2013
	Net Income (Numerator)	Shares (Denominator)	Per Share Amount	Net Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic per common Share	$6,250,743	5,227,768	$1.20	$4,215,067	4,319,485	$.98

Effect of dilutive shares:

Restricted Stock		42,901			53,445
	$6,250,743	5,270,669	$1.19	$4,215,067	4,372,930	$.96

The diluted per share amounts were computed by applying the treasury stock method.

18.	Reclassifications

Certain reclassifications have been made to the 2013 financial statements to conform with the classi-fications used in 2014. These reclassifications did not impact the Company's consolidated financial condition or results of operations.

19.	Accounting Pronouncements

In January 2014, the FASB issued ASU No. 2014-01, Investments—Equity Method and Joint Ventures (Topic 323), “Accounting for Investments in Qualified Affordable Housing Projects,” which permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). For those investments in qualified affordable housing projects not accounted for using the proportional method, the investment should be accounted for as an equity method investment or a cost method investment. The decision to apply the proportional amortization method of accounting is an accounting policy decision that should be applied consistently to all qualifying affordable housing project investments rather than a decision to be applied to individual investments. This amendment should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. ASU 2014-01 is effective for fiscal years beginning on or after December 15, 2014, and interim periods within those annual periods. The Company is evaluating the possible effects of this guidance on its financial statements.

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40), “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure,” which will eliminate diversity in practice regarding the timing of derecognition for residential mortgage loans when a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. Under ASU 2014-04, physical possession of residential real estate property is achieved when either the creditor obtains legal title to the residential real estate property upon completion of a foreclosure or the borrower conveys all interest in the residential real estate property through completion of a deed in lieu or foreclosure in order to satisfy the loan. Once physical possession has been achieved, the loan is derecognized and the property recorded within other assets at the lower of cost or fair value (less estimated costs to sell). In addition, the guidance requires both interim and annual disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The additional disclosure requirements are effective for annual reporting periods beginning on or after December 15, 2014, and interim periods within those annual periods with retrospective disclosure necessary for all comparative periods presented. The adoption of this standard will result in additional disclosures but is not expected to have any impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of the ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The ASU defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The new accounting guidance, which does not apply to financial instruments, is effective on a retrospective basis beginning on January 1, 2017, and early adoption is prohibited. The Company does not expect the new guidance to have a material impact on its consolidated financial position or results of operation.

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860), “Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures.” The FASB issued ASU 2014-11 to change the accounting for repurchase-to-maturity transactions and linked repurchase financials to secured borrowing accounting, which is consistent with the accounting for other repurchase agreements. The amendments also require two new disclosures. The first disclosure requires an entity to disclose information on transfers accounted for as sales in transactions that are economically similar to repurchase agreements. The second disclosure provides increased transparency about the types of collateral pledged in repurchase agreements and similar transactions accounted for as secured borrowings. The new guidance is effective beginning on January 1, 2015. The Company does not expect this guidance to have a material impact on its consolidated financial position.

In June 2014, the FASB issued ASU No. 2014-12, Compensation-Stock Compensation (Topic 718), “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” The new guidance requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is effective for annual and interim periods beginning after December 15, 2015, with early adoption permitted. The Company's current accounting treatment of performance conditions for employees who are or become retirement eligible prior to the achievement of the performance target is consistent with ASU 2014-12, and as such does not expect the new guidance to have a material effect on the Company’s consolidated financial condition and results of operations. The Company expects to prospectively adopt ASU 2014-12 in the first quarter 2015.

In August 2014, the FASB issued ASU 2014-14, Troubled Debt Restructurings by Creditors (Subtopic 310-40), “Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure,” which will eliminate diversity in practice relating to how creditors classify government-guaranteed mortgage loans, including Federal Housing Administration (FHA) or the Department of Veterans Affairs (VA) guaranteed loans, upon foreclosure. Under ASU 2014-14 a mortgage must be derecognized and a separate other receivable recognized upon foreclosure when the loan possesses a non-separable government guarantee that the creditor has both the intent and ability to exercise and for which any amount of the claim determined on the basis of the fair value of the real estate is fixed. Other receivables recognized under this guidance are to be measured based on the amount of the principal and interest expected to be recovered from the guarantor. ASU 2014-14 allows for a modified retrospective or prospective adoption in conjunction with ASU 2014-04 and is effective for annual reporting periods beginning on or after December 15, 2014, and interim periods within those annual periods with early adoption permitted. The Company is currently evaluating which method will be employed and the final impact of the Standard; however, ASU 2014-14 is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2015, the FASB issued ASU 2015-01, Income Statement – Extraordinary and Unusual Items (Subtopic 225-20), “Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.” Presentation and disclosure requirement for items that are unusual in nature or infrequently occurring will be retained. ASU 2015-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The guidance may be applied prospectively or on a retrospective basis. Early adoption is permitted. Entities that elect prospective application will be required, at transition, to disclose both the nature and amount of an item included in income from continuing operations after adoption that relates to an adjustment of an item previously separately classified and presented as an extraordinary item before adoption, if applicable. The Company does not currently report any extraordinary items on its income statement; therefore adoption of this guidance will not have a material impact on its consolidated financial statements.

NOTE C – BUSINESS COMBINATION

The Company accounts for its acquisitions using the acquisition method. Acquisition accounting requires the total purchase price to be allocated to the estimated fair values of assets acquired and liabilities assumed, including certain intangible assets that must be recognized. Typically, this allocation results in the purchase price exceeding the fair value of net assets acquired, which is recorded as goodwill. Core deposit intangibles are a measure of the value of checking, money market and savings deposits acquired in business combinations accounted for under the acquisition method. Core deposit intangibles and other identified intangibles with finite useful lives are amortized using the straight line method over their estimated useful lives of up to ten years. Loans that the Company acquires in connection with acquisitions are recorded at fair value with no carryover of the related allowance for credit losses. Fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest. The excess or deficit of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount or amortizable premium and is recognized into interest income over the remaining life of the loan.

First National Bank of Baldwin County

On April 30, 2013, the Company completed the acquisition of all of the outstanding shares of First National Bank of Baldwin County, a wholly-owned subsidiary of First Baldwin Bancshares, Inc., an Alabama corporation, which included five (5) branches and (1) loan production office located on the Alabama Gulf Coast in Baldwin County, Alabama.

In connection with the acquisition, the Company recorded $1.3 million of goodwill and $.7 million of core deposit intangible. The core deposit intangible will be expensed over 10 years. The Company acquired the $124.2 million loan portfolio at a fair value discount of $.5 million which included a credit mark of $.9 million. The discount represents expected credit losses, adjustments to market interest rates and liquidity adjustments.

The amounts of the acquired identifiable assets and liabilities as of the acquisition date were as follows (dollars in thousands):

Purchase price:
Cash	$3,300
Total purchase price	3,300
Identifiable assets:
Cash and due from banks	46,450
Investments	2,508
Loans and leases	124,165
Other Real Estate	87
Core deposit intangible	680
Personal and real property	10,655
Deferred tax asset	2,969
Other assets	1,034
Total assets	188,548
Liabilities and equity:
Deposits	185,771
Other liabilities	736
Total liabilities	186,507
Net assets acquired	$2,041
Goodwill resulting from acquisition	$1,259

The outstanding principal balance and the carrying amount of these loans included in the consolidated balance sheet at December 31, 2014, are as follows (dollars in thousands):

Outstanding principal balance	$87,453
Carrying amount	87,245

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

BCB Holding Company, Inc.

On March 3, 2014, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with BCB Holding Company, Inc., an Alabama corporation (“BCB”) and parent of Bay Bank, Mobile, Alabama. The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, BCB will merge with and into the Company (the “Merger”) and Bay Bank will merge with and into The First, A National Banking Association (“Bank Merger”). Subject to the terms and conditions of the Agreement, which has been approved by the Boards of Directors of the Company and BCB, each outstanding share of BCB common stock, other than shares held by the Company or BCB, or, shares with respect to which the holders thereof have perfected dissenters’ rights, will receive (i) for the BCB common stock that was outstanding prior to August 1, 2013, $3.60 per share which may be received in cash or the Company common stock provided that at least 30% of the aggregate consideration paid to such shareholders is in the Company common stock and one non-transferable contingent value right (“CVR”) of the CVR Consideration, and (ii) for the BCB common stock that was issued on August 1, 2013, $2.25 per share in cash. Each CVR is eligible to receive a cash payment equal to up to $0.40, with the exact amount based on the resolution of certain identified BCB loans over a three-year period following the closing of the transaction. Payout of the CVR will be overseen by a special committee of the Company’s Board of Directors. The Company redeemed in full a note payable by BCB to Alostar Bank, as well as the preferred stock issued under the U.S. Treasury’s Capital Purchase Program. The total consideration to be paid in connection with the acquisition will range between approximately $6.2 million and $6.6 million depending upon the payout of the CVR, as well as the price of the Company common stock on the closing of the transaction, which is subject to a cap and a collar regarding its price. An estimated liability of $174,000 has been accrued for the CVR and reflected in the financials at December 31, 2014.

As of the closing on July 1, 2014, the Company and BCB entered into an agreement and plan of merger pursuant to which BCB’s wholly-owned subsidiary, Bay Bank, was merged with and into the Company’s wholly-owned subsidiary, the Bank.

In connection with the acquisition, the Company recorded $1.7 million of goodwill and $.2 million of core deposit intangible. The core deposit intangible will be expensed over 10 years.

The Company acquired the $40.1 million loan portfolio at a fair value discount of $1.7 million. The discount represents expected credit losses, adjusted to market interest rates and liquidity adjustments.

The amounts of the acquired identifiable assets and liabilities as of the acquisition date were as follows

(dollars in thousands):

Purchase price:
Cash and fair value of common stock	$6,300
Total purchase price	6,300
Identifiable assets:
Cash and due from banks	8,307
Investments	23,423
Loans and leases	38,393
Other Real Estate	571
Core deposit intangible	225
Personal and real property	3,670
Deferred tax asset	2,502
Other assets	305
Total assets	77,396
Liabilities and equity:
Deposits	59,321
Borrowed funds	13,104
Other liabilities	326
Total liabilities	72,751
Net assets acquired	4,645
Goodwill resulting from acquisition	$1,655

The outstanding principal balance and the carrying amount of these loans included in the consolidated balance sheet at December 31, 2014, are as follows (dollars in thousands):

Outstanding principal balance	$36,671
Carrying amount	35,149

Loans acquired with deteriorated credit quality are detailed in Note E – Loans.

The amount of the revenue and earnings included in the Company’s consolidated income statement for the year ended December 31, 2014, reflect only amounts from the acquisition date of July 1, 2014, through December 31, 2014.

The following pro forma financial information presents the combined results of operations as if the acquisition had been effective January 1, 2013. These results include the impact of amortizing certain purchase accounting adjustments such as tangible assets, compensation expenses and the impact of the acquisition on income tax expense. There were no material nonrecurring pro forma adjustments directly attributable to the acquisition included within the following pro forma financial information. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the combination constituted a single entity during such periods. Growth opportunities are expected to be achieved in various amounts at various times during the years subsequent to the acquisition and not ratably over, or at the beginning or end of such periods. No adjustments have been reflected in the following pro forma financial information for anticipated growth opportunities.

	Year Ended December 31,
(In thousands)	2014	2013
	(Unaudited)

Interest income	$37,572	$33,720
Net income	7,177	5,765

Expenses associated with the acquisition were $29,000 and $508,000 for the three and twelve month periods ended December 31, 2014, respectively. These costs included system conversion and integrating operations charges as well as legal and consulting expenses, which have been expensed as incurred.

NOTE D – SECURITIES

A summary of the amortized cost and estimated fair value of available-for-sale securities and held-to-maturity securities at December 31, 2014 and 2013, follows:

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$27,225,335	$199,851	$53,550	$27,371,636
Tax-exempt and taxable obligations of states and municipal subdivisions	101,873,361	2,896,657	187,598	104,582,420
Mortgage-backed securities	91,697,199	1,579,218	240,805	93,035,612
Corporate obligations	29,952,502	140,556	1,307,782	28,785,276
Other	1,255,483	-	283,981	971,502
	$252,003,880	$4,816,282	$2,073,716	$254,746,446
Held-to-maturity securities:
Mortgage-backed securities	$2,192,741	$20,875	$-	$2,213,616
Taxable obligations of states and municipal subdivisions	6,000,000	1,780,200	-	7,780,200
	$8,192,741	$1,801,075	$-	$9,993,816

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$29,963,634	$122,764	$124,491	$29,961,907
Tax-exempt and taxable obligations of states and municipal subdivisions	107,676,085	1,937,586	1,535,036	108,078,635
Mortgage-backed securities	78,770,400	810,370	1,394,067	78,186,703
Corporate obligations	28,210,148	223,776	1,582,001	26,851,923
Other	1,255,483	-	283,980	971,503
	$245,875,750	$3,094,496	$4,919,575	$244,050,671
Held-to-maturity securities:
Mortgage-backed securities	$2,438,435	$-	$74,008	$2,364,427
Taxable obligations of states and municipal subdivisions	6,000,000	1,260,000	-	7,260,000
	$8,438,435	$1,260,000	$74,008	$9,624,427

The scheduled maturities of securities at December 31, 2014, were as follows:

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due less than one year	$18,914,378	$19,004,315	$-	$-
Due after one year through five years	79,825,867	80,580,533	-	-
Due after five years through ten years	39,340,584	40,277,184	-	-
Due after ten years	22,225,850	21,848,802	6,000,000	7,780,200
Mortgage-backed securities	91,697,200	93,035,612	2,192,741	2,213,616
	$252,003,879	$254,746,446	$8,192,741	$9,993,816

Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

$237,173 in gain was realized from the sale of available-for-sale securities in 2014 and no gain or loss in 2013. No other-than-temporary impairment losses were recognized for the years ended 2014 and 2013.

Securities with a carrying value of $191,534,036 and $197,611,193 at December 31, 2014 and 2013, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

The details concerning securities classified as available-for-sale with unrealized losses as of December 31, 2014 and 2013, were as follows:

50

	2014
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$5,510,325	$16,481	$3,451,215	$37,069	$8,961,540	$53,550
Tax-exempt and tax- able obligations of states and municipal subdivisions	9,191,726	28,694	10,667,122	158,904	19,858,848	187,598
Mortgage-backed securities	156,589	5,207	19,319,269	235,598	19,475,858	240,805
Corporate obligations	6,910,425	32,096	6,580,925	1,275,686	13,491,350	1,307,782
Other	-	-	971,502	283,981	971,502	283,981
	$21,769,065	$82,478	$40,990,033	$1,991,238	$62,759,098	$2,073,716

	2013
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$6,898,945	$124,491	$-	$-	$6,898,945	$124,491
Tax-exempt and tax- able obligations of states and municipal subdivisions	37,725,915	1,523,780	1,297,792	11,256	39,023,707	1,535,036
Mortgage-backed securities	39,540,663	1,394,067	-	-	39,540,663	1,394,067
Corporate obligations	10,814,405	174,210	3,386,225	1,407,791	14,200,630	1,582,001
Other	-	-	971,503	283,980	971,503	283,980
	$94,979,928	$3,216,548	$5,655,520	$1,703,027	$100,635,448	$4,919,575

Approximately 22% of the number of securities in the investment portfolio at December 31, 2014, reflected an unrealized loss. Management is of the opinion the Company has the ability to hold these securities until such time as the value recovers or the securities mature. Management also believes the deterioration in value is attributable to changes in market interest rates and lack of liquidity in the credit markets. We have determined that these securities are not other-than-temporarily impaired based upon anticipated cash flows.

NOTE E - LOANS

Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2014 and December 31, 2013, respectively, loans accounted for 71.3% and 68.1% of earning assets. The Company controls and mitigates the inherent credit and liquidity risks through the composition of its loan portfolio.

The following table shows the composition of the loan portfolio by category:

	December 31, 2014		December 31, 2013
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Mortgage loans held for sale	$2,103	0.3%	$3,680	0.6%
Commercial, financial and agricultural	106,109	15.0	81,792	14.0
Real Estate:
Mortgage-commercial	238,602	33.8	212,388	36.4
Mortgage-residential	256,406	36.3	202,343	34.7
Construction	84,935	12.0	67,287	11.5
Consumer and other	18,480	2.6	15,812	2.8
Total loans	706,635	100%	583,302	100%
Allowance for loan losses	(6,095)		(5,728)
Net loans	$700,540		$577,574

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

Activity in the allowance for loan losses for December 31, 2014 and 2013 was as follows:

(In thousands)

	2014	2013

Balance at beginning of period	$5,728	$4,727
Loans charged-off:
Real Estate	(1,203)	(457)
Installment and Other	(167)	(197)
Commercial, Financial and Agriculture	(89)	(105)
Total	(1,459)	(759)
Recoveries on loans previously charged-off:
Real Estate	325	600
Installment and Other	68	66
Commercial, Financial and Agriculture	15	18
Total	408	684
Net Charge-offs	(1,051)	(75)
Provision for Loan Losses	1,418	1,076
Balance at end of period	$6,095	$5,728

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2014 and December 31, 2013.

Allocation of the Allowance for Loan Losses

	December 31, 2014
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$713	15.3%
Commercial Real Estate	3,355	57.9
Consumer Real Estate	1,852	24.2
Consumer	175	2.6
Unallocated	-	-
Total	$6,095	100%

	December 31, 2013
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$582	14.0%
Commercial Real Estate	3,384	57.2
Consumer Real Estate	1,427	25.4
Consumer	173	3.4
Unallocated	162	-
Total	$5,728	100%

The following table represents the Company’s impaired loans at December 31, 2014 and December 31, 2013. This table includes performing troubled debt restructurings.

	December 31,	December 31,
	2014	2013
	(In thousands)
Impaired Loans:
Impaired loans without a valuation allowance	$4,702	$759
Impaired loans with a valuation allowance	4,858	4,071
Total impaired loans	$9,560	$4,830
Allowance for loan losses on impaired loans at period end	968	849
Total nonaccrual loans	6,056	3,181

Past due 90 days or more and still accruing	669	159
Average investment in impaired loans	7,077	4,007

The following table is a summary of interest recognized and cash-basis interest earned on impaired loans for the years ended December 31, 2014 and December 31, 2013:

	2014	2013

Interest income recognized during impairment	129	-
Cash-basis interest income recognized	256	148

The gross interest income that would have been recorded in the period that ended if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the twelve months for the years ended December 31, 2014 and 2013, was $92,000 and $43,000, respectively. The Company had no loan commitments to borrowers in non-accrual status at December 31, 2014 and 2013.

The following tables provide the ending balances in the Company's loans (excluding mortgage loans held for sale) and allowance for loan losses, broken down by portfolio segment as of December 31, 2014 and December 31, 2013. The tables also provide additional detail as to the amount of our loans and allowance that correspond to individual versus collective impairment evaluation. The impairment evaluation corresponds to the Company's systematic methodology for estimating its Allowance for Loan Losses.

December 31, 2014

		Installment	Commercial,
	Real Estate	and Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$9,282	$38	$240	$9,560
Collectively evaluated	568,952	18,610	107,410	694,972
Total	$578,234	$18,648	$107,650	$704,532

Allowance for Loan Losses
Individually evaluated	$922	$29	$17	$968
Collectively evaluated	4,285	146	696	5,127
Total	$5,207	$175	$713	$6,095

December 31, 2013

		Installment	Commercial,
	Real Estate	And Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$4,709	$39	$82	$4,830
Collectively evaluated	473,832	19,725	81,236	574,793
Total	$478,541	$19,764	$81,318	$579,623

Allowance for Loan Losses
Individually evaluated	$804	$35	$10	$849
Collectively evaluated	4,007	300	572	4,879
Total	$4,811	$335	$582	$5,728

The following tables provide additional detail of impaired loans broken out according to class as of December 31, 2014 and 2013. The recorded investment included in the following table represents customer balances net of any partial charge-offs recognized on the loans, net of any deferred fees and costs. As nearly all of our impaired loans at December 31, 2014 are on nonaccrual status, recorded investment excludes any insignificant amount of accrued interest receivable on loans 90-days or more past due and still accruing. The unpaid balance represents the recorded balance prior to any partial charge-offs.

December 31, 2014
				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial installment	$-	$-	$-	$50	$-
Commercial real estate	4,665	4,665	-	2,654	142
Consumer real estate	27	27	-	179	-
Consumer installment	10	10	-	11	-
Total	$4,702	$4,702	$-	$2,894	$142

Impaired loans with a related allowance:
Commercial installment	$240	$240	$18	$189	$20
Commercial real estate	2,558	2,558	315	2,415	59
Consumer real estate	2,032	2,032	607	1,546	33
Consumer installment	28	28	28	33	2
Total	$4,858	$4,858	$968	$4,183	$114

Total Impaired Loans:
Commercial installment	$240	$240	$18	$239	$20
Commercial real estate	7,223	7,223	315	5,069	201
Consumer real estate	2,059	2,059	607	1,725	33
Consumer installment	38	38	28	44	2
Total Impaired Loans	$9,560	$9,560	$968	$7,077	$256

December 31, 2013

				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial installment	$3	$3	$-	$45	$-
Commercial real estate	353	353	-	1,035	8
Consumer real estate	341	399	-	262	9
Consumer installment	4	4	-	5	-
Total	$701	$759	$-	$1,347	$17

Impaired loans with a related allowance:
Commercial installment	$79	$79	$10	$42	$6
Commercial real estate	2,685	2,685	400	2,147	100
Consumer real estate	1,202	1,272	404	1,019	21
Consumer installment	35	35	35	36	4
Total	$4,001	$4,071	$849	$3,244	$131

Total Impaired Loans:
Commercial installment	$82	$82	$10	$87	$6
Commercial real estate	3,038	3,038	400	3,182	108
Consumer real estate	1,543	1,671	404	1,281	30
Consumer installment	39	39	35	41	4
Total Impaired Loans	$4,702	$4,830	$849	$4,591	$148

Loans acquired with deteriorated credit quality are those purchased in the BCB Holding Company, Inc. acquisition (See Note C -Business Combination for further information). These loans were recorded at estimated fair value at the acquisition date with no carryover of the related allowance for loan losses. The acquired loans were segregated as of the acquisition date between those considered to be performing (acquired non-impaired loans) and those with evidence of credit deterioration (acquired impaired loans). Acquired loans are considered impaired if there is evidence of credit deterioration and if it is probable, at acquisition, all contractually required payments will not be collected.

The following table presents information regarding the contractually required payments receivable, cash flows expected to be collected and the estimated fair value of loans acquired in the BCB acquisition as of July 1, 2014, the closing date of the transaction:

	December 31, 2014
	(In thousands)
	Commercial, financial and agricultural	Mortgage- Commercial	Mortgage- Residential	Commercial and other	Total
Contractually required payments	$1,519	$29,648	$7,933	$976	$40,076
Cash flows expected to be collected	1,570	37,869	9,697	1,032	50,168
Fair value of loans acquired	1,513	28,875	7,048	957	38,393

Total outstanding acquired impaired loans were $3,480,190 as of December 31, 2014. The outstanding balance of these loans is the undiscounted sum of all amounts, including amounts deemed principal, interest, fees, penalties, and other under the loans, owed at the reporting date, whether or not currently due and whether or not any such amounts have been charged off.

Changes in the carrying amount and accretable yield for acquired impaired loans were as follows for the year ended December 31, 2014: (in thousands)

	Accretable Yield	Carrying Amount of Loans
Balance at beginning of period	$-	$-
Additions due to BCB acquisition on July 1, 2014	1,603	2,325
Accretion	(186)	186
Payments received, net	-	(448)
Balance at end of period	$1,417	$2,063

The following tables provide additional detail of troubled debt restructurings during the twelve months ended December 31, 2014 and 2013.

	December 31, 2014
	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
	(in thousands except number of loans)

Commercial installment	$239	$176	1	$15
Commercial real estate	1,345	1,342	7	26
Consumer real estate	94	94	1	1
Consumer installment	-	-	-	-
Total	$1,678	$1,612	9	$42

	December 31, 2013
	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
	(in thousands except number of loans)

Commercial installment	$-	$-	-	$-
Commercial real estate	858	858	3	53
Consumer real estate	66	65	1	2
Consumer installment	-	-	-	-
Total	$924	$923	4	$55

The TDRs presented above did increase the allowance for loan losses but resulted in -0- charge-offs for the years ended December 31, 2014 and 2013, respectively.

The balance of troubled debt restructurings at December 31, 2014 and 2013, was $6.8 million and 2.2 million, respectively, calculated for regulatory reporting purpose. As of December 31, 2014, the Company had no additional amount committed on any loan classified as troubled debt restructuring.

All loans were performing as agreed with modified terms.

During the twelve month period ending December 31, 2014 and 2013, the terms of 9 and 4 loans, respectively, were modified as TDRs. The modifications included one of the following or a combination of the following: maturity date extensions, interest only payments, amortizations were extended beyond what would be available on similar type loans, and payment waiver. No interest rate concessions were given on these nor were any of these loans written down.

	December 31, 2014
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non-Accrual	Total
Commercial installment	$233,340	$-	$-	$-	$233,340
Commercial real estate	1,684,755	-	-	2,729,170	4,413,925
Consumer real estate	952,162	622,302	-	448,796	2,023,260
Consumer installment	9,983	-	-	103,109	113,092
Total	$2,880,240	$622,302	$-	$3,281,075	$6,783,617
Allowance for loan losses	$120,220	$11,206	$102,657	$-	$234,083

	December 31, 2013
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non-Accrual	Total

Commercial installment	$72,783	$-	$-	$-	$72,783
Commercial real estate	406,931	-	-	-	406,931
Consumer real estate	1,071,918	58,462	-	422,142	1,552,522
Consumer installment	4,198	35,051	-	135,083	174,332
Total	$1,555,830	$93,513	$-	$557,225	$2,206,568
Allowance for loan losses	$62,084	$43,254	$-	$78,466	$183,804

The following tables summarize by class our loans classified as past due in excess of 30 days or more in addition to those loans classified as non-accrual:

	December 31, 2014
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$428	$-	$2,747	$3,175	$84,935
Real Estate-mortgage	3,208	208	2,164	5,580	256,406
Real Estate-nonfarm nonresidential	3,408	461	1,102	4,971	238,602
Commercial	29	-	5	34	106,109
Consumer	90	-	38	128	18,480
Total	$7,163	$669	$6,056	$13,888	$704,532

	December 31, 2013
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$478	$-	$212	$690	$67,287
Real Estate-mortgage	4,696	143	2,453	7,292	202,343
Real Estate- nonfarm nonresidential	252	-	507	759	212,388
Commercial	12	-	9	21	81,792
Consumer	115	16	-	131	15,813
Total	$5,553	$159	$3,181	$8,893	$579,623

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

As of December 31, 2014 and December 31, 2013, and based on the most recent analysis performed, the risk category of loans by class of loans (excluding mortgage loans held for sale) was as follows:

(In thousands)

December 31, 2014

				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total
Pass	$388,569	$167,827	$18,558	$107,126	$682,080
Special Mention	4,756	191	-	498	5,445
Substandard	14,727	2,567	90	63	17,447
Doubtful	-	-	-	-	-
Subtotal	408,052	170,585	18,648	107,687	704,972
Less:
Unearned Discount	320	82	-	38	440
Loans, net of unearned discount	$407,732	$170,503	$18,648	$107,649	$704,532

December 31, 2013

				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total
Pass	$316,573	$145,787	$19,725	$80,087	$562,172
Special Mention	4,084	32	-	1,033	5,149
Substandard	10,972	1,426	39	225	12,662
Doubtful	-	-	-	-	-
Subtotal	331,629	147,245	19,764	81,345	579,983
Less:
Unearned Discount	236	97	-	27	360
Loans, net of unearned discount	$331,393	$147,148	$19,764	$81,318	$579,623

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

	2014	2013
Premises:
Land	$10,565,633	$9,891,750
Buildings and improvements	25,872,002	22,966,215
Equipment	11,663,195	9,558,090
Construction in progress	188,146	32,985
	48,288,976	42,449,040
Less accumulated depreciation and amortization	13,479,133	10,377,299
	$34,809,843	$32,071,741

The amounts charged to operating expense for depreciation were $1,552,297 and $1,379,748 in 2014 and 2013, respectively.

NOTE G - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more as of December 31, 2014 and 2013, was $120,693,807 and $116,623,516, respectively.

At December 31, 2014, the scheduled maturities of time deposits included in interest-bearing deposits were as follows (in thousands):

Year	Amount

2015	$132,109
2016	39,029
2017	18,071
2018	7,878
2019	8,972
Thereafter	-
$206,059

NOTE H - BORROWED FUNDS

Borrowed funds consisted of the following:

	December 31,
	2014	2013

Reverse Repurchase Agreement	$5,000,000	$5,000,000
FHLB advances	84,450,067	47,000,000
	$89,450,067	$52,000,000

Advances from the FHLB have maturity dates ranging from January 2015 through June 2019. Interest is payable monthly at rates ranging from 0.16% to 5.47%. Advances due to the FHLB are collateralized by a blanket lien on first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. At December 31, 2014, FHLB advances available and unused totaled $143,885,000.

Future annual principal repayment requirements on the borrowings from the FHLB at December 31, 2014, were as follows:

Year	Amount

2015	$80,468,000
2016	982,067
2017	-
2018	-
2019	3,000,000
Total	$84,450,067

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $7,443,951 at December 31, 2014 and $6,530,592 at December 31, 2013. The maturity date of the remaining agreement is September 26, 2017, with a rate of 3.81%.

NOTE I – LEASE OBLIGATIONS

The Company is committed under several long-term operating leases which provide for minimum lease payments. Certain leases contain options for renewal. Total rental expense under these operating leases amounted to $421,000 and $249,000 as of December 31, 2014 and 2013, respectively.

The Company is also committed under one long-term capital lease agreement. The capital lease agreement had an outstanding balance of $1,154,000 and $1,286,000 at December 31, 2014 and 2013, respectively (included in other liabilities). This lease has a remaining term of 7 years at December 31, 2014. Assets related to the capital lease are included in premises and equipment and the cost consists of $2.6 million less accumulated depreciation of approximately $866,313 and $605,712 at December 31, 2014 and 2013, respectively.

Minimum future lease payments for the operating and capital leases at December 31, 2014, were as follows:

	Operating
	Leases	Capital Lease
	(In thousands)

2015	$481	$166
2016	473	168
2017	214	191
2018	141	191
2019	141	191
Thereafter	687	364

Total Minimum Lease Payments	$2,137	$1,271

Less: Amount representing interest		(117)

Present value of minimum lease payments		$1,154

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

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage). Management believes, as of December 31, 2014, that the Company and its subsidiary bank exceeded all capital adequacy requirements.

At December 31, 2014 and 2013, the subsidiary bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization. The actual capital amounts and ratios at December 31, 2014 and 2013, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

In 2013, the Federal Reserve voted to adopt final capital rules implementing Basel III requirements for U.S. Banking organizations. Under the final rule, minimum requirements will increase for both the quantity and quality of capital held by banking organizations. The final rule includes a new minimum ratio of common equity Tier 1 capital (Tier 1 Common) to risk-weighted assets and a Tier 1 Common capital conservation buffer of 2.5% of risk-weighted assets that will apply to all supervised financial institutions. The rule also raises the minimum ratio of Tier 1 capital to risk-weighted assets and includes a minimum leverage ratio of 4% for all banking organizations. These new minimum capital ratios are effective on January 1, 2015, and will be fully phased in on January 1, 2019.

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2014
Total risk-based	$95,419	12.3%	$94,888	12.2%
Tier I risk-based	89,324	11.5%	88,793	11.4%
Tier I leverage	89,324	8.4%	88,793	8.4%

December 31, 2013
Total risk-based	$88,503	13.4%	$87,707	13.3%
Tier I risk-based	82,755	12.5%	81,979	12.4%
Tier I leverage	82,755	9.0%	81,979	8.9%

The minimum amounts of capital and ratios as established by banking regulators at December 31, 2014 and 2013, were as follows:

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2014
Total risk-based	$62,272	8.0%	$62,208	8.0%
Tier I risk-based	31,136	4.0%	31,104	4.0%
Tier I leverage	42,363	4.0%	42,325	4.0%

December 31, 2013
Total risk-based	$53,029	8.0%	$52,935	8.0%
Tier I risk-based	26,514	4.0%	26,467	4.0%
Tier I leverage	37,002	4.0%	36,956	4.0%

The Company’s dividends, if any, are expected to be made from dividends received from its subsidiary bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years.

NOTE K - INCOME TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2014	2013
Current:
Federal (benefit)	$1,757,098	$(88,073)
State (benefit)	347,382	(15,737)
Deferred	331,399	1,707,403
	$2,435,879	$1,603,593

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2014		2013
	Amount	%	Amount	%

Income taxes at statutory rate	$3,076,856	34%	$2,122,650	34%
Tax-exempt income	(863,204)	(10)%	(797,167)	(13)%
Nondeductible expenses	238,638	3%	326,871	5%
State income tax, net of federal tax effect	215,803	2%	(10,386)	-
Tax credits	(337,716)	(4)%	-	-
Other, net	105,502	2%	(38,375)	-
	$2,435,879	27%	$1,603,593	26%

The components of deferred income taxes included in the consolidated financial statements were as follows:

	December 31,
	2014	2013
Deferred tax assets:
Allowance for loan losses	$2,273,435	$1,980,194
Net operating loss carryover	2,615,552	1,313,501
Unrealized loss on available-for-sale securities	-	620,527
Other real estate	357,873	445,448
Other	1,200,419	668,313
	6,447,279	5,027,983
Deferred tax liabilities:
Securities accretion	(124,942)	(97,917)
Premises and equipment	(443,080)	(684,787)
Unrealized gain on available-for-sale securities	(932,473)	-
Core deposit intangible	(238,562)	(239,364)
Goodwill	(716,188)	(498,612)
	(2,455,245)	(1,520,680)
Net deferred tax asset, included in other assets	$3,992,034	$3,507,303

With the acquisition of Wiggins in 2006, Baldwin in 2013, and Bay in 2014, the Company assumed federal tax net operating loss carryovers. These net operating losses are available to the Company through the years 2023, 2033, and 2034, respectively.

The Company follows the guidance of ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2014, the Company had no uncertain tax positions that it believes should be recognized in the financial statements. The tax years still subject to examination by taxing authorities are years subsequent to 2010.

NOTE L - EMPLOYEE BENEFITS

The Company and its subsidiary bank provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of six percent or less, the Company and its subsidiary bank provide a 50% matching contribution. Contributions totaled $255,716 in 2014 and $248,355 in 2013.

The Company sponsors an Employee Stock Ownership Plan (ESOP) for employees who have completed one year of service for the Company and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are at the discretion of the Board of Directors. At December 31, 2014, the ESOP held 5,969 shares of Company common stock and had no debt obligation. All shares held by the plan were considered outstanding for net income per share purposes. Total ESOP expense was $26,267 for 2014 and $22,785 for 2013.

During 2014, the Company established a Supplemental Executive Retirement Plan (“SERP”) for three active key executives. Pursuant to the SERP, these officers are entitled to receive 180 equal monthly payments commencing at the later of obtaining age 65 or separation from service. The costs of such benefits, assuming a retirement date at age 65, will be accrued by the Company at such retirement date. During 2014, the Company accrued $57,000 for future benefits payable under the SERP. The SERP is an unfunded plan and is considered a general contractual obligation of the Company.

NOTE M - STOCK PLANS

In 2007, the Company adopted the 2007 Stock Incentive Plan.  The 2007 Plan provides for the issuance of up to 315,000 shares of Company Common Stock, $1.00 par value per share.  Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.  Through the year ended December 31, 2009, no shares were issued under this Plan. During the year ended December 31, 2013, 52,653 nonvested restricted stock awards were granted under the Plan. During the year ended December 31, 2014, 69,627 nonvested restricted stock awards were granted under the Plan and 2,000 stock awards were forfeited due to separation. During 2014, 5,981 shares were repurchased for payment of taxes. The weighted average grant-date fair value for these shares was $14.27 per share. Compensation costs in the amount of $617,779 was recognized for the year ended December 31, 2014 and $391,777 for the year ended December 31, 2013. Shares of restricted stock granted to employees under this stock plan are subject to restrictions as to the vesting period. The restricted stock award becomes 100% vested on the earliest of 1) the three or five year vesting period provided the Grantee has not incurred a termination of employment prior to that date, 2) the Grantee’s retirement, or 3) the Grantee’s death. During this period, the holder is entitled to full voting rights and dividends, which are held until vested. As of December 31, 2014, there was approximately $1,012,000 of unrecognized compensation cost related to this Plan. The cost is expected to be recognized over the remaining term of the vesting period (approximately 2 years).

NOTE N - SUBORDINATED DEBENTURES

On June 30, 2006, the Company issued $4,124,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 2 in which the Company owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $4,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities were redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2036. Interest on the preferred securities is the three month London Interbank Offer Rate (LIBOR) plus 1.65% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. On July 27, 2007, the Company issued $6,186,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 3 in which the Company owns all of the common equity. The debentures are the sole asset of Trust 3. The Trust issued $6,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2037. Interest on the preferred securities is the three month LIBOR plus 1.40% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. In accordance with the provisions of ASC Topic 810, Consolidation, the trusts are not included in the consolidated financial statements.

NOTE O - TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2014, and 2013.

NOTE P - RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank makes loans to its directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. Such loans amounted to approximately $8,442,000 and $8,977,000 at December 31, 2014 and 2013, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2014, is summarized as follows (in thousands):

Loans outstanding at beginning of year	$8,977
New loans	908
Repayments	(1,443)
Loans outstanding at end of year	$8,442

NOTE Q - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The subsidiary bank had outstanding letters of credit of $986,000 and $675,000 at December 31, 2014 and 2013, respectively, and had made loan commitments of approximately $128,086,000 and $113,372,000 at December 31, 2014 and 2013, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the two years ended December 31, 2014, nor are any significant losses as a result of these transactions anticipated.

The primary market area served by the Bank is Forrest, Lamar, Jones, Pearl River, Jackson, Hancock, Stone, and Harrison Counties within South Mississippi, as well as Washington Parish, St. Tammany Parish and East Baton Rouge Parish in Louisiana and Baldwin and Mobile Counties in South Alabama. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2014, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the Bank’s loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

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

The following table presents the Company’s available-for-sale securities that are measured at fair value on a recurring basis and the level within the hierarchy in which the fair value measurements fell as of December 31, 2014 and December 31, 2013 (in thousands):

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2014

Obligations of U.S. Government agencies	$27,372	$-	$27,372	$-
Municipal securities	104,582	-	104,582	-
Mortgage-backed securities	93,036	-	93,036	-
Corporate obligations	28,784	-	25,983	2,801
Other	972	972	-	-
Total	$254,746	$972	$250,973	$2,801

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2013

Obligations of U.S. Government agencies	$29,962	$-	$29,962	$-
Municipal securities	108,078	-	108,078	-
Mortgage-backed securities	78,187	-	78,187	-
Corporate obligations	26,852	-	24,054	2,798
Other	972	972	-	-
Total	$244,051	$972	$240,281	$2,798

The following is a reconciliation of activity for assets measured at fair value based on significant unobservable (non-market) information.

(In thousands)	Bank-Issued Trust Trust Preferred Securities
	2014	2013
Balance of recurring Level 3 assets at January 1	$2,798	$2,668
Transfers into Level 3	-	-
Transfers out of Level 3	-	-
Unrealized income included in comprehensive income	3	130
Balance of recurring Level 3 assets at December 31	$2,801	$2,798

The following table presents quantitative information about recurring Level 3 fair value measurements (in thousands):

Trust Preferred Securities	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs
December 31, 2014	$2,801	Discounted cash flow	Discount rate	.79% - 2.49%
December 31, 2013	$2,798	Discounted cash flow	Discount rate	.79% - 2.49%

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

Other Real Estate Owned

Other real estate owned consists of properties obtained through foreclosure. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Fair value of other real estate owned is based on current independent appraisals. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through other income. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other income. Other real estate owned measured at fair value on a non-recurring basis at December 31, 2014, amounted to $4.7 million. Other real estate owned is classified within Level 2 of the fair value hierarchy.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fell at December 31, 2014 and December 31, 2013 (in thousands).

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2014

Impaired loans	$9,560	$-	$9,560	$-
Other real estate owned	4,655	-	4,655	-

December 31, 2013

Impaired loans	$4,830	$-	$4,830	$-
Other real estate owned	4,470	-	4,470	-

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

As of December 31, 2014			Fair Value Measurements
	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:
Assets:
Cash and cash equivalents	$44,618	$44,618	$44,618	$-	$-
Securities available-for-sale	254,746	254,746	972	250,973	2,801
Securities held-to-maturity	8,193	9,994	-	9,994	-
Other securities	7,234	7,234	-	7,234	-
Loans, net	700,540	715,849	-	-	715,849
Bank-owned life insurance	14,463	14,463	-	14,463	-

Liabilities:
Noninterest-bearing deposits	$201,362	$201,362	$-	$201,362	$-
Interest-bearing deposits	691,413	691,036	-	691,036	-
Subordinated debentures	10,310	10,310	-	-	10,310
FHLB and other borrowings	89,450	89,450	-	89,450	-

As of December 31, 2013			Fair Value Measurements
	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:
Assets:
Cash and cash equivalents	$39,252	$39,252	$39,252	$-	$-
Securities available-for-sale	244,051	244,051	972	240,281	2,798
Securities held-to-maturity	8,438	9,624	-	9,624	-
Other securities	5,534	5,534	-	5,534	-
Loans, net	577,574	590,866	-	-	590,866
Bank-owned life insurance	6,593	6,593	-	6,593	-

Liabilities:
Noninterest-bearing deposits	$144,624	$144,624	$-	$144,624	$-
Interest-bearing deposits	635,347	634,907	-	634,907	-
Subordinated debentures	10,310	10,310	-	-	10,310
FHLB and other borrowings	52,000	52,000	-	52,000	-

NOTE S - SENIOR PREFERRED STOCK

Pursuant to the terms of the letter agreement between the Company and the United States Department of the Treasury (“Treasury”), the Company issued 17,123 CDCI Preferred Shares.

The Letter Agreement contains limitations on the payment of dividends on the common stock to no more than 100% of the aggregate per share dividend and distributions for the immediate prior fiscal year (dividends of $0.15 per share were declared and paid 2011 through 2014) and on the Company’s ability to repurchase its common stock in the event of a non-payment of our dividend, and continues to subject the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (EESA), as previously disclosed by the Company. The CDCI Preferred Shares entitle the holder to an annual dividend of 2% for 8 years of the liquidation value of the shares, payable quarterly in arrears.

NOTE T - PARENT COMPANY FINANCIAL INFORMATION

The balance sheets, statements of income and cash flows for The First Bancshares, Inc. (parent company only) follow.

Condensed Balance Sheets

	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$63,707	$8,314
Investment in subsidiary bank	105,685,727	94,311,642
Investments in statutory trusts	310,000	310,000
Other securities	-	100,000
Premises and equipment	-	368,623
Other	808,132	511,742
	$106,867,566	$95,610,321
Liabilities and Stockholders’ Equity:
Subordinated debentures	$10,310,000	$10,310,000
Other	341,982	191,981
Stockholders’ equity	96,215,584	85,108,340
	$106,867,566	$95,610,321

Condensed Statements of Income

	Years Ended December 31,
	2014	2013
Income:
Interest and dividends	$5,453	$5,610
Dividend income	5,109,668	3,100,000
Other	364,719	-
	5,479,840	3,105,610
Expenses:
Interest on borrowed funds	181,330	186,581
Legal	504,130	773,163
Other	752,027	810,323
	1,437,487	1,770,067

Income before income taxes and equity in undistributed income of subsidiary	4,042,353	1,335,543
Income tax benefit	296,388	511,743
Income before equity in undistributed income of subsidiary	4,338,741	1,847,286
Equity in undistributed income of subsidiary	2,274,955	2,792,209

Net income	$6,613,696	$4,639,495

Condensed Statements of Cash Flows

	Years Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income	$6,613,696	$4,639,495
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed income of subsidiary	(2,274,955)	(2,792,209)
Restricted stock expense	617,779	391,777
Gain on sale of assets	(364,719)	-
Other, net	689,740	181,923
Net cash provided by operating activities	5,281,541	2,420,986

Cash flows from investing activities:
Investment in subsidiary bank	-	(20,450,000)
Outlays for acquisition	(4,034,668)	-
Net cash used in investing activities	(4,034,668)	(20,450,000)

Cash flows from financing activities:
Dividends paid on common stock	(763,488)	(600,452)
Dividends paid on preferred stock	(342,460)	(342,460)
Repurchase of restricted stock for payment of taxes	(85,532)	(26,749)
Issuance of 1,951,220 common shares, net	-	18,958,464
Net cash provided by (used in) financing activities	(1,191,480)	17,988,803

Net increase (decrease) in cash and cash equivalents	55,393	(40,211)
Cash and cash equivalents at beginning of year	8,314	48,525

Cash and cash equivalents at end of year	$63,707	$8,314

NOTE U - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31
	(In thousands, except per share amounts)

2014
Total interest income	$8,447	$8,574	$9,688	$9,662
Total interest expense	623	726	833	791
Net interest income	7,824	7,848	8,855	8,871
Provision for loan losses	358	277	631	152
Net interest income after provision for loan losses	7,466	7,571	8,224	8,719
Total non-interest income	1,672	2,055	2,021	2,055
Total non-interest expense	7,227	7,384	8,071	8,051
Income tax expense	484	629	641	682
Net income	1,427	1,613	1,533	2,041
Preferred dividends and stock accretion	106	86	85	86

Net income applicable to common stockholders	$1,321	$1,527	$1,448	$1,955
Per common share:
Net income, basic	$.26	$.30	$.27	$.37
Net income, diluted	.25	.29	.27	.36
Cash dividends declared	.0375	.0375	.0375	.0375

2013
Total interest income	$6,650	$7,609	$8,648	$8,411
Total interest expense	759	823	690	645
Net interest income	5,891	6,786	7,958	7,766
Provision for loan losses	311	349	360	59
Net interest income after provision for loan losses	5,580	6,437	7,598	7,707
Total non-interest income	1,930	1,890	1,592	1,671
Total non-interest expense	5,979	7,245	7,630	7,308
Income tax expense	306	270	456	572
Net income	1,225	812	1,104	1,498
Preferred dividends and stock accretion	106	106	106	106
Net income applicable to common Stockholders	$1,119	$706	$998	$1,392
Per common share:
Net income, basic	$.36	$.18	$.20	$.27
Net income, diluted	.35	.18	.19	.27
Cash dividends declared	.0375	.0375	.0375	.0375

