Form 10-K, Exhibit 13
period 2015-12-31
FIRST BANCSHARES INC /MS/
filed 2016-03-30
CIK 947559

Exhibit 13

THE FIRST BANCSHARES, INC.
2015 ANNUAL REPORT

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars In Thousands, Except Per Share Data)

	December 31,
	2015	2014	2013	2012	2011
Earnings:
Net interest income	$36,994	$33,398	$28,401	$22,194	$19,079
Provision for loan losses	410	1,418	1,076	1,228	1,468

Noninterest income	7,588	7,803	7,083	6,324	4,598
Noninterest expense	32,161	30,734	28,165	22,164	18,870
Net income	8,799	6,614	4,639	4,049	2,871
Net income applicable to common stockholders	8,456	6,251	4,215	3,624	2,529

Per common share data:
Basic net income per share	$1.57	$1.20	$.98	$1.17	$.83

Diluted net income per share	1.55	1.19	.96	1.16	.82
Per share data:
Basic net income per share	$1.64	$1.27	$1.07	$1.31	$.94
Diluted net income per share	1.62	1.25	1.06	1.29	.93

Selected Year End Balances:

Total assets	$1,145,131	$1,093,768	$940,890	$721,385	$681,413
Securities	254,959	270,174	258,023	226,301	221,176
Loans, net of allowance	769,742	700,540	577,574	408,970	383,418
Deposits	916,695	892,775	779,971	596,627	573,394
Stockholders’ equity	103,436	96,216	85,108	65,885	60,425

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management's discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and The First during the year ended December 31, 2015, when compared to the years 2014 and 2013. The Company's consolidated financial statements and related notes should also be considered.

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

Goodwill is assessed for impairment both annually and when events or circumstances occur that make it more likely than not that impairment has occurred. As part of its testing, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines the fair value of a reporting unit is less than its carrying amount using these qualitative factors, the Company then compares the fair value of goodwill with its carrying amount, and then measures impaired loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. No impairment was indicated when the annual test was performed in 2015.

Overview

The First Bancshares, Inc. (the Company) was incorporated on June 23, 1995, and serves as a bank holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi. The First began operations on August 5, 1996, from its main office in the Oak Grove community, which is on the western side of Hattiesburg. The First has 30 locations in South Mississippi, South Alabama and Louisiana. See Note C of Notes to Consolidated Financial Statements for information regarding branch acquisitions. The Company and The First engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals.

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

The Company increased from approximately $1.1 billion in total assets, and $892.8 million in deposits at December 31, 2014 to approximately $1.1 billion in total assets, and $916.7 million in deposits at December 31, 2015. Loans net of allowance for loan losses increased from $701.0 million at December 31, 2014 to approximately $769.7 million at December 31, 2015. The Company increased from $96.2 million in stockholders’ equity at December 31, 2014 to approximately $103.4 million at December 31, 2015. The First reported net income of $9,620,000 and $7,385,000 for the years ended December 31, 2015 and 2014, respectively. For the years ended December 31, 2015 and 2014, the Company reported consolidated net income applicable to common stockholders of $8,456,000 and $6,251,000, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company's Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars In Thousands, Except Per Share Data)

	December 31,
	2015	2014	2013	2012	2011
Earnings:
Net interest income	$36,994	$33,398	$28,401	$22,194	$19,079
Provision for loan losses	410	1,418	1,076	1,228	1,468
Noninterest income	7,588	7,803	7,083	6,324	4,598
Noninterest expense	32,161	30,734	28,165	22,164	18,870
Net income	8,799	6,614	4,639	4,049	2,871
Net income applicable to common stockholders	8,456	6,251	4,215	3,624	2,529

Per common share data:
Basic net income per share	$1.57	$1.20	$.98	$1.17	$.83
Diluted net income per share	1.55	1.19	.96	1.16	.82
Per share data:
Basic net income per share	$1.64	$1.27	$1.07	$1.31	$.94
Diluted net income per share	1.62	1.25	1.06	1.29	.93

Selected Year End Balances:

Total assets	$1,145,131	$1,093,768	$940,890	$721,385	$681,413
Securities	254,959	270,174	258,023	226,301	221,176
Loans, net of allowance	769,742	700,540	577,574	408,970	383,418
Deposits	916,695	892,775	779,971	596,627	573,394
Stockholders’ equity	103,436	96,216	85,108	65,885	60,425

7

Results of Operations

The following is a summary of the results of operations by The First for the years ended December 31, 2015 and 2014.

	2015	2014
	(In thousands)

Interest income	$40,196	$36,365
Interest expense	3,022	2,791
Net interest income	37,174	33,574

Provision for loan losses	410	1,418

Net interest income after provision for loan losses	36,764	32,156

Other income	7,589	7,439

Other expense	31,032	29,477

Income tax expense	3,701	2,733

Net income	$9,620	$7,385

The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2015 and 2014:

	2015	2014
	(In thousands)

Net interest income:
Net interest income of The First	$37,174	$33,574
Intercompany eliminations	(180)	(176)
	$36,994	$33,398

Net income applicable to common stockholders:
Net income of The First	$9,620	$7,385
Net loss of the Company, excluding intercompany accounts	(1,164)	(1,134)
	$8,456	$6,251

Consolidated Net Income

The Company reported consolidated net income applicable to common stockholders of $8,456,242 for the year ended December 31, 2015, compared to a consolidated net income of $6,250,743 for the year ended December 31, 2014. The increase in income was attributable to an increase in net interest income of $3.6 million or 10.8%, which was offset by an increase in other expenses of $1.4 million or 4.6%.

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

Consolidated net interest income was approximately $36,994,000 for the year ended December 31, 2015, as compared to $33,398,000 for the year ended December 31, 2014. This increase was the direct result of increased loan volumes during 2015 as compared to 2014. Average interest-bearing liabilities for the year 2015 were $822,708,000 compared to $746,025,000 for the year 2014. At December 31, 2015, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.55% compared to 3.50% at December 31, 2014. The net interest margin (which is net interest income divided by average earning assets) was 3.63% for the year 2015 compared to 3.58% for the year 2014. Rates paid on average interest-bearing liabilities decreased to .39% for the year 2015 compared to .40% for the year 2014. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 71.7% of average earning assets for the year 2015 compared to 67.8% for the year 2014.

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

Average Balances, Income and Expenses, and Rates

	Years Ended December 31,
	2015			2014			2013
	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate
	(Dollars in thousands)
Assets
Earning Assets
Loans (1)(2)	$730,326	$34,242	4.69%	$632,049	$30,276	4.79%	$583,200	$25,736	4.41%
Securities	256,462	5,803	2.26%	271,247	5,957	2.20%	248,237	5,419	2.18%
Federal funds sold (3)	24,582	64	.26%	24,845	53	.21%	18,564	62	.33%
Other	7,585	93	1.23%	3,827	85	2.22%	7,404	101	1.36%
Total earning assets	1,018,955	40,202	3.94%	931,968	36,371	3.90%	857,405	31,318	3.65%

Cash and due from banks	31,378			30,657			25,447
Premises and equipment	33,797			33,252			30,816
Other assets	44,375			40,428			33,314
Allowance for loan losses	(6,313)			(5,983)			(5,240)
Total assets	$1,122,192			$1,030,322			$941,742

Liabilities
Interest-bearing liabilities	$822,708	$3,208	.39%	$746,025	$2,973	.40%	$728,322	$2,917	.40%
Demand deposits (1)	196,284			184,037			115,909
Other liabilities	4,594			11,990			12,430
Stockholders’ equity	98,606			88,270			85,081
Total liabilities and stockholders’ equity	$1,122,192			$1,030,322			$941,742

Net interest spread			3.55%			3.50%			3.25%
Net yield on interest-earning assets		$36,994	3.63%		$33,398	3.58%		$28,401	3.31%

(1)	All loans and deposits were made to borrowers in the United States. Includes nonaccrual loans of $7,368, $6,056, and $3,181, respectively, during the periods presented. Loans include held for sale loans.
(2)	Includes loan fees of $692, $717, and $525, respectively.
(3)	Includes EBA-MNBB and Federal Reserve – New Orleans.

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

Analysis of Changes in Consolidated Net Interest Income

	Year Ended December 31,			Year Ended December 31,
	2015 versus 2014 Increase (decrease) due to			2014 versus 2013 Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Earning Assets
Loans	$3,826	$140	$3,966	$2,154	$2,386	$4,540
Securities	(298)	144	(154)	502	36	538
Federal funds sold	19	(8)	11	21	(30)	(9)
Other short-term investments	3	5	8	(49)	33	(16)
Total interest income	3,550	281	3,831	2,628	2,425	5,053
Interest-Bearing Liabilities
Interest-bearing transaction accounts	204	66	270	88	(31)	57
Money market accounts and savings	6	(24)	(18)	82	(57)	25
Time deposits	(108)	50	(58)	59	62	121
Borrowed funds	77	(36)	41	1,113	(1,260)	(147)
Total interest expense	179	56	235	1,342	(1,286)	56
Net interest income	$3,371	$225	$3,596	$1,286	$3,711	$4,997

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

The following tables illustrate the Company's consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2013, 2014, and 2015.

	December 31, 2013
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$89,314	$98,315	$187,629	$395,673	$583,302
Securities (2)	10,114	16,006	26,120	231,903	258,023
Funds sold and other	967	14,205	15,172	-	15,172
Total earning assets	$100,395	$128,526	$228,921	$627,576	$856,497
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$240,513	$240,513	$-	$240,513
Money market accounts	107,564	-	107,564	-	107,564
Savings deposits (1)	-	55,113	55,113	-	55,113
Time deposits	46,875	87,475	134,350	68,637	202,987
Total interest-bearing deposits	154,439	383,101	537,540	68,637	606,177
Borrowed funds (3)	37,000	4,000	41,000	11,000	52,000
Total interest-bearing liabilities	191,439	387,101	578,540	79,637	658,177
Interest-sensitivity gap per period	$(91,044)	$(258,575)	$(349,619)	$547,939	$198,320
Cumulative gap at December 31, 2013	$(91,044)	$(349,619)	$(349,619)	$198,320	$198,320
Ratio of cumulative gap to total earning assets at December 31, 2013	(10.6)%	(40.8)%	(40.8)%	23.2%

	December 31, 2014
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$99,183	$82,644	$181,827	$524,808	$706,635
Securities (2)	14,266	14,880	29,146	241,028	270,174
Funds sold and other	386	13,899	14,285	-	14,285
Total earning assets	$113,835	$111,423	$225,258	$765,836	$991,094
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$301,721	$301,721	$-	$301,721
Money market accounts	117,018	-	117,018	-	117,018
Savings deposits (1)	-	66,615	66,615	-	66,615
Time deposits	53,529	78,581	132,110	73,949	206,059
Total interest-bearing deposits	170,547	446,917	617,464	73,949	691,413
Borrowed funds (3)	40,004	40,464	80,468	8,982	89,450
Total interest-bearing liabilities	210,551	487,381	697,932	82,931	780,863
Interest-sensitivity gap per period	$(96,716)	$(375,958)	$(472,674)	$682,905	$210,231
Cumulative gap at December 31, 2014	$(96,716)	$(472,674)	$(472,674)	$210,231	$210,231
Ratio of cumulative gap to total earning assets at December 31, 2014	(9.8)%	(47.7)%	(47.7)%	21.2%

	December 31, 2015
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$101,160	$76,996	$178,156	$598,333	$776,489
Securities (2)	14,831	18,100	32,931	222,028	254,959
Funds sold and other	321	17,303	17,624	-	17,624
Total earning assets	$116,312	$112,399	$228,711	$820,361	$1,049,072
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$373,686	$373,686	$-	$373,686
Money market accounts	105,434	-	105,434	-	105,434
Savings deposits (1)	-	68,657	68,657	-	68,657
Time deposits	37,222	83,549	120,771	58,702	179,473
Total interest-bearing deposits	142,656	525,892	668,548	58,702	727,250
Borrowed funds (3)	81,130	21,191	102,321	8,000	110,321
Total interest-bearing liabilities	223,786	547,083	770,869	66,702	837,571
Interest-sensitivity gap per period	$(107,474)	$(434,684)	$(542,158)	$753,659	$211,501
Cumulative gap at December 31, 2015	$(107,474)	$(542,158)	$(542,158)	$211,501	$211,501
Ratio of cumulative gap to total earning assets at December 31, 2015	(10.2)%	(51.7)%	(51.7)%	20.2%

(1)	NOW and savings accounts are subject to immediate withdrawal and repricing. These deposits do not tend to immediately react to changes in interest rates and the Company believes these deposits are a stable and predictable funding source. Therefore, these deposits are included in the repricing period that management believes most closely matches the periods in which they are likely to reprice rather than the period in which the funds can be withdrawn contractually.
(2)	Securities include mortgage backed and other installment paying obligations based upon stated maturity dates.
(3)	Does not include subordinated debentures of $10,310,000

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
Loan Volume Trends
Non-Performing Assets
Underwriting Standards/Lending Policies
Experience/Depth of Bank Lending Management

Our model takes into account many local and national economic factors as well as portfolio trends.  Local and national economic trends are measured quarterly, typically in the month following quarter end to facilitate the release of economic data from the reporting agencies.  These factors are allocated a basis point value ranging from -25 to +25 basis points and directly affect the amount reserved for each branch.  As of December 31, 2015, most economic indicators both local and national pointed to a weak economy thus most factors were assigned a positive basis point value. This increased the amount of the allowance that was indicated by historical loss factors.  Portfolio trends are measured monthly on a per branch basis to determine the percentage of loans in each branch that the Bank has determined as having more risk.  Portfolio risk is defined as areas in the Bank’s loan portfolio in which there is additional risk involved in the loan type or some other area in which the Bank has identified as having more risk.  Each area is tracked on bank-wide as well as on a branch-wide basis.  Branches are analyzed based on the gross percentage of concentrations of the Bank as a whole.  Portfolio risk is determined by analyzing concentrations in the areas outlined by determining the percentage of each branch’s total portfolio that is made up of the particular loan type and then comparing that concentration to the Bank as a whole. Branches with concentrations in these areas are graded on a scale from – 25 basis points to + 25 basis points. Second mortgages, single pay loans, loans secured by raw land, unsecured loans and loans secured by non owner occupied property are considered to be of higher risk than those of a secured and amortizing basis. LTV exceptions place the Bank at risk in the event of repossession or foreclosure.

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

At December 31, 2015, the consolidated allowance for loan losses amounted to approximately $6.7 million, or .87% of outstanding loans. Including valuation accounting adjustments on acquired loans, the total valuation plus ALLL was 1.11% of loans at December 31, 2015. At December 31, 2014, the allowance for loan losses amounted to approximately $6.1 million, which was .86% of outstanding loans. The Company’s provision for loan losses was $410,000 for the year ended December 31, 2015, compared to $1,418,000 for the year ended December 31, 2014.

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

The following tables illustrate the Company’s past due and nonaccrual loans at December 31, 2015 and 2014.

	December 31, 2015
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$311	$-	$2,956
Real Estate-mortgage	3,339	29	2,055
Real Estate-nonfarm nonresidential	736	-	2,225
Commercial	97	-	100
Consumer	70	-	32
Total	$4,553	$29	$7,368

	December 31, 2014
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$428	$-	$2,747
Real Estate-mortgage	3,208	208	2,164
Real Estate-nonfarm nonresidential	3,408	461	1,102
Commercial	29	-	5
Consumer	90	-	38
Total	$7,163	$669	$6,056

Total nonaccrual loans at December 31, 2015, amounted to $7.4 million which was an increase of $1.3 million from the December 31, 2014, amount of $6.1 million. Management believes these relationships were adequately reserved at December 31, 2015. Restructured loans not reported as past due or nonaccrual at December 31, 2015, amounted to $2.8 million.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming asset categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2015 and December 31, 2014, The First had potential problem loans of $17,878,000 and $20,946,000, respectively.

Consolidated Allowance For Loan Losses

(In thousands)

	Years Ended December 31,
	2015		2014		2013		2012		2011

Average loans outstanding	$730,326		$632,049		$583,200		$388,012		$354,295
Loans outstanding at year end	$776,489		$706,635		$583,302		$413,697		$387,929

Total nonaccrual loans	$7,368		$6,056		$3,181		$3,401		$5,125

Beginning balance of allowance	$6,095		$5,728		$4,727		$4,511		$4,617
Loans charged-off	(843)		(1,459)		(759)		(1,190)		(1,987)
Total loans charged-off	(843)		(1,459)		(759)		(1,190)		(1,987)
Total recoveries	1,085		408		684		178		413
Net loans (charged-off) recoveries	242		(1,051)		(75)		(1,012)		(1,574)
Provision for loan losses	410		1,418		1,076		1,228		1,468
Balance at year end	$6,747		$6,095		$5,728		$4,727		$4,511

Net charge-offs (recoveries) to average loans	(.03)%		.17%		.01%		.26%		.44%
Allowance as percent of total loans	.87%		.86%		.98%		1.14%		1.16%
Nonperforming loans as a percentage of total loans	.95%		.86%		.55%		.82%		1.32%
Allowance as a multiple of nonaccrual loans	.92	X	1.0	X	1.8	X	1.4	X	.88	X

At December 31, 2015, the components of the allowance for loan losses consisted of the following:

Allowance
(In thousands)
Allocated:
Impaired loans	$957
Graded loans	5,790
$6,747

Graded loans are those loans or pools of loans assigned a grade by internal loan review.

The following table represents the activity of the allowance for loan losses for the years 2015 and 2014.

Analysis of the Allowance for Loan Losses

	Years Ended December 31,
	2015	2014
	(Dollars in thousands)

Balance at beginning of year	$6,095	$5,728
Charge-offs:
Real Estate-construction	(162)	(47)
Real Estate-mortgage	(372)	(1,156)
Real Estate-nonfarm nonresidential	(-)	(-)
Commercial	(183)	(89)
Consumer	(126)	(167)
Total	(843)	(1,459)
Recoveries:
Real Estate-construction	63	96
Real Estate-mortgage	827	212
Real Estate-nonfarm nonresidential	15	17
Commercial	99	15
Consumer	81	68
Total	1,085	408
Net (Charge-offs) Recoveries	242	(1,051)
Provision for Loan Losses	410	1,418
Balance at end of year	$6,747	$6,095

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2015 and 2014.

Allocation of the Allowance for Loan Losses

	December 31, 2015
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$895	17.1%
Commercial Real Estate	3,018	58.4%
Consumer Real Estate	1,477	21.9%
Consumer	141	2.5%
Unallocated	1,216	0.1%
Total	$6,747	100%

	December 31, 2014
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$713	15.3%
Commercial Real Estate	3,355	57.9%
Consumer Real Estate	1,852	24.2%
Consumer	175	2.6%
Unallocated	-	-
Total	$6,095	100%

Noninterest Income and Expense

Noninterest Income. The Company’s primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income decreased $215,000 or 2.8% during 2015 to $7,589,000 from $7,803,000 for the year ended December 31, 2014. The deposit activity fees were $5,014,000 for 2015 compared to $4,262,000 for 2014. Other service charges decreased by $392,000 or 20.2% from $1,938,000 for the year ended December 31, 2014, to $1,546,000 for the year ended December 31, 2015. Impairment losses on investment securities were $0 for 2015 and 2014.

Noninterest expense increased from $30.7 million for the year ended December 31, 2014, to $32.2 million for the year ended December 31, 2015. The Company experienced slight increases in most expense categories. The largest increase was in salaries and employee benefits, which increased by $1.1 million in 2015 as compared to 2014. These increases were due in part to a full year of the Bay Bank branches and the addition of the Mortgage Connection.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense

	Years ended December 31,
	2015	2014	2013
	(In thousands)

Salaries and employee benefits	$18,537	$17,462	$14,855
Occupancy	3,422	3,141	2,648
Equipment	1,199	1,541	1,452
Marketing and public relations	497	445	451
Data processing	150	161	169
Supplies and printing	300	498	455
Telephone	631	616	731
Correspondent services	104	83	74
Deposit and other insurance	1,051	1,048	834
Professional and consulting fees	1,332	1,618	2,433
Postage	400	302	303
ATM expense	763	689	639
Other	3,775	3,130	3,121

Total	$32,161	$30,734	$28,165

Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future income/deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2015 and 2014, respectively, average loans accounted for 71.7% and 67.8% of average earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $730.3 million during 2015, as compared to $632.0 million during 2014, and $583.2 million during 2013.

The following table shows the composition of the loan portfolio by category:

Composition of Loan Portfolio

	December 31,
	2015		2014		2013
	Amount	Percent Of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Mortgage loans held for sale	$3,974	0.5%	$2,103	0.3%	$3,680	0.6%
Commercial, financial and agricultural	129,197	16.6%	106,109	15.0%	81,792	14.0%
Real Estate:
Mortgage-commercial	253,309	32.6%	238,602	33.8%	212,388	36.4%
Mortgage-residential	272,180	35.1%	256,406	36.3%	202,343	34.7%
Construction	99,161	12.8%	84,935	12.0%	67,287	11.5%
Lease Financing Receivable	2,650	0.3%
Consumer and other	16,018	2.1%	18,480	2.6%	15,812	2.8%
Total loans	776,489	100%	706,635	100%	583,302	100%
Allowance for loan losses	(6,747)		(6,095)		(5,728)
Net loans	$769,742		$700,540		$577,574

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

The following table sets forth the Company's commercial and construction real estate loans maturing within specified intervals at December 31, 2015.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

	December 31, 2015
Type	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
	(In thousands)

Commercial, financial and agricultural	$44,176	$63,078	$21,943	$129,197
Real estate – construction	44,720	36,189	18,252	99,161
	$88,896	$99,267	$40,195	$228,358

Loans maturing after one year with:
Fixed interest rates				$115,777
Floating interest rates				23,685
				$139,462

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities averaged $256.5 million in 2015, as compared to $271.2 million in 2014 and $248.2 million in 2013. This represents 25.2%, 29.1%, and 29.0% of the average earning assets for the years ended December 31, 2015, 2014, and 2013, respectively. At December 31, 2015, investment securities were $255.0 million and represented 24.5% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short-term U.S. Treasury or agency obligations. This objective is particularly important as the Company focuses on growing its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the carrying value of securities for the dates indicated.

Securities Portfolio

	December 31,
	2015	2014	2013
	(In thousands)
Available-for-sale
U. S. Government agencies and Mortgage-backed Securities	$118,536	$120,407	$108,148
States and municipal subdivisions	97,889	104,582	108,079
Corporate obligations	22,346	28,785	26,852
Mutual finds	961	972	972
Total available-for-sale	239,732	254,746	244,051
Held-to-maturity
U.S. Government agencies	1,092	2,193	2,438
States and municipal subdivisions	6,000	6,000	6,000
Total held-to-maturity	7,092	8,193	8,438
Total	$246,824	$262,939	$252,489

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2015.

Investment Securities Maturity Distribution and Yields (1)

	December 31, 2015
			After One But		After Five But
(Dollars in thousands)	Within One Year		Within Five Years		Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Held-to-maturity:
U.S. Government agencies (2)	$-	-	$-	-	$-	-	$-	-
States and municipal subdivisions	-	-	-	-	6,000,000	.93%	-	-
Total investment securities held-to-maturity	$-		$-		$6,000,000		$-
Available-for-sale:
U.S. Government agencies (3)	$7,034,600	.85%	$9,602,910	1.25%	$469,976	2.78%	$2,503,464	3.20%
States and municipal subdivisions	11,873,559	2.39%	33,931,040	3.07%	39,538,380	4.09%	12,546,352	4.70%
Corporate obligations and other	3,520,980	2.24%	16,291,456	1.91%	2,476,187	2.0%	1,018,402	2.00%
Total investment securities available-for-sale	$22,429,139		$59,825,406		$42,484,543		$16,068,218

(1)	Investments with a call feature are shown as of the contractual maturity date.
(2)	Excludes mortgage-backed securities totaling $1.1 million with a yield of 2.63%.
(3)	Excludes mortgage-backed securities totaling $98.9 million with a yield of 2.34% and mutual funds of $.9 million.

Short-Term Investments. Short-term investments, consisting of Federal Funds Sold, funds in due from banks and interest-bearing deposits with banks, averaged $24.6 million in 2015, $24.8 million in 2014, and $18.6 million in 2013. At December 31, 2015, and December 31, 2014, short-term investments totaled $321,000 and $386,000, respectively. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits. Average total deposits increased $109.8 million, or 14.3% in 2014. Average total deposits increased $75.2 million, or 8.6% in 2015. At December 31, 2015, total deposits were $916.7 million, compared to $892.8 million a year earlier, an increase of $23.9 million, or 2.7%.

The following table sets forth the deposits of the Company by category for the period indicated.

Deposits

	December 31,
(Dollars in thousands)	2015		2014		2013
		Percent of		Percent of		Percent of
	Amount	Deposits	Amount	Deposits	Amount	Deposits

Noninterest-bearing accounts	$189,445	20.6%	$201,362	22.6%	$173,793	22.3%
NOW accounts	373,686	40.8%	301,721	33.8%	240,514	30.8%
Money market accounts	105,434	11.5%	117,018	13.1%	107,564	13.8%
Savings accounts	68,657	7.5%	66,615	7.5%	55,113	7.1%
Time deposits less than $100,000	73,868	8.1%	85,365	9.6%	86,363	11.1%
Time deposits of $100,000 or over	105,605	11.5%	120,694	13.4%	116,624	14.9%
Total deposits	$916,695	100%	$892,775	100%	$779,971	100%

The Company’s loan-to-deposit ratio was 84.3% at December 31, 2015 and 78.9% at December 31, 2014. The loan-to-deposit ratio averaged 76.8% during 2015. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $811.1 million at December 31, 2015 and $772.1 million at December 31, 2014. Management anticipates that a stable base of deposits will be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company's certificates of deposit of $100,000 or more at December 31, 2015, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

Maturities of Certificates of Deposit

of $100,000 or More

		After Three
	Within Three	Through	After Twelve
(In thousands)	Months	Twelve Months	Months	Total

December 31, 2015	$22,363	$48,497	$34,745	$105,605

Borrowed Funds

Borrowed funds consist of advances from the Federal Home Loan Bank of Dallas, federal funds purchased and reverse repurchase agreements. At December 31, 2015, advances from the FHLB totaled $100.0 million compared to $84.5 million at December 31, 2014. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. There were $5.3 million and $0 federal funds purchased at December 31, 2015 and December 31, 2014, respectively.

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $5,501,503 at December 31, 2015 and $7,443,951 at December 31, 2014. The maturity date of the remaining agreement is September 26, 2017, with a rate of 3.81%.

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

Capital

Total stockholders’ equity as of December 31, 2015, was $103.4 million, an increase of $7.2 million or approximately 7.5%, compared with stockholders' equity of $96.2 million as of December 31, 2014.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 600%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common stockholders' equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses, subject to certain limitations. An institution’s total risk-based capital for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The risk-based regulatory minimum requirements are 6% for Tier 1 and 8% for total risk-based capital.

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 4%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and The First exceeded their minimum regulatory capital ratios as of December 31, 2015 and 2014.

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

Under the new capital rules, the Company is required to meet certain minimum capital requirements that differ from past capital requirements. The rules implement a new capital ratio of common equity Tier 1 capital to risk-weighted assets. Common equity Tier 1 capital generally consists of retained earnings and common stock (subject to certain adjustments) as well as accumulated other comprehensive income (“AOCI”), except to the extent that the Company exercised a one-time irrevocable option to exclude certain components of AOCI as of March 31, 2015. The Company will also be required to establish a “conservation buffer,” consisting of a common equity Tier 1 capital amount equal to 2.5% of risk-weighted assets to be phased in by 2019. An institution that does not meet the conservation buffer will be subject to restrictions on certain activities including payment of dividends, stock repurchases, and discretionary bonuses to executive officers.

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

The Company was required to comply with the new capital rules on January 1, 2015, with a measurement date of March 31, 2015. The conservation buffer will be phased-in beginning in 2016, and will take full effect on January 1, 2019. Certain calculations under the rules will also have phase-in periods.

Analysis of Capital

	Adequately	Well	The Company		The First
Capital Ratios	Capitalized	Capitalized	December 31,		December 31,
			2015	2014	2015	2014

Leverage	4.0%	5.0%	8.7%	8.4%	8.6%	8.4%
Risk-based capital:
Common equity Tier 1	4.5%	6.5%	-	-	-	-
Tier 1	6.0%	8.0%	11.1%	11.5%	11.0%	11.4%
Total	8.0%	10.0%	11.9%	12.3%	11.8%	12.2%

Ratios

	2015	2014	2013
Return on assets (net income applicable to common stockholders divided by average total assets)	.75%	.61%	.45%

Return on equity (net income applicable to common stockholders divided by average equity)	8.58%	7.1%	5.0%

Dividend payout ratio (dividends per share divided by net income per common share)	9.7%	12.6%	15.6%

Equity to asset ratio (average equity divided by average total assets)	8.8%	8.6%	9.0%

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

The Company's Federal Funds Sold position, which includes funds in due from banks and interest-bearing deposits with banks, is typically its primary source of liquidity, averaged $24.6 million during the year ended December 31, 2015 and totaled $17.6 million at December 31, 2015. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2015, advances available totaled approximately $342.9 million of which $100.0 million had been drawn, or used for letters of credit.

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

REPORT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

The First Bancshares, Inc.

Hattiesburg, Mississippi

We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc., as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2015. The management of The First Bancshares, Inc. is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The First Bancshares, Inc., as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ T. E. LOTT & COMPANY

Columbus, Mississippi

March 30, 2016

THE FIRST BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS

Cash and due from banks	$23,634,536	$30,332,502
Interest-bearing deposits with banks	17,303,381	13,899,287
Federal funds sold	321,000	386,000
Total cash and cash equivalents	41,258,917	44,617,789
Held-to-maturity securities (fair value of $8,547,832 in 2015 and $9,993,816 in 2014)	7,092,120	8,192,741
Available-for-sale securities	239,732,426	254,746,446
Other securities	8,134,850	7,234,350
Total securities	254,959,396	270,173,537
Loans held for sale	3,973,765	2,103,351
Loans, net of allowance for loan losses of $6,747,103 in 2015 and $6,095,001 in 2014	765,768,073	698,436,345
Interest receivable	3,953,338	3,659,006
Premises and equipment	33,623,011	34,809,843
Cash surrender value of life insurance	14,871,742	14,463, 207
Goodwill	13,776,040	12,276,040
Other real estate owned	3,082,694	4,654,604
Other assets	9,863,743	8,573,997
Total assets	$1,145,130,719	$1,093,767,719

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$189,444,815	$201,362,468
Interest-bearing	727,250,297	691,413,018
Total deposits	916,695,112	892,775,486
Interest payable	245,732	315,844
Borrowed funds	110,321,245	89,450,067
Subordinated debentures	10,310,000	10,310,000
Other liabilities	4,122,540	4,700,738
Total liabilities	1,041,694,629	997,552,135
Stockholders’ Equity:
Preferred stock, no par value, $1,000 per share liquidation, 10,000,000 shares authorized; 17,123 shares issued and outstanding in 2015 and 2014, respectively	17,123,000	17,123,000
Common stock, par value $1 per share: 20,000,000 shares authorized; 5,403,159 shares issued and outstanding in 2015; 10,000,0000 shares authorized; 5,342,670 shares issued and outstanding in 2014.	5,403,159	5,342,670
Additional paid-in capital	44,650,274	44,420,149
Retained earnings	35,624,715	27,975,049
Accumulated other comprehensive income	1,098,587	1,818,361
Treasury stock, at cost	(463,645)	(463,645)
Total stockholders’ equity	103,436,090	96,215,584
Total liabilities and stockholders’ equity	$1.145,130,719	$1,093,767,719

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
INTEREST INCOME
Interest and fees on loans	$34,242,067	$30,276,477
Interest and dividends on securities:
Taxable interest and dividends	3,948,459	3,884,321
Tax-exempt interest	1,854,213	2,071,782
Interest on federal funds sold	63,841	52,945
Interest on deposits in banks	93,276	85,257
Total interest income	40,201,856	36,370,782

INTEREST EXPENSE
Interest on time deposits of $100,000 or more	762,119	782,441
Interest on other deposits	1,800,122	1,586,897
Interest on borrowed funds	645,207	603,469
Total interest expense	3,207,448	2,972,807
Net interest income	36,994,408	33,397,975
Provision for loan losses	410,069	1,418,260
Net interest income after provision for loan losses	36,584,339	31,979,715

OTHER INCOME
Service charges on deposit accounts	5,013,983	4,261,795
Other service charges and fees	1,545,960	1,938,079
Bank owned life insurance income	408,535	369,804
Gain on sale of premises	133,339	110,734
Gain on sale of securities	-	237,174
Loss on sale of other real estate	(246,859)	(85,256)
Other	733,574	971,138
Total other income	7,588,532	7,803,468

OTHER EXPENSE
Salaries	15,089,136	14,207,216
Employee benefits	3,447,367	3,254,399
Occupancy	3,422,116	3,140,738
Furniture and equipment	1,198,930	1,540,796
Supplies and printing	300,022	497,755
Professional and consulting fees	1,331,928	1,617,828
Marketing and public relations	496,638	445,451
FDIC and OCC assessments	965,642	938,378
ATM expense	763,248	688,766
Telephone	631,261	616,160
Other	4,514,834	3,786,121
Total other expense	32,161,122	30,733,608

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2015 AND 2014

Continued:	2015	2014

Income before income taxes	12,011,749	9,049,575
Income taxes	3,213,047	2,435,879

Net income	8,798,702	6,613,696
Preferred dividends and stock accretion	342,460	362,953
Net income applicable to common stockholders	$8,456,242	$6,250,743

Net income per share:
Basic	$1.64	$1.27
Diluted	1.62	1.25
Net income applicable to common stockholders:
Basic	$1.57	$1.20
Diluted	1.55	1.19

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

Net income	$8,798,702	$6,613,696

Other comprehensive income:
Unrealized gains on securities:
Unrealized holding gains (losses) arising during the period	(1,093,182)	4,804,818
Less reclassification adjustment for gains included in net income	-	(237,173)
	(1,093,182)	4,567,645

Unrealized holding gains on loans held for sale	2,753	83,826

Income tax benefit (expense)	370,655	(1,584,266)

Other comprehensive income (loss)	(719,774)	3,067,205

Comprehensive income	$8,078,928	$9,680,901

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2015 AND 2014

	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accum- ulated Other Compre- hensive Income (Loss)	Treasury Stock	Total
Balance, January 1, 2014	$5,122,941	$17,102,507	$283,738	$41,802,725	$22,508,918	$(1,248,844)	$(463,645)	$85,108,340

Net income 2014	-	-	-	-	6,613,696	-	-	6,613,696
Other comprehensive income	-	-	-	-	-	3,067,205	-	3,067,205
Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(784,612)	-	-	(784,612)
Grant of restricted stock	67,627	-	-	(67,627)	-	-	-	-
Compensation cost on restricted stock	-	-	-	617,779	-	-	-	617,779
Preferred stock accretion	-	20,493	-	-	(20,493)	-	-	-
Repurchase of restricted stock for payment of taxes	(5,981)	-	-	(79,551)	-	-	-	(85,532)
Issuance of 158,083 common shares for BCB Holding	158,083	-	-	1,863,085	-	-	-	2,021,168
Balance, December 31, 2014	$5,342,670	$17,123,000	$283,738	$44,136,411	$27,975,049	$1,818,361	$(463,645)	$96,215,584

Net income 2015	-	-	-	-	8,798,702	-	-	8,798,702
Other comprehensive (loss)	-	-	-	-	-	(719,774)	-	(719,774)

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2015 AND 2014

Continued:	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accum- ulated Other Compre- hensive Income (Loss)	Treasury Stock	Total

Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(806,576)	-	-	(806,576)
Grant of restricted stock	69,327	-	-	(69,327)	-	-	-	-
Compensation cost on restricted stock	-	-	-	721,124	-	-	-	721,124
Repurchase of restricted stock for payment of taxes	(6,324)	-	-	(86,066)	-	-	-	(92,390)
Adjustment to consideration issued in BCB Holding acquisition	(2,514)	-	-	(33,196)	-	-	-	(35,710)
Repurchase warrants	-	-	(283,738)	(18,672)	-	-	-	(302,410)
Balance, December 31, 2015	$5,403,159	$17,123,000	$-	$44,650,274	$35,624,715	$1,098,587	$(463,645)	$103,436,090

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,798,702	$6,613,696
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,296,985	2,182,630
FHLB Stock dividends	(8,600)	(6,000)
Provision for loan losses	410,069	1,418,260
Deferred income taxes	255,638	331,399
Restricted stock expense	721,124	617,779
Increase in cash value of life insurance	(408,535)	(369,804)
Amortization and accretion, net	921,853	900,913
Gain on sale of land/bank premises	(133,339)	(110,734)
Gain on sale of securities	-	(237,174)
Loss on sale/writedown of other real estate	386,590	395,379
Changes in:
Loans held for sale	(1,867,661)	1,659,996
Interest receivable	(294,332)	(152,307)
Other assets	135,620	2,643,956
Interest payable	(70,112)	(109,218)
Other liabilities	(1,406,347)	(8,721,513)
Net cash provided by operating activities	9,737,655	7,057,258

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities	(29,571,287)	(38,459,683)
Purchases of other securities	(4,079,400)	(3,296,800)
Proceeds from maturities and calls of available-for-sale securities	42,569,677	42,723,486
Proceeds from maturities and calls of held-to-maturity securities	1,099,898	246,980
Proceeds from sales of securities available-for-sale	-	10,909,239
Proceeds from redemption of other securities	3,187,500	2,514,485
Increase in loans	(68,588,377)	(89,190,269)
Net additions to premises and equipment	(1,230,531)	(988,736)
Purchase of bank owned life insurance	-	(7,500,000)
Proceeds from sale of land/bank premises	949,516	76,375
Cash received (paid) in excess of cash paid for acquisition	(843,895)	4,272,735
Net cash used in investing activities	(56,506,899)	(78,692,188)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in deposits	24,090,591	53,845,509
Proceeds from borrowed funds	194,340,000	180,000,000
Repayment of borrowed funds	(173,468,821)	(155,653,580)
Dividends paid on common stock	(778,428)	(763,143)
Dividends paid on preferred stock	(342,460)	(342,460)
Repurchase of shares issued in BCB acquisition	(35,710)	-
Repurchase of warrants	(302,410)	-

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2015 AND 2014

Continued:	2015	2014

Repurchase of restricted stock for payment of taxes	(92,390)	(85,532)
Net cash provided by financing activities	43,410,372	77,000,794

Net increase (decrease) in cash and cash equivalents	(3,358,872)	5,365,864
Cash and cash equivalents at beginning of year	44,617,789	39,251,925
Cash and cash equivalents at end of year	$41,258,917	$44,617,789

Supplemental disclosures:

Cash paid during the year for:
Interest	$3,448,525	$3,056,939
Income taxes	4,152,050	275,075

Non-cash activities:
Transfers of loans to other real estate	1,050,342	2,208,010
Issuance of restricted stock grants	69,327	67,627
Loans originated to facilitate the sale of land	-	402,982

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

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2015, the required reserve balance on deposit with the Federal Reserve Bank was approximately $11,621,000.

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

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2015 and 2014.

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

Other real estate, carried in other assets in the consolidated balance sheets, consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses. At December 31, 2015 and 2014, other real estate totaled $3,082,694 and $4,654,604, respectively.

10.	Goodwill and Other Intangible Assets

Goodwill totaled $13,776,040 and $12,276,040 for the years ended December 31, 2015 and 2014, respectively.

Goodwill totaling $1,500,000 acquired during the year ended December 31, 2015, was a result of the acquisition of The Mortgage Connection. Footnote C to these consolidated financial statements provides additional information on the acquisition during 2015.

The Company performed the required annual impairment tests of goodwill as of December 1, 2015. The Company’s annual impairment test did not indicate impairment as of the testing date, and subsequent to that date, management is not aware of any events or changes in circumstances since the impairment test that would indicate that goodwill might be impaired.

The Company’s acquisition method recognized intangible assets, which are subject to amortization, and included in other assets in the accompanying consolidated balance sheets, include core deposit intangibles, amortized on a straight-line basis, over a 10 year average life. The definite-lived intangible assets had the following carrying values at December 31, 2015 and 2014.

	2015			2014
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
(Dollars in thousands)

Core deposit intangibles	$4,000	$(1,885)	$2,115	$4,000	$(1,486)	$2,514

The related amortization expense of business combination related intangible assets is as follows:

(dollars in thousands)
Amount
Aggregate amortization expense for the year ended December 31:

2014	$387
2015	399

Estimated amortization expense for the year ending December 31:

2016	$383
2017	331
2018	331
2019	331
2020	331
Thereafter	408
$2,115

11.	Other Assets and Cash Surrender Value

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

ASC Topic 740, Income Taxes, provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. ASC Topic 740 requires an evaluation of tax positions to determine if the tax positions will more likely than not be sustainable upon examination by the appropriate taxing authority. The Company at December 31, 2015 and 2014, had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

14.	Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2015 and 2014, was $437,085 and $394,363, respectively.

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

The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations applicable to common stockholders:

	For the Year Ended December 31, 2015			For the Year Ended December 31, 2014
	Net Income (Numerator)	Shares (Denominator)	Per Share Amount	Net Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic per common Share	$8,456,242	5,371,111	$1.57	$6,250,743	5,227,768	$1.20

Effect of dilutive shares:
Restricted Stock		70,939			42,901
	$8,456,242	5,442,050	$1.55	$6,250,743	5,270,669	$1.19

The diluted per share amounts were computed by applying the treasury stock method.

18.	Reclassifications

Certain reclassifications have been made to the 2014 financial statements to conform with the classifications used in 2015. These reclassifications did not impact the Company's consolidated financial condition or results of operations.

19.	Accounting Pronouncements

In January 2014, the FASB issued ASU No. 2014-01, Investments—Equity Method and Joint Ventures (Topic 323), “Accounting for Investments in Qualified Affordable Housing Projects,” which permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). For those investments in qualified affordable housing projects not accounted for using the proportional method, the investment should be accounted for as an equity method investment or a cost method investment. The decision to apply the proportional amortization method of accounting is an accounting policy decision that should be applied consistently to all qualifying affordable housing project investments rather than a decision to be applied to individual investments. This amendment should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. ASU 2014-01 is effective for fiscal years beginning on or after December 15, 2014, and interim periods within those annual periods. The Company adopted this standard, which had no material impact on the consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40), “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure,” which will eliminate diversity in practice regarding the timing of derecognition for residential mortgage loans when a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. Under ASU 2014-04, physical possession of residential real estate property is achieved when either the creditor obtains legal title to the residential real estate property upon completion of a foreclosure or the borrower conveys all interest in the residential real estate property through completion of a deed in lieu or foreclosure in order to satisfy the loan. Once physical possession has been achieved, the loan is derecognized and the property recorded within other assets at the lower of cost or fair value (less estimated costs to sell). In addition, the guidance requires both interim and annual disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The additional disclosure requirements are effective for annual reporting periods beginning on or after December 15, 2014, and interim periods within those annual periods with retrospective disclosure necessary for all comparative periods presented. The adoption of this standard did not have any impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU 2014-14, Troubled Debt Restructurings by Creditors (Subtopic 310-40), “Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure,” which will eliminate diversity in practice relating to how creditors classify government-guaranteed mortgage loans, including Federal Housing Administration (FHA) or the Department of Veterans Affairs (VA) guaranteed loans, upon foreclosure. Under ASU 2014-14 a mortgage must be derecognized and a separate other receivable recognized upon foreclosure when the loan possesses a non-separable government guarantee that the creditor has both the intent and ability to exercise and for which any amount of the claim determined on the basis of the fair value of the real estate is fixed. Other receivables recognized under this guidance are to be measured based on the amount of the principal and interest expected to be recovered from the guarantor. ASU 2014-14 allows for a modified retrospective or prospective adoption in conjunction with ASU 2014-04 and is effective for annual reporting periods beginning on or after December 15, 2014, and interim periods within those annual periods with early adoption permitted. The Company has adopted this accounting standard; however, ASU 2014-14 did not have a material impact on the Company’s consolidated financial statements.

In February 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-02 “Consolidation (Topic 810) – Amendments to the Consolidation Analysis.” ASU 2015-02 includes amendments that are intended to improve targeted areas of consolidation for legal entities including reducing the number of consolidation models from four to two and simplifying the FASB Accounting Standards Codification. ASU 2015-02 is effective for annual and interim periods within those annual periods, beginning after December 15, 2015. The amendments may be applied retrospectively in previously issued financial statements for one or more years with a cumulative effect adjustment to retained earnings as of the beginning of the first year restated. Early adoption is permitted, including adoption in an interim period. The Company is assessing the impact of ASU 2015-02 on its accounting and disclosures.

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

The Mortgage Connection

On December 14, 2015, the Company completed the acquisition of The Mortgage Connection, a Mississippi corporation, which included two loan production offices located in Madison and Brandon, Mississippi.

In connection with the acquisition, the Company recorded $1.5 million of goodwill.

The amounts of the acquired identifiable assets and liabilities as of the acquisition date were as follows (dollars in thousands):

Purchase price:
Cash	$844
Payable	800
Total purchase price	1,644
Identifiable assets:
Intangible	100
Personal property	44
Total assets	144
Liabilities and equity:
Net assets acquired	$144
Goodwill resulting from acquisition	$1,500

Expenses associated with the acquisition were $13,000 for the three and twelve month periods ended December 31, 2015, respectively. These costs included charges for legal and consulting expenses.

BCB Holding Company, Inc.

On March 3, 2014, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with BCB Holding Company, Inc., an Alabama corporation (“BCB”) and parent of Bay Bank, Mobile, Alabama. The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, BCB will merge with and into the Company (the “Merger”) and Bay Bank will merge with and into The First, A National Banking Association (“Bank Merger”). Subject to the terms and conditions of the Agreement, which has been approved by the Boards of Directors of the Company and BCB, each outstanding share of BCB common stock, other than shares held by the Company or BCB, or, shares with respect to which the holders thereof have perfected dissenters’ rights, received (i) for the BCB common stock that was outstanding prior to August 1, 2013, $3.60 per share and one non-transferable contingent value right (“CVR”) of the CVR Consideration, and (ii) for the BCB common stock that was issued on August 1, 2013, $2.25 per share in cash. Each CVR is eligible to receive a cash payment equal to up to $0.40, with the exact amount based on the resolution of certain identified BCB loans over a three-year period following the closing of the transaction. Payout of the CVR will be overseen by a special committee of the Company’s Board of Directors. The total consideration to be paid in connection with the acquisition will range between approximately $6.2 million and $6.6 million depending upon the payout of the CVR. An estimated liability of $174,000 has been accrued for the CVR and a payment of $8,000 was made during the second quarter of 2015 leaving an accrual of $166,000.

As of the closing on July 1, 2014, the Company and BCB entered into an agreement and plan of merger pursuant to which BCB’s wholly-owned subsidiary, Bay Bank, was merged with and into the Company’s wholly-owned subsidiary, the Bank.

In connection with the acquisition, the Company recorded $1.7 million of goodwill and $.2 million of core deposit intangible. The core deposit intangible is being expensed over 10 years.

The Company acquired the $40.1 million loan portfolio at a fair value discount of $1.7 million. The discount represents expected credit losses, adjusted for market interest rates and liquidity adjustments.

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

The outstanding principal balance and the carrying amount of these loans included in the consolidated balance sheet at December 31, 2015, are as follows (dollars in thousands):

Outstanding principal balance	$26,639
Carrying amount	25,332

Loans acquired with deteriorated credit quality are detailed in Note E – Loans.

Expenses associated with the acquisition were $29,000 and $508,000 for the three and twelve month periods ended December 31, 2014, respectively. These costs included system conversion and integrating operations charges as well as legal and consulting expenses, which have been expensed as incurred.

NOTE D – SECURITIES

A summary of the amortized cost and estimated fair value of available-for-sale securities and held-to- maturity securities at December 31, 2015 and 2014, follows:

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$19,479,107	$144,408	$12,565	$19,610,950
Tax-exempt and taxable obligations of states and municipal subdivisions	95,631,123	2,361,599	103,391	97,889,331
Mortgage-backed securities	98,222,658	1,127,562	425,100	98,925,120
Corporate obligations	23,494,670	62,408	1,210,996	22,346,082
Other	1,255,483	-	294,540	960,943
	$238,083,041	$3,695,977	$2,046,592	$239,732,426
Held-to-maturity securities:
Mortgage-backed securities	$1,092,120	$15,712	$-	$1,107,832
Taxable obligations of states and municipal subdivisions	6,000,000	1,440,000	-	7,440,000
	$7,092,120	$1,455,712	$-	$8,547,832

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$27,225,335	$199,851	$53,550	$27,371,636
Tax-exempt and taxable obligations of states and municipal subdivisions	101,873,361	2,896,657	187,598	104,582,420
Mortgage-backed securities	91,697,199	1,579,218	240,805	93,035,612
Corporate obligations	29,952,502	140,556	1,307,782	28,785,276
Other	1,255,483	-	283,981	971,502
	$252,003,880	$4,816,282	$2,073,716	$254,746,446
Held-to-maturity securities:
Mortgage-backed securities	$2,192,741	$20,875	$-	$2,213,616
Taxable obligations of states and municipal subdivisions	6,000,000	1,780,200	-	7,780,200
	$8,192,741	$1,801,075	$-	$9,993,816

The scheduled maturities of securities at December 31, 2015, were as follows:

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due less than one year	$22,350,096	$22,429,139	$-	$-
Due after one year through five years	59,279,860	59,825,406	-	-
Due after five years through ten years	41,007,663	42,484,543	6,000,000	7,440,000
Due after ten years	17,222,764	16,068,218	-	-
Mortgage-backed securities	98,222,658	98,925,120	1,092,120	1,107,832
	$238,083,041	$239,732,426	$7,092,120	$8,547,832

Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

No gain or loss was realized from the sale of available-for-sale securities in 2015 and a gain of $237,173 was realized in 2014. No other-than-temporary impairment losses were recognized for the years ended December 31, 2015 and 2014.

Securities with a carrying value of $215,726,751 and $191,534,036 at December 31, 2015 and 2014, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

The details concerning securities classified as available-for-sale with unrealized losses as of December 31, 2015 and 2014, were as follows:

48

	2015
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$4,975,580	$12,565	$-	$-	$4,975,580	$12,565
Tax-exempt and taxable obligations of states and municipal subdivisions	12,762,528	50,055	3,049,129	53,336	15,811,657	103,391
Mortgage-backed securities	36,024,587	370,514	2,507,036	54,586	38,531,623	425,100
Corporate obligations	8,531,765	28,627	3,144,333	1,182,369	11,676,098	1,210,996
Other	-	-	960,943	294,540	960,943	294,540
	$62,294,460	$461,761	$9,661,441	$1,584,831	$71,955,901	$2,046,592

	2014
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$5,510,325	$16,481	$3,451,215	$37,069	$8,961,540	$53,550
Tax-exempt and taxable obligations of states and municipal subdivisions	9,191,726	28,694	10,667,122	158,904	19,858,848	187,598
Mortgage-backed securities	156,589	5,207	19,319,269	235,598	19,475,858	240,805
Corporate obligations	6,910,425	32,096	6,580,925	1,275,686	13,491,350	1,307,782
Other	-	-	971,502	283,981	971,502	283,981
	$21,769,065	$82,478	$40,990,033	$1,991,238	$62,759,098	$2,073,716

Approximately 18% of the number of securities in the investment portfolio at December 31, 2015, reflected an unrealized loss. Management is of the opinion the Company has the ability to hold these securities until such time as the value recovers or the securities mature. Management also believes the deterioration in value is attributable to changes in market interest rates and lack of liquidity in the credit markets. We have determined that these securities are not other-than-temporarily impaired based upon anticipated cash flows.

NOTE E - LOANS

Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2015 and December 31, 2014, respectively, loans accounted for 74.0% and 71.3% of earning assets. The Company controls and mitigates the inherent credit and liquidity risks through the composition of its loan portfolio.

The following table shows the composition of the loan portfolio by category:

	December 31, 2015		December 31, 2014
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Mortgage loans held for sale	$3,974	0.5%	$2,103	0.3%
Commercial, financial and agricultural	129,197	16.6	106,109	15.0
Real Estate:
Mortgage-commercial	253,309	32.6	238,602	33.8 9
Mortgage-residential	272,180	35.1	256,406	36.3
Construction	99,161	12.8	84,935	12.0
Lease financing receivable	2,650	0.3	-	-
Consumer and other	16,018	2.1	18,480	2.6
Total loans	776,489	100%	706,635	100%
Allowance for loan losses	(6,747)		(6,095)
Net loans	$769,742		$700,540

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

Activity in the allowance for loan losses for December 31, 2015 and 2014 was as follows:

(In thousands)

	2015	2014

Balance at beginning of period	$6,095	$5,728
Loans charged-off:
Real Estate	(534)	(1,203)
Installment and Other	(126)	(167)
Commercial, Financial and Agriculture	(183)	(89)
Total	(843)	(1,459)
Recoveries on loans previously charged-off:
Real Estate	905	325
Installment and Other	81	68
Commercial, Financial and Agriculture	99	15
Total	1,085	408
Net (Charge-offs) Recoveries	242	(1,051)
Provision for Loan Losses	410	1,418
Balance at end of period	$6,747	$6,095

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2015 and December 31, 2014.

Allocation of the Allowance for Loan Losses

	December 31, 2015
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$895	17.1%
Commercial Real Estate	3,018	58.4
Consumer Real Estate	1,477	21.9
Consumer	141	2.5
Unallocated	1,216	.1
Total	$6,747	100%

	December 31, 2014
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$713	15.3%
Commercial Real Estate	3,355	57.9
Consumer Real Estate	1,852	24.2
Consumer	175	2.6
Unallocated	-	-
Total	$6,095	100%

The following table represents the Company’s impaired loans at December 31, 2015 and December 31, 2014. This table includes performing troubled debt restructurings.

	December 31,	December 31,
	2015	2014
	(In thousands)
Impaired Loans:
Impaired loans without a valuation allowance	$6,020	$4,702
Impaired loans with a valuation allowance	4,107	4,858
Total impaired loans	$10,127	$9,560
Allowance for loan losses on impaired loans at period end	957	968
Total nonaccrual loans	7,368	6,056

Past due 90 days or more and still accruing	29	669
Average investment in impaired loans	9,652	7,077

The following table is a summary of interest recognized and cash-basis interest earned on impaired loans for the years ended December 31, 2015 and December 31, 2014:

	2015	2014

Interest income recognized during impairment	-	129
Cash-basis interest income recognized	211	256

The gross interest income that would have been recorded in the period that ended if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the twelve months for the years ended December 31, 2015 and 2014, was $116,000 and $92,000, respectively. The Company had no loan commitments to borrowers in non-accrual status at December 31, 2015 and 2014.

The following tables provide the ending balances in the Company's loans (excluding mortgage loans held for sale) and allowance for loan losses, broken down by portfolio segment as of December 31, 2015 and December 31, 2014. The tables also provide additional detail as to the amount of our loans and allowance that correspond to individual versus collective impairment evaluation. The impairment evaluation corresponds to the Company's systematic methodology for estimating its Allowance for Loan Losses.

December 31, 2015

		Installment	Commercial,
	Real Estate	and Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$9,782	$39	$306	$10,127
Collectively evaluated	610,996	19,591	131,801	762,388
Total	$620,778	$19,630	$132,107	$772,515

Allowance for Loan Losses
Individually evaluated	$882	$25	$50	$957
Collectively evaluated	3,613	1,332	845	5,790
Total	$4,495	$1,357	$895	$6,747

December 31, 2014

		Installment	Commercial,
	Real Estate	And Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$9,282	$38	$240	$9,560
Collectively evaluated	568,952	18,610	107,410	694,972
Total	$578,234	$18,648	$107,650	$704,532

Allowance for Loan Losses
Individually evaluated	$922	$29	$17	$968
Collectively evaluated	4,285	146	696	5,127
Total	$5,207	$175	$713	$6,095

The following tables provide additional detail of impaired loans broken out according to class as of December 31, 2015 and 2014. The recorded investment included in the following table represents customer balances net of any partial charge-offs recognized on the loans, net of any deferred fees and costs. As nearly all of our impaired loans at December 31, 2015 are on nonaccrual status, recorded investment excludes any insignificant amount of accrued interest receivable on loans 90-days or more past due and still accruing. The unpaid balance represents the recorded balance prior to any partial charge-offs.

December 31, 2015

				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial installment	$-	$-	$-	$2	$-
Commercial real estate	5,790	5,828	-	5,099	50
Consumer real estate	223	223	-	205	-
Consumer installment	7	7	-	8	-
Total	$6,020	$6,058	$-	$5,314	$50

Impaired loans with a related allowance:
Commercial installment	$306	$306	$50	$264	$14
Commercial real estate	2,927	2,927	444	2,891	132
Consumer real estate	842	842	438	1,152	15
Consumer installment	32	32	25	31	-
Total	$4,107	$4,107	$957	$4,338	$161

Total Impaired Loans:
Commercial installment	$306	$306	$50	$266	$14
Commercial real estate	8,717	8,755	444	7,990	182
Consumer real estate	1,065	1,065	438	1,357	15
Consumer installment	39	39	25	39	-
Total Impaired Loans	$10,127	$10,165	$957	$9,652	$211

December 31, 2014

				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial installment	$-	$-	$-	$50	$-
Commercial real estate	4,665	4,665	-	2,654	142
Consumer real estate	27	27	-	179	-
Consumer installment	10	10	-	11	-
Total	$4,702	$4,702	$-	$2,894	$142

Impaired loans with a related allowance:
Commercial installment	$240	$240	$18	$189	$20
Commercial real estate	2,558	2,558	315	2,415	59
Consumer real estate	2,032	2,032	607	1,546	33
Consumer installment	28	28	28	33	2
Total	$4,858	$4,858	$968	$4,183	$114

Total Impaired Loans:
Commercial installment	$240	$240	$18	$239	$20
Commercial real estate	7,223	7,223	315	5,069	201
Consumer real estate	2,059	2,059	607	1,725	33
Consumer installment	38	38	28	44	2
Total Impaired Loans	$9,560	$9,560	$968	$7,077	$256

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

	July 1, 2014
	(In thousands)
	Commercial, financial and agricultural	Mortgage- Commercial	Mortgage- Residential	Commercial and other	Total
Contractually required payments	$1,519	$29,648	$7,933	$976	$40,076
Cash flows expected to be collected	1,570	37,869	9,697	1,032	50,168
Fair value of loans acquired	1,513	28,875	7,048	957	38,393

Total outstanding acquired impaired loans were $3,039,840 as of December 31, 2015. The outstanding balance of these loans is the undiscounted sum of all amounts, including amounts deemed principal, interest, fees, penalties, and other under the loans, owed at the reporting date, whether or not currently due and whether or not any such amounts have been charged off.

Changes in the carrying amount and accretable yield for acquired impaired loans were as follows for the year ended December 31, 2015 (in thousands):

	Accretable Yield	Carrying Amount of Loans
Balance at beginning of period	$1,417	$2,063
Accretion	(198)	198
Payments received, net	-	(440)
Balance at end of period	$1,219	$1,821

The following tables provide additional detail of troubled debt restructurings during the twelve months ended December 31, 2015 and 2014.

	December 31, 2015
	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
	(in thousands except number of loans)

Commercial installment	$-	$-	-	$-
Commercial real estate	499	492	2	10
Consumer real estate	45	40	1	-
Consumer installment	-	-	-	-
Total	$544	$532	3	$10

	December 31, 2014
	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
	(in thousands except number of loans)

Commercial installment	$239	$176	1	$15
Commercial real estate	1,345	1,342	7	26
Consumer real estate	94	94	1	1
Consumer installment	-	-	-	-
Total	$1,678	$1,612	9	$42

The TDRs presented above did increase the allowance for loan losses but resulted in -0- charge-offs for the years ended December 31, 2015 and 2014, respectively.

The balance of troubled debt restructurings at December 31, 2015 and 2014, was $6.9 million and $6.8 million, respectively, calculated for regulatory reporting purpose. As of December 31, 2015, the Company had no additional amount committed on any loan classified as troubled debt restructuring.

All loans were performing as agreed with modified terms.

During the twelve month period ending December 31, 2015 and 2014, the terms of 3 and 9 loans, respectively, were modified as TDRs. The modifications included one of the following or a combination of the following: maturity date extensions, interest only payments, amortizations were extended beyond what would be available on similar type loans, and payment waiver. No interest rate concessions were given on these nor were any of these loans written down.

	December 31, 2015
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non-Accrual	Total

Commercial installment	$206,237	$-	$-	$50,221	$256,458
Commercial real estate	1,823,217	-	-	2,933,287	4,756,504
Consumer real estate	721,110	-	-	1,134,816	1,855,926
Consumer installment	7,894	-	-	29,435	37,329
Total	$2,758,458	$-	$-	$4,147,759	$6,906,217
Allowance for loan losses	$106,028	$-	$-	$197,338	$303,366

	December 31, 2014
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non-Accrual	Total

Commercial installment	$233,340	$-	$-	$-	$233,340
Commercial real estate	1,684,755	-	-	2,729,170	4,413,925
Consumer real estate	952,162	622,302	-	448,796	2,023,260
Consumer installment	9,983	-	-	103,109	113,092
Total	$2,880,240	$622,302	$-	$3,281,075	$6,783,617
Allowance for loan losses	$120,220	$11,206	$102,657	$-	$234,083

The following tables summarize by class our loans classified as past due in excess of 30 days or more in addition to those loans classified as non-accrual:

	December 31, 2015
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$311	$-	$2,956	$3,267	$99,161
Real Estate-mortgage	3,339	29	2,055	5,423	272,180
Real Estate-nonfarm nonresidential	736	-	2,225	2,961	253,309
Commercial	97	-	100	197	129,197
Lease financing receivable	-	-	-	-	2,650
Consumer	70	-	32	102	16,018
Total	$4,553	$29	$7,368	$11,950	$772,515

	December 31, 2014
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$428	$-	$2,747	$3,175	$84,935
Real Estate-mortgage	3,208	208	2,164	5,580	256,406
Real Estate- nonfarm nonresidential	3,408	461	1,102	4,971	238,602
Commercial	29	-	5	34	106,109
Consumer	90	-	38	128	18,480
Total	$7,163	$669	$6,056	$13,888	$704,532

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

As of December 31, 2015 and December 31, 2014, and based on the most recent analysis performed, the risk category of loans by class of loans (excluding mortgage loans held for sale) was as follows:

(In thousands)

December 31, 2015

				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total

Pass	$434,638	$167,394	$19,556	$132,101	$753,689
Special Mention	681	153	-	168	1,002
Substandard	16,655	1,453	75	178	18,361
Doubtful	-	327	-	-	327
Subtotal	451,974	169,327	19,631	132,447	773,379
Less:
Unearned Discount	448	76	-	340	864
Loans, net of unearned discount	$451,526	$169,251	$19,631	$132,107	$772,515

December 31, 2014

				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total

Pass	$388,569	$167,827	$18,558	$107,126	$682,080
Special Mention	4,756	191	-	498	5,445
Substandard	14,727	2,567	90	63	17,447
Doubtful	-	-	-	-	-
Subtotal	408,052	170,585	18,648	107,687	704,972
Less:
Unearned Discount	320	82	-	38	440
Loans, net of unearned discount	$407,732	$170,503	$18,648	$107,649	$704,532

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

	2015	2014
Premises:
Land	$10,352,314	$10,565,633
Buildings and improvements	26,164,412	25,872,002
Equipment	10,927,780	11,663,195
Construction in progress	76,920	188,146
	47,521,426	48,288,976
Less accumulated depreciation and amortization	13,898,415	13,479,133
	$33,623,011	$34,809,843

The amounts charged to operating expense for depreciation were $1,645,081 and $1,552,297 in 2015 and 2014, respectively.

NOTE G - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more as of December 31, 2015 and 2014, was $105,605,438 and $120,693,807, respectively.

At December 31, 2015, the scheduled maturities of time deposits included in interest-bearing deposits were as follows (in thousands):

Year	Amount

2016	$120,771
2017	25,924
2018	12,154
2019	8,408
2020	12,216
Thereafter	-
$179,473

NOTE H - BORROWED FUNDS

Borrowed funds consisted of the following:

	December 31,
	2015	2014

Reverse Repurchase Agreement	$5,000,000	$5,000,000
Fed Funds purchased	5,340,000	-
FHLB advances	99,981,245	84,450,067
	$110,321,245	$89,450,067

Advances from the FHLB have maturity dates ranging from January 2016 through June 2019. Interest is payable monthly at rates ranging from .31% to 5.47%. Advances due to the FHLB are collateralized by a blanket lien on first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. At December 31, 2015, FHLB advances available and unused totaled $242,945,692.

Future annual principal repayment requirements on the borrowings from the FHLB at December 31, 2015, were as follows:

Year	Amount

2016	$91,981,245
2017	5,000,000
2018	-
2019	3,000,000
Total	$99,981,245

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $5,501,503 at December 31, 2015 and $7,443,951 at December 31, 2014. The maturity date of the remaining agreement is September 26, 2017, with a rate of 3.81%.

NOTE I – LEASE OBLIGATIONS

The Company is committed under several long-term operating leases which provide for minimum lease payments. Certain leases contain options for renewal. Total rental expense under these operating leases amounted to $530,000 and $421,000 as of December 31, 2015 and 2014, respectively.

The Company is also committed under two long-term capital lease agreements. One capital lease agreement had an outstanding balance of $1,018,000 and $1,154,000 at December 31, 2015 and 2014, respectively (included in other liabilities). This lease has a remaining term of 6 years at December 31, 2015. Assets related to the capital lease are included in premises and equipment and the cost consists of $2.6 million less accumulated depreciation of approximately $1,127,913 and $866,313 at December 31, 2015 and 2014, respectively. The second capital lease agreement had an outstanding balance of $309,000 at December 31, 2015. This lease has a remaining term of 4 years at December 31, 2015. Assets related to the capital lease are included in premises and equipment and the cost consists of $0.3 million less accumulated depreciation of approximately $1,000 at December 31, 2015.

Minimum future lease payments for the operating and capital leases at December 31, 2015, were as follows:

	Operating
	Leases	Capital Leases
	(In thousands)

2016	503	252
2017	214	275
2018	141	275
2019	141	275
2020	130	191
Thereafter	556	175

Total Minimum Lease Payments	$1,685	$1,443

Less: Amount representing interest		(116)

Present value of minimum lease payments		$1,327

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

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), Tier I capital to adjusted total assets (leverage) and common equity Tier 1. Management believes, as of December 31, 2015, that the Company and its subsidiary bank exceeded all capital adequacy requirements.

In 2013, the Federal Reserve voted to adopt final capital rules implementing Basel III requirements for U.S. Banking organizations. Under the final rule, minimum requirements increased for both the quantity and quality of capital held by banking organizations. The final rule includes a new minimum ratio of common equity Tier 1 capital (Tier 1 Common) to risk-weighted assets and a Tier 1 Common capital conservation buffer of 2.5% of risk-weighted assets that will apply to all supervised financial institutions. The rule also raises the minimum ratio of Tier 1 capital to risk-weighted assets and includes a minimum leverage ratio of 4% for all banking organizations. These new minimum capital ratios are effective on January 1, 2015, and will be fully phased in on January 1, 2019.

At December 31, 2015 and 2014, the subsidiary bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. Under Basel III requirements, a financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 8% or more, has a common equity Tier 1 of 6.5%, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization. The actual capital amounts and ratios at December 31, 2015 and 2014, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2015
Total risk-based	$103,403	11.9%	$102,911	11.8%
Common equity Tier 1	70,587	8.1%	96,164	11.0%
Tier I risk-based	96,656	11.1%	96,164	11.0%
Tier I leverage	96,656	8.7%	96,164	8.6%
December 31, 2014
Total risk-based	$95,419	12.3%	$94,888	12.2%
Tier I risk-based	89,324	11.5%	88,793	11.4%
Tier I leverage	89,324	8.4%	88,793	8.4%

The minimum amounts of capital and ratios as established by banking regulators at December 31, 2015 and 2014, were as follows:

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2015
Total risk-based	$69,753	8.0%	$69,698	8.0%
Common equity Tier 1	39,236	4.5%	39,205	4.5%
Tier I risk-based	52,315	6.0%	52,274	6.0%
Tier I leverage	44,661	4.0%	44,625	4.0%

December 31, 2014
Total risk-based	$62,272	8.0%	$62,208	8.0%
Tier I risk-based	31,136	4.0%	31,104	4.0%
Tier I leverage	42,363	4.0%	42,325	4.0%

The Company’s dividends, if any, are expected to be made from dividends received from its subsidiary bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years.

NOTE K - INCOME TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2015	2014
Current:
Federal	$2,484,372	$1,757,098
State	473,037	347,382
Deferred	255,638	331,399
	$3,213,047	$2,435,879

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2015		2014
	Amount	%	Amount	%

Income taxes at statutory rate	$4,083,995	34%	$3,076,856	34%
Tax-exempt income	(831,141)	(7)%	(863,204)	(10)%
Nondeductible expenses	161,176	1%	238,638	3%
State income tax, net of federal tax effect	307,951	3%	215,803	2%
Tax credits	(295,800)	(2)%	(337,716)	(4)%
Other, net	(213,134)	(2)%	105,502	2%
	$3,213,047	27%	$2,435,879	27%

The components of deferred income taxes included in the consolidated financial statements were as follows:

	December 31,
	2015	2014
Deferred tax assets:
Allowance for loan losses	$2,516,669	$2,273,435
Net operating loss carryover	2,426,903	2,615,552
Other real estate	275,530	357,873
Other	1,194,345	1,200,419
	6,413,447	6,447,279
Deferred tax liabilities:
Securities accretion	(112,050)	(124,942)
Premises and equipment	(554,103)	(443,080)
Unrealized gain on available-for-sale securities	(560,791)	(932,473)
Core deposit intangible	(149,109)	(238,562)
Goodwill	(929,316)	(716,188)
	(2,305,369)	(2,455,245)
Net deferred tax asset, included in other assets	$4,108,078	$3,992,034

With the acquisition of Wiggins in 2006, Baldwin in 2013, and Bay in 2014, the Company assumed federal tax net operating loss carryovers. These net operating losses are available to the Company through the years 2023, 2033, and 2034, respectively.

The Company follows the guidance of ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2015, the Company had no uncertain tax positions that it believes should be recognized in the financial statements. The tax years still subject to examination by taxing authorities are years subsequent to 2011.

NOTE L - EMPLOYEE BENEFITS

The Company and its subsidiary bank provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of six percent or less, the Company and its subsidiary bank provide a 50% matching contribution. Contributions totaled $287,055 in 2015 and $255,716 in 2014.

The Company sponsors an Employee Stock Ownership Plan (ESOP) for employees who have completed one year of service for the Company and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are at the discretion of the Board of Directors. At December 31, 2015, the ESOP held 5,902 shares of Company common stock and had no debt obligation. All shares held by the plan were considered outstanding for net income per share purposes. Total ESOP expense was $25,506 for 2015 and $26,267 for 2014.

During 2014, the Company established a Supplemental Executive Retirement Plan (“SERP”) for three active key executives. Pursuant to the SERP, these officers are entitled to receive 180 equal monthly payments commencing at the later of obtaining age 65 or separation from service. The costs of such benefits, assuming a retirement date at age 65, will be accrued by the Company at such retirement date. During 2015, the Company accrued $88,992 for future benefits payable under the SERP. The SERP is an unfunded plan and is considered a general contractual obligation of the Company.

NOTE M - STOCK PLANS

In 2007, the Company adopted the 2007 Stock Incentive Plan.  The 2007 Plan provided for the issuance of up to 315,000 shares of Company Common Stock, $1.00 par value per share.  In 2015, the Company adopted an amendment to the 2007 Stock Incentive Plan which provided for the issuance of an additional 300,000 shares of Company Common Stock, $1.00 par value per share, for a total of 615,000 shares. Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.  During the year ended December 31, 2014, 69,627 nonvested restricted stock awards were granted under the Plan. During the year ended December 31, 2015, 69,327 nonvested restricted stock awards were granted under the Plan and no stock awards were forfeited due to separation. During 2015, 6,324 shares were repurchased for payment of taxes. The weighted average grant-date fair value for these shares was $14.06 per share. Compensation costs in the amount of $721,124 was recognized for the year ended December 31, 2015 and $617,779 for the year ended December 31, 2014. Shares of restricted stock granted to employees under this stock plan are subject to restrictions as to the vesting period. The restricted stock award becomes 100% vested on the earliest of 1) the three or five year vesting period provided the Grantee has not incurred a termination of employment prior to that date, 2) the Grantee’s retirement, or 3) the Grantee’s death. During this period, the holder is entitled to full voting rights and dividends, which are held until vested. As of December 31, 2015, there was approximately $1,266,000 of unrecognized compensation cost related to this Plan. The cost is expected to be recognized over the remaining term of the vesting period (approximately 4 years).

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

NOTE O - TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2015, and 2014.

NOTE P - RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank makes loans to its directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. Such loans amounted to approximately $7,957,000 and $8,442,000 at December 31, 2015 and 2014, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2015, is summarized as follows (in thousands):

Loans outstanding at beginning of year	$8,442
New loans	362
Repayments	(847)
Loans outstanding at end of year	$7,957

NOTE Q - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The subsidiary bank had outstanding letters of credit of $1,135,000 and $986,000 at December 31, 2015 and 2014, respectively, and had made loan commitments of approximately $144,086,000 and $128,086,000 at December 31, 2015 and 2014, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the two years ended December 31, 2015, nor are any significant losses as a result of these transactions anticipated.

The primary market area served by the Bank is Forrest, Lamar, Jones, Pearl River, Jackson, Hancock, Stone, and Harrison Counties within South Mississippi, as well as Washington Parish, St. Tammany Parish and East Baton Rouge Parish in Louisiana and Baldwin and Mobile Counties in South Alabama. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2015, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the Bank’s loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

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

The following table presents the Company’s available-for-sale securities that are measured at fair value on a recurring basis and the level within the hierarchy in which the fair value measurements fell as of December 31, 2015 and December 31, 2014 (in thousands):

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2015

Obligations of U.S. Government agencies	$19,611	$-	$19,611	$-
Municipal securities	97,889	-	97,889	-
Mortgage-backed securities	98,925	-	98,925	-
Corporate obligations	22,346	-	19,789	2,557
Other	961	961	-	-
Total	$239,732	$961	$236,214	$2,557

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2014

Obligations of U.S. Government agencies	$27,372	$-	$27,372	$-
Municipal securities	104,582	-	104,582	-
Mortgage-backed securities	93,036	-	93,036	-
Corporate obligations	28,784	-	25,983	2,801
Other	972	972	-	-
Total	$254,746	$972	$250,973	$2,801

The following is a reconciliation of activity for assets measured at fair value based on significant unobservable (non-market) information.

(In thousands)	Bank-Issued Trust Trust Preferred Securities
	2015	2014
Balance of recurring Level 3 assets at January 1	$2,801	$2,798
Transfers into Level 3	-	-
Transfers out of Level 3	-	-
Unrealized income (loss) included in comprehensive income	(244)	3
Balance of recurring Level 3 assets at December 31	$2,557	$2,801

The following table presents quantitative information about recurring Level 3 fair value measurements (in thousands):

Trust Preferred Securities	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs

December 31, 2015	$2,557	Discounted cash flow	Discount rate	1.08% - 2.77%
December 31, 2014	$2,801	Discounted cash flow	Discount rate	.79% - 2.49%

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

Other Real Estate Owned

Other real estate owned consists of properties obtained through foreclosure. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Fair value of other real estate owned is based on current independent appraisals. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through other income. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other income. Other real estate owned measured at fair value on a non-recurring basis at December 31, 2015, amounted to $3,083,000. Other real estate owned is classified within Level 2 of the fair value hierarchy.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fell at December 31, 2015 and December 31, 2014 (in thousands).

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2015

Impaired loans	$10,127	$-	$10,127	$-
Other real estate owned	3,083	-	3,083	-

December 31, 2014

Impaired loans	$9,560	$-	$9,560	$-
Other real estate owned	4,655	-	4,655	-

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

As of December 31, 2015			Fair Value Measurements
	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:
Assets:
Cash and cash equivalents	$41,259	$41,259	$41,259	$-	$-
Securities available-for-sale	239,732	239,732	961	236,214	2,557
Securities held-to-maturity	7,092	8,548	-	8,548	-
Other securities	8,135	8,135	-	8,135	-
Loans, net	769,742	784,113	-	-	784,113
Bank-owned life insurance	14,872	14,872	-	14,872	-

Liabilities:
Noninterest-bearing deposits	$189,445	$189,445	$-	$189,445	$-
Interest-bearing deposits	727,250	726,441	-	726,441	-
Subordinated debentures	10,310	10,310	-	-	10,310
FHLB and other borrowings	110,321	110,321	-	110,321	-

As of December 31, 2014			Fair Value Measurements
	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:
Assets:
Cash and cash equivalents	$44,618	$44,618	$44,618	$-	$-
Securities available-for-sale	254,746	254,746	972	250,973	2,801
Securities held-to-maturity	8,193	9,994	-	9,994	-
Other securities	7,234	7,234	-	7,234	-
Loans, net	700,540	715,849	-	-	715,849
Bank-owned life insurance	14,463	14,463	-	14,463	-

Liabilities:
Noninterest-bearing deposits	$201,362	$201,362	$-	$201,362	$-
Interest-bearing deposits	691,413	691,036	-	691,036	-
Subordinated debentures	10,310	10,310	-	-	10,310
FHLB and other borrowings	89,450	89,450	-	89,450	-

NOTE S - SENIOR PREFERRED STOCK

Pursuant to the terms of the letter agreement between the Company and the United States Department of the Treasury (“Treasury”), the Company issued 17,123 CDCI Preferred Shares.

The Letter Agreement contains limitations on the payment of dividends on the common stock to no more than 100% of the aggregate per share dividend and distributions for the immediate prior fiscal year (dividends of $0.15 per share were declared and paid 2011 through 2015) and on the Company’s ability to repurchase its common stock in the event of a non-payment of our dividend, and continues to subject the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (EESA), as previously disclosed by the Company. The CDCI Preferred Shares entitle the holder to an annual dividend of 2% for 8 years of the liquidation value of the shares, payable quarterly in arrears.

On Wednesday, May 13, 2015, The First Bancshares, Inc. (the “Company”) entered into a Letter Agreement, including Schedule A thereto (the “Letter Agreement”), with the United States Department of the Treasury (“Treasury”), pursuant to which the Company redeemed the Warrant to purchase up to 54,705 shares of the Company’s common stock, no par value per share (the “Common Stock”) issued to Treasury on February 6, 2009 under the Capital Purchase Program. In connection with this redemption, on May 13, 2015, the Company paid Treasury an aggregate redemption price of $302,410.

NOTE T - PARENT COMPANY FINANCIAL INFORMATION

The balance sheets, statements of income and cash flows for The First Bancshares, Inc. (parent company only) follow.

Condensed Balance Sheets

	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$213,621	$63,707
Investment in subsidiary bank	112,943,885	105,685,727
Investments in statutory trusts	310,000	310,000
Other	686,409	808,132
	$114,153,915	$106,867,566
Liabilities and Stockholders’ Equity:
Subordinated debentures	$10,310,000	$10,310,000
Other	407,825	341,982
Stockholders’ equity	103,436,090	96,215,584
	$114,153,915	$106,867,566

Condensed Statements of Income

	Years Ended December 31,
	2015	2014
Income:
Interest and dividends	$5,573	$5,453
Dividend income	1,650,000	5,109,668
Other	-	364,719
	1,655,573	5,479,840
Expenses:
Interest on borrowed funds	185,351	181,330
Legal	295,637	504,130
Other	833,502	752,027
	1,314,490	1,437,487

Income before income taxes and equity in undistributed income of subsidiary	341,083	4,042,353
Income tax benefit	487,853	296,388
Income before equity in undistributed income of subsidiary	828,936	4,338,741
Equity in undistributed income of subsidiary	7,969,766	2,274,955

Net income	$8,798,702	$6,613,696

Condensed Statements of Cash Flows

	Years Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$8,798,702	$6,613,696
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed income of subsidiary	(7,969,766)	(2,274,955)
Restricted stock expense	721,124	617,779
Gain on sale of assets	-	(364,719)
Other, net	151,251	689,740
Net cash provided by operating activities	1,701,311	5,281,541

Cash flows from investing activities:
Investment in subsidiary bank	-	-
Outlays for acquisition	(35,709)	(4,034,668)
Net cash used in investing activities	(35,709)	(4,034,668)

Cash flows from financing activities:
Dividends paid on common stock	(778,428)	(763,488)
Dividends paid on preferred stock	(342,460)	(342,460)
Repurchase of restricted stock for payment of taxes	(92,390)	(85,532)
Repurchase of warrants	(302,410)	-
Net cash used in financing activities	(1,515,688)	(1,191,480)

Net increase in cash and cash equivalents	149,914	55,393
Cash and cash equivalents at beginning of year	63,707	8,314

Cash and cash equivalents at end of year	$213,621	$63,707

NOTE U - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31
	(In thousands, except per share amounts)

2015
Total interest income	$9,683	$10,022	$10,080	$10,417
Total interest expense	804	806	793	804
Net interest income	8,879	9,216	9,287	9,613
Provision for loan losses	150	-	250	10
Net interest income after provision for loan losses	8,729	9,216	9,037	9,603
Total non-interest income	1,850	1,854	1,982	1,903
Total non-interest expense	7,818	8,092	7,977	8,275
Income tax expense	732	793	815	873
Net income	2,029	2,185	2,227	2,358
Preferred dividends	85	86	86	85

Net income applicable to common stockholders	$1,944	$2,099	$2,141	$2,273
Per common share:
Net income, basic	$.36	$.39	$.40	$.42
Net income, diluted	.36	.39	.39	.42
Cash dividends declared	.0375	.0375	.0375	.0375

2014
Total interest income	$8,447	$8,574	$9,688	$9,662
Total interest expense	623	726	833	791
Net interest income	7,824	7,848	8,855	8,871
Provision for loan losses	358	277	631	152
Net interest income after provision for loan losses	7,466	7,571	8,224	8,719
Total non-interest income	1,672	2,055	2,021	2,055
Total non-interest expense	7,227	7,384	8,071	8,051
Income tax expense	484	629	641	682
Net income	1,427	1,613	1,533	2,041
Preferred dividends and stock accretion	106	86	85	86
Net income applicable to common Stockholders	$1,321	$1,527	$1,448	$1,955
Per common share:
Net income, basic	$.26	$.30	$.27	$.37
Net income, diluted	.25	.29	.27	.36
Cash dividends declared	.0375	.0375	.0375	.0375

