Form 10-K, Exhibit 13
period 2016-12-31
FIRST BANCSHARES INC /MS/
filed 2017-03-16
CIK 947559

EXHIBIT 13.1

THE FIRST BANCSHARES, INC.

2016 ANNUAL REPORT

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars In Thousands, Except Per Share Data)

	December 31,
	2016	2015	2014	2013	2012
Earnings:
Net interest income	$40,289	$36,994	$33,398	$28,401	$22,194
Provision for loan losses	625	410	1,418	1,076	1,228

Noninterest income	11,247	7,588	7,803	7,083	6,324
Noninterest expense	36,862	32,161	30,734	28,165	22,164
Net income	10,119	8,799	6,614	4,639	4,049
Net income applicable to common stockholders	9,666	8,456	6,251	4,215	3,624

Per common share data:
Basic net income per share	$1.78	$1.57	$1.20	$.98	$1.17
Diluted net income per share	1.57	1.55	1.19	.96	1.16

Per share data:
Basic net income per share	$1.86	$1.64	$1.27	$1.07	$1.31
Diluted net income per share	1.64	1.62	1.25	1.06	1.29

Selected Year End Balances:

Total assets	$1,277,367	$1,145,131	$1,093,768	$940,890	$721,385
Securities	255,799	254,959	270,174	258,023	226,301
Loans, net of allowance	865,424	769,742	700,540	577,574	408,970
Deposits	1,039,191	916,695	892,775	779,971	596,627
Stockholders’ equity	154,527	103,436	96,216	85,108	65,885

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management's discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and The First during the year ended December 31, 2016, when compared to the years 2015 and 2014. The Company's consolidated financial statements and related notes should also be considered.

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

Goodwill is assessed for impairment both annually and when events or circumstances occur that make it more likely than not that impairment has occurred. As part of its testing, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines the fair value of a reporting unit is less than its carrying amount using these qualitative factors, the Company then compares the fair value of goodwill with its carrying amount, and then measures impaired loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Other intangibles are also assessed for impairment, both annually and when events or circumstances occur, that make it more likely than not that impairment has occurred. No impairment was indicated when the annual test was performed in 2016.

Overview

The First Bancshares, Inc. (the Company) was incorporated on June 23, 1995, and serves as a bank holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi. The First began operations on August 5, 1996, from its main office in the Oak Grove community, which is on the western side of Hattiesburg. Currently, the First has 48 locations in South Mississippi, South Alabama, Louisiana, and Florida. The Company and The First engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals.

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

The Company increased to approximately $1.3 billion in total assets, and $1.0 billion in deposits at December 31, 2016 from approximately $1.1 billion in total assets, and $916.7 million in deposits at December 31, 2015. Loans net of allowance for loan losses increased to $865.4 million at December 31, 2016 from approximately $769.7 million at December 31, 2015. The Company increased to $154.5 million in stockholders’ equity at December 31, 2016 from approximately $103.4 million at December 31, 2015. The First reported net income of $11.6 million, $9.6 million and $7.4 million for the years ended December 31, 2016, 2015, and 2014, respectively. For the years ended December 31, 2016, 2015 and 2014, the Company reported consolidated net income applicable to common stockholders of $9.7 million, $8.5 million and $6.3 million, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company's Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars In Thousands, Except Per Share Data)

	December 31,
	2016	2015	2014	2013	2012
Earnings:
Net interest income	$40,289	$36,994	$33,398	$28,401	$22,194
Provision for loan losses	625	410	1,418	1,076	1,228

Noninterest income	11,247	7,588	7,803	7,083	6,324
Noninterest expense	36,862	32,161	30,734	28,165	22,164
Net income	10,119	8,799	6,614	4,639	4,049
Net income applicable to common stockholders	9,666	8,456	6,251	4,215	3,624

Per common share data:
Basic net income per share	$1.78	$1.57	$1.20	$.98	$1.17
Diluted net income per share	1.57	1.55	1.19	.96	1.16

Per share data:
Basic net income per share	$1.86	$1.64	$1.27	$1.07	$1.31
Diluted net income per share	1.64	1.62	1.25	1.06	1.29

Selected Year End Balances:

Total assets	$1,277,367	$1,145,131	$1,093,768	$940,890	$721,385
Securities	255,799	254,959	270,174	258,023	226,301
Loans, net of allowance	865,424	769,742	700,540	577,574	408,970
Deposits	1,039,191	916,695	892,775	779,971	596,627
Stockholders’ equity	154,527	103,436	96,216	85,108	65,885

Results of Operations

The following is a summary of the results of operations by The First for the years ended December 31, 2016, 2015, and 2014.

	2016	2015	2014
	(In thousands)

Interest income	$44,535	$40,196	$36,365
Interest expense	4,094	3,022	2,791
Net interest income	40,441	37,174	33,574

Provision for loan losses	625	410	1,418

Net interest income after provision for loan losses	39,816	36,764	32,156

Other income	10,540	7,589	7,439

Other expense	33,941	31,032	29,477

Income tax expense	4,766	3,701	2,733

Net income	$11,649	$9,620	$7,385

The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2016, 2015, and 2014:

	2016	2015	2014
	(In thousands)

Net interest income:
Net interest income of The First	$40,504	$37,174	$33,574
Intercompany eliminations	(215)	(180)	(176)
	$40,289	$36,994	$33,398

Net income applicable to common stockholders:
Net income of The First	$11,649	$9,620	$7,385
Net loss of the Company, excluding intercompany accounts	(1,983)	(1,164)	(1,134)
	$9,666	$8,456	$6,251

Consolidated Net Income

The Company reported consolidated net income applicable to common stockholders of $9,666,382 for the year ended December 31, 2016, compared to a consolidated net income of $8,456,242 for the year ended December 31, 2015, and consolidated net income of $6,250,743 for the year ended December 31, 2014. The increase in income was attributable to an increase in net interest income of $3.3 million or 8.9%, an increase in other income of $3.7 million, or 48.2%, which was partially offset by an increase in other expenses of $4.7 million or 14.6%. Other expenses included charges of $521,000 related to the acquisitions. See Note T of Notes to Consolidated Financial Statements included at Item 8 of this report for more information on how the Company accounts for business combinations.

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

Consolidated net interest income was approximately $40,289,000 for the year ended December 31, 2016, as compared to $36,994,000 for the year ended December 31, 2015, and $33,398,000 for the year ended December 31, 2014. This increase was the direct result of increased loan volumes during 2016 as compared to 2015 and increased loan volumes during 2015 as compared to 2014. Average interest-bearing liabilities for the year 2016 were $911,037,000 compared to $822,708,000 for the year 2015 and $746,025,000 for the year 2014. At December 31, 2016, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.63% compared to 3.65% at December 31, 2015 and compared to 3.62% at December 31, 2014. The net interest margin (which is net interest income divided by average earning assets) was 3.71% for the year 2016 compared to 3.72% for the year 2015 and compared to 3.70% for the year 2014. Rates paid on average interest-bearing liabilities increased to .47% for the year 2016 compared to ..39% for the year 2015 and compared to .40% for the year 2014. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 73.9% of average earnings assets for the year 2016 compared to 71.7% the year 2015 and 67.8% for the year 2014.

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

Average Balances, Income and Expenses, and Rates

		Years Ended December 31,
	2016			2015			2014
	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate
	(Dollars in thousands)
Assets
Earning Assets
Loans (1)(2)	$820,881	$38,497	4.69%	$730,326	$34,242	4.69%	$632,049	$30,276	4.79%
Securities (4)	261,508	6,885	2.63%	256,462	6,759	2.64%	271,247	7,024	2.59%
Federal funds sold (3)	18,806	127	.68%	24,582	64	.26%	24,845	53	.21%
Other	10,029	59	.59%	7,585	93	1.23%	3,827	85	2.22%
Total earning assets	1,111,224	45,568	4.10%	1,018,955	41,158	4.04%	931,968	37,438	4.02%

Other	117,735			103,237			98,354
Total assets	$1,228,959			$1,122,192			$1,030,322

Liabilities
Interest-bearing liabilities	$911,037	$4,316	.47%	$822,708	$3,208	.39%	$746,025	$2,973	.40%
Demand deposits (1)	191,998			196,284			184,037
Other liabilities	5,601			4,594			11,990
Stockholders’ equity	120,323			98,606			88,270
Total liabilities and stockholders’ equity	$1,228,959			$1,122,192			$1,030,322

Net interest spread			3.63%			3.65%			3.62%
Net yield on interest-earning assets		$41,252	3.71%		$37,950	3.72%		$34,465	3.70%

(1)	All loans and deposits were made to borrowers in the United States. Includes nonaccrual loans of $3,265, $7,368, and $6,056, respectively, during the periods presented. (i.e. 2016, 2015 and 2014). Loans include held for sale loans.
(2)	Includes loan fees of $857, $692, and $717, respectively, during the periods presented (i.e. 2016, 2015 and 2014).
(3)	Includes EBA-MNBB and Federal Reserve – New Orleans.
(4)	Tax equivalent yield

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

Analysis of Changes in Consolidated Net Interest Income

	Year Ended December 31,			Year Ended December 31,
	2016 versus 2015 Increase (decrease) due to			2015 versus 2014 Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Earning Assets
Loans	$3,807	$448	$4,255	$3,826	$140	$3,966
Securities	174	(48)	126	(409)	144	(265)
Federal funds sold	(63)	126	63	19	(8)	11
Other short-term investments	4	(38)	(34)	3	5	8
Total interest income	3,922	488	4,410	3,439	281	3,720
Interest-Bearing Liabilities
Interest-bearing transaction accounts	207	215	422	204	66	270
Money market accounts and savings	(15)	54	39	6	(24)	(18)
Time deposits	108	313	421	(108)	50	(58)
Borrowed funds	77	149	226	77	(36)	41
Total interest expense	377	731	1,108	179	56	235
Net interest income	$3,545	$(243)	$3,302	$3,260	$225	$3,485

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

The following tables illustrate the Company's consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2016, 2015, and 2014.

	December 31, 2016
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$121,391	$88,433	$209,824	$663,110	$872,934
Securities (2)	10,092	21,376	31,468	224,331	255,799
Funds sold and other	425	29,975	30,400	-	30,400
Total earning assets	$131,908	$139,784	$271,692	$887,441	$1,159,133
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$430,903	$430,903	$-	$430,903
Money market accounts	113,253	-	113,253	-	113,253
Savings deposits (1)	-	69,540	69,540	-	69,540
Time deposits	31,273	93,456	124,729	98,288	223,017
Total interest-bearing deposits	144,526	593,899	738,425	98,288	836,713
Borrowed funds (3)	30,000	26,000	56,000	13,000	69,000
Total interest-bearing liabilities	174,526	619,899	794,425	111,288	905,713
Interest-sensitivity gap per period	$(42,618)	$(480,115)	$(522,733)	$776,153	$253,420
Cumulative gap at December 31, 2016	$(42,618)	$(522,733)	$(522,733)	$253,420	$253,420
Ratio of cumulative gap to total earning assets at December 31, 2016	(3.7%)	(45.1%)	(45.1%)	21.9%

	December 31, 2015
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$101,160	$76,996	$178,156	$598,333	$776,489
Securities (2)	14,831	18,100	32,931	222,028	254,959
Funds sold and other	321	17,303	17,624	-	17,624
Total earning assets	$116,312	$112,399	$228,711	$820,361	$1,049,072
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$373,686	$373,686	$-	$373,686
Money market accounts	105,434	-	105,434	-	105,434
Savings deposits (1)	-	68,657	68,657	-	68,657
Time deposits	37,222	83,549	120,771	58,702	179,473
Total interest-bearing deposits	142,656	525,892	668,548	58,702	727,250
Borrowed funds (3)	81,130	21,191	102,321	8,000	110,321
Total interest-bearing liabilities	223,786	547,083	770,869	66,702	837,571
Interest-sensitivity gap per period	$(107,474)	$(434,684)	$(542,158)	$753,659	$211,501
Cumulative gap at December 31, 2015	$(107,474)	$(542,158)	$(542,158)	$211,501	$211,501
Ratio of cumulative gap to total earning assets at December 31, 2015	(10.2%)	(51.7%)	(51.7%)	20.2%

	December 31, 2014
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$99,183	$82,644	$181,827	$524,808	$706,635
Securities (2)	14,266	14,880	29,146	241,028	270,174
Funds sold and other	386	13,899	14,285	-	14,285
Total earning assets	$113,835	$111,423	$225,258	$765,836	$991,094
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$301,721	$301,721	$-	$301,721
Money market accounts	117,018	-	117,018	-	117,018
Savings deposits (1)	-	66,615	66,615	-	66,615
Time deposits	53,529	78,581	132,110	73,949	206,059
Total interest-bearing deposits	170,547	446,917	617,464	73,949	691,413
Borrowed funds (3)	40,004	40,464	80,468	8,982	89,450
Total interest-bearing liabilities	210,551	487,381	697,932	82,931	780,863
Interest-sensitivity gap per period	$(96,716)	$(375,958)	$(472,674)	$682,905	$210,231
Cumulative gap at December 31, 2014	$(96,716)	$(472,674)	$(472,674)	$210,231	$210,231
Ratio of cumulative gap to total earning assets at December 31, 2014	(9.8%)	(47.7%)	(47.7%)	21.2%

(1)	NOW and savings accounts are subject to immediate withdrawal and repricing. These deposits do not tend to immediately react to changes in interest rates and the Company believes these deposits are fairly stable. Therefore, these deposits are included in the repricing period that management believes most closely matches the periods in which they are likely to reprice rather than the period in which the funds can be withdrawn contractually.
(2)	Securities include mortgage backed and other installment paying obligations based upon stated maturity dates.
(3)	Does not include subordinated debentures of $10,310,000

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

The following tables depict, for the periods indicated, certain information related to interest rate sensitivity in net interest income and market value of equity.

December 31, 2016

	Net Interest Income at Risk		Market Value of Equity
Change in Interest Rates	% Change from Base	Policy Limit	% Change from Base	Policy Limit

Up 400 bps	15.4%	-20%	22.9%	-40.00%
Up 300 bps	11.8%	-15%	18.8%	-30.00%
Up 200 bps	8.0%	-10%	13.7%	-20.00%
Up 100 bps	4.0%	-5%	7.6%	-10.00%
Down 100 bps	-4.8%	-5%	-9.5%	-10.00%
Down 200 bps	-6.6%	-10%	-11.6%	-20.00%

December 31, 2015

	Net Interest Income at Risk		Market Value of Equity
Change in Interest Rates	% Change from Base	Policy Limit	% Change from Base	Policy Limit

Up 400 bps	11.2%	-20%	34.3%	-40.00%
Up 300 bps	8.6%	-15%	27.7%	-30.00%
Up 200 bps	5.8%	-10%	20.0%	-20.00%
Up 100 bps	2.9%	-5%	10.8%	-10.00%
Down 100 bps	-2.7%	-5%	-11.5%	-10.00%
Down 200 bps	-4.7%	-10%	-10.0%	-20.00%

December 31, 2014

	Net Interest Income at Risk		Market Value of Equity
Change in Interest Rates	% Change from Base	Policy Limit	% Change from Base	Policy Limit

Up 400 bps	9.9%	-20%	-14.9%	-40.00%
Up 300 bps	7.4%	-15%	-11.2%	-30.00%
Up 200 bps	4.8%	-10%	-7.7%	-20.00%
Up 100 bps	2.1%	-5%	-4.1%	-10.00%
Down 100 bps	-3.2%	-5%	6.5%	-10.00%
Down 200 bps	-5.1%	-10%	18.7%	-20.00%

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

The Company’s allowance consists of two parts. The first part is determined in accordance with authoritative guidance issued by the FASB regarding the allowance. The Company’s determination of this part of the allowance is based upon quantitative and qualitative factors. A loan loss history based upon the prior seven years is utilized in determining the appropriate allowance. Historical loss factors are determined by criticized and uncriticized loans by loan type. These historical loss factors are applied to the loans by loan type to determine an indicated allowance. The loss factors of peer groups are considered in the determination of the allowance and are used to assist in the establishment of a long-term loss history for areas in which this data is unavailable and incorporated into the qualitative factors to be considered. The historical loss factors may also be modified based upon other qualitative factors including but not limited to local and national economic conditions, trends of delinquent loans, changes in lending policies and underwriting standards, concentrations, and management’s knowledge of the loan portfolio. These factors require judgment upon the part of management and are based upon state and national economic reports received from various institutions and agencies including the Federal Reserve Bank, United States Bureau of Economic Analysis, Bureau of Labor Statistics, meetings with the Company’s loan officers and loan committees, and data and guidance received or obtained from the Company’s regulatory authorities.

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
Loan Volume Trends
Non-Performing Assets
Underwriting Standards/Lending Policies
Experience/Depth of Bank Lending Management

Our model takes into account many local and national economic factors as well as portfolio trends.  Local and national economic trends are measured quarterly, typically in the month following quarter end to facilitate the release of economic data from the reporting agencies.  These factors are allocated a basis point value ranging from -25 to +25 basis points and directly affect the amount reserved for each branch.  As of December 31, 2016, most economic indicators pointed to a stable and improving economy thus most factors were assigned a neutral basis point value. This increased the amount of the allowance that was indicated by historical loss factors.  Portfolio trends are measured monthly on a per branch basis to determine the percentage of loans in each branch that the Bank has determined as having more risk.  Portfolio risk is defined as areas in the Bank’s loan portfolio in which there is additional risk involved in the loan type or some other area in which the Bank has identified as having more risk.  Each area is tracked on bank-wide as well as on a branch-wide basis.  Branches are analyzed based on the gross percentage of concentrations of the Bank as a whole.  Portfolio risk is determined by analyzing concentrations in the areas outlined by determining the percentage of each branch’s total portfolio that is made up of the particular loan type and then comparing that concentration to the Bank as a whole. Branches with concentrations in these areas are graded on a scale from – 25 basis points to + 25 basis points. Second mortgages, single pay loans, loans secured by raw land, unsecured loans and loans secured by non owner occupied property are considered to be of higher risk than those of a secured and amortizing basis. LTV exceptions place the Bank at risk in the event of repossession or foreclosure.

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

At December 31, 2016, the consolidated allowance for loan losses amounted to approximately $7.5 million, or .87% of outstanding loans excluding loans held for sale. Including valuation accounting adjustments on acquired loans, the total valuation plus ALLL was 1.00% of loans at December 31, 2016. At December 31, 2015, the allowance for loan losses amounted to approximately $6.7 million, which was .87% of outstanding loans. The Company’s provision for loan losses was $625,000 for the year ended December 31, 2016, and $410,000 for the year ended December 31, 2015, compared to $1,418,000 for the year ended December 31, 2014. During 2016 and 2015, the Company experienced recoveries of $219,000 and $722,000, respectively, on a previously charged off loan of $941,000.

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

The following tables illustrate the Company’s past due and nonaccrual loans at December 31, 2016, 2015 and 2014.

	December 31, 2016
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$204	$96	$658
Real Estate-mortgage	2,745	102	1,662
Real Estate-nonfarm nonresidential	269	-	909
Commercial	9	-	2
Consumer	22	-	33
Total	$3,249	$198	$3,264

	December 31, 2015
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$311	$-	$2,956
Real Estate-mortgage	3,339	29	2,055
Real Estate-nonfarm nonresidential	736	-	2,225
Commercial	97	-	100
Consumer	70	-	32
Total	$4,553	$29	$7,368

	December 31, 2014
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$428	$-	$2,747
Real Estate-mortgage	3,208	208	2,164
Real Estate-nonfarm nonresidential	3,408	461	1,102
Commercial	29	-	5
Consumer	90	-	38
Total	$7,163	$669	$6,056

Total nonaccrual loans at December 31, 2016, amounted to $3.3 million, which was a decrease of $4.1 million from the December 31, 2015 amount of $7.4 and a decrease of $2.8 million from the December 31, 2014 amount of $6.1 million. Management believes these relationships were adequately reserved at December 31, 2016. Restructured loans not reported as past due or nonaccrual at December 31, 2016, amounted to $2.8 million.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming asset categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2016, 2015 and December 31, 2014, The First had potential problem loans of $13,291,000, $17,878,000 and $20,946,000, respectively. The gradual decline is the result of payoffs, foreclosures and continual reduction through payment of criticized and classified loans.

Consolidated Allowance For Loan Losses

(In thousands)

	Years Ended December 31,
	2016		2015		2014		2013		2012

Average loans outstanding	$820,881		$730,326		$632,049		$583,200		$388,012
Loans outstanding at year end	$872,934		$776,489		$706,635		$583,302		$413,697

Total nonaccrual loans	$3,264		$7,368		$6,056		$3,181		$3,401

Beginning balance of allowance	$6,747		$6,095		$5,728		$4,727		$4,511
Loans charged-off	(771)		(843)		(1,459)		(759)		(1,190)
Total loans charged-off	(771)		(843)		(1,459)		(759)		(1,190)
Total recoveries	909		1,085		408		684		178
Net loans (charged-off) recoveries	138		242		(1,051)		(75)		(1,012)
Provision for loan losses	625		410		1,418		1,076		1,228
Balance at year end	$7,510		$6,747		$6,095		$5,728		$4,727

Net charge-offs (recoveries) to average loans	(.02%)		(.03%)		.17%		.01%		.26%
Allowance as percent of total loans	.86%		.87%		.86%		.98%		1.14%
Nonperforming loans as a percentage of total loans	.37%		.95%		.86%		.55%		.82%
Allowance as a multiple of nonaccrual loans	2.3	X	.92	X	1.0	X	1.8	X	1.4	X

At December 31, 2016, the components of the allowance for loan losses consisted of the following:

Allowance
(In thousands)
Allocated:
Impaired loans	$682
Graded loans	6,828
$7,510

Graded loans are those loans or pools of loans assigned a grade by internal loan review.

The following table represents the activity of the allowance for loan losses for the years 2016, 2015, and 2014.

Analysis of the Allowance for Loan Losses

	Years Ended December 31,
	2016	2015	2014
	(Dollars in thousands)

Balance at beginning of year	$6,747	$6,095	$5,728
Charge-offs:
Real Estate-construction	(274)	(162)	(47)
Real Estate-mortgage	(353)	(372)	(1,156)
Real Estate-nonfarm nonresidential	(-)	(-)	(-)
Commercial	(71)	(183)	(89)
Consumer	(73)	(126)	(167)
Total	(771)	(843)	(1,459)
Recoveries:
Real Estate-construction	229	63	96
Real Estate-mortgage	519	827	212
Real Estate-nonfarm nonresidential	7	15	17
Commercial	84	99	15
Consumer	70	81	68
Total	909	1,085	408
Net (Charge-offs) Recoveries	138	242	(1,051)
Provision for Loan Losses	625	410	1,418
Balance at end of year	$7,510	$6,747	$6,095

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2016, 2015 and 2014.

Allocation of the Allowance for Loan Losses

	December 31, 2016
		(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$1,118	15.6%
Commercial Real Estate	4,071	61.6%
Consumer Real Estate	1,589	20.3%
Consumer	155	2.4%
Unallocated	577	0.1%
Total	$7,510	100%

	December 31, 2015
		(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$895	17.1%
Commercial Real Estate	3,018	58.4%
Consumer Real Estate	1,477	21.9%
Consumer	141	2.5%
Unallocated	1,216	0.1%
Total	$6,747	100%

	December 31, 2014
		(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$713	15.3%
Commercial Real Estate	3,355	57.9%
Consumer Real Estate	1,852	24.2%
Consumer	175	2.6%
Unallocated	-	-
Total	$6,095	100%

Noninterest Income and Expense

Noninterest Income. The Company’s primary sources of noninterest income are mortgage banking operations as well as service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income increased $3,658,000 or 48.2% during 2016 to $11,247,000 from $7,589,000 for the year ended December 31, 2015, and decreased $214,000 or 2.8% during 2015 to $7,589,000 from $7,803,000 for the year ended December 31, 2014. The deposit activity fees were $5,126,000 for 2016 compared to $5,014,000 for 2015 and compared to $4,262,000 for 2014. Other service charges increased by $3,243,000 or 209.8% for the year ended 2016 from $1,546,000 for the year ended December 31, 2015 and other service charges decreased $392,000 or 20.2% to $1,546,000 for the year ended December 31, 2015, from $1,938,000 for the year ended December 31, 2014. Mortgage income increased $3.2 million during 2016 due to increased volume from the acquisition of The Mortgage Connection, LLC in December, 2015.

Noninterest expense increased to $36.9 million for the year ended December 31, 2016 from $32.2 million for the year ended December 31, 2015, and increased to $32.2 million for the year ended December 31, 2015, from $30.7 million for the year ended December 31, 2014. The Company experienced slight increases in most expense categories. The largest increase was in salaries and employee benefits, which increased by $3.6 million in 2016 as compared to 2015 and $1.1 million in 2015 as compared to 2014. These increases were due in part to a full year of the addition of the Mortgage Connection and the lending teams in Mobile, AL and Jackson, MS.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense

	Years ended December 31,
	2016	2015	2014
	(In thousands)

Salaries and employee benefits	$22,137	$18,537	$17,462
Occupancy	3,459	3,422	3,141
Equipment	1,262	1,199	1,541
Marketing and public relations	465	497	445
Data processing	535	150	161
Supplies and printing	287	300	498
Telephone	782	631	616
Correspondent services	109	104	83
Deposit and other insurance	1,020	1,051	1,048
Professional and consulting fees	1,805	1,332	1,618
Postage	396	400	302
ATM expense	883	763	689
Other	3,722	3,775	3,130

Total	$36,862	$32,161	$30,734

Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future income/deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities and this has had no significant impact on results year over year.

Analysis of Financial Condition

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2016, 2015 and 2014, respectively, average loans accounted for 73.9%, 71.7% and 67.8% of average earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $820.9 million during 2016 and $730.3 million during 2015, as compared to $632.0 million during 2014.

The following table shows the composition of the loan portfolio by category:

Composition of Loan Portfolio

	December 31,
	2016		2015		2014
	Amount	Percent Of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)

Mortgage loans held for sale	$5,880	0.6%	$3,974	0.5%	$2,103	0.3%
Commercial, financial and agricultural	129,423	14.8%	129,197	16.6%	106,109	15.0%
Real Estate:
Mortgage-commercial	314,359	36.0%	253,309	32.6%	238,602	33.8%
Mortgage-residential	289,640	33.2%	272,180	35.1%	256,406	36.3%
Construction	109,394	12.5%	99,161	12.8%	84,935	12.0%
Lease Financing Receivable	2,204	0.3%	2,650	0.3%
Obligations of states and subdivisions	6,698	0.8%	969	0.1%	1,990	0.3%
Consumer and other	15,336	1.8%	15,049	2.0%	16,490	2.3%
Total loans	872,934	100%	776,489	100%	706,635	100%
Allowance for loan losses	(7,510)		(6,747)		(6,095)
Net loans	$865,424		$769,742		$700,540

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

The following table sets forth the Company's commercial and construction real estate loans maturing within specified intervals at December 31, 2016.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

	December 31, 2016
Type	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
	(In thousands)

Commercial, financial and agricultural	$34,547	$79,019	$15,857	$129,423
Real estate – construction	60,202	42,655	6,537	109,394

	$94,749	$121,674	$22,394	$238,817
Loans maturing after one year with:
Fixed interest rates				$124,573
Floating interest rates				19,495
				$144,068

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities averaged $261.5 million in 2016, as compared to $256.5 million in 2015, and $271.2 million in 2014. This represents 23.5%, 25.2%, and 29.1% of the average earning assets for the years ended December 31, 2016, 2015 and 2014, respectively. At December 31, 2016, investment securities were $255.8 million and represented 22.1% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short-term U.S. Treasury or agency obligations. This objective is particularly important as the Company focuses on growing its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the carrying value of securities for the dates indicated.

Securities Portfolio

	December 31,
	2016	2015	2014
	(In thousands)
Available-for-sale
U. S. Government agencies and Mortgage-backed Securities	$123,334	$118,536	$120,407
States and municipal subdivisions	98,822	97,889	104,582
Corporate obligations	20,110	22,346	28,785
Mutual finds	940	961	972
Total available-for-sale	243,206	239,732	254,746
Held-to-maturity
U.S. Government agencies	-	1,092	2,193
States and municipal subdivisions	6,000	6,000	6,000
Total held-to-maturity	6,000	7,092	8,193
Total	$249,206	$246,824	$262,939

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2016.

Investment Securities Maturity Distribution and Yields (1)

	December 31, 2016
			After One But		After Five But
(Dollars in thousands)	Within One Year		Within Five Years		Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Held-to-maturity:
States and municipal subdivisions	$-	-	$-	-	$6,000,000	.93%	$-	-
Total investment securities held-to-maturity	-		$-		$6,000,000		$-	-
Available-for-sale:
U.S. Government agencies (2)	$4,039,195	1.06%	$5,005,475	1.37%	$-		$-
States and municipal subdivisions.	13,143,901	2.83%	39,588,283	3.33%	35,262,252	3.99%	10,827,971	4.75%
Corporate obligations and other	3,033,805	1.84%	14,835,047	2.02%	-	-	3,181,083	2.58%
Total investment securities available-for-sale	$20,216,901		$59,428,805		$35,262,252		$14,009,054

(1)	Investments with a call feature are shown as of the contractual maturity date.
(2)	Excludes mortgage-backed securities totaling $114.3 million with a yield of 2.23% and mutual funds of $.9 million.

Short-Term Investments. Short-term investments, consisting of Federal Funds Sold, funds in due from banks and interest-bearing deposits with banks, averaged $18.8 million in 2016, $24.6 million in 2015, and $24.8 million in 2014. At December 31, 2016, 2015, and December 31, 2014, short-term investments totaled $425,000, $321,000 and $386,000, respectively. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits. Average total deposits were $1,021.1 million, an increase of $69.5 million, or 7.3% in 2016. Average total deposits were $951.6 million, an increase of $75.3 million, or 8.6% in 2015, and average total deposits were $876.3 million, an increase of $109.8 million, 14.3% in 2014. At December 31, 2016, total deposits were $1,039.2 billion, compared to $916.7at December 31, 2015, an increase of $122.5 million, or 13.4%, and $892.8 million at December 31, 2014.

The following table sets forth the deposits of the Company by category for the period indicated.

	Deposits
	December 31,
(Dollars in thousands)	2016		2015		2014
		Percent of		Percent of		Percent of
	Amount	Deposits	Amount	Deposits	Amount	Deposits

Noninterest-bearing accounts	$202,478	19.5%	$189,445	20.6%	$201,362	22.6%
NOW accounts	430,903	41.5%	373,686	40.8%	301,721	33.8%
Money market accounts	113,253	10.9%	105,434	11.5%	117,018	13.1%
Savings accounts	69,540	6.7%	68,657	7.5%	66,615	7.5%
Time deposits less than $250,000	162,797	15.6%	139,687	15.2%	166,339	18.6%
Time deposits of $250,000 or over	60,220	5.8%	39,786	4.4%	39,720	4.4%
Total deposits	$1,039,191	100%	$916,695	100%	$892,775	100%

The Company’s loan-to-deposit ratio was 83.4% at December 31, 2016, 84.3% at December 31, 2015 and 78.9% at December 31, 2014. The loan-to-deposit ratio averaged 80.4% during 2016. Core deposits, which exclude time deposits of $250,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $979.0 at December 31, 2016, $882.4 million at December 31, 2015, and $859.0 million at December 31, 2014. Management anticipates that a stable base of deposits will be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company's certificates of deposit of $250,000 or more at December 31, 2016, is shown in the following table. The Company did not have any other time deposits of $250,000 or more.

Maturities of Certificates of Deposit

of $250,000 or More

		After Three
	Within Three	Through	After Twelve
(In thousands)	Months	Twelve Months	Months	Total

December 31, 2016	$9,375	$22,030	$28,815	$60,220

Borrowed Funds

Borrowed funds consist of advances from the Federal Home Loan Bank of Dallas, federal funds purchased and reverse repurchase agreements. At December 31, 2016, advances from the FHLB totaled $48.0 compared to $100.0 million at December 31, 2015 and $84.5 million at December 31, 2014. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. There were $0, $5.3 million and $0 federal funds purchased at December 31, 2016, 2015, and 2014, respectively.

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $5,470,105 at December 31, 2016, $5,501,503 at December 31, 2015 and $7,443,951 at December 31, 2014. The maturity date of the remaining agreement is September 26, 2017, with a rate of 3.81%.

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

Capital

Total stockholders’ equity as of December 31, 2016 was $154.5 million, an increase of $51.1 million or approximately 49.4% as compared with stockholders’ equity of $103.4 million as of December 31, 2015 and $96.2 million as of December 31, 2014.

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

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 4%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and The First exceeded their minimum regulatory capital ratios as of December 31, 2016, 2015 and 2014.

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

Analysis of Capital

	Adequately	Well	The Company			The First
Capital Ratios	Capitalized	Capitalized	December 31,			December 31,
			2016	2015	2014	2016	2015	2014

Leverage	4.0%	5.0%	11.9%	8.7%	8.4%	13.1%	8.6%	8.4%
Risk-based capital:
Common equity Tier 1	4.5%	6.5%	13.8%	8.1%	-	16.2%	11.0%	-
Tier 1	6.0%	8.0%	14.7%	11.1%	11.5%	16.2%	11.0%	11.4%
Total	8.0%	10.0%	15.5%	11.9%	12.3%	17.0%	11.8%	12.2%

Ratios

	2016	2015	2014
Return on assets (net income applicable to common stockholders divided by average total assets)	.79%	.75%	.61%

Return on equity (net income applicable to common stockholders divided by average equity)	8.0%	8.6%	7.1%

Dividend payout ratio (dividends per share divided by net income per common share)	9.6%	9.7%	12.6%

Equity to asset ratio (average equity divided by average total assets)	9.8%	8.8%	8.6%

Liquidity and Market Risk Management

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

The Company's Federal Funds Sold position, which includes funds in due from banks and interest-bearing deposits with banks, is typically its primary source of liquidity, averaged $28.8 million during the year ended December 31, 2016 and totaled $30.4 million at December 31, 2016. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2016, advances available totaled approximately $397.5 million of which $48.0 million had been drawn, or used for letters of credit.

As of December 31, 2016, the market value of unpledged debt securities plus pledged securities in excess of current pledging requirements comprised $100.2 million of the Company’s investment balances, compared to $66 million at December 31, 2015. The increase in unpledged debt from December 2016 compared to December 2015 is primarily due to an increase in unpledged investments and letters of credit utilized for pledging purposes. Other forms of balance sheet liquidity include but are not necessarily limited to any outstanding fed funds sold and vault cash. The Company has a higher level of actual balance sheet liquidity than might otherwise be the case, since we utilize a letter of credit from the FHLB rather than investment securities for certain pledging requirements. That letter of credit, which is backed by loans that are pledged to the FHLB by the Company, totaled $45.5 million at December 31, 2016. Management is of the opinion that available investments and other potentially liquid assets, along with the standby funding sources it has arranged, are more than sufficient to meet the Company’s current and anticipated short-term liquidity needs.

The Company’s liquidity ratio as of December 31, 2016 was 15.3%, as compared to internal policy guidelines of 10% minimum. Other liquidity ratios reviewed include the following along with policy guidelines for the periods indicated:

	December 31, 2016	Policy Maximum
Loans to Deposits (including FHLB advances)	79.1%	90.0%	In Policy
Net Non-core Funding Dependency Ratio	8.3%	20.0%	In Policy
Fed Funds Purchased / Total Assets	0.4%	10.0%	In Policy
FHLB Advances / Total Assets	3.9%	20.0%	In Policy
FRB Advances / Total Assets	0.0%	10.0%	In Policy
Pledged Securities to Total Securities	66.6%	90.0%	In Policy

	December 31, 2015	Policy Maximum
Loans to Deposits (including FHLB advances)	75.4%	90.0%	In Policy
Net Non-core Funding Dependency Ratio	13.8%	30.0%	In Policy
Fed Funds Purchased / Total Assets	0.9%	10.0%	In Policy
FHLB Advances / Total Assets	8.9%	20.0%	In Policy
FRB Advances / Total Assets	0.0%	10.0%	In Policy
Pledged Securities to Total Securities	84.7%	90.0%	In Policy

	December 31, 2014	Policy Maximum
Loans to Deposits (including FHLB advances)	71.6%	90.0%	In Policy
Net Non-core Funding Dependency Ratio	10.2%	30.0%	In Policy
Fed Funds Purchased / Total Assets	0.5%	10.0%	In Policy
FHLB Advances / Total Assets	7.8%	20.0%	In Policy
FRB Advances / Total Assets	0.0%	10.0%	In Policy
Pledged Securities to Total Securities	71.0%	90.0%	In Policy

Continued growth in core deposits and relatively high levels of potentially liquid investments have had a positive impact on our liquidity position in recent periods, but no assurance can be provided that our liquidity will continue at current robust levels.

The holding company’s primary uses of funds are ordinary operating expenses and stockholder dividends, and its primary source of funds is dividends from the Bank since the holding company does not conduct regular banking operations. Management anticipates that the Bank will have sufficient earnings to provide dividends to the holding company to meet its funding requirements for the foreseeable future.

Management regularly reviews the liquidity position of the Company and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

Interest Rate Risk Management

Market risk arises from changes in interest rates, exchange rates, commodity prices and equity prices. The Company does not engage in the trading of financial instruments, nor does it have exposure to currency exchange rates. Our market risk exposure is primarily that of interest rate risk, and we have established policies and procedures to monitor and limit our earnings and balance sheet exposure to changes in interest rates. The principal objective of interest rate risk management is to manage the financial components of the Company’s balance sheet in a manner that will optimize the risk/reward equation for earnings and capital under a variety of interest rate scenarios.

To identify areas of potential exposure to interest rate changes, we utilize commercially available modeling software to perform earnings simulations and calculate the Company’s market value of portfolio equity under varying interest rate scenarios every month. The model imports relevant information for the Company’s financial instruments and incorporates Management’s assumptions on pricing, duration, and optionality for anticipated new volumes. Various rate scenarios consisting of key rate and yield curve projections are then applied in order to calculate the expected effect of a given interest rate change on interest income, interest expense, and the value of the Company’s financial instruments. The rate projections can be shocked (an immediate and parallel change in all base rates, up or down), ramped (an incremental increase or decrease in rates over a specified time period), economic (based on current trends and econometric models) or stable (unchanged from current actual levels).

We use seven standard interest rate scenarios in conducting our 12-month net interest income simulations: “static,” upward shocks of 100, 200, 300 and 400 basis points, and downward shocks of 100, and 200 basis points. Pursuant to policy guidelines, we typically attempt to limit the projected decline in net interest income relative to the stable rate scenario to no more than 5% for a 100 basis point (bp) interest rate shock, 10% for a 200 bp shock, 15% for a 300 bp shock, and 20% for a 400 bp shock. As of December 31, 2016, the Company had the following estimated net interest income sensitivity profiles, without factoring in any potential negative impact on spreads resulting from competitive pressures or credit quality deterioration:

December 31, 2016	Net Interest Income at Risk
($ In Thousands)	-200 bp	-100 bp	STATIC	+100 bp	+200 bp	+300 bp	+400 bp
Net Interest Income	36,818	37,528	39,430	41,011	42,563	44,066	45,518
Dollar Change	-2,612	-1,902	-	1,581	3,133	4,636	6,088
NII @ Risk - Sensitivity Y1	-6.6%	-4.8%	-	4.0%	8.0%	11.8%	15.4%

If there were an immediate and sustained downward adjustment of 200 basis points in interest rates, all else being equal, net interest income over the next twelve months would likely be approximately $2.6 million lower than in a stable interest rate scenario, for a negative variance of 6.6%. The unfavorable variance increases if rates were to drop below 200 basis points, due to the fact that certain deposit rates are already relatively low (on NOW accounts and savings accounts, for example), and will hit a natural floor of close to zero while non-floored variable-rate loan yields continue to drop. This effect is exacerbated by accelerated prepayments on fixed-rate loans and mortgage-backed securities when rates decline, although rate floors on some of our variable-rate loans partially offset other negative pressures. While we view further interest rate reductions as highly unlikely, the potential percentage drop in net interest income exceeds our internal policy guidelines in declining interest rate scenarios and we will continue to monitor our interest rate risk profile and take corrective action as deemed appropriate.

Net interest income would likely improve by $3.1 million, or 8.0%, if interest rates were to increase by 200 basis points relative to a stable interest rate scenario, with the favorable variance expanding the higher interest rates rise. The initial increase in rising rate scenarios will be limited to some extent by the fact that some of our variable-rate loans are currently at rate floors, resulting in a re-pricing lag while base rates are increasing to floored levels, but the Company still appears well-positioned to benefit from a material upward shift in the yield curve.

The Company’s one year cumulative GAP ratio was approximately 199.4% at December 31, 2016 and 168.3% at December 31, 2015, which means that there are more assets repricing than liabilities within the first year. The Company is “asset-sensitive.” The Company’s one year cumulative GAP ratio was approximately 92.2% at December 31, 2014, which meant that there were more liabilities repricing than assets within the first year. These results are based on cash flows from assumptions of assets and liabilities that reprice (maturities, likely calls, prepayments, etc.) Typically, the net interest income of asset-sensitive companies should improve with rising rates and decrease with declining rates.

In addition to the net interest income simulations shown above, we run stress scenarios modeling the possibility of no balance sheet growth, the potential runoff of “surge” core deposits which flowed into the Company in the most recent economic cycle, and potential unfavorable movement in deposit rates relative to yields on earning assets. Even though net interest income will naturally be lower with no balance sheet growth, the rate-driven variances projected for net interest income in a static growth environment are similar to the changes noted above for our standard projections. When a greater level of non-maturity deposit runoff is assumed or unfavorable deposit rate changes are factored into the model, projected net interest income in declining rate and flat rate scenarios does not change materially relative to standard growth projections. However, the benefit we would otherwise experience in rising rate scenarios is minimized and net interest income remains relatively flat.

The economic value (or “fair value”) of financial instruments on the Company’s balance sheet will also vary under the interest rate scenarios previously discussed. The difference between the projected fair value of the Company’s financial assets and the fair value of its financial liabilities is referred to as the economic value of equity (“EVE”), and changes in EVE under different interest rate scenarios are effectively a gauge of the Company’s longer-term exposure to interest rate risk. Fair values for financial instruments are estimated by discounting projected cash flows (principal and interest) at projected replacement interest rates for each account type, while the fair value of non-financial accounts is assumed to equal their book value for all rate scenarios. An economic value simulation is a static measure utilizing balance sheet accounts at a given point in time, and the measurement can change substantially over time as the characteristics of the Company’s balance sheet evolve and interest rate and yield curve assumptions are updated.

The change in economic value under different interest rate scenarios depends on the characteristics of each class of financial instrument, including stated interest rates or spreads relative to current or projected market-level interest rates or spreads, the likelihood of principal prepayments, whether contractual interest rates are fixed or floating, and the average remaining time to maturity. As a general rule, fixed-rate financial assets become more valuable in declining rate scenarios and less valuable in rising rate scenarios, while fixed-rate financial liabilities gain in value as interest rates rise and lose value as interest rates decline. The longer the duration of the financial instrument, the greater the impact a rate change will have on its value. In our economic value simulations, estimated prepayments are factored in for financial instruments with stated maturity dates, and decay rates for non-maturity deposits are projected based on historical patterns and Management’s best estimates. The table below shows estimated changes in the Company’s EVE as of the periods indicated under different interest rate scenarios relative to a base case of current interest rates:

	December 31, 2016 - Balance Sheet Shock
($ In Thousands)	-200 bp	-100 bp	STATIC (Base)	+100 bp	+200 bp	+300 bp	+400 bp
Market Value of Equity	315,609	323,038	356,983	384,268	406,044	424,054	438,668
Change in EVE from base	-41,374	-33,945		27,285	49,061	67,071	81,685
% Change	-11.6%	-9.5%		7.6%	13.7%	18.8%	22.9%
Policy Limits	-20.00%	-10.00%		-10.00%	-20.00%	-30.00%	-40.00%

	December 31, 2015 - Balance Sheet Shock
($ In Thousands)	-200 bp	-100 bp	STATIC (Base)	+100 bp	+200 bp	+300 bp	+400 bp
Market Value of Equity	241,882	237,988	268,793	297,881	322,658	343,367	360,886
Change in EVE from base	-26,911	-30,805		29,088	53,865	74,574	92,093
% Change	-10.0%	-11.5%		10.8%	20.0%	27.7%	34.3%
Policy Limits	-20.00%	-10.00%		-10.00%	-20.00%	-30.00%	-40.00%

	December 31, 2014 - Balance Sheet Shock
($ In Thousands)	-200 bp	-100 bp	STATIC (Base)	+100 bp	+200 bp	+300 bp	+400 bp
Market Value of Equity	139,508	125,098	117,504	112,711	108,512	104,338	100,046
Change in EVE from base	22,004	7,594		-4,793	-8,992	-13,166	-17,458
% Change	18.7%	6.5%		-4.1%	-7.7%	-11.2%	-14.9%
Policy Limits	-20.00%	-10.00%		-10.00%	-20.00%	-30.00%	-40.00%

The tables show that our EVE will generally deteriorate in declining rate scenarios, but should benefit from a parallel shift upward in the yield curve. As noted previously, however, Management is of the opinion that the potential for a significant rate decline is low. We also run stress scenarios for EVE to simulate the possibility of higher loan prepayment rates, unfavorable changes in deposit rates, and higher deposit decay rates. Model results are highly sensitive to changes in assumed decay rates for non-maturity deposits, in particular.

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

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

The First Bancshares, Inc.

Hattiesburg, Mississippi

We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc. and subsidiary (the "Company") as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The First Bancshares, Inc. and subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2017, expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ T. E. Lott & Company

Columbus, Mississippi

March 16, 2017

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

The First Bancshares, Inc.

Hattiesburg, Mississippi

We have audited the internal control over financial reporting of The First Bancshares, Inc. and subsidiary (the "Company") as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Because management's assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management's assessment and our audit of the Company's internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's Board of Directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

To the Board of Directors and Shareholders of

The First Bancshares, Inc.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have not examined and, accordingly, we do not express an opinion or any other form of assurance on management's statement referring to compliance with laws and regulations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The First Bancshares, Inc. and subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016, and our report dated March 16, 2017, expressed an unqualified opinion on those consolidated financial statements.

/s/ T. E. Lott & Company

Columbus, Mississippi

March 16, 2017

THE FIRST BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2016 AND 2015

	2016	2015

ASSETS
Cash and due from banks	$31,719,187	$23,634,536
Interest-bearing deposits with banks	29,974,698	17,303,381
Federal funds sold	425,000	321,000
Total cash and cash equivalents	62,118,885	41,258,917
Held-to-maturity securities (fair value of $7,393,828 in 2016 and $8,547,832 in 2015)	6,000,000	7,092,120
Available-for-sale securities	243,205,963	239,732,426
Other securities	6,592,750	8,134,850
Total securities	255,798,713	254,959,396
Loans held for sale	5,879,884	3,973,765
Loans, net of allowance for loan losses of $7,510,314 in 2016 and $6,747,103 in 2015	859,543,789	765,768,073
Interest receivable	4,358,098	3,953,338
Premises and equipment	34,624,352	33,623,011
Cash surrender value of life insurance	21,250,476	14,871,742
Goodwill	13,776,040	13,776,040
Other real estate owned	6,007,621	3,082,694
Other assets	14,009,388	9,863,743
Total assets	$1,277,367,246	$1,145,130,719

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$202,478,442	$189,444,815
Interest-bearing	836,712,820	727,250,297
Total deposits	1,039,191,262	916,695,112
Interest payable	306,080	245,732
Borrowed funds	69,000,000	110,321,245
Subordinated debentures	10,310,000	10,310,000
Other liabilities	4,033,197	4,122,540
Total liabilities	1,122,840,539	1,041,694,629
Stockholders’ Equity:
Preferred stock, no par value, $1,000 per share liquidation, 10,000,000 shares authorized; 0 shares issued and outstanding in 2016 and 17,123 shares issued and outstanding in 2015, respectively.	-	17,123,000
Common stock, par value $1 per share: 20,000,000 shares authorized; 9,017,891 shares issued in 2016; 10,000,0000 shares authorized; 5,403,159 shares issued in 2015	9,017,891	5,403,159
Additional paid-in capital	102,574,159	44,650,274
Retained earnings	44,476,386	35,624,715
Accumulated other comprehensive income (loss)	(1,078,084)	1,098,587
Treasury stock, at cost	(463,645)	(463,645)
Total stockholders’ equity	154,526,707	103,436,090
Total liabilities and stockholders’ equity	$1,277,367,246	$1.145,130,719

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2016, 2015, AND 2014

	2016	2015	2014
INTEREST INCOME
Interest and fees on loans	$38,495,909	$34,242,067	$30,276,477
Interest and dividends on securities:
Taxable interest and dividends	4,052,162	3,948,459	3,884,321
Tax-exempt interest	1,869,644	1,854,213	2,071,782
Interest on federal funds sold	126,833	63,841	52,945
Interest on deposits in banks	59,449	93,276	85,257
Total interest income	44,603,997	40,201,856	36,370,782

INTEREST EXPENSE
Interest on time deposits of $100,000 or more	1,117,929	762,119	782,441
Interest on other deposits	2,325,883	1,800,122	1,586,897
Interest on borrowed funds	871,523	645,207	603,469
Total interest expense	4,315,335	3,207,448	2,972,807
Net interest income	40,288,662	36,994,408	33,397,975
Provision for loan losses	625,271	410,069	1,418,260
Net interest income after provision for loan losses	39,663,391	36,584,339	31,979,715

OTHER INCOME
Service charges on deposit accounts	5,125,846	5,013,983	4,261,795
Other service charges and fees	531,162	470,842	485,991
Secondary market mortgage income	4,258,118	1,075,118	1,452,088
Bank owned life insurance income	528,734	408,535	369,804
Gain (Loss) on sale of premises	(51,838)	133,339	110,734
Securities gains	126,286	-	237,174
Loss on sale of other real estate	(113,755)	(246,859)	(85,256)
Other	842,781	733,574	971,138
Total other income	11,247,334	7,588,532	7,803,468

OTHER EXPENSE
Salaries	17,880,844	15,089,136	14,207,216
Employee benefits	4,255,690	3,447,367	3,254,399
Occupancy	3,459,206	3,422,116	3,140,738
Furniture and equipment	1,261,506	1,198,930	1,540,796
Supplies and printing	286,880	300,022	497,755
Professional and consulting fees	1,805,420	1,331,928	1,617,828
Marketing and public relations	465,344	496,638	445,451
FDIC and OCC assessments	1,019,668	965,642	938,378
ATM expense	882,657	763,248	688.766
Telephone	782,024	631,261	616,160
Other	4,762,460	4,514,834	3,786,121
Total other expense	36,861,699	32,161,122	30,733,608

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2016, 2015, AND 2014

Continued:	2016	2015	2014

Income before income taxes	$14,049,026	$12,011,749	$9,049,575
Income taxes	3,930,339	3,213,047	2,435,879

Net income	10,118,687	8,798,702	6,613,696
Preferred dividends and stock accretion	452,305	342,460	362,953
Net income applicable to common stockholders	$9,666,382	$8,456,242	$6,250,743

Net income per share:
Basic	$1.86	$1.64	$1.27
Diluted	1.64	1.62	1.25
Net income applicable to common stockholders:
Basic	$1.78	$1.57	$1.20
Diluted	1.57	1.55	1.19

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2016, 2015, AND 2014

	2016	2015	2014

Net income	$10,118,687	$8,798,702	$6,613,696

Other comprehensive income:
Unrealized gains on securities:
Unrealized holding gains (losses) arising during the period on available-for-sale securities	(3,315,089)	(1,093,182)	4,804,819

Less reclassification adjustment for gains included net income	(126,286)	-	(237,174)

Unrealized holding gains (losses) arising during the period on available-for-sale securities	(3,441,375)	(1,093,182)	4,567,645

Unrealized holding gains (losses) on loans held for sale	(99,283)	2,753	83,826

Income tax benefit (expense)	1,363,987	370,655	(1,584,266)

Other comprehensive income (loss)	(2,176,671)	(719,774)	3,067,205

Comprehensive income	$7,942,016	$8,078,928	$9,680,901

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2016, 2015, AND 2014

						Accumulated
						Other
				Additional		Comprehensive
	Common Stock	Preferred Stock	Stock Warrants	Paid-in Capital	Retained Earnings	Income (Loss)	Treasury Stock	Total
Balance, January 1, 2014	$5,122,941	$17,102,507	$283,738	$41,802,725	$22,508,918	$(1,248,844)	$(463,645)	$85,108,340

Net income 2014	-	-	-	-	6,613,696	-	-	6,613,696
Other comprehensive income	-	-	-	-	-	3,067,205	-	3,067,205
Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(784,612)	-	-	(784,612)
Grant of restricted stock	67,627	-	-	(67,627)	-	-	-	-
Compensation cost on restricted stock	-	-	-	617,779	-	-	-	617,779
Preferred stock accretion	-	20,493	-	-	(20,493)	-	-	-
Repurchase of restricted stock for payment of taxes	(5,981)	-	-	(79,551)	-	-	-	(85,532)
Issuance of 158,083 common shares for BCB Holding	158,083	-	-	1,863,085	-	-	-	2,021,168

Balance, December 31, 2014	$5,342,670	$17,123,000	$283,738	$44,136,411	$27,975,049	$1,818,361	$(463,645)	$96,215,584

Net income 2015	-	-	-	-	8,798,702	-	-	8,798,702
Other comprehensive loss	-	-	-	-	-	(719,774)	-	(719,774)

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2016, 2015, AND 2014

Continued:						Accumulated
						Other
				Additional		Comprehensive
	Common Stock	Preferred Stock	Stock Warrants	Paid-in Capital	Retained Earnings	Income (Loss)	Treasury Stock	Total

Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(806,576)	-	-	(806,576)
Grant of restricted stock	69,327	-	-	(69,327)	-	-	-	-
Compensation cost on restricted stock	-	-	-	721,124	-	-	-	721,124
Repurchase of restricted stock for payment of taxes	(6,324)	-	-	(86,066)	-	-	-	(92,390)
Adjustment to consideration issued in BCB Holding acquisition	(2,514)	-	-	(33,196)	-	-	-	(35,710)
Repurchase warrants	-	-	(283,738)	(18,672)	-	-	-	(302,410)
Balance, December 31, 2015	$5,403,159	$17,123,000	$-	$44,650,274	$35,624,715	$1,098,587	$(463,645)	$103,436,090

Net income 2016	-	-	-	-	10,118,687	-	-	10,118,687
Other comprehensive loss	-	-	-	-	-	(2,176,671)	-	(2,176,671)
Dividends on preferred stock	-	-	-	-	(452,305)	-	-	(452,305)

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2016, 2015, and 2014

Continued:						Accumulated
						Other
				Additional		Comprehensive
	Common Stock	Preferred Stock	Stock Warrants	Paid-in Capital	Retained Earnings	Income (Loss)	Treasury Stock	Total
Cash dividend declared, $.15 per common share	-	-	-	-	(814,711)	-	-	(814,711)
Grant of restricted stock	61,247	-	-	(61,247)	-	-	-	-
Compensation cost on restricted stock	-	-	-	772,311	-	-	-	772,311
Repurchase of restricted stock for payment of taxes	(9,895)	-	-	(166,217)	-	-	-	(176,112)
Repayment of CDCI preferred shares	-	(17,123,000)	-	1,198,000	-	-	-	(15,925,000)
Issuance of Preferred Stock, Series E	-	63,249,996	-	-	-	-	-	63,249,996
Conversion of Preferred, Series E to common	3,563,380	(63,249,996)	-	59,686,616	-	-	-	-
Costs associated with capital raise	-	-	-	(3,505,578)	-	-	-	(3,505,578)
Balance, December 31, 2016	$9,017,891	$-	$-	$102,574,159	$44,476,386	$(1,078,084)	$(463,645)	$154,526,707

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	2016	2015	2014
CASH FLOWS FROM OPERATINGACTIVITIES
Net income	$10,118,687	$8,798,702	$6,613,696
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,302,163	2,296,985	2,182,630
FHLB Stock dividends	(37,700)	(8,600)	(6,000)
Provision for loan losses	625,271	410,069	1,418,260
Deferred income taxes	(10,352)	255,638	331,399
Restricted stock expense	772,311	721,124	617,779
Increase in cash value of life insurance	(528,734)	(408,535)	(369,804)
Amortization and accretion, net	629,304	921,853	900,913
Loss/ (Gain) on sale of land/bank premises/ equipment	51,838	(133,339)	(110,734)
Securities gains	(126,286)	-	(237,174)
Loss on sale/writedown of other real estate	244,466	386,590	395,379
Changes in:
Loans held for sale	(2,005,402)	(1,867,661)	1,659,996
Interest receivable	(404,760)	(294,332)	(152,307)
Other assets	(1,992,955)	135,620	2,643,956
Interest payable	60,348	(70,112)	(109,218)
Other liabilities	(121,118)	(1,406,347)	(8,721,513)
Net cash provided by operating activities	9,577,081	9,737,655	7,057,258

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities	(53,403,251)	(29,571,287)	(38,459,683)
Purchases of other securities	(1,433,100)	(4,079,400)	(3,296,800)
Proceeds from maturities and calls of available for-sale securities	45,296,821	42,569,677	42,723,486
Proceeds from maturities and calls of held-to maturity securities	1,094,138	1,099,898	246,980
Proceeds from sales of securities available-for sale	250,000	-	10,909,239
Proceeds from redemption of other securities	3,012,900	3,187,500	2,514,485
Increase in loans	(98,560,749)	(68,588,377)	(89,190,269)
Net additions to premises and equipment	(2,706,842)	(1,230,531)	(988,736)
Purchase of bank owned life insurance	(5,850,000)	-	(7,500,000)
Proceeds from sale of land/bank premises	-	949,516	76,375
Cash received (paid) in excess of cash paid for acquisition	-	(843,895)	4,272,735
Net cash used in investing activities	(112,300,083)	(56,506,899)	(78,692,188)

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

Continued:
	2016	2015	2014
CASH FLOWS FROM FINANCING ACTIVITIES
Increase in deposits	122,496,150	24,090,591	53,845,509
Proceeds from borrowed funds	252,000,000	194,340,000	180,000,000
Repayment of borrowed funds	(293,321,245)	(173,468,821)	(155,653,580)
Dividends paid on common stock	(782,936)	(778,428)	(763,143)
Dividends paid on preferred stock	(452,305)	(342,460)	(342,460)
Repurchase of shares issued in BCB acquisition	-	(35,710)	-
Net proceeds from issuance of stock	59,744,418	-	-
Repayment of CDCI Preferred shares	(15,925,000)	-	-
Repurchase of warrants	-	(302,410)	-
Repurchase of restricted stock for payment of taxes	(176,112)	(92,390)	(85,532)
Net cash provided by financing activities	123,582,970	43,410,372	77,000,794

Net increase (decrease) in cash and cash equivalents	20,859,968	(3,358,872)	5,365,864
Cash and cash equivalents at beginning of year	41,258,917	44,617,789	39,251,925
Cash and cash equivalents at end of year	$62,118,885	$41,258,917	$44,617,789

Supplemental disclosures:

Cash paid during the year for:
Interest	$4,254,987	$3,448,525	$3,056,939
Income taxes	4,725,814	4,152,050	275,075

Non-cash activities:
Transfers of loans to other real estate	4,722,529	1,050,342	2,208,010
Issuance of restricted stock grants	61,247	69,327	67,627
Loans originated to facilitate the sale of land	-	-	402,982

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

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2016, the required reserve balance on deposit with the Federal Reserve Bank was approximately $16,704,000.

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

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2016 and 2015.

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

Other real estate, carried in other assets in the consolidated balance sheets, consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses. At December 31, 2016 and 2015, other real estate totaled $6,007,621, and $3,082,694, respectively.

10.	Goodwill and Other Intangible Assets

Goodwill totaled $13,776,040 for the years ended December 31, 2016, and 2015, respectively.

Goodwill totaling $1,500,000 acquired during the year ended December 31, 2015, was a result of the acquisition of The Mortgage Connection. Footnote C to these consolidated financial statements provides additional information on the acquisition during 2015.

The Company performed the required annual impairment tests of goodwill and other intangibles as of December 1, 2016. The Company’s annual impairment test did not indicate impairment as of the testing date, and subsequent to that date, management is not aware of any events or changes in circumstances since the impairment test that would indicate that goodwill and other intangibles might be impaired.

The Company’s acquisition method recognized intangible assets, which are subject to amortization, and included in other assets in the accompanying consolidated balance sheets, include core deposit intangibles, amortized on a straight-line basis, over a 10 year average life. The definite-lived intangible assets had the following carrying values at December 31, 2016 and 2015.

		2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
(Dollars in thousands)

Core deposit intangibles	$4,000	$(2,268)	$1,732

	2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
(Dollars in thousands)

Core deposit intangibles	$4,000	$(1,885)	$2,115

The related amortization expense of business combination related intangible assets is as follows:

(Dollars in thousands)
Amount
Aggregate amortization expense for the year ended
December 31:

2014	$387
2015	399
2016	383

Estimated amortization expense for the year ending
December 31:

2017	331
2018	331
2019	331
2020	331
2021	261
Thereafter	147
$1,732

11.	Other Assets and Cash Surrender Value

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

ASC Topic 740, Income Taxes, provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. ASC Topic 740 requires an evaluation of tax positions to determine if the tax positions will more likely than not be sustainable upon examination by the appropriate taxing authority. The Company, at December 31, 2016 and 2015, had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

14.	Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2016, 2015 and 2014, was $401,751, $437,085 and $394,363, respectively.

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

The following tables disclose the reconciliation of the numerators and denominators of the basic and diluted computations applicable to common stockholders:

For the Year Ended December 31, 2016
	Net Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic per common share	$9,666,382	5,435,088	$1.78

Convertible Preferred Dividend	133,627

Effect of dilutive shares:

Convertible Preferred, Series E		742,371
Restricted Stock		81,874
	$9,800,009	6,259,333	$1.57

For the Year Ended December 31, 2015
	Net
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount

Basic per common Share	$8,456,242	5,371,111	$1.57

Effect of dilutive shares:
Restricted Stock		70,939
	$8,456,242	5,442,050	$1.55

For the Year Ended December 31, 2014
	Net Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic per common Share	$6,250,743	5,227,768	$1.20

Effect of dilutive shares:
Restricted Stock		42,901
	$6,250,743	5,270,669	$1.19

The diluted per share amounts were computed by applying the treasury stock method.

18.	Mergers and Acquisitions

Business combinations are accounted for under ASC 805, “Business Combinations”, using the acquisition method of accounting. The acquisition method of accounting requires an acquirer to recognize the assets acquired and the liabilities assumed at the acquisition date measured at their fair values as of that date. To determine the fair values, the Company relies on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques. Under the acquisition method of accounting, the Company identifies the acquirer and the closing date and applies applicable recognition principles and conditions. Acquisition-related costs are costs the Company incurs to effect a business combination. Those costs include advisory, legal, accounting, valuation, and other professional or consulting fees. Some other examples of costs to the Company include systems conversion, integration planning consultants and advertising costs. The Company accounts for acquisition-related costs as expenses in the periods in which the costs are incurred and the services are received, with one exception. The costs to issue debt or equity securities is recognized in accordance with other applicable GAAP. These acquisition-related costs have been and will be included within the Consolidated Statements of Income classified within the noninterest expense caption.

19.	Investment in Limited Partnership

The Company is a limited partner in a partnership that provides low-income housing. The carrying value of the Company’s investment in the limited partnership was $4,058,801 at December 31, 2016 and $885,549 at December 31, 2015, net of amortization, using the proportional method and is reported in other assets on the Consolidated Balance Sheets. (The Company’s maximum exposure to loss is limited to the carrying value of its investment.) The Company received $160,442 in low-income housing tax credits during 2016 and $0 in 2015 and 2014.

20.	Reclassifications

Certain reclassifications have been made to the 2014 and 2015 financial statements to conform with the classifications used in 2016. These reclassifications did not impact the Company's consolidated financial condition or results of operations.

21.	Accounting Pronouncements

In January 2017, the FASB issued ASU No. 2017-04, “Simplifying the Test for Goodwill Impairment.” This ASU removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the amended guidance, a goodwill impairment charge will now be recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill. This guidance is effective for interim and annual period beginning after December 15, 2019, with early adoption permitted for any impairment tests performed after January 1, 2017. The Company is assessing the impact of ASU 2017-04.

In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments." Current GAAP is unclear or does not include specific guidance on how to classify certain transactions in the statement of cash flows. This ASU is intended to reduce diversity in practice in how eight particular transactions are classified in the statement of cash flows. ASU No. 2016-15 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted, provided that all of the amendments are adopted in the same period. Entities will be required to apply the guidance retrospectively. If it is impracticable to apply the guidance retrospectively for an issue, the amendments related to that issue would be applied prospectively. As this guidance only affects the classification within the statement of cash flows, ASU No. 2016-15 is not expected to have a material impact on the Company's Consolidated Financial Statements.

In June 2016, the Financial Accounting Standards Board (FASB) issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 requires a new impairment model known as the current expected credit loss (“CECL”) which significantly changes the way impairment of financial instruments is recognized by requiring immediate recognition of estimated credit losses expected to occur over the remaining life of financial instruments. The main provisions of ASU 2016-13 include (1) replacing the “incurred loss” approach under current GAAP with an “expected loss” model for instruments measured at amortized cost, (2) requiring entities to record an allowance for credit losses related to available-for-sale debt securities rather than a direct write-down of the carrying amount of the investments, as is required by the other-than-temporary-impairment model under current GAAP, and (3) a simplified accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019, although early adoption is permitted. The Company is currently assessing the impact of the adoption of ASU 2016-13.

In March 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-09 “Compensation (Topic 718) – Improvements to Employee Share-Based Payment Accounting.” ASU 2016-09 requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also allows an employer to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering liability accounting and to make a policy election for forfeitures as they occur. The guidance is effective for fiscal years beginning after December 15, 2016, and interim periods within those years. Early adoption is permitted. The Company is assessing the impact of ASU 2016-09 on its accounting and disclosures.

In February 2016 the FASB issued ASU No. 2016-02 “Leases (Topic 842).” ASU 2016-02 establishes a right of use model that requires a lessee to record a right of use asset and a lease liability for all leases with terms longer than 12 months. Leases will be classified as either finance or operating with classification affecting the pattern of expense recognition in the income statement. For lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. A lease will be treated as sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing. If the lessor doesn’t convey risks and rewards or control, an operating lease results. The amendments are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements, with certain practical expedients available. Early adoption is permitted. The Company is assessing the impact of ASU 2016-02 on its accounting and disclosures.

NOTE C – BUSINESS COMBINATIONS

The Company accounts for its business combinations using the acquisition method. Acquisition accounting requires the total purchase price to be allocated to the estimated fair values of assets acquired and liabilities assumed, including certain intangible assets that must be recognized. Typically, this allocation results in the purchase price exceeding the fair value of net assets acquired, which is recorded as goodwill. Core deposit intangibles are a measure of the value of checking, money market and savings deposits acquired in business combinations accounted for under the acquisition method. Core deposit intangibles and other identified intangibles with finite useful lives are amortized using the straight-line method over their estimated useful lives of up to ten years. Loans that the Company acquires in connection with acquisitions are recorded at fair value with no carryover of the related allowance for credit losses. Fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest. The excess or deficit of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount or amortizable premium and is recognized into interest income over the remaining life of the loan.

The Mortgage Connection

On December 14, 2015, the Company completed the acquisition of The Mortgage Connection, a Mississippi corporation, which included two loan production offices located in Madison and Brandon, Mississippi.

In connection with the acquisition, the Company recorded $1.5 million of goodwill.

The amounts of the acquired identifiable assets and liabilities as of the acquisition date were as follows (dollars in thousands):

Purchase price:
Cash	$844
Payable	800
Total purchase price	1,644
Identifiable assets:
Intangible	100
Personal property	44
Total assets	144
Liabilities and equity	-
Net assets acquired	144
Goodwill resulting from acquisition	$1,500

Expenses associated with the acquisition were $13,000 for the three and twelve month periods ended December 31, 2015, respectively. These costs included charges for legal and consulting expenses.

NOTE D – SECURITIES

A summary of the amortized cost and estimated fair value of available-for-sale securities and held-to- maturity securities at December 31, 2016 and 2015 follows:

	December 31, 2016

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$9,023,293	$27,718	$6,341	$9,044,670
Tax-exempt and taxable obligations of states and municipal subdivisions	98,327,829	1,677,764	1,183,186	98,822,407
Mortgage-backed securities	114,990,863	602,179	1,304,090	114,288,952
Corporate obligations	21,274,200	66,477	1,230,566	20,110,111
Other	1,255,483	-	315,660	939,823
	$244,871,668	$2,374,138	$4,039,843	$243,205,963
Held-to-maturity securities:

Taxable obligations of states and municipal subdivisions	$6,000,000	$1,393,828	$-	$7,393,828

	December 31, 2015

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$19,479,107	$144,408	$12,565	$19,610,950
Tax-exempt and taxable obligations of states and municipal subdivisions	95,631,123	2,361,599	103,391	97,889,331
Mortgage-backed securities	98,222,658	1,127,562	425,100	98,925,120
Corporate obligations	23,494,670	62,408	1,210,996	22,346,082
Other	1,255,483	-	294,540	960,943
	$238,083,041	$3,695,977	$2,046,592	$239,732,426
Held-to-maturity securities:
Mortgage-backed securities	$1,092,120	$15,712	$-	$1,107,832
Taxable obligations of states and municipal subdivisions	6,000,000	1,440,000	-	7,440,000
	$7,092,120	$1,455,712	$-	$8,547,832

The scheduled maturities of securities at December 31, 2016, were as follows:

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due less than one year	$20,176,713	$20,216,901	$-	$-
Due after one year through five years	59,218,198	59,428,805	-	-
Due after five years through ten years	34,799,243	35,262,252	6,000,000	7,393,828
Due greater than ten years	15,686,651	14,009,053	-	-
Mortgage-backed securities	114,990,863	114,288,952	-	-
	$244,871,668	$243,205,963	$6,000,000	$7,393,828

Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

A gain of $126,286 was realized in 2016. No gain or loss was realized from the sale of available-for-sale securities in 2015 and a gain of $237,174 was recognized in 2014. No other-than-temporary impairment losses were recognized for each of the three years ended December 31, 2016.

Securities with a carrying value of $170,593,273 and $215,726,751 at December 31, 2016 and 2015, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

The details concerning securities classified as available-for-sale with unrealized losses as of December 31, 2016 and 2015, were as follows:

	2016
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$2,989,255	$6,341	$-	$-	$2,989,255	$6,341
Tax-exempt and tax-able obligations of states and municipal subdivisions	48,199,634	1,183,186	-	-	48,199,634	1,183,186
Mortgage-backed securities	78,467,029	1,294,942	1,905,698	9,148	80,372,727	1,304,090
Corporate obligations	5,075,850	17,932	2,828,766	1,212,634	7,904,616	1,230,566
Other	-	-	939,823	315,660	939,823	315,660
	$134,731,768	$2,502,401	$5,674,287	$1,537,442	$140,406,055	$4,039,843

	2015
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$4,975,580	$12,565	$-	$-	$4,975,580	$12,565
Tax-exempt and tax- able obligations of states and municipal subdivisions	12,762,528	50,055	3,049,129	53,336	15,811,657	103,391
Mortgage-backed securities	36,024,587	370,514	2,507,036	54,586	38,531,623	425,100
Corporate obligations	8,531,765	28,627	3,144,333	1,182,369	11,676,098	1,210,996
Other	-	-	960,943	294,540	960,943	294,540
	$62,294,460	$461,761	$9,661,441	$1,584,831	$71,955,901	$2,046,592

Approximately 47.4% of the number of securities in the investment portfolio at December 31, 2016, reflected an unrealized loss. Management is of the opinion the Company has the ability to hold these securities until such time as the value recovers or the securities mature. Management also believes the deterioration in value is attributable to changes in market interest rates and lack of liquidity in the credit markets. We have determined that these securities are not other-than-temporarily impaired based upon anticipated cash flows.

NOTE E - LOANS

Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2016 and 2015, respectively, loans accounted for 75.3% and 74.0% of earning assets. The Company controls and mitigates the inherent credit and liquidity risks through the composition of its loan portfolio.

The following table shows the composition of the loan portfolio by category:

(Dollars in thousands)	December 31, 2016		December 31, 2015
	Amount	Percent of Total	Amount	Percent of Total

Mortgage loans held for sale	$5,880	0.6%	$3,974	0.5%
Commercial, financial and agricultural	129,423	14.8	129,197	16.6
Real Estate:
Mortgage-commercial	314,359	36.0	253,309	32.6
Mortgage-residential	289,640	33.2	272,180	35.1
Construction	109,394	12.5	99,161	12.8
Lease financing receivable	2,204	0.3	2,650	0.3
Obligations of states and subdivisions	6,698	0.8	969	0.1
Consumer and other	15,336	1.8	15,049	2.0
Total loans	872,934	100%	776,489	100%
Allowance for loan losses	(7,510)		(6,747)
Net loans	$865,424		$769,742

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

Activity in the allowance for loan losses for December 31, 2016, 2015 and 2014 was as follows:

(In thousands)

	2016	2015	2014

Balance at beginning of period	$6,747	$6,095	$5,728
Loans charged-off:
Real Estate	(627)	(534)	(1,203)
Installment and Other	(73)	(126)	(167)
Commercial, Financial and Agriculture	(71)	(183)	(89)
Total	(771)	(843)	(1,459)
Recoveries on loans previously charged-off:
Real Estate	755	905	325
Installment and Other	70	81	68

Commercial, Financial and Agriculture	84	99	15
Total	909	1,085	408
Net (Charge-offs) Recoveries	138	242	(1,051)
Provision for Loan Losses	625	410	1,418
Balance at end of period	$7,510	$6,747	$6,095

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2016 and 2015.

Allocation of the Allowance for Loan Losses

	December 31, 2016
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$1,118	15.6%
Commercial Real Estate	4,071	61.6
Consumer Real Estate	1,589	20.3
Consumer	155	2.4
Unallocated	577	.1
Total	$7,510	100%

	December 31, 2015
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$895	17.1%
Commercial Real Estate	3,018	58.4
Consumer Real Estate	1,477	21.9
Consumer	141	2.5
Unallocated	1,216	.1
Total	$6,747	100%

The following table represents the Company’s impaired loans at December 31, 2016 and 2015. This table includes performing troubled debt restructurings.

	December 31,	December 31,
	2016	2015
	(In thousands)
Impaired Loans:
Impaired loans without a valuation allowance	$2,667	$6,020
Impaired loans with a valuation allowance	3,461	4,107
Total impaired loans	$6,128	$10,127
Allowance for loan losses on impaired loans at period end	682	957
Total nonaccrual loans	3,264	7,368

Past due 90 days or more and still accruing	198	29
Average investment in impaired loans	8,509	9,652

The following table is a summary of interest recognized and cash-basis interest earned on impaired loans for the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014

Interest income recognized during impairment	-	-	129
Cash-basis interest income recognized	188	211	256

The gross interest income that would have been recorded in the period that ended if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the twelve months for the years ended December 31, 2016, 2015 and 2014, was $389,000, $437,000 and $321,000, respectively. The Company had no loan commitments to borrowers in non-accrual status at December 31, 2016 and 2015.

The following tables provide the ending balances in the Company's loans (excluding mortgage loans held for sale) and allowance for loan losses, broken down by portfolio segment as of December 31, 2016 and 2015. The tables also provide additional detail as to the amount of our loans and allowance that correspond to individual versus collective impairment evaluation. The impairment evaluation corresponds to the Company's systematic methodology for estimating its Allowance for Loan Losses.

December 31, 2016
		Installment	Commercial,
	Real Estate	and Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$5,935	$40	$153	$6,128
Collectively evaluated	704,923	21,317	134,686	860,926
Total	$710,858	$21,357	$134,839	$867,054

Allowance for Loan Losses
Individually evaluated	$651	$21	$10	$682
Collectively evaluated	5,009	711	1,108	6,828
Total	$5,660	$732	$1,118	$7,510

December 31, 2015
		Installment	Commercial,
	Real Estate	and Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$9,782	$39	$306	$10,127
Collectively evaluated	610,996	19,591	131,801	762,388
Total	$620,778	$19,630	$132,107	$772,515

Allowance for Loan Losses
Individually evaluated	$882	$25	$50	$957
Collectively evaluated	3,613	1,332	845	5,790
Total	$4,495	$1,357	$895	$6,747

The following tables provide additional detail of impaired loans broken out according to class as of December 31, 2016, 2015 and 2014. The recorded investment included in the following table represents customer balances net of any partial charge-offs recognized on the loans, net of any deferred fees and costs. Recorded investment excludes any insignificant amount of accrued interest receivable on loans 90-days or more past due and still accruing. The unpaid balance represents the recorded balance prior to any partial charge-offs.

December 31, 2016				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)

Impaired loans with no related allowance:
Commercial installment	$-	$-	$-	$-	$-
Commercial real estate	2,324	2,570	-	4,368	37
Consumer real estate	329	329	-	291	1
Consumer installment	14	14	-	9	-
Total	$2,667	$2,913	$-	$4,668	$38

Impaired loans with a related allowance:
Commercial installment	$153	$153	$10	$244	$9
Commercial real estate	2,726	2,726	343	2,832	127
Consumer real estate	556	669	308	733	14
Consumer installment	26	27	21	32	-
Total	$3,461	$3,575	$682	$3,841	$150
Total Impaired Loans:
Commercial installment	$153	$153	$10	$244	$9
Commercial real estate	5,050	5,296	343	7,200	164
Consumer real estate	885	998	308	1,024	15
Consumer installment	40	41	21	41	-
Total Impaired Loans	$6,128	$6,488	$682	$8,509	$188

December 31, 2015
				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
			(In thousands)
Impaired loans with no related allowance:
Commercial installment	$-	$-	$-	$2	$-
Commercial real estate	5,790	5,828	-	5,099	50
Consumer real estate	223	223	-	205	-
Consumer installment	7	7	-	8	-
Total	$6,020	$6,058	$-	$5,314	$50

Impaired loans with a related allowance:
Commercial installment	$306	$306	$50	$264	$14
Commercial real estate	2,927	2,927	444	2,891	132
Consumer real estate	842	842	438	1,152	15
Consumer installment	32	32	25	31	-
Total	$4,107	$4,107	$957	$4,338	$161
Total Impaired Loans:
Commercial installment	$306	$306	$50	$266	$14
Commercial real estate	8,717	8,755	444	7,990	182
Consumer real estate	1,065	1,065	438	1,357	15
Consumer installment	39	39	25	39	-
Total Impaired Loans	$10,127	$10,165	$957	$9,652	$211

December 31, 2014
				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
			(In thousands)
Impaired loans with no related allowance:
Commercial installment	$-	$-	$-	$50	$-
Commercial real estate	4,665	4,665	-	2,654	142
Consumer real estate	27	27	-	179	-
Consumer installment	10	10	-	11	-
Total	$4,702	$4,702	$-	$2,894	$142

Impaired loans with a related allowance:
Commercial installment	$240	$240	$18	$189	$20
Commercial real estate	2,558	2,558	315	2,415	59
Consumer real estate	2,032	2,032	607	1,546	33
Consumer installment	28	28	28	33	2
Total	$4,858	$4,858	$968	$4,183	$114
Total Impaired Loans:
Commercial installment	$240	$240	$18	$239	$20
Commercial real estate	7,223	7,223	315	5,069	201
Consumer real estate	2,059	2,059	607	1,725	33
Consumer installment	38	38	28	44	2
Total Impaired Loans	$9,560	$9,560	$968	$7,077	$256

Loans acquired with deteriorated credit quality are those purchased in a 2014 acquisition. These loans were recorded at estimated fair value at the acquisition date with no carryover of the related allowance for loan losses. The acquired loans were segregated as of the acquisition date between those considered to be performing (acquired non-impaired loans) and those with evidence of credit deterioration (acquired impaired loans). Acquired loans are considered impaired if there is evidence of credit deterioration and if it is probable, at acquisition, all contractually required payments will not be collected.

The following table presents information regarding the contractually required payments receivable, cash flows expected to be collected and the estimated fair value of loans acquired in the acquisition as of July 1, 2014, the closing date of the transaction:

	July 1, 2014
	(In thousands)
	Commercial, financial and agricultural	Mortgage- Commercial	Mortgage- Residential	Commercial and other	Total
Contractually required payments	$1,519	$29,648	$7,933	$976	$40,076
Cash flows expected to be collected	1,570	37,869	9,697	1,032	50,168
Fair value of loans acquired	1,513	28,875	7,048	957	38,393

Total outstanding acquired impaired loans were $2,199,477 as of December 31, 2016. The outstanding balance of these loans is the undiscounted sum of all amounts, including amounts deemed principal, interest, fees, penalties, and other under the loans, owed at the reporting date, whether or not currently due and whether or not any such amounts have been charged off.

Changes in the carrying amount and accretable yield for acquired impaired loans were as follows for the year ended December 31, 2016 (in thousands):

	Accretable Yield	Carrying Amount of Loans
Balance at beginning of period	$1,219	$1,821
Accretion	(325)	325
Payments received, net	-	(841)
Balance at end of period	$894	$1,305

The following tables provide additional detail of troubled debt restructurings (TDRs) during the twelve months ended December 31, 2016, 2015 and 2014.

December 31, 2016
	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
(in thousands except number of loans)

Commercial installment	$-	$-	-	$-
Commercial real estate	296	269	1	13
Consumer real estate	-	-	-	-
Consumer installment	-	-	-	-
Total	$296	$269	1	$13

	December 31, 2015
	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
	(in thousands except number of loans)

Commercial installment	$-	$-	-	$-
Commercial real estate	499	492	2	10
Consumer real estate	45	40	1	-
Consumer installment	-	-	-	-
Total	$544	$532	3	$10

	December 31, 2014
	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
	(in thousands except number of loans)

Commercial installment	$239	$176	1	$15
Commercial real estate	1,345	1,342	7	26
Consumer real estate	94	94	1	1
Consumer installment	-	-	-	-
Total	$1,678	$1,612	9	$42

The TDRs presented above did increase the allowance for loan losses and resulted in charge-offs of $208,000, $0 and $0 for the years ended December 31, 2016, 2015 and 2014, respectively.

The balance of troubled debt restructurings at December 31, 2016, 2015 and 2014, was $4.1 million, $6.9 million and $6.8 million, respectively, calculated for regulatory reporting purpose. As of December 31, 2016, the Company had no additional amount committed on any loan classified as troubled debt restructuring.

All loans were performing as agreed with modified terms.

During the twelve month periods ended December 31, 2016, 2015 and 2014, the terms of 1, 3 and 9 loans, respectively, were modified as TDRs. The modifications included one of the following or a combination of the following: maturity date extensions, interest only payments, amortizations were extended beyond what would be available on similar type loans, and payment waiver. No interest rate concessions were given on these nor were any of these loans written down.

	December 31, 2016
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non-Accrual	Total
Commercial installment	$150,509	$-	$-	$-	$150,509
Commercial real estate	2,463,484	-	-	1,101,279	3,564,763
Consumer real estate	153,695	89,996	-	122,450	366,141
Consumer installment	5,898	-	-	23,594	29,492
Total	$2,773,586	$89,996	$-	$1,247,323	$4,110,905
Allowance for loan losses	$124,484	$-	$-	$40,165	$164,649

	December 31, 2015
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non-Accrual	Total

Commercial installment	$206,237	$-	$-	$50,221	$256,458
Commercial real estate	1,823,217	-	-	2,933,287	4,756,504
Consumer real estate	721,110	-	-	1,134,816	1,855,926
Consumer installment	7,894	-	-	29,435	37,329
Total	$2,758,458	$-	$-	$4,147,759	$6,906,217
Allowance for loan losses	$106,028	$-	$-	$197,338	$303,366

	December 31, 2014
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non-Accrual	Total

Commercial installment	$233,340	$-	$-	$-	$233,340
Commercial real estate	1,684,755	-	-	2,729,170	4,413,925
Consumer real estate	952,162	622,302	-	448,796	2,023,260
Consumer installment	9,983	-	-	103,109	113,092
Total	$2,880,240	$622,302	$-	$3,281,075	$6,783,617
Allowance for loan losses	$120,220	$11,206	$102,657	$-	$234,083

The following tables summarize by class our loans classified as past due in excess of 30 days or more in addition to those loans classified as non-accrual:

	December 31, 2016
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$204	$96	$658	$958	$109,394
Real Estate-mortgage	2,745	102	1,662	4,509	289,640
Real Estate-nonfarm nonresidential	269	-	909	1,178	314,359
Commercial	9	-	2	11	129,423
Lease financing receivable	-	-	-	-	2,204
Obligations of states and subdivisions	-	-	-	-	6,698
Consumer	22	-	33	55	15,336
Total	$3,249	$198	$3,264	$6,711	$867,054

	December 31, 2015
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$311	$-	$2,956	$3,267	$99,161
Real Estate-mortgage	3,339	29	2,055	5,423	272,180
Real Estate- nonfarm nonresidential	736	-	2,225	2,961	253,309
Commercial	97	-	100	197	129,197
Lease finance receivable	-	-	-	-	2,650
Obligations of states and subdivisions	-	-	-	-	969
Consumer	70	-	32	102	15,049
Total	$4,553	$29	$7,368	$11,950	$772,515

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

As of December 31, 2016 and 2015 and based on the most recent analysis performed, the risk category of loans by class of loans (excluding mortgage loans held for sale) was as follows:

(In thousands)
December 31, 2016
				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total

Pass	$522,949	$174,325	$21,278	$134,235	$852,787
Special Mention	376	237	-	618	1,231
Substandard	11,873	1,336	79	208	13,496
Doubtful	-	200	-	40	240

Subtotal	535,198	176,098	21,357	135,101	867,754
Less:
Unearned Discount	378	60	-	262	700
Loans, net of unearned discount	$534,820	$176,038	$21,357	$134,839	$867,054

December 31, 2015

				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total

Pass	$434,638	$167,394	$19,556	$132,101	$753,689
Special Mention	681	153	-	168	1,002
Substandard	16,655	1,453	75	178	18,361
Doubtful	-	327	-	-	327
Subtotal	451,974	169,327	19,631	132,447	773,379
Less:
Unearned Discount	448	76	-	340	864
Loans, net of unearned discount	$451,526	$169,251	$19,631	$132,107	$772,515

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

	2016	2015
Premises:
Land	$10,566,139	$10,352,314
Buildings and improvements	27,463,504	26,164,412
Equipment	10,436,712	10,927,780
Construction in progress	779,833	76,920
	49,246,188	47,521,426
Less accumulated depreciation and amortization	14,621,836	13,898,415
	$34,624,352	$33,623,011

The amounts charged to operating expense for depreciation were $1,653,663, $1,645,081 and $1,552,297 in 2016, 2015 and 2014, respectively.

NOTE G - DEPOSITS

The aggregate amount of time deposits in denominations of $250,000 or more as of December 31, 2016, and as of December 31, 2015, was $60,219,749 and $39,786,088 respectively.

At December 31, 2016, the scheduled maturities of time deposits included in interest-bearing deposits were as follows (in thousands):

Year	Amount

2017	$124,729
2018	39,609
2019	38,530
2020	11,690
2021	8,459
Thereafter	-
$223,017

NOTE H - BORROWED FUNDS

Borrowed funds consisted of the following:

	2016	2015

Reverse Repurchase Agreement	$5,000,000	$5,000,000
Fed Funds purchased	-	5,340,000
FHLB advances	48,000,000	99,981,245
First Tennessee Bank	16,000,000	-
	$69,000,000	$110,321,245

Advances from the FHLB have maturity dates ranging from January 2017 through June 2019. Interest is payable monthly at rates ranging from .66% to 1.60%. Advances due to the FHLB are collateralized by a blanket lien on first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. At December 31, 2016, FHLB advances available and unused totaled $349,511,450.

Future annual principal repayment requirements on the borrowings from the FHLB at December 31, 2016, were as follows:

Year	Amount

2017	$35,000,000
2018	2,500,000
2019	10,500,000
2020	-
Total	$48,000,000

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $5,470,105 at December 31, 2016 and $5,501,503 at December 31, 2015. The repurchase date of the agreement is September 26, 2017, and bears an interest rate of 3.81%.

The Company entered into a loan agreement with First Tennessee Bank for a $20 million revolving line of credit. The maturity date is December 5, 2017. The interest rate will be at a rate of 2.50% over the LIBOR Rate. The Company executed a negative pledge agreement to which it agreed not to pledge any capital stock of the Bank so long as any indebtedness is outstanding under the line of credit. The loan agreement includes covenants that require the Company to maintain key financial ratios above or below a stated benchmark level.

NOTE I – LEASE OBLIGATIONS

The Company is committed under several long-term operating leases which provide for minimum lease payments. Certain leases contain options for renewal. Total rental expense under these operating leases amounted to $577,000, $530,000 and $421,000 as of December 31, 2016, 2015 and 2014, respectively.

The Company is also committed under two long-term capital lease agreements. One capital lease agreement had an outstanding balance of $879,000 and $1,018,000 at December 31, 2016 and 2015, respectively (included in other liabilities). This lease has a remaining term of 5 years at December 31, 2016. Assets related to the capital lease are included in premises and the cost consists of $2.6 million less accumulated depreciation of approximately $1,389,513 and $1,127,913 at December 31, 2016 and 2015, respectively. The second capital lease agreement had an outstanding balance of $236,000 at December 31, 2016. This lease has a remaining term of 3 years at December 31, 2016. Assets related to the capital lease are included in premises and the cost consists of $0.3 million less accumulated depreciation of approximately $12,000, and $1,000 at December 31, 2016 and 2015, respectively.

Minimum future lease payments for the operating and capital leases at December 31, 2016, were as follows:

	Operating
	Leases	Capital Leases
	(In thousands)

2017	$325	$275
2018	260	275
2019	194	275
2020	130	191
2021	133	175
Thereafter	437	-

Total Minimum Lease Payments	$1,479	$1,191

Less: Amount representing interest		(76)

Present value of minimum lease payments		$1,115

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

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), Tier I capital to adjusted total assets (leverage) and common equity Tier 1. Management believes, as of December 31, 2016, that the Company and its subsidiary bank exceeded all capital adequacy requirements.

In 2013, the Federal Reserve voted to adopt final capital rules implementing Basel III requirements for U.S. Banking organizations. Under the final rule, minimum requirements increased for both the quantity and quality of capital held by banking organizations. The final rule includes a new minimum ratio of common equity Tier 1 capital (Tier 1 Common) to risk-weighted assets and a Tier 1 Common capital conservation buffer of 2.5% of risk-weighted assets that will apply to all supervised financial institutions. The rule also raises the minimum ratio of Tier 1 capital to risk-weighted assets and includes a minimum leverage ratio of 4% for all banking organizations. These new minimum capital ratios were effective on January 1, 2015, and will be fully phased in on January 1, 2019.

At December 31, 2016 and 2015, the subsidiary bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. Under Basel III requirements, a financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 8% or more, has a common equity Tier 1 of 6.5%, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization. The actual capital amounts and ratios at December 31, 2016 and 2015 are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2016
Total risk-based	$157,557	15.5%	$172,572	17.0%
Common equity Tier 1	140,747	13.8%	165,062	16.2%
Tier I risk-based	150,047	14.7%	165,062	16.2%
Tier I leverage	150,047	11.9%	165,062	13.1%
December 31, 2015
Total risk-based	$103,403	11.9%	$102,911	11.8%
Common equity Tier 1	70,587	8.1%	96,164	11.0%
Tier I risk-based	96,656	11.1%	96,164	11.0%
Tier I leverage	96,656	8.7%	96,164	8.6%

The minimum amounts of capital and ratios as established by banking regulators at December 31, 2016, 2015 and 2014, were as follows:

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2016
Total risk-based	$81,504	8.0%	$81,391	8.0%
Common equity Tier 1	45,846	4.5%	45,782	4.5%
Tier I risk-based	61,128	6.0%	61,043	6.0%
Tier I leverage	50,412	4.0%	50,364	4.0%

December 31, 2015
Total risk-based	$69,753	8.0%	$69,698	8.0%
Common equity Tier 1	39,236	4.5%	39,205	4.5%
Tier I risk-based	52,315	6.0%	52,274	6.0%
Tier I leverage	44,661	4.0%	44,625	4.0%

The Company’s dividends, if any, are expected to be made from dividends received from its subsidiary bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years.

NOTE K - INCOME TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2016	2015	2014
Current:
Federal	$3,363,290	$2,484,372	$1,757,098
State	577,401	473,037	347,382
Deferred	(10,352)	255,638	331,399
	$3,930,339	$3,213,047	$2,435,879

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2016		2015		2014
	Amount	%	Amount	%	Amount	%

Income taxes at statutory rate	$4,917,159	35%	$4,083,995	34%	$3,076,856	34%
Tax-exempt income	(927,506)	(7)%	(831,141)	(7)%	(863,204)	(10)%
Nondeductible expenses	130,609	1%	161,176	1%	238,638	3%
State income tax, net of federal tax effect	375,311	3%	307,951	3%	215,803	2%
Tax credits, net	(308,684)	(2)%	(295,800)	(2)%	(337,716)	(4)%
Other, net	(256,550)	(2)%	(213,134)	(2)%	105,502	2%
	$3,930,339	28%	$3,213,047	27%	$2,435,879	27%

The components of deferred income taxes included in the consolidated financial statements were as follows:

	December 31,
	2016	2015
Deferred tax assets:
Allowance for loan losses	$2,897,479	$2,516,669
Net operating loss carryover	2,315,140	2,426,903
Other real estate	272,598	275,530
Unrealized loss on available-for-sale securities	642,629	-
Other	1,219,682	1,194,345
	7,347,528	6,413,447

Deferred tax liabilities:
Securities	(115,737)	(112,050)
Premises and equipment	(449,136)	(554,103)
Unrealized gain on available-for-sale securities	-	(560,791)
Core deposit intangible	(231,845)	(149,109)
Goodwill	(1,228,960)	(929,316)
	(2,025,678)	(2,305,369)
Net deferred tax asset, included in other assets	$5,321,850	$4,108,078

With the acquisition of Wiggins in 2006, Baldwin in 2013, and Bay in 2014, the Company assumed federal tax net operating loss carryovers. These net operating losses are available to the Company and expire as follows:

Years	Amounts
2017-2018	$1,011,522
2019	350,928
2020-2032	3,865,563
2033	235,743
2034	101,560
$5,565,316

The Company follows the guidance of ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2016, the Company had no uncertain tax positions that it believes should be recognized in the financial statements. The tax years still subject to examination by taxing authorities are years subsequent to 2012. In February 2017, the Company was notified that its federal income tax return for 2014 is to be examined by the Internal Revenue Service.

NOTE L - EMPLOYEE BENEFITS

The Company and its subsidiary bank provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of six percent or less, the Company and its subsidiary bank provide a 50% matching contribution. Contributions totaled $339,200 in 2016, $287,055 in 2015 and $255,716 in 2014.

The Company sponsors an Employee Stock Ownership Plan (ESOP) for employees who have completed one year of service for the Company and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are at the discretion of the Board of Directors. At December 31, 2016, the ESOP held 5,771 shares of Company common stock and had no debt obligation. All shares held by the plan were considered outstanding for net income per share purposes. Total ESOP expense was $5,346 for 2016, $25,506 for 2015 and $26,267 for 2014.

In 2014, the Company established a Supplemental Executive Retirement Plan (“SERP”) for three active key executives. During 2016, the Company established a SERP for 8 additional active key executives. Pursuant to the SERP, these officers are entitled to receive 180 equal monthly payments commencing at the later of obtaining age 65 or separation from service. The costs of such benefits, assuming a retirement date at age 65, will be accrued by the Company at such retirement date. The Company accrued to expense $194,164 for 2016 and $88,992 for 2015 and $0 for 2014 for future benefits payable under the SERP. The SERP is an unfunded plan and is considered a general contractual obligation of the Company.

NOTE M - STOCK PLANS

In 2007, the Company adopted the 2007 Stock Incentive Plan.  The 2007 Plan provided for the issuance of up to 315,000 shares of Company Common Stock, $1.00 par value per share.  In 2015, the Company adopted an amendment to the 2007 Stock Incentive Plan which provided for the issuance of an additional 300,000 shares of Company Common Stock, $1.00 par value per share, for a total of 615,000 shares. Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.  During the year ended December 31, 2014, 67,627 nonvested restricted stock awards were granted under the Plan. During the year ended December 31, 2015, 69,327 nonvested restricted stock awards were granted under the Plan. During the year ended December 31, 2016, 61,247 nonvested restricted stock awards were granted under the Plan and no stock awards were forfeited due to separation. During 2016, 9,895 shares were repurchased for payment of taxes. During 2015, 6,324 shares were repurchased and during 2014, 5,981 shares were repurchased for payment of taxes. The weighted average grant-date fair value for these shares was $17.16 per share. Compensation costs in the amount of $772,311 was recognized for the year ended December 31, 2016, $721,124 was recognized for the year ended December 31, 2015 and $617,779 for the year ended December 31, 2014. Shares of restricted stock granted to employees under this stock plan are subject to restrictions as to the vesting period. The restricted stock award becomes 100% vested on the earliest of 1) the three or five year vesting period provided the Grantee has not incurred a termination of employment prior to that date, 2) the Grantee’s retirement, or 3) the Grantee’s death. During this period, the holder is entitled to full voting rights and dividends, which are held until vested. As of December 31, 2016, there was approximately $1,543,897 of unrecognized compensation cost related to this Plan. The cost is expected to be recognized over the remaining term of the vesting period (approximately 4 years).

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

NOTE O - TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2016, 2015, and 2014.

NOTE P - RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank makes loans to its directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. Such loans amounted to approximately $15,788,000 and $7,957,000 at December 31, 2016 and 2015, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2016, is summarized as follows (in thousands):

Loans outstanding at beginning of year	$7,957
New loans	9,311
Repayments	(1,480)
Loans outstanding at end of year	$15,788

NOTE Q - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The subsidiary bank had outstanding letters of credit of $1,742,000 and $1,135,000 at December 31, 2016 and 2015, respectively, and had made loan commitments of approximately $220,252,000 and $144,086,000 at December 31, 2016 and 2015, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the two years ended December 31, 2016, nor are any significant losses as a result of these transactions anticipated.

The primary market areas served by the Bank are Forrest, Lamar, Jones, Pearl River, Jackson, Hancock, Stone, and Harrison Counties within South Mississippi, as well as Washington Parish, St. Tammany Parish and East Baton Rouge Parish in Louisiana and Baldwin and Mobile Counties in South Alabama. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2016, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the Bank’s loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

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

The following table presents the Company’s available-for-sale securities that are measured at fair value on a recurring basis and the level within the hierarchy in which the fair value measurements fell as of December 31, 2016 and 2015 (in thousands):

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2016

Obligations of U.S.
Government agencies	$9,045	$-	$9,045	$-
Municipal securities	98,822	-	98,822	-
Mortgage-backed securities	114,289	-	114,289	-
Corporate obligations	20,110	-	17,869	2,241
Other	940	940	-	-
Total	$243,206	$940	$240,025	$2,241

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2015

Obligations of U.S.
Government agencies	$19,611	$-	$19,611	$-
Municipal securities	97,889	-	97,889	-
Mortgage-backed securities	98,925	-	98,925	-
Corporate obligations	22,346	-	19,789	2,557
Other	961	961	-	-
Total	$239,732	$961	$236,214	$2,557

The following is a reconciliation of activity for assets measured at fair value based on significant unobservable (non-market) information.

(In thousands)	Bank-Issued Trust Trust Preferred Securities
	2016	2015	2014
Balance of recurring Level 3 assets at January 1	$2,557	$2,801	$2,798
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Unrealized income (loss) included in comprehensive income	(316)	(244)	3
Balance of recurring Level 3 assets at December 31	$2,241	$2,557	$2,801

The following table presents quantitative information about recurring Level 3 fair value measurements (in thousands):

Trust Preferred Securities	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs
December 31, 2016	$2,241	Discounted cash flow	Discount rate	1.50% - 3.34%
December 31, 2015	$2,557	Discounted cash flow	Discount rate	1.08% - 2.77%
December 31, 2014	$2,801	Discounted cash flow	Discount rate	.79% - 2.49%

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

Other Real Estate Owned

Other real estate owned consists of properties obtained through foreclosure. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Fair value of other real estate owned is based on current independent appraisals. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through other income. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other income. Other real estate owned measured at fair value on a non-recurring basis at December 31, 2016, amounted to $6,007,621. Other real estate owned is classified within Level 2 of the fair value hierarchy.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fell at December 31, 2016 and 2015 (in thousands).

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2016

Impaired loans	$6,128	$-	$6,128	$-
Other real estate owned	6,007	-	6,007	-

December 31, 2015

Impaired loans	$10,127	$-	$10,127	$-
Other real estate owned	3,083	-	3,083	-

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

As of December 31, 2016			Fair Value Measurements
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:
Assets:
Cash and cash equivalents	$62,119	$62,119	$62,119	$-	$-
Securities available-for-sale	243,206	243,206	940	240,025	2,241
Securities held-to-maturity	6,000	7,394	-	7,394	-
Other securities	6,593	6,593	-	6,593	-
Loans, net	865,424	883,161	-	-	883,161
Bank-owned life insurance	21,250	21,250	-	21,250	-

Liabilities:

Noninterest-bearing deposits	$202,478	$202,478	$-	$202,478	$-
Interest-bearing deposits	836,713	835,658	-	835,658	-
Subordinated debentures	10,310	10,310	-	-	10,310
FHLB and other borrowings	69,000	69,000	-	69,000	-

As of December 31, 2015			Fair Value Measurements
	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Instruments:
Assets:
Cash and cash equivalents	$41,259	$41,259	$41,259	$-	$-
Securities available-for-sale	239,732	239,732	961	236,214	2,557
Securities held-to-maturity	7,092	8,548	-	8,548	-
Other securities	8,135	8,135	-	8,135	-
Loans, net	769,742	784,113	-	-	784,113
Bank-owned life insurance	14,872	14,872	-	14,872	-

Liabilities:
Noninterest-bearing deposits	$189,445	$189,445	$-	$189,445	$-
Interest-bearing deposits	727,250	726,441	-	726,441	-
Subordinated debentures	10,310	10,310	-	-	10,310
FHLB and other borrowings	110,321	110,321	-	110,321	-

NOTE S - PREFERRED STOCK

Pursuant to the terms of a letter agreement between the Company and the United States Department of the Treasury (“Treasury”), the Company issued 17,123 CDCI Preferred Shares.

The Letter Agreement contains limitations on the payment of dividends on the common stock to no more than 100% of the aggregate per share dividend and distributions for the immediate prior fiscal year (dividends were declared and paid in 2011 through 2016) and on the Company’s ability to repurchase its common stock in the event of a non-payment of our dividend, and continues to subject the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (EESA), as previously disclosed by the Company. The CDCI Preferred Shares entitle the holder to an annual dividend of 2% for 8 years of the liquidation value of the shares, payable quarterly in arrears.

On May 13, 2015, The First Bancshares, Inc. (the “Company”) entered into a Letter Agreement, including Schedule A thereto (the “Letter Agreement”), with the United States Department of the Treasury (“Treasury”), pursuant to which the Company redeemed the Warrant to purchase up to 54,705 shares of the Company’s common stock, no par value per share (the “Common Stock”) issued to Treasury on February 6, 2009 under the Capital Purchase Program. In connection with this redemption, on May 13, 2015, the Company paid Treasury an aggregate redemption price of $302,410.

On December 6, 2016, the Company repurchased all 17,123 shares of its CDCI Preferred Shares at fair market value $15,925,000, which equated to a discount of 7% to par, or $1,198,000.

On October 14, 2016, the Company issued 3,563,380 shares of Series E Convertible Preferred Stock at $17.75 per share in a private placement offering and received approximately $59,744,000 in net proceeds after offering expenses of $3,506,000. The net proceeds from this private placement were used to finance the Iberville Bank acquisition and pay related expenses, to support our capital ratios in connection with the Iberville Bank acquisition and Gulf Coast Community Bank acquisition, and for general corporate purposes. See Note T – Subsequent Events. All 3,563,380 shares of the Series E Convertible Preferred Stock were converted into 3,563,380 shares of common stock on December 30, 2016, following shareholder approval. Dividends were declared and paid on the Series E Convertible Preferred Stock.

NOTE T – SUBSEQUENT EVENTS

Acquisitions

Iberville Bank

On January 1, 2017, the Company completed its acquisition of 100% of the common stock of Iberville Bank, Plaquemine, Louisiana from A. Wilbert’s Sons Lumber and Shingle Co. (“Iberville Parent”), and immediately thereafter merged Iberville Bank with and into The First. The Company paid a total of $31.1 million in cash. Approximately $2.5 million of the purchase price is being held in escrow as contingency for flood-related losses in the loan portfolio that may be incurred due to recent flooding in Iberville Bank’s market area. At December 31, 2016, Iberville Bank had $269.4 in total assets, $147.3 million in net loans, $243.6 million in deposits and $22.4 million in stockholders’ equity.

In connection with the acquisition, the Company expects to record approximately $4.2 million of goodwill and $3.2 million of core deposit intangible. The core deposit intangible is to be expensed over 10 years.

The Company acquired the $149.4 million loan portfolio at an estimated fair value discount of $.9 million. The discount represents expected credit losses, adjusted for market interest rates and liquidity adjustments.

Expenses associated with the acquisition were $193,000 for the twelve month period ended December 31, 2016. These costs included charges associated with due diligence as well as legal and consulting expenses, which have been expensed as incurred.

The following unaudited pro-forma financial information for the year ended December 31, 2016, gives effect to the Iberville acquisition as if the acquisition had occurred on January 1, 2016. The pro-forma financial information is not necessarily indicative of the results of operations had the acquisition been effective as of this date.

(Dollars in thousands)

Pro-Forma
December 31, 2016
(unaudited)

Net interest income	$49,639
Non-interest income	13,461
Total revenue	63,100
Income before income taxes	$15,171

Supplemental pro-forma earnings for 2016 were adjusted to exclude acquisition costs incurred during 2016.

Gulf Coast Community Bank

Also on January 1, 2017, the Company completed the merger of Gulf Coast Community Bank, Pensacola, Florida, with and into The First. The Company issued to Gulf Coast Community Bank’s shareholders shares of the Company’s common stock which, for purposes of the Gulf Coast acquisition, were valued through averaging the trading price of the Company’s common stock price over a 30 day trading period ending on the fifth business day prior to the closing of the Gulf Coast acquisition. The consideration for the Gulf Coast Acquisition was approximately $2.3 million. As of December 31, 2016, Gulf Coast had total assets of approximately $121.9 million, $88.1 million in net loans and deposits of approximately $111.9 million.

In connection with the acquisition, the Company expects to record approximately $1.7 million of goodwill and $.8 million of core deposit intangible. The core deposit intangible is to be expensed over 10 years.

The Company acquired the $91.0 million loan portfolio at a fair value discount of approximately $2.2 million. The discount represents expected credit losses, adjusted for market interest rates and liquidity adjustments.

Expenses associated with the acquisition were $328,000 for the twelve month period ended December 31, 2016. These costs included charges associated with due diligence, as well as legal and consulting expenses, which have been expensed as incurred.

The acquisition of Gulf Coast Community Bank is not considered significant.

The acquisition of both Iberville Bank and Gulf Coast Community Bank is an effort to expand the Company’s market presence and enhance shareholder value.

NOTE U - PARENT COMPANY FINANCIAL INFORMATION

The balance sheets, statements of income and cash flows for The First Bancshares, Inc. (parent company only) follow.

Condensed Balance Sheets

	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$69,158	$213,621
Investment in subsidiary bank	179,541,693	112,943,885
Investments in statutory trusts	310,000	310,000
Other	1,112,514	686,409
	$181,033,365	$114,153,915
Liabilities and Stockholders’ Equity:
Subordinated debentures	$10,310,000	$10,310,000
Advances from First Tennessee Bank	16,000,000	-
Other	196,658	407,825
Stockholders’ equity	154,526,707	103,436,090
	$181,033,365	$114,153,915

Condensed Statements of Income

	Years Ended December 31,
	2016	2015	2014
Income:
Interest and dividends	$6,680	$5,573	$5,453
Dividend income	2,875,000	1,650,000	5,109,668
Other	-	-	364,719
	2,881,680	1,655,573	5,479,840
Expenses:
Interest on borrowed funds	222,152	185,351	181,330
Legal	910,214	295,637	504,130
Other	1,240,863	833,502	752,027
	2,373,229	1,314,490	1,437,487
Income before income taxes and equity in undistributed income of subsidiary	508,451	341,083	4,042,353
Income tax benefit	835,757	487,853	296,388
Income before equity in undistributed income of subsidiary	1,344,208	828,936	4,338,741
Equity in undistributed income of subsidiary	8,774,479	7,969,766	2,274,955

Net income	$10,118,687	$8,798,702	$6,613,696

Condensed Statements of Cash Flows

	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income	$10,118,687	$8,798,702	$6,613,696
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed income of subsidiary	(8,774,479)	(7,969,766)	(2,274,955)
Restricted stock expense	772,311	721,124	617,779
Gain on sale of assets	-	-	(364,719)
Other, net	(669,047)	151,251	689,740
Net cash provided by operating activities	1,447,472	1,701,311	5,281,541

Cash flows from investing activities:
Investment in subsidiary bank	(60,000,000)	-	-
Outlays for acquisitions	-	(35,709)	(4,034,668)
Net cash used in investing activities	(60,000,000)	(35,709)	(4,034,668)

Cash flows from financing activities:
Dividends paid on common stock	(782,936)	(778,428)	(763,488)
Dividends paid on preferred stock	(452,305)	(342,460)	(342,460)
Repurchase of restricted stock for payment of taxes	(176,112)	(92,390)	(85,532)
Repurchase of warrants	-	(302,410)	-
Net proceeds from issuance of 3,563,380 shares	59,744,418	-	-
Repayment of CDCI Preferred Shares	(15,925,000)	-	-
Proceeds of borrowed funds	16,000,000	-	-
Net cash provided by (used in) financing activities	58,408,065	(1,515,688)	(1,191,480)

Net increase (decrease) in cash and cash equivalents	(144,463)	149,914	55,393
Cash and cash equivalents at beginning of year	213,621	63,707	8,314

Cash and cash equivalents at end of year	$69,158	$213,621	$63,707

NOTE V - OPERATING SEGMENTS

The Company is considered to have three principal business segments in 2016, 2015, and 2014, the Commercial/Retail Bank, the Mortgage Banking Division, and the Holding Company. (Dollars in thousands)

	Year Ended December 31, 2016
	Commercial/	Mortgage
	Retail	Banking	Holding
	Bank	Division	Company	Total

Interest income	$43,785	$812	$7	$44,604
Interest expense	3,679	414	222	4,315
Net interest income (loss)	40,106	398	(215)	40,289
Provision (credit) for loan losses	667	(42)	-	625
Net interest income (loss) after provision for loan losses	39,439	440	(215)	39,664
Non-interest income	6,989	4,258	-	11,247
Non-interest expense	31,369	3,342	2,151	36,862

Income (loss) before income taxes	15,059	1,356	(2,366)	14,049
Income tax (benefit) expense	4,386	380	(836)	3,930
Net income (loss)	$10,673	$976	$(1,530)	$10,119

Total Assets	$1,254,476	$21,400	$1,491	$1,277,367
Net Loans	851,947	13,477	-	865,424

	Year Ended December 31, 2015
	Commercial/	Mortgage
	Retail	Banking	Holding
	Bank	Division	Company	Total

Interest income	$39,422	$774	$6	$40,202
Interest expense	2,727	296	185	3,208
Net interest income (loss)	36,695	478	(179)	36,994
Provision for loan losses	410	-	-	410
Net interest income (loss) after provision for loan losses	36,285	478	(179)	36,584
Non-interest income	6,513	1,075	-	7,588
Non-interest expense	29,786	1,245	1,129	32,160
Income (loss) before income taxes	13,012	308	(1,308)	12,012
Income tax (benefit) expense	3,618	82	(487)	3,213
Net income (loss)	$9,394	$226	$(821)	$8,799

Total Assets	$1,123,240	$20,681	$1,210	$1,145,131
Net Loans	755,077	14,665	-	769,742

	Year Ended December 31, 2014
	Commercial/	Mortgage
	Retail	Banking	Holding
	Bank	Division	Company	Total

Interest income	$35,506	$860	$5	$36,371
Interest expense	2,482	310	181	2,973
Net interest income (loss)	33,024	550	(176)	33,398
Provision for loan losses	1,401	17	-	1,418
Net interest income (loss) after provision for loan losses	31,623	533	(176)	31,980
Non-interest income	5,986	1,452	365	7,803
Non-interest expense	28,034	1,443	1,256	30,733
Income (loss) before income taxes	9,575	542	(1,067)	9,050
Income tax (benefit) expense	2,586	146	(296)	2,436
Net income (loss)	$6,989	$396	$(771)	$6,614

Total Assets	$1,075,439	$17,147	$1,182	$1,093,768
Net Loans	685,563	14,977	-	700,540

NOTE W - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31
	(In thousands, except per share amounts)

2016
Total interest income	$10,596	$10,871	$11,269	$11,868
Total interest expense	922	1,016	1,202	1,176
Net interest income	9,674	9,855	10,067	10,692
Provision for loan losses	190	204	143	88
Net interest income after provision for loan losses	9,484	9,651	9,924	10,604
Total non-interest income	2,484	2,961	3,099	2,705
Total non-interest expense	8,395	8,921	9,416	10,132
Income tax expense	969	1,042	1,049	870
Net income	2,604	2,649	2,558	2,307
Preferred dividends	85	86	86	195
Net income applicable to common stockholders	$2,519	$2,563	$2,472	$2,112
Per common share:
Net income, basic	$.47	$.47	$.46	$.39
Net income, diluted	.46	.47	.45	.26
Cash dividends declared	.0375	.0375	.0375	.0375

2015
Total interest income	$9,683	$10,022	$10,080	$10,417
Total interest expense	804	806	793	804
Net interest income	8,879	9,216	9,287	9,613
Provision for loan losses	150	-	250	10
Net interest income after provision for loan losses	8,729	9,216	9,037	9,603
Total non-interest income	1,850	1,854	1,982	1,903
Total non-interest expense	7,818	8,092	7,977	8,275
Income tax expense	732	793	815	873
Net income	2,029	2,185	2,227	2,358
Preferred dividends	85	86	86	85
Net income applicable to common stockholders	$1,944	$2,099	$2,141	$2,273
Per common share:
Net income, basic	$.36	$.39	$.40	$.42
Net income, diluted	.36	.39	.39	.42
Cash dividends declared	.0375	.0375	.0375	.0375

2014
Total interest income	$8,447	$8,574	$9,688	$9,662
Total interest expense	623	726	833	791
Net interest income	7,824	7,848	8,855	8,871
Provision for loan losses	358	277	631	152
Net interest income after provision for loan losses	7,466	7,571	8,224	8,719
Total non-interest income	1,672	2,055	2,021	2,055
Total non-interest expense	7,227	7,384	8,071	8,051
Income tax expense	484	629	641	682
Net income	1,427	1,613	1,533	2,041
Preferred dividends and stock accretion	106	86	85	86
Net income applicable to common stockholders	$1,321	$1,527	$1,448	$1,955
Per common share:
Net income, basic	$.26	$.30	$.27	$.37
Net income, diluted	.25	.29	.27	.36
Cash dividends declared	.0375	.0375	.0375	.0375